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As Filed With the Securities and Exchange Commission on April 30, 2004

Registration No. 333-112608

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 to FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELEGLOBE INTERNATIONAL HOLDINGS LTD
(formerly known as Teleglobe Bermuda Holdings Ltd)
 (Exact Name of Registrant as Specified in its Charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Code Number)	98-0417192 (I.R.S. Employer Identification Number)

Gerald Porter Strong
Chief Executive Officer
Teleglobe International Holdings Ltd
P.O. Box HM 1154
10 Queen Street
Hamilton HM EX, Bermuda
Tel: (441) 296-4856
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies To:
Stuart D. Freedman, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 (212) 756-2000	Theodore M. Weitz, Esq. ITXC Corp. 750 College Road East Princeton, NJ 08540 (609) 750-3333	Peter H. Ehrenberg, Esq. Anthony O. Pergola, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068 (973) 597-2500

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger (the "Merger") of Registrant and ITXC Corp. ("ITXC") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") described in the enclosed proxy statement/prospectus.

        If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Teleglobe International Holdings Ltd	ITXC Corp.

      , 2004

Dear ITXC Stockholder:

        As more fully described below, the boards of directors of ITXC Corp. and Teleglobe Bermuda Holdings Ltd, formerly known as Teleglobe International Holdings Ltd, have each approved the acquisition of ITXC by New Teleglobe.

        Upon satisfaction of various conditions described in the merger agreement, New Teleglobe will acquire ITXC through a merger. In the merger, stockholders of ITXC will be entitled to receive approximately 0.25 common shares of New Teleglobe for each share of common stock of ITXC they own, subject to certain adjustments. ITXC stockholders will own, in the aggregate, approximately 27.75% of the outstanding common shares of New Teleglobe as of the effective time of the merger.

        Your board of directors is giving this proxy statement/prospectus to you to solicit your proxy to vote for adoption of the merger agreement. A special meeting of the stockholders of ITXC to adopt the merger agreement will be held at the offices of Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey 07068 on May 28, 2004 at 9:00 a.m. local time. In order to complete the merger, we must obtain the approval of the stockholders of ITXC. The merger agreement is described in detail in and is attached to this document.

        ITXC common stock is listed on NASDAQ under the symbol "ITXC." New Teleglobe is and will continue to be a private company prior to the merger but will become a public company immediately upon consummation of the merger. It is a condition to closing the merger that those common shares of New Teleglobe to be received by stockholders of ITXC in connection with the merger be quoted or listed on NASDAQ or another U.S. national securities exchange. New Teleglobe has received approval, contingent upon its satisfaction of NASDAQ's minimum bid price requirement for initial listing, to list the common shares to be issued in the merger under the symbol "TLGB".

        The board of directors of ITXC unanimously recommends that ITXC stockholders vote "FOR" adoption of the merger agreement.

        This document forms New Teleglobe's prospectus and ITXC's proxy statement relating to New Teleglobe's offer of its common shares to ITXC stockholders in the merger. New Teleglobe is registering 13,069,016 common shares which represents the maximum number of common shares that may be issued in the merger, calculated after the application of the exchange ratio of 0.25 New Teleglobe common shares per share of ITXC common stock, as the sum of 10,800,000 common shares to be issued to ITXC stockholders in connection with the merger, 219,942 common shares underlying existing ITXC warrants to be assumed by New Teleglobe pursuant to the merger and 2,049,074 common shares reserved for issuance upon the exercise of ITXC stock options to be assumed by New Teleglobe pursuant to the merger and other ITXC stock rights exercised prior to the merger. This document provides you with detailed information about the merger. We encourage you to read this entire document carefully. In particular, see the section entitled "Risk Factors" beginning on page 16 of this document for a discussion of risks associated with the merger and risks associated with New Teleglobe if the merger is consummated.

Very truly yours,
ITXC Corp.	Teleglobe International Holdings Ltd
Tom Evslin Chairman of the Board of Directors Chief Executive Officer and President	Liam Strong President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any securities commission or similar authority of any state or jurisdiction has approved or disapproved the New Teleglobe common shares to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated      , 2004, and is first being mailed to ITXC stockholders on or about      , 2004.

ITXC CORP.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2004

To the Stockholders of ITXC Corp.:

        We will hold a special meeting of stockholders of ITXC Corp. at the offices of Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey 07068, on May 28, 2004, at 9:00 a.m., local time, for the purposes of considering and voting on the following matters, as described in the accompanying proxy statement/prospectus.

        1.     The adoption of the merger agreement dated as of November 4, 2003, as amended, by and among ITXC, Teleglobe Bermuda Holdings Ltd (formerly known as Teleglobe International Holdings Ltd), by joinder agreement effective upon consummation of a transaction referred to in the accompanying proxy statement/prospectus as the "Contribution", New Teleglobe, and a separate wholly owned merger subsidiary of New Teleglobe, pursuant to which the merger subsidiary of New Teleglobe will be merged with and into ITXC and all of the outstanding shares of common stock of ITXC will be converted into the right to receive a number of New Teleglobe common shares and the outstanding options and warrants to purchase ITXC common stock will be converted into rights to receive options or warrants, as the case may be, to purchase New Teleglobe common shares, in each case based on the exchange ratio defined in the merger agreement.

        2.     Any such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        Holders of record of ITXC common stock at the close of business on March 31, 2004 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

        Your vote is important. The merger cannot be completed unless the holders of a majority of the outstanding shares of ITXC common stock entitled to vote adopt the merger agreement. If you fail to vote or if you abstain, it will have the same effect as a vote against the adoption of the merger agreement. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

        You should not send stock certificates with your proxies. A transmittal letter for your stock will be sent to you by the exchange agent after the merger.

By Order of the Board of Directors,

Theodore M. Weitz,
Secretary

Princeton, New Jersey
                , 2004

i

MATERIAL TERMS OF THE MERGER AGREEMENT	67
General	67
Closing; Effective Time	67
Certificate of Incorporation; Bylaws; Directors and Officers of ITXC after the Merger	67
Conversion of ITXC Common Stock in the Merger	67
No Fractional Shares	68
Procedures for Exchange of Certificates	68
Stock Options; Warrants	69
Representations and Warranties	70
Conduct of the Business Prior to the Merger	72
No Solicitation	75
Employee Benefits	76
Additional Agreements	77
Conditions to Completion of the Merger	79
Termination of the Merger Agreement	81
Payment of Fees and Expenses	82
Amendments, Extensions, Waivers and Entire Agreement	83
OTHER AGREEMENTS	84
The Voting Agreement	84
The Note Purchase Agreement	85
Contingent Waiver of Registration Rights	86
INFORMATION ABOUT THE COMBINED COMPANY	87
Overview	87
Strengths	88
Combined Company Strategy	89
Industry Overview	90
INFORMATION ABOUT TELEGLOBE	95
Our History	95
Network	96
Teleglobe Service Offerings	100
Carrier Relations and Distribution Arrangements	103
Customers	104
Competition	105
Properties	106
Trademarks and Service Marks	106
Regulation	106
Employees	112
Legal Proceedings	112
INFORMATION ABOUT ITXC	113
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	114
Teleglobe's Acquisition of the Acquired Businesses from Consolidated Old Teleglobe	114
Teleglobe's Acquisition of ITXC Pursuant to the Merger	117
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TELEGLOBE	128

MANAGEMENT OF NEW TELEGLOBE FOLLOWING THE MERGER AND OTHER INFORMATION	148
Board Composition	150
Board Committees	151
Compensation Committee Interlocks and Insider Participation	151
Director Compensation	151
Executive Compensation	152
Employment Agreements	153
2004 Equity Plan	158
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	159
CERTAIN TRANSACTIONS	160
Share Purchase Agreements	160
Secured Promissory Note	161
Teleglobe Shareholders' Agreement	161
Repayment of Loan	162
Teleglobe Repurchase	162
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	163
DESCRIPTION OF NEW TELEGLOBE CAPITAL STOCK	165
General	165
Share Capital	165
Common Shares	165
Undesignated Shares	165
Dividend Rights	166
Variation of Rights	166
Transfer of Shares	166
Meetings of Shareholders	166
Access to Books and Records and Dissemination of Information	166
Election and Removal of Directors	167
Proceedings of Board of Directors	167
Amendment of Memorandum of Association and Bye-laws	168
Amalgamations and Future Business Combinations	168
Shareholder Suits	168
Capitalization of Profits and Reserves	169
Registrar or Transfer Agent	169
Untraced Shareholders	169
Certain Provisions of Bermuda Law	169
COMPARISON OF STOCKHOLDER RIGHTS	170
LEGAL MATTERS	182
EXPERTS	182
STOCKHOLDER PROPOSALS	182
WHERE YOU CAN FIND MORE INFORMATION	182
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	183

INDEX TO TELEGLOBE FINANCIAL STATEMENTS	F-1
APPENDIX A	—	AGREEMENT AND PLAN OF MERGER
APPENDIX A-1	—	FORM OF JOINDER AGREEMENT
APPENDIX A-2	—	AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
APPENDIX B	—	OPINION OF MORGAN STANLEY & CO. INCORPORATED
APPENDIX C	—	VOTING AGREEMENT
APPENDIX D	—	COMMITMENT LETTER
APPENDIX E	—	CONTINGENT WAIVER OF RIGHTS UNDER THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
APPENDIX F-1	—	FORM OF NOTE PURCHASE AGREEMENT

TRADEMARKS AND TRADE NAMES

        Many of ITXC's and Teleglobe's product/service names referred to herein are trademarks, service marks or trade names of ITXC, Teleglobe or their subsidiaries. This document also includes references to trademarks and tradenames of other companies.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        Q:    What should I do now?

        A:    Please carefully read and consider the information contained in this document. If you are currently an ITXC stockholder, please complete, sign, and mail your proxy card in the enclosed postage-prepaid return envelope as soon as possible so that your shares of ITXC common stock may be represented at the special meeting. In order to ensure that your shares are voted, please give your proxy in accordance with the instructions on your proxy card even if you currently plan to attend the special meeting and vote in person. For a more complete description of the voting procedures, see the section entitled "ITXC Special Meeting—Proxies" on page 36.

        Q:    What if I do not vote?

        A:    If you do not submit a proxy or instruct your broker to vote your shares, and you do not vote in person at the special meeting, the effect will be the same as if you voted "AGAINST" the adoption of the merger agreement.

        Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

        A:    Your broker will not be able to vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

        Q:    Can I change my vote or election after I have delivered my proxy or election?

        A:    Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods and you are a holder of record, you must submit your notice of revocation or your new proxy to the Secretary of ITXC before the special meeting. However, if your shares are held in a street name account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, or if your shares are held in street name and you receive a valid proxy from your broker, you can attend the special meeting and vote in person.

        Q:    What consideration will I be entitled to receive for my shares of ITXC common stock?

        A:    If you are an ITXC stockholder, upon completion of the merger each of your shares of ITXC common stock will be converted into the right to receive approximately 0.25 common shares of a newly formed direct wholly owned subsidiary of Teleglobe that holds all of Teleglobe's business, assets and liabilities as a result of the Contribution. We refer to this company as "New Teleglobe". New Teleglobe's common shares are not currently traded, and therefore there is no public market to determine their fair market value today. Unlike an initial public offering of shares in which the initial offering price is set by the issuer of the shares, the parties to the merger will not set a value for the New Teleglobe shares. The price at which New Teleglobe's common shares will trade after the merger is unknown. The value of those common shares will be determined by the public market on which they will be traded. See "Risk Factors—Value of our common shares is unknown." For a description of the rights of New Teleglobe common shareholders, see "Description of New Teleglobe Capital Stock" on page 165.

        Q:    Should I send in my ITXC stock certificates now?

        A:    No. If the merger is approved, then after its completion, an exchange agent on behalf of New Teleglobe will send instructions to ITXC stockholders whose shares were converted in the merger. These instructions will explain how to exchange your ITXC stock certificates for the appropriate New Teleglobe stock certificates. Existing New Teleglobe shareholders will continue to own their New Teleglobe common shares after the merger and should continue to hold their share certificates.

        Q:    Who can help answer my questions?

        A:    If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy cards or voting instructions, you should contact ITXC's proxy solicitation agent, Morrow & Co., Inc. via phone at 800-607-0088 or via email at itxc.info@morrowco.com.

SUMMARY

        This brief summary does not contain all of the information that is important to you. To fully understand the merger, you should carefully read this entire document and the other documents to which this document refers. See "Where You Can Find More Information" on page 182.

The Companies (Pages 87, 95 and 113)

  Teleglobe

        Teleglobe is a leading provider of international voice, data, Internet and wireless roaming services. Teleglobe owns and operates one of the world's most extensive global telecommunications networks, providing reach to over 240 countries and territories with advanced data capabilities. Teleglobe has 272 direct and bilateral relations, has ownership interests in over 100 subsea and terrestrial cable systems and is one of the largest providers of satellite capacity connecting to the Internet.

        Teleglobe Bermuda Holdings Ltd (formerly known as Teleglobe International Holdings Ltd) maintains its principal executive offices at P.O. Box HM 1154, 10 Queen Street, Hamilton HM EX, Bermuda and the telephone number at such office is (441) 296-4856. In this proxy statement/prospectus, unless otherwise indicated, "Teleglobe," "we," "us," and "our" refer to Teleglobe Bermuda Holdings Ltd and its subsidiaries, including New Teleglobe.

        We offer a broad portfolio of services that take advantage of our network, our infrastructure and our substantial long-standing customer relationships. Our service offering consists of transport services and value-added services for fully integrated voice and data services. Our key service offerings include voice transport services such as International Switched Transit, Virtual Transit, Premium Virtual Transit and VoIP services, data transport services such as IP Transit, DVB/IP Satellite Access, International Private Leased Circuits, Hard Patched Transit, Broadcast and Indefeasible Rights of Use and value added services such as Mobile Global Roaming and Signaling, Network Management, Multi-Point Access, International Toll-Free and Inbound Collect.

  New Teleglobe

        On February 3, 2004, Teleglobe formed Teleglobe International Holdings Ltd (formerly known as Teleglobe Bermuda Holdings Ltd), a new Bermuda company, which we refer to as New Teleglobe.

        Upon the consummation of the contribution of Teleglobe's assets to New Teleglobe prior to the merger, New Teleglobe will replace Teleglobe as the new parent company of all of the existing subsidiaries of Teleglobe. See "Summary—The Merger" and "Material Terms of the Merger Agreement" on pages 3 and 67.

        For additional information about Teleglobe, New Teleglobe and its business, see "Information About Teleglobe" on page 95.

The Combined Company

        The combined company will be one of the world's leading providers of international telecommunications services, including voice, data, value-added and mobile services. The combined company will continue to focus on the wholesale market, serving as a carriers' carrier to communication service providers that offer voice, mobile, Internet and value-added services in the consumer and enterprise markets. On a pro forma basis, as reported by industry sources, the combined company will be the third largest international long distance carrier in the world based on minutes of international calling.

        The combined company will merge its broad range of wholesale telecommunications services with ITXC's high-quality Voice over IP technology. The combined company will serve over 1,200 customers,

many of them long-standing partners. The combined company's leading customers by revenue on a pro forma basis for the twelve months ended December 31, 2003 include: Bell Canada, MCI LTD (MCI), IDT Corporation (IDT), TelcoGroup Inc. (TelcoGroup), and Verizon Communications Inc. (Verizon).

Other Transactions (Page 66)

        New Teleglobe will acquire ITXC, a leading global provider of high-quality wholesale voice and fax telecommunications services, through a merger. Prior to or, as specified, contemporaneously with, the consummation of the merger, a number of actions will be taken to restructure Teleglobe, including:

  •
  the repurchase from Cerberus of all of Teleglobe's Class A preferred shares in the amount of approximately $104 million pursuant to an exchange of such shares for intercompany notes;

  •
  the borrowing of $100 million from an affiliate of Cerberus pursuant to the issuance of senior notes; and

  •
  the repayment in full of the intercompany notes held by Cerberus as a result of the exchange of the Class A preferred shares.

        For a more complete description of these transactions, referred to in this proxy statement/prospectus as the Exchange, the Cerberus loan and the repayment of the Interco Notes to Cerberus, and other related transactions referred to in this proxy statement/prospectus as the Contribution and the Refinancing, see the section entitled "Other Transactions" on page 66.

        The repurchase of the Teleglobe Preferred Shares is being effectuated through the Exchange and the repayment of the Interco Notes from the proceeds of the Cerberus loan because certain features of the Teleglobe Preferred Shares, such as the lack of a fixed maturity date or fixed amortization schedule, would not have been acceptable to Cerberus once New Teleglobe completed the merger. The repurchase of the Teleglobe Preferred Shares was a condition to Cerberus' willingness to permit Teleglobe to proceed with the merger. The senior notes issued pursuant to the Cerberus loan provide for a fixed four year maturity and a fixed amortization schedule.

The Merger (Page 39)

        If you are an ITXC stockholder, upon completion of the merger, each of your shares of ITXC common stock will be converted into the right to receive approximately 0.25 common shares of New Teleglobe. For a description of the rights of New Teleglobe common shareholders, see "Description of New Teleglobe Capital Stock" on page 165. As a result of the merger ITXC stockholders will own, in the aggregate, approximately 27.75% of the combined company, excluding outstanding options and warrants, and approximately 31.2% of the combined company on a fully diluted basis. Upon completion of the merger ITXC stockholders will collectively own a minority interest in the combined company and, therefore, will not be able to control its policies or appoint a majority of its Board of Directors. Upon completion of the merger, Cerberus will control the combined company through its ownership of a majority of New Teleglobe common shares.

        New Teleglobe's common shares are not currently publicly traded, and therefore there is no public market to determine their fair market value. In addition, the price at which New Teleglobe's common shares will trade after the merger is unknown.

        See "Risk Factors—Risks Factors Relating to New Teleglobe After the Merger" on page 19.

        We have attached the merger agreement and amendment no. 1 to the merger agreement which the parties executed on February 6, 2004, as Appendices A and A-2 to this document, respectively. The merger agreement and the amendment are incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement and the amendment in their entirety. They are the legal documents that govern the merger.

Reasons for the Merger (Page 46)

        ITXC's board of directors believes that the merger will benefit the stockholders of ITXC by combining the strengths of Teleglobe's extensive network infrastructure and bilateral relationships with ITXC's leading edge VoIP technology under the leadership of an experienced management team. The board believes that the merger will benefit the stockholders of ITXC by enabling the merged company to deliver to its carrier customers a broad range of services designed for the wholesale market while improving operational efficiency using ITXC's advanced applications and that the merger will put us in a better position to take advantage of the opportunities afforded by the wider adoption of VoIP technology and to develop value added services. For more detailed information on ITXC's reasons for the merger, see "The Merger—Recommendation of the ITXC Board of Directors; ITXC's Reasons for the Merger."

Recommendation to ITXC Stockholders (Page 46)

        After careful consideration, the board of directors of ITXC unanimously recommends that ITXC stockholders vote "FOR" adoption of the merger agreement. The ITXC board of directors believes that the merger agreement is in the best interests of ITXC's stockholders. For a more complete description of the recommendation of the ITXC board of directors, see the section entitled "The Merger—Recommendation of the ITXC Board of Directors; ITXC's Reasons for the Merger" on page 46.

ITXC Special Meeting (Page 36)

        ITXC will hold a special meeting on May 28, 2004 at 9:00 a.m., local time, at the offices of Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey 07068, telephone: (973) 597-2500. At the special meeting, ITXC will ask its stockholders to consider and vote upon a proposal to adopt the merger agreement and to consider any other matters that may properly come before the special meeting.

        You may vote at the ITXC special meeting if you owned ITXC common stock at the close of business on March 31, 2004. On that date, there were 43,441,998 shares of ITXC common stock outstanding and entitled to vote. You may cast one vote for each share of ITXC common stock that you owned on that date. In order to adopt the merger agreement, the holders of a majority of the outstanding shares of ITXC common stock entitled to vote as of March 31, 2004 must vote in favor of adopting the merger agreement.

        Your vote is important, regardless of the number of shares you own. If you fail to vote or if you abstain, it will have the same effect as a vote "AGAINST" the adoption of the merger agreement. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, please complete and return the enclosed proxy card in accordance with the procedures set forth in the section entitled "ITXC Special Meeting—Proxies." You may also cast your vote in person at the special meeting even if you have previously signed a proxy. Please do not send stock certificates at this time.

        Certain affiliates, significant stockholders and related parties of ITXC beneficially owning approximately 21% of the outstanding shares of ITXC common stock as of November 4, 2003 have agreed to vote to adopt the merger agreement pursuant to the voting agreement attached as Appendix C to this document. See "Other Agreements—The Voting Agreement" on page 84. No other director, officer or affiliate of ITXC has indicated the intention to vote either for or against the adoption of the merger agreement.

Price Range of Common Stock and Dividends (Page 163)

        On November 3, 2003 the last trading day before we announced the merger, the closing price for ITXC common stock on The Nasdaq National Market, or NASDAQ, was $3.21. On April 26, 2004, ITXC common stock closed at $2.72 per share.

        The market value of the New Teleglobe common shares that will be issued to ITXC stockholders at the completion of the merger will not be known when the ITXC stockholders meet to vote on the merger agreement because there is no established trading market for common shares of New Teleglobe.

        New Teleglobe has received approval, contingent upon its satisfaction of NASDAQ's minimum bid requirement for initial listing, to have the common shares to be issued pursuant to the merger listed on NASDAQ under the symbol "TLGB." See "Risk Factors—Risks Relating to New Teleglobe After the Merger" on page 19.

Conditions to Completion of the Merger (Page 79)

        To complete the merger, a number of conditions must be satisfied by ITXC and/or Teleglobe and New Teleglobe including adoption of the merger agreement by the holders of a majority of the outstanding ITXC stock, listing of New Teleglobe common shares on NASDAQ or another U.S. national securities exchange, accuracy of representations and warranties, compliance with covenants, receipt by ITXC of specified third party consents, consummation of the Contribution, the Cerberus loan, the Exchange and the Refinancing and no event which has resulted or could reasonably be expected to result in a material adverse effect on ITXC or Teleglobe. For a complete list of the conditions to completion of the merger, see "Material Terms of the Merger Agreement—Conditions to Completion of the Merger."

Termination of the Merger Agreement; Payment of Fees and Expenses (Pages 81 and 82)

        The merger agreement may be terminated and abandoned in certain circumstances, including by either Teleglobe or ITXC, if, without the fault of the terminating party, the merger has not been consummated on or before June 21, 2004.

        The merger agreement may also be terminated by Teleglobe if certain circumstances occur, including various actions taken both in connection with a competing offer and in the absence of a competing offer, by the ITXC board of directors that are adverse to Teleglobe in connection with the ITXC board's recommendation with respect to the merger agreement or the merger, a failure to comply in any material respect with the non-solicitation of transactions provisions in the merger agreement and certain breaches by ITXC of representations, warranties or covenants contained in the merger agreement. Furthermore, the merger agreement may be terminated by ITXC if certain circumstances occur, including certain breaches by Teleglobe or the merger subsidiary of representations, warranties or covenants contained in the merger agreement or acceptance by ITXC of a superior proposal provided certain conditions have been met. For a more detailed description of the various termination rights of the parties to the merger agreement, see "Material Terms of the Merger Agreement—Termination of the Merger Agreement" on page 81.

        ITXC has agreed to pay Teleglobe a termination fee of $3.75 million in the event that the merger agreement is terminated under specified circumstances. See "Material Terms of the Merger Agreement—Payment of Fees and Expenses."

No Appraisal Or Dissenters' Rights (Page 65)

        Under Delaware law, holders of ITXC common stock are not entitled to dissenters' or appraisal rights in connection with the merger, which means you do not have any right to an appraisal of the value of your ITXC shares. Accordingly, if you vote against the adoption of the merger agreement, and the merger agreement is adopted by the holders of a majority of the ITXC common stock, you will only be entitled to become a shareholder of New Teleglobe.

ITXC Stock Options; Warrants (Page 69)

        In the merger, each outstanding option or warrant to purchase shares of ITXC common stock will be assumed by New Teleglobe. Each such option or warrant assumed by New Teleglobe will continue to have the same terms, and be subject to the same conditions, that were applicable to the option or warrant immediately prior to the merger, except that its terms will be appropriately adjusted in accordance with the merger agreement to give effect to the exchange ratio of 0.25 New Teleglobe common shares otherwise generally applied to the shares of ITXC common stock exchanged in the merger. New Teleglobe's prospectus, which forms a part of this document, registers 2,049,074 New Teleglobe common shares reserved for issuance upon exercise of assumed ITXC stock options and other ITXC stock rights exercised prior to the merger and 219,972 common shares underlying the assumed warrants. See "Material Terms of the Merger Agreement—Stock Options; Warrants."

Accounting Treatment (Page 64)

        The merger will be accounted for as a purchase for financial reporting and accounting purposes, under Statement of Financial Accounting Standards or SFAS No. 141 "Business Combinations." For a more detailed explanation of the accounting treatment for the merger, see "Accounting Treatment" on page 64.

Material U.S. Federal Income Tax Considerations (Page 61)

        The merger has been structured so as to qualify as a reorganization under section 368 of the Internal Revenue Code. As such, assuming certain conditions are satisfied—in particular, the requirements of section 367 of the Internal Revenue Code—holders of ITXC common stock will not recognize gain or loss on the exchange of ITXC common stock for New Teleglobe common shares pursuant to the merger. However, ITXC stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

Interests of Certain Persons in the Merger (Page 64)

        In considering the recommendation of the ITXC board of directors, you should be aware that certain officers and directors of ITXC have interests in the merger that may be different from, or in addition to, the interests of ITXC stockholders generally.

        Each current and former director or officer of ITXC and its subsidiaries will continue to receive indemnification from ITXC or such subsidiary and will have any existing indemnification agreement honored, and will be entitled to the benefits of existing directors' and officers' liability insurance policies.

        New Teleglobe has agreed to register the New Teleglobe common shares issuable under ITXC warrants held by Mr. Evslin and Mr. Jordan. Tom Evslin, Mary Evslin, Edward Jordan, F.J. Wilson Partners, L.P. and ITXC have entered into a contingent waiver agreement dated February 24, 1999, to waive any and all rights that such stockholder may have under ITXC's registration rights agreement upon consummation of the merger.

        New Teleglobe has agreed to pay Mr. Evslin $125,000 per year as compensation as chairman of the New Teleglobe board of directors. New Teleglobe has also advised Mr. Evslin that there will be an option component to his compensation although the specifics of that arrangement have not yet been determined.

        In connection with the execution of the merger agreement, the employment agreement of Mr. Jordan, who is a member of ITXC's board of directors, was amended to provide that upon his voluntarily termination of employment with ITXC, his stock options vested and remain exercisable until July 1, 2005, provided that, if a change of control event, such as the merger, occurred prior to July 1, 2004, the options would remain exercisable for a two year period from the date of the change of control event. Effective as of January 1, 2004, Mr. Jordan resigned as Chief Financial Officer, or CFO, but will remain a director of ITXC until completion of the merger.

        ITXC entered into employment agreements with certain of its current executive officers—Eric Weiss, Theodore Weitz, Steve Ott and John Landau which extend for a term ending one year after the effective date of a change in control event, assuming that the change in control event, such as the merger, occurs prior to July 1, 2004. The agreements guarantee severance to each executive if after, or in anticipation of, the consummation of a change in control event, certain events more fully described on page 156 occur.

        For the executive officers other than Mr. Ott, the severance benefit will consist primarily of the payment of the executive's salary through the remainder of the term, subject to offset in certain circumstances, and the payment of certain guaranteed bonuses for up to two fiscal quarters. Since Mr. Ott is compensated in part on a commission basis due to his role in sales, Mr. Ott's severance is expressed in part in terms of guaranteed sales incentive payments. Under ITXC's Stock Incentive Plan, such executives' stock options will vest upon an involuntary termination of employment, other than for cause, within 12 months following consummation of the merger and will remain exercisable for a period of one year after such termination. The employment agreements provide that if the merger is consummated prior to July 1, 2004, these executives' options will remain exercisable after such involuntary termination until the second anniversary of the effective time of the merger.

        Liam Strong will be the president and chief executive officer of the combined company upon the consummation of the merger. From May 9, 2002 until his resignation in May 2003 upon his appointment as an executive of Teleglobe, Liam Strong was a member of ITXC's board of directors. Prior to his resignation, Mr. Strong was a consultant to Cerberus, beginning in June 2002 and an employee of a Cerberus affiliate beginning in February 2003. Immediately after April 10, 2003, the date on which IDT issued its press release announcing its plan to make an unsolicited offer for ITXC, Mr. Strong recused himself from all ITXC board meetings or discussions relating to that offer, any other offer or strategic alternatives or any potential transactions with any party, and was not provided information or material on those matters. Mr. Strong recused himself from consideration of all potential transactions to avoid any appearance that he was voting upon matters in which he may have had a conflict of interest and to assure that Teleglobe did not obtain any unfair advantage by being aware of terms proposed by competing bidders.

        The members of ITXC's board of directors knew about these additional interests, and considered them, among other matters, when they approved the merger agreement.

Risks of the Merger (Page 16)

        In considering whether to adopt the merger agreement, you should consider certain risks of the merger. We urge you to read carefully all of the factors described in "Risk Factors" before voting.

SUMMARY UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

        The business history of Teleglobe and its predecessor entities is described under "Information about Teleglobe—Our History." We refer to "Consolidated Old Teleglobe" as the business which originated in 1950 and was acquired in full by BCE in November 2000. We refer to the Telecommunications Group of Consolidated Old Teleglobe as the "Predecessor" and its financial statements as the "Predecessor Financial Statements". We refer to the businesses that Teleglobe acquired from the Predecessor on May 30, 2003 as the "Acquired Businesses" and we refer to the acquiror of the Acquired Businesses as the "Successor." The financial statements that we refer to as the "Successor Financial Statements" include only the assets, liabilities and results of operations arising out of the Acquired Businesses. See "Risk Factors—Risks Relating to New Teleglobe After the Merger—The combined company may continue to operate at a loss."

Teleglobe's Acquisition of ITXC Pursuant to the Merger

        The following unaudited pro forma condensed consolidated financial information gives effect to:

  •
  our merger with ITXC under purchase accounting; and

  •
  the Contribution, the Exchange, the Refinancing and the consummation of the Cerberus loan pursuant to the note purchase agreement,

and have been prepared from the unaudited pro forma condensed consolidated financial information of Teleglobe and from the consolidated financial statements of ITXC. This pro forma information is presented for illustrative purposes only and should be read in conjunction with the unaudited Teleglobe Pro Forma Consolidated information, the Predecessor Financial Statements, the Successor Financial Statements, the "Summary Selected Financial Data of Teleglobe", "Management's Discussion and Analysis of Financial Condition and Results of Operations of Teleglobe" and the Summary Selected Financial Data of ITXC, each included elsewhere in this proxy statement/prospectus, as well as the audited financial statements of ITXC, ITXC's "Selected Historical Financial Information" and ITXC's "Management's Discussion and Analysis of Financial Condition and Results of Operations," each incorporated by reference herein. See "Where You Can Find More Information."

        The following unaudited pro forma condensed consolidated financial information was prepared, in the case of the statement of operations, by combining the unaudited pro forma condensed consolidated statements of operations of Teleglobe giving effect to our acquisition on May 30, 2003 of our current voice, data and mobile global roaming businesses with the audited financial statements of ITXC as if the merger, Contribution, Exchange and Refinancing had occurred on January 1, 2003 and, in the case of the balance sheet, by combining the audited consolidated balance sheet of Teleglobe as of December 31, 2003 with the audited consolidated balance sheet of ITXC as of December 31, 2003 as if the merger, Contribution, Exchange and Refinancing had occurred on December 31, 2003.

        This unaudited pro forma condensed consolidated financial information does not give effect to any restructuring costs or to any synergies that could result from the merger. Our management estimates that costs for severance, systems integration and conversion expenses, retention and stay bonuses and other related costs may amount to approximately $11.0 million.

        The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma condensed consolidated financial information does not purport to represent what the consolidated results of operations or financial position of Teleglobe would actually have been if the merger had in fact occurred on January 1, 2003 or December 31, 2003, nor do they purport to project the results of operations or financial position of the Successor for any future period or as of any date, respectively.

        Prior to the merger, our assets and liabilities will be transferred from Teleglobe to New Teleglobe pursuant to the Contribution. This transaction will be between entities under common control and will be accounted for in a manner similar to a pooling of interests. Accordingly, no change in the carrying value of such assets and liabilities will result.

        Under purchase accounting, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, if any, including estimated fees and expenses related to the merger, over the net identifiable tangible and intangible assets acquired is allocated to goodwill on the accompanying unaudited pro forma condensed consolidated balance sheet. We intend to complete a formal valuation of the acquired tangible and intangible assets and liabilities assumed in order to finalize the allocation of the total purchase price to the various assets acquired and the liabilities assumed and to determine the amortization period of definite-lived intangible assets.

        The column contained in the following tables entitled "Refinancing Adjustments" sets forth adjustments to the financial information presented that would result from the consummation of the $100 million Cerberus loan in replacement of the $95 million of Preferred Shares, and the column contained in the following table entitled "Teleglobe Pro Forma for the Transactions" reflects the financial information presented giving effect to such debt offering. The annual interest rate on the Cerberus loan will be fixed at 10% payable quarterly in arrears, plus 1% of the loan outstanding payable on the first anniversary of the closing date and 2% of the loan outstanding payable on the second anniversary of the closing date. In addition, amortization of deferred financing costs for the Cerberus loan are estimated to be $250,000 over a period of four years.

Summary Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2003

			ITXC Acquisition Adjustments				Refinancing Adjustments
											Teleglobe Pro Forma for the Transactions
	Teleglobe Consolidated
		ITXC	Debits		Credits		Debits		Credits
	(amounts in thousands)
Current assets
Cash and cash equivalents	$35,279	$16,070	$—		$3,000	(2)	$100,000	(4)	$95,000	(4)	$46,557
					1,000	(3)			$250	(4)
									$5,542	(4)
Marketable securities	—	30,402	—		—		—				30,402
Accounts receivable, net	163,804	41,266	—		—		—		—		205,070
Prepaid and other current assets	8,391	5,404	—		—		—		—		13,795
Restricted cash	—	6,294	—		—		—		—		6,294

Total current assets	207,474	99,436	—		4,000		100,000		100,792		302,118
Property and equipment	121,839	27,751	—		—		—		—		149,590
Deferred financing costs	—	—	—		—		250	(4)	—		250
Prepaid pension assets	19,838	—	—		—		—		—		19,838
Other assets	4,254	259	—		—		—		—		4,513
Intangible assets and goodwill	10,352	8,093	102,546	(2)	—		—		—		120,991

Total assets	$363,757	$135,539	$102,546		$4,000		$100,250		$100,792		$597,300

Current liabilities
Accounts payable and accrued liabilities	$244,765	$48,138	$—		$5,500	(2)	$5,542	(4)	$—		$292,861
Other current liabilities	3,214	769	—		—		—		—		3,983
Current portion of capital lease obligation	—	1,038	—		—		—		—		1,038

Total current liabilities	247,979	49,945	—		5,500		5,542		—		297,882
Long-term debt	—	—	—		—		—		100,000	(4)	100,000
Capital lease obligation, less current portion	—	761	—		—		—		—		761
Deferred revenue	10,298	—	—		—		—		—		10,298
Deferred income tax liability	766	—	—		—		—		—		766
Other long-term liabilities	2,456	—	—		—		—		—		2,456

Total liabilities	261,499	50,706	—		5,500		5,542		100,000		412,163
Redeemable preferred stock	95,000	—	—		—		95,000	(4)	—		—
Stockholders' equity
Common stock	281	47	47	(1)	108	(2)	—		—		389
Additional paid-in capital	12,194	460,463	460,463	(1)	179,879	(2)	—		—		191,073
			1,000	(3)
Accumulated deficit	(5,217)	(365,743)	—		365,743	(1)	—		—		(5,217)
Deferred compensation cost	—	—	1,108	(2)	—		—		—		(1,108)
Treasury stock	—	(9,814)	—		9,814	(1)	—		—		—
Accumulated other comprehensive income	—	(120)	—		120	(1)	—		—		—

Total stockholders' equity	7,258	84,833	462,618		555,664		—		—		185,137

Total liabilities and stockholders' equity	$363,757	$135,539	$462,618		$561,164		$100,542		$100,000		$597,300

See "Unaudited Pro Forma Condensed Consolidated Financial Information—Unaudited Pro Forma Condensed Consolidated Balance Sheet As of December 31, 2003," on page 120 for detailed footnotes.

Summary Unaudited Pro Forma Condensed Statement of Operations

For the Year ended December 31, 2003

	Teleglobe Pro Forma Consolidated	ITXC	Pro Forma Adjustments		Refinancing Adjustments		Teleglobe Pro Forma for the Transactions
	(amounts in thousands, except share and per share amounts)
Total operating revenues	$856,438	$338,426	$(13,545)	(1)	$—		$1,181,319
Operating expenses Telecommunication	595,635	307,967	(13,545)	(1)	—		879,943
			(10,114)	(2)
Network, exclusive of amortization and depreciation shown below	118,008	9,251	8,679	(2)	—		135,938
Selling, general and administrative, exclusive of stock based compensation, professional fees incurred in connection with the carve-out financial statements, bad debt expense and depreciation shown below	98,614	37,950	1,435	(2)	—		137,999
Stock-based compensation expense	7,475	66	1,108	(3)	—		8,649
Professional fees incurred in connection with the carve-out financial statements	3,621	—	—		—		3,621
Bad debt expense	4,343	9,989	—		—		14,332
Foreign exchange gain	(5,262)	(77)	—		—		(5,339)
Asset impairment and restructuring charges	—	625	—		—		625
Amortization and impairment of intangible assets	1,837	2,510	5,000	(4)	—		9,347
Depreciation	16,975	20,914	(5,217)	(5)	—		32,672

Total operating expenses	841,246	389,195	(12,654)		—		1,217,787
Loss associated with investments		500					500
Interest expense	3,220	245	—		10,750	(6)	14,278
					63	(6)
Interest income, other income and other expense	(526)	(1,079)	—		—		(1,605)

Total expenses	843,940	388,861	(12,654)		10,813		1,230,960

Income (loss) before income taxes	12,498	(50,435)	(891)		(10,813)		(49,641)
Income taxes	3,492	108	—		—		3,600

Net income (loss)	9,006	(50,543)	(891)		(10,813)		(53,241)
Preferred stock dividends	9,500	—	—		(9,500)	(6)	—

Net loss available/attributable to common stockholders	$(494)	$(50,543)	$(891)		$(1,313)		$(53,241)

Net loss available/attributable per common share	$(0.02)	$(1.18)					$(1.37)

Number of common shares used for calculation	28,106,757	43,009,130					38,936,665

See "Unaudited Pro Forma Condensed Consolidated Financial Information—Unaudited Pro Forma Condensed Statement of Operations For the Year ended December 31, 2003," on pages 115 and 116 for detailed footnotes.

SUMMARY FINANCIAL AND OPERATING DATA

Teleglobe

        The business history of Teleglobe and its predecessor entities is described under "Information about Teleglobe—Our History." We refer to "Consolidated Old Teleglobe" as the business which originated in 1950 and was acquired in full by BCE in November 2000. We refer to the Telecommunications Group of Consolidated Old Teleglobe as the "Predecessor" and its financial statements as the "Predecessor Financial Statements".

        As more fully explained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Teleglobe—Presentation," pursuant to the Purchase Agreement between Consolidated Old Teleglobe and TLGB, an affiliate of Cerberus, dated September 18, 2002, we acquired a portion of the assets and liabilities of Consolidated Old Teleglobe in a transaction that was consummated on May 30, 2003.

        The Predecessor's businesses consisted of the voice, data and mobile roaming businesses, the same lines of businesses as our company. The Predecessor's businesses included:

  •
  operations in 47 countries around the world through interconnection points and sales offices;

  •
  Internet Data Centers that consisted of significant facilities used for hosting content and service providers; and

  •
  minority ownership interests in Intelsat, a satellite provider.

        Of the businesses included in the Predecessor Financial Statements, we did not acquire the operations of the Internet Data Centers, any of the material voice, data and mobile roaming operations outside of the U.S., Canada, United Kingdom, Australia, Hong Kong and Spain or any of the minority equity investments in other companies. We refer to the businesses that we acquired on May 30, 2003 as the "Acquired Businesses" and we refer to the acquiror of the Acquired Businesses as the "Successor." The financial statements that we refer to as the "Successor Financial Statements" include only the assets, liabilities and results of operations arising out of the Acquired Businesses.

        The summary consolidated financial and operating data set forth below for the seven months ended December 31, 2003, have been derived from the Successor Financial Statements and operating data of the Successor, respectively.

        The summary financial and operating data set forth below for each of the five months ended May 30, 2003 and the years ended December 31, 2002 and 2001 have been derived from the financial statements and operating data of the Predecessor, respectively. While we believe that the selected financial and operating data set forth below and in the Predecessor Financial Statements for such periods fairly present, in all material respects, the financial condition, results of operations and cash flows of the Predecessor, neither our CEO nor our CFO had any involvement, direct or indirect, with Consolidated Old Teleglobe during any periods prior to December 1, 2002.

        The summary financial data set forth below for each of the years ended December 31, 1999 and 2000 are derived from the financial statements of Consolidated Old Teleglobe included in the 2000 and 2001 Annual Report on Form 40-F. During 1999 and 2000, Consolidated Old Teleglobe was a registrant with the SEC. The information presented for 1999 and 2000 represents the "BCE Teleglobe" operating segment as reported in the consolidated financial statements included in the 2001 Annual Report of Consolidated Old Teleglobe on Form 40-F. While we have no reason to believe that the selected financial and operating data set forth below with respect to the years ended December 31, 1999 and 2000 is misleading in any material respect, we did not have any involvement, direct or indirect, with Consolidated Old Teleglobe during any periods prior to December 1, 2002. The information for 1999 and 2000 has not been reaudited for the purposes of this proxy statement/prospectus.

        The financial and operating information for the five months ended May 30, 2003 for the Predecessor and our audited financial statements for the seven months ended December 31, 2003 solely relate to such periods and are not necessarily indicative of the results to be expected for an entire year or for any other period.

Summary Selected Financial Data of Teleglobe

			Predecessor			Consolidated Old Teleglobe Successor	Consolidated Old Teleglobe Predecessor
	Successor	Successor
				Fiscal Year Ended December 31,
	Pro Forma Year Ended December 31, 2003(1)	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003(2)				Ten Months Ended October 31, 2000(3)	Fiscal Year Ended December 31, 1999(3)
						Two Months Ended December 31, 2000(3)
				2002(2)	2001
	(unaudited)					(unaudited)	(unaudited)
Statement of Operations Data (in millions of U.S. dollars, except per share data)
Operating revenues(4)	$856	$496	$361	$1,010	$1,228	$205	$1,053	$1,479
Income (loss) from continuing operations(4)(5)	9	—	(30)	(1,966)	(561)	(61)	(240)	116
Loss from continuing operations per common share	(0.02)	(0.19)	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
Balance Sheet Data (in millions of U.S. dollars, except per share data)
Total assets(4)(5)	$364	$364	$884	$657	$6,791	$5,792	n.a.	$1,658
Long-term obligations and redeemable preferred stock(6)	95	95	1,266	1,232	1,191	1,205	n.a.	1,269
Cash dividends declared per common share	—	—	—	—	—	—	0.06	0.23
Goodwill amortization	—	—	—	—	224	42	25	30
Other Financial Data
Revenues per line of business (in millions of U.S. dollars)
Voice — Transport	646	$378	$267	$648	$741
Data — Transport	123	65	60	265	348
Value added services	87	53	34	97	139

Total	856	$496	$361	$1,010	$1,228

Geographic distribution of revenues
Asia	10%	10%	10%	11%	9%
Canada	21%	16%	29%	24%	22%
Europe	26%	27%	23%	29%	30%
USA	32%	36%	27%	21%	21%
Latin America	5%	4%	5%	9%	6%
Other	6%	7%	6%	6%	12%
Total	100%	100%	100%	100%	100%
Other Operating Data
Traffic (millions of minutes)	7,742	4,615	3,127	7,868	7,374
Percentage of revenues from BCE	20%	13%	29%	24%	17%
Number of customers at period-end	1,137	1,137	1,030	1,668	2,129
Number of POPs at period-end	52	52	38	38	100

(1)
The information contained in this table under the column entitled "Successor—Pro Forma Year Ended December 31, 2003" gives effect to our acquisition of the assets and liabilities that we purchased from Consolidated Old Teleglobe and has been prepared from the consolidated financial statements of the Predecessor and the consolidated financial statements of the Successor under purchase accounting. For the detailed adjustments made in order to derive such pro forma amounts and other information regarding the unaudited pro forma condensed consolidated financial information for the acquisition of the Acquired Businesses, see "Unaudited Pro Forma Condensed Consolidated Financial Information—Teleglobe's Acquisition of the Acquired Businesses from Consolidated Old Teleglobe."

(2)
From May 2002, Consolidated Old Teleglobe was in bankruptcy proceedings under the Companies' Creditors Arrangement Act (Canada), Chapter 11 of the U.S. Bankruptcy Code and Section 9 of the UK Insolvency Act.

(3)
On November 1, 2000, BCE Inc. acquired all of the outstanding shares of Consolidated Old Teleglobe that BCE Inc. and its affiliates did not already own. The purchase accounting adjustments of BCE Inc., including goodwill, were reflected in the consolidated financial statements of Consolidated Old Teleglobe. The financial information prior to November 1, 2000 reflects Consolidated Old Teleglobe's historical basis of accounting.

The information reflected represents the operating segment of Consolidated Old Teleglobe referred to as "BCE Teleglobe" as reported by Consolidated Old Teleglobe in the consolidated financial statements included in the 2000 and 2001 Annual Report on Form 40-F, except for long-term obligations and redeemable preferred stock which represents the consolidated amounts, included in the Consolidated Old Teleglobe consolidated financial statements for the respective periods.

(4)
Effective January 1, 2002, goodwill was no longer amortized in accordance with the provisions of Statement of Financial Accounting Standards No. 142 (FAS 142). On adoption of FAS No. 142, goodwill in the amount of approximately $4 billion was written off as a cumulative effect of a change in accounting policy. In 2001, the two months ended December 31, 2000, the ten months ended October 31, 2000 and 1999, goodwill amortization amounted to approximately $224 million, $42 million, $25 million, and $30 million, respectively. Before giving effect to goodwill amortization, the income (loss) from continuing operations for 2001, the two months ended December 31, 2000, the ten months ended October 31, 2000 and 1999, would have been approximately $(337) million, $(19) million, $(215) million and $146 million, respectively.

(5)
In 2002 and 2001, impairment and restructuring charges of approximately $1.62 billion and $78.6 million, respectively, were included in loss from continuing operations. In addition, for the five months ended May 30, 2003 and the year ended December 31, 2002, loss from continuing operations includes charges related to reorganization of the Predecessor operations under various bankruptcy proceedings.

(6)
Predecesor includes only long-term obligations.

ITXC

        The summary selected consolidated financial and operating data set forth below for each of the five years ended December 31, 2003 have been derived from ITXC's audited consolidated financial statements included, with respect to 2001, 2002 and 2003, in its Form 10-K for the year ended December 31, 2003.

	December 31,
	2003	2002	2001	2000	1999
Operating Data (in thousands except per share data)
Revenues:
Telecommunications revenue	$338,426	$268,382	$173,220	$84,783	$24,423
Consulting revenue	—	—	—	—	988

Total revenues	338,426	268,382	173,220	84,783	25,411
Cost and expenses:
Data communications and telecommunications (exclusive of depreciation shown separately below)	307,967	234,316	150,077	74,859	23,095
Network operations (exclusive of depreciation shown separately below and exclusive of equity related charges included in non-cash employee compensation)	9,251	8,178	8,815	5,836	3,219
Selling, general and administrative (exclusive of depreciation shown separately below and exclusive of equity related charges included in non-cash employee compensation)	47,862	31,363	44,787	30,103	14,778
Depreciation	20,914	25,220	19,815	11,091	2,472
Amortization and write-off of intangibles	2,510	352	127,471	9,632	84
Impairment of fixed assets	—	7,539	—	—	—
Restructuring charges	625	1,774	3,713	—	—
Purchased in-process research and development	—	—	—	14,805	—
Non-cash employee compensation	66	1,395	3,455	4,873	2,716

Total cost and expenses	389,195	310,137	358,133	151,199	46,364

Loss from operations	(50,769)	(41,755)	(184,913)	(66,416)	(20,953)
Loss associated with investments	(500)	(700)	(250)	(15,619)	—
Interest income, net	834	2,577	8,721	11,071	1,289

Loss before income taxes	(50,435)	(39,878)	(176,442)	(70,964)	(19,664)
Income tax expense	108	397	—	—	—

Net loss	(50,543)	(40,275)	(176,442)	(70,964)	(19,664)
Accretion of redemption value of mandatorily redeemable converted preferred stock	—	—	—	—	(773)
Net loss applicable to common stockholders	$(50,543)	$(40,275)	$(176,442)	$(70,964)	$(20,437)

Basic and diluted net loss per share applicable to common stockholders	$(1.18)	$(0.88)	$(3.89)	$(1.81)	$(1.29)

Weighted average shares used in computation of basic and diluted net loss per share applicable to common stockholders	43,009	45,590	45,392	39,292	15,886
	2003	2002	2001	2000	1999
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$46,472	$93,460	$147,555	$199,437	$74,396
Total assets	135,539	172,570	215,381	385,677	99,862
Long-term obligations, including current portion	1,799	2,299	6,464	10,082	5,493
Working capital	49,491	88,952	138,818	191,360	65,810
Total stockholders equity	84,833	134,982	180,603	352,284	80,366

RISK FACTORS

        When you decide whether to vote for adoption of the merger agreement, you should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement/prospectus.

Risks Relating to the Merger

We will face challenges in integrating New Teleglobe and ITXC and, as a result, may not realize any or all of the expected benefits of the merger or the expected benefits of the merger may take longer to realize than originally expected.

        Integrating the systems and operations of New Teleglobe and ITXC will be a complex process and could be more costly and time intensive than we have estimated. The time required to prepare historical financial statements of Teleglobe and its predecessors is anticipated to result in the merger being consummated somewhat later in 2004 than earlier anticipated. ITXC's systems, operations and customer base will have to be integrated with New Teleglobe's network, operations and customers. Risks associated with the integration effort include:

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  the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, such as customer and revenue development and could seriously harm the combined company;

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  it may be difficult for us to assimilate cultures and/or retain key employees;

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  it will require substantial effort for us to integrate systems, departments and operations and/or maintain or create uniform standard controls, procedures and policies, including the standardization of back-office processing systems, best cost routing systems and other similar internal systems and controls; and

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  revenue, margin and cost synergies may not materialize or may take longer to realize or turn out to be materially less than we have estimated.

        We cannot offer any assurances that New Teleglobe and ITXC can successfully integrate or realize the anticipated benefits of the merger. Our failure to do so could have a material adverse effect on the combined companies' business, financial condition and operating results or could result in the loss of key customers or personnel. As a result of these risks, the historical financial and operational performance of Teleglobe and ITXC may not provide an accurate indication of the future performance of the combined company after the merger.

Both Teleglobe and ITXC will not be able to take certain actions prior to closing the merger because of restrictions in the merger agreement.

        While the merger agreement is in effect and prior to closing the merger, Teleglobe, ITXC and their subsidiaries are prohibited from taking certain actions, including acquiring or agreeing to acquire any businesses or substantial assets of a company prior to the completion of the merger. As a result of these prohibitions, Teleglobe and/or ITXC may be unable to take certain actions that might otherwise be favorable to each of them.

As a result of the merger, the combined company will incur transaction and integration costs that may exceed our estimates, and such an increase in cost may negatively affect our financial condition and operating results.

        We will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees, which expenses may exceed our current estimates. We also expect that the combined company will charge consolidation and integration expenses to operations in fiscal 2004, but we cannot estimate these expenses accurately at this time. Actual transaction costs and consolidation and integration expenses may have an adverse effect on the combined company's financial condition and operating results.

ITXC's officers and directors have conflicts of interest that may influence them to support or approve the merger agreement and the merger.

        Some of the executive officers and directors of ITXC have interests in the merger that may be different from, or may be in addition to, your interests as a stockholder. In particular:

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  certain ITXC executive officers' and directors' stock options will fully vest in connection with the merger.

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  certain current ITXC executive officers (Steven J. Ott, Eric G. Weiss, Theodore M. Weitz and John Landau) are subject to employment agreements for a limited term that, in the event the merger is consummated and their employment is terminated without cause, will provide them certain benefits. In such event, those individuals would be entitled to receive their salary through the end of the term and certain bonus payments, not greater than the existing target bonus payments they would have been eligible for had they remained employed, as well as related benefits described in the agreement. In general, benefits will not extend more than one year after the closing of the transaction; in no event will benefits extend beyond October 1, 2005 absent a subsequent amendment to the agreement.

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  Mr. Jordan's amended employment agreement provides that in the event he voluntarily terminates his employment with ITXC, as he has already done, his stock options vest and remain exercisable until July 1, 2005, provided that, if a change of control event such as the merger occurs prior to July 1, 2004, the options will remain exercisable for a two year period from the date of the change of control event.

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  New Teleglobe has agreed to pay Mr. Evslin $125,000 per year as compensation for his duties to be performed as chairman of the New Teleglobe board of directors. New Teleglobe has also advised Mr. Evslin that there will be an option component to his compensation although the specifics of that arrangement have not yet been determined.

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  Tom Evslin and Ed Jordan, ITXC's sole warrant holders, have agreed, effective upon consummation of the merger, to waive any and all rights they may have under ITXC's registration rights agreement in consideration for our commitment to register the New Teleglobe common shares issuable under ITXC warrants, the sole warrants to be assumed by New Teleglobe pursuant to the merger. See "The Merger—Interests of Certain Persons in the Merger."

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  New Teleglobe has agreed to indemnify each present and former ITXC officer and director against liabilities arising out of such person's services as an officer or director of ITXC prior to the merger. In addition, New Teleglobe has agreed to maintain officers' and directors' liability insurance for the next six years.

        As a result, these officers and directors could be more likely to support the merger, and these directors could be more likely to vote to approve the merger, than if they did not hold these interests. You should consider whether these interests may have influenced these officers and directors to support the merger.

We must satisfy NASDAQ's minimum bid price requirement in order to list our common shares on NASDAQ

        Listing on NASDAQ or another national securities exchange is a condition to the merger. We received approval of our application to list the New Teleglobe common shares to be issued in the merger on NASDAQ on April 27, 2004, but the approval is contingent on satisfying Nasdaq Marketplace Rule 4420 which requires that we have a minimum bid price for our common shares of

$5.00 per share upon the commencement of trading on the day after the merger is consummated. Based on ITXC's closing common stock price per share for April 28, 2004 of $2.41 and the exchange ratio in the merger of one Company common share for each four shares of ITXC common stock owned by a holder, the implied per share trading price (representing the $2.41 market price multipiled by the one for four exchange ratio) for the Company common shares following the merger as of April 28, 2004 was $9.64. At this time, we cannot determine with certainty whether, at the proposed effective time of the merger, the expected initial bid price will be sufficient to meet this requirement. If the expected bid price is lower than $5.00 per share at the proposed effective time of the merger, we intend to consider other alternatives available to the parties.

The rights of shareholders under Bermuda law are in some ways not as favorable as the rights of stockholders of ITXC under Delaware law.

        Each of Teleglobe and New Teleglobe is a Bermuda exempted company. The rights of holders of New Teleglobe's common shares are governed by Bermuda law and the memorandum of association and bye-laws of New Teleglobe. The rights of shareholders under Bermuda law differ from the rights of stockholders of a Delaware company. A substantial portion of the assets of New Teleglobe and its subsidiaries will be located outside the U.S. As a result, it may be difficult for investors to effect service of process on those entities in the U.S. to enforce judgments obtained in U.S. courts against these entities based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the U.S., under the securities laws of those jurisdictions or entertain actions in Bermuda under the securities laws of other jurisdictions. See "Comparison of Stockholder Rights" on page 170.

        The Teleglobe Preferred Shares are being exchanged for intercompany debt that will be immediately repaid with the proceeds of the Cerberus loan (which loan is comprised of securities that have a fixed amortization schedule and maturity) and such series of transactions is a condition to the merger.

        Affiliates of our controlling shareholder, Cerberus, are expected to exchange their Teleglobe Preferred Shares for intercompany debt pursuant to the Exchange. Affiliates of Cerberus will provide funding under the Cerberus loan in a principal amount of $100 million that will be used to repay the intercompany debt exchanged for the Teleglobe Preferred Shares. The repurchase of the Teleglobe Preferred Shares is being effectuated through the Exchange and the repayment of the Interco Notes from the proceeds of the Cerberus loan because certain features of the Teleglobe Preferred Shares, such as the lack of a fixed maturity date or fixed amortization schedule, would not have been acceptable to Cerberus once New Teleglobe completed the merger. The repurchase of the Teleglobe Preferred Shares was a condition to Cerberus' willingness to permit Teleglobe to proceed with the merger. The senior notes issued pursuant to the Cerberus loan provide for a fixed four year maturity and a fixed amortization schedule.

Failure to complete the merger could negatively impact ITXC's stock price and future business and operations.

        If the merger is not completed for any reason, ITXC may be subject to a number of material risks, including the following:

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  ITXC may be required to pay Teleglobe a fee of $3.75 million depending on the reason the merger was not completed;

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  the price of ITXC common stock may decline if the current market price of ITXC common stock reflects a market assumption that the merger or other transaction will be completed;

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  costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed; and

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  ITXC will continue to be subject to the risks of operating on a stand alone basis, including continued losses, negative cash flows and uncertainty regarding ITXC's CEO.

        In addition, ITXC customers and suppliers may, in response to the announcement of the merger, delay or defer decisions concerning ITXC. Any delay or deferral in those decisions by ITXC customers or suppliers could have a material adverse effect on ITXC's business, financial condition and operating results, regardless of whether the merger is ultimately completed. Similarly, current and prospective ITXC employees may experience uncertainty about their future roles with the combined company until our strategies with regard to ITXC are announced or executed. This may adversely affect ITXC's ability to attract and retain key management, sales, marketing and technical personnel. Further, if the merger is terminated and ITXC's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, ITXC is prohibited from soliciting, initiating, encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any other party except under very limited circumstances.

Risks Relating to New Teleglobe After the Merger

The value of our common shares is unknown.

        New Teleglobe's common shares are not currently publicly traded, and therefore there is no public market to determine their shares' fair market value. Accordingly, we do not know what value a public market would assign to our common shares. Likewise, the price at which our common shares will trade after the merger is unknown.

Your ability to sell the New Teleglobe common shares may be limited by a number of factors; prices for the common shares may be volatile.

        An active public market for New Teleglobe's common shares may not develop or be sustained after the merger. The market price of New Teleglobe's common shares could fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

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  variations in operating results;

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  changes in or our ability to meet financial estimates by securities analysts;

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  changes in market valuations of companies in the telecommunications industry;

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  announcements by us or our competitors relating to significant contracts or customers, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  our success or failure to implement our business plans;

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  increases or decreases in reported holdings by insiders or mutual funds;

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  additions or departures of key personnel;

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  changes in dividend policy;

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  changes in regulation;

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  future sales of common shares; and

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  stock market price and volume fluctuations generally.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of New Teleglobe's common shares could decline.

        If our existing shareholders or option or warrant holders who exercise their options or warrants, sell substantial amounts of our common shares in the public market following the merger, the market price of our common shares could decrease significantly. The perception in the public market that our existing shareholders might sell our common shares could also depress the market price. Upon consummation of the merger and after giving effect to Teleglobe's recent stock split (by bonus issue of common shares) we will have approximately 38,936,665 New Teleglobe common shares issued and outstanding, of which approximately 25,745,789 shares will be held by our majority shareholder. Our majority shareholder has certain demand and, along with management, piggyback registration rights. See "Certain Transactions—Teleglobe Shareholders' Agreement" on page 161. However, all of New Teleglobe's shareholders prior to the merger as well as individuals who are deemed (under the Securities Act of 1933 as amended, or the Securities Act) to be affiliates of ITXC prior to the merger or become affiliates of New Teleglobe after the merger will be subject to the Rule 144 or Rule 145 holding period requirements. The market price of New Teleglobe's common shares may drop significantly when the restrictions on resale by our existing shareholders lapse or they exercise their registration rights. In addition, New Teleglobe may issue additional common shares or other equity securities in the future pursuant to financings, mergers and acquisitions or other similar transactions. These equity issuances may also cause a significant market price drop in response to such issuances' dilutive effects. A decline in the price of our common shares might impede our ability to raise capital through the issuance of additional common shares or other equity securities.

The combined company may continue to operate at a loss.

        The combined company had a pro forma net loss after giving effect to the merger and related transactions of approximately $53.2 million in the year ended December 31, 2003. The combined company may continue to incur net losses and may not be able to realize revenues from products and services that exceed our operating costs. Factors that may impact the profitability of the combined company include our ability to:

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  minimize and/or manage customer losses;

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  manage continuing price declines;

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  obtain cost reductions to offset price declines;

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  manage capital spending without impeding revenue growth;

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  manage cash;

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  make capital expenditures;

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  generate operating cash flow;

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  meet debt obligations; and

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  manage operating costs.

        In addition, our results may vary significantly from quarter to quarter.

The combined company may not be able to effectively execute its business plan.

        Teleglobe management has developed a business strategy for the combined company that includes cost cutting initiatives. Specifically, we believe that the combined company will achieve significant cost savings through head count reductions, the application of ITXC's automated technology to Teleglobe's older back office processes, more efficient equipment buying and routing of traffic based on the economies of scale offered to the combined company, and lower Internet connectivity and capital expenditure costs for the combined company. The combined company's longer range plans include additional investments in advanced process and system technologies for network monitoring, best cost voice call routing processes and automation of billing and settlement functionality. We also expect to expand the combined company's product offerings both organically and through acquisitions.

        Our business strategy is multi-faceted and is likely to pose a significant challenge to New Teleglobe's management. The implementation of cost cutting strategies may have unintended consequences, such as adverse impacts on the quality of the combined companies' services which could result in the loss of customers and revenue. The business strategy is based on current and forecasted market conditions, and material changes in such conditions could result in losses and other unforeseen adverse effects on the combined company, despite the successful implementation of the planned cost savings and other elements of the combined company's strategy. Due to the highly competitive nature of the telecommunications industry and continuing price declines, our strategy to increase volume and increase or sell value added products may not be sufficient to offset such price declines. We have a limited operating history under present senior management and have limited experience in forecasting results for the business in its present form. Forecasting in light of the merger will be even more complex.

        Failure to effectively execute our business plan could have a material adverse effect on our business, growth, financial condition, results of operations, and ability to make payments on our obligations. Any additional acquisitions could divert resources and management attention and require integration with our existing operations. We cannot assure you that any additional acquisitions will be successful. In addition, we cannot assure you that we will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements, and emerging industry standards.

The combined company may not have access to sufficient capital to maintain and grow its business.

        Although ITXC and Teleglobe had $77 million in cash, cash equivalents and marketable securities on a pro forma basis as of December 31, 2003, after giving effect to the merger, the Exchange, the $100 million Cerberus loan and the Refinancing, the future capital requirements of the combined company to sustain its current operations and to facilitate growth will depend on a number of factors, including our success in maintaining and increasing the number of customers we serve, the expenses associated with the maintenance of our network, regulatory changes, competition, technological developments, potential merger and acquisition activity, and the economy's ability to sustain a recovery from the recent downturn. Additionally, the future capital requirements of the combined company likely will increase if we acquire or invest in additional services, assets, products, and technologies. It has been very difficult in recent years to raise capital, especially for telecommunications companies like the combined company. There is no assurance that access to additional capital will become any easier in the future, nor can we assure you that any such financing will be available on terms favorable to the combined company or its shareholders, or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. In addition, once the integration of the combined company is substantially completed in 2004 or early 2005, the combined company is currently anticipated to generate positive cash flows in 2005 excluding restructuring costs. If the combined company's operations do not produce positive cash flow in sufficient amounts to pay our financing obligations, our future financial results and our ability to implement our business plan will be materially and adversely affected.

The debt level we anticipate for the combined company could limit our flexibility and adversely affect our financial health.

        The combined company will have a substantial amount of debt. As of December 31, 2003, on a pro forma basis after giving effect to the Cerberus loan, we would have approximately $100 million of indebtedness.

        The projected debt level of the combined company could have important consequences to you. For example, it could:

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  make it difficult for us to satisfy our debt obligations—in particular, we will have obligations under the Cerberus loan to make a payment of $25 million in 2006, $25 million in 2007 and $50 million in 2008 which, based on our current cash reserves, we may not be able to satisfy;

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to, or render it more expensive to, obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations, potential product or business acquisitions, capital expenditures and other purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

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  place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

        If the cash flow and capital resources of the combined company are insufficient to fund our debt service obligations, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional debt or equity capital or restructure our debt. In the event that we are required to dispose of material assets or operations, obtain additional debt or equity capital or restructure our debt to meet our debt service and other obligations, it may have a material adverse effect on our business and the price of our common shares. We have historically benefited from favorable cash flow as a result of industry practices followed in net settlement of bilateral agreements. Changes in these industry practices could negatively affect our cash flow and balance sheet.

        We may incur substantial additional indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above.

The instruments governing the indebtedness of the combined company contain various covenants limiting the discretion of our management in operating our business.

        The note purchase agreement that will govern the Cerberus loan and the senior notes issued thereunder contain various restrictive covenants that limit management's discretion in operating the business of the combined company. In particular, these agreements will limit the combined company's ability to, among other things:

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  incur additional debt or guarantee obligations;

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  grant liens on assets;

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  pay dividends or make distributions on its capital stock or redeem, repurchase or retire its capital stock;

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  make investments or acquisitions;

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  sell assets;

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  engage in transactions with affiliates; and

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  merge, consolidate or transfer substantially all of its assets.

        If we fail to comply with the restrictions governing the Cerberus loan or any other current or future financing agreements, a default may allow the creditors under the relevant instruments, under certain circumstances, to accelerate the related debt and to exercise their remedies thereunder, which will typically include the right to declare the principal amount of such debt, together with accrued and unpaid interest and other related amounts, immediately due and payable, to exercise any remedies such creditors may have to foreclose on any of our assets that are subject to liens securing such debt and to terminate any commitments they had made to supply us with further funds. Moreover, any of our other debt that has a cross-default or cross-acceleration provision that would be triggered by such default or acceleration would also be subject to acceleration upon the occurrence of such default or acceleration. Any such cross default could have a material adverse effect on our business, financial condition, operating results and the notes and the price of our common shares.

Any acquisitions or investments made by the combined company could disrupt the business and be dilutive to the combined company's existing shareholders.

        As part of our strategy, the combined company intends to consider acquisitions of, or investments in, complementary businesses, technologies, services or products. Future acquisitions and investments involve numerous risks, including:

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  diversion of management attention;

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  difficulties in assimilating the acquired business;

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  potential loss of key employees, particularly those of the acquired business;

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  difficulties in transitioning key customer relationships;

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  risks associated with entering markets in which we have no or limited prior experience; and

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  other unanticipated costs.

        Acquisitions and investments may result in dilutive issuances of equity securities, the incurrence of debt and assumption of liabilities, as well as large integration and acquisition expenses. Any of these factors could materially harm the business or operating results of the combined company or impact the price of the combined company's common stock. In addition, even if an acquired business enjoyed strong growth as an independent business prior to an acquisition, we cannot be sure that the business will continue to have strong growth after an acquisition.

The combined company's failure to acquire, integrate, and operate new technologies could harm its competitive position.

        The telecommunications industry is subject to rapid technological changes, evolving industry standards, changing client needs and frequent new service and product introductions. Technological developments are also shortening product life cycles and facilitating convergence of different segments of the increasingly global information industry. The future success of the combined company will depend in significant part on our ability to anticipate changes in industry standards, successfully introduce new technologies, initiatives, products and services and upgrade current products and services, and to comply with emerging industry standards. Furthermore, as we seek to deploy new products, services and technologies and update our networks to remain competitive, we may be exposed to incremental financial risks associated with newer technologies that become obsolete sooner than expected or that may affect our level of earnings by shortening the useful life of some of our assets. In addition, technological advances may further reduce the costs of new plant and equipment thereby further diminishing or eliminating barriers to market entry for potential competitors. There can be no assurance that such technologies will be developed according to anticipated schedules, that they will perform according to expectations or that they will achieve commercial acceptance. We may be required to make additional capital expenditures if suppliers fail to meet anticipated schedules, if a technology's performance falls short of expectations, or if commercial success is not achieved. Furthermore, the introduction of new products or services employing new technologies could render existing products or services unmarketable. In addition, we cannot assure you that we will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements or emerging industry standards.

Bell Canada is Teleglobe's largest customer; if the combined company were to lose Bell Canada as a customer or traffic generated from the commercial relationship with Bell Canada were to unexpectedly decline in a material amount, even temporarily, the business, results of operations and financial condition of the combined company would be materially and adversely impacted.

        Bell Canada, Teleglobe's largest customer, accounted for approximately 14.2% of the pro forma revenues of the combined company for the year ended December 31, 2003. All of Teleglobe's net revenues from Bell Canada were pursuant to the Master Wholesale Pricing and Services Coordinating Agreement, as amended, or the Bell Agreement, with Bell Canada. The Bell Agreement extends through December 31,

2007. However, the Bell Agreement may be terminated by Bell Canada prior to December 31, 2007 in certain limited circumstances, which include the consummation of a transaction constituting a change of control of Teleglobe without the prior consent of Bell Canada. We believe that the Contribution and the merger of ITXC with the merger subsidiary will not constitute a change of control that would permit Bell Canada to terminate, and the consummation of the merger is therefore not conditioned upon receipt of Bell Canada's consent. However, Bell Canada may take a different view of the terms of the Bell Agreement in which case we may face protracted legal proceedings and the ensuing commercial and market uncertainty.

Our revenues from Bell Canada have been declining.

        The Bell Agreement was amended on June 12, 2003 to extend the agreement and Bell Canada's minimum purchase commitment for two additional years, from January 1, 2006 to December 31, 2007. In exchange for Bell Canada's agreement to eliminate the requirement that Teleglobe purchase telecommunications services for delivery in Canada exclusively from Bell Canada, Teleglobe agreed to eliminate the requirement that Bell Canada purchase certain telecommunications services for delivery outside of Canada exclusively from Teleglobe (i.e., IP transit, IPL and international voice), thereby permitting Teleglobe to enter into its agreements with other major Canadian telecommunications carriers such as Telus. The amendment also reduced annually, in each of the years 2004 through 2007, by specified amounts, the percentage of the traffic that each party is committed to purchase from the other. In addition, the pre-existing requirement to provide Bell Canada the most favorable pricing available to any customer, known as a most favored nations clause, was maintained. As a result of these provisions and the overall trend in the international telecommunications industry toward continual price declines, revenues generated by Bell Canada have been and are expected to continue to decline over time.

The combined company's Mobile Global Roaming business may decline due to changing technologies.

        Teleglobe's wireless mobile global roaming business provides roaming services for Global System for Mobile Communications, or GSM, Integrated Dispatch Enhanced Network, or iDen, Universal Mobile Telecommunications System, or UMTS, and Enhanced Specialized Mobile Radio, or ESMR, networks around the world. However, it may be more difficult for us to provide roaming between other network standards, including networks based on third generation, or 3G, standards, because our service may not be able to work with such other standards to identify mobile subscribers' locations and profiles. Within the last several years, some roaming providers have begun to use protocol gateways that translate data from disparate networks into a single common language that permits the provision of roaming service to a variety of network types. As 3G networks become more prevalent, demand for our services may drop which would have a material adverse effect on our gross margins and financial performance.

Certain matters with our former Mobile Global Roaming business partner have been in dispute.

        In 1997, predecessors to Teleglobe and Comfone AG, or Comfone, entered into a joint venture agreement, which, as amended, governed the allocation of cash derived from our predecessor's wireless mobile global roaming business. As a result of our purchase of certain businesses of Consolidated Old Teleglobe, this joint venture agreement was assigned to one of our subsidiaries. The terms of the joint venture agreement allowed for a party to terminate the agreement upon six months notice. In certain circumstances, Comfone would be entitled, upon termination of the agreement by Teleglobe, to its share of the cash derived from the wireless mobile global roaming business for an additional 12 months. Teleglobe served Comfone with a termination notice on July 10, 2003. Subsequent to this termination notification, Teleglobe received a response letter from a representative of Comfone alleging that Teleglobe did not comply with certain prerequisites prior to its termination of the joint venture agreement and that, as a result, Comfone reserved its rights to challenge the termination of the agreement or to avail itself of any other applicable remedies. Teleglobe thereafter replied to the letter, stating its position that these allegations have no merit. On November 20, 2003, Comfone filed a request for arbitration with the International Chamber of Commerce, or the ICC, seeking a declaration that the termination is null and void or, in the alternative, seeking damages in the amount of more than four times anticipated annual net revenue and other unspecified indirect damages. Comfone also filed a related action in the Superior Court of the District of Montreal for an order barring the effectiveness of the termination notice pending the outcome of the ICC arbitration. On January 9, 2004, the Superior Court dismissed the related action. Subsequently, on January 20, 2004, Teleglobe received notice from the ICC that Comfone had withdrawn its request for arbitration. Following the notice of withdrawal, Teleglobe received a letter from Comfone dated February 13, 2004 in which Comfone acknowledged that the joint venture agreement terminated in January 2004 and declared its intention to launch a competing converter service.

Our controlling shareholder may take actions that conflict with your interests.

        Immediately following the merger, a majority of the voting power of the common shares of New Teleglobe will be held by affiliates of Cerberus. Accordingly, Cerberus will control the power to elect our directors, to appoint members of management and to approve all actions requiring the approval of the holders of our common shares, including adopting amendments to our memorandum of association and bye-laws and approving mergers, certain acquisitions or sales of all or substantially all of our assets, which could prevent someone from acquiring or merging with us that is not approved by Cerberus. In addition, the Cerberus representatives on our board of directors will have the power to cause New Teleglobe to conduct a public offering of capital stock, incur additional indebtedness or engage in other financing transactions that such representatives believe are in the best interest of our company.

The combined company is subject to significant regulation that could change in an adverse manner.

        Communications services are subject to significant regulation at the Federal, state, local and international levels. Regulators at the Federal and state levels require us to pay various fees and assessments, file periodic reports, and comply with various rules, regulations and requirements regarding various aspects of our operations. These regulations affect us, our existing and potential competitors and the profitability of the services we offer. Delays in receiving required regulatory approvals, completing interconnection agreements with incumbent local exchange carriers or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on our business, financial condition and operating results. We cannot assure you that the FCC or a state commission will grant required authority or refrain from taking action against us if we are found to have provided service in a way that violates applicable rules and/or regulations or otherwise violate the rules of a regulator in a jurisdiction in which we operate. In addition, future legislative, judicial, and regulatory agency actions which pertain to our operations could have a material adverse effect on our business, financial condition and operating results.

        Recent Federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional FCC rulemaking. As a result, we cannot predict the legislation's effect on our future operations. Many regulatory actions are under way or are being contemplated by Federal and state authorities regarding important items. These actions could have a material adverse effect on our business, financial condition and operating results.

Increased regulation of the Internet and/or Internet Telephony may negatively affect the ability of the combined company to provide services or may make those services less profitable either in the U.S. or in the foreign jurisdictions in which we provide or may seek to provide service.

        Certain of our services, including substantially all of the services provided by ITXC, make extensive use of the Internet and Internet telephony. In many jurisdictions, both in the U.S. and abroad, the regulatory treatment of such services is unsettled and a number of regulatory authorities are currently considering changing or increasing the level of regulation applicable to the provision of services which use the Internet. Increased regulation of the Internet may slow its growth and impact our cost of providing our service. In addition, the FCC or other agencies may in the future impose surcharges or other regulations upon us which could materially adversely affect our business, financial condition and operating results.

        U.S.    The FCC has considered whether to impose surcharges or other common carrier regulations upon certain providers of Internet telephony. While the FCC has refrained thus far from such regulation, the regulatory classification of Internet telephony remains unresolved. The FCC just recently issued a Notice of Proposed Rulemaking to examine the appropriate regulatory treatment of IP-enabled services, including phone-to-phone Internet telephony. On April 21, 2004, the FCC released a decision in which it determined that certain phone-to-phone long distance services provided by AT&T are basic services even though such calls traverse the Internet. Although that decision states that it is limited to the AT&T services there at issue and the FCC has not indicated how its ruling will impact other services such as the international services we offer, the FCC's decision may increase the likelihood that IP-enabled services, including the services we offer, may be subject to regulation. In addition, several state commissions, including those in Minnesota, Wisconsin and California, have at least preliminarily determined that certain Internet telephony should be subject to regulation—although such considerations are on-going and, at least in the case of a Minnesota state utility commission ruling, a U.S. Federal court subsequently enjoined the state commission from enforcing its ruling. Other state commissions may open similar proceedings. The manner in which these proceedings are resolved could result in requirements that the FCC and/or state commissions impose greater or lesser regulation on us, which in turn could materially adversely affect our business, financial condition and operating results. Furthermore, while we believe that we are in material compliance with existing state law, it is possible that as a result of one of these proceedings, one or more state commissions could assert that some of the services we provide are regulated or are regulated in a manner different than we currently believe to be the case or that we have failed to comply with state rules or regulations. If the FCC were to adopt rules affecting the regulatory status of Internet telephony, our operations may be adversely affected.

        International.    Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more foreign countries that we operate in could materially adversely affect our business, financial condition, operating results and future prospects. The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony also prohibit Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate proposed Internet telephony services on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. Finally, in many countries, Internet telephony has not yet been addressed by legislation or regulation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more countries could materially adversely affect our business, financial condition and operating results. Our failure to qualify to do business in a foreign jurisdiction in which we are required to do so or to comply with foreign laws and regulations could harm our ability to conduct international operations.

If our interpretation of regulations applicable to the operations of the combined company is incorrect, the combined company may incur additional expenses or become subject to more stringent regulation.

        Some of the jurisdictions where the combined company provides services have little, if any, written regulations regarding our operations. In addition, the written regulations and guidelines that do exist in a jurisdiction may not specifically address our operations. If our interpretation of these regulations and guidelines is incorrect, we may incur additional expenses to comply with additional regulations applicable to our operations. It is possible that one or more governmental agencies will disagree with our interpretation of existing laws or regulations and assert that our operations are not in compliance with those laws or regulations. In that event, it is possible that the governmental agency might initiate an enforcement action or impose restrictions on our operations which could have a material adverse effect on our operations.

Federal, state and international government regulation may reduce our ability to provide services, or make our business less profitable.

        As a multinational enterprise, we are subject to varying degrees of regulation by state, Federal and foreign regulators. Our business, financial condition, operating results and future prospects could be materially adversely affected by changes in the ways that Congress, the FCC, state regulatory authorities, foreign governments and/or other bodies regulate, tax, or otherwise restrict the services we provide. The laws that affect the services we provide are subject to frequent changes and different interpretations, and, therefore, it is difficult for us to assess the impact of these factors on our operations. The implementation, modification, interpretation and enforcement of these laws and regulations vary and can limit our ability to provide many of our services. Our ability to compete in our target markets depends, in part, upon favorable regulatory conditions and favorable interpretations of existing laws. The recent domestic and international trend has been toward deregulation of telecommunications and Internet services. This trend has enabled us to compete in new domestic and international markets but has also provided greater flexibility for previously more highly regulated traditional telecommunications providers, such as incumbent local exchange carriers, to compete with us. Notwithstanding this trend, several countries, including the U.S., are considering proposals that may regulate or impose additional costs upon services that we offer or plan to offer. For example, the Canadian Radio-television and Telecommunications Commission, or the CRTC, recently commenced a public proceeding to determine whether it will regulate Internet telephony. The CRTC's preliminary view is that its existing regulatory framework for traditional voice services should also apply to Internet telephony services. If the CRTC adopts new regulations governing Internet telephony, Teleglobe or its affiliates, to the extent that they are offering Internet telephony, may be subject to further licensing and other regulatory obligations.

Uncertainty or negative publicity may negatively affect the combined company's business.

        There is a possibility that uncertainty or adverse publicity concerning Consolidated Old Teleglobe's bankruptcy, which commenced in May 2002 and through which Teleglobe acquired its current lines of business, or negative perceptions about the industry as a whole could hinder our ability to obtain new customers or undermine our commercial relationship with existing customers. Current and potential customers may associate Consolidated Old Teleglobe's bankruptcy with negative business implications and misunderstand, or fail to recognize, the state of the combined company's finances and future prospects. For a discussion of Consolidated Old Teleglobe's bankruptcy see "Information about Teleglobe—Our History," on page 95.

The revenues of the combined company will be impaired if it experiences difficulties in collecting receivables.

        As a wholesale provider of international long distance services, the combined company will depend upon traffic from other long distance providers, and the collection of receivables from these customers. If we experience difficulties in the collection of our accounts receivable from our major customers, our revenues may be substantially reduced. While our most significant customers vary from quarter to quarter, the five largest customers of the combined company accounted for approximately 30% of pro forma revenues for the year ended December 31, 2003. This concentration of revenues increases the risks associated with non-payment by customers, and we may experience significant write-offs related to the provision of wholesale carrier services if any of our large customers fail to pay their outstanding balances. The combined company will expend considerable resources to collect receivables from customers who fail to make timely payments. We continually seek to minimize bad debt; however, our experience indicates that a portion of past due receivables will never be collected and that the existence of bad debt is a necessary cost of conducting our business. As of December 31, 2003, the combined company had reserved approximately $37 million on a pro forma basis for receivables that were expected to be uncollectible. The combined company's bad debt expense could rise significantly above historical or anticipated levels. Any significant increase in bad debt levels could substantially reduce the profitability of the combined company.

        During the first quarter of 2003 ITXC stopped doing business with Interactive Marketing Technologies Inc., or IMT, which is past due on over $8.7 million of obligations from services provided by ITXC in the first quarter of 2003. IMT has since sued ITXC and while we believe IMT's lawsuit to be without merit, and the combined company will take all available steps to collect the debts owed, IMT has filed for bankruptcy protection and the collection of that debt is unlikely.

The combination of the two companies may result in the loss of some business which was previously available to the two companies separately.

        The combined company may lose certain business as a result of the combination, even if the combination is well executed. For example, it is possible that the amount of credit extended to a particular customer by the combined companies will be less than the sum of the credit limits for the two predecessor companies, which may limit the business the combined companies can do with the customer.

Dependence on third-party carriers and satellite operators may result in considerable disadvantages for the combined company.

        On certain routes, an important portion of the combined company's traffic will be carried through transmission lines and/or satellite circuits leased by the combined company. Historically, when there has been excess transmission and/or satellite capacity, lease rates have declined and short-term leases have been advantageous. In the future, longer term leases may become more attractive. The combined company could suffer competitive disadvantages if it entered into leases with inappropriate durations, leases based on per-minute charges for high volume routes or leases with fixed monthly rates for low volume routes. The combined company may also be vulnerable to service interruptions and poor transmission quality, including quality issues arising from leased lines and/or satellite circuits. The combined company does not control a substantial portion of the networks upon which the traffic it will carry travels. As a result, the combined company's business could be materially harmed by activity which results in congestion, failure or deficiencies in the infrastructure. On certain of the combined company's routes, it will be dependent on carrier vendors and satellite operators to deliver its traffic. There can be no assurance that the combined company's relationship with such carrier vendors or satellite vendors will not deteriorate or terminate or that third parties will be able to upgrade or improve their equipment or prevent their equipment from becoming obsolete.

        The combined company will continue to interconnect with and use traditional telephone companies' networks to service its customers. In some instances, telephone companies have relied on ITXC and Teleglobe to supply technologies, services and capabilities in order to provide their services. We cannot assure you that the combined company will be able to continue to obtain those services or that it can continue to retain those services on rates, terms and conditions favorable to it.

Our success depends on growth in the use of the Internet, and on the willingness of customers to buy our Internet service.

        An important driver for network and infrastructure investments for the combined company will be the growth of Internet traffic. The nature of traffic is dependent on residential and business Internet usage. The business, financial condition and results of operations of the combined company could be materially adversely affected should future levels of Internet traffic be lower than we currently anticipate. In addition, new or modified laws or regulations governing the Internet could decrease the demand for our Internet services and increase the costs of selling such services.

        Political or economic forces could result in pressures that would tend to fragment the Internet by either reducing the use of uniform standards or diminishing the free flow of data, especially across borders. This could adversely affect the use or growth of the Internet or the availability or use of VoIP.

The combined company will not be profitable if it does not receive attractive rates from other carriers for its long distance traffic.

        The combined company's gross margins depend upon rates it receives from other carriers for the traffic it routes. Our costs of routing international long distance traffic may increase if the volume of minutes that we carry on our network decreases, because our ability to obtain favorable rates and tariffs from suppliers depends, to a significant extent, on our total volume of long distance traffic. We may not succeed in maintaining the volume of international and domestic long distance traffic necessary to obtain favorable rates and tariffs. In addition, the ability of the combined company to market our long distance resale services depends upon the existence of spreads between the rates offered by us and the rates offered by the carriers with which we compete, as well as the carriers from which we obtain service. A decrease in these spreads could substantially reduce our gross margins.

Network failure or delays and errors in transmissions expose the combined company to potential liability.

        The combined company's network uses a collection of communications equipment, software, operating protocols, and proprietary applications for the high-speed transportation of large quantities of voice and data among multiple locations. The success of the combined company depends largely on our ability to deliver competitively priced, uninterrupted international telecommunications services. Any system or network failure that interrupts our operations could prevent us from providing some or all of our services. Given the complexity of our combined network, it may be possible that voice and data will be lost or distorted. Delays in voice and data delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software bugs that, despite our testing, may not be discovered in time to prevent harm to our network. The failure of any equipment or facility on the network could result in the interruption of customer service until we effect necessary repairs or install replacement equipment. Network failures, delays, and errors could also result from natural disasters, power losses, security breaches, acts of terror, and computer viruses. These failures, faults, or errors could cause delays or service interruptions, damage our reputation, expose us to loss of customers or customer liability, or require expensive modifications, any of which circumstances could have a material adverse effect on our business, financial condition and operating results.

The combined company may be vulnerable to technical malfunctions which could hinder its provision of services and could cause the loss of customers.

        The combined company will be dependent upon management information systems and switching equipment to provide services to our customers, manage our network, collect billing information and perform other vital functions. These systems and equipment are subject to hardware defects and software bugs. These risks increase during the integration of Teleglobe and ITXC systems. See "—We will face challenges in integrating New Teleglobe and ITXC and, as a result, may not realize the expected benefits of the merger." If we experience substantial technical difficulties with our hardware or software, we may not succeed in routing traffic effectively, or in billing customers accurately, which could reduce our profitability or cause us to lose our customers.

The profitability of the combined company will be reduced if it becomes the victim of fraud or theft of services.

        The telecommunications industries have historically incurred losses due to fraud. Unauthorized transactions or theft of our services could reduce our profitability substantially. Although Teleglobe and ITXC have implemented anti-fraud measures in order to control losses relating to fraudulent practices, we may not succeed in effectively controlling fraud when operating in the international or domestic telecommunications markets. From time to time, callers have obtained services without rendering payment by unlawfully using our access numbers and identification codes. We attempt to manage these theft and fraud risks through our internal controls and our monitoring and blocking systems. We believe that our risk management practices will be adequate, and to date neither company has experienced material losses from fraud or theft.

Natural disasters could adversely affect our business by damaging our network facilities or curtailing voice, data or Internet traffic.

        Many of the geographic areas where our assets are located and where we conduct our business may be affected by natural disasters, including hurricane, earthquakes and tropical storms. Hurricanes, tropical storms, earthquakes and other natural disasters could have a material adverse effect on our business, financial condition and operating results by damaging our network facilities or curtailing voice, data or Internet traffic as a result of the effects of such events.

Terrorist attacks and other acts of violence or war may affect our operations and our profitability.

        Terrorist attacks may negatively affect our operations and your investment in New Teleglobe. We cannot assure you that there will not be further terrorist attacks that impact our employees, network facilities or support systems, in any of the countries in which we operate. Certain losses resulting from these types of events are uninsurable and others are not likely to be covered by our insurance.

        The U.S. is engaged in armed conflict in Iraq and Afghanistan and may enter into additional armed conflicts in the future. The consequences of any armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.

        Terrorist attacks or armed conflicts may harm our employees, damage network facilities or support systems, increase security costs or curtail transmissions of voice, data, or Internet traffic, any or all of which could result in a material adverse effect on our business operations or financial condition.

        Any of these events could result in increased volatility in or damage to New Teleglobe, the U.S. and worldwide financial markets and economies. They also could result in a continuation of the current economic uncertainty in the U.S. or abroad, which could have a material adverse effect on our operating results and financial condition.

Impairment of our intellectual property rights and our alleged infringement on other companies' intellectual property rights could harm our business.

        Our efforts to protect our intellectual property rights through patent, copyright, trademark and trade secret laws in the U.S. and in other countries may not prevent misappropriation, and our failure to protect our proprietary rights could materially adversely affect our business, financial condition and operating results.

        A third party could, without authorization, copy or otherwise appropriate our proprietary network information. Our agreements with employees and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors.

        A third party could challenge our granted patents or make an infringement claim against the combined company seeking a substantial monetary award or to obtain injunctive relief that could effectively block our ability to provide services in the U.S. or abroad. Such cases, even if baseless, could divert resources and management attention to defend our rights, which could materially adversely affect our ability to operate or could reduce our opportunity to use our intellectual property rights to either further enhance our competitive position or to earn royalty revenue.

        We rely upon license agreements with respect to our use of the software and hardware provided to us by our vendors. Those license agreements may not continue to be available to us on acceptable terms or at all.

There are tax risks associated with our foreign operations.

        Distributions of earnings by way of dividends and other payments, including interest, received from the subsidiaries and affiliates of the combined company may be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating. Additionally, the ability to claim foreign tax credits for such withholding taxes is subject to numerous limitations, and incremental tax costs may be incurred as a result of these limitations.

Privatization and deregulation of foreign markets may increase competition for telecommunications services.

        Many of the foreign markets in which we currently market telecommunications services are undergoing dramatic changes as a result of privatization and deregulation. While we expect that deregulation will create new opportunities for us, the increase in competition that is expected to result from deregulation could limit our ability to increase our customer base in these countries. As a result of privatization and deregulation, a greater number of potential competitors is likely to emerge in these markets. For example, a new competitive environment is emerging in which major European telephone companies, media companies and utilities are entering the telecommunications market and forming new alliances which are radically changing the landscape for domestic and international telecommunications services. Changes in the foreign marketplace and new strategic alliances among companies with greater resources may reduce our ability to increase our overseas telecommunications customer base and our traffic volume, and to recover the cost of building our international telecommunications infrastructure.

The international operations and investments of the combined company expose it to risks that could materially affect the business.

        The combined company has operations and investments outside of the U.S. and Canada, as well as rights to undersea cable and satellite capacity extending to other countries, that expose it to risks inherent in international operations. These include:

  •
  general economic, social and political conditions;

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  the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

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  tax rates in some foreign countries in excess of those in the U.S. and Canada;

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  fluctuations in foreign currency exchange rates, which could adversely affect our results of operations and the value of our international assets and investments;

  •
  the impact of withholding requirements, tariffs, exchange controls or other restrictions on our foreign earnings;

  •
  difficulties and costs of compliance with foreign laws and regulations that impose restrictions on our investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

  •
  difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

  •
  changes in U.S. laws and regulations relating to foreign trade and investment.

Declines in the value of the US dollar relative to other currencies may adversely affect the combined company's results of operations

        The functional currency of the combined company will be US dollars, the financial statements of the combined company will be denominated in US dollars and the Cerberus loan will be made and subject to repayment in US dollars. Although our currency risks are significantly minimized because most of the combined company's contracts with bilateral partners are paid to or by the combined company in US dollars, certain of our other costs are paid in Canadian dollars and our largest customer, Bell Canada, is billed in Canadian dollars. The fluctuation in the US dollar-Canadian dollar exchange rate is one of the primary drivers of our reported selling, general and administrative expenses and, accordingly, our results may be significantly affected by fluctuations in the US dollar-Canadian dollar exchange rate.

The future operating results of the combined company may be affected by various trends and factors that must be managed in order to achieve favorable operating results.

        There are trends and factors beyond our control that affect the operations of the combined company. Specifically, the financial performance of the combined company will be affected by the general economic conditions as demand for services and the amount of use tend to decline when economic growth and retail activity decline. Recently, the slowdown in global economic activity, including in the U.S. and Canada, has made the overall economic environment more uncertain and could, depending on the duration and extent of such slowdown and on the pace of an eventual economic recovery, have an important adverse impact on the demand for products and services and on the financial performance of the combined company. These negative trends could also adversely affect the financial condition and credit risk of customers that would, in turn, increase uncertainties regarding our ability to collect receivables. However, it is not possible for us to accurately predict economic fluctuations and the impact of such fluctuations on our performance.

If the combined company cannot maintain relationships with certain key vendors of network equipment and software upon which ITXC.net depends, the network expenses of the combined company could rise significantly.

        ITXC.net relies on certain vendors and principal suppliers of technology, including Cisco for gateways and gatekeepers and Nextone for technology supporting Interdomain interoperability. If the combined company is unable to maintain satisfactory purchasing terms with these vendors, or if those suppliers should be unwilling or unable to provide new products or support for existing products, the combined company will have to make significant technological modifications to ITXC.net, which could raise our network expenses significantly and have a material adverse affect on our business, financial condition and operating results.

The sector in which the combined company operates is highly competitive, and we may not be able to compete effectively.

        All parts of the combined company's businesses are facing vigorous and intensifying competition from competitors with substantial financial, marketing, personnel and technological resources. Factors such as product pricing and customer service are under continued pressure while the necessity to reduce costs, manage expenses and generate productivity is ongoing. Intensifying competition may impact our ability to retain existing, and attract new, customers as well as affect revenues and network capacity. We must not only try to anticipate, but also must respond promptly to, continuous and rapid developments in our businesses and markets. In addition, the significant size, growth and increasing global scope of the telecommunications industry are attracting new entrants and encouraging participants to expand their services and their markets. Mergers and acquisitions, as well as restructuring, alliances and joint ventures are creating new or larger participants with broad skills and significant resources that will further impact the competitive landscape. Current and future competitors are coming not only from within North America, but also globally, and include not only major telecommunications companies, but also cable companies, Internet companies and other companies that offer network services, such as providers of business information systems and systems integrators, as well as an increasing number of other companies that deal with or have access to customers through various communications networks. Many of these companies are significant in size and resources and have a significant market presence with brand recognition and existing customer relationships. Furthermore, new competitors may emerge from time to time through the development of new technologies, products and services, and other factors. In addition, a number of the combined company's competitors have recently filed for or emerged from bankruptcy or are restructuring their debt, which has resulted, in many instances, in their assets being purchased or otherwise operated by companies with greater resources than that of the combined company.

We may be unable to hire and retain sufficient qualified personnel; the loss of any of our key executive officers could adversely affect our business.

        We believe that the combined company's success will depend in large part on our ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. We expect to experience significant competition in attracting and retaining personnel who possess the skills that we are seeking. As a result of this significant competition, we may experience a shortage of qualified personnel. The combined company's businesses will be managed by a team of key executive officers, particularly Gerald Porter "Liam" Strong as CEO, and Richard Willett, as CFO. The loss of any of these key executive officers could have a material adverse effect on our business.

Litigation could be costly and harmful to our business.

        The market price of our common shares is likely to be subject to significant fluctuations. Many companies in our industry have been the subject of class action litigation by investors following periods of volatility in the price of their publicly traded securities. If the market value of our common stock experiences adverse fluctuations, and we become the subject of this type of litigation, regardless of the outcome, we will incur substantial legal costs. In addition, this type of litigation may strain our resources and divert management attention, causing our business to suffer.

        ITXC has been named as a defendant in a securities class action relating to the distribution of shares in its initial public offering and secondary offering which has been consolidated with many other similar lawsuits involving other companies. ITXC has received a copy of a complaint filed as a class action suit in New Jersey Superior Court naming it and directors Tom Evslin, Edward Jordan, Frank Gill and Fred Wilson as defendants. Two claims are asserted against the individual defendants, one for breach of fiduciary duty and the other for breach of the duty of candor. Although ITXC was identified as a defendant, no cause of action is asserted against ITXC for damages. The action seeks to enjoin a stockholder meeting to approve ITXC's proposed merger with New Teleglobe until certain alleged deficiencies in the proxy statement/prospectus have been cured and seeks to permanently enjoin the consummation of the merger. ITXC has stated the that it believes the complaint contains factual inaccuracies, is premature and is wholly without merit and intends to vigorously defend the lawsuit.

        On April 14, 2004, Acceris Communications Technologies Inc. commenced a patent infringement suit in the United States District Court of the District of New Jersey against ITXC Corp., alleging that ITXC's VoIP services and systems infringe Acceris' U.S. Patent No. 6,243,373, entitled "Method and Apparatus for Implementing a Computer Network/Internet Telephone System." ITXC intends to vigorously defend against the allegations of infringement and believes it has substantial defenses to them. However, an adverse result in this litigation could either result in injunctive relief precluding all or a portion of ITXC's VoIP activity or materially impact ITXC's revenues and profitability. ITXC is also a defendant in other litigation described more fully in ITXC's Annual Report on Form 10-K for the year ended December 31, 2003. Litigation of such matters may require significant management and financial resources of the combined company and adverse outcomes in such lawsuits could materially adversely affect our financial condition or operating results.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, and business of Teleglobe, New Teleglobe and ITXC, as well as certain information relating to the merger, including, without limitation:

  •
  statements relating to the benefits of the merger;

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  statements with respect to various actions to be taken or requirements to be met in connection with completing the merger or integrating New Teleglobe and ITXC after the merger;

  •
  statements relating to revenue, income, and operations of the combined company after the merger; and

  •
  statements preceded by, followed by, or that include the words "believes," "expects," "anticipates," "estimates," or similar expressions.

        These statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, as well as those discussed in the "Risk Factors" section and elsewhere, could cause actual results to differ materially from those described in the forward-looking statements:

  •
  expected benefits from the merger may not be fully realized or realized within the expected time frame;

  •
  revenues following the merger may be lower than expected;

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  the combined company may require additional capital, but be unable to acquire the necessary financing;

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  the trading price of New Teleglobe's common shares may be lower than anticipated;

  •
  costs or difficulties related to completing the merger and, following the merger, to the integration of the businesses of ITXC and New Teleglobe, may be greater than expected;

  •
  each of ITXC and Teleglobe may be unable to manage its operations in a cost effective manner prior to the merger;

  •
  general economic conditions in the jurisdictions in which ITXC and New Teleglobe are doing business may be less favorable than expected;

  •
  legislative or regulatory changes, including changes in telecommunications regulation, may adversely affect the businesses in which ITXC and New Teleglobe are engaged;

  •
  changes may occur in the securities or capital markets; and

  •
  changes in technology and competitive developments may occur.

COMPARATIVE PER SHARE DATA

        Set forth below are the loss, cash dividends, and book value per common share amounts for Teleglobe on a pro forma historical basis, for ITXC on a historical basis, for Teleglobe on a pro forma combined basis per New Teleglobe-equivalent common share, and on a pro forma combined basis per ITXC-equivalent common share. The exchange ratio used in this table is 0.25 New Teleglobe common shares for each share of ITXC common stock.

        The Teleglobe pro forma combined data per ITXC-equivalent common share was derived by combining the pro forma consolidated financial information of Teleglobe and the historical consolidated financial information of ITXC using the purchase method of accounting for business combinations after giving effect to the acquisition of Consolidated Old Teleglobe's core assets which was completed on May 30, 2003, as described under "Unaudited Condensed Combined Pro Forma Financial Information."

        The Teleglobe pro forma combined data per ITXC-equivalent common share information shows the effect of the merger from the perspective of an owner of ITXC common stock. The information was computed by multiplying the Teleglobe pro forma information by the exchange ratio of 0.25 in the merger.

        You should read the information below together with the Successor Financial Statements, the Predecessor Financial Statements and related notes included in this document and with the Teleglobe pro forma condensed consolidated financial information included in this proxy statement/prospectus. The unaudited pro forma combined data below is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on this information to be indicative of the historical results that would have been achieved had the companies always been combined or the future results that New Teleglobe will experience after the merger.

Year Ended December 31, 2003
(unaudited)
Teleglobe pro forma historical data, per New Teleglobe common share
Loss per common share	$(0.02)
Loss per common share—assuming dilution	(0.02)
Cash dividends
Book value at end of period	0.26 **
ITXC historical data, per common share:
Loss per common share	$(1.18)
Loss per common share—assuming dilution	(1.18)
Cash dividends
Book value at end of period	1.96
Teleglobe pro forma combined data, per New Teleglobe equivalent common share
Loss per common share	$(1.37)
Loss per common share—assuming dilution	(1.37)
Cash dividends
Book value at end of period	4.75
ITXC pro forma combined data, per ITXC-equivalent common share:
Loss per common share	$(0.34)
Loss per common share—assuming dilution	(0.34)
Cash dividends
Book value at end of period	1.19

**
Book value at end of period based on the Teleglobe historical data as of December 31, 2003.

ITXC SPECIAL MEETING

General

        This document is first being mailed by ITXC to the holders of ITXC common stock on or about                , 2004, and is accompanied by the notice of the ITXC special meeting to be held at the offices of Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey 07068 on May 28, 2004, at 9:00 a.m., local time, and at any adjournments or postponements of the ITXC special meeting.

Matters to be Considered

        The purpose of the ITXC special meeting is:

  •
  to consider and vote on a proposal to adopt the merger agreement; and

  •
  to consider any other matters that may properly come before the ITXC special meeting.

        ITXC stockholders also may be asked to vote upon a proposal to adjourn or postpone the ITXC special meeting. ITXC could use any adjournment or postponement of the ITXC special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to adopt the merger agreement.

Proxies

        The ITXC board of directors is soliciting your proxy to give you the opportunity to vote at the ITXC special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

        You may grant a proxy by signing and mailing your proxy card. If you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker, you also may cast your vote in person at the meeting.

  Mail

        To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

  In Person

        If you attend the ITXC special meeting in person, you may vote your shares by ballot at the ITXC special meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

        You may revoke your proxy at any time prior to the closing of the polls at the ITXC special meeting by delivering to the Secretary of ITXC a signed notice of revocation or a later-dated signed proxy or by attending the ITXC special meeting and voting in person. Attendance at the ITXC special meeting will not in itself constitute the revocation of a proxy.

        Written notices of revocation and other communications with respect to the revocation of ITXC proxies should be addressed to Corporate Secretary, ITXC Corp., 750 College Road East, Princeton, New Jersey 08540. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxies.

        If you sign your proxy but make no specification on your proxy, your proxy will be voted in favor of the adoption of the merger agreement.

        The ITXC board of directors currently is unaware of any matters, other than the matters described in this document, that may be presented for action at the ITXC special meeting. If other matters do properly come before the ITXC special meeting—including any proposal to adjourn the special meeting to solicit additional votes in favor of the adoption of the merger agreement—it is intended that shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion. However, no proxy that is voted against adoption of the merger agreement will be voted in favor of any adjournment or postponement of the ITXC special meeting for the purpose of soliciting additional proxies for such adoption.

Solicitation of Proxies

        ITXC will bear the entire cost of soliciting proxies from ITXC stockholders. In addition to the solicitation of proxies by mail, ITXC will request that banks, brokers, and other record holders send proxies and proxy materials to the beneficial owners of ITXC common stock held by them and secure their voting instructions if necessary. ITXC will reimburse those record holders for their reasonable expenses in so doing. ITXC has also made arrangements with Morrow & Co., Inc., or Morrow, to assist it in soliciting proxies, and has agreed to pay customary fees plus expenses for those services and to indemnify Morrow against certain potential liabilities. ITXC also may use several of its regular employees, who will not be specially compensated, to solicit proxies from ITXC stockholders, either personally or by telephone, telegram, facsimile, email or special delivery letter.

Record Date and Voting Rights

        In accordance with the provisions of Delaware law, ITXC's bylaws, and the rules of NASDAQ, ITXC has fixed March 31, 2004, as the record date for determining those ITXC stockholders entitled to notice of and to vote at the ITXC special meeting. Accordingly, only ITXC stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the ITXC special meeting. At the close of business on the record date, there were 43,441,998 shares of ITXC common stock outstanding held by 175 holders of record. The presence, in person or by proxy, of a majority of the shares of ITXC common stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the ITXC special meeting. Each share of ITXC common stock outstanding on the record date entitles its holder to one vote.

        Shares of ITXC common stock held by persons attending the ITXC special meeting but not voting, and shares of ITXC common stock for which ITXC has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the ITXC special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the ITXC special meeting, but will have the same effect as votes cast at the ITXC special meeting against adoption of the merger agreement. Brokers that hold shares of ITXC common stock in nominee or street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the ITXC special meeting without specific instructions from those customers. These "broker non-votes" will be counted for purposes of determining whether a quorum exists. Because adoption of the proposal requires the affirmative vote of a majority of the shares of ITXC common stock outstanding and entitled to vote thereon, abstentions and broker non-votes have the same effect as a vote against adoption of the merger agreement.

        Under applicable Delaware law, ITXC's third restated certificate of incorporation and ITXC's amended and restated bylaws, adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of ITXC common stock outstanding and entitled to vote.

        The ITXC board of directors urges ITXC stockholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

        As of the ITXC record date, directors and executive officers of ITXC and their affiliates beneficially owned 10,102,535 shares of ITXC common stock including 3,275,263 shares subject to

ITXC stock options or warrants exercisable within 60 days. As of the ITXC record date, shares held by directors and executive officers of ITXC and their affiliates entitle them to exercise approximately 21.62% of the voting power of the ITXC common stock entitled to vote at the ITXC special meeting. As of the ITXC record date, directors and executive officers of Teleglobe owned no shares of ITXC common stock.

        The following affiliates, significant stockholders and related parties of ITXC beneficially owning approximately 21.59% of the outstanding shares of ITXC common stock as of March 15, 2004 have agreed to vote to adopt the merger agreement: Tom Evslin, Mary Evslin, Edward Jordan, Dianne Jordan, Steven Ott, Eric Weiss, Theodore M. Weitz, Frank Gill, John Landau, Fred Wilson and F.J. Wilson Partners, L.P. (whose general partner is Fred Wilson). No other director, officer or affiliate of ITXC has indicated an intention to vote either for or against the adoption of the merger agreement.

Recommendation of the ITXC Board of Directors

        The ITXC board of directors has unanimously declared the merger agreement to be advisable and approved the merger agreement and the merger. The ITXC board of directors believes that the merger is in the best interests of ITXC's stockholders and unanimously recommends that ITXC stockholders vote "FOR" adoption of the merger agreement. See "The Merger—Recommendation of the ITXC Board of Directors; ITXC's Reasons for the Merger" on page 46.

THE MERGER

General

        Each of the ITXC board of directors and the Teleglobe board of directors has approved the merger agreement and the merger. New Teleglobe will acquire ITXC under a merger agreement providing for the merger subsidiary to be merged with and into ITXC. As a result of the merger, ITXC will become a wholly owned subsidiary of New Teleglobe.

Background of the Merger

        On March 31, 2003, ITXC announced that Tom Evslin, ITXC's CEO and Chairman of the Board, planned to retire as CEO, a position that he had held since he co-founded ITXC in 1997, although he intended to remain as ITXC's non-executive Chairman. ITXC also announced that it had retained a search firm to aid in the selection of a new CEO.

        Shortly after the announcement of Mr. Evslin's plans, IDT contacted ITXC expressing preliminary interest in discussing a potential business combination. Mr. Evslin met with representatives of IDT on April 8, 2003. The next evening, Mr. Evslin received a telephone call from a member of IDT's senior management informing ITXC of IDT's intention to make an unsolicited offer the following day to purchase all of ITXC shares of common stock for a price per ITXC share equal to $1.40 worth of IDT stock.

        During the evening of April 9, 2003, and again on the morning of April 10, ITXC's board of directors met to consider the IDT telephone call and the subsequent press release that IDT issued on the morning of April 10. In its press release, IDT indicated that the consideration to be paid would be in the form of IDT Class B common stock. After ITXC's board of directors considered IDT's announcement of its intention to make an offer, ITXC issued a press release on April 10 responding to the IDT announcement and noting that the offer of $1.40 worth of IDT Class B common stock reflected a substantial discount to ITXC's book value per share, as well as a discount to ITXC's cash and cash equivalents per share.

        In the board meeting of April 10, 2003, the board of directors of ITXC also approved a shareholder protection rights plan and declared a dividend of one right on each outstanding share of ITXC common stock in an effort to discourage attempts by a potential offeror, such as the one posed by IDT, to use unfair or coercive tactics to take over ITXC. Adoption of such a plan had been discussed at several prior board meetings beginning in May, 2001.

        At the meeting of the Board of Directors on April 10, 2003, the Board had concluded that ITXC should retain a financial advisor to assist in evaluating the proposed IDT offer and the course of conduct that would be most beneficial to ITXC's stockholders. The Board solicited recommendations as to suitable investment advisors from the members of its Board of Directors and from legal counsel, including both Lowenstein Sandler PC, its general corporate counsel and Davis Polk & Wardwell, who were retained as special counsel in connection with the possible unsolicited offer from IDT. The CFO, Mr. Jordan, who was familiar with several members of the Morgan Stanley telecommunications investment banking group, led the selection process, and interviewed several candidates and negotiated possible fee arrangements. Morgan Stanley was ultimately selected on the basis of its particular industry knowledge and general experience with situations involving unsolicitated offers. The ITXC Board was informed regularly of the progress of the selection process and of the fee negotiation. Messrs. Jordan, Evslin and Wilson actively participated in discussions with several potential candidates for financial advisor. The Board ultimately made the decision to retain Morgan Stanley. Mr. Strong did not participate in this process.

        During the week following the IDT announcement, representatives of approximately 10 companies contacted ITXC to express preliminary interest in a potential business combination. Senior management of ITXC, consisting of Mr. Evslin, ITXC's then CFO, Edward Jordan, and its General Counsel, Theodore Weitz, met or spoke with representatives of those companies over the next several weeks. In those conversations the ITXC representatives generally advised those companies that ITXC was in the process of engaging financial advisors and intended to create an orderly process to allow all parties who were potentially interested in a transaction to examine data about ITXC and to consider whether to proceed with further discussions. The ITXC representatives also gave a summary description of the history of and prospects for ITXC and the potential synergies that might be available in a combination with that party. The ITXC representatives also provided a form of nondisclosure agreement which the other companies would be required to execute in order to receive confidential data to be made available in an ITXC data room. The form of nondisclosure agreement also included a standstill agreement, requiring the other companies to agree not to make an unsolicited offer for a period of time after receiving access to the information. During this period ITXC also began developing information for an offering memorandum to be provided to potential suitors.

        One of the representatives who spoke to Mr. Evslin during that week, Liam Strong, suggested that a meeting with Cerberus would be useful in order to facilitate a discussion regarding a potential business combination between Teleglobe and ITXC. At that time, Mr. Strong was both a director of ITXC and an employee of an affiliate of Cerberus, a fact that Mr. Evslin was aware of at the time of the discussions. Effective immediately after the April 10, 2003 meeting, Mr. Strong did not participate in any further ITXC Board meetings or communications. In approximately May of 2002, ITXC had signed a nondisclosure agreement with Consolidated Old Teleglobe, then in bankruptcy, and two representatives of ITXC had visited Teleglobe's data room to determine whether there was any interest in ITXC in pursuing the purchase of assets of Teleglobe in the bankruptcy proceeding. ITXC had at that time determined not to pursue the transaction because it believed that the transaction would have been too large for ITXC to effectively finance and manage. ITXC reached this conclusion because the size and scope of Teleglobe's operations were far larger than ITXC's operations and ITXC was unable to identify management resources with the available time and relevant experience to effectively manage and integrate such a large and geographically remote entity, and the anticipated purchase price for Teleglobe's assets would have required financing that ITXC felt was beyond its then-current cash and borrowing capacity without undue risk. This predated any relationship between either Mr. Strong or Cerberus with Consolidated Old Teleglobe or its business.

        ITXC senior management met briefly with IDT on April 15 and on April 22 to discuss the potential for a negotiated transaction. ITXC advised IDT that it had engaged Morgan Stanley & Co. Incorporated, or Morgan Stanley, and that it wanted to evaluate any potential proposal for a business combination in an orderly manner. IDT initially insisted that it was not willing to participate in the formal evaluation process or enter into any standstill agreement.

        On April 17, 2003, ITXC engaged Morgan Stanley as its financial advisor to assist it in evaluating those inquiries and any other alternatives available to ITXC, including continuing to operate ITXC on a stand-alone basis, and in determining a strategic course for the company, and announced publicly that engagement.

        After engaging Morgan Stanley, the board authorized Morgan Stanley to make initial contact, on a confidential basis, with certain parties identified by ITXC management with assistance from Morgan Stanley as potential candidates for a possible transaction with ITXC. ITXC, with assistance from its financial and legal advisors, prepared confidential financial and other information for distribution to potential transaction candidates and established a process to be followed by all parties potentially interested in a transaction, in order to assure fair consideration and the most comparable and effective evaluation of proposals. As part of this process, ITXC required all potential candidates that had not previously done so to execute non-disclosure and standstill agreements.

        The process consisted of the distribution of a confidential information memorandum providing an overview of ITXC, including its history, products, market segments, technology, finances, strategy and investment considerations; furnishing access to a data room with more detailed confidential information about ITXC in the form of a substantial selection of key documents; requirement of a nondisclosure agreement with standstill provisions in order to access the data room; the answering of questions; and the use of Morgan Stanley as the primary contact with the potential transaction candidates. In appropriate circumstances, meetings were scheduled with ITXC senior management to enable any potential transaction candidate to gain a more detailed understanding of ITXC.

        On April 28, 2003, ITXC spoke to IDT and agreed to IDT's proposal that the parties meet directly to discuss a possible combination outside the formal process if IDT agreed to a standstill agreement for thirty days. ITXC indicated it would not provide any material nonpublic information to IDT outside the formal process. The parties reached agreement and on May 1, 2003, IDT announced that it had agreed to refrain from taking any unilateral action, for the following 30 days, to acquire shares of ITXC common stock. On May 2, 2003, ITXC's CEO and CFO met with the chairman and vice chairman of IDT and two other IDT employees. At this meeting IDT's chairman indicated some flexibility over proposals that had been discussed at the April 8, 2003 meeting. The parties discussed the idea of merging ITXC into the carrier division of IDT and the benefits and drawbacks of a stock versus cash transaction. ITXC's CEO indicated that ITXC was committed to the formal evaluation process so that all potential parties would be able to make proposals for consideration by ITXC. IDT declined to participate in that process and on May 20, 2003, IDT issued a press release indicating it was terminating discussions with ITXC. No formal tender offer documents were ever filed by IDT with the SEC or provided to ITXC stockholders.

        During the months of May and June 2003, Morgan Stanley, on behalf of ITXC, contacted 17 companies that had been identified as potential transaction candidates. Those companies consisted of every company that Morgan Stanley and ITXC management believed to be a likely potential transaction candidate, including all companies which had expressed interest in a transaction after the announcement of the unsolicited IDT offer. In determining which additional companies to contact, ITXC and Morgan Stanley considered each company's presence in and familiarity with the telecommunications business, potential synergies with ITXC and possession of the necessary resources to complete a transaction. Thirteen of the companies contacted signed non-disclosure agreements with ITXC and received an information memorandum regarding ITXC.

        On May 1, 2003, the board of directors of ITXC met to discuss the progress of various potential alternatives, including a business combination with IDT, as well as other alternatives available to ITXC. The board met again on May 5 to receive presentations from management and discussed with Morgan Stanley the progress of those potential alternatives.

        From May 9, 2002, until his resignation in May 2003, Liam Strong was a member of ITXC's board of directors. Mr. Strong became a consultant to Cerberus in June 2002 and an employee of TLGB Acquisition LLC, or TLGB, in February 2003, a few months before the completion of the acquisition of Consolidated Old Teleglobe's core assets by entities controlled by Cerberus. Immediately after April 10, 2003, the date on which IDT issued its press release announcing its plan to make an unsolicited offer, Mr. Strong recused himself from all ITXC board meetings or discussions relating to that offer, any other offer or strategic alternatives or any potential transactions with any party, and was not provided information or material on those matters. Mr. Strong recused himself from consideration of all potential transactions to avoid any appearance that he was voting upon matters in which he may have had a conflict of interest and to assure that Teleglobe did not obtain any unfair advantage by being aware of terms proposed by competing bidders. Mr. Strong resigned from ITXC's board of directors on May 30, 2003 in order to become an executive of Teleglobe.

        Teleglobe and ITXC signed a nondisclosure and standstill agreement in early May 2003, and, on May 7, 2003, following ITXC's annual meeting of stockholders and a meeting of its board of directors, Mr. Evslin and ITXC's CFO, Ed Jordan, met with Liam Strong, who at the time was still a member of ITXC's board of directors, Rick Willett, another senior member of the Teleglobe management team and representatives of Cerberus, to pursue exploratory discussions of a potential business combination between ITXC and Teleglobe. As each person in attendance was aware, Mr. Strong had not yet resigned as a member of the ITXC Board at the time of this meeting.

        ITXC's board of directors met again on May 16, 2003, at which time representatives of Morgan Stanley reviewed with the ITXC board the status of various discussions with potential bidders.

        Throughout May 2003, ITXC management continued to meet with a number of companies that had signed non-disclosure agreements, including Teleglobe, regarding potential business combinations.

        During June 2003, ITXC's CEO and CFO met with a number of companies, including Teleglobe, and ITXC's board of directors met to discuss the status of various potential transactions on June 20 and July 7. Interested parties were requested to make a nonbinding expression of interest with proposed terms on June 16, 2003. Teleglobe and another interested party (referred to as Company A) submitted such expressions. Both parties were invited to do further due diligence.

        Morgan Stanley assisted ITXC in establishing a data room at the offices of ITXC's outside counsel Lowenstein Sandler PC, or Lowenstein Sandler, in order to facilitate due diligence. On July 7 and July 8, Company A conducted legal due diligence at Lowenstein Sandler's offices and attended ITXC management presentations. On July 9 and 10, representatives of Teleglobe attended presentations by ITXC management and reviewed ITXC due diligence materials. A subsequent due diligence meeting was held on July 16 between representatives of ITXC and Teleglobe. Teleglobe conducted further legal due diligence on ITXC between September 8 and 10, 2003.

        Company A's initial expression of interest, which was described as preliminary and non-binding and contemplated the payment of cash to ITXC's stockholders, said that Company A "would on a preliminary basis estimate that the price per share for the entire equity interest in ITXC should not exceed US$2.50," and was subject to a number of conditions including additional due diligence, board approval, a satisfactory written agreement, receipt of all requisite approvals and agreements with key managers. In discussions with Company A's representatives, ITXC had indicated its concern over both the lack of specificity in Company A's proposal and the fact that ITXC stockholders would be expected to take a cash price with little premium over the then-current market price for ITXC stock, and with no opportunity for upside in the event that the business proved successful. Specifics were not provided, but it was proposed that a process be established under which ITXC and Company A would form functional workgroups to try to reach agreement on the terms of a transaction, a timeline and an organizational approach, as well as many other issues. On July 23, 2003 senior management of Company A made a presentation to senior management of ITXC. In addition to identifying the benefits of the proposed transaction to ITXC, Company A's management identified important approval issues relating to one of the owners of Company A which would prevent any binding offer being made for some period of time and which raised questions as to eventual approval. In addition to the customary approvals required in any transaction of this size, one of the owners of Company A was an incumbent local exchange carrier subject to restrictions on its business under the 1996 Telecommunications Act, and it was unclear to ITXC whether, and to what extent, aspects of ITXC's business would be impacted by such Act, whether additional approvals would be required under such Act and whether the likelihood of consummating a transaction with Company A was significantly reduced by virtue of such Act. The Company A proposal also indicated that the spin out of assets into a new entity would require a number of steps before approval. ITXC stated that it would require more specificity from Company A in order to consider proceeding in discussions with it.

        In late July, 2003, ITXC requested firm offers from the parties considering a transaction. Teleglobe proposed a transaction in which ITXC would merge with Teleglobe, through a merger subsidiary, subject to revisions in the corporate structure if mutually agreeable, confirmatory due diligence and execution of a mutually agreeable written agreement. Teleglobe advised ITXC that filing of the necessary documents with the SEC could not occur until the completion of audited financials with respect to Teleglobe's predecessor entities. Under Teleglobe's proposal, ITXC would receive approximately 30% of the combined company on a fully-diluted basis. Teleglobe's proposal was subject to a number of conditions, including, among other things, the satisfactory completion of due diligence, appropriate approvals and the negotiation and execution of a binding merger agreement, as well as final sign-offs internal to their organizations.

        In late July, Company A reiterated its interest in proceeding with a transaction with ITXC in which a new company would be created, but Company A was unable to provide details respecting the structure. It indicated that it would anticipate valuation of the shares in the new entity to be proportional to the sales and margin figures of the two entities, with the result that it would expect Company A to be the owner of between 70 and 90 percent of the new company. It also reiterated its inability to confirm the final corporate structure. Company A's proposal was subject to a number of conditions, including, among other things, the satisfactory completion of due diligence, appropriate approvals and the negotiation and execution of a binding merger agreement, as well as final sign-offs internal to their organizations. In addition, a third company, Company B, expressed interest in a transaction with ITXC slightly after the deadline. Company B was substantially smaller than Teleglobe and ITXC and was heavily dependent on additional financing to consummate the transaction that it proposed. In the initial proposal, Company B proposed paying cash for the stock of "insiders" and creating a merged entity in a stock-for-stock merger. ITXC immediately rejected any proposal in which insiders were treated differently than other shareholders. After some discussions in August, Company B did not further pursue any transaction with ITXC.

        Teleglobe's preliminary non-binding proposal contemplated the acquisition of ITXC through a stock-for-stock merger transaction whereby ITXC stockholders would acquire approximately 30.0% of the combined company on a fully diluted basis. In addition, the proposal included a requirement that the Teleglobe Preferred Shares be repurchased contemporaneously with the consummation of the merger as well as a commitment by Cerberus to provide the combined company with secured debt financing. The proposal also indicated that the merger would be subject to customary closing conditions. The preliminary proposal did not contain all the terms and conditions of the merger agreement. However, pursuant to the definitive merger agreement Cerberus initially committed to provide, under certain circumstances, a back-stop unsecured loan in an amount up to $75 million. On February 6, 2004 Cerberus increased that commitment to $100 million and subsequently agreed to fund such loan at the effective time of the merger in lieu of Teleglobe pursuing a financing in the capital markets concurrently with the consummation of the merger. The ownership percentage of the combined company offered to ITXC stockholders in the proposal was reduced in the merger agreement to take account of New Teleglobe common shares available to be issued in exchange for "in-the-money" options held by ITXC employees at the time the merger agreement was executed. The ownership percentage represented by these options when added to the total ownership percentage represented by the other ITXC stockholders results in a combined ownership percentage of approximately 30% in the combined company. No other material term contained in the preliminary proposal differed in any material respect from those corresponding terms ultimately agreed to in the merger agreement; in particular the repurchase of the Teleglobe Preferred Shares from Cerberus was a condition of the original Teleglobe proposal and of each subsequent Teleglobe proposal and the final merger agreement.

        On July 25, and again on July 29, the board of directors of ITXC held special meetings for purposes of evaluating Teleglobe's proposal and to discuss other potential alternatives available to

ITXC. At the July 29th meeting, attended by representatives of Morgan Stanley, the ITXC board heard status reports on the discussions with each of the entities which had been in contact with Morgan Stanley. In addition, at the July 25 meeting, the ITXC board was addressed directly by principal executives of one publicly held competitor company, Company C, which proposed a stock-for-stock merger with ITXC whereby ITXC stockholders would have retained approximately 70% of the equity in the surviving entity. Based on these discussions and reports, none of which were binding at this stage, and all of which were subject to some degree of additional due diligence and negotiation of a mutually satisfactory purchase agreement, the ITXC board narrowed its focus to four principal alternatives: the Teleglobe proposal; the Company A proposal; the merger proposed by Company C; and the stand-alone alternative in which ITXC would engage in no transaction and continue as a stand-alone going concern. Morgan Stanley reviewed these alternatives with the board at its July 29, 2003 meeting. In comparing these alternatives, Morgan Stanley addressed, among other things, the execution risk, the proposed transaction structures, the percentage of ownership of the resultant enterprise for ITXC stockholders and the potential future value to ITXC stockholders. The ITXC board also considered the relative value of these transactions as compared to the April 2003 IDT proposal, although there were no active discussions with IDT under way at the time. After considering the prospects of such alternatives, the board instructed Morgan Stanley and ITXC management to continue discussions and negotiations with Teleglobe.

        In reaching the decision to continue discussions with Teleglobe alone, the ITXC board considered and discussed the following principal factors in evaluating each of the proposals: the completeness of the proposal; the execution risk; the likely timing; the number and nature of contingencies in the proposal; the structure of the transaction; the consideration payable to ITXC stockholders; the likely synergies between the entities; the expected business and financial risks applicable to the surviving company; and the anticipated pro forma EBITDA of the combined entity. In addition, the Board considered the following principal factors specifically in connection with the Teleglobe proposal: the fact that Cerberus intended to redeem the Teleglobe Preferred Shares; the expectation and risks of a high yield financing to provide the funds for that redemption; and the adequacy of the backup facility proposed for this purpose if the high yield financing should not occur. With respect to the standalone case, in which ITXC would remain independent, the Board considered the ongoing cash burn of ITXC; the risk of not achieving ITXC's business plan; the difficulty ITXC had previously had in accurate forecasting; the uncertainty introduced by ITXC's need for a successor CEO; ITXC's poor second quarter performance; and the likelihood of investor impatience with the time required for ITXC to reach profitability. Based on these considerations, it was the judgment of the board that the Teleglobe transaction was the most attractive alternative, provided that a mutually acceptable agreement could be reached and subject to confirmatory due diligence by both Teleglobe and ITXC.

        Mr. Evslin spoke with Mr. Strong on July 30 and they subsequently met in Montreal on August 4 and 5 for additional discussions. Mr. Strong was employed by Teleglobe throughout this time period. Mr. Evslin and Mr. Strong discussed the impact of ITXC second quarter results, which were below the expectations previously provided to Teleglobe. After considerable negotiation, they agreed that the 30% equity (calculated on a fully diluted basis) in the combined company would generally be retained, but Mr. Strong indicated that Teleglobe would require thresholds in the agreement to assure that significant additional deterioration of ITXC performance would enable Teleglobe to terminate the merger agreement. They also discussed future organizational issues for New Teleglobe, assuming an agreement could be reached. They also discussed the financing contingency applicable to Teleglobe's proposal. In connection with Teleglobe's initial proposal to ITXC on July 28, 2003, Cerberus offered to provide the combined company a $50 million revolving line of credit secured by receivables of the combined company. During discussions following that proposal, Teleglobe representatives indicated that they anticipated conducting a high yield debt offering, in lieu of the revolving line of credit, contemporaneously with the consummation of the merger, in order to fund the Exchange and subsequent Refinancing and provide additional working capital. Throughout the negotiations, Teleglobe consistently stated that its offer was conditioned upon the consummation of a high yield offering or any similar debt issuance. During early August 2003, ITXC representatives indicated concerns over the adequacy of the cash available under the proposed $50 million line of credit and that ITXC would be unwilling to proceed with a transaction unless either the Teleglobe Preferred Shares were not redeemed or there was a larger committed financing facility. ITXC representatives informed Teleglobe that the plan for a high yield debt offering did not completely satisfy their objective because it was not committed. In response, Teleglobe agreed to provide a $75 million standby facility from Cerberus, that would be available to the extent that the high yield offering was not completed and other conditions were met. On August 21, 2003 Cerberus and Teleglobe delivered a proposed commitment letter for the $75 million facility. In late August and early September, 2003, the parties continued discussions on the terms of the standby facility, including ITXC's rights as a third party beneficiary to the commitment letter, the definition of a Material Adverse Effect, and the applicable fees, interest rates and term of the loan, with the parties eventually arriving at the terms provided in the Commitment Letter.

        During August 2003, ITXC commenced its due diligence of Teleglobe. ITXC's general counsel conducted due diligence at a data room at Teleglobe's Montreal offices on August 7 and 8, and ITXC's outside counsel examined documents at the offices of Teleglobe's outside counsel, Schulte Roth & Zabel LLP, during this period. In addition, business due diligence was conducted by both sides through meetings of executives and key personnel. Further due diligence was conducted by both ITXC and Teleglobe throughout the period from August until the public announcement of the transaction. ITXC also retained Delaware, Canadian and Bermuda counsel to assist in due diligence and review of the merger agreement.

        During the week of August 11, 2003, ITXC received a draft of the merger agreement from Teleglobe's outside counsel, and ITXC's board received an update on August 12.

        On August 19, ITXC's CEO, CFO, general counsel and outside counsel met with members of Teleglobe's senior management, its outside counsel and two representatives of Cerberus, in order to discuss various aspects of the potential transaction. Among the issues addressed and negotiated at this meeting were the definition of the phrase "Material Adverse Effect"; the parties' respective termination rights; the terms of the Commitment Letter; treatment of the ITXC warrants; pre-closing covenants affecting either company's freedom of action during the period between execution of the definitive agreement and closing; the terms of a "fiduciary out" to enable ITXC's Board to act consistent with its fiduciary duty in the event of an alternative proposal; and details and language relating to the representations and warranties.

        On September 25, 2003, senior management of both Teleglobe and ITXC met, followed by meetings throughout October to negotiate the terms of the merger agreement. ITXC's board of directors met and discussed the status of negotiations on September 29, October 2 and October 27, 2003.

        In addition, during October 2003, ITXC engaged Ernst & Young LLP to perform certain due diligence procedures on Teleglobe's financial information on ITXC's behalf.

        During September and October the parties continued to address many of the issues mentioned above and additional issues, including the request of Teleglobe that certain affiliates of ITXC sign voting agreements; the terms of such voting agreements; the details of the proposed combined company corporate structure; post merger governance provisions; the details of the termination event for failure of the parties to meet their respective buy-sell margins; the ability of the ITXC Board to withdraw its recommendation in favor of the merger and the circumstances under which such a change in recommendation could occur; the amount of a termination fee and the conditions that would give rise to the payment of the termination fee; issues raised by the parties' disclosure schedules; the number of independent members of the New Teleglobe Board of Directors; and "stay" and severance benefits for non-executive employees. The parties also agreed on an exchange ratio of 0.0107 common shares of

New Teleglobe for each outstanding share of ITXC stock. This ratio was calculated in order to provide that the ITXC stockholders would own approximately 27.75% of the outstanding shares, excluding outstanding options and warrants, and approximately 31.2% of the shares on a fully diluted basis of New Teleglobe post merger. Because ITXC had both options and warrants outstanding and New Teleglobe did not, this ratio was expected to result in approximately 30% of the equity of New Teleglobe being owned by equity owners of ITXC.

        On the evening of October 28, 2003, the board of directors of ITXC met to consider the terms of the proposed transaction with Teleglobe. Morgan Stanley reviewed and presented information regarding the financial terms of the transaction to the ITXC board and the board received additional presentations from ITXC's senior management and from Ernst & Young LLP, concerning due diligence conducted on Teleglobe, and representatives of Lowenstein Sandler, concerning the terms of the draft merger agreement, the results of the due diligence review conducted by inside and outside counsel and the responsibilities of ITXC's directors under Delaware law. The board of directors of ITXC then analyzed and discussed the terms of the transaction, the provisions of the draft merger agreement and the merger. ITXC's management was instructed to continue negotiating the issues remaining open in the transaction.

        After further negotiation of the merger agreement terms, the board of directors of ITXC met again on the evening of November 3, 2003, and further considered the merger agreement and the merger. At that meeting, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of ITXC common stock. The board unanimously determined that based on all other alternatives reasonably available to ITXC the merger was advisable and in the best interests of ITXC and its stockholders. Early the next morning, representatives of ITXC, Teleglobe and the merger subsidiary executed the merger agreement.

        At the same time that the merger agreement was signed, Teleglobe entered into a voting agreement with ITXC's directors and certain of its executive officers, who owned ITXC common stock, under which they agreed to vote their shares in favor of the merger with Teleglobe and provided a proxy to representatives of Teleglobe for that purpose. See "Other Agreements—The Voting Agreement."

        On November 4, 2003, a press release announcing the execution of the merger agreement was issued by ITXC and Teleglobe and their respective CEOs and CFOs conducted a conference call and webcast to describe the merger and to answer related questions.

        In late January of 2004, the parties discussed the effect of the delay in consummating the transaction and the cash needs of Teleglobe. In response, Cerberus agreed to amend the terms of the facility to increase the available credit to $100 million and to increase the duration of the loan by an additional year. In early March 2004, Teleglobe determined that it would proceed directly to borrow the $100 million from Cerberus under the credit facility rather than to pursue a debt offering simultaneous with the merger.

        On February 6, 2004, the parties amended the merger agreement. The only changes effected by the parties at that time involved a modification of the covenant in the merger agreement related to the Commitment Letter.

Recommendation of the ITXC Board of Directors; ITXC's Reasons for the Merger

        The ITXC board of directors believes that the merger is in the best interests of ITXC's stockholders, has unanimously approved the merger agreement and declared it to be advisable, and unanimously recommends that ITXC stockholders vote "FOR" adoption of the merger agreement.

        In reaching its decision, the ITXC board of directors consulted with ITXC's management and its financial and legal advisors, and considered a variety of factors, including the following:

  •
  ITXC had engaged in a sale process that lasted approximately seven months. Pursuant to that process, ITXC, either directly or through Morgan Stanley, solicited interest from every entity thought to be a reasonably likely candidate for a strategic transaction based upon each such entity's business activities and financial position. As a result, ITXC contacted or was contacted by, and in some cases negotiated with, 17 potential acquirers and IDT. This thorough process produced no offers that, in the view of ITXC's board, were equivalent to or superior to Teleglobe's offer;

  •
  The Board reviewed with Morgan Stanley the four principal alternatives—the Teleglobe proposal, the proposals made by Company A, the proposal made by Company C and remaining independent.

  •
  Morgan Stanley also delivered its opinion that as of November 3, 2003 and based on and subject to the considerations set forth in its opinion, the exchange ratio set forth in the merger agreement with Teleglobe was fair from a financial point of view to holders of ITXC common stock;

  •
  The board considered the benefits that the size, breadth of product offerings and any synergies resulting from the combination of the businesses of ITXC and Teleglobe would offer to the stockholders of ITXC as shareholders of New Teleglobe. Such synergies included the application of ITXC's sophisticated management and routing tools to Teleglobe's network, and the ability of ITXC to purchase lower cost Internet access through Teleglobe's status as a backbone Internet service provider;

  •
  The board was advised by ITXC's management that in its opinion, the combined company would be better able to compete in the price-sensitive wholesale telecommunications market segment than ITXC on a stand-alone basis. The combination of ITXC and Teleglobe brings together ITXC's VoIP network and Teleglobe's access to 272 established bilateral relationships and generally strong global reputation with telecommunications companies. On a stand-alone basis, ITXC had not been able to successfully establish as many or as favorable bilateral arrangements as Teleglobe has established. It was also noted that the combined company would enjoy the benefits of greater buying power in acquiring termination capacity than ITXC has on a stand-alone basis.

  •
  The board considered that ITXC's and Teleglobe's networks complement each other geographically, with ITXC's strength in the developing world and Teleglobe's strength in established markets. The combination will also enable New Teleglobe to more effectively service customers worldwide than ITXC on a stand-alone basis by offering them a multiplicity of services.

  •
  The board considered Teleglobe's corporate history. In particular, the board considered the advantages that Teleglobe achieved by purchasing its business through a bankruptcy process. By purchasing Consolidated Old Teleglobe's core business through a bankruptcy proceeding, Teleglobe was able to acquire the business free of Consolidated Old Teleglobe's significant liabilities, unprofitable lines of business and many of Consolidated Old Teleglobe's unfavorable contracts.

  •
  The board considered unaudited financial data describing Teleglobe's business and unaudited pro forma financial data describing the combined company. The pro forma data demonstrates that the combined company would have had gross revenues that were more than three times the gross revenues of ITXC during the nine months ended September 30, 2003. The board was advised that the combined company was expected to have positive net cash flow (defined as cash provided by operating, investment and financing activities in excess of cash used for those activities) by the end of 2004.

  •
  The board considered the exchange ratio set forth in the merger agreement. Despite the fact that ITXC's financial performance in the second quarter of 2003 was below Teleglobe's expectations, the exchange ratio was not reduced during negotiations. As a result of New Teleglobe's assumption of outstanding ITXC options and warrants, and the absence of equivalent instruments with respect to Teleglobe, the exchange ratio set forth in the merger agreement results in ITXC equityholders receiving approximately 27.75%, excluding options and warrants, and approximately 31.2% on a fully diluted basis of New Teleglobe at closing.

  •
  The board considered the industry experience and ability of a management team that is expected to be drawn from both Teleglobe and ITXC to manage New Teleglobe following the merger. See "Management of New Teleglobe After the Merger and Other Information".

  •
  Throughout the process of considering bids from Teleglobe and other parties, the board compared such proposals with the alternative of retaining ITXC's status as an independent entity. In making this comparison, the board considered the challenges that ITXC faces in continuing as an independent, publicly owned company, including increasing competition, credit risks associated with its customer base, its relatively small market capitalization, limited public float and liquidity, and limited attention from securities analysts. The board also considered ITXC's recent financial performance and current financial condition, ITXC's business and prospects on a stand-alone basis, the time that it would take for ITXC to reach profitability, the risks that ITXC would face before reaching profitability and the difficulties that ITXC could encounter if it were required to seek additional capital before reaching profitability.

  •
  In analyzing ITXC on a stand-alone basis and as part of a combined entity with Teleglobe and other proponents, the board considered historical information concerning ITXC's financial performance and condition, operations, technology, management and competitive position;

  •
  The ITXC board considered historical market prices, volatility and trading information with respect to the common stock of ITXC. See "Price Range of Common Stock and Dividends."

  •
  The board considered pressures on ITXC's business which had resulted in a slowdown in ITXC's revenue growth, an absolute decline in ITXC's revenues from the second quarter of 2003 to the third quarter of 2003, and continued margin pressure and erosion.

  •
  The board considered ITXC's inability to identify or complete acquisitions at attractive prices, which could have broadened the scope of ITXC's product offerings. At the time that ITXC became a public company in 1999, it had anticipated that it would be able to utilize its capital stock and cash resources to expand by acquisitions as well as by internal growth. Its acquisition of eFusion in 2000 did not produce the results anticipated. Thereafter, ITXC was only able to consummate one relatively small acquisition, purchasing assets from Nexcom Telecommunications in 2002.

  •
  The board considered ITXC's limited success in entering into bilateral agreements with telecommunications carriers, which could have improved the stability of its revenues and margins.

  •
  In order for ITXC to reach profitability on a stand-alone basis, it would be necessary for ITXC to make significant cost cuts. The board considered the risks to the future success of the business in the event of such cuts and the uncertainties associated with such cost cuts. The board also considered the impact on the market price of ITXC's common stock in the event cost-cutting did not produce the desired results.

  •
  Based on its own review of the documentation and the input of ITXC's advisors, the board believed that on an overall basis, the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, were customary and reasonable.

        However, all business combinations, including the merger, also include certain risks and disadvantages. The board of directors of ITXC considered the possibility that the merger might not be consummated and the effect of the public announcement of the merger on ITXC's business and valuation. ITXC's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including the following:

  •
  that during the extended period of time between the announcement of the merger transaction and the closing of the transaction, the value of the businesses could diminish as a result of pre-merger uncertainty;

  •
  that Section 6.05 of the merger agreement provides that ITXC, in the absence of a superior proposal, is prohibited from withdrawing or modifying, or proposing to withdraw or modify, the approval of the Board of Directors of the merger in a manner adverse to Teleglobe and its subsidiaries;

  •
  that Cerberus-controlled entities will own a majority of the New Teleglobe common shares;

  •
  that a majority of New Teleglobe's directors will be either designated by Cerberus or members of New Teleglobe's senior management;

  •
  that New Teleglobe may be unable to integrate and/or retain key employees, customers and suppliers through the merger process;

  •
  that the complexity of New Teleglobe's holding company structure and Bermuda incorporation, which had been determined by New Teleglobe and was not a subject of negotiation, and the fact that it is not a publicly owned company may make it challenging for shareholders or securities analysts to evaluate New Teleglobe's performance;

  •
  that Teleglobe as a successor to the Acquired Businesses (See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the definition of "Acquired Businesses" on pages 8 and 130.) has had a short post bankruptcy operating history and that current management has only been operating Teleglobe since December 2002;

  •
  that Teleglobe did not yet have any audited income statements and that there could be a delay before an audited income statement would become available;

  •
  that, on both an absolute and a per share basis, New Teleglobe will carry more indebtedness than ITXC carried prior to the merger;

  •
  that the combined business may not be able to capture anticipated synergies or otherwise effectively execute its business plan; and

  •
  The ITXC board was also concerned that if New Teleglobe is unable to consummate the debt offering with sufficient proceeds to fund the Refinancing, there will be a reduction in the combined company's cash resources available for working capital. This concern was largely addressed when, in February 2004, the parties amended the merger agreement to increase the amount of the Commitment Letter from $75 million to $100 million.

        The foregoing discussion of the information and factors considered by the ITXC board of directors is not exhaustive, but includes the material factors considered by the ITXC board of directors. The ITXC board of directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the ITXC board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the ITXC board of directors may have given differing weights to different factors.

        After weighing all of the above factors and the potential risks and benefits of the proposed transaction, ITXC's board of directors unanimously recommends that ITXC stockholders vote to adopt the merger agreement.

Opinion of ITXC's Financial Advisor

        Pursuant to a letter dated April 17, 2003, Morgan Stanley was engaged to provide financial advisory services, including a financial opinion letter if appropriate, in connection with an evaluation of ITXC's strategic alternatives. Morgan Stanley was selected by the ITXC board of directors to act as ITXC's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of ITXC and the market in which it competes. At the November 3, 2003 meeting of the ITXC board of directors, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of ITXC common stock.

        The full text of Morgan Stanley's opinion letter, dated November 3, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement/prospectus. Morgan Stanley's opinion letter is directed to the ITXC board of directors and addresses only the fairness of the exchange ratio from a financial point of view to holders of ITXC common stock as of the date of such opinion and does not address any other aspect of the merger. The summary of Morgan Stanley's opinion letter set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Morgan Stanley's opinion letter attached as Appendix B hereto, which should be read carefully and in its entirety. Morgan Stanley's opinion or this description is not a recommendation as to how any ITXC common stockholder should vote with respect to the merger or any other matter.

        In arriving at its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other information of ITXC;

  •
  reviewed certain internal financial statements and other financial and operating data of both ITXC and Teleglobe, prepared by the managements of ITXC and Teleglobe, respectively;

  •
  reviewed certain financial projections of ITXC and Teleglobe, prepared by the managements of ITXC and Teleglobe, respectively;

  •
  discussed the past and current operations and financial condition and the prospects of ITXC and Teleglobe, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of ITXC and Teleglobe, respectively;

  •
  reviewed the pro forma impact of the merger on certain operational and financial metrics of the combined company;

  •
  reviewed the reported prices and trading activity for ITXC common stock;

  •
  compared the financial performance of ITXC and the prices and trading activity of ITXC common stock with that of certain other comparable publicly-traded companies and their securities;

  •
  reviewed and discussed with the senior managements of ITXC and Teleglobe their strategic rationales for the merger;

  •
  reviewed and discussed with the senior management of ITXC certain alternatives to the merger;

  •
  participated in discussions and negotiations among representatives of ITXC and Teleglobe and their advisors;

  •
  reviewed the merger agreement and certain related documents; and

  •
  performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate, including, but not limited to, an analysis of the credit profile of ITXC, a review of ITXC Management's recent history of financial performance forecasts for ITXC and the change in those forecasts over time, as well as an analysis of ITXC's revenue growth and quarterly cash balances.

        In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial information and financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the financial performance of ITXC and Teleglobe. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of ITXC and Teleglobe of the strategic rationale for the merger. In addition, Morgan Stanley assumed that the merger, and the transactions contemplated prior to the effectiveness of the merger, would be consummated in accordance with the terms set forth in the merger agreement, including among other things, that the merger would be treated as a tax-free reorganization pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of ITXC or Teleglobe, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

        Morgan Stanley's opinion did not address the relative merit of the merger as compared to any other alternative transaction available to ITXC, whether or not such transaction could be achieved. In addition, Morgan Stanley's opinion did not in any manner address the prices at which the New Teleglobe common shares would trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of ITXC should vote at the stockholder's meeting to be held in connection with the merger.

        The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral and written opinion. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

        In connection with its analysis, Morgan Stanley noted that on April 10, 2003, IDT announced an offer to acquire the outstanding shares of ITXC common stock for $1.40 per share in IDT Class B common stock, which offer was withdrawn on May 1, 2003 and that as of October 27, 2003, the closing price of ITXC common stock was $3.20. In addition, Morgan Stanley noted that there was no public market for Teleglobe's securities and that based on the merger exchange ratio, holders of ITXC's common stock would have ownership of the combined company of 27.75%. Finally, Morgan Stanley noted that prior to the effectiveness of the merger, Teleglobe will repurchase the Teleglobe Preferred Shares in the face amount of $95.0 million from certain affiliates of Teleglobe in exchange for the Interco Notes and has assumed the completion of such repurchase in its analysis.

  Combined Company Analyses

                Discounted Cash Flow Analysis.    Morgan Stanley performed a discounted cash flow analysis, which was intended to calculate a theoretical or intrinsic value range of the combined company, by determining a range of present values for the combined company as of September 30, 2003. The financial forecasts and estimates for the combined company were provided by ITXC's and Teleglobe's managements, including the effect of certain strategic, financial and operational benefits anticipated from the proposed merger according to ITXC management, which is referred to as the management case. The present value of the combined company was determined by adding:

    •
    the present value of the management case cash flows of the combined company, assuming the combined company were financed entirely with equity capital, or the "unlevered free cash flows", over the period from September 30, 2003 through December 31, 2007; and

    •
    the present value of the combined company's unlevered free cash flows for the periods after December 31, 2007, also referred to as the "terminal value" of the combined company;

          Morgan Stanley made the following assumptions in performing its analysis:

    •
    the terminal value of the combined company was determined by using perpetual growth rates of unlevered free cash flow of 4.0% to 6.0% which range was selected based on, among other things, historical and projected growth rates of the unlevered free cash flows of the combined company and the industry in general; and

    •
    the unlevered free cash flow and terminal values were discounted to present values using a range of discount rates of 17.5% to 22.5%, which range was selected based on, among other things, the degree of risk associated with the businesses of the combined company and the industry in general and the cost of debt and equity financing of the combined company.

          The value of a share of ITXC in the combined company was determined by:

    •
    subtracting the net debt of the combined company at September 30, 2003 to determine the theoretical equity value of the combined company; and

    •
    multiplying the theoretical equity value of the combined company by ITXC's proportionate ownership in the combined company and dividing the resulting figure by the number of fully-diluted ITXC shares.

        Based on the assumptions detailed above, the fully diluted value of a share of ITXC in the combined company common stock, calculated based on the number of shares that were "in the money" at various share prices ranged from $2.31 to $3.77 per share. Morgan Stanley noted that on April 10, 2003, IDT announced an offer to acquire the outstanding shares of ITXC common stock for $1.40 per share in IDT Class B common stock, which offer was withdrawn on May 1, 2003, and that as of October 27, 2003, the closing price of ITXC common stock was $3.20.

                Sensitivity Analyses to Discounted Cash Flow Analysis.    Using the same methodology as described above under "Discounted Cash Flow Analysis," Morgan Stanley performed discounted cash flow analyses on two sensitivity cases to the management case projections. The table below summarizes the management case as well as the two sensitivity cases. The sensitivity cases varied three measures of operating performance: (i) ITXC's growth rate on an annual basis, assuming one constant growth rate for each successive period, also referred to as a "compound annual growth rate" or "CAGR", of revenue for the years 2003 to 2007 (the "ITXC 2003-2007 Revenue CAGR"); (ii) ITXC's profit, calculated by subtracting variable data communications expense from revenue, as a percentage of revenue from 2003 to 2007 (the "ITXC 2003-2007 Buy / Sell Margin"); and, (iii) Teleglobe's constant annual growth rate in earnings before interest, taxes, depreciation and amortization ("EBITDA") from

2004 to 2007 (the "Teleglobe 2004-2007 EBITDA CAGR"). The table below summarizes these measures for each case:

	ITXC 2003-2007 Revenue CAGR	ITXC 2003-2007 Buy / Sell Margin	Teleglobe 2004-2007 EBITDA CAGR
Management Case	22.5%	12.8%	8.6%
Sensitivity Case 1	25.0% - 30.0%	10.5%	4.0%
Sensitivity Case 2	10.0% - 15.0%	13.0%	4.0%

        For the purposes of the sensitivity analyses, a 20.0% discount rate, representing the mid-point of the range of discount rates from the "Discounted Cash Flow Analysis," was used. All other assumptions were consistent with assumptions described above. Based on these assumptions, the fully diluted value of a share of ITXC in the combined company common stock, calculated as described earlier, in Sensitivity Case 1 ranged from $1.89 to $3.42 per share. The fully diluted value of a share of ITXC in the combined company common stock in Sensitivity Case 2 ranged from $1.72 to $3.09.

                Comparable Company Analysis.    Morgan Stanley also performed a comparable company analysis, which was intended to calculate a range of values for the combined company by applying various valuation metrics derived from comparable companies to the combined company's expected financial performance. Morgan Stanley selected publicly available financial information of some publicly traded telecommunications companies which participate in the business of international long distance voice transport. Morgan Stanley then compared the publicly available financial information of those companies to the expected financial performance of the combined company as provided by ITXC and Teleglobe management. The compared information included aggregate values divided by 2004 and 2005 estimated EBITDA (the "Aggregate Value / 2004 Estimated EBITDA Multiple" and the "Aggregate Value / 2005 Estimated EBITDA Multiple"). The estimated EBITDA was derived from selected Wall Street equity research sources, with the exception of the estimated EBITDA for the combined company which was obtained from ITXC and Teleglobe management estimates.

        The following table presents, as of October 27, 2003, the Aggregate Value / 2004 Estimated EBITDA Multiples and the Aggregate Value / 2005 Estimated EBITDA Multiples for these companies:

Comparable Telecommunications Companies		Aggregate Value / 2004 Estimated EBITDA Multiples		Aggregate Value / 2005 Estimated EBITDA Multiples
•	Net2Phone	19.0	x	6.9	x
•	iBasis (valuing iBasis debt at book value)	12.9	x	5.3	x
•	DeltaThree	N.M.		N.M.
•	Primus	5.9	x	4.7	x
•	IDT	N.M.		N.M.

*
N.M. means "Not Meaningful", because future earnings were not available.

        Morgan Stanley analyzed the potential value per ITXC share by calculating the combined company stock price, using the combined company's expected 2004 and 2005 EBITDA, applying a range of Aggregate Value / Estimated EBITDA ratios derived from comparable company data, subtracting net debt, multiplying the result by ITXC's ownership of the combined company, and dividing by ITXC's fully-diluted number of shares, calculated as described above. In its analysis, Morgan Stanley used an Aggregate Value / 2004 Estimated EBITDA ratio range of 5.0x to 8.0x and an Aggregate Value / 2005 Estimated EBITDA ratio range of 4.0x to 6.0x.

        The following table presents the high and low value per share of ITXC common stock based on comparable Aggregate Value / Estimated EBITDA ratios for the combined company:

	Aggregate Value / 2004 Estimated EBITDA Multiple	Aggregate Value / 2005 Estimated EBITDA Multiple
Low	$2.63	$3.06
High	$4.23	$4.60

        Morgan Stanley noted that on April 10, 2003, IDT announced an offer to acquire the outstanding shares of ITXC common stock for $1.40 per share in IDT Class B common stock, which offer was withdrawn on May 1, 2003, and that as of October 27, 2003, the closing price of ITXC common stock was $3.20.

        No company utilized in the comparable company comparison analysis is identical to ITXC, Teleglobe or the combined company. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ITXC or Teleglobe. These other matters include the impact of competition on the business of ITXC or Teleglobe and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of ITXC or Teleglobe or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company group data.

                Contribution Analysis.    Morgan Stanley performed a contribution analysis by reviewing the contributions of both ITXC and Teleglobe to the expected operating performance of the combined company as provided by ITXC and Teleglobe management. In its analysis, Morgan Stanley used ITXC's equity value as of October 27, 2003 and the net debt of both ITXC and Teleglobe as of September 30, 2003. The following table presents the contribution analysis based on gross margin and EBITDA for the years 2003 to 2006:

	ITXC Contribution as a % of Asset Value	ITXC Contribution as a % of Equity Value
Gross Margin
2003	7.1%	18.1%
2004	10.9%	22.1%
2005	14.2%	25.4%
2006	15.6%	26.8%
EBITDA
2003	N.M.	N.M.
2004	9.5%	20.6%
2005	22.6%	34.0%
2006	26.1%	37.6%

*
N.M. means Not Meaningful.

        Morgan Stanley noted that based on the merger exchange ratio, holders of ITXC's common stock would own 27.75% of the combined company excluding options and warrants, or approximately 31.2% for ITXC equity holders on a full diluted basis.

        ITXC Stand-Alone Analyses

        Morgan Stanley also performed a variety of analyses of ITXC on a stand-alone basis. In these analyses, Morgan Stanley noted that ITXC has federal and state net operating losses carryforwards ("NOLs") which at December 31, 2002, amounted to approximately $192.1 million. Morgan Stanley also noted, however, that certain conditions may limit ITXC's ability to utilize these NOLs fully. Morgan Stanley's valuation analysis provided value ranges for ITXC common stock both excluding and including the present value of the NOLs, if applicable. In calculating the present value of these NOLs, Morgan Stanley used a 20.0% to 25.0% discount rate, a 10.0% perpetual growth rate of taxable income in the years following 2007, and assumed that there was no limitation on the annual usage of the NOLs.

                Historical Common Stock Performance.    Morgan Stanley's analysis of ITXC's common stock performance consisted of a review of closing prices during the period from January 1, 2003 to October 27, 2003 (the "trading range"). During that period, based on prices as reported on NASDAQ, ITXC common stock achieved a high closing price per share of $4.60 on July 15, 2003 and a low closing price per share of $1.22 on April 9, 2003. In addition, Morgan Stanley reviewed ITXC's cash balance on a per share basis at each date in the trading range and the premium of the current ITXC common stock closing price to the cash per share value. Cash per share was calculated on a quarterly basis and was based on an average of ITXC's cash and marketable securities balances at the beginning and end of each quarter, divided by the average of the number of ITXC shares outstanding at the beginning and end of each quarter. Additionally, Morgan Stanley noted that ITXC common stock closed at a price of $3.20 per share on October 27, 2003, which represented a 161% premium to ITXC's cash per share and a 162% premium to the price of ITXC on the day prior to the IDT offer.

                Discounted Cash Flow Analysis.    Morgan Stanley performed a discounted cash flow analysis on ITXC to determine a range of present values for ITXC as of September 30, 2003. This analysis was based on financial forecasts and estimates provided by ITXC's management, which is referred to as the ITXC management case. The range was determined by adding:

  •
  the present value of the ITXC management case unlevered free cash flows over the period from September 30, 2003 through December 31, 2007; and

  •
  the present value of the "terminal value" of ITXC.

        Morgan Stanley made the following assumptions in performing its analysis:

  •
  the "terminal value" of ITXC was determined by using perpetual growth rates of unlevered free cash flow of 8.0% to 10.0%; and

  •
  the free cash flow stream and terminal values were discounted to present values using a range of discount rates of 20.0% to 25.0%.

        The value of a share of ITXC was determined by:

  •
  adding the net cash of ITXC at September 30, 2003 to determine the theoretical equity value of ITXC; and

  •
  dividing the theoretical equity value of ITXC by the number of fully-diluted ITXC shares outstanding.

        Based on the above assumptions and excluding the present value of the NOLs, the fully diluted value of a share of ITXC common stock, calculated as discussed earlier, ranged from $1.82 to $2.55 per share. Including the present value of the NOLs, the fully diluted value of a share of ITXC common stock ranged from $2.30 to $3.16. Morgan Stanley noted that on April 10, 2003, IDT announced an offer to acquire the outstanding shares of ITXC common stock for $1.40 per share in IDT Class B common stock, which offer was withdrawn on May 1, 2003, and that as of October 27, 2003, the closing price of ITXC common stock was $3.20.

                Sensitivity Analyses to Discounted Cash Flow Analysis.    Using the same methodology as described above under "Discounted Cash Flow Analysis," Morgan Stanley performed discounted cash flow analyses on two sensitivity cases to the ITXC management case projections using the same measures of operating performance (excluding Teleglobe's performance) as in the sensitivity analysis for the combined company. The table below summarizes these measures for each case.

	ITXC 2003-2007 Revenue CAGR	ITXC 2003-2007 Buy / Sell Margin
ITXC Management Case	22.5%	12.8%
Sensitivity 1	25.0% - 30.0%	10.5%
Sensitivity 2	10.0% - 15.0%	13.0%

        For the purposes of this analysis, a 22.5% discount rate, representing the mid-point of the range of discount rates from the "Discounted Cash Flow Analysis," was used. All other assumptions were consistent with assumptions described above. The results of this analysis are shown in the table below:

	Sensitivity 1	Sensitivity 2
Excluding NOLs
Low	$0.96	$0.29
High	$2.02	$1.25
Including NOLs
Low	$1.26	$0.29
High	$2.64	$1.48

        Morgan Stanley noted that on April 10, 2003, IDT announced an offer to acquire the outstanding shares of ITXC common stock for $1.40 per share in IDT Class B common stock, which offer was withdrawn on May 1, 2003, and that as of October 27, 2003, the closing price of ITXC common stock was $3.20.

                Comparable Public Company Analysis.    As part of its analysis, Morgan Stanley compared selected publicly available financial information of selected publicly traded telecommunications companies as outlined above and subject to the same limitations as outlined above. Morgan Stanley analyzed the potential value per share of ITXC by using its forecasted 2004 and 2005 EBITDA, applying a range of Aggregate Value / 2004 Estimated EBITDA ratios and Aggregate Value / 2005 Estimated EBITDA ratios derived from comparable company data, adding the net cash of ITXC as of September 30, 2003, and dividing by ITXC's fully-diluted number of shares. In its analysis, Morgan Stanley used an Aggregate Value / 2004 Estimated EBITDA ratio range of 6.0x to 10.0x and an Aggregate Value / 2005 Estimated EBITDA ratio range of 4.0x to 6.0x.

        The following table presents the high and low value per share of ITXC common stock based on comparable Aggregate Value / Estimated EBITDA ratios:

	Aggregate Value / 2004 Estimated EBITDA Multiple	Aggregate Value / 2005 Estimated EBITDA Multiple
Excluding NOLs
Low	$2.09	$2.95
High	$2.69	$3.81
Including NOLs
Low	$2.56	$3.41
High	$3.30	$4.41

        Morgan Stanley noted that on April 10, 2003, IDT announced an offer to acquire the outstanding shares of ITXC common stock for $1.40 per share in IDT Class B common stock, which offer was withdrawn on May 1, 2003, and that as of October 27, 2003, the closing price of ITXC common stock was $3.20.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all of its analyses, would create an incomplete view of the process underlying Morgan Stanley's opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of ITXC, Teleglobe or the combined company.

        In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ITXC or Teleglobe. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement and were provided to the ITXC board of directors in connection with the delivery of Morgan Stanley's opinion to ITXC. The analyses do not purport to be appraisals of value or to reflect the prices at which ITXC or New Teleglobe might actually be sold or trade or, in the case of ITXC, liquidated. ITXC did not impose any limitations on the scope of information received or reviewed by Morgan Stanley in connection with the delivery of its opinion. In addition, as described above, Morgan Stanley's opinion was one of the many factors taken into consideration by the ITXC board of directors in making its determination to approve the merger. The exchange ratio pursuant to the merger agreement was determined through arm's-length negotiations between ITXC and Teleglobe and was approved by the ITXC board of directors. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the ITXC board of directors with respect to the value of ITXC or of whether the ITXC board of directors would have been willing to agree to different consideration or exchange ratio.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory services for certain affiliates of Teleglobe and have received fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with ITXC in connection with this transaction, may have committed and may commit in the future to invest in private equity funds involved in this transaction. Furthermore, Mr. Edward Greenberg, an Advisory Director of Morgan Stanley will become a director of New Teleglobe upon the consummation of the merger. Morgan Stanley may continue to provide investment banking services to the combined entity in the future. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell equity securities of ITXC for its account or the account of its customers.

        Pursuant to an engagement letter dated as of April 17, 2003, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and ITXC has agreed to pay Morgan Stanley $3,306,892 if the merger is completed, $1,250,000 of which has been paid. ITXC also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, ITXC has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. Morgan Stanley has received no compensation from Teleglobe since its formation on December 31, 2002.

Teleglobe's Reasons for the Merger

        The Teleglobe board of directors has unanimously approved the merger agreement. In the course of reaching its decision to approve the merger agreement and the merger, the Teleglobe board of directors consulted with legal advisors and considered a number of factors, including among others, the following principal factors that were material to the decision:

  •
  the benefits that the size, breadth of product offerings and any synergies resulting from the combination of the businesses of ITXC and Teleglobe would offer to the shareholders of Teleglobe as shareholders of New Teleglobe;

  •
  that by bringing together ITXC's VoIP network with Teleglobe's access to 272 established bilateral relationships and generally strong global reputation with telecommunications companies, New Teleglobe will be better able to compete in the price-sensitive wholesale telecommunications market segment than Teleglobe on a stand-alone basis;

  •
  that ITXC's and Teleglobe's networks complement each other and will enable New Teleglobe to more effectively cover an expansive worldwide territory than Teleglobe on a stand-alone basis;

  •
  that ITXC's technology for routing and pricing could improve the performance of Teleglobe's existing business;

  •
  the shares held by existing shareholders of Teleglobe would represent 72.25% of the outstanding shares of New Teleglobe after the merger;

  •
  New Teleglobe, after the merger, is expected to have positive net cash flows by the end of 2004;

  •
  the industry experience and ability of a management team that is expected to be drawn from Teleglobe and ITXC to manage New Teleglobe following the merger;

  •
  that the acquisition of ITXC would eliminate the need of Teleglobe to independently develop its own VoIP technology;

  •
  current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of ITXC;

  •
  the inclusion in the merger agreement of a Buy/Sell Margin termination event, which would provide protection prior to the closing of the merger for risks inherent in ITXC's business;

  •
  the belief that the other terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are customary and reasonable; and

  •
  the merger is conditioned upon the consummation of the Exchange and the Refinancing and these transactions will collectively effectuate the repurchase of all of the outstanding Teleglobe Preferred Shares held by Cerberus.

        However, all business combinations, including the merger, also include certain risks and disadvantages. The board of directors of Teleglobe considered the possibility that the merger might not be consummated and the effect of the public announcement of the merger on Teleglobe's business. Teleglobe's board of directors also identified and considered a variety of potentially negative factors in its determinations concerning the merger, including the following:

  •
  that during the extended period of time between the announcement of the merger transaction and the closing of the transaction, the value of the businesses could diminish as a result of pre-merger uncertainty;

  •
  that ITXC and Teleglobe may be unable to integrate and/or retain key employees, customers and suppliers through the merger process;

  •
  that the complexity of Teleglobe's holding company structure and Bermuda incorporation, and the fact that it is not a publicly owned company, may make it challenging for shareholders or securities analysts to evaluate New Teleglobe's performance;

  •
  that if New Teleglobe was unable to obtain sufficient proceeds to fund the Refinancing, there would have been a reduction in the combined company's cash resources available for acquisitions and other strategic opportunities;

  •
  that the combined business may not be able to capture anticipated synergies or otherwise effectively execute its business plan; and

  •
  that Teleglobe may not be able to pursue other acquisitions that may have otherwise been attractive and may be subject to other opportunity costs of the merger.

        The foregoing discussion of the information and factors considered by the Teleglobe board of directors is not exhaustive, but includes the material factors considered by the Teleglobe board of directors. The Teleglobe board of directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the Teleglobe board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Teleglobe board of directors may have given differing weights to different factors.

Regulatory Approvals Required for the Merger

  FCC Approvals

        ITXC Data holds a license under Section 214 of the Communications Act. Because ITXC Data does not currently provide services that require such a license, and Teleglobe subsidiaries also hold licenses under Section 214, ITXC Data may seek FCC permission to terminate its license rather than seek its transfer. If ITXC Data decides to retain its license, the FCC must approve the transfer of control of ITXC Data to Teleglobe. The FCC must determine whether Teleglobe is qualified to control the FCC license and the authorization held by ITXC Data and whether the transfer is consistent with the public interest, convenience and necessity.

  State Regulatory Approvals

        ITXC Data holds a certificate of public convenience and necessity issued by the NYPSC. As a result, the approval of the NYPSC is required to complete the proposed transfer of control of ITXC to Teleglobe. Alternatively, because ITXC does not currently provide services that require such a license, it may elect to seek permission to terminate this license.

        In addition Teleglobe America holds certificates, licenses and service authorizations issued by certain state PUCs and the FCC. Teleglobe will be required to obtain prior approval from and submit notices to the FCC and some of these state PUCs for the proposed Contribution prior to the completion of the merger. In connection with the acquisition of ITXC by New Teleglobe, the current owners of ITXC will acquire a significant indirect minority interest in Teleglobe. In certain states, the state commission must approve the indirect transfer of minority control in Teleglobe America. In other states, filings are required to provide their PUCs with notice of the indirect transfer, although no approval is required from such states. Furthermore, Teleglobe will provide a number of states' PUCs with information about the Refinancing. Teleglobe must seek approval from the FCC for the pro forma transfer of control of Teleglobe America's cable landing licenses, and must provide notification of the pro forma transfer of control of its Section 214 licenses. As of April 28, 2004, Teleglobe has made all necessary notifications, and has received approval from the FCC and all but one of the required states. Teleglobe expects to receive the remaining required state regulatory approval prior to the effective time of the merger.

  U.S. Antitrust

        Under the HSR Act, the merger may not be completed until notifications have been filed and all applicable waiting periods have expired or been terminated. On or about January 14, 2004, Teleglobe and ITXC filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. On January 27, 2004, each of Teleglobe and ITXC received notification from the FTC that it had been granted early termination of the HSR Act waiting period.

        The merger is also subject to review under state antitrust laws and could be the subject of challenges under Federal or state antitrust statutes. Teleglobe and ITXC are not aware of any such judicial proceedings. However, there can be no assurance that a challenge to the merger on state antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

  Foreign Regulatory Reviews

        The German Federal Cartel Office, or GFCO, has jurisdiction to review the merger. We filed a notice with the GFCO on March 18, 2004 requesting that the merger not be prohibited under German law and received clearance on March 29, 2004.

  Bermuda Exchange Control

        On March 22, 2004, Teleglobe obtained consent from the BMA for the issue and the subsequent free transferability of the New Teleglobe common shares to and between non-residents of Bermuda. This is required by The Exchange Control Act 1972 of Bermuda and related regulations. This consent is subject to the condition that the New Teleglobe common shares be listed on an appointed stock exchange, which includes NASDAQ. No further permission from the BMA is required to issue the New Teleglobe common shares or to subsequently transfer the New Teleglobe common shares between persons regarded as non-residents in Bermuda for exchange control purposes. The issue and transfer of in excess of 20.0% of the New Teleglobe common shares involving any persons regarded as residents in Bermuda for exchange control purposes requires prior authorization. The BMA has also designated New Teleglobe as non-resident for exchange control purposes. This designation will allow New Teleglobe to transfer funds in and out of Bermuda and to pay dividends to non-residents of Bermuda who are holders of New Teleglobe common shares in currencies other than the Bermuda dollar. In granting such consent and making such designation, the BMA does not accept any responsibility for New Teleglobe's financial soundness or the correctness of any of the statements made or opinions expressed in this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences

        The following is a summary of the material U.S. Federal income tax consequences of the merger generally applicable to holders of ITXC common stock who, pursuant to the merger, exchange their ITXC common stock for common shares of New Teleglobe. This discussion applies only to "U.S. holders," as defined below, who hold their shares of ITXC common stock as a capital asset for U.S. Federal income tax purposes. This discussion does not address all of the U.S. Federal income tax consequences that may be applicable to holders of ITXC common stock in light of their particular circumstances; nor does this discussion address the U.S. Federal income tax consequences that may be applicable to taxpayers subject to special treatment under U.S. Federal income tax law, including, without limitation:

  •
  Certain financial institutions;

  •
  Insurance companies;

  •
  Tax-exempt entities;

  •
  Dealers in securities;

  •
  Traders in securities that elect to apply a mark-to-market method of accounting;

  •
  Certain U.S. expatriates;

  •
  Persons that hold ITXC stock as part of a straddle, hedge, conversion transaction, or other integrated investment;

  •
  ITXC stockholders whose functional currency is not the U.S. dollar;

  •
  ITXC stockholders who acquired ITXC stock through the exercise of employee stock options or otherwise as compensation or for property other than ITXC stock;

  •
  ITXC stockholders who are subject to the alternative minimum tax; and

  •
  A person who is not a U.S. holder.

        As used herein, the term "U.S. holder" means a beneficial owner of ITXC common stock that is:

  •
  An individual who is a citizen or resident of the U.S. for U.S. Federal income tax purposes;

  •
  A corporation or other entity taxable as a corporation that was created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;

  •
  An estate, the income of which is subject to U.S. Federal income taxation, regardless of its source;

  •
  A trust, if such trust validly elects to be treated as a U.S. person for U.S. Federal income tax purposes, or if a court within the U.S. can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  •
  A partnership, to the extent the interests therein are owned by any of the persons described in the four clauses above.

        In addition, this summary does not address the tax consequences of the merger under applicable state, local, or foreign laws or of transactions effectuated prior or subsequent to or concurrently with the merger, whether or not such transactions are undertaken in connection with the merger, including without limitation, the transactions in which New Teleglobe was formed, capitalized and will acquire its assets. This discussion is based on the provisions of the Internal Revenue Code, applicable Treasury Regulations, Internal Revenue Service rulings, and judicial decisions, as in effect as of the date of this proxy statement/prospectus. We cannot assure you that future legislative, administrative, or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion. No rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the merger. This discussion is predicated upon facts, assumptions, and representations of factual statements and covenants contained in officer's certificates of ITXC, Teleglobe and the merger subsidiary. If any of such facts, assumptions, and representations are, or later become, inaccurate, then this summary may be correspondingly inaccurate. In addition, this summary assumes the absence of changes in facts or in law between the date of this proxy statement/prospectus and the effective time of the merger and that no transactions effectuated prior or subsequent to or concurrently with the merger, undertaken in connection with the merger, will be treated by the Internal Revenue Service in a manner that adversely affects treatment of the merger as a "reorganization," as described in section 368(a) of the Internal Revenue Code.

        In particular, this summary does not address tax consequences that may vary with your individual circumstances. Accordingly, we strongly urge you to consult your own tax advisor as to the specific U.S. Federal, state, local, or foreign income or other tax consequences of the merger to you.

        Subject to the limitations and qualifications set forth above and below and the limitations and qualifications set forth in the opinion of counsel included as an exhibit to the registration statement of which this proxy statement/prospectus is a part, including without limitation the Internal Revenue Code section 367 requirements discussed below, the merger will result in the following U.S. Federal income tax consequences to holders of ITXC common stock and ITXC:

  •
  the merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

  •
  a holder of ITXC common stock will not recognize gain or loss on the exchange of ITXC common stock for New Teleglobe common shares pursuant to the merger; for a special rule applicable to "five-percent U.S. holders," see below;

  •
  the tax basis of the New Teleglobe common shares received by each holder of ITXC common stock pursuant to the merger will be equal to the tax basis of the ITXC common stock surrendered in exchange therefor;

  •
  the holding period of the New Teleglobe common shares received by each holder of ITXC common stock will include the holding period for the ITXC common stock surrendered in exchange therefor; and

  •
  ITXC will not recognize any gain or loss as a result of the merger.

        Section 367 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder impose additional requirements for reorganization treatment on transactions where, as is the case in the merger, a U.S. holder exchanges stock in a U.S. corporation for stock in a foreign corporation. In general, for an exchange of ITXC common stock for New Teleglobe common shares by a U.S. holder in the merger to qualify as a "reorganization", in addition to meeting the requirements of section 368 of the Internal Revenue Code, each of the following conditions must be met:

  •
  ITXC must satisfy certain reporting requirements as described in Treasury Regulations;

  •
  no more than 50.0% of both the total voting power and the total value of the stock of New Teleglobe is received, in the aggregate, by "U.S. transferors" in the transaction; the term "U.S. transferors" and the term "five-percent target stockholders" referenced below are defined in Treasury Regulations which incorporate certain constructive ownership rules;

  •
  no more than 50.0% of each of the total voting power and the total value of the stock of New Teleglobe is owned, in the aggregate, immediately after the transaction by U.S. holders that are officers or directors of ITXC or "five-percent target stockholders"; and

  •
  New Teleglobe directly, or indirectly through a "qualified subsidiary" or a "qualified partnership" as defined in Treasury Regulations, satisfies the "active trade or business test", as defined in Treasury Regulation section 1.367(a)-3(c)(3). In general, three elements are required to satisfy that test:

  •
  New Teleglobe or a qualified subsidiary or a qualified partnership, or a trade or business of New Teleglobe or a qualified subsidiary or a qualified partnership acquired at the time of or prior to the merger, must have been engaged in the active conduct of a trade or business outside the U.S. for the entire 36-month period immediately preceding the merger;

  •
  at the time of the merger, neither the shareholders of ITXC nor New Teleglobe or a qualified subsidiary or a qualified partnership will have the intention of substantially disposing of or discontinuing such trade or business; and

  •
  at the time of the merger, the fair market value of New Teleglobe must be equal to or greater than the fair market value of ITXC, each such fair market value to be determined in accordance with special rules set forth in Treasury Regulations.

        Even if all of the above conditions are satisfied, any U.S. holder that owns five percent or more of either the total voting power or total value of the common shares of New Teleglobe immediately after the merger will qualify for nonrecognition treatment, as described above, only if such U.S. holder files a "gain recognition agreement" with the Internal Revenue Service in accordance with Treasury Regulations section 1.367(a)-8. For purposes of determining whether any shareholder is such a five-percent U.S. holder, a shareholder may be deemed to own stock owned by a spouse, child, grandchild, or parent—unless such spouse, child, grandchild or parent is a nonresident alien for U.S. Federal income tax purposes—and certain corporations, partnerships, trusts or estates in which such shareholder or certain family members has an ownership or beneficial interest.

        A gain recognition agreement generally would obligate the shareholder to recognize gain but not loss, in whole or in part, with respect to the merger if, within sixty months following the close of the taxable year of the merger, New Teleglobe were to dispose of some or all of the shares of ITXC common stock or were to cause ITXC or any successor entity to sell substantially all of the ITXC assets, even though the U.S. holder has not disposed of any of its New Teleglobe common shares. In such event, the U.S. holder also would be obligated to pay the Internal Revenue Service interest from the date the U.S. holder filed its tax return with respect to the taxable year of the U.S. holder in which the merger occurs. If a five-percent U.S. holder fails to file a timely gain recognition agreement, such holder would recognize gain but not loss as a result of the exchange of shares of ITXC common stock for New Teleglobe common shares received in the merger. Any ITXC shareholder who may qualify as a five-percent U.S. holder is urged to consult with a tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with that filing.

        A successful Internal Revenue Service challenge to qualification of the merger as a "reorganization," including for failure to satisfy the section 367 requirements, would result in ITXC's shareholders recognizing gain but not loss with respect to each share of ITXC common stock surrendered in the merger, equal to the difference between the ITXC shareholder's adjusted tax basis in such share and the fair market value, as of the effective time of the merger, of the New Teleglobe common shares received in exchange. In such event, the ITXC shareholder's aggregate tax basis in the New Teleglobe common shares received would be equal to the fair market value of such New Teleglobe common shares as of the effective time of the merger, and the ITXC shareholder's holding period for such shares would begin the day after the merger.

Accounting Treatment

        The acquisition will be accounted for as a purchase for financial reporting and accounting purposes, under SFAS No. 141. The purchase price will be allocated to ITXC's assets and liabilities based upon the fair values of the assets acquired and liabilities assumed by New Teleglobe. Under SFAS No. 142, a portion of the purchase price may be allocated to identifiable intangible assets. Any excess of the cost over the fair values of the net tangible and identifiable intangible assets acquired from ITXC will be recorded as goodwill. Goodwill and intangible assets with indefinite lives will not be amortized. Amortization will be required for identifiable intangible assets with finite lives. Any excess of the fair value of net assets acquired over cost, or negative goodwill, will be allocated as a pro-rata reduction to all of the acquired assets except financial assets and current assets. Any remaining negative goodwill will be recorded as an extraordinary gain.

        We have included unaudited pro forma financial information in this proxy statement/prospectus under the caption "Unaudited Pro Forma Condensed Consolidated Financial Information." The pro forma adjustments and the resulting unaudited condensed combined pro forma financial statements were prepared based on available information and assumptions and estimates described in notes to the unaudited condensed combined pro forma financial statements. Teleglobe has not made a final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed, and you should consider the allocation reflected in the unaudited condensed combined pro forma financial statements as being preliminary.

Interests of Certain Persons in the Merger

        In considering the recommendation of the ITXC board of directors, you should be aware that certain officers and directors of ITXC have interests in the merger that may be different from, or in addition to, the interests of ITXC stockholders generally.

        In particular:

  •
  Teleglobe will, and New Teleglobe will cause the surviving corporation in the merger to indemnify, hold harmless and provide advancement of expenses to, each person who is or was a director or officer of ITXC or any of its subsidiaries at or at any time prior to the effective time of the merger to the same extent such persons are indemnified or have the right to the advancement of expenses as of the date of the merger agreement by ITXC pursuant to ITXC's certificate of incorporation and bylaws as in effect on the date of the merger agreement. Teleglobe will also cause the surviving corporation to fulfill the obligations of ITXC pursuant to any indemnification agreements, including ITXC's certificate of incorporation and bylaws, between ITXC and any of the indemnified persons in effect immediately prior to the date of the merger agreement;

  •
  in the event that Teleglobe, ITXC or the surviving corporation or any of their successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then and in each such case, New Teleglobe will make or cause to be made proper provision so that the successors and assigns of New Teleglobe, ITXC or the surviving corporation, as the case may be, assume the indemnification obligations described above for the benefit of the indemnified parties and have at least substantially equal financial ability as New Teleglobe, ITXC or the surviving corporation (immediately prior to the effective time of the merger) to satisfy the obligations of the parties pursuant to the merger agreement as a condition to any such merger, consolidation or transfer becoming effective; and

  •
  for six years after the effective time of the merger, New Teleglobe will maintain in effect the directors' and officers' liability insurance policies maintained by ITXC. New Teleglobe is not required to pay premiums in excess of 200.0% of the annual premium of $826,000 currently paid by ITXC for such coverage. If the premium for such coverage exceeds $1.652 million, New Teleglobe is only obligated to purchase a directors' and officers' liability policy with the greatest coverage available for a cost not to exceed $1.652 million.

        Cerberus and Teleglobe entered into a commitment letter, which we refer to as the Commitment Letter, of which ITXC is a third party beneficiary, whereby, subject to its terms and conditions, Cerberus, on behalf of certain funds and managed accounts or such other lenders to be designated by it, committed to provide up to $100.0 million in financing to New Teleglobe, the proceeds of which, together with available cash on hand, will be used to repay the Interco Notes. A copy of the Commitment Letter is attached to this document as Appendix D. Prior to completing the financing, the Interco Notes will be exchanged by Teleglobe with Cerberus for the repurchase of all of the Teleglobe Preferred Shares. The Cerberus loan will be made pursuant to a note purchase agreement between Cerberus and New Teleglobe, a form of which is attached to this document as Appendix F and a summary description of which can be found in "Other Agreements—The Note Purchase Agreement".

        New Teleglobe has agreed to register, pursuant to the registration statement of which this proxy statement/prospectus is a part, the New Teleglobe common shares issuable under the ITXC warrants held by Mr. Evslin and Mr. Jordan, the sole ITXC warrant holders, to be assumed by New Teleglobe pursuant to the merger agreement. Tom Evslin, Mary Evslin, Edward Jordan, F.J. Wilson Partners, L.P. and ITXC have entered into a contingent waiver pursuant to ITXC's registration rights agreement dated February 24, 1999. Each of the ITXC stockholders who are a party to the contingent waiver have agreed, effective upon consummation of the merger, to waive any and all rights that such stockholder may have under ITXC's registration rights agreement.

        Those officers who have employment contracts described at "Management of New Teleglobe Following the Merger and Other Information—Employment Agreements—ITXC Employees" may become eligible for severance benefits as described therein if the merger closes and they are terminated or the severance payments under their agreements are otherwise triggered.

        The Merger Agreement provides that Mr. Evslin will be appointed to the Board of Teleglobe at the effective date of the merger. It is contemplated that he will serve as non-Executive Chairman of the Board of Teleglobe and receive $125,000 per year as compensation for his role. He will be eligible and is expected to participate in Teleglobe's benefit plans, including any stock option plan that the combined company may offer while he is employed as Chairman. His position as Chairman may be terminated at any time.

        In connection with the execution of the merger agreement, the employment agreement of Mr. Jordan, who is also a member of ITXC's board of directors, was amended to provide that in the event he voluntarily terminates his employment with ITXC, his stock options vest and remain exercisable until July 1, 2005, provided that, if a change of control event (such as the merger) occurs prior to July 1, 2004, the options will remain exercisable for a two year period from the date of the change of control event. Effective as of January 1, 2004, Mr. Jordan resigned as an officer but will remain a director of ITXC until the merger is completed.

        The members of ITXC's board of directors knew about these additional interests, and considered them, among other matters, when they approved the merger agreement.

No Appraisal or Dissenters' Rights

        ITXC is organized under Delaware law. Under Delaware law, ITXC stockholders do not have a right to dissent and receive the appraised value of their shares in connection with the merger.

Other Transactions

        In the merger, New Teleglobe will acquire ITXC by merging the merger subsidiary, with and into ITXC whereby ITXC will be the surviving corporation in the merger and a wholly owned subsidiary of New Teleglobe. Prior to or, as specified, contemporaneously with the consummation of the merger, the following actions will be taken:

  •
  New Teleglobe is a wholly owned direct subsidiary of Teleglobe and will be the parent of the Teleglobe operating companies as a result of the contribution by Teleglobe of all or substantially all of its assets. We refer to this transaction as the Contribution. New Teleglobe will, subsequent to the Contribution, assume control of the Teleglobe operating companies;

  •
  Teleglobe will repurchase from affiliates of Cerberus all of its Class A preferred shares, par value $0.01 per share, referred to as the Teleglobe Preferred Shares, in the amount of $95.0 million plus accrued and unpaid dividends at an annual rate of 10.0%, which as of April 30, 2004 will be $8.7 million. We refer to the sum of $95.0 million and such accrued and unpaid dividends as the Preferred Repurchase Amount. The Preferred Repurchase Amount will be paid to such Cerberus affiliates by exchanging the Teleglobe Preferred Shares for intercompany notes, or the Interco Notes, issued by Teleglobe Bermuda Ltd and TLGB Luxembourg Holdings Sarl to Teleglobe, and whose principal amounts, in the aggregate, equal to the Preferred Repurchase Amount. We refer to this transaction as the Exchange;

  •
  contemporaneously with the merger, New Teleglobe will borrow $100 million from an affiliate of Cerberus pursuant to the issuance of senior notes, which issuance we refer to as the Cerberus loan and the proceeds of which will be loaned, directly or indirectly, by New Teleglobe to its subsidiaries that are the issuers of the Interco Notes. The Cerberus loan will be made pursuant to a note purchase agreement, a form of which is attached to this document as Appendix F-1; and

  •
  the issuer subsidiaries of Interco Notes upon receipt of the loan proceeds described above will cause the repayment of other existing intercompany notes and, ultimately, the Interco Notes held by affiliates of Cerberus. We refer to the funding of loans to such New Teleglobe subsidiaries to permit the repayment of the Interco Notes as the Refinancing.

MATERIAL TERMS OF THE MERGER AGREEMENT

General

        The following is a summary of the material terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached to this proxy statement/prospectus as Appendix A. On February 6, 2004, the parties to the merger agreement executed an amendment modifying a term of the merger agreement. We encourage you to read the merger agreement and the amendment in their entirety because they are the legal documents that govern the merger. The parties to the merger agreement are Teleglobe, ITXC, the merger subsidiary and after the effectiveness of the joinder agreement, New Teleglobe. In the event of any discrepancy between the terms of the merger agreement or other agreements and the following summary, the merger agreement and other agreements will control.

        Prior to the effective time, and as contemplated by the merger agreement, Teleglobe will make the Contribution to New Teleglobe. Upon completion of the Contribution, the joinder agreement will become effective and New Teleglobe will thereby become a party to the merger agreement. The form of joinder agreement is incorporated by reference and attached to this document as Appendix A-1.

        Under the merger agreement, the merger subsidiary will merge with and into ITXC. As a consequence of the merger, the separate corporate existence of the merger subsidiary will cease and ITXC will continue as the surviving corporation and a wholly owned subsidiary of New Teleglobe.

Closing; Effective Time

        We will close the merger as promptly as practicable, no later than the third business day after the conditions set forth in the merger agreement have been satisfied or waived, unless we agree to another date and time or the merger agreement is otherwise terminated in accordance with its terms.

        On the date of closing, we will file a certificate of merger and other appropriate documents with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective when the certificate of merger is filed with the Secretary of State of Delaware, or at such later time as we specify in the certificate of merger.

Certificate of Incorporation; Bylaws; Directors and Officers of ITXC after the Merger

        The certificate of incorporation and the bylaws of ITXC will be amended in their entirety to read as set forth in Appendix B of the merger agreement and, as so amended, will be the certificate of incorporation and the bylaws of the surviving corporation. The officers of ITXC prior to the merger will continue in office as officers of the surviving corporation, after completion of the merger until their successors are elected or appointed and qualified or until their resignation or removal. The directors of the surviving corporation will be those directors of the merger subsidiary immediately upon the completion of the merger.

Conversion of ITXC Common Stock in the Merger

        At the effective time of the merger, without any further action, each outstanding share of ITXC common stock, other than those shares held in the treasury of ITXC, or held by Teleglobe or any subsidiary of Teleglobe or ITXC, will be converted into the right to receive 0.25 of a New Teleglobe common share.

        The number of New Teleglobe common shares issuable pursuant to the merger will be proportionately adjusted as appropriate for any stock split, division of share capital or combination by New Teleglobe for any reason, including in order to comply with the minimum bid price requirements for the approval of any initial listing application by NASDAQ or another U.S. national securities exchange. The exchange ratio will also be proportionately adjusted if prior the completion of the merger New Teleglobe's outstanding shares is increased above 28,106,757 shares (or the equivalent after the stock split, division of share capital or combination), or the outstanding shares of ITXC's common stock is changed into a different number of shares, in either case by reason of any recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared. The exchange ratio will also be proportionately adjusted if between the date of the merger agreement and the completion of the merger the number of issued and outstanding shares of New Teleglobe or ITXC are greater than the numbers set forth in the merger agreement, except as otherwise permitted in the merger agreement (including the issuance of up to an aggregate of 82,000 ITXC stock options, shares of ITXC common stock issued pursuant to the ITXC stock purchase plan and the exercise of certain stock options or warrants), in order to provide to New Teleglobe and ITXC the same economic effect as contemplated by the merger agreement prior to such reclassification, recapitalization, split-up, division, combination, exchange, dividend or increase.

        Any share of ITXC common stock held by ITXC as treasury stock, or by Teleglobe, New Teleglobe, the merger subsidiary or any wholly owned subsidiary of Teleglobe or ITXC, will be canceled in the merger and will cease to exist. We will not exchange those shares for any securities of ITXC, as the surviving corporation in the merger, or any other consideration.

        At the effective time of the merger, each outstanding share of the merger subsidiary will be converted into and become one fully paid and non-assessable share of ITXC common stock, as the surviving corporation in the merger.

No Fractional Shares

        No fractional shares will be issued pursuant to the merger. In lieu of the issuance of any fractional New Teleglobe common share, each holder who would otherwise be entitled to receive a fractional share will receive an additional fraction of a New Teleglobe common share to create a whole New Teleglobe common share.

Procedures for Exchange of Certificates

  Exchange Agent

        At the effective time of the merger, New Teleglobe is required to deposit with Continental Stock Transfer & Trust Company or another bank or trust company, certificates representing the New Teleglobe common shares to be exchanged for shares of ITXC common stock.

  Exchange of Certificates

        Promptly after the effective time, New Teleglobe will make available to the exchange agent for the benefit of the holders of ITXC common stock, certificates of New Teleglobe common shares issued upon the effectiveness of the merger and will enter the names of such holders in New Teleglobe's register of members as owners of New Teleglobe common shares.

        Promptly after the effective time of the merger, the exchange agent for the merger will send you a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of your ITXC stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT/PROSPECTUS.

        Commencing immediately after the effective time of the merger, if you surrender your stock certificates representing ITXC common stock in accordance with the instructions in the letter of transmittal, you will be entitled to receive certificates representing New Teleglobe common shares. After the merger, each certificate that previously represented shares of ITXC common stock will represent only the right to receive the number of New Teleglobe common shares which the holders of ITXC common stock shall be entitled to receive pursuant to the merger.

  Dividends and Distributions

        You will not be paid any dividends or distributions on the New Teleglobe common shares into which your shares of ITXC common stock have been converted into the right to receive with a record date after the merger until you surrender your ITXC stock certificates to the exchange agent. When you surrender those stock certificates, any unpaid dividends will be paid without interest. New Teleglobe does not anticipate paying any dividends in the immediate future.

  Termination of Exchange Agent Funding; No Liability

        After six months of the effective time of the merger, the exchange agent will deliver to New Teleglobe any portion of funds or certificates representing New Teleglobe common shares (including any accrued interest) that remain undistributed to the former holders of ITXC common stock. After that date, any holders of ITXC common stock who have not already exchanged their certificates for New Teleglobe common shares can only look to New Teleglobe for their claim of New Teleglobe common shares, including any fractional shares and dividends and distributions thereon, to which they are entitled. In addition, neither the exchange agent nor any of the parties to the merger agreement will be liable for New Teleglobe common shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

  Stock Transfer Books

        We will close ITXC's transfer books at the effective time of the merger and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of ITXC common stock that is not registered in the records of ITXC's transfer agent has occurred, then, so long as the ITXC stock certificates are accompanied by all documents required to evidence and effect the transfer, and by evidence of payment of any applicable stock transfer taxes, the proper number of New Teleglobe common shares will be registered in the name of a person other than the person in whose name the certificate so surrendered is registered, together with payment of dividends or distributions, if any, and upon such registration, New Teleglobe will provide a certificate for such shares to that person.

  Lost Certificates

        If any ITXC common stock certificate is lost, stolen, or destroyed, the holder must make an affidavit of that fact to the exchange agent in order to receive certificates for New Teleglobe common shares in replacement of the lost, stolen, or destroyed certificates. In addition, we may require the holder to indemnify us against any claim that may be made against us with respect to the lost, stolen, or destroyed certificates.

Stock Options; Warrants

        At the effective time of the merger, each outstanding option and warrant to purchase shares of ITXC common stock will be assumed by New Teleglobe. Each such option or warrant assumed by New Teleglobe will continue to have the same terms, and be subject to the same conditions, that were applicable to the option or warrant immediately prior to the merger, except that:

  •
  each ITXC stock option or warrant will be exercisable for New Teleglobe common shares, and the number of New Teleglobe common shares issuable upon exercise of any given option or warrant will be determined by multiplying the number of shares of ITXC common stock underlying such option or warrant by 0.25 rounded up or down, if necessary, to the nearest whole share (with one half being rounded up); and

  •
  the per share exercise price of any given option or warrant will be determined by dividing the exercise price of the option or warrant immediately prior to the effective time by 0.25, rounded up or down, if necessary, to the nearest whole cent (with one half being rounded up).

        New Teleglobe's registration statement, of which this proxy statement/prospectus forms a part is registering 2,049,074 and 219,942 New Teleglobe common shares underlying the assumed ITXC stock options and warrants, respectively.

        Adjustments with respect to any options that are "incentive stock options" (as defined in the Internal Revenue Code) will be effected in a manner consistent with the requirements of the Internal Revenue Code. At the effective time of the merger ITXC's 1998 stock incentive plan and ITXC's employee stock purchase plan will be terminated.

Representations and Warranties

        ITXC, Teleglobe and the merger subsidiary each made a number of representations and warranties in the merger agreement. In the merger agreement, ITXC represents and warrants to Teleglobe, and Teleglobe and the merger subsidiary represent and warrant to ITXC, in certain cases subject to exceptions, about the following topics:

  •
  organization, valid existence and good standing in the jurisdiction of organization and requisite corporate power to carry on its business in each jurisdiction where qualification is required;

  •
  subsidiaries' organization, valid existence and good standing in the jurisdictions of organization and requisite corporate power to carry on their businesses in each jurisdiction where qualification is required;

  •
  certificate of incorporation and bylaws or similar organizational documents;

  •
  capitalization;

  •
  corporate power to enter into, and its authorization of, the merger agreement and the transactions contemplated by the merger agreement; the merger and the merger agreement's non-violation of the certificate of incorporation or bylaws (or similar organizational documents), laws or government orders, material agreements or permits;

  •
  required approvals of governmental authorities relating to the merger agreement;

  •
  the inapplicability of anti-takeover statutes to the merger;

  •
  possession of, and compliance with, permits required to conduct business;

  •
  compliance with laws;

  •
  absence of a material adverse effect and other changes in ITXC's business since December 31, 2002 and in Teleglobe's and the merger subsidiary's businesses since May 30, 2003;

  •
  employee benefit plans and matters relating to employees;

  •
  litigation;

  •
  intellectual property used or owned by ITXC or Teleglobe and the merger subsidiary;

  •
  insurance;

  •
  good title to all real, personal and intangible properties; and

  •
  brokers' and finders' fees in connection with the merger.

        In addition, ITXC made representations about the following topics:

  •
  the merger agreement and the transactions contemplated by the merger agreement not being subject to statutory restrictions on "business combinations";

  •
  the accuracy of ITXC's filings and financial statements and other reports with the SEC and the NASDAQ;

  •
  ITXC's compliance with the Sarbanes-Oxley Act of 2002;

  •
  ITXC's material contracts and obligations;

  •
  ITXC's compliance with applicable environmental laws;

  •
  ITXC's taxes;

  •
  ITXC's affiliates for purposes of Rule 145 of the Securities Act;

  •
  that the board of directors of ITXC has received an opinion from Morgan Stanley that the exchange ratio is fair from a financial point of view to the holders of shares of ITXC common stock;

  •
  the absence of certain business practices by ITXC;

  •
  the compliance of the proxy statement, which forms a portion of this proxy statement/prospectus, with the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the absence in such proxy statement, both at the date it is first mailed to ITXC's stockholders and at the time of the ITXC special meeting, of any untrue statement of a material fact or omission of any material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading;

  •
  amendment of the ITXC rights agreement to render it inapplicable to the transactions contemplated by the merger agreement; and

  •
  the vote of ITXC stockholders that is required in connection with the merger.

        In addition, Teleglobe and the merger subsidiary made representations about the following topics:

  •
  Certain financial information of the Predecessor and Successor;

  •
  Teleglobe's delivery to ITXC as soon as such statements are available of certain of the Predecessor's and Successor's audited Financial Statements;

  •
  the compliance of the registration statement, of which this proxy statement/prospectus forms a part, with the Securities Act and that the information supplied or to be supplied by Teleglobe, New Teleglobe or the merger subsidiary:

  •
  that portion of this proxy statement/prospectus which forms a part of the registration statement, upon such registration statement's effectiveness, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements not misleading; and

  •
  that portion of this proxy statement/prospectus which forms the proxy statement, both at the date it is first mailed to ITXC's stockholders and at the time of the ITXC special meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading;

  •
  commitment of Cerberus to provide debt financing in certain circumstances; and

  •
  valid and binding obligations under the Bell Agreement, see "Information about Teleglobe—Customers" on page 104.

        In addition, Teleglobe and the merger subsidiary made the following representations with respect to New Teleglobe regarding the following topics:

  •
  formation of New Teleglobe;

  •
  memorandum of association and bye-laws of New Teleglobe;

  •
  capitalization of New Teleglobe;

  •
  corporate power and authority of New Teleglobe;

  •
  assumption of the merger agreement pursuant to a joinder agreement; and

  •
  ownership of properties, assets and rights necessary to conduct New Teleglobe business.

        The representations and warranties in the merger agreement are of no force or effect after the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to read carefully the provisions in the merger agreement captioned "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub."

Conduct of the Business Prior to the Merger

  Conduct of the Business of ITXC Prior to the Merger

        ITXC has agreed with Teleglobe that, until the completion of the merger, or unless Teleglobe consents in writing prior to taking such action, ITXC and its subsidiaries will conduct their businesses in the ordinary course of business consistent with past practice and ITXC will use reasonable commercial efforts to:

  •
  keep available the services of its current officers, significant employees and significant consultants; and

  •
  preserve the current relationships of ITXC and its subsidiaries with corporate partners, customers, suppliers and other persons with which it or its subsidiaries have significant business relations in order to preserve substantially intact its business organization and to preserve the goodwill of those having business relationships with ITXC and its subsidiaries.

        ITXC has also agreed with Teleglobe that, until the completion of the merger, or unless Teleglobe consents in writing prior to taking such action, ITXC will, and will cause its subsidiaries to, conduct their business in compliance with the specific restrictions set forth in the merger agreement, including not permitting:

  •
  the modification of ITXC's certificate of incorporation and bylaws and the equivalent organizational documents of its subsidiaries;

  •
  the issuance, delivery, sale, pledge, disposition of, grant, transfer, lease, license, guarantee or encumbrance of ITXC's or its subsidiaries' shares of capital stock or securities convertible into capital stock or any options, warrants or other rights to acquire any shares of such capital stock or any other ownership interest (including any phantom interest) (except for the issuance of shares of ITXC common stock pursuant to the exercise of common stock options or ITXC warrants outstanding as of the date of the merger agreement, the issuance of up to an aggregate of 82,000 ITXC stock options in accordance with the ITXC stock purchase plan and shares of ITXC common stock to participants in the ITXC stock option plan or stock purchase plan in accordance with its terms and issuance of rights under the rights agreement with respect to such issuances set forth above), or (b) material property or assets except pursuant to existing contracts or in the ordinary course of business consistent with past practice;

  •
  the acquisition of any interest in any entity;

  •
  the incurrence or prepayment of any indebtedness other than de minimis amounts or the issuance of any debt securities, the guarantee of any indebtedness of another person or the making of any loans material to the business, assets, liabilities, financial condition or results of operations of ITXC and its subsidiaries, or in excess of $1.0 million;

  •
  the declaration or payment of dividends or other distributions on its capital stock, except payment and distributions on capital stock owned by ITXC or any subsidiary of ITXC;

  •
  any amendment to the terms of, or any reclassification, combination, split, subdivision or redemption, purchase or other acquisition of, any of its capital stock;

  •
  the modification or acceleration of the exercisability of any stock options or authorization of cash payments in exchange for stock options;

  •
  the increase of compensation payable to directors, officers, consultants or employees, except certain instances specified in the merger agreement;

  •
  the granting of any retention or severance arrangements or termination pay to any person or entering into any employment, retention or severance agreement with any person, except in certain limited instances specified in the merger agreement;

  •
  establishing, adopting, entering into or amending any plan, agreement, policy or arrangement for the benefit of any director, officer, consultant or employee of ITXC or any of its subsidiaries, except to the extent required by law or the terms of a collective bargaining agreement and except in certain instances specified in the merger agreement;

  •
  the payment, discharge or satisfaction of any claims, liabilities or obligations in excess of $100,000 in the aggregate, other than in the ordinary course of business or as reflected or reserved against on ITXC's June 30, 2003 balance sheet, or in certain instances specified in the merger agreement;

  •
  the making of any changes with respect to ITXC's or any of its subsidiaries' accounting policies or methods, except as required by generally accepted accounting principles, or GAAP;

  •
  the making of any tax election or settlement or compromise of any tax liability;

  •
  the making of any loans to employees other than in the ordinary course of business for travel and business expenses in an amount less than $10,000;

  •
  the failure to maintain adequate insurance consistent with past practices;

  •
  licensing, selling, abandoning, or failing to pay all necessary fees required to maintain, ITXC's issued patents and pending applications or modifying any rights in connection with, or taking any other actions regarding ITXC's patents except in the ordinary course of business; or

  •
  to agree in writing or otherwise do any of the above or taking any action which would make ITXC's representations and warranties untrue or prevent ITXC from performing its covenants under the merger agreement or result in any of the conditions to the merger not being satisfied.

        In addition to the above, ITXC has also agreed with Teleglobe, until the completion of the merger, or unless Teleglobe consents in writing prior to the taking of such actions, which consent must not be unreasonably withheld, delayed or conditioned, not to do, or agree to do, or permit any of its subsidiaries to do or agree to do any of the following:

  •
  entering into, terminating, canceling or materially amending any material contract, other than in the ordinary course of business consistent with past practice and involving obligations to purchase or lease products, services or real property pursuant to which aggregate payments to become due are equal to or in excess of $500,000 or involving payments to be made in excess of $5.0 million; or

  •
  the making or authorization of any capital expenditures in excess of $500,000, except limited expenditures specified in the merger agreement.

  Conduct of the Business of Teleglobe Prior to the Merger

        Teleglobe has agreed with ITXC that, until the completion of the merger, or unless ITXC consents in writing prior to the taking of such action, Teleglobe will use reasonable commercial efforts to:

  •
  keep available the services of its current officers, significant employees and significant consultants; and

  •
  preserve the current relationships of Teleglobe and its subsidiaries with corporate partners, customers, suppliers and other persons with which it or its subsidiaries have significant business relations in order to preserve substantially intact its business organization and to preserve the goodwill of those having business relationships with Teleglobe and its subsidiaries.

        Teleglobe has also agreed with ITXC that, until the completion of the merger, or unless ITXC consents in writing prior to the taking of such action, Teleglobe will, and will cause its subsidiaries to, conduct their business in compliance with the specific restrictions set forth in the merger agreement, including not permitting:

  •
  the modification of Teleglobe's memorandum of association or bye-laws or the equivalent organizational documents of its subsidiaries, except for amendments which are required to effect the transactions contemplated by the merger agreement;

  •
  the issuance, delivery, sale, pledge, disposition of, grant, transfer, lease, license, guarantee or encumbrance of Teleglobe or its subsidiaries' shares of Teleglobe or its subsidiaries' capital stock or securities convertible into Teleglobe capital stock or that of its subsidiaries, or material property or assets (except pursuant to existing contracts or in the ordinary course of business consistent with past practice);

  •
  the acquisition of any interest in any entity that would constitute a "significant subsidiary" (as defined by the SEC's Regulation S-X) of New Teleglobe;

  •
  the incurrence or prepaying of any indebtedness, the issuance of any debt securities or the guarantee of any indebtedness of another person for borrowed money in excess of $75.0 million, other than for working capital purposes;

  •
  the declaration or payment of dividends or other distributions on its capital stock, except with respect to the Repurchase, the contribution by Teleglobe of all of the outstanding equity of Teleglobe Bermuda Ltd, TLGB Luxembourg Holdings Sarl and the merger subsidiary, to New Teleglobe, and payment and distributions on capital stock or share capital owned by Teleglobe or any of its subsidiaries;

  •
  any reclassification, combination, split, subdivision or redemption, purchase or other acquisition of any of its share capital except as contemplated by the merger agreement;

  •
  the increase of compensation payable to directors, officers, consultants or employees, except certain instances specified in the merger agreement;

  •
  the granting of any retention or severance arrangements or termination pay to any person or entering into any employment, retention or severance agreement with any person, except in certain instances specified in the merger agreement;

  •
  the payment, discharge or satisfaction of any claims, liabilities or obligations in excess of $1.0 million in the aggregate, other than in the ordinary course of business or as reflected or reserved against on the September 30, 2003 balance sheet of Teleglobe or in certain instances specified in the merger agreement;

  •
  the making of any changes with respect to Teleglobe's or any of its subsidiaries' accounting policies or methods, except as required by GAAP;

  •
  the making of any tax election or settlement or compromise of any tax liability;

  •
  the making of any loans to employees other than in the ordinary course of business for travel and business expenses in an amount less than $10,000;

  •
  the termination, cancellation or material amendment of any material contract, other than in the ordinary course of business consistent with past practice;

  •
  the failure to maintain adequate insurance consistent with past practices; or

  •
  to agree in writing or otherwise do any of the above or take any action which would make Teleglobe's representations and warranties untrue or prevent Teleglobe from performing its covenants under the merger agreement or result in any of the conditions to the merger not being satisfied.

No Solicitation

        Until the merger agreement is terminated, ITXC has agreed with Teleglobe not to, directly or indirectly, and to cause its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, managers and other representatives not to, directly or indirectly:

  •
  solicit, initiate or encourage any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to a competing transaction;

  •
  enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a competing transaction;

  •
  withdraw or modify, or propose to withdraw or modify, the approval of the ITXC board of directors of the merger in a manner adverse to Teleglobe and its subsidiaries; or

  •
  approve or recommend, or propose to approve or recommend, any competing transaction, or authorize or permit any of its representatives to take any such action.

        However, the merger agreement permits ITXC to comply with the securities laws with regard to a tender or exchange offer not made in violation of these prohibitions or, if presented with a superior proposal, ITXC may provide information in connection with and negotiate a superior proposal.

        Further, ITXC is required to notify Teleglobe orally and in writing within 24 hours after any of ITXC's CEO, CFO or other senior executive officer receives any proposal or offer or promptly after any inquiry or contact with any person with respect thereto, regarding a competing transaction is made or received. The notice must include the identity of the person making the proposal, offer, inquiry or contact and the terms of the competing transaction. ITXC must keep Teleglobe apprised, on a prompt basis, of the status of the competing transaction and of any modifications to the terms. In addition, ITXC must notify Teleglobe promptly and in any event within 24 hours, orally and in writing if at any time ITXC's board of directors determines that it believes such proposal, offer, inquiry or contact constitutes a superior proposal. In connection with any potential competing transaction, ITXC will provide to Teleglobe prompt and in any event within 24 hours, oral and written notice to the effect that ITXC is furnishing information to, or entering into discussions or negotiations with, such person and ITXC will keep Teleglobe promptly informed of the status of the terms and conditions of any such discussions or negotiations. Prior to accepting a competing proposal, ITXC must provide Teleglobe with 48 hours' oral and written notice of such intention.

        Upon signing the merger agreement, ITXC was required to immediately cease and cause to be terminated any then existing discussions or negotiations with any parties with respect to a competing transaction. ITXC also agreed to not release any person from or waive any provision of any confidentiality or standstill agreement to which it is a party.

        A "competing transaction" is defined in the merger agreement as any of the following involving ITXC (other than the merger):

  •
  any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction;

  •
  any sale, lease, exchange, transfer or other disposition of 20.0% or more of the assets of ITXC and its subsidiaries taken as a whole in a single transaction or series of related transactions;

  •
  any tender offer or exchange offer for 20.0% or more of the outstanding voting securities of ITXC or the filing of a registration statement under the Securities Act in connection therewith;

  •
  any person (other than a person who, as of the date of the merger agreement, beneficially owned 20% or more of the outstanding voting securities of ITXC, provided that such person does not acquire beneficial ownership of additional voting securities of ITXC) having acquired beneficial ownership or the right to acquire beneficial ownership of, or any group (other than any group which, as of the date of the merger agreement, beneficially owned 20% or more of the outstanding voting securities of ITXC, provided that such group does not acquire beneficial ownership of additional voting securities of ITXC) having been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of ITXC;

  •
  any solicitation of proxies in opposition to the adoption of the merger agreement by the stockholders of ITXC; or

  •
  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        A "superior proposal" is defined in the merger agreement as a competing transaction in respect of which:

  •
  ITXC's board of directors must have determined in good faith (in consultation with ITXC's independent financial advisors of nationally recognized reputation) in the proper exercise of its fiduciary duties that such competing transaction provides greater value to ITXC's stockholders than the merger;

  •
  ITXC's board of directors must have concluded in good faith, after consultation with independent outside counsel of nationally recognized reputation, that not taking such action is inconsistent with ITXC's board of directors' fiduciary duties to ITXC stockholders under applicable law; and

  •
  if any cash consideration is involved, must not be subject to any financing contingency and with respect to which ITXC's board of directors must have determined in good faith in the proper exercise of its fiduciary duties that the acquiring party is capable of consummating such competing transaction on the terms proposed.

        In the event ITXC receives an unsolicited written proposal regarding a competing transaction that is not received in violation of the prohibitions of the merger agreement, and ITXC reasonably believes that such proposal is likely to constitute a superior proposal, ITXC may request information from the offering party that is required in order to determine whether or not such proposal constitutes a superior proposal.

        The agreements related to ITXC's non-solicitation of transactions contained in the merger agreement are complicated and not easily summarized. We urge you to carefully read the provisions of the merger agreement captioned "No Solicitation of Transactions."

Employee Benefits

        The merger agreement requires ITXC, as a surviving corporation, and its subsidiaries to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between ITXC or any of ITXC's subsidiaries and any current or former executive officer or director of ITXC or any of ITXC's subsidiaries.

        The merger agreement requires that at the effective time of the merger or following a transition period during which ITXC employees continue to participate in their existing benefit plans, and who are retained by the surviving corporation will be provided benefits and coverage that are substantially the same as that provided by New Teleglobe to similarly situated employees. To the extent permitted under the law, each employee of ITXC or its subsidiaries will be given credit for all service with ITXC or its subsidiaries (or service credited by ITXC or its subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Teleglobe (other than sabbatical benefits, for which employees of ITXC or its subsidiaries will not receive any such past service credit) in which they participate or in which they become participants for purposes of eligibility and vesting. All benefits and service credits are subject to insurance carriers, outsider providers or the like being able to provide the benefits on terms reasonably acceptable to Teleglobe.

Additional Agreements

  Indemnification; Directors' and Officers' Insurance

        The merger agreement provides that:

  •
  Teleglobe or New Teleglobe will cause the surviving corporation to indemnify and hold harmless, and to provide advancement of expenses to, each person who is or was a director or officer of ITXC or any of its subsidiaries at or at any time prior to the effective time of the merger to the same extent such persons are indemnified or have the right to the advancement of expenses as of the date of the merger agreement by ITXC pursuant to ITXC's certificate of incorporation and bylaws as in effect on the date of the merger agreement. Teleglobe or New Teleglobe will also cause the surviving corporation to fulfill the obligations of ITXC pursuant to any indemnification agreements (including ITXC's certificate of incorporation and bylaws) between ITXC and any of the indemnified persons in effect immediately prior to the date of the merger agreement;

  •
  in the event that Teleglobe, ITXC or the surviving corporation or any of their successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, New Teleglobe is required to make or cause to be made proper provision so that the successors and assigns of New Teleglobe, ITXC or the surviving corporation, as the case may be, assume the indemnification obligations described above for the benefit of the indemnified parties and have at least substantially equal financial ability as New Teleglobe, ITXC or the surviving corporation (immediately prior to the effective time of the merger) to satisfy the obligations of the parties pursuant to the merger agreement as a condition to any such merger, consolidation or transfer becoming effective; and

  •
  for six years after the effective time of the merger, New Teleglobe will maintain in effect the directors' and officers' liability insurance policies maintained by ITXC. New Teleglobe is not required to pay premiums in excess of 200.0% of the annual premium of $826,000 currently paid by ITXC for such coverage. If the annual premium for such coverage exceeds $1.652 million, New Teleglobe is only obligated to purchase a directors' and officers' liability policy with the greatest coverage available for $1.652 million.

  Listing or NASDAQ Quotation

        The merger agreement requires Teleglobe to use its reasonable best efforts to cause the New Teleglobe common shares issuable pursuant to the merger to be approved for quotation on NASDAQ or another U.S. national securities exchange. New Teleglobe has received approval to have the common shares to be issued in the merger listed on NASDAQ under the symbol "TLGB", contingent upon its satisfaction of NASDAQ's minimum bid price requirement for initial listing.

  Affiliates

        ITXC has agreed to deliver to Teleglobe a letter identifying all persons who may be, at the time of the special meeting, "affiliates" for purposes of Rule 145 under the Securities Act, and to use its best efforts to cause each of those affiliates to enter into a written agreement not to offer, sell, or otherwise dispose of any of the shares of New Teleglobe common stock issued to them pursuant to the merger in violation of the Securities Act or the rules promulgated thereunder.

  Buy/Sell Margin Certificate

        ITXC has agreed to deliver on or prior to the 5th business day after the end of each of December 31, 2003 and January 31, February 29 and March 31, 2004, a certificate to Teleglobe, executed by the ITXC CEO or CFO, stating the Buy/Sell Margin of ITXC for the three month period ended as of December 31, 2003 and January 31, February 29 and March 31, 2004, as the case may be.

        Teleglobe has agreed to deliver on or prior to the 5th business day after the end of each of December 31, 2003 and January 31, February 29 and March 31, 2004, a certificate to ITXC, executed by Liam Strong or Richard Willett (or any individual employed in a similar capacity of either), stating the Buy/Sell Margin of Teleglobe for the three month period ended as of December 31, 2003 and January 31, February 29 and March 31, 2004, as the case may be.

        We refer to the two certificates described above as the "Company Buy/Sell Certificate" and the "Parent Buy/Sell Certificate," respectively.

        "Buy/Sell Margin" for any period with respect to ITXC is calculated as the difference between Gross Revenue and the aggregate variable costs paid to carriers to terminate the traffic of ITXC and any of its subsidiaries. Buy/Sell Margin for any period with respect to Teleglobe is calculated as the difference between Gross Revenue and the sum of:

  •
  the aggregate variable costs paid to terminate the traffic of Teleglobe and any of its subsidiaries; and

  •
  the amount of "Distributable Cash" to be paid to Comfone, pursuant to the Comfone joint venture agreement, that has accrued during such period; and

  •
  the amount of collected revenue resulting from the sales by Teleglobe or any of Teleglobe's subsidiaries of certain services (in accordance with the agreement dated July 1, 2001 between Teleglobe Canada Limited Partnership, Microlegend Telecom Systems Inc. and Performance Technologies Inc., or PTI).

        For a summary of the Comfone joint venture agreement see "Information about Teleglobe—Carrier Relations and Distribution Agreements—Other Agreements" on page 103.

        "Gross Revenue" for any period for ITXC is, subject to limited exceptions, the aggregate revenues for voice traffic received in the ordinary course of business by ITXC and any of its subsidiaries on a consolidated basis and calculated in accordance with GAAP. "Gross Revenue" for any period for Teleglobe is, subject to limited exceptions, the aggregate revenues derived from Teleglobe's voice, data, Internet and global roaming businesses received in the ordinary course of business by Teleglobe and any of its subsidiaries on a consolidated basis and calculated in accordance with GAAP.

  Director Designation

        New Teleglobe will appoint Tom Evslin and Leo Cyr as the ITXC designees to New Teleglobe's board of directors immediately upon the effective time of the merger.

Conditions to Completion of the Merger

        Teleglobe, New Teleglobe, the merger subsidiary and ITXC's respective obligations to complete the merger and the related transactions are subject to the satisfaction or if permitted by law, waiver by joint action of the parties, of each of the following conditions:

  •
  the registration statement (of which this proxy statement/prospectus forms a part) must have been declared effective by the SEC;

  •
  the merger agreement must have been duly adopted by the requisite vote of ITXC stockholders in accordance with the DGCL;

  •
  no order, statute, rule, regulation, executive order, stay, decree, writ, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity which prohibits or prevents the consummation of the merger which has not been vacated, dismissed or withdrawn prior to the effective time of the merger;

  •
  any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act, or any other applicable competition, merger control or similar law, must have expired or been terminated or any such required approval must have been received or granted;

  •
  all consents, approvals and authorizations legally required to be obtained to consummate the merger must have been obtained from all governmental entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a material adverse effect on Teleglobe or ITXC;

  •
  the New Teleglobe common shares to be issued pursuant to the merger must have been authorized for listing on NASDAQ or another U.S. national securities exchange;

  •
  the BMA must have consented to the transactions contemplated in the merger agreement; and

  •
  each of the debt offering, the Exchange and the Refinancing must have been consummated.

        ITXC's obligations to consummate the merger are subject to the satisfaction or waiver, if permitted by law, of each of the following additional conditions:

  •
  each of the representations and warranties of Teleglobe and the merger subsidiary contained in the merger agreement must be true and correct, on and as of the effective time of the merger as if made at and as of the effective time (other than representations and warranties which expressly relate to an earlier date in which case such representations and warranties must be true and correct as of such earlier date), except in each case for any failures to be true, complete and correct which do not, in the aggregate, have a material adverse effect on Teleglobe;

  •
  Teleglobe, New Teleglobe and the merger subsidiary must have performed or complied in all material respects with all obligations required by the merger agreement;

  •
  ITXC must have received a certificate signed by the CEO of Teleglobe and the President of the merger subsidiary to the effect that the two conditions immediately above have been satisfied;

  •
  no requirement of law must have been issued, enacted, enabled, promulgated or enforced by any governmental entity which would materially reduce the benefits of the transactions contemplated by the merger agreement to ITXC or its stockholders in a manner that ITXC, in its good faith reasonable judgment, would not have entered into the merger agreement had such condition or requirement been known on the date of the merger agreement;

  •
  there must not have been any material adverse effect relating to Teleglobe or its subsidiaries taken as a whole, individually or in the aggregate, since the date of the merger agreement; and

  •
  all required governmental approvals, including any required consents by the FCC, must have been obtained, including without limitation, the transfer, assignments or reauthorization of the licenses or authorizations issued by telecommunications operating authorities, free of any conditions that would cause a material adverse effect on ITXC, and all other consents, approvals, authorizations or filings the absence of which could reasonably be expected to have a material adverse effect on Teleglobe and its subsidiaries taken as a whole or ITXC and its subsidiaries taken as a whole.

        Each of Teleglobe's and New Teleglobe's obligations to consummate the merger are subject to the satisfaction or waiver, if permitted by law, of each of the following additional conditions:

  •
  each of the representations and warranties of ITXC contained in the merger agreement must be true and correct, on and as of the effective time of the merger as if made at and as of the effective time (other than representations and warranties which expressly relate to an earlier date in which case such representations and warranties must be true and correct as of such earlier date), except in each case for any failures to be true, complete and correct which do not, in the aggregate, have a material adverse effect on ITXC;

  •
  ITXC must have performed or complied in all material respects with all obligations required by the merger agreement, except where the failure to so comply has not resulted in a material adverse effect on ITXC;

  •
  New Teleglobe must have received a certificate of the CEO of ITXC to the effect that the two conditions immediately above have been satisfied;

  •
  ITXC must have received certain consents from third parties;

  •
  all required governmental approvals, including any required consents by the FCC, must have been obtained, including without limitation respectively, the transfer, assignments or reauthorization of the licenses or authorizations issued by telecommunications operating authorities, free of any conditions that would cause a material adverse effect on Teleglobe and its subsidiaries, and all other consents, approvals, authorizations or filings the absence of which could reasonably be expected to have a material adverse effect on Teleglobe and its subsidiaries taken as a whole or ITXC and its subsidiaries taken as a whole;

  •
  no requirement of law must have been issued, enacted, enabled, promulgated or enforced by any governmental entity which would materially reduce the benefits of the transactions contemplated by the merger agreement to Teleglobe, New Teleglobe or the surviving corporation in a manner that Teleglobe, in its good faith reasonable judgment, would not have entered into the merger agreement had such condition or requirement been known on the date of the merger agreement; and

  •
  there must not have been any material adverse effect relating to ITXC or its subsidiaries taken as a whole, individually or in the aggregate, since the date of the merger agreement.

        Material adverse effect means any change in or effect on:

  •
  the business of ITXC or Teleglobe, as the context so provides, or their respective subsidiaries that, individually or in the aggregate, taking into account all other such changes or effects, is materially adverse to their business, assets both tangible and intangible, liabilities, financial condition or results of operations, taken as a whole or

  •
  the ability of ITXC or Teleglobe and New Teleglobe, as the case may be, to duly perform their respective obligations under the merger agreement or to consummate the transactions contemplated by the merger.

        The following events or circumstances do not constitute a material adverse effect on Teleglobe or ITXC:

    •
    with respect to ITXC only, any decrease in the market price or trading volume of ITXC common stock after the date of the merger agreement, but not any change or effect underlying such decrease to the extent such change or effect may otherwise constitute a material adverse effect on ITXC;

    •
    a change in general economic conditions or changes affecting Teleglobe's or ITXC's industry, other than changes that affect Teleglobe or ITXC in a materially disproportionate manner;

    •
    a loss by Teleglobe or ITXC of current customers or any reductions in sales or revenues;

    •
    a loss by Teleglobe or ITXC of current employees, suppliers or distributors due primarily to the transactions contemplated by the merger agreement or the public announcement of the merger agreement;

    •
    acts of terrorism, war or other social or political disruptions; or

    •
    accounting changes required by changes in U.S. GAAP or the policies of the Public Company Accounting Oversight Board.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned at any time before the completion of the merger, notwithstanding the approval and adoption of the merger agreement by ITXC's stockholders, as summarized below:

  •
  by mutual written consent of the boards of directors of each of ITXC and Teleglobe;

  •
  by either Teleglobe or ITXC, if, without the fault of the terminating party, the merger has not been consummated on or before June 21, 2004;

  •
  by either Teleglobe or ITXC, if any governmental order, writ, injunction or decree preventing the consummation of the merger has been entered by any court of competent jurisdiction and has become final and nonappealable; or

  •
  by either Teleglobe or ITXC, if the merger agreement is brought to a vote of ITXC stockholders and fails to receive the requisite votes for adoption at the ITXC stockholders meeting or any adjournment or postponement thereof.

        Furthermore, the merger agreement may be terminated by Teleglobe if any of the following occur:

  •
  the board of directors of ITXC withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Teleglobe or its shareholders or resolves to do so;

  •
  the board of directors of ITXC recommends a competing transaction to the stockholders of ITXC;

  •
  ITXC fails to comply in all material respects with provisions in the merger agreement dealing with non-solicitation of transactions or the ITXC board of directors' obligation to call and convene a stockholders meeting;

  •
  a competing transaction is announced or publicly known and the board of directors of ITXC fails to reconfirm its approval and recommendation of the merger agreement and the transactions contemplated thereby within seven days of the first announcement or other public knowledge of such proposal for a company competing transaction;

  •
  the board of directors of ITXC determines that a competing transaction is a superior proposal, and does not reconfirm its approval and recommendation of the merger agreement and does not recommend against acceptance of such superior proposal by its stockholders; or

  •
  the board of directors of ITXC resolves to do any of the foregoing;

        Each of the foregoing actions of the board of directors of ITXC are referred to as an "ITXC Board Terminating Event";

  •
  ITXC has breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, or a representation or warranty of ITXC becomes untrue, incomplete or incorrect, in either case such that the conditions to the obligation of Teleglobe to close set forth in the merger agreement would not be satisfied, and ITXC fails to cure such breach within 20 days after receipt by ITXC of a written notice from Teleglobe of such breach; or

  •
  Teleglobe receives a Company Buy/Sell Certificate that states a Buy/Sell Margin lower than the target margin previously agreed upon by the parties or if no Company Buy/Sell Certificate is received within 10 business days after the end of the month within which such certificate is required to be delivered.

        Furthermore, the merger agreement may be terminated by ITXC if any of the following occur:

  •
  if Teleglobe or the merger subsidiary has breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, or a representation or warranty of Teleglobe or the merger subsidiary becomes untrue, incomplete or incorrect, in either case such that the conditions to the obligation of ITXC to close set forth in the merger agreement would not be satisfied, and Teleglobe or the merger subsidiary fails to cure such breach within 20 days after receipt by Teleglobe of a written notice from ITXC of such breach;

  •
  ITXC accepts a superior proposal, provided that ITXC has given Teleglobe a 48 hour oral and written notice and paid the termination fee described below; or

  •
  ITXC receives a Parent Buy/Sell Certificate that states a Buy/Sell Margin lower than the target margin previously agreed upon by the parties or if no Parent Buy/Sell Certificate is received within 10 business days after the end of the month within which such certificate is required to be delivered.

Payment of Fees and Expenses

        Except as described below, all expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses, whether or not the merger is consummated, except that New Teleglobe and ITXC each will pay one-half of all expenses incurred in connection with printing, filing and mailing the registration statement, of which this proxy statement/prospectus is a part, and all SEC and other regulatory filing fees incurred in connection with such documents and any fees required to be paid under U.S. and Canadian antitrust laws.

        ITXC will pay Teleglobe an amount equal to $3.75 million in the event that:

  •
  Teleglobe terminates the merger agreement following the occurrence of an ITXC Board Terminating Event;

  •
  either Teleglobe or ITXC terminates the merger agreement because the merger agreement and the merger fail to receive the requisite votes for approval at the ITXC stockholders meeting or any adjournment or postponement thereof; and

  •
  at or prior to the time of such termination, either there has been proposed or publicly announced a competing transaction or

  •
  within twelve months after such termination, ITXC enters into a definitive agreement with respect to any competing transaction or any competing transaction involving ITXC is consummated;

  •
  ITXC has breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, or a representation or warranty of ITXC becomes untrue, incomplete or incorrect, in either case such that the conditions to the obligation of Teleglobe to close set forth in the merger agreement would not be satisfied, and ITXC fails to cure such breach within 20 days after receipt by ITXC of a written notice from Teleglobe of such breach and

  •
  at or prior to the time of such termination, either there has been proposed or publicly announced a competing transaction or

  •
  within twelve months after such termination, ITXC enters into a definitive agreement with respect to any competing transaction or any competing transaction involving ITXC is consummated; or

  •
  ITXC terminates the merger agreement in order to accept a superior proposal, except that ITXC must have given 48 hours prior oral and written notice to Teleglobe.

Amendments, Extensions, Waivers and Entire Agreement

        At any time prior to the completion of the merger, any party to the merger agreement may extend the time for or waive compliance with the performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

        The merger agreement may be amended by any party to the merger agreement at any time prior to the completion of the merger. However, after the adoption of the merger agreement by ITXC's stockholders, no amendment may be made that by law requires further approval of ITXC stockholders without such further approval.

        The merger agreement (including the voting agreements, the annexes, the exhibits, the company buy/sell certificate, the parent buy/sell certificate, the parent disclosure schedule and the company disclosure schedule), the confidentiality agreement and the joinder agreement constitute the entire agreement among the parties with respect to the merger.

OTHER AGREEMENTS

        In connection with the execution of the merger agreement on November 4, 2003, Teleglobe, a group of affiliated stockholders of ITXC and ITXC entered into a voting agreement. Some of such stockholders of ITXC and ITXC also entered into a contingent waiver of registration rights. In addition, Cerberus and Teleglobe entered into the Commitment Letter which outlined the material terms and conditions that are contained in the note purchase agreement. The voting agreement, note purchase agreement and contingent waiver of registration rights are summarized below.

The Voting Agreement

        The following is a summary of the material terms of the voting agreement among Teleglobe, ITXC, Tom Evslin, Edward Jordan, Steven Ott, Eric Weiss, Theodore M. Weitz, Frank Gill and Fred Wilson, each of which individuals is an officer and/or director of ITXC, and Dianne Jordan, Mary Evslin and F.J. Wilson Partners, L.P. (whose general partner is Fred Wilson). The following summary is qualified in its entirety by the actual voting agreement which is attached as Appendix C to this proxy statement/prospectus. The following description may not contain all the information about the voting agreement that is important to you. We encourage you to read the voting agreement.

        As of November 4, 2003 the ITXC stockholders listed above collectively beneficially owned approximately 21% of the outstanding shares of ITXC common stock. As a condition and inducement to Teleglobe's willingness to enter into the merger agreement and close the merger, each of the above stockholders have agreed to the following:

  Voting of the Common Stock

        To appear at any meeting of the ITXC stockholders to be counted as present for purposes of establishing a quorum;

        To vote or consent to vote all of its shares in favor of the adoption of the merger agreement and the approval of other actions contemplated by the merger agreement and the voting agreement and any actions required in furtherance of such agreements; and

        To vote all of its shares against:

  •
  any competing transaction;

  •
  any change in a majority of the persons who constitute the board of directors of ITXC;

  •
  any action or agreement that would result in a material breach of any covenant, representation or warranty or any obligation or agreement of ITXC under the merger agreement or the voting agreement; and

  •
  any action intended, or which could reasonably be expected, to impede or materially adversely affect the transactions contemplated by the merger agreement.

  Transfer and Other Restrictions

        Each stockholder listed above has agreed:

  •
  to immediately cease any discussions, activities, or negotiations with respect to any competing transaction;

  •
  not to take any action to encourage, solicit, initiate, or facilitate the making, submission or approval of any competing transaction or enter into any agreement or understanding with any potential third party acquirer that would require ITXC to abandon, terminate, or fail to consummate the merger;

  •
  to as promptly as practicable and in any event within 24 hours advise Teleglobe of any competing transaction, including its material terms and conditions, or any request, inquiry or negotiation with respect to any such proposal;

  •
  not to offer or enter into any arrangement for the sale, pledge or other disposal of any of their shares of ITXC common stock, except pursuant to the terms of the merger agreement; and

  •
  not to grant any proxy or power of attorney, deposit any of its shares of ITXC common stock into a voting trust or enter into a voting agreement or arrangement with respect to its shares of ITXC common stock.

  Termination

        The voting agreement terminates on the earlier of termination of the merger agreement in accordance with its terms (see "Material Terms of the Merger Agreement—Termination of the Merger Agreement" on page 81), mutual agreement of the parties to terminate the voting agreement, or the effective time of the merger.

The Note Purchase Agreement

        The following is a summary of the material terms of the note purchase agreement between Madeline L.L.C., an affiliate of Cerberus, and New Teleglobe entered into in order to effectuate the Cerberus loan. The following summary is qualified in its entirety by the form of note purchase agreement which is attached as Appendix F-1 to this proxy statement/prospectus. The following description may not contain all the information about the note purchase agreement that is important to you. We encourage you to read the note purchase agreement.

  Structure

        The notes sold pursuant to the note purchase agreement are senior unsecured obligations. The notes will be issued in an aggregate principal amount of $100.0 million. New Teleglobe is the issuer of the notes with certain designated subsidiaries, both present and future, unconditionally and irrevocably, jointly and severally, acting as guarantors of the notes. The notes will bear interest at a rate of 10.0% per annum, payable quarterly in arrears, subject to increase to 16.0% per annum if an "Event of Default" exists. The Notes mature on May 31, 2008.

  Prepayments; Fees

        The note purchase agreement provides for New Teleglobe to make a mandatory prepayment of:

  •
  $25.0 million, no later than the second anniversary of the note purchase agreement's closing date; and

  •
  $25.0 million, no later than the third anniversary of the note purchase agreement's closing date.

        In addition to the mandatory prepayment schedule described above, holders of the notes may require New Teleglobe to make an offer to purchase the notes at a purchase price in cash of 101% of the then outstanding aggregate principal amount of the notes (together with accrued and unpaid interest) upon certain changes of control. New Teleglobe is also required to make an offer to purchase notes upon certain asset sales from the net cash proceeds of such asset sales and upon certain sales of debt or equity securities from the net cash proceeds of such sales of securities.

        The note purchase agreement provides New Teleglobe with the ability to make optional prepayments, in whole or in part, in minimum amounts of $5.0 million and in integral multiples of $5.0 million, without premium or penalty.

        New Teleglobe will be required to pay anniversary fees of 1.0% and 2.0% of the aggregate principal amount of the notes then outstanding, payable on the first and second anniversary of the note purchase agreement's closing date, respectively.

  Conditions

        Madeline L.L.C.'s obligation to purchase the notes is subject to customary conditions precedent including, among others:

  •
  there shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality which relates to the Cerberus loan or the merger or which, in the opinion of Cerberus, has any reasonable likelihood of having a material adverse effect on:

  •
  the ability of any of the New Teleglobe entities that are parties to, or otherwise bound by the note purchase agreement, to perform their obligations under the note purchase agreement and related ancillary documentation; or

  •
  the ability of Cerberus to enforce the note purchase agreement and related ancillary documents;

  •
  the merger shall have been consummated;

  •
  no default or event of default shall exist under the note purchase agreement and related ancillary documents;

  •
  the absence of any material adverse effect with respect to either Teleglobe or ITXC; and

  •
  that no right of termination in favor of Teleglobe or ITXC in connection with the other party's Buy/Sell Margin obligations described above must have arisen.

        See "Material Terms of the Merger Agreement—Additional Agreements."

  Covenants; Events of Defaults

        The note purchase agreement provides for customary covenants, not including financial covenants, that, among other things, restrict the ability of New Teleglobe and its subsidiaries, without the holders' consent, to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, make investments, loans or advances, engage in mergers or consolidations, change New Teleglobe's business, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. The note purchase agreement also includes customary events of default such as payment defaults, cross-defaults to other New Teleglobe indebtedness, bankruptcy and insolvency or a change in control as well as customary representations and warranties and affirmative covenants.

Contingent Waiver of Registration Rights

        The following is a summary of the material terms of the contingent waiver of rights under ITXC's registration rights agreement among Tom Evslin, Mary Evslin, Edward Jordan, F.J. Wilson Partners, L.P. and ITXC. The following summary is qualified in its entirety by the actual contingent waiver which is attached as Appendix E to this proxy statement/prospectus. The following description may not contain all the information about the contingent waiver that is important to you. We encourage you to read the contingent waiver.

        Each of the ITXC stockholders who is a party to the contingent waiver has agreed, effective only upon consummation of the merger, to waive any and all rights that such stockholder may have under ITXC's registration rights agreement.

        In addition, the waiver, as it relates to Messrs. Evslin and Jordan, is further conditioned upon the registration of New Teleglobe common shares underlying the ITXC warrants granted to such individuals and to be assumed by New Teleglobe upon consummation of the merger. The registration statement of which this proxy statement/prospectus is a part registers those New Teleglobe common shares underlying the ITXC warrants to be assumed by New Teleglobe upon consummation of the merger.

INFORMATION ABOUT THE COMBINED COMPANY

Overview

  Combined Company

        The combined company will be one of the world's leading providers of international telecommunications services, including voice, data, value-added and mobile services. The combined company will continue to focus on the wholesale market, serving as a carriers' carrier to communication service providers that offer voice, mobile, Internet and value-added services in the consumer and enterprise markets. The combined company will be the carrier of choice to many of the world's largest telecommunications and Internet service providers. According to industry sources, wholesale voice traffic—calls carried to final destinations via third party carriers such as Teleglobe and ITXC—accounted for approximately 34% of the total international PSTN volumes in 2002. On a pro forma basis, as reported by industry sources the combined company will be the third largest international long distance carrier in the world based on minutes of international calling. The combined company will operate one of the most extensive communications networks in the world, providing global reach to over 240 countries and territories with advanced voice and data capabilities. The combined company will also use market leading technology for VoIP services and expects to enjoy the cost advantages offered by this technology.

        The combined company will offer a broad range of wholesale telecommunications services including:

  •
  voice services, including traditional switched, virtual transit and VoIP applications;

  •
  data services that include IP data transit, DVB/IP, satellite services, IPLs and Broadcast services; and

  •
  value added services, including tailored network solutions through mobile global roaming, signaling and messaging services for wireless carriers as well as other services such as International Toll Free and Home Country Direct services that permit carriers to offer multi-point access at the retail level.

        We believe that the combined company's ability to provide a broad range of voice, data and mobile services will be a competitive advantage, particularly as voice and data telecommunications converge. The combined company will serve over 1,200 customers, many of them with long-standing relationships. The combined company's leading customers by revenue on a pro forma basis for the year ended December 31, 2003 include: Bell Canada, MCI, TelcoGroup, IDT and Verizon.

        The combined company's global network:

  •
  carried approximately 11.8 billion minutes, calculated on a combined basis before intercompany eliminations, of international voice traffic in 2003;

  •
  carried 29 Gbps of customer outbound IP traffic measured at the 95th percentile; and

  •
  as one of only 10 Tier I ISPs, we believe that it will carry a significant portion of the world's Internet traffic.

        We believe that Teleglobe's current network, which was constructed with an estimated $1.9 billion of investment by Teleglobe's predecessor entities between the early 1990s and 2003, will enable the combined company to deliver high quality service on a cost efficient basis without significant incremental capital investment. In addition, Teleglobe's global network is fully constructed and has substantial transmission capacity which can be further expanded. The combined company's network is comprised of:

  •
  international gateways and switching facilities in: Montreal, New York City, Jersey City (New Jersey), Newark (New Jersey), Hong Kong, Los Angeles, Toronto, Vancouver, Frankfurt, London and Madrid;

  •
  network points of presence, or POPs, with reach to over 240 countries and territories;

  •
  272 bilateral operating agreements;

  •
  ownership interests in over 100 sub-sea and terrestrial cable systems;

  •
  5 satellite earth stations for Internet and voice connectivity; and

  •
  48 Internet POPs in 15 countries.

Strengths

  A Leading Global Carrier

        We believe that during our more than 50 year history, Teleglobe has developed a reputation as a provider of high quality, international, wholesale communications services. The combined company will operate one of the most extensive facilities-based networks in the industry, reaching over 240 countries and territories with advanced voice and data (including Internet) capabilities. Bilateral operating agreements with 272 communications providers have been established over decades and allow us to source and terminate voice traffic on a preferred carrier basis. We are a Tier 1 ISP and have a global IP backbone with 24 communication nodes in North America, five in Asia, 17 in Europe and two in the Middle East. ITXC.net is an actively managed network overlaid on the public Internet that significantly expands the combined company's global reach, particularly in developing countries.

  Robust and Reliable Network

        The combined company's network carried approximately 11.8 billion minutes (before intercompany eliminations) on a combined basis of annual voice traffic in 2003. Teleglobe's network has consistently been ranked among the most robust and reliable by industry sources, with independent testing showing our network performance at the high end of industry standards on three key metrics: reach, packet loss and latency. ITXC relies primarily on the Internet for transport of its voice traffic and thereby benefits from even greater reach. The combined company's network will be supported by International Network Management Centers in Montreal, Canada and Princeton, New Jersey, which facilitate network optimization, global traffic management and centralized traffic processing. These sophisticated centers deliver advanced network efficiency, security, fraud protection and superior control to customers around the globe.

  Broad Range of Communications Services

        The combined company's diverse portfolio of services is specifically designed for the wholesale market. The combined company will offer:

  •
  voice services, including traditional switched, virtual transit and VoIP applications;

  •
  data services that include IP data transit, DVB/IP, satellite services, IPLs and Broadcast services; and

  •
  value added services, including tailored network solutions through mobile global roaming, signaling and messaging services for wireless carriers as well as other services such as

    International Toll Free and Home Country Direct services that permit carriers to offer multi-point access at the retail level.

        The combined company's broad product offering will allow us to better serve our customers' diverse needs, build deeper relationships and capture a greater share of higher margin services.

  Management Experience and Operating Expertise

        The combined company has assembled a management team that it believes is well suited to implement the combined company's business strategy. The combined company's senior management has substantial experience in leading the development and marketing of communications services, managing international telecommunications networks and implementing the integration of acquired companies.

Combined Company Strategy

        The combined company's goal is to be the leading wholesale provider of enhanced international connectivity services for voice, Internet and mobile telecommunications service providers. Key elements of our strategy to achieve this objective include:

  Continue to Operate as a Carriers' Carrier Focused Principally on the International Transport and Service Markets

        The combined company will continue to operate as a carriers' carrier focused principally on the international voice and data transport and services market segments. We believe retail carriers are best served by a wholesale service provider focused exclusively on their needs without competing retail interests. We also believe there are better opportunities and more favorable industry dynamics in the international markets than in the U.S. market. In general, international calls are more expensive in part due to transport over multiple carrier networks, resulting in greater opportunities for the combined company as a global operator. In addition, the international transport and services markets are growing as a result of consumers in deregulating and developing markets gaining less expensive phone and Internet access, creating increasing levels of international traffic. The combined company will also continue a strong set of relationships with established U.S. voice operators and will continue to develop targeted data transit opportunities in the U.S.

  Exploit Long-Standing Customer Relationships and International Network

        Teleglobe's relationships with a substantial number of the world's leading communications services providers have been established over decades. The combined company intends to build on these long-standing customer relationships by cross-selling our existing broad range of services in order to increase our share of our customers' total communications services expenditures. Additionally, as carriers' needs evolve in response to changes in customers demands and advances in technology, we intend to provide additional value-added services to meet their needs. For example, the addition of ITXC's VoIP technology will enhance the portfolio of services provided by the combined company, particularly with the convergence of voice and data onto a single transport platform.

  Continue Leadership in Quality of Service and Network Reliability

        The Teleglobe network was built with a focus on delivering advanced services for international communications. Teleglobe has enhanced service quality, reliability and redundancy of its network through continual investment in leading technology. As a result of these investments, Teleglobe's network has consistently been ranked among the most robust and reliable by industry sources. The addition of ITXC's proprietary technology will permit Teleglobe to maintain quality and reliability while benefiting from the cost advantages of VoIP transport. We believe our strong reputation for high quality of service to our customers represents a significant competitive advantage.

  Maintain Low Cost Provider Advantage

        The significant investments already made in the combined company's network infrastructure and its global reach allows the combined company to offer voice and data transport, mobile global roaming and value-added services with low incremental costs. In addition, the combined company expects to realize meaningful benefits from the integration of ITXC's advanced automated traffic packaging, routing and billing technology with Teleglobe's existing network management systems. We expect this technology to reduce the combined company's costs of providing services and improve the efficiency of network utilization and management.

  Selectively Pursue Acquisitions

        The combined company will continue to evaluate and selectively pursue acquisitions that complement its geographic reach, expand its service offerings and offer additional technological capabilities. The combined company will target acquisitions that further its goal of being the leading provider of enhanced international wholesale transport and value-added services.

  Focus on Cost Controls

        Teleglobe's management team has implemented a comprehensive cost evaluation and reduction program. We estimate that, excluding voice termination costs, from December 1, 2002 through December 31, 2003 more than approximately $24.0 million of annual operating expenses have been eliminated. We have implemented strict controls and require senior management approval for new capital expenditures and provisioning of customer contracts. The combined company's comprehensive global network is fully operational and is capable of carrying greater traffic volume without significant additional capital expenditures.

Industry Overview

        The international telecommunications services industry is composed of numerous international carriers whose networks link countries to each other through satellites and terrestrial and undersea cables to transmit digital or analog information in various forms including voice, data, and video for a variety of products or services. Historically, the international satellite networks linking carriers were established through international organizations such as the International Telecommunications Satellite Organization. International undersea cables were traditionally jointly owned and operated by a consortia of international carriers, each of which had an ownership interest to the theoretical mid-point of the cable and usually had operating agreements with the other countries served by the cable. These transmission systems have faced increased competition from private companies that have launched satellite systems and constructed fiber optic undersea cable systems that have resulted in a substantial increase in available transmission capacity, or bandwidth.

        The international telecommunications industry is experiencing significant change, driven by many factors, including:

  •
  the increasing globalization of the world's economies and the resulting increased need for international communications;

  •
  the trend toward deregulation of telecommunications service providers;

  •
  declining prices arising from increased competition generated by deregulation and excess network capacity;

  •
  increased worldwide telephone density in both traditional wireline and wireless telephones;

  •
  expanded use of electronic forms of communications, such as e-mail and the Internet;

  •
  technological improvements that reduce the costs and size and increase the performance of all elements of telecommunications equipment; and

  •
  emerging transmission technologies, including VoIP.

        As a result of these developments, the international telecommunications competitive landscape has changed dramatically. Throughout the late 1990's, the number of companies deploying and managing international fiber optic networks for the provision of voice and data transport services increased dramatically, fueled by expectations for substantial increases in demand as well as investor optimism. The resulting oversupply coupled with competition among suppliers has resulted in transport and capacity prices plummeting. Meanwhile, increased volume has not been sufficient to offset the impact of decreasing prices. For example, with respect to international voice transport services, industry sources have indicated that between 1999 and year-end 2003 (estimated), international call prices have decreased by about 17% per year, while call volume has increased approximately 12%. As a result, retail revenues from international voice traffic declined from a peak of $72 billion in 2000 to $53 billion in 2002. The decline in prices for data transport and capacity services has been significantly more dramatic. According to industry sources, long haul circuit prices in both the U.S. and Europe, as well as for routes across the Atlantic and Pacific oceans, have declined by 80% to 90% over the last three years. At the same time, growth in demand for Internet bandwidth has slowed considerably. As an example, based on a survey of 20 European cities, Internet backbone utilization growth rates declined from 272% in 2000, to 159% in 2001, and then 31% in 2002.

        While the markets for voice and data transport and capacity services continues to be characterized by fierce price competition, the rate of price declines has begun to show signs of abatement. For example, an industry survey of retail pricing indicated that prices for the international voice transport and capacity market fell by approximately 17% between 2000 and 2001, by 20% between 2001 and 2002, and by only 5% between 2002 and 2003. According to industry sources, the rate of decline for both terrestrial and sub-sea transport and capacity also appears to be stabilizing, although at historically low price levels.

        The impact of these dramatic declines in pricing has caused many industry participants to fail to achieve their business plans and ultimately file for bankruptcy. While it is possible that some of our business's competitors will cease operations or lose business in the future due to economic conditions and other difficulties that have affected companies throughout the telecommunications industry, it is likely that other competitors may gain competitive advantages by successfully completing their restructurings through bankruptcy reorganizations or consolidations.

  Voice Services

        The networks of international carriers are physically interconnected to the domestic networks of each country through switching centers owned and operated by such international carriers. International carriers provide "transit" services under arrangements in which a long distance provider in an intermediate country carries the telecommunications traffic to a destination country. Operating agreements, which are key components of the international long distance telecommunications market, are negotiated between the international carriers to establish the range of services to be provided, the rates to be charged for each service, the routing of the transmissions and the procedures for maintenance. Under a bilateral operating agreement, each carrier agrees to terminate traffic in its local market and to provide proportional return traffic to its corresponding carrier.

Traditional routing of international telephone services

        An international long distance call usually originates on the network of the caller's local exchange carrier and is switched to the network of the caller's long distance provider. The long distance provider will either direct the call to its own international gateway switch or route it to another carrier—a "carrier's carrier", or wholesale carrier. At this point, the long distance call will be routed to the corresponding gateway switch in the destination country and directed to the party being called through the country's domestic telephone network. This entire process is based upon a pre-determined set of routing protocols and occurs within seconds.

        International long distance providers can generally be categorized by the use of their switching and transmission equipment, as well as by the extent of their ownership in their networks. AT&T Corp. (AT&T), MCI and Sprint Corp. (Sprint), the largest carriers in the U.S., own the U.S. transmission facilities which they primarily use, but will use other international long distance providers to reach particular markets in which their networks do not offer coverage or to handle overflow traffic. With deregulation in the telecommunications industry, various alternative long distance providers have emerged. These companies own and operate their own switches, but often utilize a combination of resale agreements with carrier's carriers and leased or owned facilities, to terminate traffic. In general, international carriers purchase the services of wholesale carriers when sending traffic to countries where they either have no transmission facilities in place or where traditional mechanisms for terminating traffic are expensive. According to industry sources, wholesale voice traffic—calls carried to final destinations via third party carriers such as Teleglobe and ITXC—accounted for approximately 34.0% of the total international PSTN volumes in 2002.

        The entry of the U.S. Regional Bell Operating Companies, or RBOCs, and other new competitors into the long distance market continues to shape the international carrier market. During 2003, the RBOCs completed the regulatory approval process necessary for them to offer long distance services in all of their operating territories. Similarly, several large U.S. cable television service providers have begun to offer their customers telephony service using their co-axial cable network infrastructure and employing either switched or VoIP network technologies. The entrance of the RBOCs and cable companies into the long distance arena may present a growth opportunity for the wholesale long distance carriers as the RBOCs and cable companies do not have established international transmission networks.

        Resellers, such as prepaid calling card issuers, are becoming increasingly important as sources of traffic, particularly among consumers and immigrant communities. The ability to pay for calls generally produces a sharp imbalance, with the majority of international calls originating at the more economically prosperous end point.

        The international long distance market is also being impacted by the introduction of VoIP technology. Data from industry sources indicates that the increasing substitution of VoIP calls for switched calls has contributed significantly to the reduced rate of switched traffic growth. VoIP technology enables the convergence of voice and data traffic onto one network for transport. The voice communication is digitalized into IP data packets and transported in that form over either managed IP networks or over the Internet. As a result of the increased reliability and efficiency of VoIP technology, voice traffic using the technology has increased substantially since 2001, while the rate of PSTN traffic growth has decreased over the same period. According to industry sources, VoIP traffic increased from less than 10 million minutes in 1997 to 18.7 billion minutes in 2002. Based on the volume achieved in 2002, VoIP traffic accounted for approximately 11% of international traffic. The majority of global VoIP traffic is originated in the U.S. reflecting, in part, the access that U.S.-based VoIP companies have to low cost international IP bandwidth. On the terminating end, the regions experiencing the largest increases in VoIP traffic are Latin America, Asia, and Eastern Europe due to the significant differential between IP termination rates and the established interconnection settlement rates, rapidly developing IP infrastructure and liberalizing markets. Industry acceptance of VoIP is increasing as evidenced by the fact that the incumbent carriers in a growing number of developing countries now accept and terminate incoming VoIP traffic.

  Data Services

        Data transport and services is an increasingly significant part of the international telecommunications market. Wholesale data services are marketed to service providers, including carriers, ISPs, application service providers, mobile service providers, systems integrators and Internet data center providers. Data transport services generally provide a data connection between two points for a customer through either a shared line, as in the case of asynchronous terminal mode, or ATM, services, or a dedicated, private line. Additional data services include connectivity to an enterprise's network either through a terrestrial, sub-sea, or satellite access point, and co-location services, which permit a carrier's transmission equipment to be housed in the facilities of a wholesaler's POP. Network management services include IP traffic and gateway management, short message service, or SMS, screening and settlement services. Multi-point access products include IP virtual private network (VPN) services to carriers. Mobility products include wireless-fidelity (Wi-Fi) authentication and IP access authentication. Industry sources project revenue for the worldwide cross-border data networking services market (comprised of frame-relay, ATM and carrier IP/VPN) to be $4.3 billion in 2003 compared to $3.8 billion in revenue in 2002.

        The data transport and services market has undergone and continues to experience significant changes, as of result of:

  •
  the number of device types through which consumers are accessing the Internet;

  •
  the increasing penetration of high speed or broadband Internet access services; and

  •
  an industry migration to IP networks and data centers from client/server applications.

        An important cause of expected demand for the data transport industry is the market for Internet access and, in particular, broadband Internet access. Industry sources expect the number of worldwide broadband households to increase 43% to 76.5 million in 2003, compared to worldwide Internet households, which is expected to increase 20% to 241.7 million in 2003. Furthermore, the number of worldwide broadband users is projected to be 39% of worldwide Internet households by 2005.

Value-Added Services

  Mobile

        The mobile telephony industry has experienced significant growth over the last several years on a global basis and is now a substantial segment of the broader telecommunications market. As a result of the increased usage and acceptance of mobile phones, the prevalence of mobile telephony services today is comparable to that of fixed lines. According to an industry survey of 46 countries covering approximately 75% of the world's population, in 2002, the number of mobile phone lines surpassed the number of fixed lines globally, accounting for 52% of total lines compared to 47% in 2001. According to the survey, as of year end 2002, the total number of mobile subscribers was estimated by industry sources to exceed one billion, representing a penetration rate (percentage of the measured population that are mobile subscribers) of approximately 24%. Comparatively, in 1999, total mobile subscribers were estimated by industry sources to be approximately 450 million, representing a penetration rate of only 10%. Penetration rates in the majority of developed countries are substantially higher. For example, as of year end 2002, estimated penetration levels in the U.S., Germany and Japan were 49%, 72% and 62%, respectively.

        The global mobile phone industry is undergoing significant change driven by a number of factors, including:

  •
  continued enhancement and adoption of new technologies which are improving wireless network efficiency and voice quality;

  •
  evolving industry regulation, such as wireless number portability;

  •
  establishment of roaming agreements among international carriers leading to increasing volumes of international mobile voice traffic;

  •
  development of data and broadband capabilities and the increasing use of related services, including SMS; and

  •
  increasing deployment and utilization of Wi-Fi services and other new wireless technologies.

  Other

        In addition to the increasing usage of mobile phones for voice services, the evolution and implementation of advanced wireless technologies has led to significant growth in the usage of wireless data services, including SMS, picture messaging and Internet access. According to a global wireless industry survey of 46 countries covering approximately 75% of the world's population, mobile data services accounted for approximately 9% of worldwide wireless carrier revenue in 2002, up from approximately 2% of revenues in 1999.

        The significant growth in the mobile phone industry combined with the globalization of the world's economies and resulting increase in international travel, has led to increasing usage of mobile phones across country borders, which is commonly referred to as global roaming. According to the industry survey, in 2002, mobile-originated traffic grew to 17% of total international traffic from 15% in 2001, while mobile terminated-traffic rose to 25% of total terminated traffic in 2002 from just over 23% in 2001. As a result of this trend, wireless service providers are increasingly required by their customers to offer global roaming capabilities. Because the majority of wireless service providers do not own international networks, they must rely on international wholesale transport service providers, such as Teleglobe, to carry their mobile voice traffic. In addition, the increase of global roaming has created a market for various enabling services including roaming authentication and signal conversion, both of which Teleglobe currently provides.

INFORMATION ABOUT TELEGLOBE

Our History

        Teleglobe traces its origins to the formation in 1950 of the Canadian Overseas Telecommunications Corporation, or COTC, a Crown Corporation owned by the Government of Canada. During the company's first twenty years, COTC evolved into a leader in international telecommunications, successfully deploying and managing state-of-the-art telecommunications technologies and partnerships around the world. Until the deregulation of the Canadian telecommunications market in October 1998, Consolidated Old Teleglobe was the exclusive provider of long distance services to and from Canada. From its inception, Consolidated Old Teleglobe and its predecessor companies developed extensive relationships with incumbent PTTs worldwide, many of which Teleglobe continues today.

        In 1987, the Government of Canada privatized Teleglobe Canada Inc., COTC's successor and Consolidated Old Teleglobe's predecessor, making it a subsidiary of publicly-held Memotec Data, Inc, or Memotec, a manufacturer of telecommunications equipment. Shortly after the privatization, BCE Inc., or BCE, purchased through Bell Canada a 23% share in Memotec. Shortly thereafter, Memotec changed its name to Teleglobe Inc.

        In February 2000, BCE announced its intention to purchase all remaining outstanding shares of Consolidated Old Teleglobe. The transaction closed on November 1, 2000 and BCE assumed control of Consolidated Old Teleglobe. Following the acquisition, Consolidated Old Teleglobe continued to expand internationally, focusing on content distribution, hosting and enterprise markets. Consolidated Old Teleglobe expended approximately $1.8 billion to build its GlobeSystem, an integrated Internet, voice and data network, between late 2000 and the second quarter of 2002.

        In April 2002, negative developments in the telecommunications industry, continuing losses at Consolidated Old Teleglobe and substantial ongoing capital expenditure requirements related to the build-out of the GlobeSystem platform caused BCE to announce its intention to withdraw all financial support for Consolidated Old Teleglobe.

        On May 15, 2002, Consolidated Old Teleglobe filed a voluntary petition with the Ontario Superior Court of Justice for an Order providing creditor protection under the Companies' Creditors Arrangement Act (CCAA). On May 28, 2002, Consolidated Old Teleglobe filed a similar petition for relief with the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code. On May 20, 2002, Consolidated Old Teleglobe filed petitions under the laws of the UK for administration orders with the Chancery Division of the High Court of Justice under section 9 of the UK Insolvency Act.

        On September 19, 2002, Consolidated Old Teleglobe entered into a Purchase Agreement with TLGB, an affiliate of Cerberus. On December 1, 2002, Consolidated Old Teleglobe and certain of its subsidiaries entered into Interim Management Agreements, which we refer to as the IMA, for its core voice, data, Internet and mobile global roaming business with TLGB. This core business did not include the operations of the Predecessor in 41 of the 47 countries in which the Predecessor operated or a large portion of the co-location facilities and network operated by the Predecessor that represented excess capacity. Under the terms of the IMA, TLGB assumed day-to-day management responsibility for the operations of the business on December 1, 2002. The bankruptcy process and, in particular, the day-to-day management of the core business by members of our current senior management under the IMA permitted TLGB to conduct a thorough review of profitability and utilization of the network on a circuit by circuit basis, as well as an evaluation of network resilience and redundancy and costs relative to competitive benchmarks. Two key actions were undertaken as a result of this process:

  •
  cancellation of unneeded capacity; and

  •
  renegotiation of long-term agreements to lower, to the extent practical, operational and leased circuit costs to current market prices, which generally are much lower than previous commitment levels.

        Following a series of approvals from the Canadian and U.S. bankruptcy courts and other regulatory approvals, Teleglobe completed the purchase of the core voice, data and Internet and mobile global roaming businesses of Consolidated Old Teleglobe for $125.0 million and certain assumed liabilities on May 30, 2003.

        Teleglobe and New Teleglobe were incorporated under the laws of Bermuda on December 31, 2002 and February 3, 2004, respectively. The principal executive offices of Teleglobe Bermuda Holdings Ltd (formerly known as Teleglobe International Holdings Ltd) and New Teleglobe are, along with its subsidiaries Teleglobe GBRM Limited and Teleglobe Bermuda Limited, located at P.O. Box HM 1154, 10 Queen Street, Hamilton, HM EX Bermuda (telephone 441-296-4856). Teleglobe and New Teleglobe also maintain corporate offices at 1000 rue de la Gauchetiere Ouest, Montreal, Quebec, Canada H3B 4X5 (telephone 514-868-7272) and in Reston, Virginia at 1 Discovery Square, 4th floor 12010 Sunset Hills Road, Reston, Virginia 20190 (telephone 703-766-3100).

Network

        During the more than 50 year history of Teleglobe and its predecessors, we have developed a global reputation as a high quality, worldwide, integrated communications carrier, and now have in service one of the most extensive and far-reaching facilities-based networks in the industry. Our network provides a global reach to more than 240 countries and territories and we maintain 207 direct links and 272 bilateral relationships and ownership interests in over 100 submarine and terrestrial fiber systems. We are also one of the largest providers of satellite capacity connecting to the Internet. We own, lease or manage the plant, property and equipment necessary to provide a full range of global communications services. Sophisticated information and network management systems enable us to continually and in real-time optimize our network for high-quality and efficient service, apply least cost routing techniques and manage to specific customer service requirements.

        Our global network is designed to deliver integrated voice, data and mobile services of the highest quality by combining multiple international terrestrial, submarine cable and satellite systems. The integrated network carries approximately 7.7 billion minutes of international voice traffic annually, approximately 10.9 billion message signaling units of value added signaling services annually and more than 29 Gbps of customer traffic measured at the 95th percentile running over 110 Gbps of IP backbone connectivity.

        Our network is supported by extensive management and monitoring systems principally located at the international network operating center in Montreal, Canada.

  Terrestrial and Subsea Network

        International Gateways and Local Voice Access Switches.    Our major voice switching facilities include international switching centers, or gateways, in Montreal, New York City, Jersey City (New Jersey), Newark (New Jersey), Hong Kong, Los Angeles, Toronto, Vancouver, Frankfurt, London and Madrid. These switching centers use Nortel DMS-GSP and Ericsson AXE-10 reliable switching equipment for handling our international voice traffic. Enhanced services platforms, VoIP gateways, an extensive C7/SS7 network and other switching platforms including Asynchronous Transfer Mode, or ATM, packet switching are located primarily at Montreal, Toronto, London and New York.

        We also operate a global VoIP network based on Cisco switches and routers with an open network architecture connecting to those of our customers, suppliers and partners desiring or capable of utilizing this newer technology.

        International Network Sites.    Our international network facilities include 52 sites located around the globe:

Location	Number of Facilities
United States	18
Canada	9
Spain	5
United Kingdom	4
Germany	3
Denmark	2
France	2
Hong Kong	2
Italy	1
Norway	1
Netherlands	1
Australia	1
Philippines	1	*
Egypt	1	*
Saudi Arabia	1	*

*
These facilities are established through contracts with licensed incumbent carriers.

        These network sites primarily use transmission, router, switching and other interconnection equipment from Nortel, Cisco, Alcatel, Marconi, ECI and other leading global telecommunication equipment manufacturers to collect, aggregate, multiplex, switch, connect and transport Time Division Multiplex, or TDM, communication channels or IP packets. Customers have access to our global voice, data and signaling networks from approximately 80% of these sites.

        Terrestrial and Subsea Cable Fiber Systems.    Our terrestrial and subsea network is built over a combination of wavelength indefeasible-rights-of-use, or IRUs, and ownership or participation in over 100 subsea and terrestrial cable fiber systems, which includes over 63 gigabits of subsea capacity. Our cable stations at Pennant Point in Nova Scotia and Port Alberni in British Columbia serve as landing points for transatlantic and transpacific cable systems, respectively. The core network is fully redundant and operates predominately on high bandwidth transmission facilities with additional capacity on higher usage segments.

        We own certain assets related to the private GlobeSystem Atlantic™ fiber cable system, which comprises the Canada-Europe (CANTAT 3) and Canada-US (CANUS) cables. We currently own 70% of CANTAT 3 and 100% of CANUS. We also own certain assets related to two other fiber-optic cable systems with branches landing in Canada and a 9.16% interest in the TPC-4 transpacific system. In addition, we have ownership interests in numerous other cable systems in the Atlantic, Indian and Pacific Oceans and the Caribbean, Mediterranean and North Seas. The following table provides additional details about our global terrestrial and subsea cable, IRU and fiber assets by capacity within each region.

        The following is a table, organized by global region, identifying the subsea and terrestrial cable fiber systems over which we run our network:

GLOBAL TERRESTRIAL AND SUBSEA CABLE, IRU AND FIBER ASSETS

Cable System	STM-1 Capacity Equivalent	Countries or Areas Served
Atlantic Region, North America and Europe
Atlantic Crossing 1 & 2	65.00	North America—Europe
TYCO (leased with IRU option)	64.00	U.S.—Europe
Canada—U.S. Interconnects	32.00	Canada—U.S.
CANUS & Backhauls	32.00	Canada—U.S.
CANTAT 3 and Europe Ties	22.90	Canada—Europe
Canada Domestic Network	16.00	Various Canada POPS
European Domestic Network	16.00	Various European POPS
Odin	8.72	Netherlands—Denmark
TAT 14	5.00	U.S.—Europe
Columbus 2 & 3	4.12	U.S.—Southern Europe
FLAG	4.00	London—Madrid
Rioja	0.84	Netherlands—Belgium
TAT 12/13	0.60	North America—Europe
PTAT	0.22	U.S.—Bermuda—UK
Metro Networks—NYC—London—LA—Washington	Fiber—Various	Local Metro Areas
U.S. Domestic Network	Wavelength	Various U.S. POPs
Interest in 16 other area cable systems and UK backhauls	17.32	Connectivity throughout the Atlantic, North American and European region
Asia and The Pacific Region
Japan—U.S.	52.00	Japan—U.S.
APCN & APCN 2	49.00	Various Points in Asia
China—U.S. and backhauls	38.00	China—U.S.
Southern Cross and backhauls	4.00	U.S.—Australia
TPC 4 & 5	1.21	North America—Japan
Interest in 17 other area cable systems and backhauls	1.41	Connectivity throughout the Asia and Pacific region
Latin America
Americas 1 & 2	1.68	U.S. to Various Caribbean and South America points
Interest in 11 other area cable systems and backhauls	0.72	Connectivity throughout the Latin American region
Rest of World
SAT 3 WASC SAFE & backhauls	8.00	Europe, Africa, India and Malaysia
SEA-ME-WEA 2 & 3	3.07	UK—Japan and Australia
Interest in 14 other area cable systems and backhauls	0.52	Connectivity throughout the rest of the world

  IP Network

        We believe that we possess one of the most extensive global Internet and broadband networks in the industry, connecting customers in more than 90 countries. Our core IP network is comprised of MultiProtocol Label Switching, or MPLS, enabled Cisco Gigabit Switch Routers which are scalable and we believe the most reliable. The core network is fully redundant, with no single points of failure and operates predominately on a high-bandwidth OC-48 backbone network with OC-192 capacity on higher usage segments.

        Dedicated access to our IP network is available at a range of bandwidth speeds from T1 (1.54 Mbps) and E1 (2.048 Mbps) to OC-48/STM-16 (2.5 Gbps). Access to the network is usually achieved through in-country local-access circuits, although the network can also be accessed through satellite and submarine cable facilities. Our data/IP access facilities include 48 POPs throughout North America, Asia, Europe and the Middle East. In addition, our Internet backbone has established connections to major Internet core exchanges and neutral Internet exchanges in the U.S., Europe and Asia to provide direct local connectivity to leading ISPs worldwide.

        We provide DVB/IP services over satellite to customers in more than 20 countries with a network footprint covering over 150 countries.

        Our satellite network is primarily provided pursuant to transponder capacity under operating leases. We also own and operate three North American earth stations with more than 40 antennas for accessing the Atlantic and Pacific Ocean regions at:

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  Des Laurentides in Weir, Québec;

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  Lake Cowichan in Vancouver, British Columbia; and

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  Pennant Point, in Halifax, Nova Scotia

        We also use earth stations for the Indian Ocean Region access at:

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  Blaavand and Herstedvester, Denmark; and

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  Weilheim and Ottobrunn, Germany

        Peering agreements with ISPs are necessary in order for us to exchange traffic with those ISPs without having to pay transit costs. We are considered a Tier 1 Internet Service Provider and have settlement free peering arrangements with ISPs in North America, Europe and Asia. In the U.S., we have settlement free peering arrangements with all significant ISPs except two major Tier 1 ISPs. We are currently negotiating settlement free peering arrangements with the remaining significant ISPs. The basis on which large ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded.

        Management Centers.    Our network and equipment is monitored on a 24 hour-a-day, 7 days-a-week, 365 days-a-year basis by our Global Network Management Center, or our network management center, located in Montreal, Canada. Our Global Customer Service Center, or our customer service center, operates in conjunction with our network management center to ensure customer satisfaction with our network performance and products. In addition, we have an IP Network Operations Center, or IP NOC, in Montreal, Canada in order to better serve our IP-based customers. Faults diagnosed as IP-based by our customer service center are relayed directly to the IP engineers at the IP NOC for immediate resolution. Fault management is centrally coordinated by our customer service center through the use of the automated fault management system. Our network management center provides the following primary services:

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  real time traffic and facility monitoring and management;

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  network surveillance, protection, fault isolation and resolution coordination; and

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  monitoring and identification of catastrophic events, major outages, route problems, hazardous conditions, and peak time of day issues.

Teleglobe Service Offerings

        We offer a broad portfolio of services that take advantage of our network, our infrastructure and our substantial long-standing customer relationships. Our service offering consists of transport services and value-added services for fully integrated voice and data services. The following table summarizes our key service offerings:

Sample Service Offering
Voice - Transport Services
International Switched Transit
Virtual Transit
Premium Virtual Transit
VoIP services
Data - Transport Services
IP Transit (Local and International Internet Access)
DVB/IP Satellite Access
International Private Leased Circuits
Hard Patched Transit
Broadcast
Indefeasable Rights of Use
Value-Added Services
Mobile Global Roaming and Signaling
Network Management
Multi-Point Access
International Toll-Free
Inbound collect

  Voice Transport Services

        Our portfolio of voice services is comprised of several product lines:

        International Switched Transit Service.    International Switched Transit Service, or IST, is a product that provides carriers with global reach beyond their own network by offering access to countries where no direct connectivity may be available or where alternative or overflow routing is needed. IST traffic originates and terminates outside of our domestic network. Once switched to our facilities, it is transported to specified destination correspondents via bilateral facilities. We provide termination to more than 120 countries via both fiber and satellite. The calling party is billed by the originating carrier, who pays us a transit fee and settlement charges to the destination carrier for each minute of traffic sent.

        Virtual and Premium Virtual Transit Services.    Our Virtual Transit Service, or VTS, is intended for international carriers' voice traffic. VTS offers customers an "instant voice network" and affords local telephone companies, interexchange carriers and global telecom carriers the opportunity to purchase network capacity quickly and cost effectively. Our Premium or VTS Premium Service gives customers access to the highest quality routes on our network with guaranteed Caller Line Identification, which allows our customers to offer Caller ID services.

        Global Transport Service.    Global Transport Service, or GTS, enables our customers to connect to our POPs around the world and utilize our extensive network to transport traffic to other locations worldwide. Based on customer requirements, we take traffic from one or several locations and deliver the traffic to the customer in another location. GTS provides a quick solution for a customer to move its traffic from one location to another and provides global reach to a customer without requiring significant investment to establish its own private network.

        VoIP Service.    Our VoIP service offers customers the ability to terminate packetized voice conversations to virtually any phone in the world. Our VoIP service provides a turnkey solution and integrates customer premise equipment with international capacity and outbound voice services.

  Data Transport Services

        Our portfolio of data services is comprised of three main product lines: IP transit, broadband and bandwidth and services.

        IP Transit Service.    We are a Tier 1 ISP and have a global IP backbone with 24 communication nodes in North America, five in Asia, 17 in Europe and two in the Middle East. Our POPs are located at Internet exchanges or carrier hotels to simplify interconnection to our IP backbone. We also operate five earth stations for satellite connections to the IP backbone. We have multiple peering connectivity arrangements with other Tier 1 carriers providing direct connectivity to the Internet. We connect more than 90 countries to the Internet.

        Our core network is fully MPLS enabled, which allows the information to traverse the network more quickly, reducing latency and the amount of accompanying required but non-revenue producing data and creating additional capacity to carry more traffic. We are also prepared for the next version of the IP protocol, IP version 6 or IPv6, which is expected to eventually replace the current protocol IPv4. We offer IP transit with a service level agreement that guarantees set levels for round-trip delays, packet loss, reachability and mean time to repair. IP transit via our Internet backbone is available from virtually any region in the world with bandwidths ranging from 64K to OC-48. We offer a choice of usage-based or fixed rate billing.

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  Local and International Internet Access Service.  This service provides connectivity from virtually any country to one of our Internet nodes on our global Internet backbone. Carriers, ISPs, research and educational institutions, and teleport operators can connect to our Internet backbone via a local or national carrier or a competitive local exchange carrier. Internationally, our customers can connect to our Internet backbone using a wide range of fiber, satellite or hybrid access options. These options include traditional International Private Lines, or IPLs, which are dedicated, point-to-point secure connections via our global network, satellite access services like Simplex Asymmetric and DVB/IP.

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  Managed Node Service.  This IP transit service option is designed to enable customers to physically locate nodes in our facilities while still being an integral part of such customer's network. This service eliminates the need for ISPs to directly secure their own facilities and local operations staff or to make a capital investment in equipment.

        Broadband Services.    Our broadband services, also known as International Private Leased Circuits or IPLCs, provide customers with dedicated high-speed connections between our network POPs over which they can transport voice, data, facsimile, messaging and video conferencing. Our broadband product offerings include:

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  Full Circuit International Private Line Service.  Our Full Circuit Lines, or IPL Service is a secure high-speed dedicated connection provided between two of our international POPs over our network.

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  Correspondent International Private Line Service.  Our Correspondent IPL Service is a secure high-speed dedicated connection provided jointly with a correspondent carrier in the foreign country.

        Bandwidth Services.    Our bandwidth services provide customers with capacity to meet their transport needs. Our bandwidth services may be sold as IRU or other services with terms of one to 15 years.

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  Hard Patched Transit.  This service provides telecommunications operators with secure and reliable transit facilities from the Atlantic facilities to connect across North America via Canada or the U.S.

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  Indefeasable Rights-Of-Use.  Our IRU service is backbone fiber capacity that is offered for sale to carriers looking to increase their network capacity.

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  High-Speed Optical Services.  Our High Speed Optical Services offer a cost effective way to provide highly reliable city-to-city connections through full-circuits only and is provided on our wholly-owned and operated facilities.

        Broadcast Services.    Teleglobe's broadcast services deliver high quality multi-media content from overseas locations to local, national and international customers.

  Value-Added Services.

        Our value-added services are comprised mainly of our Wireless Global Roaming Services. These services give wireless carriers the ability to offer global roaming even on local networks operating on different standards (such as GSM and iDEN™).

        Mobile Global Roaming Service.    Our Mobile Global Roaming Service, or MGRS, is our flagship signaling offering intended for public mobile network, or PMN, operators. It allows for the interconnection of signaling between different operating standards such as American National Standards Institute, or ANSI, and International Telecommunications Union, or ITU, for GSM and iDEN™. This service is predominantly used for the purpose of international roaming of PMN subscribers between networks. The service also supports the termination of SMS traffic between networks operating on different standards.

        Cross Standard SMS Termination.    This service is an expansion of our basic Wireless Global Roaming offering. It provides ITU-T based PMNs with the necessary translation of GSM SMS messages and its delivery to most North American Code Division Multiple Access, or CDMA, operators. It also provides reach, conversion and termination of SMS to the Chinese specific CMPP 2.0 SMS message format.

        SMART—SMS Monitoring And Reporting Tool.    This service, which we refer to as SS7 SMART, allows PMNs to monitor the SMS traffic they exchange with carriers worldwide in order to monitor and block potential fraud and unsolicited use of their network. SS7 SMART imbedded reporting tools also allow PMNs to generate traffic reports for the purpose of billing and reconciliation of their SMS interconnection agreements.

        Other Value Added Services.    We provide a number of other services that include operator assisted services and other services that complement or enhance our product offerings including:

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  International Toll Free Service.  Our International Toll Free Service, or ITFS, is a fully automated, caller-dialed service option, which allows users to receive toll-free calls from over 75 countries globally. These calls can be terminated to our customers at almost any location in the world. ITFS features include automatic number identification, Caller Line Identification and calling number delivery and originating line information.

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  Universal International Free Phone Service.  Sometimes referred to as a "Universal 800" or "Global 800" number, our Universal International Free-Phone Service is an option included in our standard ITFS service that allows a customer to request a single international 800 number. The number can be used to receive calls from multiple selected countries and remains the same throughout the world regardless of the country or telecommunication carrier. This service is available in 35 participating countries.

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  Inbound Collect Service.  Our Inbound Collect Service provides resellers and international carriers a quick and affordable means to offer collect calling to the U.S. A caller outside of the U.S. places a call with his or her local carrier or call center, which routes the call through our network to its final U.S. destination utilizing either our customer's operator service or our service.

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  Other services we provide include our Telebridge Services for residential and small business international access, our Audiotext Services for information services relating to various topics, as well as our ISDN service, a circuit switched data service.

Carrier Relations and Distribution Arrangements

        Carrier relations and voice interconnect agreements are an essential aspect of our business. In order to provide end-to-end international telecommunications services, we carry voice traffic to any destination in the world either directly, through interconnection, direct operating agreements and bilateral operating agreements, or indirectly, through traditional transit agreement, "hubbing" or "resale" agreements with other carriers who have a local POP and interconnection agreements with the relevant incumbent telephone operator. We currently have over 272 bilateral operating arrangements with carriers in more than 200 countries and territories on five continents. We also have numerous traditional transit "hubbing" and "resale" arrangements that allow us to offer diversity in routing and assure the highest quality to customers.

        Interconnection Agreements.    We have interconnection arrangements with domestic carriers and some resellers with large volumes for the routing of their overseas switched telephone traffic in multiple countries. More specifically, we have interconnection agreements with major carriers in North America, Europe, Latin America and in the Asia/Pacific Region.

        Bilateral Agreements.    Bilateral operating agreements between carriers typically provide for the exchange of international long distance traffic between international long distance providers in two countries, with each carrier agreeing to terminate traffic in its country and to provide return traffic. Bilateral operating agreements are negotiated with each correspondent carrier to establish the range of services to be provided, the per-minute accounting rates to be paid by each of the carriers for each service and other technical and routing matters. To settle the fees payable under a bilateral agreement, we either make a payment to the correspondent carrier or receive a payment from the correspondent carrier based on the net volume of inbound and outbound traffic. The accounting rates in each bilateral operating agreement, which may not reflect the cost of providing services, are periodically renegotiated during the term of the agreement.

        Other Agreements.    Since January 1, 1997, predecessors in interest to each of Comfone and Teleglobe entered into a "joint venture" agreement, referred to as the Joint Venture Agreement, which, as amended by amendment No. 1, dated June 30, 2001, had governed the allocation of distributable cash derived from, and costs to be incurred in connection with, our mobile global roaming business. As a result of our purchase of the Acquired Businesses, this Joint Venture Agreement was assigned to one of our subsidiaries. The Joint Venture Agreement provided for international roaming service between PCS 1900 providers in North America and GSM900/DCS1800 operators outside North America and a PCS roaming service within North America. Each party was granted a 50.0% interest in the distributable cash of the mobile global roaming business.

        The Joint Venture Agreement provided for the overall management and control of the joint venture to be vested in a management committee with each party granted the right to appoint one representative to the management committee. In addition, the Joint Venture Agreement provided that all decisions of the management committee would be unanimous. However, in the event of an impasse, the position of Teleglobe's representative would prevail. The Joint Venture Agreement also contained a provision wherein the parties agreed that our mobile global roaming business would be the exclusive vehicle through which each party would provide North American roaming signaling service and international roaming signaling service during the term of the Joint Venture Agreement.

        The initial term of the Joint Venture Agreement expired January 1, 2003 with an automatic extension unless terminated by either party on six months' written notice any time after the initial term. In certain circumstances Comfone would be entitled, upon termination of the agreement by Teleglobe, to its share of the cash derived from the mobile global roaming business for an additional twelve months from the termination date upon the condition that Comfone shall not compete with Teleglobe in providing services comparable to the services provided in the Joint Venture Agreement during the one year period following termination.

        Teleglobe served Comfone with a termination notice on July 10, 2003. Subsequent to this termination notification, Teleglobe received a response letter from a representative of Comfone alleging that Teleglobe did not comply with certain prerequisites prior to its termination of the Joint Venture Agreement and that, as a result, Comfone reserved its rights to challenge the termination of the agreement or to avail itself of any other applicable remedies. Teleglobe replied on August 15, 2003 to the letter, stating its position that these allegations have no merit. On November 20, 2003, Comfone filed a request for arbitration with the ICC seeking a declaration that the termination is null and void or, in the alternative, seeking damages in the amount of more than four times anticipated annual net revenue and other unspecified indirect damages. Comfone also filed a related action in the Superior Court of the District of Montreal for an order barring the effectiveness of the termination notice pending the outcome of the ICC arbitration. On January 9, 2004, the Superior Court dismissed the related action. Subsequently, on January 20, 2004, Teleglobe received notice from the ICC that Comfone had withdrawn its request for arbitration.

Customers

        We currently provide services to over 1,000 customers worldwide. Our customers currently include the world's largest telecommunication carriers, mobile operators, ISPs, content providers, and research, education and government organizations. Carriers continue to represent the majority of our customers, while ISPs and resellers are our fastest growing market segments.

        Carriers.    Our customers include well established carriers, such as PTTs and U.S. RBOCs, as well as emerging carriers in newly deregulated or liberalized markets.

        The Bell Agreement governs the relationship between Teleglobe and Bell Canada. Sales to Bell Canada, our largest customer, accounted for approximately 19.6% of our pro forma revenue for the year ended December 31, 2003. Under the Bell Agreement, Teleglobe purchases from Bell Canada telecommunications services for delivery in Canada and Bell Canada purchases from Teleglobe international telecommunications services for delivery outside of Canada. The Bell Agreement extends through December 31, 2007, subject to customary termination rights. Each party agrees to:

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  purchase a minimum volume of services from the other party, with such purchase commitment declining annually until the agreement's termination;

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  provide the other party a right to match the competing offers from alternate providers with respect to certain services;

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  grant the other party a right of first refusal for the provision of new services; and

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  provide the other party, with respect to certain services, prices at least as favorable as prices provided to other service purchasers receiving similar services.

        ISPs, Content Providers and Research & Education Centers.    We currently provide Internet services to more than 200 customers in more than 90 countries. The international distribution of our customer base as a percentage of our revenue during the year ended December 31, 2003 is approximately as follows: Europe: 12%, Asia: 22%, Canada: 22%, U.S.: 3%, and Rest of the World: 41%.

Competition

        The international voice and data telecommunications industry is highly competitive. The telecommunications industry has experienced a great deal of instability during the past several years. During the 1990s, forecasts of very high levels of future demand brought a significant number of new entrants and new capital investments into the industry. New global carriers were joined by many of the largest traditional carriers and built large global or regional networks to compete with the global wholesalers. However, in the last three years many of the new global carriers and many industry participants have either gone through bankruptcy or no longer exist. The networks were built primarily to meet the expected explosion in bandwidth demand from data, with specific emphasis upon Internet applications. Those forecasts have not materialized, telecommunications capacity now far exceeds actual demand, and the resulting marketplace is characterized by fierce price competition as traditional and next generation carriers compete to secure market share. Resulting lower prices have eroded margins and have kept many carriers from attaining positive cash flow from operations.

        Our primary competitors are international carriers, global network providers and ISPs that provide voice and data services on a wholesale basis.

        Our voice business competes with most of the international PTTs (e.g. Belgacom SA, France Telecom) and global providers such as AT&T, MCI, IDT, Sprint, Global Crossing LTD (Global Crossing) and emerging carriers in newly deregulated markets. Our voice business competes primarily on the basis of price, network reliability, customer service and support, and transmission quality.

        Our competitors in our data and Internet business include traditional fixed network operators, new global carriers who recently built high-bandwidth fiber-optic based transmission to link big cities of the developed world on a global basis, and national, regional and international ISPs. Our principal global competitors are Sprint, Level 3 Communications Inc. (Level 3), Cable & Wireless plc (C&W), AT&T, MCI and NTT/Verio. In addition, we also compete with certain regional incumbents, such as Open Transit (France Telecom), Royal KPN NV (Netherland) TeliaSonera AB, an incumbent in Sweden and Finland, BT Ignite and T-Systems International, a division of Deutsche Telekom in Europe, and NTT Communications Corporation (NTT), Global Crossing, Reach Ltd. (a joint venture between Telstra and PCCW Limited) and Asia Netcom Co. Ltd. in Asia. The markets in which our data and Internet services business compete are highly fragmented. Most participants specialize in specific segments of the market, such as access or backbone provisioning, managed access via intranets and extranets, application services, such as Web hosting, security services, and communication services, such as IP-based voice, fax, video services and commercial e-mail.

        Our mobile global roaming business competes against companies in the specific field of international roaming signaling conversion. Known operators of similar platforms include France Telecom (FT), T-Systems Mobile, a division of Deutsche Telekom (T-Mobile) and TSI Systems Inc. We believe that conversion capabilities are also being resold to ITU-T international carriers such as British Telecom plc (BT), Swisscom AG (Swisscom) and Belgacom. Our primary competition in signaling traffic is from major ANSI SS7 carriers such as TSI, Illuminet and SNET (a subsidiary of SBC Communications Inc.), as well as ITU-T C7 carriers such as FT, BT, T-Mobile, Belgacom, C&W and Swisscom. The steady growth of SMS traffic and its applications beyond GSM networks has also attracted a series of competitors with Internet backgrounds, such as Ztango Inc. and InphoMatch.

        While it is possible that some of our business' competitors will cease operations or lose business in the future due to economic conditions and other difficulties that have affected companies throughout the telecommunications industry, it is likely that other competitors may gain competitive advantages by successfully completing their restructurings or bankruptcy reorganizations or through consolidations.

Properties

        As of December 31, 2003, we owned the following properties:

	Building area (square feet)	Land area (acres)
International Switching Centres
Scarborough, Ontario	58,400	6.9
Montreal, Quebec	89,270	4.6
Burnaby, British Columbia	41,321	3.0
Satellite Earth Stations
Weir, Quebec	33,000	86.0
Lake Cowichan, British Columbia	19,250	79.7
Cable Landing Stations
Port Alberni, British Columbia	19,996	3.8
Pennant Point, Nova Scotia	23,900	17.5

        We lease our offices in Montreal, which consist of 62,259 square feet of space and expires on July 31, 2005, from SITQ Inc. We moved our corporate office to this location in early 1992. Upon the closing of the acquisition of the Acquired Businesses on May 30, 2003, we moved our corporate headquarters to Hamilton, Bermuda. We lease our offices in Hamilton from Fairway Management (Bermuda) Ltd. pursuant to a lease which expires on August 10, 2004.

        For our international telecommunications activities, we also lease offices in Toronto, Canada, Reston, Virginia, Hong Kong, China, Sydney, Australia, Madrid, Spain and London, United Kingdom. For our U.S. domestic telecommunications activities, we lease offices in Reston, Virginia.

Trademarks and Service Marks

        We are principally known by our corporate symbol (TELEGLOBE and Design) and the word mark TELEGLOBE. In addition, we own, directly or through our subsidiaries, numerous marks that we use in relation to specific or specialized services or wares.

        The most important and commonly used marks for the international telecommunications activities of the Corporation are: Canada Direct, Canada Direct and Design, CANTAT 3, and CANTAT 3 and Design, CANUS 1, CANUS 1 and Design, GlobeAccess, GlobeAccess64, GlobeAccess800, GlobeAccess Tel, GlobeAccess VPN, GlobeFrame, GlobeInternet, GlobeATM, GlobeCall, GlobeCard, GlobeCarte, GlobeConnect, GlobeDat, GlobeDirect, GlobeIndirect, GlobeISDN, GlobeLine, GlobeNet, GlobeTel, Globe800, Globe800 Universal, GlobePCS-Borderless Roaming, GlobeSat, GlobeSelect, GlobeStream, GlobeSystem, GlobeSystem Atlantic, GlobeWeb, Home Direct, Telebridge, Telebridge Casual, Telebridge Select, Teleglobe Canada, Teleglobe Canada & Design, and Teleglobe International, Teleglobe International and Design, Teleglobe Enterprises, Teleglobe Enterprises Media, Teleglobe Group Logo, Teleglobe Marine, Teleglobe Marine & Design and Teleglobe Media Enterprises.

        The importance of our individual specific trademarks is relative to the revenues derived from the various services respectively associated with each of the marks. All of these marks are registered or pending registration in Canada, the U.S. or in other foreign jurisdictions. All of these marks are used on a regular and consistent basis in relation to the services and/or wares associated with them. Registrations are renewable at various dates in accordance with the applicable legislation of the various jurisdictions involved.

Regulation

        As a global communications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide services and/or own facilities. Local laws and regulations, and the interpretation and enforcement of such laws and regulations, differ significantly among the jurisdictions and could limit our ability to operate. Further, there can be no assurance that future regulatory, judicial and legislative changes or regulatory intervention will not have a material adverse effect on us or that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

        Regulation of the telecommunications industry is changing rapidly both domestically and globally. Privatization and deregulation have had, and are expected to continue to have, significant effects on competition in the industry. Although we believe that these deregulatory efforts will create opportunities for new entrants in the telecommunications service industry, there can be no assurance that they will be implemented in a manner that would benefit us. Further the increase in providers vying for a limited market share will require us to maintain our competitive rate structures.

        In the U.S., the FCC exercises jurisdiction over the facilities and services that we use to provide interstate and international telecommunications services. To the extent that we provide intrastate services, state regulatory commissions generally have jurisdiction over the related facilities and services. Our operations in other countries are governed by foreign laws and regulations.

        The regulatory framework in certain jurisdictions in which we provide services is described below:

  United States

        In the U.S., our interstate and international services (i.e., communications originating in one state and terminating in another or in a foreign country) are subject to the provisions of the Communications Act of 1934, as amended, and FCC regulations issued thereunder. Our intrastate services (i.e., communications originating and terminating in the same state) are subject to applicable laws and regulations of the various states and state regulatory commissions.

        Federal Regulation.    As a carrier offering services to the public, we must comply with the requirements of common carriage under the Communications Act, including the offering of service on a nondiscriminatory basis at just and reasonable rates. We are subject to FCC requirements that we obtain prior FCC approval for transactions that transfer control of our FCC regulated subsidiary Teleglobe America, Inc., or assignments of our licenses to a different entity, including pro forma transfers and assignments. These prior approval requirements may delay, prevent or deter transactions which result in a change in control of Teleglobe America Inc. We did not obtain prior approval for the pro forma change which occurred when a subsidiary which formerly held our FCC and various state licenses merged into Teleglobe America Inc., its then parent company. We have since sought such approvals and have received most of the required authorizations. Where those filings remain outstanding, we believe that the applications will be approved in due course, although the Federal and state agencies have the discretion to deny the requests and/or impose fines, license conditions, or otherwise exercise their authority to address regulatory violations.

        Because Teleglobe's ownership structure includes foreign holding companies, the FCC routinely consults with the Executive Branch before approving any Teleglobe application. Through the consultation process, the Executive Branch has the discretion to ask the FCC to deny a Teleglobe application. In the alternative, the Executive Branch may require Teleglobe to enter into an agreement that addresses identified network security concerns, and request that the FCC condition the grant of Teleglobe's applications on compliance with such network security agreement.

        International Service Regulation.    We have obtained the necessary authority under Section 214 of the Communications Act to use, on a facilities and resale basis, various transmission media for the provision of international switched services and international private line services on a nondominant carrier basis. We also hold multiple FCC licenses granted under the Cable Landing License Act and FCC rules to own and operate undersea cables that land on U.S. shores.

        We must conduct our international business in compliance with the FCC's International Settlements Policy, or FISP, which governs the terms of U.S. carrier agreements with foreign carriers for the origination and termination of traffic in the U.S. The FISP requires:

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  the equal division of the accounting rate between U.S. carriers and foreign carriers;

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  non-discriminatory treatment of U.S. carriers; and

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  proportionate return of inbound traffic.

        Where the FISP applies, carriers must file their accounting rates with the FCC, and gain regulatory approval before implementing any agreements for the exchange of traffic with foreign carriers.

        The FCC has streamlined regulation of competitive international services and eliminated many FISP requirements. As a facilities-based U.S. carrier, we are required to abide by FISP requirements with respect to our operating agreements with dominant foreign carriers. However, our arrangements with nondominant foreign carriers or for traffic on routes deemed competitive are no longer subject to these requirements. We may take advantage of the greater pricing flexibility permitted for arrangements with nondominant foreign carriers, and on specified routes, but we may also face greater price competition from other international service carriers.

        The FCC continues to deregulate international services. The FCC eliminated restrictions on international callback services. The FCC recently concluded a rulemaking proceeding that reformed the FISP, including further deregulating where international competition exists. The FCC also announced it will examine the need for further reforms to protect U.S. carriers from excessive foreign mobile termination charges. The FCC's actions have granted Teleglobe greater flexibility to enter into innovative international service arrangements which will facilitate our international business. The FCC has not yet ruled on the regulatory classification or lawfulness of international Internet telephony. We are unable to predict the FCC's rulings regarding these issues. We are also subject to various reporting and filing requirements that apply to companies providing international services under an FCC authorization.

        Interstate Service Regulation.    We are considered a non-dominant domestic interstate carrier subject to minimal regulation by the FCC. We are not required to obtain FCC authority to initiate or expand our domestic interstate operations, but we are required to obtain FCC approval to transfer control, curtail or discontinue service, to file various reports and to pay various fees and assessments. In addition, as a non-dominant interstate carrier, we are subject to the FCC's complaint jurisdiction, requirements to contribute to the federal universal service fund, pay regulatory fees and comply with various operational requirements. We are also subject to the Communications Assistance for Law Enforcement Act, or CALEA, and certain FCC regulations which require telecommunications common carriers to modify their networks to allow law enforcement authorities to perform electronic surveillance.

        Several pending FCC proceedings will address the rights and obligations of competitive local exchange carriers, access charge reform, universal service fund reform, broadband service regulation, etc. With regard to the local exchange market, on August 22, 2003, the FCC issued an order in its Triennial Review proceeding that significantly revises its unbundled network element rules as they apply to pricing and other terms upon which incumbent local exchange carriers provide services and facilities to competitive local exchange carriers. Parts of these rules recently have been overturned by the U.S. Court of Appeals, and it is unclear whether the Court's reversal will be appealed or the FCC will write new rules in the interim. In addition, in 2001 and 2002, the FCC initiated a number of proceedings that could have an effect on how the FCC regulates local competition and broadband services. In the long distance market, our costs of providing long distance services will be affected by changes in the switched access charge rates imposed by local exchange carriers, or LECs, for origination and termination of calls over local facilities. FCC rules currently cap the rates that both incumbent and competitive LECs may charge for switched access, and restrain incumbent LECs' abilities to change their charges. The FCC's decision to place caps on competitive LECs' charges has been appealed in court and is on reconsideration at the FCC. The FCC continues to grant incumbent LECs greater pricing flexibility and relaxed regulation of access services in those markets where there are other providers of access services. We cannot predict how these proceedings will affect our business. However, it is possible that the new rules may result in fewer competitive choices among local exchange carriers and impose additional costs on our business. Such an event could increase our termination and origination costs and over time decrease our flexibility.

        All interstate telecommunications carriers, including Teleglobe, are required to make contributions to support federal universal service programs. The FCC is currently considering revisions to its universal service funding mechanism and new regulations regarding carriers' pass-through of universal service costs to their customers. We cannot predict the outcome of these proceedings or their potential effect on us.

        The FCC has not determined that the services that we provide using Internet telephony are subject to direct regulation and the FCC has generally maintained a long-standing policy to keep consumer Internet services free from burdensome economic regulation at both the federal and state levels. However, the FCC has been collecting information regarding Internet telephony services in various proceedings. For instance, the FCC has been asked by certain ILECs to declare that Internet telephony services are subject to regulation as telecommunications services and therefore subject to interstate switched access charges and universal service fund assessments. Alternatively, other carriers and companies such as AT&T, Level 3 and pulver.com have filed their own petitions for declaratory ruling asking the FCC to find that certain Internet telephony services are exempt from certain regulations for a variety of reasons. As a result, on February 12, 2004, the FCC ruled that pulver.com's Free World Dialup (FWD) offering, which allows users of broadband Internet access services to make voice over Internet Protocol or other types of peer-to-peer communications directly to other FWD members, without charge, is an unregulated information service that is subject to federal jurisdiction. On April 21, 2004, the FCC issued an order finding that specific end user retail phone-to-phone VoIP services offered by AT&T are basic services and therefore subject to access charges and certain other regulation. The FCC's decision in the AT&T matter was, however, limited to services that use only ordinary customer premise equipment with no enhanced functionality, originate and terminate on the public switched network and undergo no net protocol conversion and provide no enhanced functionality to end users due to the provider's use of IP technology. We believe that the great bulk of wholesale international services that we provide are distinguishable from the phone-to-phone VoIP telephony services provided by AT&T. Moreover, the FCC explicitly stated that its decision is an interpretation of existing rules and does not preclude the FCC from taking a different direction in its general proceeding on IP-enabled services or in another pending proceeding dealing with intercarrier compensation which may materially change the existing access charge regime which the AT&T decision interpreted. It is possible that the AT&T decision has increased the likelihood that the Internet telephony services we offer may be regulated or may be subject to regulation in the future, although the FCC expressly left open the possibility of revisiting the AT&T decision at a later date.

        On March 10, 2004, the FCC initiated a comprehensive rulemaking proceeding to seek public comment on the appropriate regulatory treatment of IP-enabled services, including Internet telephony. In that proceeding, the FCC sought comment on fundamental questions that will affect every aspect of IP-enabled services. The FCC posed questions that may signal an openness to consider significant changes in the way the FCC regulates today's evolving telecommunications networks and services. The proceeding promises to analyze statutory definitions, jurisdictional matters and to revisit prior FCC decisions in a manner that will likely restructure the existing regulatory framework for Internet telephony and other IP-enabled services. The FCC made clear that it is starting from the premise that IP-enables services should only be minimally regulated, in light of the public interest in encouraging broadband infrastructure and greater customer choice. However, if the FCC were to determine that certain Internet-related services including the Internet telephony services we provide are subject to FCC regulation as telecommunications services, the FCC could subject providers of such services, including us, to traditional common carrier regulation, including requirements to comply with the international settlement regime for international services, make universal service contributions, and pay access charges to local telephone companies. This regulation could significantly increase our costs of providing service, impose new technically challenging requirements or otherwise adversely affect us. Finally, the FCC has initiated a CALEA proceeding to consider the technical and policy issues associated with law-enforcement access to IP-enabled services under CALEA. This proceeding addresses the scope of covered services, the assignment of responsibility for compliance, and the wiretap capabilities required.

        Several state Public Utility Commissions, or PUCs are also actively considering issues including Internet telephony and at least one commission, the Minnesota Public Utilities Commission, recently ruled that intrastate Internet telephony services are telecommunications services subject to licensing and other regulatory obligations in Minnesota. That Commission was subsequently enjoined from enforcing that ruling, however, by a U.S. Federal court. We cannot predict how Internet telephony may be regulated in the future or how such regulation may affect our operating costs and competitive position.

        State Regulation.    Most state PUCs require carriers to either register or obtain a certificate of authority before offering intrastate services. Therefore, in addition to our interstate operations, we hold authority to resell intrastate long distance nationwide and in Puerto Rico by virtue of certificates issued by or registrations on file with the state PUCs or on an unregulated basis. We are also authorized in a few states to provide competitive local exchange services, however, such services represent an immaterial portion of our business.

        Our intrastate operations are subject to various state laws and regulations, including, in most jurisdictions tariff or price list filing requirements. Most states also require the filing of periodic reports, the payment of various fees and surcharges and compliance with service standards and consumer protection rules. States often require prior approval or notification for certain transactions, including stock or asset transfers or, in several states, for the issuance of securities, debt, encumbrances, or name changes. As with the FCC, we have completed filings related to the recent pro forma change in our corporate structure. As a certificated carrier, consumers may file complaints against us at the PUCs. Our authority to provide intrastate service can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties may also be imposed for such violations. Public service commissions also regulate access charges and other pricing for telecommunications services within each state.

  Canada

        Overview.    Until October 1998, our predecessor, Teleglobe Canada Inc., was the sole authorized provider of facilities-based telecommunications services between Canada and all countries except the U.S. In a 1998 order, the CRTC opened the Canadian international telecommunications services market to competition and removed all prior traffic routing restrictions. As a result, Canadian telecommunications service providers are no longer restricted to using our network to route overseas international calls. Due to the competition that has developed in the Canadian market since these deregulatory actions, we are now subject to the same rules applicable to other Canadian international telecommunications service providers under the Telecommunications Act.

        Licenses Issued by The CRTC.    The CRTC is the agency in Canada that is charged under the Canadian Telecommunications Act with regulating companies that provide telecommunications services that cross provincial or international borders and which own or operate transmission facilities. We hold a Class A license issued by the CRTC which authorizes us to own or operate telecommunications facilities used in transporting basic telecommunications service traffic to or from Canada. Our license has a five-year term and may not be transferred without the consent of the CRTC. We acquired our license from Teleglobe Canada Limited Partnership pursuant to the consent of the CRTC.

        In 1999, the CRTC found sufficient competition in the international services market to forbear from regulating our international direct dial telephone service, which is our most significant generator of revenues. The CRTC also forbore from regulating any comparable retail Canada-overseas international direct dial services that we may choose to offer, and in a subsequent order, from regulating our remaining tariffed services. However, the CRTC has retained sufficient powers to impose conditions on our delivery of services and our international operations remain subject to the conditions of our CRTC Class A license, which address matters such as competitive conduct and consumer safeguards.

        We also hold licenses required by the Canadian Telecommunications Act and the Radiocommunications Act for our satellite earth station sites and international undersea cable landing sites authorizing us to operate such facilities and to carry traffic between Canada and any foreign country or between countries through Canada. The radio transmission licenses are renewable annually. The undersea cable landing licenses are granted for periods of ten or 20 years. All of our licenses are in effect and we are in compliance with all of the terms and conditions under which they were granted.

        As a carrier that owns and operates only international submarine cables or earth stations that provide international telecommunications services by means of satellites, we are currently exempt from the Canadian Telecommunications Act restrictions on direct foreign investment in Canadian carriers and their holding companies and the number of non-Canadians permitted on the board of directors of Canadian carriers and their holding companies. As long as these foreign ownership restrictions remain in place, we are precluded from owning and operating any Canadian domestic transmission facilities.

        The CRTC recently commenced a public proceeding to determine whether it will regulate Internet telephony. The CRTC's preliminary view is that its existing regulatory framework for traditional voice services should also apply to Internet telephony services. If the CRTC adopts new regulations governing Internet telphony, Teleglobe or its affilates, to the extent that they are offering Internet telephony, may be subject to further licensing and other regulatory obligations.

  Other Markets

        We are also subject to regulation in several other countries throughout the world in connection with our carrier services and other telecommunications service activities. In these jurisdictions, we hold or our local operating entities hold non-exclusive licenses or operate pursuant to general authorization. The policies of the national governments and regulatory authorities of these countries may have a positive or negative impact on our ability to conduct business in such locations.

        European Union.    We provide international telecommunications services in several of the member states of the European Union, or EU. In Europe, the regulation of the telecommunications industry is governed at a supranational level by the European Parliament, Council and Commission. Recent EU Directives require the repeal of the individual licensing regime used in each Member State. Instead, the licensing regime has been replaced by a general authorization to provide electronic communications networks and services. As a result, Member States of the EU no longer issue individual telecommunications licenses to companies except in exceptional circumstances such as the allocation of spectrum. Therefore, all of the licenses we hold in EU Member States have been or soon will be eliminated and we now offer telecommunications services subject to the general conditions and obligations outlined in the Electronic Communications Directives and as developed by individual Member States.

  •
  United Kingdom—Prior to July 25, 2003, we provided international telecommunications services in the UK pursuant to a Public Telecommunications Operator, or PTO, license granted to our wholly-owned subsidiary, Teleglobe International Limited. All UK PTO licenses were abolished on July 25, 2003, and we now operate under the new U.K. telecommunications regulatory framework which identifies a set of general conditions with which all network and service providers must comply. These conditions fall into the following broad categories: network/service integrity and operability, encouragement of access and interconnection, "universal service" including use in emergencies, consumer protection, and allocation and adoption of numbers.

    The UK wholesale international services market in which we compete has been found to be competitive and therefore regulation of our wholesale international operations and services is de minimis.

    As part of the implementation of the new regulatory regime, on January 1, 2004, a newly established UK regulator, the Office of Communications, or OFCOM, became responsible for the licensing functions formerly carried out by the Department of Trade and Industry. OFCOM also replaced existing regulatory agencies, including the Office of Telecommunications, that developed regulatory policy and enforced licensing conditions. OFCOM has announced that it plans this year to conduct a complete review of all of the licensing and regulatory conditions in place for the telecommunications industry, including regulation of Internet telephony. We cannot predict the outcome of this review, and whether OFCOM may regulate the telecommunications industry differently or how such regulation may affect our operating costs and competitive position.

  •
  Rest of Europe—We also provide international telecommunications services in France, Germany, Italy, Norway, the Netherlands, and Spain, where we have received licenses under their old licensing regimes or registered or provided notification under their national law or operate under a general authorization or on an unregulated basis. Because the regulatory framework in each of these countries is being harmonized with the EU Directives, we expect that our existing licenses will be replaced by a general authorization in the near future. However, each of these countries is still in the process of implementing the EU Directives into national law and there may be divergences in regulatory policy and practice between them.

        Rest of World.    In Australia and Hong Kong, we also provide international telecommunications services pursuant to non-exclusive licenses or general authorizations. Each country in which we currently conduct or plan to conduct our business has a different regulatory regime and such differences will continue for the foreseeable future. The requirements for us to obtain necessary approvals vary considerably from country to country and are likely to change as competition is permitted in new service sectors. Each of these countries, however, has a pro-competitive regulatory regime that has established rules governing competition between operators. Any change in policy or regulation could have a material adverse effect on our operations and financial condition.

Employees

        As of December 31, 2003, we had a total of approximately 650 employees, 200 of whom are covered by collective bargaining agreements. In connection with Consolidated Old Teleglobe's bankruptcy, the Acquired Businesses' workforce was reduced from 1,839 employees to 650 employees.

Legal Proceedings

        We are not a party to any material litigation, and no material litigation is known to us to be threatened against us or with respect to any of our properties. See "Risk Factors—Risks Related to New Teleglobe After the Merger" on page 19. For a discussion of the recently concluded litigation relating to the termination of our joint venture agreement with Comfone, see "Risk Factors—Certain Matters with our former Mobile Global Roaming business partner have been in dispute" on page 24.

INFORMATION ABOUT ITXC

        ITXC is a leading global provider of high-quality wholesale voice and fax telecommunications services. ITXC primarily uses the Internet for transport of these calls. ITXC estimates that it currently ranks in the top 15 carriers in the world based on minutes of international calling and carries approximately 15.0% of all international calls transported on the Internet. ITXC's services allow carriers and telephony resellers to benefit from the low capital and operating costs of using the Internet for transport. ITXC believes that its scale, reputation for high quality and ability to rapidly implement new services for its carrier customers will permit ITXC to effectively compete for the substantial opportunities that arise from the reach and economics of the Internet.

        ITXC has developed and deployed ITXC.net®, an actively-managed network that works in conjunction with the public Internet, to deliver high quality voice and fax communications while providing its customers with the cost savings and global reach of the Internet. ITXC believes that the rapid growth of commercial traffic on ITXC.net demonstrates that it has successfully used its patented and proprietary BestValue Routing to address the quality problems encountered with earlier attempts at voice transport on the Internet.

        To date, ITXC has concentrated its efforts on rapidly deploying ITXC.net worldwide. ITXC has established ITXC-owned facilities in the U.S., UK, Hong Kong, Germany and several Eastern European countries and has arranged call termination and origination services with affiliates throughout the world. ITXC has used its affiliate structure to achieve broad worldwide presence. As of December 31, 2003, ITXC had arrangements to originate and/or terminate traffic in 232 countries and territories. On a typical day, ITXC carries traffic to and from more than 100 countries. By using the Internet for transport and ITXC's affiliates' local infrastructure for terminating voice traffic, ITXC believes it has developed a reliable and expandable network, at substantially lower capital expense than traditional carrier networks.

        For a detailed description of the business and legal proceedings of ITXC, see "Item 1. Business of the Company" and "Item 3. Legal Proceedings," respectively, contained in ITXC's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as amended by Amendment No. 1 filed on April 27, 2004 which report, as amended, is incorporated herein in its entirety. See "Where You Can Find More Information" on page 182. Subsequent to filing of ITXC's Annual Report on Form 10-K, Acceris Communications Technologies Inc. commenced a patent infringement suit in the United States District Court of the District of New Jersey against ITXC Corp., alleging that ITXC's VoIP services and systems infringe Acceris' U.S. Patent No. 6,243,373, entitled "Method and Apparatus for Implementing a Computer Network/Internet Telephone System." ITXC intends to vigorously defend against the allegations of infringement and believes it has substantial defenses to them. However, an adverse result in this litigation could either result in injunctive relief precluding all or a portion of ITXC's VoIP activity or materially impact ITXC's revenues and profitability.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        This section presents two sets of unaudited pro forma condensed financial information for the periods indicated. The first set of information reflects Teleglobe's acquisition of the Acquired Businesses from Consolidated Old Teleglobe, and we refer to this set of information as Teleglobe Pro Forma Consolidated. The second set of information reflects Teleglobe's proposed acquisition of ITXC and other related transactions pursuant to the merger and we refer to this set of information as Teleglobe Pro Forma for the merger.

Teleglobe's Acquisition of the Acquired Businesses from Consolidated Old Teleglobe

        As more fully explained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Teleglobe—Presentation," pursuant to the Purchase Agreement between Consolidated Old Teleglobe and TLGB, an affiliate of Cerberus, dated September 18, 2002, we acquired only a portion of the assets and liabilities of Consolidated Old Teleglobe.

        The Predecessor's businesses consisted of the voice, data and mobile roaming businesses, the same lines of business as our company. The Predecessor businesses included:

  •
  operations in 47 countries around the world through interconnection points and sales offices;

  •
  Internet Data Centers that consisted of significant facilities used for hosting content and service providers; and

  •
  minority ownership interest in Intelsat, a satellite provider.

        Of the businesses included in the Predecessor Financial Statements, we did not acquire the operations of the Internet Data Centers, any of the material voice, data and mobile roaming operations outside of the U.S., Canada, United Kingdom, Australia, Hong Kong and Spain or any of the minority equity investments in other companies. The Successor Financial Statements include only the assets, liabilities and results of operations of the Acquired Businesses.

        The following unaudited pro forma condensed financial information gives effect to our acquisition of the assets and liabilities that we purchased from Consolidated Old Teleglobe, and have been prepared from the financial statements of the Predecessor and the Successor. This pro forma information is presented for illustrative purposes only and should be read in conjunction with the Successor Financial Statements, the Predecessor Financial Statements, the "Selected Historical Consolidated Financial Information of Teleglobe" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Teleglobe", each of which are included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 were prepared using the audited statement of operations for the seven months ended December 31, 2003 contained in the Successor Financial Statements and the audited statement of operations for the five months ended May 30, 2003 contained in the Predecessor Financial Statements. The unaudited pro forma condensed consolidated statements of operations give effect to the acquisition of the Acquired Businesses as though such acquisition had occurred on January 1, 2003. For a more complete explanation of certain differences between the Predecessor Financial Statements and the Successor Financial Statements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Teleglobe."

        The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma condensed consolidated financial information does not purport to represent what the consolidated results of operations of Teleglobe would actually have been for the periods ended on or before December 31, 2003, if the acquisition of the Acquired Businesses had in fact occurred on January 1, 2003, nor do they purport to project the results of operations of the Successor for any future period.

        For more detailed information regarding the treatment of our acquisition of certain assets and assumption of certain liabilities of the Predecessor under the purchase method, see Footnote 3 of the Successor Financial Statements.

Unaudited Condensed Consolidated Pro Forma Statement of Operations

For the Year Ended December 31, 2003

	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003
			Pro Forma Adjustments		Teleglobe Pro Forma Consolidated
	Successor	Predecessor
	(amounts in thousands, except share and per share amounts)
Total operating revenues	$496,317	$361,368	$(1,247	)(1)	$856,438
Operating expenses
Telecommunication	344,190	251,445	—		595,635
Network, exclusive of amortization and depreciation shown below	62,912	55,096	—		118,008
Selling, general and administrative, exclusive of stock based compensation, professional fees incurred in connection with the carve-out financial statements, bad debt expense and depreciation shown below	57,666	40,948	—		98,614
Stock-based compensation expense	7,475	—	—		7,475
Professional fees incurred in connection with the carve-out financial statements	3,621	—	—		3,621
Bad debt expense	687	3,656	—		4,343
Foreign exchange loss (gain)	4,216	(9,478)	—		(5,262)
Amortization of intangible assets	1,072	—	765	(2)	1,837
Depreciation	10,031	15,037	(8,093	)(2)	16,975

Total operating expenses	491,870	356,704	(7,328)		841,246
Interest expense	1,156	501	1,563	(3)	3,220
Interest, other income and other expense	(526)	—	—		(526)

Total expenses	492,500	357,205	(5,765)		843,940

Income before reorganization items and income taxes	3,817	4,163	4,518		12,498
Reorganization items, net	—	34,155	(34,155	)(4)	—

Income (loss) before income taxes	3,817	(29,992)	38,673		12,498
Income taxes	3,492	—	—		3,492

Net income (loss)	325	(29,992)	38,673		9,006
Preferred stock dividends	5,542	—	3,958	(5)	9,500

Net (loss) income available/attributable to common stockholders	$(5,217)	$(29,992)	$34,715		$(494)

Net (loss) income available/attributable per common share	(0.19)				(0.02)

Number of common shares used for calculation	28,106,757				28,106,757

(1)
Reduce the amount of revenue recognized from deferred revenue balances related to IRUs acquired as part of the Acquired Businesses, the carrying value of which was reduced to fair value as a result of the application of purchase accounting.

(2)
Eliminate historical depreciation of $15.037 million and amortization expense of nil of the Predecessor and record the depreciation of $6.944 million and amortization expense of $765,000 of the acquired intangible assets and property and equipment based on the allocation of a portion of the purchase price as set forth in Footnote 3 to the Successor Financial Statements and the rates of depreciation and amortization in Footnotes 2 to the Successor Financial Statements. A final allocation of the purchase price has not yet been finalized due to certain open pre-acquisition contingencies. We estimate that the resolution of these open preacquisition contingencies will not change by more than $5 million. Amortization and depreciation expense will increase or decrease on an annual basis by approximately $0.2 million for every $1.0 million change in the allocation to such intangibles, property and equipment.

(3)
Record the interest expense on the Successor's $25 million loan from Cerberus borrowed to fund the purchase of the Acquired Businesses at 15% per annum as if the acquisition of the Acquired Businesses had occurred on January 1, 2003. The Successor repaid this loan on June 27, 2003. The balance of the historical interest expense relates primarily to bank fees, and accretion of interest on the unfavorable acquired contract obligation.

(4)
Eliminate items related to Consolidated Old Teleglobe's bankruptcy reorganization.

(5)
Record preferred stock dividends as if the acquisition of the Acquired Businesses had occurred on January 1, 2003.

Teleglobe's Acquisition of ITXC Pursuant to the Merger

        The following unaudited pro forma condensed consolidated financial information gives effect to:

  •
  our merger with ITXC under purchase accounting; and

  •
  the Contribution, the Exchange, the Refinancing and the incurrence of the $100.0 million Cerberus loan,

and have been prepared from the unaudited pro forma condensed consolidated financial information of Teleglobe and from the consolidated financial statements of ITXC. This pro forma information is presented for illustrative purposes only and should be read in conjunction with the unaudited Teleglobe Pro Forma Consolidated information, the Predecessor Financial Statements, the Successor Financial Statements, the "Selected Historical Consolidated Financial Information of Teleglobe" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Teleglobe", each included elsewhere in this proxy statement/prospectus, as well as the audited financial statements of ITXC, ITXC's "Selected Historical Financial Information" and ITXC's "Management's Discussion and Analysis of Financial Condition and Results of Operations," each incorporated by reference herein. See "Where You Can Find More Information."

        The following unaudited pro forma condensed consolidated financial information was prepared, in the case of the statement of operations, by combining the unaudited pro forma condensed consolidated statements of operations of Teleglobe giving effect to the acquisition of the Acquired Businesses with the audited financial statements for ITXC as if the merger, Contribution, Exchange, the Cerberus loan and the Refinancing had occurred on January 1, 2003 and, in the case of the balance sheet, by combining the audited consolidated balance sheet of Teleglobe as of December 31, 2003 with the audited consolidated balance sheet of ITXC as of December 31, 2003 as if the merger, Contribution, Exchange Refinancing and the Cerberus loan had occurred on December 31, 2003.

        This unaudited pro forma condensed consolidated financial information does not give effect to any synergies that could result from the merger. Our management estimates that costs for severance, systems integration and conversion expenses, retention and stay bonuses and other related costs may amount to approximately $11.0 million.

        The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma condensed consolidated financial statements do not purport to represent what the consolidated results of operations or financial position of Teleglobe would actually have been if the merger had in fact occurred on January 1, 2003 or December 31, 2003, nor do they purport to project the results of operations or financial position of our company for any future period or as of any date, respectively.

        Prior to the merger, our assets and liabilities will be transferred from Teleglobe to New Teleglobe. This transaction will be between entities under common control and will be accounted for in a manner similar to a pooling of interests. Accordingly, no change in the carrying value of such assets and liabilities will result.

        Under purchase accounting, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, if any, including estimated fees and expenses related to the merger, over the net identifiable tangible and intangible assets acquired is allocated to goodwill on the accompanying unaudited pro forma condensed consolidated balance sheet. We intend to complete a formal valuation of the acquired tangible and intangible assets and liabilities assumed in order to finalize the allocation of the total purchase price to the various assets acquired and the liabilities assumed and to determine the amortization period of definite-lived intangible assets.

        The column contained in the following tables entitled "Teleglobe Pro Forma for the Merger" reflects the financial information incorporating the ITXC acquisition adjustments. The column contained in the following table entitled "Refinancing Adjustments" sets forth adjustments to the financial information presented that would result from the issuance of a $100 million Cerberus loan in replacement of the $95 million of Preferred Shares, and the column contained in the following table entitled "Teleglobe Pro Forma for the Transactions" reflects the financial information presented giving effect to such Cerberus loan. The annual interest rate on the senior notes issued pursuant to the Cerberus loan will be fixed at 10% payable quarterly in arrears. In addition, Cerberus will be entitled to receive a fee equal to 1% of the principal amount of the loan outstanding payable on the first anniversary of the closing date and 2% of the principal amount of the loan outstanding payable on the second anniversary of the closing date. Amortization of deferred financing costs for the Cerberus loan are estimated to be $250,000 over a period of four years. The pro forma financial information was prepared on this basis.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2003

			ITXC Acquisition Adjustments				Refinancing Adjustments
											Teleglobe Pro Forma for the Transactions
	Teleglobe Consolidated
		ITXC	Debits		Credits		Debits		Credits
	(amounts in thousands)
Current assets
Cash and cash equivalents	$35,279	$16,070	$—		$3,000	(2)	$100,000	(4)	$95,000	(4)	$46,557
					1,000	(3)			$250	(4)
									$5,542	(4)
Marketable securities	—	30,402	—		—		—		—		30,402
Accounts receivable, net	163,804	41,266	—		—		—		—		205,070
Prepaid and other current assets	8,391	5,404	—		—		—		—		13,795
Restricted cash	—	6,294	—		—		—		—		6,294

Total current assets	207,474	99,436	—		4,000		100,000		100,792		302,118
Property and equipment	121,839	27,751	—		—		—		—		149,590
Deferred financing costs	—	—	—		—		250	(4)	—		250
Prepaid pension assets	19,838	—	—		—		—		—		19,838
Other assets	4,254	259	—		—		—		—		4,513
Intangible assets and goodwill	10,352	8,093	102,546	(2)	—		—		—		120,991

Total assets	$363,757	$135,539	$102,546		$4,000		$100,250		$100,792		$597,300

Current liabilities
Accounts payable and accrued liabilities	$244,765	$48,138	$—		$5,500	(2)	$5,542	(4)	$—		$292,861
Other current liabilities	3,214	769	—		—		—		—		3,983
Current portion of capital lease obligation	—	1,038	—		—		—		—		1,038

Total current liabilities	247,979	49,945	—		5,500		5,542		—		297,882
Long-term debt	—	—	—		—		—		100,000	(4)	100,000
Capital lease obligation, less current portion	—	761	—		—		—		—		761
Deferred revenue	10,298	—	—		—		—		—		10,298
Deferred income tax liability	766	—	—		—		—		—		766
Other liabilities	2,456	—	—		—		—		—		2,456

Total liabilities	261,499	50,706	—		5,500		5,542		100,000		412,163
Redeemable preferred stock	95,000	—	—		—		95,000	(4)	—		—
Stockholders' equity
Common stock	281	47	47	(1)	108	(2)	—		—		389
Additional paid-in capital	12,194	460,463	460,463	(1)	179,879	(2)	—		—		191,073
			1,000	(3)
Accumulated deficit	(5,217)	(365,743)	—		365,743	(1)	—		—		(5,217)
Deferred compensation cost	—	—	1,108	(2)	—		—		—		(1,108)
Treasury stock	—	(9,814)	—		9,814	(1)	—		—		—
Accumulated other comprehensive income	—	(120)	—		120	(1)	—		—		—

Total stockholders' equity	7,258	84,833	462,618		555,664		—		—		185,137

Total liabilities and stockholders' equity	$363,757	$135,539	$462,618		$561,164		$100,542		$100,000		$597,300

(1)
This adjustment reflects the elimination of ITXC's stockholders' equity accounts.

(2)
Reflects the merger with ITXC. The preliminary cost of purchase is calculated as follows:

(amounts in thousands)
Approximate Fair Value of common shares to be issued to ITXC stockholders(a)	$156,817
Fair Value of options to be issued to ITXC stockholders(b)	20,362
Fair Value of warrants to be issued to ITXC stockholders(b)	2,808
Estimated direct acquisition costs(c)	3,000

$182,987

The total purchase price is preliminarily allocated as follows:
Carrying value of net assets excluding goodwill of $7,913 at 12/31/03(d)	71,420
Additional Intangible assets—technology(d)	25,000
Goodwill	85,459
Deferred stock based compensation(b)	1,108

$182,987

  The following assumptions were used:

    (a)
    The fair value for purchase accounting purposes of New Teleglobe shares issued to ITXC shareholders is $14.48 per share. This value has been determined using the average closing price of ITXC's common stock for the 2 days after and 2 days prior to November 4, 2003, the announcement date. The actual number of shares issued will vary based on the number of ITXC shares outstanding at the effective time of the merger based on a 0.25-to-1 exchange ratio.

    (b)
    The fair value of options and warrants was estimated using the Black Scholes valuation methodology. The actual valuation as of the effective time of the merger will vary based on the actual number of warrants and options outstanding as of the effective time of the merger.

    (c)
    The transaction costs of $3.0 million are an initial estimate of the costs that will be incurred in connection with the acquisition which are primarily legal, accounting and other professional fees.

    (d)
    A valuation of assets acquired and liabilities assumed has not yet been completed. The carrying value of the net assets includes the carrying value of ITXC's assets and liabilities as at December 31, 2003, less goodwill of $7.913 million and the following amounts which are payable only if and when the merger is consummated.

    •
    $2 million fee payable to Morgan Stanley by ITXC for services rendered in its role as financial advisor which is contingently payable upon the consummation of the merger.

    •
    $3.5 million for ITXC headcount reductions.

    We have made a preliminary estimate of additional intangible assets in the amount of $25 million, which primarily represents the value of ITXC's technology. The life of the technology could be as long as 20 years for the more recently issued patents or as little as 5 years for patents with more likely technological obsolecense. The remaining excess purchase price has been preliminarily allocated to goodwill. A detailed analysis of ITXC's technology, customer relationships, systems technology and other potential intangibles may have a material impact on the final valuation of intangible assets in the final purchase price allocation.

(3)
Professional fees related to the issuance of the common shares.

(4)
Reflects the retirement of $95.0 million of Teleglobe Preferred Shares and the payment of the related accrued dividends as of December 31, 2003 of $5.5 million. Concurrent to the retirement, a loan of $100 million shall be provided by lenders with a maturity period of 4 years. An approximate one-time financing fee in the amount of $250 thousand will be amortized over the term of the loan.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year ended December 31, 2003

	Teleglobe Pro Forma Consolidated	ITXC	Pro Forma Adjustments		Refinancing Adjustments		Teleglobe Pro Forma for the Transactions
	(amounts in thousands, except share and per share amounts)
Total operating revenues	$856,438	$338,426	$(13,545)	(1)	$—		$1,181,319
Operating expenses
Telecommunication	595,635	307,967	(13,545)	(1)	—		879,943
			(10,114)	(2)
Network, exclusive of amortization and depreciation shown below	118,008	9,251	8,679	(2)	—		135,938
Selling, general and administrative, exclusive of stock based compensation, professional fees incurred in connection with the carve-out financial statements, bad debt expense and depreciation shown below	98,614	37,950	1,435	(2)	—		137,999
Stock-based compensation expense	7,475	66	1,108	(3)	—		8,649
Professional fees incurred in connection with the carve-out financial statements	3,621	—	—		—		3,621
Bad debt expense	4,343	9,989	—		—		14,332
Foreign exchange gain	(5,262)	(77)	—		—		(5,339)
Asset impairment and restructuring charges	—	625	—		—		625
Amortization and impairment of intangible assets	1,837	2,510	5,000	(4)	—		9,347
Depreciation	16,975	20,914	(5,217)	(5)	—		32,672

Total operating expenses	841,246	389,195	(12,654)		—		1,217,787
Loss associated with investments	—	500	—		—		500
Interest expense	3,220	245	—		10,750	(6)	14,278
					63	(6)
Interest income, other income and other expense	(526)	(1,079)	—		—		(1,605)

Total expenses	843,940	388,861	(12,654)		10,813		1,230,960

Income (loss) before income taxes	12,498	(50,435)	(891)		(10,813)		(49,641)
Income taxes	3,492	108	—		—		3,600

Net income (loss)	9,006	(50,543)	(891)		(10,813)		(53,241)
Preferred stock dividends	9,500	—	—		(9,500	)(6)	—

Net loss available/attributable to common stockholders	$(494)	$(50,543)	$(891)		$(1,313)		$(53,241)

Net loss available/attributable per common share	$(0.02)	$(1.18)					$(1.37)

Number of common shares used for calculation	28,106,757	43,009,130					38,936,665

Notes To Unaudited Pro Forma Condensed Consolidated Financial Information—The Merger, for the Year Ended December 31, 2003

(1)
Eliminate intercompany revenues between Teleglobe and ITXC.

(2)
To re-classify certain of ITXC's expenses to conform to Teleglobe's grouping of such expenses.

(3)
Amortization of the intrinsic value applicable to the future vesting period for unvested ITXC options at the date of acquisition.

(4)
Reflects the amortization of the excess value attributed to other intangible assets over a five year period. Changing the amortization period by one year increases or decreases amortization expenses by approximately $1 million per year.

(5)
Adjusts estimated lives of ITXC's property and equipment to reflect the expected use of certain assets by Teleglobe.

(6)
Eliminate dividends on the Teleglobe Preferred Shares which are assumed to be retired as of the transaction date. Concurrently with such retirement, $100 millon of New Teleglobe notes shall be purchased by lenders with a maturity period of four years. The interest expense relating to this loan will be 10% per annum plus 1% of the outstanding balance at the end of the first year and 2% of the outstanding balance at the end of the second year. The bonus interest expense of 3%, or $3 million, will be amortized over the four-year term of the loan, resulting in an additional $750,000 interest expense per year. An approximate one-time financing fee in the amount of $250,000 will be amortized over the term of the loan.

An increase or decrease in intangibles or depreciable assets may occur when a final valuation of assets acquired and liabilities assumed is completed. Accordingly, the approximate amount of $85.5 million which has been preliminarily allocated to goodwill, may be all reallocated to amortizable intangible or depreciating assets resulting in a depreciation or amortization charge in the statement of operation. For every $1 million increase or decrease, amortization or depreciation expense may increase or decrease by approximately $0.2 million based on lives of assets from 5 to 8 years.

Non-GAAP Financial Data (Unaudited)

  EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, based on the unaudited condensed consolidated pro forma statements of operations for Teleglobe and ITXC. We are presenting EBITDA because management considers it an important supplemental measure of our performance and believes that it is frequently used by interested parties in the evaluation of companies in our industry. However, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA does not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

  •
  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

  •
  EBITDA reflects the impact on earnings of charges resulting from matters we consider not to be indicative of each of ITXC's and our ongoing operations, as discussed below under "Adjusted Combined Pro Forma EBITDA"; and

  •
  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

  Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to our company to invest in its business. We compensate for these limitations by relying primarily on the GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

  Adjusted EBITDA is a further supplemental measure of our performance. We compute Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that management does not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In particular, we use Adjusted EBITDA because management considers it an important supplemental measure of our performance and believes that it is frequently used by interested parties in the evaluation of companies in our industry, because Adjusted EBITDA is, among other things, unaffected by non-cash expense items such as compensation expense associated with stock purchase rights granted by our majority shareholder. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Teleglobe Pro Forma EBITDA and Pro Forma Adjusted EBITDA Reconciliation

For the Year Ended December 31, 2003
(in thousands)
Teleglobe pro forma net income	$9,006
Add:
Interest, net	2,694
Income taxes	3,492
Depreciation	16,975
Amortization expense	1,837

Teleglobe pro forma EBITDA	34,004

Non-cash employee stock compensation charge (a)	7,475
Professional fees incurred in connection with the carve-out financial statements (b)	3,621

Teleglobe pro forma Adjusted EBITDA	$45,100

(a)
Represents non-cash stock-based employee compensation expense resulting from a grant of stock purchase rights to senior employees of Teleglobe by TLGB. See Footnote 15 to the Successor Financial Statements for additional information.

(b)
An amount of $3.6 million was recorded in the seven months ended December 31, 2003. These costs relate to professional services required to prepare and audit the carve-out financial statements included in the SEC filing for the ITXC proposed merger.

ITXC EBITDA and Adjusted EBITDA Reconciliation

For the Year Ended December 31, 2003
(amounts in thousands)
ITXC net loss	$(50,543)
Add (deduct):
Interest, net	(834)
Income taxes	108
Depreciation	20,914
Amortization and impairment of intangible assets	2,510

ITXC EBITDA	(27,845)
Add:
Other unusual items (a)	7,250

ITXC Adjusted EBITDA	$(20,595)

(a)
Unusual items were comprised of the following:

  •
  $6.5 million consisting of a write off of an account receivable from a prepaid calling card company (IMT) and its subsequent bankruptcy in the first quarter of 2003 of $8.7 million offset by $2.2 million of related margin earned during the year ended December 31, 2003. ITXC has revised its business strategy regarding the prepaid calling card customer segment and believes it is unlikely that a loss or adjustment of this size would occur in the future; and

    •
    $0.75 million of fees to an investment banking firm to consult on strategic alternatives for the business and assist in the sale of the business.

Adjusted Combined Pro Forma EBITDA

For the Year Ended December 31, 2003
(amount in thousands)
Adjusted Teleglobe Pro Forma EBITDA	$45,100
Adjusted ITXC EBITDA	(20,595)

Adjusted Combined Pro Forma EBITDA	$24,505

Teleglobe Historical Costs Not Expected To Recur

For the Year Ended December 31, 2003
(in thousands)
Revenues excluded from the Acquired Businesses (a)	$(693)
Network agreements excluded from the Acquired Businesses (b)	3,441
Employees, facilities and other administrative operations excluded from the Acquired Businesses (c)	2,501
Share of profit to Comfone (d)	4,179

Total historical costs not expected to recur	$9,428

(a)
In connection with the acquisition of the Acquired Businesses, certain customer agreements of the Predecessor were excluded from the Acquired Businesses. This adjustment removes revenues related to customer agreements that are included in entities not party to the Purchase Agreement.

(b)
During the five month period ended May 30, 2003, certain network circuit agreements and cable operation and maintenance agreements of the Predecessor were rejected as of various dates in bankruptcy proceedings and excluded from the Acquired Businesses. The costs that were incurred prior to the date of rejection were calculated on a circuit by circuit, contract by contract basis. This adjustment removes such costs.

(c)
Removes expenses related to certain employees, facilities and other administrative operations that were excluded from the Acquired Businesses. Detailed schedules included as part of the Purchase Agreement itemized acquired employees, leases, maintenance agreements, professional services and other selling, general and administrative expenses. After entering into the Interim Management Agreement, current Teleglobe management kept detailed records of all selling, general and administrative expenses for the Acquired Businesses separate from those of the remaining businesses of the Predecessor.

(d)
Represents the portion of the distributable cash derived from our wireless mobile global roaming business paid to our former joint venture partner, Comfone, during the five months ended May 30, 2003 pursuant to our joint venture agreement. Our joint venture agreement with Comfone was terminated by Teleglobe on January 10, 2004. As at the delivery of the termination notice on July 10, 2003, the amounts owing subsequent to such termination notice delivery have been accounted for as an unfavorable contract in the purchase price allocation. Until January 10, 2005, we will be required to continue to pay Comfone 50% of the distributable cash derived from our wireless mobile global roaming business that Comfone would have been entitled to pursuant to the joint venture agreement provided that Comfone does not breach its non-compete obligations contained in the joint venture agreement. After January 10, 2005, we will no longer be required to make any payments to Comfone. For a description of the risk related to matters that were in dispute with respect to our termination of the joint venture agreement, see "Risk Factors—Certain matters with our former Mobile Global Roaming business partner have been in dispute."

  Estimated Merger Expenditures and Benefits

        In addition to the adjustments reflected in Adjusted EBITDA, we estimate that there are annual post-merger cost savings that will materialize over an 18 month period after closing. To achieve these post-merger benefits, however, we estimate that the combined company will have one-time cash expenditures of approximately $17.8 million (exclusive of amounts, previously expensed, incurred in connection with the preparation of carve-out financial statements) for employee severance, information technology system integration, closure expenses of certain facilities and professional fees associated with the merger and related transactions. We expect to generate cost savings through the following:

  •
  ITXC access to Teleglobe IP network

        ITXC on a stand-alone basis currently purchases IP access services from Teleglobe as well as other competitive wholesale IP service carriers. The anticipated savings will be achieved by eliminating a portion of purchased IP access costs by migrating IP access needs to Teleglobe's IP network with minimal incremental costs to provide the service.

  •
  Teleglobe connectivity

        Teleglobe on a stand alone basis leases traditional fixed access circuits to interconnect to local carriers and voice termination vendors. With ITXC's VoIP platform, access costs are substantially lower than traditional fixed circuit lease costs. In many regions, Teleglobe expects to be able to leverage excess IP access capacity already in place with ITXC. This adjustment is an estimate of the annualized savings of leveraging existing ITXC capacity in specific developing countries.

  •
  Facilities and headcount reductions

        This adjustment is for the planned shut-down of certain ITXC facilities and migration to nearby Teleglobe facilities, as well as for anticipated future headcount reductions due to staff redundancies in several functions including finance, executive management, information technology, customer service and operations.

  •
  Termination cost savings

        From the combination, the combined company will have approximately 11.8 billion minutes of wholesale international voice traffic versus 7.7 billion minutes for Teleglobe on a stand alone basis. Due to the nature of the international wholesale voice industry, this increase in volume from the combination is expected to result in substantial termination cost savings for the combined company with other carriers. The planned integration of the combined company least cost routing capabilities will allow the combined company to route traffic using the lowest cost available in any of the combined company's routes. The amount reflects estimated savings based on current combined volumes and termination rates.

        We anticipate that the aggregate cost savings to be derived will be between approximately $20-30 million on an annualized basis.

Additional Potential Merger Benefits

        ITXC has developed important technology and obtained patents for managing routing to maximize the quality and margin of voice calls over the Internet. We believe this technology is not only valuable for a VoIP provider, but when combined with Teleglobe's value added services portfolio and IP network, we believe this proprietary technology and know-how creates multiple opportunities for new products and service enhancements that could create substantial future growth opportunities for the combined company. However, there is no assurance that these benefits will be material or realized at all. See "Risk Factors—We will face challenges in integrating New Teleglobe and, as a result, may not realize any or all of the expected benefits of the merger."

One-Time Expenditures of the Merger

One-Time Expenditures
(amounts in millions)
Transaction costs (1)
Professional fees (included in purchase cost) (2)	$3.0
Fees associated with the loan pursuant to Cerberus commitment letter (3)	0.3
Severance costs associated with ITXC headcount reductions (4)	3.5

6.8
Other integration expenses
Expenses for professional fees, system conversion and other costs (5)	11.0

Total one-time estimated merger related expenses	$17.8

(1)
Included in pro forma adjustments.

(2)
Professional fees include primarily audit, legal, financial consulting and valuation fees and regulatory filing fees associated with the preparation of this proxy statement/prospectus, as well as legal fees associated with the negotiation of the merger agreement. See Footnote 2 in the pro forma condensed balance sheet as of December 31, 2003 on page 120.

(3)
Represents primarily legal fees related to the $100 million loan pursuant to the Cerberus commitment letter.

(4)
Represents an initial estimate for employees affected within six months after the closing of the merger. This cost is included in the preliminary allocation of the purchase cost as a liability assumed on acquisition. See Footnote 2 of the pro forma consolidated balance sheet as of December 31, 2003 on page 120.

(5)
Includes costs for information systems integration consultants, system and data conversion expenses, retention and stay bonuses for ITXC employees retained by New Teleglobe for a period of time after the closing of the merger and other miscellaneous travel, training and other employee related expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF TELEGLOBE

Presentation

        The following discussion should be read in conjunction with "Selected Historical Consolidated Financial Information of Teleglobe," and the audited consolidated financial statements, including the notes thereto, included elsewhere in this proxy statement/prospectus. In addition to historical information, the following discussion contains forward-looking statements that are subject to a number of risks and uncertainties. Our actual results may differ materially from the results referred to in the forward looking statements. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements made below are discussed below and elsewhere in this proxy statement/prospectus, including under the Section entitled "Risk Factors" beginning on page 16 of this proxy statement/prospectus.

        The historical financial information and the audited financial statements to which the following discussion relates for the seven months ended December 31, 2003, which we refer to as the "Successor Financial Statements," are the consolidated financial statements of Teleglobe for such period. The Successor Financial Statements reflect the assets, liabilities and businesses acquired from Consolidated Old Teleglobe on May 30, 2003, as discussed in detail below.

        The historical financial information and the audited financial statements to which the following discussion relates for each of the five months ended May 30, 2003 and the years ended December 31, 2002 and 2001, which we refer to as the "Predecessor Financial Statements," are derived from the books and records of Consolidated Old Teleglobe and its subsidiaries, from which we purchased certain assets, liabilities and businesses. The "Predecessor" represents the Telecommunications Group of Consolidated Old Teleglobe that consisted solely of the voice, data, Internet and wireless roaming services businesses but includes the portions of such businesses not contained in the Acquired Businesses. While we believe that the information set forth in the Predecessor Financial Statements and the selected historical information for such periods fairly presents, in all material respects, the financial position, results of operations and cash flows of the Predecessor, neither our CEO nor our CFO had any involvement with Consolidated Old Teleglobe during any periods prior to December 1, 2002.

        The results of operations contained in the audited financial statements for the five months ended May 30, 2003 for the Predecessor and our audited financial statements for the seven months ended December 31, 2003 are results of operations for such interim periods and the periods presented are not necessarily indicative of the results to be expected for an entire year or for any other period.

Successor

        We were incorporated on December 31, 2002, but did not assume ownership of the Acquired Businesses until May 31, 2003 and did not carry on any other activities prior to May 31, 2003. The Successor Financial Statements include only the assets, liabilities and results of operations arising out of the Acquired Businesses. Our operations consist of the provision of international voice, data, Internet and wireless roaming services from our facilities primarily located in Canada, the U.S., the UK, Hong Kong, Spain and Australia to a wide range of customers, including our largest customer, BCE. In particular, the following areas represent material differences in the operations reflected in the Successor Financial Statements as compared to the Predecessor Financial Statements:

  Regional Operations Not Purchased

        We did not acquire the regional operations of the Predecessor outside the U.S., Canada, the UK, Hong Kong, Spain and Australia. Those operations, the majority of which generated losses and negative cash flows, were either liquidated in Consolidated Old Teleglobe's bankruptcy proceedings or disposed of by Consolidated Old Teleglobe.

  Elimination of Enterprise/Internet Data Center Operations

        The Predecessor Financial Statements reflect significant operating losses attributable to excess capacity of co-location facilities and network lease and maintenance costs. The assets supplying such excess capacity were not included in the Acquired Businesses and, as a result, the Successor Financial Statements reflect a significant reduction in operating and maintenance costs.

  Headcount Reductions

        The Predecessor operated:

  •
  until September 2001 with approximately 2,200 employees;

  •
  from September 2001 through May 2002 with approximately 1,800 employees; and

  •
  from May 2002 through November 2002 with an average of approximately 800 employees.

        All of the costs related to such employees are included in the Predecessor Financial Statements as selling, general and administrative costs. The costs related to the approximately 800 employees of the Predecessor are included in the Predecessor Financial Statements through May 30, 2003. Approximately 150 of such employees remained with the Predecessor upon the acquisition of the Acquired Businesses because they were involved solely with the residual operations of the Predecessor. The Successor employs approximately 650 employees and the Acquired Businesses have operated with only 650 employees since December 1, 2002, when our senior management began to manage such portion of the Predecessor pursuant to the Interim Management Agreement.

  Network Efficiency

        The bankruptcy process and, in particular, the day-to-day management of the Acquired Businesses by members of our current senior management under the Interim Management Agreement during the period beginning December 1, 2002 through May 30, 2003, permitted us to conduct a thorough review of profitability and utilization of our network on a circuit-by-circuit basis, as well as an evaluation of network resiliency and redundancy and costs relative to competitive benchmarks. Two key actions were undertaken as a result of this process:

  •
  cancellation of unneeded capacity; and

  •
  renegotiation of long-term agreements to lower certain operational and leased circuit costs to current market prices, which generally are much lower than previous commitment levels.

        These actions have resulted in an over $20.0 million per year reduction in network expenses associated with the operation of indefeasible rights-of-use, or IRU, agreements, maintenance and restoration costs and leased capacity in the periods reflected in the Successor Financial Statements.

Predecessor

        The Predecessor's businesses consisted of the voice, data and mobile roaming businesses, the same lines of businesses as the Successor. The Predecessor's businesses included:

  •
  operations in 47 countries around the world through interconnection points and sales offices;

  •
  Internet Data Centers used for hosting content and service providers; and

  •
  minority ownership interests in Intelsat, a satellite services provider.

        Of the businesses included in the Predecessor Financial Statements, we did not acquire the operations of the Internet Data Centers, any of the voice, data and mobile roaming operations outside of the U.S., Canada, the UK, Australia, Hong Kong and Spain or any of the minority equity investments in other companies, including Intelsat. We refer to the businesses that we acquired as the "Acquired Businesses."

        On September 18, 2002, Consolidated Old Teleglobe entered into a Purchase Agreement with TLGB, an affiliate of Cerberus. On December 1, 2002, following approval of the purchase by the Ontario Superior Court of Justice and the U.S. Bankruptcy Court, Consolidated Old Teleglobe entered into the Interim Management Agreement with TLGB. Under the terms of the Interim Management Agreement, TLGB assumed day-to-day management responsibility for the operations of the Acquired Businesses on December 1, 2002, which continued to operate under bankruptcy protection as described above, pending receipt of regulatory and other approvals.

        TLGB designated Teleglobe and its subsidiaries as its designated affiliates pursuant to the Purchase Agreement to consummate the acquisition of the Acquired Businesses. On May 30, 2003, the purchase of the Acquired Businesses by Teleglobe was completed for a total purchase price of $125.0 million plus assumed liabilities and acquisition costs. For reporting purposes, Teleglobe is using May 31, 2003 as the Successor's opening balance sheet date.

Overview

        We are a global telecommunications company providing a range of international and domestic telecommunications services on a wholesale basis. We categorize our products and services into three primary groups: voice, data and value-added services. The following table summarizes our key service offerings:

Sample Service Offering
Voice—Transport Services
International Switched Transit
Virtual Transit
Premium Virtual Transit
VoIP services
Data—Transport Services
IP Transit (Local and International Internet Access)
DVB/IP Satellite Access
International Private Leased Circuits
Hard Patched Transit
Broadcast
Indefeasable Rights of Use
Value-Added Services
Mobile Global Roaming and Signaling
Network Management
Multi-Point Access
International Toll-Free
Inbound collect

        The following table presents, among other information, revenues derived from each product group for the periods indicated.

	Successor	Predecessor
			Fiscal Year Ended December 31,
	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003
			2002	2001
Revenues per line of business (in millions of U.S. dollars)
Voice — transport	$378	$267	$648	$741
Data — transport	65	60	265	348
Value-added services	53	34	97	139

Total	496	$361	$1,010	$1,228

Minutes of traffic (in millions)
Voice — transport	4,497	3,025	7,546	6,857
Other	118	102	322	517

Total	4,615	3,127	7,868	7,374

Average voice revenue per minute	$0.084	$0.089	$0.086	$0.108
Percentage of revenues from BCE	13%	29%	24%	17%
Number of customers at period-end	1,137	1,030	1,668	2,129
Number of POPs at period-end	52	38	38	100
Geographic distribution of revenues
Asia	10%	10%	11%	9%
Canada	16%	29%	24%	22%
Europe	27%	23%	29%	30%
USA	36%	27%	21%	21%
Latin America	4%	5%	9%	6%
Other	7%	6%	6%	12%

Total	100%	100%	100%	100%

1
BCE is our largest customer and is Canada's largest telecommunications company.

Revenue Drivers

        Our revenues are impacted by the following factors:

  •
  with respect to our voice transport revenues, complete dependence upon voice traffic volume;

  •
  with respect to our data transport revenues, approximately 30% dependence on data traffic volume with the remainder of such revenues subject to fixed pricing arrangements;

  •
  the rate of contractual renewals;

  •
  the rate of usage of our global roaming, ITFS and inbound collect services;

  •
  pricing pressures resulting from competitive market conditions; and

  •
  the commercial provisions of the Bell Agreement.

Primary Expense Drivers

        Our primary expenses are comprised of telecommunication and network expenses, selling, general and administrative expenses, and depreciation/amortization expenses.

  Telecommunications and Network Expenses

        Variations in telecommunications and network expenses are primarily due to:

  •
  volume of voice traffic;

  •
  pricing pressures resulting from competitive market conditions;

  •
  profitability of our mobile global roaming business allocable to our former joint venture partner in that business;

  •
  additions or cancellations of customers and associated local access costs of interconnection circuits;

  •
  network redesign and efficiency planning conducted in order to maximize profitability and optimize quality of service; and

  •
  expansion or reduction of POPs for interconnection with customers and suppliers.

  Selling, General and Administrative Expenses

        Variations in selling, general and administrative expenses are primarily due to:

  •
  headcount reductions associated with the Consolidated Old Teleglobe bankruptcy proceedings;

  •
  increases in average wages and inflation;

  •
  changes in the number of POPs; and

  •
  fluctuations in the US dollar—Canadian dollar exchange rate.

Cash Flow Generation

        We generate cash through two settlement processes: net settlement and traditional settlement. If industry practices regarding net settlement were to change, our cash flow could be adversely affected.

        Net Settlement

        Because a significant portion of our business is conducted through bilateral arrangements, we generate a substantial amount of our cash flow by periodic "netting" or "settlement." The fees payable to each party are declared, typically monthly or quarterly, and we either make payments to or receive payments from correspondent carriers based on the net volume and rate of inbound and outbound traffic. Fees are typically settled on a monthly or quarterly basis, but may also be settled biannually or annually. Due to these extended settlement periods, there can be material variations in quarterly cash flows.

        Traditional Settlement

        We also employ what we consider a more traditional settlement process under which customers are bound by industry standard contracts with terms of generally net 30 days.

        In the seven months ended December 31, 2003, approximately 70% and 30% of our revenue was generated through net settlement and traditional settlement, respectively.

Critical Trends; Performance Drivers

  Price Erosion

        Throughout the late 1990's, the number of companies deploying and managing international fiber optic networks for the provision of voice and data transport services increased dramatically, fueled by expectations for substantial increases in demand as well as investor optimism. The resulting oversupply, coupled with competition among suppliers, has resulted in transport and capacity prices plummeting. Although the price for data transport is highly variable as a function of geography and transport system, according to industry sources, the price for data transport has declined between 10% and 50% annually from 2000 to 2003 due to overcapacity and intense competition. Our average revenue per minute, or ARPM, for international voice traffic has decreased by approximately 6.8% per year since the beginning of 2000, as price erosion has been offset to some extent by favorable product mix.

  Cost Deflation

        The same factors contributing to price erosion, namely oversupply and competition among suppliers, as well as enhancements to network technology, have caused significant price deflation for voice termination and interconnection circuits. As a result, we expect to benefit from ongoing reductions in telecommunications and network expenses.

  Migration to VoIP

        As a result of increased reliability and efficiency of VoIP technology, voice traffic using the technology has increased substantially since 2001. The addition of ITXC's proprietary technology will permit New Teleglobe to maintain quality and reliability while benefiting from the cost advantages of VoIP transport.

  Bell Canada Revenue Trends

        The Bell Agreement was amended on June 12, 2003 to extend the agreement and Bell Canada's minimum purchase commitment for two additional years, from January 1, 2006 to December 31, 2007. In exchange for Bell Canada's agreement to eliminate the requirement that Teleglobe purchase telecommunications services for delivery in Canada exclusively from Bell Canada, Teleglobe agreed to eliminate the requirement that Bell Canada purchase certain telecommunications services for delivery outside of Canada exclusively from Teleglobe (i.e., IP transit, IPL and international voice), thereby permitting Teleglobe to enter into its agreements with other major Canadian telecommunications carriers such as Telus. The amendment also reduced annually, in each of the years 2004 through 2007, by specified amounts, the percentage of the traffic that each party is committed to purchase from the other. In addition, the pre-existing requirement to provide Bell Canada the most favorable pricing available to any customer, known as a most favored nations clause, was maintained. As a result of these provisions and the overall trend in the international telecommunications industry toward continual price declines, revenues generated by Bell Canada have been and are expected to continue to decline over time.

Estimates and Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, management evaluates our estimates, including those related to bad debts, investments, intangible assets, restructuring and litigation. Management bases its estimates on historical experience, industry standards and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results may differ from these estimates.

        Management applies those accounting policies that it believes best reflect the underlying business and economic events, consistent with generally accepted accounting principles. Management believes the following critical accounting policies apply to and affect significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

        There are limited estimates required in connection with recognition of revenue because voice and data traffic are measured in tightly controlled switches and routers, and contractual rates for traffic are used to bill or declare revenue on a monthly basis. However, for certain voice contracts, historical traffic may be retroactively re-rated within a contract period. This traffic re-rating is calculated and recognized immediately in the month the new contractual rate is established.

        Although relatively infrequent, there can be material disputes with customers over volume or traffic recognized on our or our customers' switches. Our practice is to maintain recorded revenue based on our traffic data until the merits of a dispute are identified.

Telecommunications Expense

        Recognition of voice termination expense for basic termination agreements is similar to revenue recognition and requires minimal estimation. However, material estimates are currently required for our more complex longer-term enhanced bilateral agreements, or EBAs. EBAs represented approximately 10% of our telecommunications expenses during the seven months ended December 31, 2003. For these contracts which have an average term of approximately nine months, a termination rate is estimated at the beginning of the contract based on anticipated net inbound/outbound traffic and surcharges. Our current practice is to reconcile actual net traffic and surcharges after the contract terminates, which can result in material periodic adjustments. During 2003, we initiated systems and process improvements to enhance our ability to update rate estimates within the contract period. We anticipate more accurate estimates once these improvements are completed, which is currently expected to occur by the end of 2004.

Network Expenses

        Maintenance and restoration expenses for undersea cables vary from period to period based on cable reliability and lit capacity within a sub-sea region. We accrue for these expenses using estimates of costs based on historical trends. On occasion, these estimates may result in a material adjustment during a reporting period.

        Additionally, because of the complexity of industry practices for provisioning and disconnecting access circuits, disputes regarding termination timing and associated charges can occur. From time to time, we have experienced material adjustments during a reporting period from resolution of these disputes.

        The information set forth below presents in tabular format the consolidated statement of operations and combined statements of operations of both the Successor and the Predecessor for the periods indicated.

				Monthly averages dollar variances for the periods ended		Monthly averages variance for the periods ended
	Monthly averages for the periods ended
				December 31, 2003 vs. May 30, 2003		December 31, 2003 vs. May 30, 2003	May 30, 2003 vs. December 2002
	December 31, 2003 7 months Successor	May 30, 2003 5 months Predecessor	December 31, 2002 12 months Predecessor		May 30, 2003 vs. December 2002
	(amounts in thousands)
Operating revenues
Telecommunication	$70,902	$72,274	$84,191	$(1,372)	$(11,917)	-1.9%	-14.2%
Operating expenses
Telecommunication	49,170	50,289	49,211	(1,119)	1,078	-2.2%	2.2%
Network, exclusive of depreciation (shown below)	8,987	11,019	18,581	(2,032)	(7,562)	-18.4%	-40.7%
Selling, general and administrative exclusive of stock-based compensation expense, professional fees incurred in connection with the carve-out financial statements, bad debt expense and depreciation (shown below)	8,238	8,190	14,744	48	(6,554)	-0.6%	-44.5%
Stock-based compensation expense	1,068	—	46	1,068	(46)	NM	NM
Professional fees incurred in connection with the carve-out financial statements	517	—	—	517	—
Bad debt expense	98	731	3,912	(633)	(3,181)	-86.6%	-81.3%
Foreign exchange loss (gain)	602	(1,896)	(988)	2,498	(908)	-131.8%	-91.9%
Asset impairment and restructuring charges	—	—	135,015	—	(135,015)	NM	NM
Amortization	153	—	—	153	—	NM	NM
Depreciation	1,433	3,008	7,706	(1,575)	(4,698)	-52.3%	-61.0%

Total operating expenses	70,266	71,341	228,227	(1,075)	(156,886)	-1.5%	-68.7%
Interest expense	165	100	3,945	65	(3,845)	NM	-97.5%
Interest and other income	(77)	—	(359)	(77)	359	NM	NM
Other expense (income)	2	—	80	2	(80)	NM	NM

Total expenses	70,356	71,441	231,893	(1,085)	(160,452)	-1.5%	-69.2%

Income (loss) before reorganization items, income taxes	546	833	(147,702)	(287)	148,535	NM	NM
Reorganization items, net	—	6,831	16,059	(6,831)	(9,228)	NM	-57.5%

Income (loss) before income taxes	546	(5,998)	(163,761)	6,544	157,763	NM	NM
Income taxes	499	—	68	499	(68)	NM	NM

Net income (loss) before cumulative effect of change in accounting policy and preferred stock dividends	47	(5,998)	(163,829)	6,045	157,831	NM	NM

Cumulative effect of change in accounting policy	—	—	(334,618)	—	334,618	NM	NM

Net income (loss)	47	(5,998)	(498,447)	6,045	492,449	NM	NM

Preferred stock dividends	792	—	—	792	—	NM	NM

Net loss available to common stockholders	$(745)	$(5,998)	$(498,447)	$5,253	$492,449	NM	NM

NM = percentage variance not meaningful.

Seven Months Ended December 31, 2003 (Successor) Compared to the Five Months Ended May 30, 2003 (Predecessor)

        Set forth below is a description of the results of operations derived from the Successor Financial Statements for the seven months ended December 31, 2003. These results include only the results of operations arising out of the Acquired Businesses after the purchase of the Acquired Businesses. The discussion below sets forth the results of operations derived from the Predecessor Financial Statements for the five months ended May 30, 2003. These results reflect management of the Acquired Businesses by the current senior management of Teleglobe pursuant to the IMA. However, certain operations of the Predecessor included in the Predecessor Financial Statements for such period were not acquired by Teleglobe and continued to be operated by Consolidated Old Teleglobe and its management after May 30, 2003. For purposes of comparing periods of different length, the information below is presented using monthly average amounts for each of the seven months ended December 31, 2003 and the five months ended May 30, 2003, in each meaningful case derived from the actual aggregate amounts for such period.

  Operating Revenue

        Monthly average operating revenues decreased by $1.4 million, or 1.9%, to approximately $70.9 million for the seven months ended December 31, 2003 from approximately $72.3 million for the five months ending May 31, 2003. This decline was primarily due to a decline in price and rate of renewals in our data services.

        Monthly average revenues for voice transport services increased by $0.6 million, or 1.1%, to $54.0 million for the seven months ended December 31, 2003 from $53.4 million for the five months ended May 30, 2003. Voice minutes increased by approximately 6.2% to 642 million average minutes for the seven months ended December 31, 2003 from a monthly average of 625 million minutes for the five months ended May 30, 2003. ARPM decreased by 0.4 cents, or 5.0%, in the current period as compared to the five months ended May 30, 2003, reflecting a significant decrease in the ARPM received for voice transport services provided to Bell Canada due to a scheduled decline in the contract, partially offset by sales to destinations with a higher ARPM on an overall basis from our other customers.

        Monthly average revenues for data services decreased by $2.7 million, or 22.5%, to $9.3 million for the seven months ended December 31, 2003 from $12.0 million for the five months ended May 30, 2003. These declines were the result of cancellation of customer contracts due to uncertainty with Consolidated Old Teleglobe's asset sale as well as the repricing of contracts upon renewal as a result of ongoing price competition. These declines were partially offset by increased traffic volumes billed to retained customers. During Consolidated Old Teleglobe's bankruptcy, the Predecessor experienced difficulty in signing up new data customers, which led to a decline in data revenues as existing contracts terminated during the five months ended May 30, 2003.

        Monthly average revenues from our value added services increased $0.9 million, or 12.1%, to $7.6 million for the seven months ended December 31, 2003 from $6.8 million for the five months ended May 30, 2003. The increase was primarily due to increased volumes of mobile global roaming service delivery from increased global traffic during the seven months ended December 31, 2003, as well as the addition of new customers during the seven month period. Volume increases were partially offset by price erosion resulting from competition by new entrants into the mobile global roaming services market.

  Telecommunication Expenses

        Monthly average telecommunication expense decreased by $1.1 million, or 2.2% to approximately $49.2 million for the seven months ended December 31, 2003 from approximately $50.3 million for the five months ended May 30, 2003 primarily as a result of the termination of our mobile global roaming joint venture agreement with Comfone and lower voice termination costs reflecting benefits from price deflation in the telecommunications industry and our increased focus on cost reductions.

  Network Expense

        Monthly average network expense decreased by $2.0 million, or 18.4%, to approximately $9.0 million for the seven months ended December 31, 2003 from approximately $11.0 million for the five months ended May 30, 2003, due to the cancellation of access circuits no longer required as a result of the terminated contracts, rejection of contracts determined to be unprofitable as a going concern and price decreases for leased capacity. This decrease was partially offset by increases in total customers for our data business, resulting in increased need for provisioned access circuits from our POPs to customer premises.

  Selling, General and Administrative

        Monthly selling, general and administrative expenses (excluding non-cash stock compensation expenses and professional fees incurred in connection with the carve-out financial statements) at a monthly average of approximately $8.2 million was relatively flat during each period. During the seven months ended December 31, 2003, selling, general and administrative costs decreased due to reductions in employee headcounts. However, the decrease was offset by the negative foreign exchange impact on our Canadian dollar expenses.

  Non-Cash Stock Compensation Expense

        A non-cash charge was recorded in the seven month period ended December 31, 2003 as a result of the purchase of common shares from TLGB, our majority shareholder, by key executives at the price paid for such shares by TLGB as of the closing of the acquisition of the Acquired Businesses. The charge is calculated based on the difference between the purchase price of such shares paid by the executives and the estimated value of such shares as of the date on which both the executives were committed to buy the shares and TLGB was committed to sell such shares. The change in the value of all of the outstanding common shares in the aggregate was determined to be an increase of $230.0 million, from $5.0 million as of May 31, 2003 to $235.0 million as of July 10, 2003. An aggregate amount of common shares representing 3.25% of common shares was deemed to have been committed to be purchased by Teleglobe management and sold by TLGB as of July 10, 2003 and, as a result, we recorded a compensation expense of approximately $7.5 million during the seven months ended December 31, 2003. The key executive employees exercised their rights to purchase the shares on October 1, 2003. Teleglobe received a note from each employee which is repayable no later than October 1, 2004 but must be pre-paid from any bonuses paid and must be paid prior to the closing of the merger. In 2004, we intend to institute a stock option plan pursuant to which all future grants of stock will occur.

  Professional Fees Incurred in Connection With the Carve-out Financial Statements

        An amount of $3.6 million was recorded in the seven months ended December 31, 2003. These costs relate to professional services required to prepare and audit the carve-out financial statements included in this proxy statement/prospectus.

  Bad Debt Expense

        Monthly average bad debt expense decreased by $0.6 million, to $0.1 million for the seven months ended December 31, 2003, from $0.7 million for the five months ended May 30, 2003, primarily due to collection of accounts which were previously provided for on doubtful accounts acquired on May 30, 2003.

  Foreign Exchange Loss (Gain)

        The foreign exchange loss for the seven months ended December 31, 2003 was approximately $4.2 million primarily consisting of fees and losses on foreign exchange contracts of approximately $0.8 million and losses on Canadian dollar and Euro-denominated accounts receivable and accounts payable of approximately $3.4 million.

        The foreign exchange gain of $9.5 million for the five months ended May 30, 2003 was primarily due to the increase in the value of our Canadian dollar and Euro-denominated accounts receivable and cash balances.

  Depreciation Expense

        Monthly average depreciation expense decreased by $1.6 million, or 52.3%, to approximately $1.4 million for the seven months ended December 31, 2003 from approximately $3.0 million for the five months ended May 30, 2003, reflecting the lower carrying value basis in the assets of our company resulting from the application of purchase accounting.

  Interest Expense

        Monthly average interest expense increased by approximately $65,000, or 65%, to $165,000 for the seven months ended December 31, 2003 from approximately $100,000 for the five months ended May 30, 2003 primarily due to the interest payable to Cerberus that accrued on the $25.0 million note during the month of June 2003, which was repaid in June 2003 and interest on the liability associated to the termination of the Comfone revenue sharing agreement.

  Interest income, other income and other expense

        During the seven months ended December 31, 2003, interest income of $0.5 million was recorded. The amount relates to interest earned from short term investments and a gain on sale of fixed assets.

  Reorganization Items, Net

        The Predecessor recorded approximately $34.2 million of reorganization items for the five months ended May 30, 2003 primarily due to a $34.0 million foreign exchange loss related to the increase in the value of the Canadian dollar debt of the Predecessor and to legal fees and other charges associated directly with the bankruptcy proceedings of Consolidated Old Teleglobe of approximately $8.7 million offset by approximately $7.2 million of settlement gains on pre-petition debt and $1.3 million of interest income and other gains. We had no such liabilities or expenses and recorded no reorganization items for the seven months ended December 31, 2003.

  Income Tax expense

        During the seven months ended December 31, 2003, income tax expense of $3.5 million was recorded. The provision for the seven months ended December 31, 2003 consists of current tax payable of $2.7 million mostly relating to the US operations, plus deferred tax expense of $0.8 million relating to various temporary differences.

        The $3.5 million of tax expense for the seven months ended December 31, 2003 yielded an effective tax rate of 91%. However, the stock-based compensation expense of $7.5 million included in the Consolidated Statement of Operations is not tax effected because it is considered a permanent difference. Furthermore, $3.6 million relating to professional fees incurred in connection with historical financial statements was recorded in the Bermuda parent, which pays no corporate income taxes. After adjusting for these charges, the effective tax rate would have been approximately 23%.

        Due to a different corporate tax structure from the Predecessor and the Predecessor's bankruptcy proceedings, no meaningful comparison can be made to the previous five months of operations by the Predecessor.

Five Months Ended May 30, 2003 (Predecessor) Compared to the Twelve Months Ended December 31, 2002 (Predecessor)

        Set forth below are:

  •
  the results of operations derived from the Predecessor Financial Statements for the five months ended May 30, 2003 during which the Acquired Businesses were being operated by the current senior management of Teleglobe pursuant to the IMA with the remaining operations of the Predecessor, included in the Predecessor Financial Statements for such period, continued to be operated by Consolidated Old Teleglobe and its management; and

  •
  the results of operations derived from the Predecessor Financial Statements for the twelve months ended December 31, 2002 while all of the operations of the Predecessor, including the Acquired Businesses, were being operated by Consolidated Old Teleglobe's management until December 1, 2002, at which time the Acquired Businesses began to be operated by the current senior management of Teleglobe pursuant to the IMA.

        For purposes of comparing periods of different length, the information below is presented using monthly average amounts for each of the five months ended May 30, 2003 and the year ended December 31, 2002, in each case derived from the aggregate amounts for such period.

  Operating Revenue

        Monthly average operating revenues decreased by $11.9 million, or 14.2%, to $72.3 million for the five months ended May 30, 2003 from $84.2 million for the twelve months ended December 31, 2002.

        Monthly average revenues for voice transport services declined by $0.4 million, or 0.7%, to $53.6 million for the five months ended May 30, 2003 from $54.0 million for the twelve months ended December 31, 2002. Voice minutes declined by approximately 4.6% to 625 million minutes for the five months ended May 30, 2003 from a monthly average of 656 million minutes for the twelve months ended December 31, 2002 primarily due to the loss of customer contracts with legal entities that were forced into liquidation. The effects of this decline were largely offset by sales to customers and destinations with a higher ARPM for the five months ended May 30, 2003 as compared to the mix of such customers and destinations for the twelve months ended December 30, 2002.

        Monthly average revenues for data services decreased by $10.1 million, or 45.9%, to $12.0 million for the five months ended May 30, 2003 from $22.1 million for the twelve months ended December 31, 2002 primarily due to termination of unprofitable customer contracts, as well as cancellation of customer contracts due to uncertainty with Consolidated Old Teleglobe's bankruptcy proceedings, particularly with respect to contracts with legal entities that were forced into liquidation. An additional factor in the decline in average monthly data revenues was the repricing of renewed contracts at reduced rates due to ongoing competition which was partially offset by higher volumes of IP traffic for customers with volume based billed revenues.

        Monthly average revenues from our value added services decreased by $1.3 million, or 16.0%, to $6.8 million for the five months ended May 30, 2003 from $8.1 million for the twelve months ended December 31, 2002. The decrease was primarily due to the decision by Consolidated Old Teleglobe to cede control of certain subsidiaries that Teleglobe would not be acquiring, partially offset by continued growth in the mobile global roaming services.

  Telecommunication Expense

        Monthly average telecommunication expense increased by $1.1 million, or 2.2%, to approximately $50.3 million for the five months ended May 30, 2003 from approximately $49.2 million for the 12 months ended December 31, 2002 primarily as a result of a shift in the mix of our voice termination destinations from lower cost jurisdictions to higher cost jurisdictions, partially offset by cost deflation reflecting competitive conditions.

  Network Expenses

        Monthly average network expense decreased by $7.6 million, or 40.7%, to approximately $11.0 million for the five months ended May 30, 2003 from approximately $18.6 million for the 12 months ended December 31, 2002. The decrease was primarily driven by the cancellation of approximately $74.4 million in annual aggregate of costs, or a monthly average of $6.2 million per month, for access circuits and cable operation and maintenance contracts as part of the restructuring of the Predecessor that were not acquired by our company. The remaining monthly average decrease of $1.4 million was primarily due to renegotiated pricing for leased capacity services due to ongoing competitive pressures.

  Selling, General and Administrative

        Monthly average selling, general and administrative expenses decreased by $6.6 million, or 44.5%, to approximately $8.2 million for the five months ended May 30, 2003 from approximately $14.8 million for the year ended December 31, 2002 as a result of the decreased personnel costs following significant reductions in employee headcount in May 2002 and September 2002. All charges associated with the headcount reductions during 2002 since the commencement of Consolidated Old Teleglobe's bankruptcy proceedings are reflected in restructuring charges. In addition, the Predecessor reduced its POPs and real estate facilities during 2002 primarily through the elimination of the European operations and through selected eliminations for the remaining businesses pursuant to the bankruptcy process, permanently reducing facilities expenses for future periods.

  Bad Debt Expense

        Monthly average bad debt expense decreased by $3.2 million, or 81.3%, to approximately $0.7 million for the five months ended May 30, 2003 from $3.9 million for the twelve months ended December 31, 2002. The higher monthly average bad debt expense during 2002 reflected the poor financial situation of some of our customers, which reduced collectability of certain of our receivables, as well as the inability of the Predecessor to collect certain outstanding accounts in its liquidating international operations. We believe that 2002 was an unusual period for bad debt expense and believe the performance in 2003 to be more representative of our ongoing collection performance.

  Foreign Exchange Gain

        The foreign exchange gain of approximately $9.5 million for the five months ended May 30, 2003 was primarily due to the increase in the value of our Canadian dollar and Euro-dominated accounts receivable and cash balances. The foreign exchange gain of approximately $11.9 million for the twelve months ended December 31, 2002 was primarily due to an increase in value of approximately $9.7 million from European currency denominated accounts receivable.

  Asset Impairment and Restructuring Charges

        Asset impairment and restructuring charges for the year ended December 31, 2002 were $1.62 billion due to negative developments in the telecommunications industry including excess capacity and pricing pressures, continuing losses for the Predecessor, significant cash outflows for the build out of the international network infrastructure and the decision by BCE Inc. to cease further financial support of Consolidated Old Teleglobe. These charges were related to the impairment of the fixed assets and intangible assets and related to employee severance and other related employee costs. For more information, please see Footnote 6 in the Predecessor Financial Statements.

  Depreciation

        Monthly average depreciation expense decreased by $4.7 million, or 61.0%, to approximately $3.0 million for the five months ended May 30, 2003 from approximately $7.7 million for the year ended December 31, 2002, as a result of the impairment of fixed assets in 2002.

  Interest Expense

        Monthly average interest expense decreased by $3.8 million, or 98%, to approximately $0.1 million for the five months ended May 30, 2003 from approximately $3.9 million for the year ended December 31, 2002 due primarily to elimination of interest on the the Predecessor long-term indebtedness. Interest expense on the Predecessor's long-term debt ceased to be recorded in all periods after May 2002 as a result of Consolidated Old Teleglobe's bankruptcy proceedings.

  Interest and Other Income

        The Predecessor recorded approximately $4.3 million of income for the year ended December 31, 2002, primarily due to gains on interest rates swap agreements of approximately $4.2 million related to its long-term debt for the first five months of 2002. The remaining approximately $0.1 million of income was due to interest income on bank accounts. The Predecessor had no interest income for the five months ended May 30, 2003.

  Other Expense (Income)

        There was no other expense (income) for the five months ended May 30, 2003. The expense of $1.0 million for the year ended December 31, 2002 is primarily related to a loss on disposal of assets of $1.2 million.

  Reorganization Items, Net

        The Predecessor recorded approximately $34.2 million of reorganization items for the five months ended May 30, 2003 primarily due to a $34.0 million foreign exchange loss related to the increase in the value of the Canadian dollar debt of the Predecessor and to legal fees and other charges associated directly with the bankruptcy proceedings of Consolidated Old Teleglobe of approximately $8.7 million offset by approximately $7.2 million of settlement gains on pre-petition debt and $1.3 million of interest income and other gains.

        The Predecessor recorded $192.7 million of reorganization items for the year ended December 31, 2002, mostly due to the loss of control and write off of approximately $275.3 million of net assets of most of its international subsidiaries following the announcement in April 2002 that BCE would no longer continue to provide financial support to the Predecessor, and the ensuing bankruptcy filings in May 2002. It also includes professional fees of approximately $33.0 million associated directly with the bankruptcy proceedings partially offset by approximately $90.0 million of favorable settlements of various pre-petition liabilities and gains on disposal of investments of $25.4 million.

  Income Tax expense

        For the five month period ended May 30, 2003, the Predecessor continued to have significant operating losses. During the period, a number of factors affected the provision, including a change in enacted rates and realization of certain non-taxable amounts, offset by a reversal of related valuation allowances. However, due to the Predecessor's financial position and future operating prospects, the Predecessor continued to retain a significant valuation allowance against deferred tax assets.

        For the year ended December 31, 2002, the Predecessor continued to have significant losses which were carried forward for tax purposes. Due to a period of losses and unsettled conditions in the telecommunications industry, the Predecessor applied a valuation allowance against such losses and certain other deferred tax assets. The resulting provision represented Canadian Large Corporation Tax, a form of alternative minimum tax.

  Cumulative Effect of Change in Accounting Policy

        Prior to January 1, 2002, the Predecessor amortized goodwill over 20 years. The Predecessor assessed the impairment of goodwill and other intangible assets when events or changes in circumstances indicated that the carrying value may not be recoverable. A determination of impairment was then made based on estimates of undiscounted future cash flows and any impairment was charged to income. As of January 1, 2002 (upon adoption of SFAS No. 142), the remaining goodwill is no longer amortized, but is evaluated for impairment at least annually based on the fair value of the reporting unit to which the goodwill relates. The adoption of SFAS No. 142 resulted in goodwill being fully impaired. This impairment was accounted for as a change in accounting policy, resulting in a cumulative adjustment which is described in Note 5.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Operating Revenue

        Total operating revenues decreased by $217.3 million, or 17.7%, to $1.010 billion for the year ended December 31, 2002 from $1.227 billion for the year ended December 31, 2001.

        Revenues for the voice transport line of business declined by $92.0 million, or 12.4%, to $648.4 million for the year ended December 31, 2002 from $740.4 million for the year ended December 31, 2001 primarily due to erosion in pricing resulting from intensifying competition, particularly from new entrants in the voice market and carriers struggling to remain solvent. The effects of this price erosion were partially offset by an increase in voice traffic of 493 million minutes, or 6.7%, to 7,867 million minutes for the year ended December 31, 2002 from 7,374 million minutes for the year ended December 31, 2001.

        Revenues for the data line of business decreased by $83.3 million, or 23.9%, to $264.5 million for the year ended December 31, 2002 from $347.7 million for the year ended December 31, 2001 primarily due to the decision not to purchase entities associated with the Predecessor that were liquidated as a result of the bankruptcy announcement of Consolidated Old Teleglobe in May 2002. Additionally, competitive pressures continued to cause erosion in pricing during the year ended December 31, 2002.

        Revenues from our value added services line of business decreased by $42.1 million, or 30.2%, to $97.4 million for the year ended December 31, 2002 from $139.5 million for the year ended December 31, 2001 primarily due to ongoing cancellation of customer contracts after the bankruptcy announcement of Consolidated Old Teleglobe in May 2002. These cancellations were partially offset by continued growth in the mobile global roaming product line due to the acquisition of new customers and increased usage and traffic.

  Telecommunication Expenses

        Telecommunication expense decreased by $91.3 million, or 13.4%, to $590.5 million for the year ended December 31, 2002 from $681.8 million for the year ended December 31, 2001 primarily as a result of cost deflation resulting from competition for purchased voice termination and Internet access costs, partially offset by a 6.7% increase in the volume of voice traffic terminated by third party carriers.

  Network Expense

        Network expense decreased by $19.1 million, or 7.9%, to approximately $223.0 million for the year ended December 31, 2002 from approximately $242.0 million for the year ended December 31, 2001 as a result of the cancellation of access circuits no longer required because of cancelled Internet contracts following Consolidated Old Teleglobe's bankruptcy and the reprovisioning of network access for increased efficiency after such bankruptcy filing in May 2002, partially offset by increased network leasing costs related to the GlobeSystem project.

  Selling, General And Administrative

        Selling, general and administrative expenses decreased by $88.2 million, or 33.3%, to $176.9 million for the year ended December 31, 2002 from $265.1 million for the year ended December 31, 2001 as a result of a reduction in force from approximately 2,200 employees to 1,800 employees in September 2001, and a subsequent reduction in force to 800 employees in May 2002. All charges associated with the headcount reductions in September 2001 are reflected in asset impairment and restructuring charges and other items and the charges associated with the headcount reductions during 2002 are reflected in restructuring charges. In addition, the Predecessor reduced its POPs and real estate facilities during 2002 through the bankruptcy process, reducing facilities expenses for such period.

  Bad Debt Expense

        Bad debt expense increased by $29.0 million, or 162.0%, to $46.9 million for the year ended December 31, 2002 from $17.9 million for the year ended December 31, 2001 primarily due to the poor financial situation of some of our customers which reduced collectability of certain of our receivables, as well as an inability of the Predecessor to effectively collect outstanding accounts in its liquidating international entities resulting from Consolidated Old Teleglobe's bankruptcy proceedings. We believe that 2002 was an unusual period for bad debt expense and believe the performance in 2003 to be more representative of our ongoing collection performance.

  Foreign Exchange Loss (Gain)

        The foreign exchange gain of $11.9 million for the twelve months ended December 31, 2002 was primarily due to an increase in value of $9.7 million of European currency denominated accounts receivable. The foreign exchange loss of $11.5 million for the twelve months ended December 31, 2001 was primarily due to the appreciation of the U.S. dollar and its effect on the Predecessor's net receivable position in other currencies.

  Asset Impairment and Restructuring Charges

        Asset impairment and restructuring charges for the year ended December 31, 2002 were $1.62 billion due to negative developments in the telecommunications industry including excess capacity and pricing pressures, continuing losses for the Predecessor, significant cash outflows for the build out of the international network infrastructure and the decision by BCE to cease further financial support of Consolidated Old Teleglobe. These were related to the impairment of the fixed assets and intangible assets and employee severance and other related employee costs. The Predecessor incurred approximately $78.6 million of asset impairment and restructuring charges for the year ended December 31, 2001 related to the closing of certain facilities, network costs as well as employee severance and other related employee costs. For more information on these charges, see Footnote 6 to the Predecessor Financial Statements.

  Amortization Expense

        Amortization expense decreased by $224.3 million, or 99.9%, to $0.0 million for the year ended December 31, 2002 from $224.4 million for the year ended December 31, 2001, reflecting an accounting policy change for goodwill amortization. See Footnote 8 in the Predecessor Financial Statements.

  Depreciation

        Depreciation expense decreased by $35.8 million, or 27.9%, to $92.5 million for the year ended December 31, 2002 from $128.3 million for the year ended December 31, 2001, primarily due to the reduction of the carrying value of assets as a result of impairment charges recorded.

  Interest Expense

        Interest expense decreased by $91.3 million to $47.3 million for the twelve months ended December 31, 2002 from $138.6 million for the twelve months ended December 31, 2001 due primarily to the elimination of the interest on the Predecessor indebtedness from May 2002 onward. Interest expense on the Predecessor's long-term debt ceased to be recorded in all periods after May 2002 as a result of Consolidated Old Teleglobe's bankruptcy proceedings.

  Interest and Other Income

        Interest income decreased by $2.1 million to $4.3 million for the twelve months ended December 31, 2002 from $6.4 million for the twelve months ended December 31, 2001. The cash and cash equivalent balance was $65.8 million at the end of 2001 and $26.8 million at the end of 2002.

  Other Expense (Income)

        The Predecessor incurred approximately $1.0 million of other expenses in each of the years 2001 and 2002. The 2002 expense is primarily related to a loss on disposal of assets of $1.2 million. The 2001 expense was related to a write off of a prepaid cable investment of $14.8 million offset by other revenues of $13.9 million primarily comprised of commissions on equipment sales.

  Reorganization Items, Net

        The Predecessor recorded $192.7 million of reorganization items for the year ended December 31, 2002, mostly due to the loss of control and write off of approximately $275.3 million of net assets of certain of its international subsidiaries over which the Predecessor lost control as a result of the ensuing bankruptcy filings in May 2002. It also includes legal fees of approximately $33.0 million associated directly with the bankruptcy proceedings partially offset by approximately $90.0 million of favorable settlements of various pre-petition liabilities and gains on disposal of investments of $25.4 million.

        We have no such liabilities or expenses and recorded no reorganization items for the year ended December 31, 2001.

  Income Tax expense

        For the year ended December 31, 2002, the Predecessor continued to have significant losses which were carried forward for tax purposes. Due to a period of losses and unsettled conditions in the telecommunications industry, the Predecessor applied a valuation allowance against such losses and certain other deferred tax assets. The resulting provision represented Canadian Large Corporation Tax, a form of alternative minimum tax.

        For the year ended December 31, 2001, the Predecessor incurred losses and concluded it was appropriate to provide a valuation allowance against its deferred tax assets.

  Cumulative Effect of Change in Accounting Policy

        Prior to January 1, 2002, the Predecessor amortized goodwill over 20 years. The Predecessor assessed the impairment of goodwill and other intangible assets when events or changes in circumstances indicated that the carrying value may not be recoverable. A determination of impairment was then made based on estimates of undiscounted future cash flows and any impairment was charged to income. As of January 1, 2002 (upon adoption of SFAS No. 142), the remaining goodwill is no longer amortized, but is evaluated for impairment at least annually based on the fair value of the reporting unit to which the goodwill relates. The adoption of SFAS No. 142 resulted in goodwill being fully impaired. This impairment was accounted for as a change in accounting policy, resulting in a cumulative adjustment which is described in Note 8.

Liquidity and Capital Resources

  Cash Flow from Operations

        The Successor generated positive cash flow from operating activities for the seven months ended December 31, 2003 of $20.6 million. This cash flow includes one-time cash outflows totaling $12.1 million to settle final pre-petition obligations that were assumed by the Successor pursuant to acquired contracts; however, the net cash flow for the period also benefitted significantly by returning to normal payment terms with suppliers after the transfer of the business to the Successor.

  Investing Activities

        The ongoing investing activities of the Successor since May 30, 2003 have primarily consisted of capital expenditures of approximately $8.2 million for voice switching equipment, network infrastructure upgrades and additional pre-petition commitments for IRUs, of which approximately $6.2 million is fully committed as of January 1, 2004. We currently estimate that our capital expenditures will be approximately $30.0 million in fiscal 2004 on a stand-alone basis.

        In addition, the year ended December 31, 2003 includes the net impact of the initial investment in the Successor net of $60.3 million of cash purchased from the Predecessor.

  Financing Activities

        Financing activities since May 30, 2003 consisted primarily of an inflow of cash from the issuance of common and preferred shares to TLGB and the proceeds of a loan from TLGB as well as the repayment of a $25.0 million loan from TLGB. The loan was made to finance a portion of the purchase price of the Acquired Businesses and had an annual interest rate of 15.0%. The loan was scheduled to mature on May 30, 2004, but it was repaid in full, with interest, on June 27, 2003. TLGB still holds $95.0 million of Teleglobe Preferred Shares, which has a dividend rate of 10.0%, compounded annually. We intend to repurchase the Teleglobe Preferred Shares pursuant to the Exchange.

  Liquidity

        We believe that our current liquidity and anticipated future cash flows from operations will be sufficient to fund our operations. As of December 31, 2003, we had cash, cash equivalents and marketable securities of approximately $35.3 million and on a proforma basis as of such date, the combined company would have had cash, cash equivalents and marketable securities of $76.9 million. Our expenditures in 2004 will be primarily attributable to operating expenses, capital expenditures, integration costs associated with the ITXC acquisition and interest payments. See "Non-GAAP Financial Data (unaudited)." Our cash outpayments tend to be higher in the first quarter because of bonus and tax payments. We cannot assure you, however, that additional cash will not be required, particularly if we make significant acquisitions or other investments.

        We have entered into a note purchase agreement with affiliates of Cerberus whereby such affiliates will purchase $100 million of senior notes, the proceeds of which together with our existing cash resources will be used to complete the Refinancing. See "Risk Factors—The debt level we anticipate for the combined company could limit our flexibility and adversely affect our financial health" on page 21. The notes sold pursuant to the note purchase agreement are senior unsecured obligations. The notes will bear interest at a rate of 10.0% per annum, payable quarterly in arrears, subject to increase to 16.0% per annum if an "Event of Default" exists. The Notes mature on May 31, 2008.

        The note purchase agreement provides for New Teleglobe to make a mandatory prepayment of:

  •
  $25.0 million, no later than the second anniversary of the note purchase agreement's closing date; and

  •
  $25.0 million, no later than the third anniversary of the note purchase agreement's closing date.

        In addition to the mandatory prepayment schedule described above, holders of the notes may require New Teleglobe to make an offer to purchase the notes at a purchase price in cash of 101% of the then outstanding aggregate principal amount of the notes (together with accrued and unpaid interest) upon certain changes of control. New Teleglobe is also required to make an offer to purchase notes upon certain asset sales from the net cash proceeds of such asset sales and upon certain sales of debt or equity securities from the net cash proceeds of such sales of securities.

        New Teleglobe will be required to pay anniversary fees of 1.0% and 2.0% of the aggregate principal amount of the notes then outstanding, payable on the first and second anniversary of the note purchase agreement's closing date, respectively.

        Current economic conditions of the telecommunications and information services industry, combined with our financial position and liquidity, have created potential opportunities for our company to acquire companies or portions of companies at attractive prices. In addition to the ITXC merger, we continuously evaluate these opportunities and could make additional acquisitions in 2004.

Quantitative and Qualitative Disclosures About Market Risks

        The discussion below provides information about Teleglobe's market sensitive financial instruments and constitute "forward-looking statements." All items described are non-trading.

        Teleglobe and its subsidiaries operate internationally and therefore our major market risk exposure is related to foreign currency fluctuations. Due to low levels of low floating rate debt, we do not have material market risk exposures related to changes in interest rates. To mitigate foreign currency risks, we use derivative financial instruments such as forward foreign exchange contracts, foreign currency swap contracts and foreign currency denominated options. The derivative financial instruments are subject to standard credit terms and conditions, financial control management and risk monitoring procedures.

        We operate internationally and are exposed to market risks related to foreign currency fluctuations. To mitigate these risks, we periodically use derivative financial instruments such as forward foreign exchange contracts. We do not, however, use such arrangements with respect to all possible risks from such fluctuations. There are no forward foreign currency exchange contracts or options outstanding at December 31, 2003.

Off Balance Sheet Transactions

        In October, November and December 2003, Teleglobe entered into four letters of credit arrangements of $0.7 million in the aggregate.

Contractual Obligations

        The following table sets forth Teleglobe's known contractual obligations for the periods specified therein.

Contractual Obligations[1] [2] [3]	Total	1 - 2 Years	3 - 5 years	More than 5 Years
Operating lease obligations	$146,012	$54,639	$30,264	$61,109
Purchase obligations	13,087	13,087	—	—
Other long-term liabilities	2,456	480	720	1,256

Total	$161,555	$68,206	$30,984	$62,365

(1)
The contractual obligations do not include other contingent obligations including the Cerberus loan, payments related to unfavorable contracts, operation, restoration and maintenance, or O&M, and expenses associated with ownership of undersea cables. The majority of our O&M obligations are variable. While our future O&M expenses cannot be estimated precisely, annual O&M expenses under these contracts are anticipated to be approximately $22.0 million for 2004.

(2)
Holders of the Class A Preferred Stock are entitled to receive dividends, in cash, out of any of our assets legally available, prior and senior to any declaration or payment of a dividend on common shares. Upon certain conditions, the preferred stock holder is entitled to require the Class A Preferred Stock to be redeemed. Under the terms of the proposed merger, the preferred shares will be repurchased in connection with the Exchange, the Refinancing and the Cerberus loan.

(3)
In addition to these contractual agreements, we also have multi-year commitments to purchase termination of voice traffic from Bell Canada. Based on the current Canadian termination volumes, this commitment would be approximately $35 to $45 million through the contract period ending in 2007.

MANAGEMENT OF NEW TELEGLOBE FOLLOWING THE MERGER
AND OTHER INFORMATION

        The following table sets forth certain information regarding our directors, executive officers and other senior officers after giving effect to the consummation of the ITXC merger.

Name	Age	Titles
Gerald Porter Strong	59	President and CEO; Director
Richard Willett	34	Chief Financial Officer and Executive Vice President
Brian Fitzpatrick	41	Executive Vice-President—Sales[1]
Theodore M. Weitz	57	Vice-President and General Counsel
Tom I. Evslin	60	Chairman of the Board of Directors
Lenard B. Tessler	51	Director
Seth Plattus	42	Director
Michael M. Green	45	Director
Anthony Cassara	49	Director
James N. Chapman	41	Director
Leo J. Cyr	48	Director
Timothy F. Price	48	Director
Edward Greenberg	52	Director

1
Serves in this capacity for Teleglobe Canada ULC and Teleglobe America Inc., two of our primary operating subsidiaries.

        We have listed below biographical information for each person who is expected to be a director, executive officer, or key employee following the merger.

        Gerald Porter "Liam" Strong has been a Director, and the President and CEO of Teleglobe Canada ULC and Teleglobe America Inc. since May 30, 2003. Mr. Strong served as a director of ITXC from May 2002 until his resignation in May 2003. Mr. Strong served as a consultant to Cerberus with respect to the acquisition of Consolidated Old Teleglobe's core businesses from June 2002 until May 30, 2003 and became an employee of TLGB in anticipation of his current position in February 2003. From 1997 through mid-2001, he served as the President and CEO of MCI Worldcom International. In 2002, WorldCom, Inc. (d/b/a MCI) and certain of its direct and indirect U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code in the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining MCI Worldcom, he served as the Chief Executive Officer of Sears PLC from 1992 through 1997, as Marketing and Operations Director of British Airways from 1988 through 1991 and in various senior capacities with Reckitt & Colman from 1971 through 1988 and with Proctor & Gamble from 1967 through 1971.

        Richard Willett has been the Chief Financial Officer and Vice-President of Operations of Teleglobe Canada ULC and Teleglobe America Inc. since June 2003. Mr. Willett is also Secretary of Teleglobe Canada ULC and Assistant Secretary of Teleglobe America Inc. Mr. Willett served as a consultant to Cerberus with respect to the acquisition of Consolidated Old Teleglobe's core businesses, from October, 2002 until June, 2003. Mr. Willett served as Manager of Financial Planning and Analysis for GE ERC from June, 2002 to September 2002, as CFO for GE Superabrasives, Inc. from December 2000 to June 2002, as an Executive Audit Manager for various units of GE Capital Services from 1999 to 2000, as an Internal Auditor on GE's corporate internal audit staff from 1995 to 1999, and various engineering and product management roles in GE Plastics from 1991 to 1994.

        Brian Fitzpatrick has been the Executive Vice-President Sales of Teleglobe Canada ULC and Teleglobe America Inc. since November 24, 2003. Prior to joining Teleglobe Canada, Mr. Fitzpatrick served as President of the Carrier Services Division for Global Crossing from 1999 to 2002. From 1998 to 1999, Mr. Fitzpatrick served as President—North American Carrier Operations of Frontier Communications. Previously, he was Senior Vice President, International Sales and Marketing and President/Managing Director of Frontier UK, Ltd. from 1997 to 1998.

        Theodore M. Weitz has been the Vice-President, General Counsel and Secretary of ITXC since July 2001. From May 2000 to July 2001 he was Vice-President, General Counsel and Secretary of Tachion Networks, Inc., a privately held manufacturer of telecommunications equipment. Tachion filed for liquidation under Chapter 7 of the Bankruptcy Act on December 18, 2002. Prior to May 2000, he had been Vice-President, General Counsel and Secretary of Dialogic Corporation, a publicly held manufacturer of computer telephony hardware and software from January 1997 through its acquisition by Intel Corp. in July of 1999, and then continued at Intel as both General Counsel of its Dialogic subsidiary and Senior Counsel of Intel's Communications Products Group. Prior to 1996 he had been counsel at Lucent Technologies, Inc., and had earlier been with AT&T, Unix System Laboratories and Novell, as well as in the private practice of law.

        Tom I. Evslin, ITXC's founder, has been ITXC's Chairman of the Board, Chief Executive Officer and President since its inception in July 1997. From December 1994 until July 1997, Mr. Evslin was employed by AT&T, where he designed its Internet strategy and launched and ran its Internet service provider, AT&T WorldNet Service. From December 1991 until December 1994, he worked for Microsoft, where he last served as General Manager, Server Applications Division, from May 1993. From 1969 to 1991, he was Chairman and Chief Executive Officer of Solutions, Inc., a communications software development company. He is the Chairman of the Policy Committee and a member of the Board of the Voice On The Net Coalition.

        Lenard B. Tessler has been a director of Teleglobe since May 2003. Mr. Tessler is a Managing Director of Cerberus, which he joined in May 2001. Prior to joining Cerberus, he was a founding partner of TGV Partners, a private investment partnership formed in April 1990. Mr. Tessler served as Chairman of the Board of Empire Kosher Poultry from 1994 to 1997, after serving as its President and CEO from 1992 to 1994. Before founding TGV Partners, Mr. Tessler was founding partner of Levine, Tessler, Leichtman & Co., a leveraged buyout firm formed in 1987. Mr. Tessler serves as a member of the board of directors of Anchor Glass Container Corporation.

        Seth Plattus has been a director of Teleglobe since May 2003. Mr. Plattus is a Managing Director of Cerberus and has held that position for the last five years.

        Michael M. Green has been a director of Teleglobe since May 2003. Mr. Green is currently an advisor to Cerberus. From 2000 to 2003, he was the Managing Partner and CEO of TenX Capital, a private equity firm he founded in 1999.

        Anthony Cassara has been the President of Cassara Management Group, Inc. (CMG), a privately held telecommunications industry counseling practice he founded, since 2001. Mr. Cassara also served as President, Chief Executive Officer and Vice Chairman for Pangea Ltd., a privately held telecommunications carrier, from February 2001 to September 2001. Prior to founding CMG, Mr. Cassara was President of the Carrier Services division at Global Crossing from October 1999 to December 2000 and held the same position at Frontier Corporation from April 1996 to October 1999. In 2002, Global Crossing Ltd. and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code in the U.S. Bankruptcy Court for the Southern District of New York. Mr. Cassara served in various other positions at Frontier Corporation from June 1984 to October 1999.

        James N. Chapman is associated with Regiment Capital Advisors, LLC, which he joined in January 2003. Prior to joining Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies as well as hedge funds across a range of industries. Prior to establishing an independent consulting practice, Mr. Chapman worked for The Renco Group, Inc. from December 1996 to December 2001. Prior to joining Renco, Mr. Chapman was a founding principal of Fieldstone Private Capital Group in August 1990. Prior to joining Fieldstone, Mr. Chapman worked for Bankers Trust Company from July 1985 to August 1990, most recently in the BT Securities capital markets area. Mr. Chapman serves as a member of the board of directors of Anchor Glass Container Corporation, Coinmatch Corporation, Davel Communications, Inc. and Southwest Royalties, Inc.

        Leo J. Cyr is President and Chief Operating Officer and a director of Network Telephone Corp., a CLEC delivering local and long distance telephone, high speed Internet access, Web hosting and Web site design tools to businesses in the Southeastern U.S. Mr. Cyr joined Network Telephone in October 2003, and has more than 25 years of experience in telecommunications operations and management. Previously, Mr. Cyr served as president and chief operating officer for Clearwire Technologies, a start-up broadband wireless operator utilizing the MMDS/ITFS spectrum. Prior to this, Mr. Cyr served as president, chief operating officer and member of the board of directors of CapRock Communications, a regional telecommunications provider in the Southwest U.S., which was sold to McLeod Communications. Mr. Cyr has been a member of the board of directors of ITXC since August 2003.

        Timothy F. Price is managing member of Communications Advisory Group, LLC. Mr. Price is the former President and Chief Operating Officer of MCI Communications. In his 15-year history with MCI, Mr. Price held senior staff, line, field and headquarters positions. As President, Mr. Price was responsible for all of MCI's core communications businesses, including its units serving residential and business customers, domestically and globally, as well as network operations and information systems. Mr. Price serves on the boards of ICG and Anchor Glass Container Corporation and also serves on the advisory board of C&T Access Ventures. Mr. Price has served on the boards of MCI, SHL Systemhouse, the National Alliance of Business, the Woodruff Foundation and the Corporate 100 of the John F. Kennedy Center for the Performing Arts.

        Mr. Edward Greenberg has served in a variety of capacities at Morgan Stanley since February 1995 including as an Advisory Director and Managing Director. Previously, Mr. Greenberg was head of Edward M. Greenberg Associates, a telecommunications consulting firm. Prior to founding this firm, Mr. Greenberg was a Principal in Morgan Stanley's equity research department responsible for covering the telecommunications services industry. Mr. Greenberg is a member of the board of directors of Viatel.

        Officers who do not have an employment agreement with us serve at the discretion of our board of directors and hold office until their successors are elected and qualified or until their earlier resignation or removal. Our board of directors will, upon consummation of the merger, be increased to 11 members. At such time, one vacancy on the board of directors will exist to be filled by the board of directors in accordance with our bye-laws.

Board Composition

        Our board of directors currently consists of three directors. Upon consummation of the merger, New Teleglobe's board of directors will be comprised of 11 members and we will be divided into three classes: Class I, whose term will expire at the annual meeting of shareholders to be held in 2005; Class II, whose term will expire at the annual meeting of shareholders to be held in 2006; and Class III, whose term will expire at the annual meeting of shareholders to be held in 2007. The initial Class I directors will be Messrs. Cassara, Evslin, Price and the individual that is appointed to fill the vacancy, the initial Class II directors will be Messrs. Strong, Green, Greenberg and Cyr, and the initial Class III directors will be Messrs. Plattus, Tessler and Chapman. At each annual meeting of the shareholders beginning in 2005, the successors to the class of directors whose terms expired will be elected to serve three-year terms. If the number of directors on our board increases, the newly created directorships will be distributed among the three classes so that each class will, as nearly as possible, consist of one-third of the directors. The classification of our board of directors may delay or prevent changes in our control or management. Our directors may be removed either with or without cause at any meeting of our shareholders by a majority vote of those shareholders represented and entitled to vote at such meeting.

Board Committees

        New Teleglobe's board of directors will establish an audit committee and a compensation committee concurrently with the Effective Time of the merger. The audit committee will consist of Messrs. Chapman, Cassara and Cyr. We do not currently anticipate creating a nominating committee. The audit committee will meet periodically with management and New Teleglobe's independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also will:

  •
  appoint (subject to shareholder approval) independent accountants to audit New Teleglobe's financial statements and perform services related to the audit;

  •
  review the scope and results of the audit with the independent accountants;

  •
  review with management and the independent accountants New Teleglobe's annual operating results;

  •
  consider the adequacy of the internal accounting control procedures; and

  •
  consider the independence of New Teleglobe's accountants.

        The compensation committee will consist of Messrs. Tessler, Plattus and Green. The compensation committee will determine the salary and incentive compensation of New Teleglobe's officers and provide recommendations for the salaries and incentive compensation of New Teleglobe's other employees. The compensation committee will also administer New Teleglobe's stock option plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with New Teleglobe's compensation and incentive plans.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee will have been an officer or employee of Teleglobe or New Teleglobe at any time. None of New Teleglobe's executive officers will serve as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of New Teleglobe's board of directors, nor has such a relationship existed in the past.

Director Compensation

        We compensate certain of our outside board members for their participation on our board of directors. New Teleglobe has agreed to pay Mr. Evslin $125,000 per year as compensation for his duties to be performed as Chairman of the New Teleglobe board of directors. New Teleglobe has also advised Mr. Evslin that there will be an option component to his compensation although the specifics of that arrangement have not yet been determined.

Executive Compensation

  Summary Compensation Table

        The following table sets forth summary information concerning the compensation we paid during the fiscal year ended December 31, 2003 to our chief executive officer and each of our other four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2003 and whose compensation exceeded $100,000 for fiscal year 2003 and an additional individual who would have been such an executive officer but for the fact he was recently hired to serve in such capacity. We refer to these individuals as our named executive officers.

	for Fiscal Year 2003(1)
					Long-Term Compensation
	Annual Compensation
Name and Principal Position					Securities Underlying Options/SARs (#)	All Other Compensation
	Salary ($)		Bonus ($)
Gerald Porter Strong CEO and President(2)	$720,000	(8)	$72,000	(9)	—	$439,095	(10)
Richard Willett Chief Financial Officer and Vice President of Operations(3)	$275,000	(11)	$117,500	(12)	—	$168,381	(13)
Daniel Bergeron Vice-President—Finance(4)	$170,000		$203,816	(14)	—	—
Serge Fortin Chief Operating Officer(5)	$373,767		$555,078	(15)	—	$55,971	(16)
Brian Fitzpatrick Executive Vice President—Sales(6)	$34,615	(17)	—		—	—
Michel Guyot Vice President, International Sales(7)	$147,724		$91,007	(18)	—	102,144	(19)

(1)
Lenard Tessler has served as Chairman of Teleglobe and Seth Plattus has served as Deputy Chairman of Teleglobe since January 2003. Neither Mr. Tessler nor Mr. Plattus were compensated for their duties as Chairman and Deputy Chairman of Teleglobe, respectively.

(2)
Mr. Strong became CEO and President of New Teleglobe on February 3, 2004. Mr. Strong received compensation in his capacity as CEO of Teleglobe Canada ULC, Teleglobe GBRM ULC and Teleglobe Spain Communications SL and as President, CEO and Secretary of TLGB Puerto Rico, Inc.

(3)
Mr. Willett became Chief Financial Officer of New Teleglobe on February 3, 2004. Mr. Willett received compensation in his capacity as CFO and Vice-President of Operations and Assistant Secretary of Teleglobe America, CFO, Vice-President of Operations and Secretary of Teleglobe Canada ULC and Teleglobe GBRM ULC, and CFO, Vice-President of Operations and Secretary of Teleglobe International Limited and as CFO, Vice-President of Operations and Assistant Secretary of TLGB Puerto Rico, Inc.

(4)
Mr. Bergeron received compensation in his capacity as Vice-President of Finance of Teleglobe America, Teleglobe Canada ULC, Teleglobe GBRM ULC and TLGB Puerto Rico, Inc.

(5)
Mr. Fortin received compensation in his capacity as Chief Operating Officer of Teleglobe America, Teleglobe Canada ULC, Teleglobe Spain Communications SL, Teleglobe International Hong Kong Ltd and Teleglobe International Australia Pty Limited.

(6)
Mr. Fitzpatrick became employed by Teleglobe America on November 24, 2003 as Executive Vice President of Sales.

(7)
Mr. Guyot received compensation in his capacity as Vice President of International Sales of Teleglobe Canada ULC.

(8)
The Strong Partnership Ltd. (of which Mr. Strong served as President) acted as a consultant to Cerberus during 2003 from January 1 through February 2 and received consulting fees for such period equal to $60,000 (which is included above in salary).

(9)
Represents 2002 bonus paid to the Strong Partnership Ltd. by Cerberus in 2003.

(10)
Represents tax equalization payment, payment made in lieu of participation in pension plan (including gross-up for taxes) and a relocation allowance of $200,000 paid in May 2003.

(11)
Mr. Willett acted as a consultant to Cerberus and to Teleglobe during 2003 and received consulting fees for such period equal to $114,583 (which is included above in salary).

(12)
Represents 2002 bonus paid to Mr. Willett as a consultant in 2003.

(13)
Represents tax equalization payment, payment made in lieu of participation in pension plan (including gross-up for taxes) and payment made to cover part of Mr. Willett's loss in connection with the sale of his home in Ohio.

(14)
Represents retention bonus scheduled to be paid January 1, 2004 but actually paid on December 31, 2003 and 2002 bonus paid in February of 2003. It is anticipated that the 2003 performance bonus, if any, will be determined in February 2004.

(15)
Represents 2002 bonus paid in February of 2003.

(16)
Represents perquisites given to Mr. Fortin.

(17)
Represents Mr. Fitzpatrick's salary received in 2003 based on an annual salary of $300,000.

(18)
Represents retention bonus scheduled to be paid January 1, 2004 but actually paid on December 31, 2003 and 2002 bonus paid in February 2003.

(19)
Represents sales commissions for the first nine months of 2003.

  Option grants during Fiscal Year 2003

        We have not granted any option to our named executive officers during the fiscal year ended December 31, 2003.

Employment Agreements

Teleglobe Employees

  Mr. Strong

        Mr. Strong has entered into employment agreements with each of New Teleglobe and Teleglobe Canada ULC.

  New Teleglobe Employment Agreement

        Mr. Strong shall be designated the CEO of New Teleglobe until December 31, 2005, but beginning on that expiration date, the employment term will automatically extend for one-year periods unless either party provides a non-renewal notice 30 days prior to the expiration of the term, or unless the agreement is terminated at any time as discussed below. In his capacity as CEO, Mr. Strong will be paid an aggregate annual base salary of CDN $77,815. Mr. Strong's duties shall include, but will not be limited to the following (subject to the determinations of the board of directors):

  •
  Approval of New Teleglobe's medium and long-term business plans,

  •
  Approval of New Teleglobe's financial statements and filings submitted to the SEC,

  •
  Approval of New Teleglobe's budget,

  •
  Annual review of New Teleglobe's dividend policy,

  •
  Review and approval of New Teleglobe's employment agreements, compensation plans, performance criteria and equity compensation provided to senior management,

  •
  Review of performance of New Teleglobe's senior management,

  •
  Approval of major capital expenditure plans,

  •
  Approval of material contracts involving Teleglobe or New Teleglobe,

  •
  Ensuring the execution of resolutions adopted at New Teleglobe shareholder meetings,

  •
  Approval of significant corporate matters, including, but not limited to, acquisitions;

  •
  Approval of major financing arrangements,

  •
  Management of New Teleglobe shareholder meetings and similar meetings and assist in the preparation of documentation of such meetings (with related reports), and

  •
  Communicate with New Teleglobe's Audit Committee on various matters.

New Teleglobe will cause to be prepared and filed, at its own expense, any federal, provincial, state and local income tax return required to be filed by Mr. Strong, and, to the extent that the amount of income tax due and payable for any taxable period on Mr. Strong's compensation as set forth in the agreement exceeds the amount of income tax that would have been due and payable on his compensation had he been paid as a citizen and resident of the UK for services performed in the UK, Mr. Strong will be paid an additional cash payment equal to the excess amount of such income tax.

        During the term of the agreement, for any period in which Mr. Strong is receiving payment for termination, and six (6) months following the expiration of his employment term, Mr. Strong will be subject to customary non-competition and non-solicitation (employees and customers) provisions.

        If Mr. Strong's employment is terminated for other than cause-related reasons (at any time without notice, as described in his employment agreement) or by Mr. Strong for good reason related reasons (upon thirty (30) days prior written notice, as described in his employment agreement), Mr. Strong will be entitled to:

  •
  monthly installments of base salary for the lesser of the remaining term of his agreement or twelve months from the date of termination, and

  •
  any tax equalization amount as described above.

  Teleglobe Canada ULC Employment Agreement

        The terms of Mr. Strong's Teleglobe Canada ULC employment agreement are substantially the same as Mr. Strong's New Teleglobe employment agreement except for the differences noted hereunder. Mr. Strong's duties will be consistent with the position of CEO and will perform executive duties as may be assigned to him from time to time by the Board of Directors. Mr. Strong shall receive an annual base salary of CDN $1,042,721. Mr. Strong will be eligible for an annual bonus under a bonus plan or program. If appropriate performance targets are achieved, the bonus amount for

Mr. Strong will be up to 100% of his annual base salary. Teleglobe Canada ULC will also reimburse Mr. Strong for reasonable expenses of entertainment and travel, one business class plane ticket per month from Montreal to England for Mr. Strong and his wife, an apartment in Montreal (up to a maximum of CDN $5,000 per month), and will provide the use of an apartment in New York, New York. Mr. Strong will be eligible to participate in benefit programs that are in effect for senior executives. If Mr. Strong's employment is terminated for other than cause related reasons, or by Mr. Strong for good reason related reasons, Mr. Strong, in addition to the payments based on the provisions described above for in the New Teleglobe agreement, will be entitled to receive a pro rata share of his annual bonus for the year of termination.

  Mr. Willett

        Mr. Willett has entered into employment agreements with each of New Teleglobe and Teleglobe Canada ULC. Separately, on or about April 23, 2004 Mr. Willett received a bonus from Teleglobe in the amount of $125,000.

  New Teleglobe Employment Agreement

        Mr. Willett shall be designated the CFO of New Teleglobe until February 2, 2006 but beginning on that expiration date, the employment term will automatically extend for one-year periods unless either party provides a non-renewal notice thirty (30) days prior to the expiration of the term, or unless the agreement is terminated at any time as discussed below. In his capacity as CFO, Mr. Willett will be paid an aggregate annual base salary of CDN $77,815. Mr. Willett's duties shall include, but will not be limited to the following (subject to the determinations of the board of directors):

  •
  Approval of New Teleglobe's medium and long-term business plans,

  •
  Approval of New Teleglobe's financial statements and filings submitted to the SEC,

  •
  Approval of New Teleglobe's budget,

  •
  Annual review of New Teleglobe's dividend policy,

  •
  Review and approval of New Teleglobe's employment agreements, compensation plans, performance criteria and equity compensation provided to senior management,

  •
  Review of performance of New Teleglobe's senior management,

  •
  Approval of major capital expenditure plans,

  •
  Approval of material contracts involving Teleglobe or New Teleglobe,

  •
  Ensuring the execution of resolutions adopted at New Teleglobe shareholder meetings,

  •
  Approval of significant corporate matters, including, but not limited to, acquisitions,

  •
  Approval of major financing arrangements,

  •
  Management of New Teleglobe shareholder meetings and similar meetings and assist in the preparation of documentation of such meetings (with related reports), and

  •
  Communicate with New Teleglobe's Audit Committee on various matters.

New Teleglobe will cause to be prepared and filed, at its own expense, any federal, provincial, state and local income tax return required to be filed by Mr. Willett, and, to the extent that the amount of income tax due and payable for any taxable period on Mr. Willett's compensation as set forth in the agreement exceeds the amount of income tax that would have been due and payable on his compensation had he been paid as a citizen and resident of Ohio, Mr. Willett will be paid an additional cash payment equal to the excess amount of such income tax.

        During the term of the agreement, for any period in which Mr. Willett is receiving payment for termination, and six (6) months following the expiration of his employment term, Mr. Willett will be subject to customary non-competition and non-solicitation (employees and customers) provisions.

        If Mr. Willett's employment is terminated for other than cause related reasons (at any time without notice, as described in his employment agreement) or by Mr. Willett for good reason related reasons (upon thirty (30) days prior written notice, as described in his employment agreement), Mr. Willett will be entitled to:

  •
  monthly installments of base salary for the lesser of the remaining term of his agreement or twelve months from the date of termination, and

  •
  any tax equalization amount as described above.

  Teleglobe Canada ULC Employment Agreement

        The terms of Mr. Willett's Teleglobe Canada ULC employment agreement are substantially the same as Mr. Willett's New Teleglobe employment agreement except for the differences noted hereunder. Mr. Willett shall be designated the CFO of New Teleglobe until February 2, 2006, and the term shall be extended for additional one year periods as provided above. Mr. Willett's duties will be consistent with the position of CFO and will perform executive duties as may be assigned to him from time to time by the CEO. Mr. Willett shall receive an annual base salary of CDN $350,167.50. Mr. Willett will be eligible for an annual bonus under a bonus plan or program. If appropriate performance targets are achieved, the bonus amount for Mr. Willett will be up to 300% of his annual base salary. Teleglobe Canada ULC will also reimburse Mr. Willett for reasonable expenses of entertainment and travel. Mr. Willett will be eligible to participate in benefit programs that are in effect for senior executives. If Mr. Willett's employment is terminated for other than cause related reasons, or by Mr. Willett for good reason related reasons, Mr. Willett, in addition to the payments based on the provisions described above for the New Teleglobe agreement, will be entitled to receive a pro rata share of his annual bonus for the year of termination.

  Mr Fitzpatrick

        Mr. Fitzpatrick is subject to a letter agreement which designates him as Executive Vice President of Sales for Teleglobe America. The letter agreement does not contain a definite term of employment. In his capacity as Executive Vice President of Sales, Mr. Fitzpatrick will be paid an annual base salary of $300,000. Mr. Fitzpatrick will be eligible for an annual bonus. If appropriate performance targets are achieved, Mr. Fitzpatrick will receive 150.0% of his annual base salary (up to a maximum of 200.0% of base salary). For 2004, Mr. Fitzpatrick will receive a guaranteed bonus of $100,000 (50.0% paid in June and 50.0% paid in December). In the event that Mr. Fitzpatrick becomes a resident for tax purposes in Canada and has income tax due on salary and bonus which exceeds the tax amount that would have been due had such compensation been paid to Mr. Fitzpatrick as a resident of New York, he will receive an additional cash payment in an amount equal to the amount of tax incurred by Mr. Fitzpatrick as a Canadian taxpayer in excess of the amount as a New York taxpayer. The letter agreement also provides that upon the effective time of the merger, Mr. Fitzpatrick will be granted options to purchase 3,600 shares of Teleglobe common shares at a purchase price equal to the fair market value of the shares at the time of the grant. If favorable tax treatment for the options is not feasible, Mr. Fitzpatrick's maximum bonus will be increased to 250.0% of base salary. As an alternative to granting options for Teleglobe common shares, the letter agreement provides that it may be determined that Mr. Fitzpatrick will be granted options in New Teleglobe. In the event that the value of New Teleglobe on the grant date of options is greater than $536 million, Mr. Fitzpatrick would be granted an additional 0.10% of the fully diluted common shares of New Teleglobe on the grant date and another 0.10% in the event that the value of New Teleglobe is greater than $777.2 million (for values between $536 million and $777.2 million, the option for the number of shares would be prorated). Upon the effective time of the merger, New Teleglobe shall grant Mr. Fitzpatrick options for 0.20% of the fully diluted New Teleglobe common shares on the grant date.

        Every year from 2005-2007, subject to Mr. Fitzpatrick's performance, he will receive a further option to purchase New Teleglobe common shares representing a minimum of 0.10% of the fully diluted common shares of New Teleglobe.

        Mr. Fitzpatrick will be eligible to participate in benefit programs, including 401(k) retirement plan (with a match of 100% of Mr. Fitzpatrick's first 4% of base salary) and health and welfare plans. Mr. Fitzpatrick will also receive payment for reasonable travel and hotel expenses for his time spent in Montreal.

        If Mr. Fitzpatrick is terminated by us without cause or if he terminates his employment for good reason (each as defined in the letter agreement), he will be entitled to 12 months of base salary and 50.0% of target bonus, payable in a lump sum.

ITXC Employees

        ITXC has entered into employment agreements with certain of its current executive officers—Eric Weiss, Theodore Weitz, Steve Ott and John Landau—which will extend for a term ending one year after the effective date of a change in control event, assuming that the change in control event occurs prior to July 1, 2004. Consummation of the proposed merger would constitute such a change in control event. The agreements assure each such executive of severance if after, or in anticipation of, the consummation of a change in control event, any of the following were to occur:

  •
  the executive's employment is terminated without cause;

  •
  the executive is demoted or there is a material diminution in the executive's responsibilities or authority;

  •
  the executive is required to relocate more than 50 miles from his current place of employment;

  •
  the executive's base compensation or total target compensation is reduced; or

  •
  there is a material breach by ITXC of the executive's employment agreement.

        For the executive officers other than Mr. Ott, the severance benefit will consist primarily of payment of the executive's salary through the remainder of the term, subject to offset in certain circumstances, and payment of certain guaranteed bonuses for up to two fiscal quarters. Since Mr. Ott is compensated in part on a commission basis due to his role in sales, Mr. Ott's severance is expressed in part in terms of guaranteed sales incentive payments. Under ITXC's Stock Incentive Plan, these executives' stock options will vest upon an involuntary termination of employment, other than for cause, within 12 months following consummation of the merger and will remain exercisable for a period of one year after such termination. The employment agreements provide that if the merger is consummated prior to July 1, 2004, these executives' options will remain exercisable after such involuntary termination until the second anniversary of the effective time of the merger.

        ITXC also entered into an employment agreement with Edward Jordan, its former chief financial officer, who resigned on January 1, 2004 but who has remained on the ITXC Board. While Mr. Jordan will no longer be entitled to receive any severance payments pursuant to his employment agreement, that agreement provides that his stock options became fully exercisable concurrent with his resignation. Such options will remain exercisable until July 1, 2005, provided that, if the merger occurs prior to July 1, 2004, Mr. Jordan's options will remain exercisable until the second anniversary of the effective time of the merger.

        Anthony Servidio replaced Edward Jordan as ITXC's CFO. If the merger is consummated, Mr. Servidio will not be the CFO of the combined company, but expects to remain in a transition role for approximately nine months after the closing. If Mr. Servidio remains with the combined company for such nine month period or his employment is terminated without cause during that period, he will receive severance plus a bonus of up to 50% of his base pay after January 1, 2004. If the merger is not consummated and Mr. Servidio remains employed by ITXC until July, 2005 or is terminated without cause prior to that date, he will be entitled to the bonus but not the severance.

2004 Equity Plan

        The Teleglobe International Holdings Ltd 2004 Equity Incentive Plan is designed to motivate and retain individuals who are responsible for the attainment of New Teleglobe's primary long-term performance goals and covers employees, directors and consultants of New Teleglobe and its subsidiaries. The plan provides for the grant of nonqualified stock options, incentive stock options, restricted stock for common shares of New Teleglobe and restricted units for shares or cash to participants of the plan selected by the board of New Teleglobe or a committee of the board in its capacity as Administrator. 2,334,125 common shares of New Teleglobe will be reserved under the plan. The terms and conditions of awards are determined by the Administrator for each grant and are to be evidenced in an award agreement.

        Upon a "Liquidity Event," all unvested awards will become immediately exercisable and the Administrator may determine the treatment of all vested awards at the time of the Liquidity Event. A "Liquidity Event" is defined as an event in which:

  •
  any person who is not an affiliate of New Teleglobe becomes the beneficial owner, directly or indirectly, of 50.0% or more of the combined voting power of the then issued and outstanding securities of New Teleglobe,

  •
  the sale, transfer or other disposition of all or substantially all of the business and assets of New Teleglobe, whether by sale of assets, merger or otherwise or

  •
  New Teleglobe's dissolution and liquidation.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of New Teleglobe's capital stock immediately prior to consummation of the merger, after giving effect to the Exchange by:

  •
  each shareholder known to us to be a beneficial owner of more than 5.0% of any class of voting shares of capital stock;

  •
  each of our directors who owns any such shares;

  •
  each of our named executive officers who owns any such shares; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common shares held by that person that are exercisable as of the consummation of the merger, after giving effect to the Exchange or exercisable within 60 days thereof are deemed outstanding. Except as indicated in the footnotes to the table set forth below, we believe that each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors and principal shareholders. Immediately prior to consummation of the merger, after giving effect to the Exchange there will be 100,000,000 shares of capital stock authorized, of which 28,106,757 common shares will be issued and outstanding.

        Unless otherwise noted, the address for each shareholder below is: c/o Teleglobe International Holdings Ltd, P.O. Box HM 1154, 10 Queen Street, Hamilton HM EX, Bermuda.

Name and Address	Number Shares	Common Percent of Class After Offering
Teleglobe Bermuda Holdings Ltd(1)(2)	25,745,789	66.2%
Gerald Porter Strong	1,096,163	2.8%
Richard Willett	674,562	1.7%
Officers and Directors as a group (13 people)	1,770,725	4.5%

(1)
Teleglobe, which was renamed Teleglobe Bermuda Holdings Ltd on April 19, 2004, will own 25,745,789 of the issued and outstanding shares of New Teleglobe. TLGB is the majority shareholder of Teleglobe. Teleglobe Holdings LLC, a Delaware limited liability company, or Teleglobe Holdings, is currently the managing member of TLGB and the owner of a 93% interest in TLGB. Prior to the merger Teleglobe Holdings will be liquidated and its assets distributed to its members, which are various private investment funds which are referred to as the "Funds". As a result, the Funds will become direct owners of TLGB. Stephen Feinberg is the investment manager for such Funds. Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of New Teleglobe which may be deemed to be beneficially owned by Teleglobe, TLGB and the Funds. Thus, pursuant to Rule 13d-3 under the Exchange Act, Stephen Feinberg is deemed to beneficially own all such securities of New Teleglobe held by TLGB.

(2)
TTL TLGB, LLC, an affiliate of Tenx Capital Management L.P., owns a 7% interest in TLGB.

CERTAIN TRANSACTIONS

Share Purchase Agreements

        TLGB granted the right to purchase, in the aggregate, 2,360,968 Teleglobe common shares (as adjusted for Teleglobe's recent stock split (by bonus issue of shares)) at a price equal to that paid by TLGB, on May 31, 2003 to seven members of Teleglobe management. In connection with these rights, which were granted during the period ended September 30, 2003, share purchase agreements, each dated October 1, 2003, were entered into by seven Teleglobe management members. The total consideration paid for these shares was approximately $420,000. Teleglobe had provided temporary funding to six of the seven management members through recourse notes, collateralized by the stock, bearing interest at 5.0% with a term of one year. The recourse notes include a provision which requires the prepayment of any outstanding balance from bonuses paid by Teleglobe that the six management members may receive.

        Pursuant to the share purchase agreements, each of the purchasers of the Teleglobe common shares entered into a Shareholders' Agreement dated as of October 1, 2003. The provisions contained in the Share Purchase Agreements concerning the repurchase rights of Teleglobe with respect to the purchaser's common shares were superceded by the terms of the Repurchase Agreements described below.

  Repurchase Agreements

        New Teleglobe and Messrs. Willett, Fortin, Bergeron, Alexandre, Gratton and Guyot entered into a repurchase agreement dated as of March 26, 2004 and effective upon the consummation of the merger, whereby at any time within six months after the termination of employment of one of the New Teleglobe management members party to the Repurchase Agreement for cause or by resignation without good reason, New Teleglobe has the right, but not the obligation, to purchase from the terminated management member, any or all of the shares purchased by such management member for the purchase price per share paid by such management member (adjusted for stock splits, stock dividends, combination or reclassification of shares or other similar events).

        New Teleglobe's right to repurchase any or all of the shares purchased by the management members party to the Repurchase Agreement terminates at the earlier of (i) December 31, 2007, (ii) the date upon which Cerberus or its affiliated companies no longer holds more than 50% of the voting power of New Teleglobe, or (iii) the termination of the employment of such management member with New Teleglobe or any of its affiliates by reason of (x) disability, (y) resignation with good reason or (z) termination without cause, subject to certain adjustments to the time period to exercise such repurchase rights.

        Prior to the expiration of the applicable six-month period or any applicable extension period, management members party to the Repurchase Agreement may only sell, dispose of or otherwise transfer any shares owned by such management member with the consent of New Teleglobe, and, to the extent such consent is received, in compliance with the other restrictions contained in the Shareholders' Agreement.

        New Teleglobe also entered into a repurchase agreement with Mr. Strong dated as of March 26, 2004 and effective upon the consummation of the merger. The Strong Repurchase Agreement contains similar terms as the Repurchase Agreement but additionally provides that, if requested by New Teleglobe or any of its affiliates prior to December 31, 2006, Mr. Strong shall continue to serve as a member of New Teleglobe's or any of its affiliates' Board of Directors or as a member of an advisory board of New Teleglobe or any of its affiliates, or, if New Teleglobe or any of its affiliates does not so request, New Teleglobe or any of its affiliates shall otherwise employ Mr. Strong to provide such services to New Teleglobe or any of its affiliates through December 31, 2006 on terms to be mutually agreed upon by Mr. Strong and New Teleglobe or any of its affiliates. In such case, New Teleglobe's right to repurchase shares pursuant to the Strong Repurchase Agreement may not occur prior to December 31, 2006, unless Mr. Strong voluntarily terminates his membership on the Board of Directors or advisory board or voluntarily terminates his services to New Teleglobe or any of its affiliates. Furthermore, the Strong Repurchase Agreement provides that a change in Mr. Strong's position, authority, duties or responsibilities in connection with a management succession plan approved by the Board of Directors of New Teleglobe or any of its affiliates shall not constitute good reason.

Secured Promissory Note

        In connection with the purchase of Teleglobe common shares by certain Teleglobe management members from TLGB, on October 1, 2003 Messrs. Strong, Willett, Fortin and Bergeron, as well as Messrs. Gratton and Guyot, each issued a full recourse collateralized promissory note to Teleglobe Canada ULC for the full amount of each person's respective purchase price.

        Collateral security for each note is all of the Teleglobe common shares owned by each respective issuer of the notes. The interest on the notes accrues annually and is paid at 5% per annum. The principal and interest of the notes is due and payable on the first anniversary of the note, provided, that, the principal and interest shall become immediately due and payable upon the effectiveness of a registration statement by Teleglobe. The outstanding principal of each note and all accrued but unpaid interest shall be prepaid by the issuer of each respective note in an amount equal to 100% of any bonus compensation payments such person may receive from Teleglobe or any of its affiliates. The notes were fully repaid by February 6, 2004.

Teleglobe Shareholders' Agreement

        Teleglobe, TLGB and certain directors and officers of Teleglobe, or the other shareholders, entered into a shareholders agreement, which we refer to as the Shareholders Agreement, dated as of October 1, 2003, as amended, that governs the sale and transfer of shares of Teleglobe's capital stock and which sets forth certain registration rights granted to the parties thereunder. The Shareholders Agreement generally terminates upon:

  •
  the sale of all or substantially all of the assets or business of Teleglobe by merger, sale of assets or otherwise unless the holders of shares of capital stock of Teleglobe immediately prior thereto shall, immediately thereafter, hold as a group the right to cast at least a majority of votes of all holders of voting securities of the resulting or surviving corporation or entity on any matter on which any such holder of voting securities shall be entitled to vote; or

  •
  with respect to each Teleglobe shareholder, at such time such Teleglobe shareholder no longer holds, or is deemed to hold, any shares of Teleglobe.

        Provisions within the Shareholders Agreement relating to rights of first refusal, co-sale rights, and drag-along rights, which are described below, terminate upon the consummation of an initial public offering of Teleglobe, which does not, in most cases, include the issuance of shares pursuant to this registration statement.

  Transfer Restrictions

        If another shareholder who is a party to the Shareholders Agreement wishes to sell, assign, transfer, or otherwise dispose of any or all of his common shares to a third party who makes a cash purchase offer to such shareholder, such other shareholder must first offer to sell the shares to TLGB for the same price and on the same terms and conditions as those of the proposed sale to the third party.

        If TLGB wishes to sell, assign, transfer or otherwise dispose of such number of common shares in an amount that after such transfer it will own less than 51.0% of Teleglobe's issued and outstanding common shares pursuant to a third party offer, it must first offer the other shareholders who are parties to the Shareholders Agreement an opportunity to participate in that sale on the same terms and conditions as TLGB, on a pro rata basis.

        In the event TLGB proposes to sell, assign, market or otherwise dispose of at least a majority of the issued and outstanding Teleglobe common shares it may require the other shareholders who are parties to the Shareholders Agreement to participate in that sale in the same manner and on the same terms and conditions as TLGB.

  Information Rights

        So long as TLGB holds at least 5.0% of the issued and outstanding Teleglobe common shares, Teleglobe is required to furnish to TLGB certain financial and other information including monthly, quarterly and annual financial statements.

  Registration Rights

        According to the terms of the Shareholders Agreement, certain holders of Teleglobe common shares have rights to require registration of such shares at any time after the earlier of:

  •
  a Teleglobe initial public offering; or

  •
  the first anniversary of the Shareholders Agreement (or October 1, 2004).

        TLGB may request that Teleglobe register all or any portion of its common shares of Teleglobe under the Securities Act if the aggregate offering price net of underwriting discounts and commissions is at least U.S.$10.0 million.

        The registration of the New Teleglobe common shares issued pursuant to the merger under the portion of this document that forms the registration statement would be considered, for the purposes of the registration rights described above, an initial public offering.

Repayment of Loan

        In connection with the financing of Teleglobe's purchase of the Acquired Businesses, Teleglobe borrowed $25.0 million from TLGB at an annual interest rate of 15.0%. The loan was scheduled to mature on May 30, 2004, but it was repaid in full, with interest, on June 27, 2003.

Teleglobe Repurchase

        Teleglobe will repurchase all of the Teleglobe Preferred Shares, in the Preferred Repurchase Amount, held by affiliates of Cerberus, in exchange for an equal principal amount of the Interco Notes, held by Teleglobe. See "The Merger—Other Transactions."

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

ITXC

        ITXC common stock is listed on NASDAQ and traded under the symbol ITXC. The following table sets forth, for the calendar quarters indicated, the high and low reported prices per share of ITXC common stock on the NASDAQ reporting system.

Stock Price

Calendar Year	High	Low
2004
Second Quarter (as of April 26, 2004)	$3.30	$2.50
First Quarter	5.90	2.87
2003
Fourth Quarter	4.50	3.00
Third Quarter	4.86	2.65
Second Quarter	2.75	1.21
First Quarter	2.95	1.38
2002
Fourth Quarter	3.29	1.80
Third Quarter	5.70	2.03
Second Quarter	6.60	4.10
First Quarter	7.55	4.76

        There were approximately 175 owners of record of ITXC common stock as of March 31, 2004.

        On November 3, 2003, the last full trading day before the public announcement of the proposed merger, the high and low sale prices per share for ITXC common stock as reported on NASDAQ were $3.55 and $3.15, respectively. On April 26, 2004, the high and low sale prices per share for ITXC common stock as reported on NASDAQ were $3.03 and $2.69, respectively.

        ITXC has not paid any dividends on its common stock since inception and does not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the ITXC board of directors and will be dependent upon then existing conditions, including ITXC's financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors its board of directors deems relevant. ITXC is prohibited from paying or declaring any dividends while the merger agreement is in effect without the consent of Teleglobe. See "Item 5. Market for the Registrant's Common Equity and Related Stockholder Matters" contained in ITXC's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which report, as amended, is incorporated herein in its entirety, for further discussions of the factors or restrictions that may affect ITXC's ability to pay dividends on its common stock.

Teleglobe

        The capital stock of New Teleglobe is not publicly traded, and no market information relating to its capital stock is available. New Teleglobe has received approval, contingent upon its satisfaction of NASDAQ's minimum bid price requirement for initial listing, to have the common shares to be issued pursuant to the merger listed on NASDAQ under the symbol "TLGB."

        New Teleglobe has not paid any dividends on its common shares since inception and does not anticipate paying any such dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the New Teleglobe board of directors and will be dependent upon then existing conditions, including New Teleglobe's financial condition, results of operations, contractual restrictions, limitations of applicable law, capital requirements, business prospects, and other factors its board of directors deems relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 128 for further discussions of the factors or restrictions that may limit New Teleglobe's ability to pay dividends on its common shares.

DESCRIPTION OF NEW TELEGLOBE CAPITAL STOCK

        The following description of New Teleglobe's share capital summarizes certain provisions of its anticipated memorandum of association and bye-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of its memorandum of association and bye-laws, copies of which will be filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. Stockholders are urged to read the exhibits for a complete understanding of New Teleglobe's memorandum of association and bye-laws.

General

        New Teleglobe is incorporated under the laws of Bermuda as an exempted company. As an "exempted company", New Teleglobe may reside in Bermuda and carry on business from Bermuda in connection with transactions and activities which are external to Bermuda, but may not carry on and compete for business which is in Bermuda without a licence from the Minister of Finance. New Teleglobe is registered with the Registrar of Companies in Bermuda under registration number 34826. Its registered office is located at 2 Church Street, Hamilton, Bermuda. Its agent for service of process in the U.S. in connection with this offering is Teleglobe America Inc. at 1 Discovery Square, 4th floor 12010 Sunset Hills Road, Reston, Virginia 20190 (telephone 703-766-3100).

Share Capital

        New Teleglobe's authorized share capital after the merger will consist of 99,000,000 common shares, par value US$0.01 per share and 1.0 million undesignated shares par value US$0.01 per share. Upon completion of the merger, there will be approximately 38.9 million common shares issued and outstanding, approximately 1.9 million common shares issuable upon exercise of options and warrants granted as of Dec 31, 2003, and no other shares issued and outstanding. All of New Teleglobe's issued and outstanding common shares will be fully paid, and all of New Teleglobe's common shares to be issued in the merger will be issued fully paid.

        Pursuant to New Teleglobe's bye-laws, subject to any resolution of the shareholders to the contrary, New Teleglobe's board of directors is authorized to issue any authorized but unissued shares. There is no limitation on the right of non-Bermudians or non-residents of Bermuda to hold or vote New Teleglobe's shares.

Common Shares

        Holders of common shares will have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares will be entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by New Teleglobe's bye-laws, resolutions to be approved by holders of common shares will require approval by a simple majority of common shares entitled to vote and voting at a meeting at which a quorum is present.

        In the event of New Teleglobe's liquidation, dissolution or winding up, the holders of common shares will be entitled to share equally and ratably in New Teleglobe's assets, if any, remaining after the payment of all of New Teleglobe's debts and liabilities, subject to any liquidation preference on any class of other shares which may be outstanding at such time and which rank ahead of the common shares.

Undesignated Shares

        Pursuant to Bermuda law and New Teleglobe's bye-laws, the board of directors by resolution may establish one or more series of shares having such number of shares, preferred, qualified or special privileges and conditions and being subject to such restrictions as regards to dividends, return of capital, redemption, conversion into common shares, voting or otherwise, as may be fixed by the board without any further shareholder approval, provided that such provisions require the unanimous written consent or the affirmative approval given in a class meeting of holders of a majority of any issued class of preference shares for any amendments to the memorandum of association or bye-laws altering or abrogating any special rights of such shares, unless expressly otherwise authorised by the rights attached to or by the terms of issue of such shares.

Dividend Rights

        Under Bermuda law, a company's board of directors may declare and pay dividends or make distributions out of contributed surplus from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under New Teleglobe's bye-laws, each common share is entitled to dividends if, as and when dividends are declared by the board of directors. There are no restrictions on New Teleglobe's ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of New Teleglobe's common shares.

Variation of Rights

        New Teleglobe's bye-laws provide that the rights attaching to any class of shares, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of all of the issued shares of that class; or (ii) with the sanction of a resolution passed by a simple majority of the issued shares entitled to vote and voting at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. New Teleglobe's bye-laws specify that the creation or issue of shares ranking equally with or in priority to existing shares whether as to voting rights, dividends, or otherwise, does not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares.

Transfer of Shares

        New Teleglobe's board of directors may refuse to register the transfer of a share unless the transfer is in accordance with the bye-laws and the instrument of transfer is accompanied by the relevant share certificate, if any. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in such common form as the board may accept. The instrument of transfer must be signed by the transferor and, if registration as a holder of the share imposes a liability on the transferee, by the transferee.

Meetings of Shareholders

        Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10.0% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. New Teleglobe's bye-laws provide that the board of directors shall convene an annual general meeting and may convene a special general meeting. Under the bye-laws, a notice of meeting must be given not less than 30 days before an annual general meeting to each shareholder entitled to vote at such meeting, and not less than 10 days notice of a special general meeting must be given. The quorum required for a general meeting of shareholders will be two or more persons present in person and representing in person or by proxy in excess of 50.0% of New Teleglobe's issued voting shares.

Access to Books and Records and Dissemination of Information

        Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting and which are available at New Teleglobe's registered office. The register of members of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981 of Bermuda, as amended, or the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

        New Teleglobe's bye-laws provide that its board shall consist of between two and 11 directors, and the number of directors within such minimum and maximum limitations is fixed from time to time by a resolution adopted by a majority of the board then elected. Initially, the board of directors will consist of 10 directors, and one vacancy. See "Management of New Teleglobe Following the Merger and Other Information—Board Composition." The board will be divided into three classes that are, as nearly as possible, of equal number. Each class of directors will be elected for a three-year term of office, but the terms will be staggered so that the term of only one class of directors expires at each annual general meeting.

        Any shareholder wishing to nominate for election as a director someone who is not nominated by New Teleglobe's board of directors will be required to give notice of the intention to nominate the person for election. Such notice will be required to be given in accordance with the time limitations set out in New Teleglobe's bye-laws.

        A director is removable, with or without cause, by the affirmative vote of the holders of at least a majority of the shares entitled to vote and voting at a meeting convened for such purpose, provided notice is given to the director of the shareholders meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

        New Teleglobe's bye-laws provide that its business is to be managed and conducted by the board of directors. Bermuda law requires that directors be individuals. There is no requirement in New Teleglobe's bye-laws for a director to hold shares of New Teleglobe's share capital in order to be qualified to serve as a director.

        The remuneration of New Teleglobe's directors will be determined by its board of directors, and there is no requirement that a specified number or percentage of "independent" directors must approve any such determination. New Teleglobe's directors will also be reimbursed for all travel, accommodation and other expenses properly incurred by them in attending meetings of the board or any committee of the board or meetings of the shareholders or in connection with New Teleglobe's business. Proceedings of the board of directors need not take place in Bermuda. New Teleglobe has agreed to pay Mr. Evslin $125,000 per year as compensation for his duties to be performed as chairman of the New Teleglobe board of directors. New Teleglobe has also advised Mr. Evslin that there will be an option component to his compensation although the specifics of that arrangement have not yet been determined.

        Provided a director discloses a direct or indirect interest in any contract or arrangement with New Teleglobe as required by Bermuda law, such director will be entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting. Under Bermuda law, a director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) would not be permitted to borrow from New Teleglobe, unless shareholders holding 90% of the total voting rights have consented to the loan. However, subject to limited exceptions, the Sarbanes-Oxley Act of 2002 precludes New Teleglobe from making loans to its directors.

Amendment of Memorandum of Association and Bye-laws

        Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company's business objects may require the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. New Teleglobe's bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of the board of directors and by a resolution of the shareholders. If a proposed rescission, alteration or amendment varies the rights attached to a class of shares, the bye-law relating to a variation of class rights will be complied with.

        Under Bermuda law, the holders of an aggregate of not less than 20.0% in par value of the company's issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Future Business Combinations

        The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. Shareholder class approval is also required if the amalgamation agreement constitutes a variation of the rights attaching to that class of shares. The quorum for such meetings must be two persons holding or representing by proxy more than one-third of the issued shares of the company or the class. New Teleglobe's bye-laws provide that a merger or an amalgamation must be approved by a majority of the shares entitled to vote and voting at a general meeting of the shareholders at which the quorum shall be two persons representing more than 50% of the issued voting shares. Each share of an amalgamating company carries the right to vote in respect of an amalgamation whether or not it otherwise carries the right to vote. In general, the term "amalgamation" is synonymous with the terms "merger" and "consolidation."

Shareholder Suits

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a Bermuda company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Capitalization of Profits and Reserves

        Pursuant to New Teleglobe's bye-laws, the board of directors may capitalize any part of the amount of its reserve accounts or any amount credited to its profit and loss account or otherwise available for distribution by applying such sum in paying up (i) unissued shares to be allotted as fully paid bonus shares pro-rata to the shareholders; or (ii) in full partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution. New Teleglobe's bye-laws also permit the use of New Teleglobe's share premium account to pay up in full the capital of shares issued of the same class as the class to which the amount of share premium relates.

Registrar or Transfer Agent

        A register of holders of the New Teleglobe common shares will be maintained by Codan Services Limited in Bermuda, and a branch registrar will be maintained in the U.S. by Continental Stock Transfer & Trust Company, our transfer agent, who will serve as branch registrar and transfer agent.

Untraced Shareholders

        New Teleglobe's bye-laws provide that the board of directors may forfeit for New Teleglobe's benefit any dividend or bonuses which remain unclaimed for six years from the date of declaration.

Certain Provisions of Bermuda Law

        New Teleglobe has been designated by the BMA as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of New Teleglobe common shares.

        The BMA also has given its consent for the issue and free transferability of all of the shares of New Teleglobe to and between non-residents of Bermuda for exchange control purposes, provided a class of shares of New Teleglobe is listed on an appointed stock exchange, which includes NASDAQ. Approvals or permissions given by the BMA do not constitute a guarantee by the BMA as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the BMA shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this proxy statement/prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the BMA.

        This proxy statement/prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act. In accepting this proxy statement/prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this proxy statement/prospectus.

        In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, New Teleglobe will not be bound to investigate or see to the execution of any such trust. New Teleglobe will take no notice of any trust applicable to any of its shares, whether or not it has been notified of such trust.

COMPARISON OF STOCKHOLDER RIGHTS

        The rights of ITXC stockholders are currently governed by the DGCL, and its third restated certificate of incorporation and amended and restated by-laws. Upon completion of the merger, the rights of shareholders of New Teleglobe will be governed by the Companies Act, and the memorandum of association and bye-laws of New Teleglobe. The term "member" when used under the Companies Act and New Teleglobe's memorandum of association and bye-laws is used interchangeably with the term "shareholder" in this proxy statement/prospectus.

        The following description is a summary of the material differences between the rights of ITXC stockholders and New Teleglobe shareholders. We encourage you to read this summary carefully. This summary does not purport to be complete or to cover all of the respects in which Bermuda law may differ from the laws generally applicable to Delaware companies and ITXC stockholders and, while we believe that this summary is materially accurate, this summary is subject to the complete text of the relevant provisions of the Companies Act, the DGCL, New Teleglobe's memorandum of association and bye-laws and ITXC's third restated certificate of incorporation and amended and restated bylaws.

        Copies of New Teleglobe's memorandum of association and bye-laws and ITXC's third restated certificate of incorporation and amended and restated by-laws have been filed with the SEC and will be sent to stockholders of ITXC upon request. See "Where You Can Find More Information" on page 181.

Authorized Capital Stock

ITXC

  •
  400,000,000 shares of ITXC common stock; and

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  15,000,000 shares of ITXC preferred stock

New Teleglobe

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  New Teleglobe's authorized capital is US$1,000,000 consisting of 99,000,000 common shares, par value US$0.01 per share; and

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  1,000,000 undesignated shares, par value US$0.01 per share.

Size of board of directors

ITXC

ITXC's certificate of incorporation provides for a board of directors consisting of not fewer than three persons to be fixed from time to time by resolution adopted by the affirmative vote of the entire ITXC board of directors. ITXC currently has five directors.

New Teleglobe

New Teleglobe's bye-laws provide for a board of directors consisting of not more than 11 and not less than two directors and subject to these limitations the number of directors to hold office may be fixed from time to time by the board. The number of directors of New Teleglobe will be eleven upon the completion of the merger, with one vacancy. The size of the board of directors may be increased or decreased by the shareholders from time to time, provided that it must always consist of not less than two directors.

Classes of Directors

ITXC

ITXC's certificate of incorporation provides for its board of directors to be divided into three classes, of as equal size as practicable, with three-year terms.

New Teleglobe

The Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a Bermuda company. Such provisions may, however, be provided for in New Teleglobe's bye-laws. The bye-laws divide New Teleglobe's board of directors into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2005, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2006 and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2007, with each director to hold office until his or her successor is duly elected and appointed. Commencing with the 2005 annual meeting of shareholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until such person's successor is duly elected and appointed.

Filling Vacancies on the Board

ITXC

ITXC's certificate of incorporation provides that any vacancies on the ITXC board of directors shall only be filled by a majority of the directors then in office, even if there is less then a quorum, or by a sole remaining director. The ITXC certificate of incorporation provides that any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of the person's predecessor.

New Teleglobe

New Teleglobe's bye-laws provide that newly created directorships resulting from any increase in the number of directors and any vacancies on its board of directors resulting from death, resignation, disqualification, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of New Teleglobe's board. Any such director so appointed will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and appointed.

Removal of Directors

ITXC

Under the DGCL and ITXC's certificate of incorporation, directors may be removed only for cause and only by the affirmative vote of a majority of the outstanding shares of voting stockholders.

New Teleglobe

Under New Teleglobe's bye-laws, its shareholders are, at a special meeting called for that purpose, permitted to remove a director provided that such director must receive at least fourteen days notice of such meeting and is entitled to be heard thereat. At such a meeting, the New Teleglobe's bye-laws provide that a director may be removed by the affirmative vote of the holders of a majority of New Teleglobe's voting shares entitled to vote and voting on the question.

Quorums

ITXC

The holders of 50% of the issued and outstanding voting stock of ITXC present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders of ITXC except as otherwise provided by the DGCL or ITXC certificate of incorporation.

New Teleglobe

Two or more persons representing a majority of the shares of New Teleglobe entitled to vote at meetings of the New Teleglobe shareholders, present in person or represented by proxy, shall constitute a quorum at any such meeting of shareholders for the transaction of business, except as otherwise provided by the Companies Act.

Nomination of Directors for Election; Submission of Stockholder Proposal

ITXC

Under ITXC's bylaws, nominations for the ITXC board of directors and other proposals may be made by the ITXC board of directors or by any stockholder of record on the date of the giving of the notice described in the by-laws, who is entitled to vote at the meeting where election of directors will be held. Stockholder nominations must comply with the notice procedures described in ITXC's by-laws. These procedures require the stockholder's written notice to be received by ITXC:

  •
  for an annual meeting, not less than 90 days and no more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;

  •
  if the date of the annual meeting is more than 30 days before or more than 60 days after that anniversary date, then notice must be received no later than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made; and

  •
  for a special meeting called for the purpose of electing directors, no earlier than the 120th day prior to such special meeting and not later than the later of (x) the close of business on the 90th day prior to day such special meeting or (y) the close of business on the 10th day following the day public disclosure of the date of the special meeting was made.

New Teleglobe

Under New Teleglobe's bye-laws, New Teleglobe's board of directors are permitted to nominate candidates for appointment to such board at an annual general meeting of shareholders. Holders of New Teleglobe voting shares are permitted to nominate candidates for election to the New Teleglobe board and are permitted to bring other business before an annual general or special meeting of shareholders, on compliance with the notice procedures of New Teleglobe's bye-laws.

The notice procedures for such nominations or for presenting items of other business require that a holder of voting shares give timely written notice to New Teleglobe's secretary prior to the relevant meeting, in order to be in order for consideration at the meeting. To be timely for consideration at a general meeting of shareholders, such written notice must be received by New Teleglobe's secretary not later than the close of business on the 45th calendar day and no earlier than the 75th calendar day prior to the first anniversary of the preceding year's annual meeting, except that, if the date of the annual meeting is more than 90 calendar days before or more than 120 calendar days after such anniversary date, written notice must be received not earlier than the close of business on the 75th calendar day prior to the date of the annual meeting and not later than the close of business on the later of the 45th calendar day prior to such date or the 10th calendar day following the date on which public announcement of such date is first made by New Teleglobe.

The notice must include, among other things, information on the nominee required by the proxy rules of the SEC in the case of a director nomination, and a description of the stockholder proposal and the reasons for conducting the business desired to be brought before the meeting in the case of other business and information with respect to the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made in either case.

In the case of a special general meeting, a shareholder's notice must be received by New Teleglobe's secretary not later than the close of business on the earlier of the 7th calendar day following the day on which notice of the special general meeting was mailed and the date on which the special meeting is publicly announced by New Teleglobe.

A shareholders' notice proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must also contain the information required by New Teleglobe's bye-laws. If the chairman of a meeting determines that a nomination, or item of other business was not brought before a meeting pursuant to the notice procedure of the New Teleglobe bye-laws, such nomination will not be considered valid, and such business will not be presented at such meeting.

The Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders.

Transactions with Interested Stockholders

ITXC

Delaware law provides that, subject to certain exceptions, a corporation may not engage in any business combination with any "interested stockholder" (generally defined to mean any beneficial owner of more that 15% of the corporation's voting stock) for a three-year period following the time that stockholder becomes an interested stockholder unless the corporation's certificate of incorporation expressly provides, or its by-laws or certificate of incorporation are amended by the stockholders to provide, that the corporation is not governed by this provision of Delaware law, which is set forth at section 203 of the DGCL. ITXC is governed by section 203 of the DGCL.

New Teleglobe

New Teleglobe may enter into transactions, including business combinations, with its shareholders without obtaining prior approval from its board of directors or from its shareholders (other than approvals which would be required to effect such transactions generally). Examples of business combinations include asset sales and other transactions (other than amalgamations which require prior board approval) in which a shareholder receives or could receive a financial benefit that is greater than that received or to be received by other shareholders.

Under Bermuda law and New Teleglobe's bye-laws, a transaction entered into by New Teleglobe in which a director has an interest, will not be voidable, and the director will not be liable to New Teleglobe for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. New Teleglobe's bye-laws allow a director to be taken into account in determining if a quorum is present and to vote on the transaction, following a declaration of interest by the director, provided that the director is not disqualified from doing so by the chairman of the meeting.

Stockholder Action Without a Meeting

ITXC

ITXC's certificate of incorporation provides that no action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, and the power of stockholders to act by consent is specifically denied.

New Teleglobe

The Companies Act and New Teleglobe's bye-laws allow shareholder action by written consent, without prior notice and without a vote, if such consent is signed by the holders of all outstanding shares who would be entitled to vote at a meeting of the shareholders, with the exception of a resolution to remove an auditor or a director before the expiration of his or her term of office. Each holder of common shares is entitled to one vote in person, or by proxy, for each share registered in the name of such holder.

Calling Special Meetings of Stockholders

ITXC

ITXC's by-laws provide that a special meeting of stockholders may be called only by the President, or a majority of the board of directors. ITXC's by-laws do not give ITXC's stockholders the ability to call a special meeting of stockholders.

New Teleglobe

Special meetings of the shareholders, for any purpose or purposes, may be called by New Teleglobe's board of directors whenever it thinks fit and shall be called by New Teleglobe's board of directors on the requisition of shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of New Teleglobe as at the date of the deposit carries the right to vote at general meetings of New Teleglobe. Holders of voting shares of New Teleglobe are entitled to attend such meetings of the New Teleglobe shareholders and are entitled to vote at such meetings as described in this proxy statement/prospectus.

Notice of Stockholder Meetings

ITXC

ITXC's by-laws provide for written notice to stockholders of record not less than 10 and nor more than 60 days prior to an annual or special meeting. In addition, under the DGCL, notice of a meeting of stockholders where a merger or sale of substantially all assets is to be considered must be given to stockholders not less than 20 days prior to such meeting.

New Teleglobe

New Teleglobe's bye-laws provide for written notice to shareholders of record, in the case of an annual general meeting, not less than 30 days prior to the meeting and, in the case of a special general meeting, not less than 10 days prior to the meeting. New Teleglobe will cause a notice of any meeting of shareholders to be mailed to each holder of record of New Teleglobe's common shares. Each notice will contain (1) the date, place and time of the meeting, and (2) a description of any and all resolutions to be proposed for adoption at the meeting.

Stockholder Vote Required for Mergers

ITXC

Under Delaware law, a merger, consolidation, or sale of all or substantially all of a Delaware corporation's assets must be approved by the board of directors of the corporation and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation of the corporation, if: (1) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (2) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and (3) either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger, or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%. ITXC's certificate of incorporation does not deviate from Delaware law.

New Teleglobe

The Companies Act permits an amalgamation between two or more Bermuda companies (or between one or more Bermuda exempted companies and one or more foreign corporations); provided, that the amalgamation agreement is approved by the board of directors and by the holders of 75% of those shareholders voting at such a meeting (or such lesser percentage specified in the amalgamating companies' bye-laws). New Teleglobe's bye-laws permit an amalgamation with the approval of the board of directors together with a simple majority of the shareholders voting at a meeting, at which the quorum must be at least two persons holding or representing more than one-third of the issued shares of New Teleglobe. Shareholder class approval is also required if the amalgamation agreement constitutes a variation of the rights attaching to a class of New Teleglobe's shares. Each share of New Teleglobe carries the foregoing right to vote, whether or not it otherwise carries the right to vote.

Dividends

ITXC

Under Delaware law, a Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. ITXC's bylaws provide that the board of directors has full discretion to declare dividends, within these statutory limitations.

New Teleglobe

Under the Companies Act, the board of directors of New Teleglobe may not declare dividends out of funds available for that purpose or make distributions out of contributed surplus if there are reasonable grounds for believing: (i) that New Teleglobe is, or after such dividend or distribution is paid would be, unable to pay its liabilities as they became due or (ii) that the realizable value of New Teleglobe's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Dividends on the shares of New Teleglobe are payable at the discretion of its board of directors.

Stockholder Preemptive Rights

ITXC

Delaware law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. ITXC's certificate of incorporation does not provide for preemptive rights for ITXC common stockholders.

New Teleglobe

There are no provisions in the Companies Act or expected in New Teleglobe's bye-laws providing for preemptive rights for members of New Teleglobe to purchase additional securities of New Teleglobe.

Stockholder Class Voting Rights

ITXC

Delaware law requires voting by separate classes of shares only with respect to amendments to a Delaware corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes. ITXC has only one class of shares outstanding.

New Teleglobe

Any amendment, alteration or repeal of the terms of the memorandum of association and bye-laws of New Teleglobe which would materially and adversely affect the preferences or special rights of a class of shares requires the unanimous written consent of the holders of the outstanding shares of that class or by the affirmative vote of the holders of a majority of the shares of that class voting on the question at a meeting of the holders of such shares.

Appraisal Rights

ITXC

Under Delaware law, appraisal rights may be available in connection with a merger or consolidation in certain situations. Appraisal rights are not available under Delaware law to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in a corporation's certificate of incorporation, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either:

(1)
listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc.; or

(2)
held of record by more than 2,000 stockholders.

Notwithstanding paragraphs (1) and (2) above, appraisal rights shall be available to those stockholders who are required by the terms of the merger to accept anything other than:

(a)
shares of stock of the surviving corporation;

(b)
shares of stock of another corporation which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

New Teleglobe

Under Bermuda law, a properly dissenting shareholder who did not vote in favor of an amalgamation and who is not satisfied that he or she has been offered fair value for his or her shares may apply to the court to appraise the fair value of his or her shares. If the court appraised value is greater than the value received or to be received in the amalgamation, the company must pay the court appraised value to the dissenting shareholder within one month of the appraisal, unless it decides to terminate the amalgamation. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

The Companies Act also provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of not less than 90% in value of the shares which are the subject of the offer accept, the offeror may by notice, given within two months from the date such acceptance is obtained, require the dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of such notice objecting to the transfer and the court may give such order as it thinks fit. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the transfer. The court will be unlikely to do this unless there is evidence of fraud or bad faith or collusion between the acquirer and the tendering shareholders aimed at unfairly forcing out the minority shareholders.

(c)
cash in lieu of fractional shares of the stock; or

(d)
any combination of the items listed above.

In the event appraisal rights are available, subject to compliance with respect to the procedures for the proper exercise thereof, the stockholder is entitled to an appraisal of the fair value of the stockholder's shares by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger and, ultimately, a payment of such fair value from the surviving corporation in cash.

Under another provision of Bermuda law, the holders (the purchasers) of 95% of the shares of a company may give notice to the remaining shareholders requiring them to sell their shares on the terms described in the notice. Within one month of receiving the notice, dissenting shareholders may apply to the court for an appraisal of their shares. Within one month of the court's appraisal, the purchasers are entitled either to acquire all shares involved at the price fixed by the court or cancel the notice given to the remaining shareholders. Where shares had been acquired under the notice at a price less than the court's appraisal, the purchasers must either pay the difference in price or cancel the notice and return to each shareholder concerned the shares acquired and the shareholder repays the purchaser the purchase price. There are no comparable provisions under Delaware law.

Derivative Suits

ITXC

ITXC stockholders do not have a direct and individual right to enforce rights which could be asserted by ITXC itself, but may do so only derivatively on behalf of ITXC.

Under Delaware law, the complaint in a derivative suit must:

(1)
state that the plaintiff was a stockholder at the time of the transaction with respect to which the plaintiff complains or that the plaintiff's shares devolved upon the plaintiff by operation of law; and

(2)
(a) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors or (b) state the reasons for the plaintiff's failure to obtain the action or for not making the effort to obtain the action.

Additionally, the plaintiff must remain a stockholder throughout the duration of the derivative suit.

New Teleglobe

The Bermuda courts ordinarily would be expected to follow English precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company only:

(1)
where the act complained of is alleged to be beyond the corporate power of the company or illegal;

(2)
where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company; provided that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers;

(3)
where an act requires approval by a greater percentage of the company's shareholders than actually approved it; or

(4)
where such an action is necessary in order that there not be a violation of the company's memorandum of association or bye-laws.

Repurchase and Redemptions

ITXC

Under Delaware law, a corporation may generally redeem or purchase shares of its stock if the redemption or repurchase will not impair the capital of the corporation.

Delaware law permits ITXC to authorize and issue stock of any class or series which is redeemable at the option of either the company or the holder of such stock or upon the happening of a specified event.

New Teleglobe

Under the Companies Act, it is possible for a company to redeem or repurchase its own shares. However, the funds for such a redemption or repurchase must be either:

(1)
capital paid-up on the shares in question;

(2)
proceeds of a new issue of shares made for the purposes of the repurchase; or

(3)
funds which would otherwise be available for dividend or distribution.

Furthermore, any premium which is payable on the repurchase must be provided out of funds which would otherwise be available for dividend or distribution or out of the company's share premium prior to the repurchase. No such redemption or repurchase may be effected if there are reasonable grounds for believing that the company is, or after effecting the repurchase would be, unable to pay its liabilities as they become due.

Shareholder Rights Plan

ITXC

On April 10, 2003 ITXC adopted a shareholder protection rights plan between it and American Stock Transfer & Trust Company, as rights agent and, in connection therewith, declared a dividend distribution of one right for each outstanding share of ITXC common stock. Among other features, each right entitles the holder thereof, under certain circumstances, to purchase ITXC common stock at a discount.

Subject to certain limitations set forth in the rights agreement, the provisions of the rights agreement can be amended by the board of directors.

On November 4, 2003, the rights agreement was amended so that it would become inapplicable to the merger, the merger agreement and the transactions contemplated thereby.

New Teleglobe

New Teleglobe does not have a shareholders' rights plan.

LEGAL MATTERS

        Federal income tax matters relating to the merger will be passed upon for ITXC by Lowenstein Sandler PC, Roseland, New Jersey. The validity of the shares of New Teleglobe common shares offered by this proxy statement/prospectus will be passed upon for New Teleglobe by Conyers, Dill & Pearman, Hamilton, Bermuda.

EXPERTS

        The consolidated financial statements of Teleglobe Bermuda Holdings Ltd (formerly known as Teleglobe International Holdings Ltd) as of December 31, 2003 and for the seven months ended December 31, 2003 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of the Telecommunications Group of Teleglobe Inc., as of December 31, 2002 and for the five months ended May 30, 2003 and each of the two years ended December 31, 2002 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of ITXC Corp. appearing in ITXC Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

        If the merger is not consummated, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders of ITXC may present proper proposals for inclusion in ITXC's proxy statement and for consideration at the next annual meeting of ITXC's stockholders by submitting their proposals to ITXC in a timely manner. In order to be included for the next annual meeting, stockholder proposals must have been received by ITXC no later than December 11, 2003 and must have complied with the requirements of Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION

        ITXC is subject to the informational requirement of the Exchange Act, which means ITXC files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any such reports, statements, or other information filed by ITXC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of ITXC are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

        New Teleglobe has supplied all information contained in this proxy statement/prospectus relating to Teleglobe and New Teleglobe and ITXC has supplied all information contained in this proxy statement/prospectus relating to ITXC.

        We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows ITXC to "incorporate by reference" information it has filed previously with the SEC, which means ITXC can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that ITXC has previously filed with the SEC.

  •
  Annual report on form 10-K for the year ended December 31, 2003, filed on March 15, 2004 as amended by Amendment No. 1 filed on April 27, 2004.

  •
  Current reports on form 8-K filed on March 15, April 16, 2004, April 20, 2004 and April 22, 2004.

  •
  2003 proxy statement on schedule 14A filed on April 10, 2003.

  •
  Registration statement on form 8-A filed on April 14, 2003.

        ITXC also incorporates by reference all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c) 14 or 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of the completion of the merger. These include periodic reports such as annual reports on form 10-K, quarterly reports on form 10-Q and current reports on form 8-K, as well as proxy statements and amendments to any of the foregoing documents. Any statements contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for the purpose of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified and superseded, to constitutive a part of this proxy statement/prospectus.

        These documents are or will be available for inspection or copying at the location identified above under the caption "Where You Can Find More Information."

        In addition, we will provide free copies to each person, including any beneficial owner of ITXC common stock to whom this proxy statement/prospectus is delivered, upon written or oral request a copy of any an all of the documents that have been incorporated by reference in this proxy statement/prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this proxy statement/prospectus). Requests should be directed on or before May 21, 2004 to:

      ITXC Corp.
      750 College Road East,
      Princeton, New Jersey 08540
      Attention: Investor Relations
      Telephone: 609-750-3333

INDEX TO TELEGLOBE FINANCIAL STATEMENTS

Reports of Independent Auditors	F-2 - F-3
Financial Statements:
Consolidated Statement of Operations (Successor)/ Combined Statements of Operations (Predecessor)	F-4
Consolidated Balance Sheet (Successor)/Combined Balance Sheet (Predecessor)	F-5 - F-6
Consolidated Statement of Stockholders' Equity (Successor) / Combined Statements of Divisional Equity (Predecessor)	F-7
Consolidated Statement of Cash Flows (Successor)/Combined Statements of Cash Flows (Predecessor)	F-8
Notes to Financial Statements	F-9 - F-37

Report of Independent Auditors

To the Stockholders of
Teleglobe International Holdings Ltd.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Teleglobe International Holdings Ltd. and its subsidiaries (Successor) at December 31, 2003 and the results of their operations and their cash flows for the seven months ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Montreal, Canada
March 25, 2004

Report of Independent Auditors

To Teleglobe International Holdings Ltd.:

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, divisional equity / deficit and cash flows present fairly, in all material respects, the financial position of the Telecommunications Group of Teleglobe Inc. (Predecessor), as described in Note 1 to the accompanying combined financial statements, at December 31, 2002 and the results of their operations and their cash flows for the five months ended May 30, 2003 and for each of the two years ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of Teleglobe International Holdings Ltd.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8 to the combined financial statements of the Predecessor, effective January 1, 2002, the Predecessor adopted the provisions of Statement of Financial Accounting Standards No. 142, Accounting for Goodwill and Other Intangible Assets.

As discussed in Note 1 to the combined financial statements, the Predecessor filed petitions during May 2002 with the Ontario Superior Court of Justice (Canada), the United States Bankruptcy Court for the District of Delaware and the Chancery Division of the High Court of Justice (United Kingdom) for creditor protection and reorganization under the provisions of the respective country's laws and regulations. The accompanying combined financial statements of the Predecessor have been prepared assuming that the Predecessor would continue as a going concern. On May 30, 2003, a significant portion of the operations of the Predecessor were sold to Teleglobe International Holdings Ltd. as explained in Notes 1 and 3 to the combined financial statements, however certain assets and liabilities of the Predecessor were retained by Teleglobe Inc. As discussed in Notes 1 and 2 to the combined financial statements of the Predecessor, the continuing bankruptcy proceedings raise substantial doubt about the ability of the Predecessor to continue as a going concern. The combined financial statements of the Predecessor do not include any adjustments resulting from the disposition of certain operations to Teleglobe International Holdings Ltd. or that might result from the outcome of this uncertainty or the ultimate liquidation of any assets and liabilities retained by Teleglobe Inc.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Montreal, Canada
January 28, 2004

TELEGLOBE INTERNATIONAL HOLDINGS LTD.

Consolidated Statement of Operations (Successor)/Combined Statements of Operations (Predecessor)

	Successor	Predecessor
	December 31 2003 7 months	May 30 2003 5 months	December 31 2002 12 months	December 31 2001 12 months
	(amounts in thousands of United States Dollars, except share and per-share data)
Operating revenues
Telecommunication	$496,317	$256,263	$755,861	$972,904
Telecommunication revenues from related parties	—	105,105	254,434	254,693

Total operating revenues	$496,317	$361,368	$1,010,295	$1,227,597
Operating expenses
Telecommunication	344,190	245,207	570,312	618,316
Telecommunication—paid to related party	—	6,238	20,217	63,483
Network, exclusive of amortization and depreciation shown below	62,912	55,096	222,968	242,024
Selling, general and administrative, exclusive of stock based compensation, professional fees incurred in connection with the carve-out financial statements, bad debt expense and depreciation shown below	57,666	40,948	176,928	265,088
Stock-based compensation expense	7,475	—	556	4,284
Professional fees incurred in connection with the carve-out financial statements	3,621	—	—	—
Bad debt expense	687	3,656	46,946	17,915
Foreign exchange loss (gain)	4,216	(9,478)	(11,858)	11,512
Asset impairment and restructuring charges	—	—	1,620,178	78,577
Amortization of intangible assets and goodwill	1,072	—	—	224,345
Depreciation	10,031	15,037	92,476	128,280

Total operating expenses	491,870	356,704	2,738,723	1,653,824
Interest expense	1,156	501	47,342	138,625
Interest and other income	(537)	—	(4,310)	(6,405)
Other expense	11	—	955	956

Total expenses	492,500	357,205	2,782,710	1,787,000

Income (loss) before reorganization items and income taxes	3,817	4,163	(1,772,415)	(559,403)
Reorganization items, net	—	34,155	192,710	—

Income (loss) before income taxes	3,817	(29,992)	(1,965,125)	(559,403)
Income taxes	3,492	—	811	1,614

Income (loss) before cumulative effect of change in accounting policy	325	(29,992)	(1,965,936)	(561,017)
Cumulative effect of change in accounting policy	—	—	(4,015,416)	—

Net Income (loss)	325	$(29,992)	$(5,981,352)	$(561,017)

Preferred stock dividends	(5,542)

Net loss attributable to common stockholders	$(5,217)

Basic loss per share	$(0.19)

Number of common shares used for calculation	28,106,757

The accompanying notes are an integral part of these financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD.

Consolidated Balance Sheet (Successor)/Combined Balance Sheet (Predecessor)

	Successor December 31 2003	Predecessor December 31 2002
	(amounts in thousands of United States Dollars)
ASSETS
Current assets:
Cash and cash equivalents	$35,279	$26,796
Accounts receivable, net	163,804	265,722
Prepaid assets	4,689	7,000
Other current assets	3,702	6,926

Total current assets	207,474	306,444
Property and equipment	121,839	275,795
Prepaid pension asset	19,838	50,004
Other assets	4,254	12,221
Assets held for resale	—	12,664
Intangible assets	10,352	—

TOTAL ASSETS	$363,757	$657,128

The accompanying notes are an integral part of these financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD.

Consolidated Balance Sheet (Successor)/ Combined Balance Sheet (Predecessor)

	Successor December 31 2003	Predecessor December 31 2002
	(amounts in thousands of United States Dollars, except share and per-share data)
LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$244,765	$292,037
Current portion of deferred revenue	3,214	7,477

Total current liabilities	247,979	299,514
Deferred revenue	10,298	44,665
Deferred income tax liability	766	—
Other liabilities	2,456	454

Total noncurrent liabilities	13,520	45,119
Liabilities subject to compromise	—	3,076,615

	261,499	3,421,248
Commitments and contingencies (Note 17)
Class A redeemable preferred stock (95,000 shares authorized, issued and outstanding, par value $0.01, liquidation preference of $1,000 per share plus any accrued or unpaid dividends)—parent company	95,000	—
STOCKHOLDERS' EQUITY/DIVISIONAL DEFICIT
Divisional deficit	—	(2,762,097)
Common stock (28,106,757 shares authorized, issued and outstanding, par value $0.01)	281	—
Additional paid-in capital	12,194	—
Accumulated deficit	(5,217)	—
Accumulated other comprehensive loss	—	(2,023)

Total stockholders' equity	7,258
Total divisional deficit		(2,764,120)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/DIVISIONAL DEFICIT	$363,757	$657,128

The accompanying notes are an integral part of these financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD.

Consolidated Statement of Stockholders' Equity (Successor)

	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total Stockholders' Equity
	(amounts in thousands of United States Dollars, except share data)
Inception
Issuance of 28,106,757 shares of common stock	$281	$4,719	$—	$5,000
Net income	—	—	325	325
Preferred stock dividends	—	—	(5,542)	(5,542)
Stock-based compensation	—	7,475	—	7,475

December 31, 2003	$281	$12,194	$(5,217)	$7,258

Combined Statements of Divisional Equity/(Deficit) (Predecessor)

	Amounts
	Divisional Equity/ (Deficit)	Accumulated Other Comprehensive Loss	Deferred Stock-based Compensation	Total
	(amounts in thousands of United States Dollars)
Balance at December 31, 2000	$3,034,947	$(12,617)	$(4,840)	$3,017,490
Net loss, 2001	(561,017)
Foreign currency translation		(3,963)
Total comprehensive loss, 2001				(564,980)
Amortization of deferred stock based compensation	—	—	4,284	4,284
Net intercompany/interdivisional transfers	708,230	—	—	708,230

Balance at December 31, 2001	3,182,160	(16,580)	(556)	3,165,024
Net loss, 2002	(5,981,352)
Reversal of the cumulative translation adjustment relating to liquidated subsidiaries		14,557
Total comprehensive loss, 2002				(5,966,795)
Amortization of deferred stock based compensation	—	—	556	556
Net intercompany/interdivisional transfers	37,095	—	—	37,095

Balance at December 31, 2002	(2,762,097)	(2,023)	—	(2,764,120)
Net loss, five months ended May 30, 2003	(29,992)	—	—	(29,992)
Net intercompany/interdivisional transfers	1,674	—	—	1,674

Balance at May 30, 2003	$(2,790,415)	$(2,023)	—	$(2,792,438)

Net intercompany/interdivisional transfers represent unsecured financings from BCE Inc. and affiliates, net of payments on such financings and transfers with other specified divisions and subsidiaries of Teleglobe Inc.

The accompanying notes are an integral part of these financial statements.

TELEGLOBE INTERNATIONAL HOLDINGS LTD.
Consolidated Statement of Cash Flows (Successor)/
Combined Statements of Cash Flows (Predecessor)

	Successor	Predecessor
	December 31 2003 7 months	May 30 2003 5 months	December 31 2002 12 months	December 31 2001 12 months
	(amounts in thousands of United States Dollars)
Cash flows from operating activities
Net income (loss)	$325	$(29,992)	$(5,981,352)	$(561,017)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Cumulative effect of change in accounting policy	—	—	4,015,416	—
Depreciation and amortization	11,103	15,037	92,476	352,625
Bad debt expense	687	3,656	46,946	17,915
Stock-based compensation	7,475	—	556	4,284
Non-cash asset impairment and restructuring charges	—	—	1,620,178	—
Deferred income taxes	766	—	—	—
Reorganization items, net	—	34,155	192,710	—
Other items	(600)	(15,778)	6,491	2,841
Changes in operating assets and liabilities net of effects of acquisitions and disposals
Accounts receivable	13,567	(186,257)	82,753	95,470
Prepaid assets	1,056	(297)	7,645	1,209
Other current assets	(501)	13,254	17,719	(17,097)
Accounts payable and accrued liabilities	(13,539)	265,061	(321,044)	(27,536)
Deferred revenue	372	(5,082)	(40,093)	25,624
Other liabilities	(84)	(108)	11,164	41,325

Net cash flows from operating activities before reorganization items	20,627	$93,649	$(248,435)	$(64,357)
Reorganization items
Professional fees related to reorganization	—	(8,707)	(33,010)	—
Interest income related to reorganization	—	530	191	—
Foreign exchange loss on pre-petition debt	—	(34,000)	—	—

Net cash flows from operating activities	20,627	51,472	(281,254)	(64,357)

Cash flows from investing activities
Purchase of property and equipment	(8,210)	(4,016)	(38,018)	(1,278,995)
Acquisition, net of cash acquired	(74,284)	—	—	—
Deferred charges	(2,854)	—	—	—
Proceeds from sale of investments	—	—	65,000	—
Proceeds on sale of liquidated subsidiaries, net	—	3,500	—	—

Net cash flows from investing activities	(85,348)	(516)	26,982	(1,278,995)

Cash flows from financing activities
Increase in short-term credit facilities	—	—	120,000	413,746
Increase in pre-petition debt	—	—	59,000	238,212
Proceeds from debtor-in-possession financing	—	—	115,921	—
Repayment of debtor-in-possession financing	—	—	(115,921)	—
Decrease in bank overdrafts	—	—	—	(4,105)
Issue of common stock	5,000	—	—	—
Issue of preferred stock to parent	95,000	—	—	—
Repayment of note payable to parent	(25,000)	—	—	—
Proceeds of note payable-parent	25,000	—	—	—
Net cash transfers in divisional equity/(deficit) of divisions and subsidiaries of Teleglobe Inc. not included in the Predecessor	—	1,674	36,295	708,230

Net cash flows from financing activities	100,000	1,674	215,295	1,356,083

Net increase (decrease) in cash and cash equivalents	35,279	52,630	(38,977)	12,731
Cash and cash equivalents at beginning of period	—	26,796	65,773	53,042

Cash and cash equivalents at end of period	$35,279	$79,426	$26,796	$65,773

Supplemental disclosure
Interest paid	$292	$126	$54,871	$159,218
Income taxes paid	$16	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Successor)

AND COMBINED FINANCIAL STATEMENTS (Predecessor)

1.     DESCRIPTION OF THE BUSINESS

Successor

        Teleglobe International Holdings Ltd., a company incorporated on December 31, 2002 in Bermuda, and its subsidiaries ("TIH" or the "Successor"), commenced active operations with the purchase of the core voice, data and mobile roaming services of Teleglobe Inc. and its subsidiaries ("Teleglobe Inc.") on May 30, 2003. TIH provides international voice, data, and value-added services comprised mainly of mobile global roaming and signalling services. TIH operates global telecommunication networks, has ownership interests in subsea and terrestrial cable systems and enables Internet connectivity through the use of satellite dishes. In North America, TIH is subject to regulation by the Canadian Radio-television and Telecommunications Commission and Industry Canada; the U.S. Federal Communications Commission, under the Communications Act of 1934, as amended; and, in some U.S. states, state public utilities commissions with regard to the provision of intrastate services. Within the United Kingdom, TIH is subject to regulation by the Office of Communications. In other areas of the world, TIH is subject to various foreign regulations.

        TIH's customers include telecommunication carriers, mobile operators, Internet service providers, content providers, and research, education and government organizations.

        On September 18, 2002, TLGB Acquisition LLC ("TLGB"), an affiliate of Cerberus Capital Management, L.P. ("Cerberus") and TenX Partners, LLC ("TenX") entered into a Purchase Agreement with Teleglobe Inc. to acquire certain assets and assume certain liabilities of Teleglobe Inc. On December 1, 2002, following approval of the sale by the Ontario Superior Court of Justice, the United States Bankruptcy Court, and the Chancery Division of the High Court of Justice, Teleglobe Inc. entered into Interim Management Agreements ("IMA") for its core voice, data and roaming businesses with TLGB. Under the terms of the IMA, TLGB assumed day-to-day management responsibility for the operations of the Predecessor on December 1, 2002, which continued to operate under bankruptcy protection as described below, pending receipt of regulatory and other approvals. Pursuant to the IMA, TLGB was entitled to a management fee, upon the closing of a purchase or the termination of the IMA, based on certain cash flows during the IMA period related to the operations to be acquired by TIH. On April 29, 2003, pursuant to a settlement agreement between TLGB and Teleglobe Inc. and its subsidiaries, the parties effectively agreed to eliminate the management fee agreed to in the IMA. During the period of the IMA, the Predecessor paid certain costs on behalf of TLGB related to these management services in the amount of $1.3 million. These costs were included in selling, general and administrative expenses of the Predecessor.

        Prior to closing, Teleglobe Inc. transferred the assets and liabilities that constituted the Predecessor into wholly-owned subsidiaries newly formed for purposes of consummating the transaction. These subsidiaries were acquired by TIH which was a wholly-owned subsidiary of TLGB at the time of closing. On May 30, 2003, this acquisition was completed for cash consideration of $125 million plus acquisition costs. See Note 3 for further information.

Predecessor

        The Predecessor consists of the Telecommunications Group of Teleglobe Inc. and includes the global communications and e-business operations carried out by Teleglobe Inc. and certain of its subsidiaries. The Predecessor does not include the net assets, operations or cash flows related to: the Teleglobe Marine Group which held ownership interests in certain ships and submersible vehicles which were not acquired by the Successor; the Excel retail telecommunication services which were sold by Teleglobe Inc. in 2002; the ORBCOMM satellite-based communication system which was divested by

Teleglobe Inc. in 2001; and certain corporate investments in other companies. The Predecessor provided international voice transport, data transport and wireless roaming services. The Successor operates global telecommunication networks comprising subsea and terrestrial cable systems and satellite capacity.

        During the two years ended December 31, 2002, Teleglobe Inc. was a wholly-owned subsidiary of BCE Inc. The assets and liabilities of the Predecessor were revalued in 2000 as a result of BCE Inc. acquiring all of the outstanding common shares that it did not then own.

        During 2002, as a result of negative developments in the telecommunications industry, continuing losses and the decision by BCE Inc, to cease further financial support of Teleglobe Inc., management concluded that a significant restructuring of the Predecessor operations was required.

        On May 15, 2002, Teleglobe Inc. filed a voluntary petition with the Ontario Superior Court of Justice for an Order providing creditor protection under the Companies' Creditors Arrangement Act (CCAA). On May 28, 2002, Teleglobe Inc. filed a similar petition for relief with the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the United States Bankruptcy Code. On May 20, 2002, Teleglobe Inc. filed petitions under the laws of the United Kingdom for administration orders with the Chancery Division of the High Court of Justice under section 9 of the United Kingdom Insolvency Act.

        Throughout 2002 and the five months ended May 30, 2003, the Predecessor carried out restructuring activities to reduce capacity, close facilities and reduce the number of employees. Also in September 2002, Teleglobe Inc. agreed to sell its core voice and data business to the Successor. Accordingly, the majority of the operations were expected to be continued in a new entity. In December 2002, the IMA was entered into, resulting in management of the business being assumed by affiliates of the Successor. During this period, Teleglobe, Inc. did not file any plan of reorganization. As a result of the closing of the acquisition on May 30, 2003, it is expected that the remaining assets of the Predecessor will be liquidated. As a result of these conditions and events, there is substantial doubt about Teleglobe Inc.'s ability to continue as a going concern. The financial statements of the Predecessor do not include any adjustments that might result from the outcome of this uncertainty.

        On December 31, 2002, 6038441 Canada, a wholly-owned subsidiary of Ernst & Young Inc., acquired all of the outstanding and issued common and preferred shares of Teleglobe Inc. from BCE Inc. and its affiliates for a nominal amount. The sale was approved by the Ontario Superior Court of Justice. Ernst & Young Inc. is the court-appointed monitor with respect to the creditor protection proceedings and holds the shares for the benefit of the stakeholders of Teleglobe Inc.

2.     BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

Successor

        The Consolidated Financial Statements of the Successor include the consolidated accounts of Teleglobe International Holdings Ltd. and its subsidiaries, have been reported in United States dollars and have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States of America. Inter-company transactions and balances have been eliminated upon consolidation.

        The financial statements of the Successor are not comparable to the Predecessor financial statements due to the new basis of accounting adopted on the acquisition of the businesses, certain assets and liabilities of Teleglobe Inc. not being acquired by the Successor and restructuring activities which occurred prior to the acquisition.

Predecessor

        The accompanying combined financial statements of the Predecessor include the assets, liabilities, revenues and expenses of the Predecessor, which represents a division of Teleglobe Inc. The division includes certain operations of Teleglobe Inc. and several of its subsidiaries relating to the Predecessor. As the division is not a legal entity, divisional equity reflects the difference between the Predecessor's assets and liabilities and includes unsecured financing provided by and repaid to BCE Inc. and its affiliates and other transfers of cash among other divisions of Teleglobe Inc. All amounts due to or from BCE Inc. and its affiliates and other divisions of Teleglobe in the normal course of operations have been included in the divisional assets and liabilities. These combined financial statements include all of the corporate costs of Teleglobe Inc. as these operations constituted the primary continuing operations of Teleglobe Inc. during the periods presented. In addition, these financial statements include all of the long-term debt and financing costs of Teleglobe Inc. Income taxes have been allocated in these combined financial statements on a separate return basis. However, the financial information included herein may not reflect the financial position, operating results, changes in divisional equity and cash flows in the future or what they would have been had the Predecessor been a separate, stand-alone entity during the periods presented.

        BCE Inc. provided Teleglobe Inc. with certain services, including insurance, accounting, internal audit, treasury, and security services. In addition, BCE Inc. charged Teleglobe Inc. a management fee for providing such services based on a proportionate share of the direct costs. This fee is reflected in the Predecessor's financial statements. These transactions are more fully described in the footnote on Related Party Transactions in Note 18. Management believes that the fees charged by BCE Inc. are a reasonable allocation of these expenses.

        Subsequent to May 14, 2002, the Predecessor's financial statements were prepared in accordance with Statement of Position 90-7 ("SOP 90-7"), Financial Reporting by Entities in Reorganization under the Bankruptcy Code and generally accepted accounting principles applicable to a going concern which assumes the realization of assets and the payment of liabilities in the ordinary course of business. The Predecessor considered the going concern principle appropriate as the Company was being operated with a plan to restructure its operations and activities as a continuing business. The financial statements for this bankruptcy period present the assets of the Predecessor on a cost basis and not at their realizable value on a liquidation basis. SOP 90-7 requires (i) that pre-petition liabilities that are subject to compromise be segregated in the Predecessor's combined balance sheet as liabilities subject to compromise and (ii) that revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization and bankruptcy of the Predecessor be reported separately as reorganization items in the combined statement of operations. The carrying value of the assets and liabilities are recorded in the Predecessor's books at their historical carrying amounts and may not be paid or realized in full as a result of the reorganization proceedings, as the Predecessor may take, or may be required to take, actions which may cause assets to be realized, or liabilities to be liquidated, for amounts other than those reflected in its financial statements.

        The combined financial statements of the Predecessor do not reflect any transactions, events or circumstances subsequent to May 30, 2003 related to the assets, liabilities, operations or cash flows of the bankruptcy estate, including any liquidation, disposal of assets, settlements of obligations or other releases that may have been obtained by the bankruptcy estate.

Revenue recognition

        Revenues from voice, data and mobile roaming services based on usage are recognized when the voice calls or data are transmitted, based on contracted rates. For certain voice contracts, contracted rates may be renegotiated with retroactive effect. For previously recognized revenue, these rate amendments are recognized when the new rates are established. Revenue for data transport services based on fixed price arrangements are recognized on a straight-line basis over the term of the contract. Revenues from broadband and bandwidth services in which the company provides customers with private line services or rights to use unlit or dark fiber through indefeasible rights to use ("IRUs") and lease contracts are accounted for as service arrangements. Revenues under these service arrangements are recognized on a straight-line basis over the term of the contracts, beginning on the date of customer acceptance. Amounts received in advance for any services are recorded as deferred revenue. In the event that a customer terminates an IRU or lease contract prior to the contract expiration and releases the obligation to provide future services, the remaining unamortized deferred revenue is recognized in the period the contract is terminated.

Non-monetary transactions

        The Successor and Predecessor engage in transactions with other providers of telecommunication services such as buying, selling, swapping and/or exchanging capacity, conduit and fiber to complete and complement their network. Depending upon the terms of the agreement, certain transactions are accounted for as non-monetary transactions with no revenue and no cost recognition as these exchanges are not considered the culmination of the earnings process.

Investments

        The Predecessor owned an investment in Intelsat, in which the Predecessor did not have the ability to exercise significant influence. This investment was accounted for under the cost method. Under the cost method of accounting, investments in private companies are carried at cost and are adjusted only for other-than-temporary declines in fair value, distributions of earnings and additional investments.

Telecommunication and network expenses

        Telecommunication expenses consist of amounts paid or payable to domestic and foreign carriers for the termination of voice traffic. Network expenses are costs related to terrestrial, satellite and subsea leased circuits for the network backbone, to specific leased circuits required for certain customers to access the backbone and to the operation, maintenance and restoration of submarine cable and terrestrial fiber systems capacity. Depreciation expense on network assets is recorded separately in depreciation expense.

Selling, general and administrative expenses

        Selling, general and administrative expenses include salary, bonus, commissions, payroll tax and benefit expenses for sales and marketing personnel, and expenses associated with participation in industry meetings and trade shows.

        Selling, general and administrative expenses also include salary, payroll tax and benefit expenses for general corporate functions, including executive management, finance, and administration, as well as engineering, operations, global traffic management, legal, facilities, IT and human resources, and bad debt expenses. Also included are expenses relating to facilities and costs of regulatory compliance.

Advertising costs

        Advertising costs are expensed as incurred. During the seven months ended December 31, 2003, the five months ended May 30, 2003, and the years ended December 31, 2002 and 2001, the Successor and Predecessor expensed approximately $295,000, $162,000, $1,637,000 and $1,801,000, respectively, of such costs.

Use of estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for telecommunications and network termination costs, the allowance for doubtful accounts, impairments of long-lived assets, restructuring costs and income taxes, among others. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated and combined financial statements in the period they are determined to be necessary. Management bases its estimates on historical experience, industry standards and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ materially from the estimates.

Cash and cash equivalents

        All highly liquid investments with a term to maturity of 90 days or less at date of acquisition are classified as cash and cash equivalents.

Accounts receivable

        Accounts receivable are stated net of an allowance for doubtful accounts. The Successor and Predecessor establish an allowance for doubtful accounts based on factors affecting the credit risk of specific customers, as well as historical trends and other information.

Concentration of credit risk

        The Successor and Predecessor may be subject to credit risk due to concentrations of receivables from companies that are communications providers, Internet service providers and cable television companies.

        The Successor and Predecessor perform ongoing credit evaluations of customers' financial condition and typically they do not require significant collateral.

        The Successor and Predecessor are also subject to concentrations of credit risk on their temporary cash investments due to the use of a limited number of banking institutions. The Successor and Predecessor mitigate this risk by placing temporary cash investments with major financial institutions, which have all been accorded high ratings by primary rating agencies.

Foreign Exchange and Interest Rate Risks

Successor

        TIH operates internationally and is exposed to market risks related to foreign currency fluctuations. To mitigate these risks, TIH periodically uses derivative financial instruments such as forward foreign exchange contracts. There were no forward foreign currency exchange contracts or options outstanding at December 31, 2003.

Predecessor

        The Predecessor operated internationally and was exposed to market risks related to foreign currency fluctuations. To mitigate these risks, the Predecessor periodically used derivative financial instruments such as forward foreign exchange contracts and foreign currency options.

        The Predecessor was also exposed to market risks associated with changes in interest rates. To manage these risks, the Predecessor periodically used interest rate swaps.

Derivative financial instruments

        The Successor and Predecessor do not hold or issue derivative financial instruments for trading or speculative purposes. Derivative financial instruments are subject to standard credit terms and conditions. Derivative financial instruments are reported in the balance sheet at fair values. As none of the derivative instruments were designated as hedges for the periods presented, all changes in fair values of derivative instruments were recognized in earnings in the respective periods.

Property and equipment

        Property and equipment are recorded at cost including, when applicable, salaries and employee benefits directly related to the construction of the asset and interest costs incurred to finance construction. The cost of construction in progress is transferred to the appropriate asset category, based on the nature of the project, as construction projects are completed and/or equipment is available for use.

        Investments in cable systems in the form of IRUs are recorded as leased property under capital leases. Those that do not meet the criteria to be classified as capital leases are accounted for as service contracts or operating leases. Amounts paid in advance related to service contracts or operating leases are included in other assets and amortized on a straight-line basis over the term of the arrangement.

        Depreciation is determined on a straight-line basis over the estimated useful life of the various asset classes. The estimated useful lives of capital assets are as follows:

Telecommunications equipment	3 to 15 years
Buildings, plant and equipment	12 to 25 years
Cable systems	15 years
Computer software and equipment	3 to 8 years
Leasehold improvements	Term of the lease
Leased property under capital leases	Lesser of useful life and term of the lease

        Any gain or loss resulting from the sale or retirement of capital assets is charged to income for the year. Maintenance, repairs and re-engineering costs are charged to expense as incurred.

        Costs relating to internal-use software are capitalized if they are application development phase activities or are specified modifications to existing internal-use software that results in additional functionality of the software. The costs of ongoing maintenance, support and training activities are expensed as incurred.

Translation of foreign currencies

        The functional currency of the Successor and all of its operations is the United States dollar. Effective January 1, 2002 the functional currency of all of the operations of the Predecessor was the United States dollar. Prior to January 1, 2002, the functional currency of certain of the Predecessor's non-U.S. subsidiaries was other than the U.S. dollar. The change in functional currency resulted from the centralization of international operations of the Predecessor. The financial information of those subsidiaries with a functional currency other than the U.S. dollar were translated using the current rate method whereby assets and liabilities were translated at the period end rate and revenue, expenses, gains and losses at the weighted-average exchange rate for the period. The translation adjustments resulting were included in other accumulated comprehensive income in divisional deficit. Exchange gains and losses on foreign currency transactions denominated in a currency other than the functional currency are included in income for the periods in which the exchange rates changed.

Fair value of financial instruments

        The fair value of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities is comparable to the carrying amount thereof given their short-term maturity. The fair value of accounts payable and accrued liabilities subject to compromise may not be comparable to the carrying amount because they are subject to the bankruptcy process and therefore their fair value is not readily determinable.

Goodwill and intangible assets

        Prior to January 1, 2002, the Predecessor amortized goodwill over 20 years. The Predecessor assessed the impairment of goodwill and other intangible assets when events or changes in circumstances indicated that the carrying value may not be recoverable. A determination of impairment was then made based on estimates of undiscounted future cash flows and any impairment based on estimates of future discounted cash flows was recognized in the Statement of Operations. As of January 1, 2002 (upon the adoption of SFAS No. 142), any remaining goodwill is no longer amortized, but is evaluated for impairment at least annually based on the fair value of the reporting unit to which the goodwill relates. The adoption of SFAS No. 142 resulted in goodwill being fully impaired. This impairment was accounted for as a change in accounting policy, resulting in a cumulative adjustment which is described in Note 8.

        Intangible assets consisted of patents in the Predecessor and customer relationships as well as other intangible assets in the Successor. Patents in the Predecessor were amortized over 20 years, customer relationships in the Successor are amortized over 5 years, and other intangible assets are amortized over 12 months.

Other assets

        Other assets includes deferred charges relating to the pending acquisition of ITXC and costs incurred in connection with the preparation of the Registration Statement on Form S-4 filed with the Securities and Exchange Commision. Once the acquisition is completed, these costs will either become part of the purchase price or will be included in shareholders' equity, depending on the nature of the charge. Other assets also include long-term deposits.

Impairment of long-lived assets

        The carrying amount of long-lived assets or groups of long-lived assets, excluding financial instruments, prepaid pension assets, and deferred income tax assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The determination of any impairment includes a comparison of estimated undiscounted future cash flows anticipated to be generated during the remaining life of the asset or group of assets to the net carrying value of the asset or group of assets. The amount of any impairment recognized is the difference between the carrying value and the fair value.

Employee benefit plans

        For defined employee benefit plans, current service costs are recorded in income in the year the services are rendered. The corridor method is used to amortize actuarial gains and losses (such as changes in actuarial assumptions and experience gains and losses). Under the corridor method, amortization is recorded only if the accumulated net actuarial gains or losses exceed 10% of the greater of the projected benefit obligation and the value of the plan assets. The difference between the value of assets contributed to the plans and the liabilities for pension recognized as net pension cost of prior periods is reported in the balance sheet as a net asset or liability.

Income taxes

        Deferred income tax liabilities and assets are determined based on the differences between the book values and the tax bases of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any deferred income tax asset if, based upon the available evidence, it is more likely than not that some or all of the deferred income tax assets will not be realized.

Earnings per share

        Since the Successor has a simple capital structure that only consists of common shares outstanding, only basic earnings per share has been presented in accordance with FAS 128. Earnings per share has not been presented for the Predecessor as the combined financial statements for the Predecessor represent a division only.

Employee stock-based compensation

        The Successor and Predecessor account for stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Under the intrinsic value method, when the market price of the underlying stock on the date of grant exceeds the exercise price of the Company's employee stock award, compensation expense is recognized over the vesting period.

        The Successor and Predecessor are required under SFAS No. 123 to disclose pro-forma information regarding stock-based award grants made to its employees based on specified valuation techniques that produce estimated compensation charges. The pro-forma information is as follows:

	Successor	Predecessor
	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(amounts in thousands, except per share amounts)
Net income (loss), as reported	$325	$(29,992)	$(5,981,352)	$(561,017)
Add: Stock-based compensation expense as recorded in financial statements	7,475	—	556	4,284
Deduct: Stock-based compensation expense calculated in accordance with SFAS 123	(7,501)	—	(609)	(9,190)

Pro-forma net income (loss)	$299	$(29,992)	$(5,981,405)	$(565,923)

Basic net loss attributable to common stockholders per share:
As reported	$(0.19)
Pro-forma	$(0.19)

Recent accounting pronouncements

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that an issuer classify mandatorily redeemable shares, obligations to repurchase an issuer's equity by transferring assets and certain obligations to issue a variable number of shares previously recorded as equity, as a liability, or as an asset in certain circumstances. This statement is effective for financial instruments, except for certain mandatorily redeemable non-controlling interests, entered into or modified after May 31, 2003 and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The standard is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before May 2003 and still existing at the beginning of the interim period of adoption. The Successor has issued Class A redeemable preferred stock which is redeemable if certain events occur. This preferred stock has been classified as temporary equity in these financial statements in accordance with the requirements of the Securities and Exchange Commission of the United States. If the contingency is resolved, resulting in the stock being mandatorily redeemable, as defined in SFAS 150, the stock would be reclassified as a liability. If the preferred stock is classified as a liability, dividends paid to the holders would be classified as financing expenses. Upon consummation of the proposed merger with ITXC, in accordance with SFAS 150, the preferred stock will become redeemable at the option of the holder. In accordance with SFAS 150, this is not considered mandatorily reedemable until the stockholders demand repayment. Accordingly, the preferred stock will not be reclassified as a liability until the event occurs.

        In December 2002, the FASB issued Financial Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 was revised in December 2003. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements ("ARB 51"), addresses consolidation by business enterprises of variable interest entities. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN 46 applies to all variable interest entities, except special purpose entities, no later than the first interim period ending after March 15, 2004. For special purpose entities, FIN 46 applies to the first period ending after December 15, 2003. As management's assessment has determined that the Successor does not have any variable interest entities, FIN 46 is expected to have no impact on the Successor's consolidated financial statements.

3.     ACQUISITION

        On May 30, 2003, TIH acquired 100% of the shares of companies formed by Teleglobe Inc. prior to closing to hold certain core assets and liabilities of the Predecessor for a total cash consideration of $125 million plus acquisition costs of approximately $9.6 million. The cash consideration paid was funded by $95 million in redeemable preferred stock, approximately $5 million in common stock, and a $25 million temporary working capital loan from TLGB Acquisition LLC (see Note 11).

        The businesses acquired provided voice transport, data transport, mobile global roaming and other telecommunication services on a wholesale basis.

        TIH accounted for this acquisition as a purchase business combination and, accordingly, the cost was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the fair value of the net assets acquired over the purchase price has been allocated as a pro-rata reduction of the property and equipment, customer relationships and certain other non-current assets other than the prepaid pension asset and deferred income taxes. As of December 31, 2003, the allocation of the purchase price has not yet been finalized due to certain open contingent obligations associated with assumed contracts with bilateral voice partners and negotiations with certain other vendors. Management has included an estimate in its preliminary allocation of the purchase price. This allocation was revised based on the availability of more current information concerning certain assumed liabilities. However, negotiations with partners and vendors have not been finalized. The preliminary purchase price allocation is as follows:

(amounts in thousands)
Cash	$60,276
Other current assets	187,003
Property and equipment	120,372
Intangible assets	11,424
Prepaid pension asset	20,421
Other assets	3,508
Current liabilities	(252,763)
Deferred revenue	(13,140)
Other liabilities	(2,541)

Total	$134,560

        The following reflects the pro-forma impact of the purchase of the Predecessor on TIH's results of operations giving effect to the transaction as if it had taken place on January 1, 2003.

Twelve Months Ended December 31, 2003
(amounts in thousands, except per share amounts) Unaudited
Operating revenues	$856,438

Net income before taxes	$12,498

Net income	$9,006

Net loss per common share	$(0.02)

4.     VALUATION AND QUALIFYING ACCOUNTS

Deducted from asset account—allowance for doubtful accounts	Beginning Balance	Allowance Increase	Recoveries/ (Write-offs)	Ending Balance
Predecessor
Year ended December 31, 2001	$155,926	$17,916	$(70,801)	$103,041
Year ended December 31, 2002	103,041	46,946	(93,291)	56,696
Five months ended May 31, 2003	56,696	3,656	(9,701)	50,651
Successor
Seven months ended December 31, 2003	$48,578	$4,602	$(18,885)	$34,295

5.     PROPERTY AND EQUIPMENT

        The components of property and equipment are as follows:

	Successor December 31, 2003	Predecessor December 31, 2002
	(amounts in thousands)
Land	$2,115	$4,835
Telecommunications equipment	14,053	25,205
Buildings, plant and equipment	4,281	9,909
Cable systems	62,999	164,007
Computer software and equipment	6,861	8,221
Leasehold improvements	1,645	4,179
Construction in progress	3,837	8,968

	95,791	225,324
Less: Accumulated depreciation	(5,426)	(12,339)

	90,365	212,985
Leased property under capital leases	32,791	66,701
Less: Accumulated depreciation	(1,317)	(3,891)

	31,474	62,810

Property and equipment, net	$121,839	$275,795

        The leased property under capital leases relates to network capacity leased under IRU agreements.

        In 2002 and 2001, approximately $13.3 million and $30.8 million of interest costs were capitalized in property and equipment, respectively. No interest amounts were capitalized for the seven months ended December 31, 2003, or for the five months ended May 30, 2003.

        During 2002, the Predecessor took certain of its assets out of service, including buildings and equipment and reclassified these assets from property and equipment to Assets Held for Resale.

6.     IMPAIRMENT OF LONG-LIVED ASSETS AND BUSINESS RESTRUCTURING — PREDECESSOR

2001 Restructuring

        The Predecessor recognized pre-tax charges of $48.3 million for restructuring costs related to the closing of certain administrative and network sites and costs for leased circuit contracts as well as employee severance and other related employee costs, for approximately 450 employees, or approximately 20% of its workforce at that time, affecting the voice business, network planning operations and general administration functions. In addition, the Predecessor recorded $30.3 million of asset impairment charges in 2001. The restructuring and impairment charges, which were calculated based on an analysis of future discounted cash flows, resulted primarily from a decision to restructure portions of its business as well as a write-off of certain assets due to worsening international market conditions. The impaired assets included auxiliary building equipment, battery systems, power generators, transformers and converters, which were classified as telecommunications equipment buildings and plant and equipment in the combined balance sheet.

        The components of the restructuring liability and the actual payments made are presented below:

	Accrued Restructuring Liability
	September 2001 Accrued Costs	Payments In 2001	Balance at 12/31/2001	Payments in 2002	Balance at 12/31/2002
	(amounts in thousands)
Network	$21,322	$(15,118)	$6,204	$(6,204)	$—
People	10,262	(7,776)	2,486	(2,486)	—
Facilities	16,693	(12,287)	4,406	(4,406)	—

Total	$48,277	$(35,181)	$13,096	$(13,096)	$—

        Network costs relate to closing of certain network sites and leased circuit contracts. People costs relate to severance. Facilities costs relate to lease termination fees.

2002 Impairment and restructuring charges related to reorganization

        In 2002, negative developments in the telecommunications industry, continuing losses for the Predecessor, a significant outflow of cash due to the build out of the international network infrastructure and the decision by BCE to cease further financial support of Teleglobe Inc. contributed to further reviews of the Predecessor's assets. These conditions culminated in the commencement of the Predecessor's insolvency proceedings in May 2002. As a result of these developments, the Predecessor determined that certain long-lived assets had become impaired based on an analysis of future net cash flows from certain assets. As a result, during the second quarter of 2002, the Predecessor recognized an impairment charge related to long-lived assets of $1.6 billion comprising all property and equipment categories (primarily cable systems for approximately $890.0 million) including $1.8 million related to patents. Due to the conditions noted above, approximately $37.7 million of restructuring expense was recorded in May 2002 related to employee severance and retention costs for sales, network, and administrative employees. All payments related to these expenses were made in 2002.

7.     2002 REORGANIZATION—Predecessor

        Presented below are the components of the impact of the Bankruptcy proceedings on the Predecessor's financial statements.

	Five Months Ended May 30, 2003	Year Ended December 31, 2002
	(amounts in thousands)
Professional fees directly related to the bankruptcy filings	$8,707	$33,010
Foreign exchange loss on pre-petition debt	34,000	—
Loss on liquidated subsidiaries	—	275,267
Settlement gains on supplier contracts	(7,201)	(39,956)
Repudiated contracts	—	(14,838)
Write-off of deferred financing costs and discount on pre-petition debt	—	(21,031)
Gain on disposal of investment	—	(25,383)
Other	(1,351)	(14,359)

Total	$34,155	$192,710

        In 2002, the Predecessor lost control of several of its subsidiaries located in Europe as a result of the bankruptcy proceedings. In certain subsidiaries, where the assets exceeded the liabilities of the subsidiary, a loss has been reported as a result of the loss of control. The loss is net of a gain of $14.6 million released from the cumulative translation adjustment account.

8.     GOODWILL AND OTHER INTANGIBLE ASSETS

        The following table summarizes the activity in goodwill for the periods presented:

	Successor	Predecessor
	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(amounts in thousands)
Beginning balance, net	$—	$—	$4,015,416	$4,239,718
Amortization	—	—	—	(224,302)
Transitional impairment loss	—	—	(4,015,416)	—

Ending balance, net	$—	$—	$—	$4,015,416

Accumulated amortization	$—	$—	$—	$294,286

        On January 1, 2002, the Predecessor recorded a transitional impairment loss of $4.0 billion and recorded this activity as a cumulative effect of a change in accounting policy as required by the transitional provisions of Statement of Accounting Standards 142, Goodwill and Other Intangible Assets. This impairment was caused by negative developments in the telecommunication industry, continuing losses, and significant cash out flows as described above.

        The following table summarizes the activity in other intangible assets for the periods presented:

	Successor	Predecessor
	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(amounts in thousands)
Beginning balance, net	$—	$—	$1,841	$1,673
Additions	11,424	—	—	211
Amortization	(1,072)	—	—	(43)
Impairment	—	—	(1,841)	—

Ending balance, net	$10,352	$—	$—	$1,841

Accumulated amortization	$(1,072)	$—	$—	$(77)

        In the Successor, customer relationships are amortized over five years. In the Predecessor, patents were amortized over 20 years.

        Additions for the seven months ended December 31, 2003 include $9.2 million related to customer relationships which are being amortized over five years and $2.2 million related to other intangible assets which will be amortized over twelve months. These assets were acquired in the acquisition described in Note 3. The weighted-average amortization period for these intangible assets acquired is 51 months

        Amortization expense for 2004 is estimated to be $4.1 million, for 2005 to 2007, $1.9 million per year and 2008, $0.8 million.

9.     ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

        The components of accounts payable and accrued liabilities are as follows:

	Successor	Predecessor
	December 31 2003	December 31 2002
	(amounts in thousands)
Trade accounts payable	$163,227	$232,941
Capital expenditures and leases	26,855	20,640
Cable maintenance	14,724	13,789
Unfavorable acquired contract	10,395	—
Dividends payable	5,542	—
Sales taxes payable	2,013	9,555
Income taxes payable	2,451	1,126
Other taxes payable	520	1,346
Administrative	12,420	10,862
Other	6,618	1,778

Total	$244,765	$292,037

10.   LIABILITIES SUBJECT TO COMPROMISE—PREDECESSOR

        Liabilities subject to compromise refers to certain liabilities incurred prior to the commencement of the Bankruptcy proceedings in May 2002. These amounts represent TIH's estimate of known or potential pre-petition claims to be resolved in connection with the bankruptcy filings. Such claims remain subject to future adjustments. Adjustments may result from negotiations, actions of the

Bankruptcy Courts, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim or other events. It is anticipated that such adjustments may be material. Payment terms for these amounts will be established in connection with the bankruptcy filings.

        At December 31, 2002, the Predecessor had liabilities subject to compromise of approximately $3.1 billion, which consisted of the following:

(amounts in thousands)
Short-term pre-petition debt	$1,731,241
Long-term pre-petition debt	1,073,105
Accounts payable and accrued liabilities	246,527
Other liabilities	25,742

Total	$3,076,615

Pre-petition debt — short-term

        As of December 31, 2002, all of the Predecessor's pre-petition debt was in default due to the bankruptcy filings. Pre-petition debt, which is classified as liabilities subject to compromise as of December 31, 2002, consisted of the following:

December 31, 2002 Predecessor
(amounts in thousands)
Short-term loans:
Credit facility of $500 million(a)	$500,000
Credit facility of $775 million(b)	775,000
Loan payable to BCE Inc.	297,568

Short-term loans	1,572,568
Current portion of long-term debt and obligations under capital lease	158,673

Total short-term debt subject to compromise	$1,731,241

(a)
Teleglobe Inc. had a credit facility of $500 million with a syndicate of financial institutions that was to mature in July 2001. In July 2001, the maturity date of the $500 million credit facility was extended by an additional 364 days to July 22, 2002 under substantially similar terms and conditions. The facility was unsecured and guaranteed by Teleglobe Holdings (U.S.) Corporation, a wholly-owned subsidiary of Teleglobe Inc. Interest rates were based on either the rate of bankers' acceptances plus 1.25% or bank prime rate plus 0.30% for amounts in Canadian dollars, or on LIBOR plus 1.25% or U.S. base rate plus 0.30% for amounts drawn in U.S. dollars. Effective April 12, 2002, the 1.25% premium increased to 2.00% and the 0.30% premium increased to 1.05%. On May 1, 2002, a default penalty spread of 2.00% was added to the above premiums. On July 22, 2002, all the outstanding loan terms above were converted from LIBOR to the U.S. base rate. At December 31, 2002, the one-month LIBOR rate was 1.38% and the U.S. base rate was 4.755%.

(b)
Teleglobe Holdings (U.S.) Corporation had credit facilities of $775 million with a syndicate of financial institutions, all of which was to mature in July 2001. In July 2001, the maturity date of these facilities was extended by an additional 364 days to July 22, 2002 under substantially similar terms and conditions. The facilities were unsecured and guaranteed by Teleglobe Inc. Interest rates were based on either LIBOR plus 1.25% or U.S. base rate plus 0.30%. Effective April 12, 2002, the 1.25% premium increased to 2% and the 0.30% premium increased to 1.05%. On May 1, 2002, a default penalty spread of 2% was added to the above premiums. On July 22, 2002, all the outstanding loan terms above were converted from LIBOR to the U.S. base rate.

Debtor-in-possession financing

        In connection with the bankruptcy proceedings, the Predecessor entered into two debtor-in-possession facilities, one for $100 million and the other for $25 million (the "DIP Facilities"), both dated May 15, 2002, funded by a wholly-owned subsidiary of BCE Inc. Certain of the proceeds of the $100 million DIP Facility were used to fund working capital requirements from May 15, 2002 to December 1, 2002. This facility was repaid fully by November 1, 2002. Certain of the proceeds of the $25 million DIP Facility were used to fund obligations under an employee severance and retention plan from May 15, 2002 to December 1, 2002. It was repaid in full on September 20, 2002.

        The total revolving loans outstanding under the DIP Facilities were fully secured by first priority liens on substantially all of the Predecessor's assets. Revolving loans under the DIP Facilities bore interest at U.S. prime rate plus 1.5% on loans denominated in U.S. dollars and at the Canadian prime rate plus 1.5% for loans denominated in Canadian Dollars. As these obligations were not subject to compromise in connection with the Bankruptcy Proceedings, the Predecessor continued to accrue interest on these obligations subsequent to May 14, 2002 in accordance with SOP 90-7. In conjunction with the DIP Facilities, the Predecessor paid commitment fees of approximately $80,000 and structuring fees of approximately $1.25 million. These fees were capitalized and fully amortized during the period from May 14, 2002 through December 1, 2002.

        At December 1, 2002, a new $70 million DIP facility (the "Cerberus DIP Facility") was provided by an affiliate of Cerberus (Madeleine LLC as agent) to replace the previous DIP agreement. The interest rate was the higher of 8% or U.S. Prime Rate plus 3.5%. This facility was fully secured by first priority liens on substantially all of the Predecessor's assets. The Predecessor drew down $6 million on this facility on December 16, 2002 and fully repaid this amount on December 24, 2002. In conjunction with the DIP Facility, the Predecessor paid set-up fees of $750,000 and a standby fee of $16,329 in 2002. For the first five months of 2003, the Predecessor paid standby fees of $82,193 and interest of $0.

        Total draws and payments on these lines were $116 million during 2002.

Loan Agreement with BCE Inc.

        This loan payable to BCE Inc. ranked pari passu with all other unsecured indebtedness. The loan bore interest at a rate equal to LIBOR+150 bps per annum.

        The maturity date of the loan was July 22, 2002.

Pre-petition debt — long-term

December 31, 2002 Predecessor
(amounts in thousands)
Debentures, 7.20%, maturing in 2009	$600,000
Debentures, 7.70%, maturing in 2029	400,000
Debentures, (CDN $125), 8.85%, maturing in 2002	79,114
Debentures, (CDN $125), 8.35%, maturing in 2003	79,114
Debentures, (CDN $100), 8.00%, maturing in 2026	63,291

1,221,519
Less: unamortized discount	—

1,221,519
Obligations under capital lease	10,259

Total long-term debt	1,231,778

Less: Amount due within one year	(158,673)

Long-term debt subject to compromise	$1,073,105

Debentures

        The 7.2% and 7.7% debentures issued on July 20, 1999 were unsecured, redeemable at any time by the Predecessor and fully and unconditionally guaranteed by Teleglobe Holdings (U.S.) Corporation, a wholly-owned subsidiary of Teleglobe Inc. They were issued under a trust indenture providing for the creation of a debenture in the principal amount of $1 billion. On August 18, 1999, the trust indenture for both debentures was modified to procure for holders of the 7.2% and 7.7% debentures the option to sell the debentures back to the Predecessor at par on July 20, 2005 and July 20, 2011, respectively. The 8.85%, 8.35% and 8.00% debentures issued in 1992, 1993 and 1996, respectively, were unsecured and redeemable at any time by the Predecessor. These were issued under a separate trust indenture providing for the creation of a debenture in the principal amount of up to CDN $350 million ($221.5 million as at December 31, 2002).

        The debentures were fully and unconditionally guaranteed by Teleglobe Holdings (U.S.) Corporation.

Interest expense

        The Predecessor's interest expense for 2002 includes normal contractual interest on outstanding obligations through the bankruptcy filing date of May 14, 2002 and the DIP Financing as noted above. Subsequent to the filing date, interest was not accrued on unsecured pre-petition debt in accordance with SOP 90-7. Contractual interest expense not accrued or recorded on pre-petition debt totaled $81.5 million and $124.5 million for the five months ended May 30, 2003 and for the period from the bankruptcy date through December 31, 2002, respectively.

11.   DEBT—SUCCESSOR

        On May 31, 2003, the Successor entered into a note payable with TLGB, its parent company, for $25 million. The note principal was due on May 30, 2004 with monthly interest payments due on the first day of each month at an annual interest rate of 15%. The Successor repaid this note in full on June 27, 2003.

        Following the ITXC merger, Cerberus will provide a credit facility of $100 million that will bear an interest rate of 10%, payable quarterly in arrears. In addition, Cerberus will be entitled to receive a fee equal to 1% of the principal amount of the loan outstanding payable on the first anniversary of the closing date and 2% of the principal amount of the loan outstanding payable on the second anniversary of the closing date. Mandatory prepayments will be $25 million no later than each of the second and third anniversary of the closing date and 100% of the proceeds of any issuance after the closing date of any debt or equity offering, up to the total amount owed under the credit facility.

12.   INCOME TAXES

        The components of the provision for income taxes and the reconciliation between the United States income taxes at statutory rates to the consolidated income (losses) before income taxes and the Company's income taxes are presented in the charts below.

Components of the provision for income taxes

	Successor	Predecessor
	December 31, 2003 7 months	May 30, 2003 5 months	December 31, 2002 12 months	December 31, 2001 12 months
	(amounts in thousands)
Current
U.S.	$2,584	$—	$—	$—
Foreign	142	—	811	1,614

	2,726	—	811	1,614
Deferred
U.S.	218	—	—	—
Foreign	548	—	—	—

	766	—	—	—

Income taxes	$3,492	$—	$811	$1,614

        Components of income (loss) before income taxes:

	Successor	Predecessor
	December 31, 2003 7 months	May 30 2003 5 months	December 31, 2002 12 months	December 31, 2001 12 months
	(amounts in thousands)
U.S.	$7,128	$(9,435)	$(1,457,642)	$(273,215)
Foreign	(3,311)	(20,557)	(507,483)	(286,188)

Income (loss) before income taxes	$3,817	$(29,992)	$(1,965,125)	$(559,403)

Reconciliation between income tax expense at the statutory tax rate and the tax rate used in the financial statements

	Successor	Predecessor
	December 31, 2003 7 months	May 30, 2003 5 months	December 31, 2002 12 months	December 31, 2001 12 months
	(amounts in thousands)
Amounts computed at the US statutory tax rate (35%)	$1,298	$(10,497)	$(687,794)	$(195,791)
State taxes net of federal tax benefit	242	(396)	(60,756)	(9,236)
Foreign tax rate differences	(2,109)	163	5,712	(20,263)
Utilization of prior year losses	—	—	8,546	—
Goodwill amortization	—	—	—	78,158
Other permanent differences	184	8,588	(25,947)	(7,030)
Enacted tax rate changes	—	13,756	12,657	5,090
Change in valuation allowance	3,704	(11,614)	749,428	151,894
Other	173	—	(1,035)	(1,208)

Income taxes	$3,492	$—	$811	$1,614

        The Successor is incorporated in Bermuda which does not impose income tax. The Successor's effective rate is entirely due to income taxes imposed by jurisdictions in which it operates other than Bermuda.

        Valuation allowance

	Successor	Predecessor
	December 31, 2003 7 months	May 30, 2003 5 months	December 31, 2002 12 months	December 31, 2001 12 months
	(amounts in thousands)
Beginning Balance	$(450)	$(1,281,038)	$(531,610)	$(379,716)
Change to valuation allowance	(3,704)	11,614	(749,428)	(151,894)

Ending Balance	$(4,154)	$(1,269,424)	$(1,281,038)	$(531,610)

        The deferred income tax balance sheet accounts result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax are presented in the chart below.

	Successor	Predecessor
	December 31, 2003 7 months	December 31, 2002 12 months
	(amounts in thousands)
Deferred income tax assets
Property and Equipment	$6,341	$602,064
Deferred income/expense	318	25,352
Capital losses carryforwards	—	51,320
Net operating losses carryforwards	4,127	608,329
Long-term debt—foreign exchange losses	—	11,810
Other	799	—

	11,585	1,298,875
Deferred income tax liabilities
Long-term debt—foreign exchange gains	(1,457)	—
Prepaid pension asset	(6,740)	(17,837)

	(8,197)	(17,837)
Valuation Allowance	(4,154)	(1,281,038)

Net deferred income tax liability	$(766)	$—

        On May 30, 2003 the Successor purchased all of the shares of a UK subsidiary which was incorporated on December 1, 2002. The successor period includes a deferred income tax asset of $450,000 with respect to the estimated net operating losses incurred by the UK subsidiary for the period from December 1, 2002 to May 30, 2003. This asset of $450,000 is offset by a 100% valuation allowance. Any change in the valuation allowance of this asset will be allocated to reduce noncurrent intangible assets acquired.

        The Successor's income tax returns are subject to examination by various tax authorities. In connection with such examinations, tax authorities, including the Internal Revenue Service in the United States and the Canada Customs and Revenue Agency in Canada, can raise issues and propose tax changes.

        Except for earnings that are currently distributed, no additional provision has been made for income taxes on the undistributed earnings of the Successor or for unrecognized deferred tax liabilities for temporary differences related to investments in foreign subsidiaries, since such earnings are expected to be permanently reinvested. A liability could arise if amounts were distributed by foreign subsidiaries or if foreign subsidiaries were disposed. Management has no plans to distribute such earnings in the foreseeable future.

13.   COMMON STOCK—SUCCESSOR

        Holders of common shares are entitled to one vote per share. Subject to the prior rights of any other shares of TIH ranking senior to the common shares, holders of common shares are entitled to such dividends as the Board may from time to time declare and are entitled to receive the remaining surplus assets of TIH on any winding-up or dissolution of TIH, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital.

        On January 14, 2004, the Board of Directors approved a stock split, by way of a bonus issue of shares, whereby the holders of common shares received approximately 23.4 new common shares for each common share currently held. The stock split resulted in an increase in authorized, issued and outstanding common shares from 1.2 million to 28.1 million. Share and per-share data (except par value) for all periods have been restated to reflect this stock split.

14.   CLASS A REDEEMABLE PREFERRED STOCK—SUCCESSOR

        The Class A Redeemable Preferred Stock was issued to the parent company for cash proceeds of $95 million as discussed in Note 3.

        The Class A Redeemable Preferred Stock ranks senior to the common shares with respect to dividend and liquidation distributions. Holders of the Class A Preferred Stock are entitled to receive dividends, in cash, out of any assets of TIH legally available, prior and senior to any declaration or payment of any dividend on the common shares, at the rate of 10% of the liquidation preference amount. The liquidation preference amount is defined as $1,000 per share and an amount equal to all accrued and/or declared but unpaid dividends on such shares to the date payment is made.

        The dividends on the Class A Redeemable Preferred Stock are cumulative, compound annually and accrue daily from the date that shares of the preferred stock are issued until paid. If upon the occurrence of any merger, reorganization, consolidation or dissolution of TIH, the assets and funds to be distributed among the holders of the preferred stock are insufficient to permit the above liquidation preference, then the entire assets and funds of TIH available for distribution will be distributed pro-rata among the preferred stockholders in proportion to the number of shares owned by each holder. TIH has the right at any time to redeem all, and no less than all, of the preferred shares at the liquidation preference amount as defined above. Upon the occurrence of a merger, reorganization or consolidation into or with any other company or entity, or upon the sale of substantially all of the assets of TIH to a company or entity, the preferred stockholders have the right to require the stock to be redeemed. Therefore, this preferred stock has been classified as temporary equity.

15.   STOCK BASED AWARDS

Predecessor

        As a result of the BCE acquisition in 2000 referred to in Note 1, all outstanding options issued under Teleglobe Inc.'s stock-based award compensation plans were modified to entitle the holders to receive BCE Inc. common shares, by adjusting the number of shares and the exercise price by a ratio of 0.91. As a result of the modification, the Predecessor incurred a deferred compensation charge of approximately $2.2 million, which was recognized over the remaining vesting period of the options.

        Following the BCE acquisition, employees were granted options under the stock option plans of BCE Inc. 782,550 and 3,890,317 stock options were granted in 2002 and 2001, respectively. On December 31, 2002, the terms of all stock options granted prior to the BCE acquisition were modified to accelerate vesting to allow the option holders to exercise these options at any time prior to December 31, 2003, at which point any unexercised options still held would expire.

        Options granted under the BCE Inc. plan were not accelerated and holders were given until January 31, 2003 to exercise any options which were fully vested as of December 31, 2002.

        As a result of the accelerated vesting of options granted under the Teleglobe Inc. plan, on December 31, 2002, a new measurement date for these options was created. However, no compensation expense was recognized, as the exercise price of the unvested options as of this date was greater than the market price of the stock into which these options were exercisable.

        In 2000, the Predecessor granted 355,079 restricted shares of common stock. The difference between the market value of the restricted shares at the time of grant and the consideration received was recorded as unearned restricted share compensation as a separate component of divisional equity. This compensation was amortized over the period during which the restrictions lapsed.

        The fair value of the options under SFAS No. 123 was estimated at the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions based on the underlying BCE Inc. common shares (no options were granted during 2003):

	Predecessor
	Year Ended December 31, 2002	Year Ended December 31, 2001
Risk free interest rate	4.6%	6.0%
Dividend yield	3.2%	2.9%
Volatility factor relating to the expected market price of BCE common shares	30%	29%
Weighted-average expected life of the options	4.5	4.5
Weighted-average fair value of options granted	$0.18	$0.27

Successor

        During the seven months ended December 31, 2003, TLGB granted the rights to purchase, in the aggregate 2,358,720 shares of TIH stock at a price equal to that paid by TLGB on May 30, 2003 to seven members of TIH management. A share purchase agreement dated October 1, 2003 was entered into by the seven TIH management members. The total consideration to be paid for these shares is approximately $420,000. On October 1, 2003, a subsidiary of TIH had provided temporary funding to six of the seven management members through recourse notes, collateralized by the stock, bearing interest at 5% with a term of one year. The recourse notes include a provision which requires the prepayment of any outstanding balance from bonuses paid by TIH that the seven management members may receive. These loans were repaid in full by February 6, 2004.

        As permitted under SFAS No. 123, TIH has elected to measure its stock-based awards using the intrinsic value method prescribed by APB Opinion No. 25. In connection with the granting of the stock purchase rights, TIH recognized $7.5 million of compensation expense in the period ended December 31, 2003. This charge was calculated based on the difference between the purchase price of such shares paid by the executives and the value of such shares attributable as of the date on which the executives were committed to buy the shares and TLGB was committed to sell such shares. The fair value of the shares was determined using a valuation analysis.

        The fair value of the options under SFAS No. 123 was estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

Successor
7 Months ended December 31, 2003
Risk free interest rate	1%
Dividend yield	0%
Volatility factor	90%
Weighted-average expected life of the options	60 Days
Weighted-average fair value of options granted	$3.17

16.   EMPLOYEE BENEFIT PLANS

        The Predecessor sponsored contributory and non-contributory defined benefit pension plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned.

        Contributions are made in accordance with the laws and customs of the various countries in which it operates. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

        In addition to these pension plans, there are defined contribution plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code for U.S. employees, and a Registered Retirement Savings plan ("RRSP") for Canadian employees, enabling qualified employees to contribute on a tax-deferred basis. Contributions to the 401(k) plan and RRSP were approximately $126,000, $88,000, $842,000 and $1.5 million for the seven months ended December 31, 2003, the five months ended May 31, 2003 and for the years ended December 31, 2002 and 2001, respectively. In addition, an unfunded Supplemental Employee Retirement Plan ("SERP") was maintained for certain senior executives. At December 31, 2003 and 2002, the unfunded pension liability associated with the SERP was approximately $583,000 and $551,000, respectively.

        These plans were assumed by TIH upon the acquisition of certain of the assets and the assumption of certain liabilities of the Predecessor.

        TIH also assumed a post-retirement health care and life insurance plan ("OPEB") for its current retirees and future retirees as a result of the Purchase Agreement, the costs of which were immaterial. The benefit obligation associated with this plan, included in other liabilities, was approximately $646,000 and $589,000 as of December 31, 2003 and 2002, respectively.

        Changes in benefit obligations for the OPEB plan are presented in the following tables:

	Successor	Predecessor
	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(amounts in thousands)
Opening balance of projected benefit obligations	$—	$594	$636	$636
Acquired balance	688	—	—	—
Service cost	33	23	62	74
Gain on plan change	(141)	—	—	—
Settlement gain	—	—	(70)	—
Payments made	(70)	(20)	(39)	(74)
Foreign exchange loss	41	91	5	—

	551	688	594	636
Unrecognized plan change gain	136
Unrecognized foreign exchange (loss)	(41)	(96)	(5)	—

Ending liability as per balance sheet	$646	$592	$589	$636

        The health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	Successor		Predecessor
	Seven Months Ended December 31, 2003		Five Months Ended May 30, 2003
	1-Percentage-Point		1-Percentage-Point
	Increase	Decrease	Increase	Decrease
	(amounts in thousands)
Effect on service cost components	$2	$(1)	$2	$(1)
Effect on interest cost components	$3	$(2)	$2	$(1)
Effect on postretirement benefit obligation	$72	$(62)	$58	$(50)

        The changes in benefit obligations and in the plan assets for these various defined benefit pension plans are presented below.

	Successor	Predecessor
	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(amounts in thousands)
Projected benefit obligation, beginning of period	$—	$85,146	$84,531	$85,699
Acquired projected benefit obligation	99,724
Service cost	1,347	860	2,835	3,579
Interest cost	3,843	2,416	5,548	5,480
Benefits paid	(3,732)	(2,057)	(6,465)	(4,968)
Settlement gain	—	—	(1,866)	—
Effect of foreign exchange rate changes	6,121	13,359	563	(5,259)

Projected benefit obligation, end of period	$107,303	$99,724	$85,146	$84,531

Fair value of plan assets, beginning of period	$—	$118,521	$129,664	$132,371
Acquired fair value of plan assets	120,145
Actual return on plan assets	4,607	3,558	9,059	10,086
Benefits paid	(3,732)	(2,057)	(6,405)	(4,906)
Experience gain (loss)	2,206	(16,291)	(14,882)	—
Effect of foreign exchange rate changes	7,432	16,414	1,085	(7,887)

Fair value of plan assets, end of period	$130,658	$120,145	$118,521	$129,664

Funded status	$23,355	$20,421	$33,375	$45,133
Unamortized experience differences	(2,206)	29,857	14,522	—
Unamortized foreign exchange gains (losses)	(1,311)	(949)	2,107	2,628

Prepaid pension asset	$19,838	$49,329	$50,004	$47,761

The assumptions used in accounting for the pension plans and the other benefit plans on a weighted-average basis are as follows:
Discount rate	6.50%	6.50%	6.50%	6.50%
Expected long-term return on plan assets	6.50%	8.00%	8.00%	8.00%
Inflation	2.50%	2.50%	2.50%	2.50%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%
Asset valuation method	Market value	Market value	Market value	Market value

        The long-term rate of return on plan assets was determined as the weighted-average of expected return of each of the asset classes in the target allocation of plan assets. The expected return of each asset class is the investment managers' assessment of future returns. These expectations were compared to historical market returns to ensure that the expected return for each class was a conservative estimate.

	Successor	Predecessor
	Seven Months Ended December 31, 2003	Five Months Ended May 30, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(amounts in thousands)
Components of pension expense are as follows:
Service cost	$1,347	$860	$2,835	$3,579
Interest cost	3,842	2,416	5,548	5,480
Amortization of experience loss (gain)	—	956	(1,507)	—
Return on assets	(4,607)	(3,558)	(9,059)	(10,086)

Total pension expense (gain)	$582	$674	$(2,183)	$(1,027)

        The accumulated benefit obligation at December 31, 2003 is $103.5 million.

Employee benefit plan investment components and investment strategy

        Teleglobe uses an active management style to manage short-term securities, Canadian equities and international equities. Canadian bonds, US equities and the asset mix are managed passively. To accomplish this, Teleglobe has entrusted this task to a professional investment manager. The management mandate defines the targeted asset allocation and the parameters for evaluating the manager performance.

        The benchmark portfolio percentages presented below take into account the plans' financial position and the relationship between the assets and liabilities. To minimize the volatility of the returns, TIH selected the passive management approach for its asset mix. As a result, the market value of each asset class is rebalanced, on a quarterly basis, to the benchmark portfolio if the weighting of either the overall fixed-income securities or that of equities weight deviates from the benchmark portfolio by more than +/-3%. In such a case, the Fund asset mix is brought back to the benchmark portfolio within 30 days.

        The pension plan's weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

	Plan Assets at December 31
	2003		2002
Asset Category	Actual	Target	Actual	Target
Government bonds	74%	75%	39%	23–40%
Equity securities	22%	20%	58%	40–70%
Short term investments	4%	5%	3%	2–20%
TOTAL	100%	100%	100%

        Equity securities do not include TIH common stock at either December 31, 2003 or 2002.

        TIH's other postretirement benefit plans were unfunded and therefore no asset allocation is presented for these plans.

Cash flows

Contributions

        TIH expects to contribute $0 to its pension plan and approximately $120,000 to its other post-retirement benefit plans in 2004.

Estimate future benefit payments

        The following benefit payments, which reflect expected future service, are expected to be paid.

	Pension Benefits	Other Benefits
	(amounts in thousands)
2004	$7,550	$120
2005	7,695	120
2006	7,806	120
2007	7,954	120
2008	8,038	120
Years 2009–2013	$41,610	$720

17.   COMMITMENTS AND CONTINGENCIES

Commitments

        Contractual commitments that relate to construction, software development projects and fiber capacity outstanding at December 31, 2003 amounted to approximately $13.1 million.

        TIH leases certain office equipment, office space and certain circuit capacity under operating leases. TIH has the following commitments:

Year	Office Equipment and Office Space	Circuit Capacity	Total
	(amounts in thousands)
2004	$4,668	$25,238	$29,906
2005	4,414	20,319	24,733
2006	3,448	8,167	11,615
2007	2,606	6,945	9,551
2008	2,144	6,954	9,098
Thereafter	13,036	48,073	61,109

Total	$30,316	$115,696	$146,012

        Total rent and operating lease expenses were approximately $20.1 million for the seven months ended December 31, 2003, $18.1 million for the five months ended May 30, 2003, and $53.9 million and $62.5 million for the years ended December 31, 2002 and 2001, respectively.

        TIH is also party to numerous non-cancelable operating and maintenance ("O&M") contracts associated with its IRUs with various cable operators, which expire at various times over the next 20 years. Annual O&M costs under these contracts are anticipated to be approximately $22 million for 2004. In addition to these contractual agreements, TIH also has multi-year commitments to purchase termination of voice traffic from Bell Canada. Based on the current Canadian termination volumes, this commitment would be approximately $35 to $45 million through the contract period ending 2007.

Litigation

        In the normal course of operations, TIH may become involved in various claims and litigation. There were no material claims or litigation pending at December 31, 2003.

        The Predecessor was subject to certain lawsuits in the normal course of operations and other lawsuits related to the Bankruptcy filings. It is the opinion of management that their resolution will have no material impact on the Successor's consolidated financial position or results of operations.

18.   RELATED PARTY TRANSACTIONS

Successor

        As described in Note 11, TIH entered into a term loan of $25 million with TLGB on May 31, 2003. This loan was repaid in full in June 2003, plus interest expense of approximately $292,000. TIH also repaid $3.9 million in June 2003 to Cerberus for direct costs incurred on behalf of TIH related to the TIH acquisition on May 30, 2003.

Predecessor

        Bell Canada (a subsidiary of BCE Inc.) and its affiliated and significantly influenced companies Northwestel Inc., Telebec Ltd, Northern Telephone Limited, Aliant Inc. and Manitoba Telecom Services Inc. provided, directly or through subsidiaries, telecommunication services in various provinces of Canada. A significant portion of the telecommunications traffic originating in Canada that was routed over TIH's network was generated by such companies or their respective affiliates and represented a significant portion of TIH's revenue. In addition, a significant portion of the telecommunications traffic originating overseas that was routed over TIH's network was terminated in Canada by such companies or their respective affiliates.

        As described in Note 1, BCE Inc. and its affiliates transferred all of the outstanding and issued common and preferred shares of Teleglobe Inc., to the court-appointed monitor; accordingly, transactions with BCE Inc. and its affiliates subsequent to December 31, 2002 continue to be included in the following disclosures.

Other affiliates

        The Predecessor had agreements with BCE Inc. regarding the operation of the 1000 de La Gauchetiere Street West building. In addition, the Predecessor used the satellite space segments of International Telecommunications Satellite Organization, in which the Predecessor held an investment recorded at cost. This investment was sold for $65 million in September 2002, resulting in a gain of approximately $7.9 million.

        The Successor and Predecessor concluded the following transactions at exchange value with related parties in the normal course of business.

		Successor		Predecessor
Nature of transaction with the related party	Classification in the Company's consolidated financial statements	December 31 2003 7 months		May 30 2003 5 months	December 31 2002 12 months	December 31 2001 12 months
		(amounts in thousands)
BCE and its affiliates
Sales of services	Operating revenues	N/A	*	$105,105	$238,764	$212,550
Acquisition of services	Operating expenses	N/A	*	$6,238	$9,817	$29,740
Financing	Interest expense	N/A	*	—	$5,111	$294
Administrative services**	Selling, general and administrative	N/A	*	$671	$2,692	$3,785
Network		N/A	*	5,145	12,603	8,372
Excel***
Sales of services	Operating revenues	N/A		N/A	$15,670	$42,143
Acquisition of services	Operating expenses	N/A		N/A	$10,400	$33,743
Cerberus and affiliates
Financing	Interest expense	$292		N/A	N/A	N/A
DIP financing	Interest expense****	$—		$126	27	—
Preferred stock dividend		$5,542		$—	$—	$—
Management agreement	Selling, general and administrative			1,110	222
Officers of TIH*****	Interest income	$5
Amounts receivable from related parties		$319			$57,154
Amounts payable to related parties		$200			$4,525

*
As a result of the acquisition on May 31, 2003, BCE Inc. is not considered a related party subsequent to May 30, 2003.

**
Management fees paid to BCE were based on direct costs for providing these services by BCE.

***
Excel is not considered a related party subsequent to March 31, 2002, following its divestiture by Teleglobe Inc.

****
Cerberus made a loan of $6 million in December 2002. This loan was repaid later in December 2002 and as a result the loan is not reflected on the December 31, 2002 balance sheet.

*****  TIH made loans to certain officers in October 2003. These loans (described in more detail in Note 15), were fully repaid by February 6, 2004.

19.   SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

        TIH has a single operating segment based on the manner in which management has organized the operations of the Company. For the Predecessor, these combined financial statements are consistent with the operating segments of Teleglobe Inc. referred to as the BCE Teleglobe Operating Segment.

        TIH's significant operations outside the United States include Canada, the United Kingdom, Australia, Hong Kong and Spain. For geographical reporting, revenues are attributed to the geographic location in which the customer is located. Net property and equipment, goodwill and other intangible assets are attributed to the geographic location in which they are located. Certain cable assets which are not physically located in the geographies of the operating entities are classified under the Bermuda entity. The following is a summary (in thousands of U.S. dollars) of operations by entities located within the indicated geographical areas.

		Predecessor
	Successor	For the periods ended
	December 31 2003 7 months	May 30 2003 5 months	December 31 2002 12 months	December 31 2001 12 months
		(amounts in thousands)
Revenues
United States	$178,615	$97,209	$210,457	$251,821
Canada	76,725	103,876	240,937	273,653
Europe	134,919	84,923	291,384	362,172
Latin America	22,277	18,454	86,269	75,400
Asia	51,115	36,113	119,998	107,363
Other	32,666	20,793	61,250	157,188

	$496,317	$361,368	$1,010,295	$1,227,597

	Successor	Predecessor
	December 31 2003	December 31 2002
	(amounts in thousands)
Property and equipment
United States	$29,605	$187,541
Canada	20,157	77,223
United Kingdom	3,644	7,446
Spain	299	827
Europe—other	—	—
Latin America	—	—
Bermuda	67,531	—
Other	603	2,758

	$121,839	$275,795

Intangible assets
United States	$—	$—
Canada	—	—
United Kingdom	—	—
Spain	—	—
Europe—other	—	—
Latin America	—	—
Bermuda	10,352	—

	$10,352	$—

        The following is a summary of revenues by major products:

		Predecessor
	Successor	For the periods ended
	December 31 2003 7 months	May 30 2003 5 months	December 31 2002 12 months	December 31 2001 12 months
		(amounts in millions)
Voice—transport	$378	$267	$648	$741
Data—transport	65	60	265	348
Value added services	53	34	97	139

Total	$496	$361	$1,010	$1,228

        One customer accounted for approximately 13% of TIH's revenues for the seven months ended December 31, 2003, 29% of the Predecessor's revenues for the five months ended May 30, 2003, and 24% and 17% for the years ended December 31, 2002 and 2001, respectively.

20.   ITXC MERGER AGREEMENT

        On November 4, 2003, TIH entered into a definitive merger agreement with ITXC Corp. ("ITXC") for the acquisition of ITXC by TIH. ITXC is a provider of Voice over Internet Protocol (VoIP) wholesale services. The primary reason for the merger is to provide ITXC's VoIP network to Teleglobe's established bilateral relationships with telecommunications companies around the world. Upon consummation of the merger, the outstanding shares of ITXC's common stock will be exchanged for approximately 28% of the capital stock of a newly formed parent company of TIH. All outstanding options and warrants of ITXC will be exchanged for options and warrants of the new Teleglobe parent company. The closing is expected to be completed before May 15, 2004, and is subject to the approval of ITXC's shareholders, the meeting of certain financial tests by ITXC and TIH, registration with the SEC of the TIH common shares to be issued in the merger, the approval for listing of Teleglobe common shares on NASDAQ or another U.S. national securities exchange, receipt of any required governmental or other regulatory approvals, including the expiration of any applicable Hart-Scott-Rodino waiting period and other customary closing conditions.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among

TELEGLOBE INTERNATIONAL HOLDINGS LTD,

VEX MERGER SUBSIDIARY CORP.

and

ITXC CORP.

Dated as of November 4, 2003

Annexes

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2003 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this "Agreement"), among TELEGLOBE INTERNATIONAL HOLDINGS LTD, a Bermuda company ("Parent" "), ITXC CORP., a Delaware corporation ("Company"), and VEX MERGER SUBSIDIARY CORP., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent ("Merger Sub").

W I T N E S S E T H:

        WHEREAS, the boards of directors of Parent and Company have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Merger Sub with and into Company (the "Merger") and have approved and adopted this Agreement;

        WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain stockholders of Company have entered into a voting agreement ("Voting Agreement") in the form attached hereto as Annex A;

        WHEREAS, after the execution of this Agreement, Parent will contribute (the "Contribution") all of the outstanding equity of Teleglobe Bermuda Ltd, a Bermuda company, TLGB Luxembourg Holdings SarL, a Luxembourg company, and Merger Sub, which entities are, as of the date hereof, the only direct wholly owned Subsidiaries of Parent (together the "Intermediate Subsidiaries"), to a newly formed Bermuda company which will be a direct wholly owned subsidiary of Parent ("New Parent"), in exchange for common shares of New Parent, and it is intended, for United States federal income tax purposes, that such contribution by Parent and the Merger constitute a single, integrated plan;

        WHEREAS, upon the terms and subject to the conditions of this Agreement, including without limitations, those conditions set forth in Section 2.01 hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), New Parent will acquire all of the common stock of Company through the Merger of Merger Sub with and into Company;

        WHEREAS, prior to the Effective Time (as defined below), Parent shall repurchase all of the outstanding shares of the Parent Preferred Stock (as defined below), plus accrued and unpaid dividends in exchange for the distribution of certain intercompany notes (the "Intercompany Notes") held by it prior to the date hereof and listed in Section R of the Parent Disclosure Schedule to the holders of the Parent Preferred Stock;

        WHEREAS in connection with Merger, New Parent shall consummate a private placement of senior notes pursuant to Rule 144A of the Securities Act (the "High Yield Offering") or any substitute financing, the proceeds of which shall be loaned directly and indirectly by New Parent (the "New Interco Loans") to those Parent Subsidiaries who are the issuers of the Intercompany Notes listed in Section R of the Parent Disclosure Schedule and identified as such;

        WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

        WHEREAS the proceeds of the New Interco Loans shall be used to repay in full the Intercompany Notes.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.01    Certain Defined Terms.    Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

        "Affiliate" shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

        "Bell Canada Agreement" shall mean that certain Master Wholesale Pricing and Services Coordinating Agreement, dated as of January 1, 2001, by and among Teleglobe Inc., Bell Canada and BCE Nexxia Inc. as amended by the First Amendment, dated June 12, 2003, between Teleglobe Canada ULC and Bell Canada.

        "BestValue Routing Technology" shall mean (i) the software and hardware infrastructure, (ii) methodology for monitoring, evaluating and managing voice quality by generating predictive and corrective network adjustments, and (iii) the network configuration utilized in operating Company's voice over internet protocol network.

        "Blue Sky Laws" shall mean state securities or "blue sky" Laws.

        "BMA" shall mean the Bermuda Monetary Authority.

        "Business Day" shall mean any day other than Saturday, Sunday or other day on which commercial banks are not required or authorized by Law or executive order to remain closed in the City of New York.

        "Buy/Sell Margin" shall mean, for any period with respect to (i) Company, the difference between Gross Revenue and the aggregate variable costs paid to carriers to terminate the traffic of Company and any of the Company Subsidiaries or (ii) Parent, the difference between Gross Revenue and the sum of (a) the aggregate variable costs paid to terminate the traffic of Parent and any of the Parent Subsidiaries and (b) the amount of Distributable Cash to be paid to Comfone AG ("Comfone") pursuant to the Joint Venture Agreement that has accrued during such period and (c) the amount of collected revenue resulting from the sales by Parent or the Parent Subsidiaries of IRSC Service (as defined in the PTI Agreement) to be paid to PTI that has accrued during such period.

        "Company Business Intellectual Property" shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

        "Company Common Stock" shall mean the shares of common stock, par value $0.001 per share, of Company.

        "Company Competing Transaction" shall mean any of the following involving Company (other than the Merger):

            (i)  any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction;

           (ii)  any sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Company and the Company Subsidiaries (as defined in Section 4.01), taken as a whole, in a single transaction or series of related transactions;

          (iii)  any tender offer or exchange offer for 20% or more of the outstanding voting securities of Company or the filing of a registration statement under the Securities Act in connection therewith;

          (iv)  any Person (other than a Person who as of the date hereof beneficially owns 20% or more of the outstanding voting securities of Company; provided, such Person does not acquire beneficial ownership of additional voting securities of Company) having acquired "beneficial ownership" or the right to acquire "beneficial ownership" of, or any "group" (as such terms are defined under Section 13(d) of the Exchange Act) (other than any group which, as of the date hereof, beneficially owns 20% or more of the outstanding voting securities of Company; provided, that such group does not acquire beneficial ownership of additional voting securities of Company) having been formed that beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of Company;

           (v)  any solicitation of proxies in opposition to the adoption of this Agreement by the stockholders of Company (the "Company Stockholders"); or

          (vi)  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        "Company Disclosure Schedule" shall mean the disclosure schedule delivered by Company to Parent concurrently with the execution of this Agreement and forming a part hereof.

        "Company Intellectual Property Contracts" shall mean all Contracts concerning the Company Business Intellectual Property, including without limitation Contracts granting Company and/or any of the Company Subsidiaries rights to use the Company Licensed Intellectual Property, Contracts granting rights to use Company Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

        "Company Licensed Intellectual Property" shall mean Intellectual Property used or intended to be used by Company and/or any of the Company Subsidiaries pursuant to a license or permission from other Persons.

        "Company Material Adverse Effect" shall mean any change in or effect on (x) the business of Company or the Company Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is materially adverse to the business, assets (both tangible and intangible), liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole or (y) the ability of Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, in and of themselves, be considered a Company Material Adverse Effect: (a) any decrease in the market price or trading volume of the Company Common Stock after the date hereof (but not any change or effect underlying such decrease to the extent such change or effect may otherwise constitute a Company Material Adverse Effect); (b) (1) loss by Company of current customers or any reductions in sales or revenues or (2) loss by Company of current employees, suppliers or distributors due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement; (c) changes in general economic conditions or changes affecting the industry generally in which Company operates (other than such changes that affect Company in a materially disproportionate manner), (d) acts of terrorism, war or other social or political disruptions; or (e) accounting changes required by changes in United States GAAP or the policies of the Public Company Accounting Oversight Board.

        "Company Owned Intellectual Property" shall mean Intellectual Property owned by Company and/or the Company Subsidiaries.

        "Company Stock Plan" shall mean Company's 1998 Stock Incentive Plan, as amended.

        "Company Stock Purchase Plan" shall mean Company's Employee Stock Purchase Plan.

        "Company Subsidiary" shall mean any direct or indirect Subsidiary owned by Company.

        "Company Target Margin" shall mean $7,500,000.

        "Company Warrants" shall mean those certain warrants to purchase Company Common Stock granted to each of Messrs. Tom I. Evslin and Edward B. Jordan.

        "Confidentiality Agreement" shall mean the confidentiality agreement, dated as of May 1, 2003, between TLGB Acquisition LLC and Company.

        "Contract(s)" shall mean, with respect to any specified Person, any written or oral, contract, agreement, lease, indenture, or commitment to which such Person or its properties are legally bound or under which such Person is legally obligated, whether on an absolute or contingent basis.

        "Distributable Cash" shall have the meaning given to such term in the Joint Venture Agreement.

        "$" shall mean United States Dollars.

        "Encumbrances" shall mean all claims, security interests, liens, pledges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other similar encumbrance or right.

        "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material.

        "Environmental Permit" shall mean any Permit or other authorization required under or issued pursuant to any applicable Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean with respect to a specified Person, any entity, which, together with such Person or any of its Subsidiaries as the case may be, would be treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

        "Expenses" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement (as defined in Section 7.01) and the Proxy Statement (as defined in Section 7.01), the solicitation of stockholder approvals, the filing of HSR Act notification and report form, if any, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

        "Governmental Entity" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body including, but not limited to, any Telecommunications Operating Authority.

        "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

        "Gross Revenue" shall mean, for any period, (i) in the case of Parent, the aggregate revenues derived from its voice, data, Internet and global roaming businesses received in the ordinary course of business by Parent and any of its Subsidiaries on a consolidated basis and calculated in accordance with United States GAAP; provided, that the aggregate revenues derived from any Person listed in Section 1.01GR of the Parent Disclosure Schedule, shall, for purposes of calculating Gross Revenues with respect to Parent, be deemed to equal the greater of (A) the amount set forth opposite such Person's name listed in Section 1.01GR of the Parent Disclosure Schedule and (B) the actual amount of revenues derived from such Person and (ii) in the case of Company, the aggregate revenues for voice traffic received in the ordinary course of business by Company and any of its Subsidiaries on a consolidated basis and calculated in accordance with United States GAAP; provided, that the aggregate revenues derived from any Person listed in Section 1.01GR of the Company Disclosure Schedule shall, for purposes of calculating Gross Revenues with respect to Company, be deemed to equal the greater of (A) the amount set forth opposite such Person's name listed in Section 1.01GR of the Company Disclosure Schedule and (B) the actual amount of revenues derived from such Person.

        "Hazardous Material" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

        "Indebtedness" shall mean as to any Person, all indebtedness to any other Person for borrowed money, including capitalized lease obligations, synthetic lease obligations, sale leaseback obligations and other similar indebtedness obligations, whether secured or unsecured, and all such indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss.

        "Intellectual Property" shall mean all United States and non-United States (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same (collectively, "Trademarks"); (ii) inventions, discoveries and ideas, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues (collectively, "Patents"); (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, algorithms, drawings, prototypes, models, designs and customer lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship (including without limitation computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights"); and (v) all other intellectual property or proprietary rights (collectively, "Other Proprietary Rights").

        "Joint Venture Agreement" shall mean that certain joint venture agreement dated as of January 1, 1997, between Teleglobe Canada Inc. and Swisscom Ltd., as amended by Amendment No. 1 dated as of June 30, 2001 between Teleglobe Canada Limited Partnership and Comfone.

        "IRS" shall mean the United States Internal Revenue Service.

        "IT Systems" shall mean all United States and non-United States electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content.

        "Knowledge of Company" shall mean that any Person listed in Section 1.01C of the Company Disclosure Schedule is actually aware of a fact or other matter or should have been aware of a fact or other matter based upon reasonable inquiry and investigation.

        "Knowledge of Parent" shall mean that any Person listed in Section 1.01P of the Parent Disclosure Schedule is actually aware of a fact or other matter or should have been aware of a fact or other matter based upon reasonable inquiry and investigation.

        "Law" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

        "Network Operations" shall mean all United States and non-United States routers, switch sites, network operations centers, points of presence, terrestrial, subsea and satellite networks and all other transport networks, as applicable to a specified Person.

        "NNM" shall mean The Nasdaq National Market.

        "Parent Business Intellectual Property" shall mean the Parent Owned Intellectual Property and the Parent Licensed Intellectual Property.

        "Parent Common Stock" shall mean the common shares, par value $0.01 per share, of Parent.

        "Parent Core Countries" shall mean the United States, Canada, Hong Kong, Spain, the United Kingdom and Australia.

        "Parent Disclosure Schedule" shall mean the disclosure schedule delivered by Parent to Company concurrently with the execution of this Agreement and forming a part hereof.

        "Parent Intellectual Property Contracts" shall mean all Contracts concerning the Parent Business Intellectual Property, including without limitation Contracts granting Parent and/or any of the Parent Subsidiaries rights to use the Parent Licensed Intellectual Property, Contracts granting rights to use Parent Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

        "Parent Licensed Intellectual Property" shall mean Intellectual Property used or intended to be used by Parent and/or any of the Parent Subsidiaries pursuant to a license or permission from other Persons.

        "Parent Material Adverse Effect" shall mean any change in or effect on (x) the business of Parent and the Parent Subsidiaries (as defined in Section 5.03) that, individually or in the aggregate (taking into account all other such changes or effects) is materially adverse to the business, assets (both tangible and intangible), liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (y) the ability of Parent and New Parent (upon the execution of the Joinder Agreement) to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, in and of themselves, be considered a Parent Material Adverse Effect: (a) changes in general economic conditions or changes affecting the industry generally in which Parent operates (other than such changes that affect Parent in a materially disproportionate manner), (b) (1) loss by Parent of current customers or any reductions in sales or revenues or (2) loss by Parent of current employees, suppliers or distributors due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement; (c) acts of terrorism, war or other social or political disruptions; or (d) accounting changes required by changes in United States GAAP or the policies of the Public Company Accounting Oversight Board.

        "Parent Owned Intellectual Property" shall mean Intellectual Property owned by the Parent and/or the Parent Subsidiaries.

        "Parent Preferred Stock" shall mean the preferred shares, par value $0.01 per share, of Parent.

        "Parent Subsidiary" shall mean any direct or indirect Subsidiary owned by Parent, including after its formation, New Parent.

        "Parent Target Margin" shall mean $52,000,000.

        "Permit" shall mean permits, licenses, franchises, variances, exemptions, orders, registrations, certificates, consents, approvals and other authorizations issued or granted by Governmental Entities, including without limitation, the Telecommunications Operating Authorities and any other right or authorization held by a specified Person granted or recognized by a Governmental Entity in any jurisdiction and required for the provision or delivery of telecommunications and/or information services in or to such jurisdiction.

        "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, individual (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

        "PTI" means Performance Technologies Inc., a Delaware corporation.

        "PTI Agreement" means the Agreement dated July 1, 2001 between Teleglobe Canada Limited Partnership, Microlegend Telecom Systems Inc. and PTI.

        "Registered" shall mean issued, registered, renewed or the subject of a pending application.

        "Required Company Governmental Approvals" shall mean any approval or authorization required to be obtained by Company from any Telecommunications Operating Authority.

        "Rights Agreement" shall mean the Shareholder Protection Rights Agreement, dated April 10, 2003 between Company and American Stock Transfer & Trust Company, as Rights Agent.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

        "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Tax" shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other taxing authority ("Taxing Authority"), including, without limitation, income, franchise, windfall or other profits, gross or net receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth taxes; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

        "Tax Return" shall mean any return, statement or form (including, without limitation, any estimated tax report or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

        "Teleglobe APA" shall mean that certain purchase agreement, dated as of September 18, 2002, as amended, among TLGB Acquisition LLC, Teleglobe Inc., Teleglobe USA Inc. and the other parties listed as "Key Sellers" on the signature pages thereto.

        "Telecommunications Operating Authorities" shall mean collectively, the United States Federal Communications Commission (the "FCC") and the state public utilities commissions or similar Governmental Entities in the same or other jurisdictions, each individually a "Telecommunications Operating Authority."

        "United States GAAP" shall mean United States generally accepted accounting principles.

        "WARN Act" shall mean the Workers Adjustment Retraining Notification Act.

        In addition to the foregoing definitions, the following terms shall have the definitions specified in the section of the Agreement listed below:

Defined Terms	Section
2002 Statements	5.07	(d)
Acquired Businesses	5.07	(d)
Agreement	Introduction
Benefit Plan	4.09	(a)
Certificate of Merger	2.03
Closing	2.02
Code	Recitals
Commitment Letter	5.15
Company	Introduction
Company Business Trade Secrets	4.15	(k)
Company Buy/Sell Certificate	7.10	(b)
Company Bylaws	4.02
Company Certificate of Incorporation	4.02
Company Certificates	3.02	(c)
Company Financial Advisor	4.20
Company Reports	4.07
Company Stock Options	3.05
Company Stockholders' Meeting	7.02
Company Superior Proposal	6.05
Company Telecommunications Applications	4.05	(a)
Company Termination Fee	9.05	(b)
Contribution	Recitals
DGCL	Recitals
Effective Time	2.03
Exchange Agent	3.02	(a)
Exchange Ratio	3.01	(a)
Executive Agreements	27
Final Order	8.02	(e)
Foreign Pension Plan	4.09	(e)
High Yield Notes	62
High Yield Offering	Recitals
Immediate Subsidiaries	Recitals

Indemnified Party	7.03	(a)
ISRA	4.04
Material Contracts	4.12
May Balance Sheet	5.07	(a)
May Statement of Operations	5.07	(a)
Merger	Recitals
Merger Sub	Introduction
New Interco Loans	Recitals
New Parent	Recitals
New Parent Certificates	3.02	(b)
New Parent Common Stock	5.18	(c)
Parent	Introduction
Parent Benefit Plan	5.16	(a)
Parent Business Trade Secrets	5.10	(j)
Parent Buy/Sell Certificate	7.10	(a)
Parent Byelaws	37
Parent Financial Statements	5.07	(a)
Parent Foreign Pension Plan	5.16	(e)
Parent Memorandum of Association	37
Parent Pension Plan	5.16	(6)
Pension Plan	4.09	(b)
Proxy Statement	7.01	(a)
Registration Statement	7.01	(a)
Representatives	6.04
September 30 Statements	5.07	(d)
September Statement of Operations	5.07	(a)
Subsequent Parent Financial	5.07	(d)
Suit	4.15	(c)
Surviving Corporation	2.01
Tax Affiliate	4.16
Terminating Company Breach	9.01	(f)
Terminating Parent Breach	9.01	(g)
Termination Date	9.01	(b)
Unaudited Balance Sheet	5.07	(a)
Voting Agreement	Recitals

ARTICLE II

THE MERGER

        SECTION 2.01    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 2.03), Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation of the Merger, as a wholly owned Subsidiary of New Parent (the "Surviving Corporation"). Notwithstanding the foregoing, Parent may elect at any time prior to the Effective Time, subject to the limitations imposed by applicable Law, to change the method of effecting the business combination between Parent and Company to substitute any direct or indirect wholly owned Subsidiary of Parent for Merger Sub as a constituent corporation in the Merger, provided, however, such change described in this sentence shall not be effected without Company's prior written consent if such change will negatively affect Company, any Company Subsidiary, or any of Company's stockholders. In the event of an election by Parent to effect any such change and (if required) the receipt by Parent of Company's written consent thereto, the parties hereto shall execute an appropriate amendment to this Agreement. Notwithstanding anything else in this Agreement to the contrary, Parent will, prior to the Effective Time, substitute New Parent as the direct parent of Merger Sub through the Contribution in the manner described in the third recital of this Agreement. Upon the completion of the Contribution, New Parent shall execute a Joinder Agreement substantially in the form attached as Annex E hereto (the "Joinder Agreement") and thereby upon execution become a party hereto.

        SECTION 2.02    Closing.    Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three Business Days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "Closing") to be held at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, unless another date, time or place is agreed to by Parent and Company.

        SECTION 2.03    Effective Time.    At and after the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be agreed upon by Parent and Company and set forth therein, being the "Effective Time").

        SECTION 2.04    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Company as the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Company as the Surviving Corporation.

        SECTION 2.05    Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation.    Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

          (a)   the certificate of incorporation and the bylaws of Company shall be amended in their entirety in the Merger to read as set forth on Annex B hereto and, as so amended, shall be the certificate of incorporation and the bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation or bylaws;

          (b)   the officers of Company immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

          (c)   Company shall take all requisite action so that, as of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, to serve as such from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

        SECTION 3.01    Conversion of Shares.    At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, New Parent, Merger Sub, Company or the holders of any of the following securities:

          (a)   Each share of Company Common Stock issued and outstanding immediately before the Effective Time (excluding those shares to be canceled in accordance with Section 3.01(b)) and all rights in respect thereof shall forthwith cease to exist and be converted into the right to receive 0.0107 of a share (as adjusted pursuant to Section 3.06 or by Parent in consultation with Company in accordance with any stock split or combination by New Parent for any reason including, in order to comply with the minimum bid price requirements for the approval of any initial listing application by the NNM or another U.S. national securities exchange, as the case may be) (the "Exchange Ratio") of New Parent Common Stock.

          (b)   Each share of Company Common Stock held in the treasury of Company or owned by Parent, New Parent, Merger Sub or any wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time shall be canceled and no shares of stock or other securities of Parent, New Parent, the Surviving Corporation or any other corporation shall be issuable, and no payment of other consideration shall be made, with respect thereto.

          (c)   Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Sub common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation common stock into which such shares of Merger Sub common stock shall have been converted.

        SECTION 3.02    Exchange of Shares Other than Treasury Shares

          (a)    Exchange Agent.    As of the Effective Time, New Parent shall enter into an agreement, in form and substance reasonably satisfactory to Company, with American Stock Transfer & Trust Company or such other bank or trust company as may be designated by New Parent to act as exchange agent for the Merger (the "Exchange Agent").

          (b)    New Parent to Provide Common Stock.    Promptly after the Effective Time, New Parent shall make available to the Exchange Agent for the benefit of the holders of Company Common Stock certificates of New Parent Common Stock ("New Parent Certificates") representing the number of shares of New Parent Common Stock issuable pursuant to Section 3.01(a) and shall enter the names of such holders in New Parent's register of members as the owners of such shares of New Parent Common Stock.

          (c)    Exchange Procedures.    The Exchange Agent shall mail to each holder of record of certificates representing shares of Company Common Stock issued and outstanding immediately prior to the Effective Time ("Company Certificates"), as soon as reasonably practicable after the Effective Time (and in any event not later than five Business Days after the later to occur of (x) the Effective Time and (y) receipt by New Parent of a complete list from Company of the names and addresses of its holders of record): (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as New Parent may reasonably specify and as Company shall have approved (such approval not to be unreasonably withheld, delayed or conditioned) prior to the Effective Time); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for New Parent Certificates. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by New Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive, in exchange therefor, a New Parent Certificate representing the number of shares of New Parent Common Stock that such holder has the right to receive pursuant to this Article III and dividends or distributions declared or made on such New Parent Common Stock after the Effective Time and payable between the Effective Time and the time of such surrender pursuant to this Section 3.02 and Section 3.04, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, to represent for all purposes only the right to receive the number of shares of New Parent Common Stock into which such shares of Company Common Stock are so convertible and any dividends and distributions declared or made on such New Parent Common Stock after the Effective Time and payable between the Effective Time and the time of such surrender. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article III.

          (d)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions with respect to New Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the New Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.02(d)) with respect to such shares of New Parent Common Stock and at the appropriate payment date, the amount of any dividends or distributions with a record date after the Effective Time, but prior to such surrender, with a payment date after such surrender.

          (e)    Transfer of Ownership.    If any New Parent Certificate is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or payment thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to New Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a New Parent Certificate for shares of New Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of New Parent or any agent designated by it that such Tax has been paid or is not payable.

          (f)    Termination of Exchange Agent Funding.    Any portion of funds (including any interest earned thereon) or New Parent Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article III within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to New Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this Section 3.02 shall thereafter look only to New Parent (subject to abandoned property, escheat and similar Laws) only as general creditors thereof for their claim for shares of New Parent Common Stock, including any fractional share of New Parent Common Stock to which such holder is entitled pursuant to Section 3.04 and any dividends or distributions (with a record date after the Effective Time) with respect to New Parent Common Stock to which they are entitled.

          (g)    No Liability.    Notwithstanding anything to the contrary in this Section 3.02, none of the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to any Person in respect of any shares of New Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        SECTION 3.03    Stock Transfer Books.    As of the Effective Time, the stock transfer books of Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of Company at the Effective Time, a certificate or certificates representing the number of shares of New Parent Common Stock into which such shares of Company Common Stock shall have been entitled to be converted shall be issued to the transferee including any fractional share of New Parent Common Stock to which such holder is entitled pursuant to Section 3.04, in accordance with Section 3.04 hereof, and a cash payment in the amount of dividends, if any, in accordance with Section 3.02(d) hereof, if the certificate or certificates formerly representing such shares of Company Common Stock is or are surrendered in accordance with the provisions of Section 3.02(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer Tax.

        SECTION 3.04    No Fractional Shares.    Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of New Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall be entitled to receive an additional fraction of a share of New Parent Common Stock to create a whole share such that no such holder will receive any fractional share of New Parent Common Stock.

        SECTION 3.05    Options to Purchase Company Common Stock; Company Warrants.    Each of Parent, New Parent and Company shall take all requisite action so that, at the Effective Time, (i) the Company Stock Plan and each option granted by Company to purchase shares of Company Common Stock pursuant to the Company Stock Plan or otherwise listed on Section 4.03 of the Company Disclosure Schedule ("Company Stock Options") and (ii) each Company Warrant and purchase right pursuant to the Company Stock Purchase Plan, in each case, which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by New Parent and converted into an option, or warrant, as the case may be, to purchase shares of New Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except (a) to the extent that such terms, conditions and restrictions may be altered in accordance with their terms, (b) that all references in each such Company Stock Option, Company Warrant or purchase right as the case may be, to Company shall be deemed to refer to New Parent) and (c) a change in the identity of the plan administrator:

          (a)   the number of shares of New Parent Common Stock to be subject to the new option, warrant or purchase right, as the case may be, shall be equal to the product of (x) the number of shares of Company Common Stock subject to the original Company Stock Option, Company Warrant or purchase right, as applicable, immediately prior to the Effective Time and (y) the Exchange Ratio;

          (b)   the exercise price per share of New Parent Common Stock under the new option, warrant or purchase right, as the case may be, shall be equal to (x) the exercise price per share of Company Common Stock in effect under the original Company Stock Option, Company Warrant or purchase right, as applicable, immediately prior to the Effective Time divided by (y) the Exchange Ratio;

          (c)   in effecting such assumption and conversion, the aggregate number of shares of New Parent Common Stock to be subject to each assumed Company Stock Option, Company Warrant or purchase right, as the case may be, will be rounded up or down, if necessary, to the nearest whole share (with one-half being rounded up) and the aggregate exercise price shall be rounded up or down, if necessary, to the nearest whole cent (with one-half being rounded up); and

          (d)   at the Effective Time, the Company Stock Plan and the Company Stock Purchase Plan shall be terminated.

        The adjustments provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in such manner as shall not cause a modification, extension or renewal of the options, within the meaning of Section 424(a) of the Code.

        Other than as set forth in Section 3.05 of the Company Disclosure Schedule, no Company Stock Option shall vest or have any right to vest as a result of, or in connection with, the Merger or the transactions contemplated hereby

        SECTION 3.06    Certain Adjustments.    If between the date of this Agreement and the Effective Time, (a) the number of outstanding shares of New Parent Common Stock are increased above 1,200,000 shares, or the outstanding shares of Company Common Stock shall be changed into a different number of shares, in either case, by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or (b) except as otherwise permitted pursuant to this Agreement (including (x) the issuance of up to an aggregate of 82,000 (i) Company Stock Options (including the issuance of shares upon exercise thereof) in accordance with the Company Stock Plan and (ii) shares of Company Common Stock issued pursuant to the Company Stock Purchase Plan and (y) the exercise of Company Stock Options or Company Warrants described in Section 4.03 of this Agreement or Section 4.03 of the Company Disclosure Schedule as being outstanding on the date hereof), the number of outstanding shares of Company Common Stock and securities exchangeable for or convertible into shares of Company Common Stock, or New Parent Common Stock and securities exchangeable for or convertible into shares of New Parent Common Stock, as the case may be, is in excess of that specified in Section 4.03 or Section 5.03, as applicable, or disclosed on Section 4.03 of the Company Disclosure Schedule or Section 5.03 of the New Parent Disclosure Schedule, as applicable, (regardless of whether such excess is a result of an additional issuance of capital stock or a correction to such Sections), then, in either case, the Exchange Ratio shall be adjusted accordingly to provide to New Parent and Company the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

        SECTION 3.07    Lost, Stolen or Destroyed Certificates.    In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of New Parent Common Stock as may be required pursuant to Section 3.01; provided, however, that New Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify New Parent against any claim that may be made against New Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

        SECTION 3.08    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company are hereby fully authorized in the name of their corporation or otherwise to take, and will use all good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Company hereby represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific section in this Article IV; and to any other representation or warranty of Company to the extent that it is readily apparent from such disclosure that such disclosure is applicable to such other representation or warranty and the applicable cross-reference is contained therein, that:

        SECTION 4.01    Organization and Qualification.

          (a)   Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, or would not be reasonably likely to have, a Company Material Adverse Effect.

          (b)   Each of the Company's Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power to carry on its business as it is now being conducted. Each such Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, or would not be reasonably likely to have, a Company Material Adverse Effect. Other than directors qualifying shares, all of the outstanding shares of capital stock or membership interests of each of the Company Subsidiaries are validly issued, fully paid and nonassessable and are owned by Company or by a wholly owned Company Subsidiary, free and clear of all Encumbrances, and there are no proxies outstanding with respect to such shares or membership interests. Section 4.01(b) of the Company Disclosure Schedule sets forth a true and complete list of the ownership interests of Company in the Company Subsidiaries and in any other corporation, partnership, joint venture or other business association or entity.

        SECTION 4.02    Certificate of Incorporation and Bylaws.    The third restated certificate of incorporation (the "Company Certificate of Incorporation") and bylaws, as amended (the "Company Bylaws"), which have been previously delivered to Parent are the certificate of incorporation and bylaws of Company as in effect on the date of this Agreement. Neither Company nor any Company Subsidiary is in violation of any of the provisions of its respective certificate of incorporation, bylaws or other organizational documents.

        SECTION 4.03    Capitalization.    The authorized capital stock of Company consists of 15,000,000 shares of preferred stock, par value $0.001 per share, and 400,000,000 shares of Company Common Stock. As of October 31, 2003, (i) 43,245,427 shares of Company Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 3,883,700 shares of Company Common Stock were held in the treasury of Company or by any of the Company Subsidiaries, (iii) 9,627,687 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan and 1,582,921 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plan, copies of which has heretofore been furnished to Parent, (iv) 879,766 shares of Company Common Stock were reserved for issuance pursuant to the Company Warrants, a copies of which have heretofore been furnished to Parent, and (v) 6,818,412 Company Stock Options were outstanding pursuant to the Company Stock Plan. Section 4.03 of the Company Disclosure Schedule sets forth a true and complete listing of all outstanding Company Stock Options, setting forth the names of the holders of such Company Stock Options, the number of Company Stock Options so held and the exercise prices and vesting schedules of such Company Stock Options. Pursuant to the Rights Agreement, Company has issued to its stockholders, rights to purchase shares of capital stock of Company. There are no unvested shares of Company Common Stock that have been awarded to, or are otherwise held by, any employee, director or consultant pursuant to the Company Stock Plan and as of the Effective Time there will be no outstanding rights to purchase any Company Common Stock pursuant to the Company Stock Purchase Plan. Except as set forth above or in Section 6.01(b)(ii) of this Agreement or in Section 4.03 of the Company Disclosure Schedule, there are not now, and at the Effective Time there will not be, any shares of capital stock or other equity securities of Company, vested or unvested, issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating Company or any of the Company Subsidiaries to issue or sell any shares of capital stock of Company or of any Company Subsidiary. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no outstanding contracts of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity securities of Company or any Company Subsidiary.

        SECTION 4.04    Authority Relative to This Agreement.    Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the transactions contemplated hereby, except for any required adoption of this Agreement by Company's stockholders as set forth in Section 4.25 of this Agreement. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company. Except as set forth in Section 4.04 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is subject to or obligated under any provision of (i) its respective certificate of incorporation or bylaws or other organizational document, (ii) any Contract (excluding all arrangements which are terminable upon 90 days or less notice without premium or penalty or arrangements involving not more than $100,000 per fiscal year in payments expected to be paid or received by Company or any Company Subsidiary), (iii) any Permit, or (iv) any Law or Governmental Order which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any Encumbrance on any of its assets would be created or suffered by Company's execution and performance of this Agreement, except (as to clauses (ii), (iii) or (iv) above) where such breach, violation, right of termination or acceleration, or Encumbrance, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Company Material Adverse Effect. Except as set forth in Section 4.04 of the Company Disclosure Schedule, the consummation of the Merger by Company will not require the consent or approval of or registration or filing with any Governmental Entity, including without limitation, any Telecommunications Operating Authority other than the (i) adoption of this Agreement by Company's stockholders as set forth in Section 4.25 hereof, (ii) applicable requirements, if any, of the Exchange Act, state "blue sky" or takeover laws, the New Jersey Industrial Site Remediation Act ("ISRA") and the HSR Act and other similar Laws, (iii) compliance with the United States Communications Act of 1934, as amended, including without limitation, as amended by the Unites States Telecommunications Act of 1996 and any rules, regulations or policies promulgated by the FCC or any other Telecommunications Operating Authority, and (iv) filing and recordation of appropriate merger documents as required by the DGCL. To the Knowledge of Company, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby, other than the provisions of Section 203 of the DGCL. By virtue of resolutions adopted by Company's Board of Directors, the Merger, this Agreement and the transactions contemplated hereby will not be subject to the restrictions on "business combinations" (as defined in Section 203 of the DGCL) or the Rights Agreement.

        SECTION 4.05    Licenses and Permits; Governmental Notices.

          (a)   Company and the Company Subsidiaries have obtained all material Permits granted or issued by any Governmental Authority, including without limitation, any Telecommunications Operating Authority, that are necessary under applicable Law to conduct their respective businesses and to own and operate their respective assets and such Permits are valid and in full force and effect. No material defaults or violations exist or have been recorded in respect of any Permit of Company and the Company Subsidiaries. No proceeding is pending or, to Knowledge of Company, threatened looking toward the revocation, limitation or non-renewal of any such material Permit and any other Permit issued or granted, or required to be issued or granted, by any Telecommunications Operating Authority with respect to Company and the Company Subsidiaries. Section 4.05(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all material Permits issued by all Telecommunications Operating Authorities. Section 4.05(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each application of Company or any of the Company Subsidiaries pending before any Telecommunications Operating Authority (the "Company Telecommunications Applications"). The Company Permits and the Company Telecommunications Applications are the only Permits that are required for the conduct of the business and operations of Company and the Company Subsidiaries as currently conducted except where the failure to have such Permits would not or would not be reasonably likely to, a individually or in the aggregate, have a Company Material Adverse Effect.

          (b)   Since December 31, 2002, except as set forth in Section 4.05(b) of the Company Disclosure Schedule, each of Company and the Company Subsidiaries has not received any written notice regarding, and has not been made a party to, any proceeding brought by any Governmental Entity alleging that (i) Company and the Company Subsidiaries are in, or may be in, violation in any material respect of any Law or Governmental Order, (ii) Company or any Company Subsidiary must change in any material respect any of its business practices to remain in compliance with any applicable Law or Governmental Order, (iii) Company and the Company Subsidiaries have failed to obtain any material Permit required for the conduct of its business or (iv) Company and the Company Subsidiaries are in material default under or in violation of any material Permit and any other Permit issued or granted, or required to be issued or granted, by any Telecommunications Operating Authority with respect to Company and the Company Subsidiaries.

        SECTION 4.06    Compliance with Laws.    Except as disclosed in Section 4.06 of the Company Disclosure Schedule, the business of Company and the Company Subsidiaries is not currently conducted nor has such business ever been conducted in violation of any Laws, except for possible violations none of which, individually or in the aggregate, have or would be reasonably expected to have a Company Material Adverse Effect. Except as disclosed in Section 4.06 of the Company Disclosure Schedule, no investigation, review or proceeding by any Governmental Entity (including, without limitation, any Telecommunications Operating Authority) with respect to Company or the Company Subsidiaries in relation to any alleged violation of Law is pending or, to the Knowledge of Company, threatened, nor has any Governmental Entity (including, without limitation, any Telecommunications Operating Authority) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not have, or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of the Company Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business or which would have or would reasonably be expected to have a Company Material Adverse Effect, nor has Company or any of the Company Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing.

        SECTION 4.07    SEC Filings; Financial Statements.

          (a)   Company has timely filed all forms, reports, statements and documents required to be filed by it with the SEC and the NNM since December 31, 2000 (collectively, together with any such forms, reports, statements and documents Company may file subsequent to the date hereof until the Closing, the "Company Reports"). Each Company Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the NNM, as the case may be, and (ii) did not at the time it was filed (or, with respect to any registration statement filed under the Securities Act, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document was prepared in all material respects in accordance with the requirements of applicable Law. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM or any other stock exchange.

          (b)   Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

          (c)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with United States GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year end adjustments, which adjustments are not material) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity (if applicable) and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

          (d)   Except as and to the extent set forth or reserved against on the most recent audited consolidated balance sheet of Company as reported in the Company Reports filed prior to the date hereof, including the notes thereto, Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2002 or incurred in connection with the transactions contemplated by this Agreement and listed in Section 4.07(d) of the Company Disclosure Schedule or otherwise listed in Section 4.07(d) of the Company Disclosure Schedule.

          (e)   Subject to any reserves set forth in Company's financial statements, the accounts receivable shown thereon represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in Company's financial statements was calculated in accordance with United States GAAP and in a manner consistent with prior periods.

        SECTION 4.08    Absence of Certain Changes or Events.    Since December 31, 2002, except as disclosed in the Company Reports filed prior to the date hereof or in Section 4.08 of the Company Disclosure Schedule, each of Company and the Company Subsidiaries has conducted its business only in the ordinary course consistent with past practice and, since such date, there has not been (i) any event or circumstance that has had or would be reasonably likely to have a Company Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to this Agreement and the consummation of the Merger by

Company, (iii) any change by Company or any Company Subsidiary in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of Company's securities, (v) other than in the ordinary course of business with respect to employees, officers or consultants that are not executive officers or directors of Company, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to employees, officers, consultants or directors of Company or any Company Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, (vii) any amendment to the Company Certificate of Incorporation or the Company Bylaws or any Company Subsidiary's certificate of incorporation, bylaws or equivalent organizational documents, (viii) other than in the ordinary course of business, any (1) purchase, sale, assignment or transfer of any material assets, (2) Encumbrance on any material assets or properties, tangible or intangible, except for liens for Taxes not yet delinquent or (3) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any settlement, waiver, release, assignment or compromise relating to any Suit involving Company or any Company Subsidiary, (xi) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company or any Company Subsidiary, (xii) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practices or (xiii) any negotiation or agreement by Company or any Company Subsidiary to do any of the things described in the preceding clauses (i) through (xii).

        SECTION 4.09    Employee Benefit Plans; Labor Matters.

          (a)   True and complete copies of all documents comprising Benefit Plans including, but not limited to, all plan documents, trusts and summary plan descriptions, as applicable, and the most recent annual report on IRS Form 5500 have been made available to Parent and are listed in Section 4.09(a) of the Company Disclosure Schedule. For purposes of this Agreement, the term "Benefit Plan" consists of any plan, Contract or arrangement (regardless of whether funded or unfunded, or foreign or domestic) which is sponsored by Company or any of the Company Subsidiaries, or to which Company or any of the Company Subsidiaries makes contributions or which covers any employee of Company or any Company Subsidiary in his or her capacity as an employee or to which Company or any Company Subsidiary has any obligation with respect to any current or former employee, including, but not limited to, each retirement pension, profit sharing, savings, bonus, stock purchase, stock option, deferred compensation severance, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation or other compensation plan or arrangement.

          (b)   All Benefit Plans are valid and binding and in full force and effect and there are no material defaults thereunder. Each Benefit Plan complies currently, and has complied in the past, in all material respects in form and operation, with all applicable provisions of ERISA, the Code, and other applicable Law, except for failures to comply which would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. Any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS evidencing such qualification. Company does not provide any retiree health and life benefits under any Benefit Plan (excluding (i) continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) to the extent not material, any written arrangements for post-termination of employment medical or life coverage between Company and any individual). There is no pending or, to the Knowledge of Company, threatened litigation, actions or proceedings, by any Governmental Entity or otherwise relating to the Benefit Plans, except for pending or threatened litigation that would not have or would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect. Neither Company nor any of the Company Subsidiaries has engaged in, or failed to engage in, a transaction with respect to any Benefit Plan that is reasonably likely to subject Company or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA in an amount which would have, or reasonably be expected to have, a Company Material Adverse Effect.

          (c)   No Benefit Plan subject to Title IV of ERISA (including any "multiemployer plan" as defined in ERISA) has been sponsored or contributed to by Company, any Company Subsidiary or any ERISA Affiliate during the six year period immediately preceding the date of this Agreement.

          (d)   All contributions required to be made, and claims to be paid, under the terms of any Benefit Plan have been timely made or reserves therefor on the balance sheet of Company have been established, which reserves are adequate in all material respects.

          (e)   None of Company, any Company Subsidiary or any ERISA Affiliate is required to contribute to any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States primarily for the benefit of employees of Company or any Company Subsidiary residing outside the United States, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code (a "Foreign Pension Plan").

          (f)    There are no collective bargaining or other labor union agreements to which Company or any of the Company Subsidiaries is a party or by which any of them is bound. To the Knowledge of Company, since January 1, 2003, neither Company nor any of the Company Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          (g)   There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Company threatened, by or on behalf of any employee or group of employees of Company or any Company Subsidiary.

          (h)   Other than as set forth in Section 4.09(h) of the Company Disclosure Schedule, there are no complaints, charges, or claims against Company or any Company Subsidiary pending, or to the Knowledge of Company, threatened, to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by Company or any Company Subsidiary.

          (i)    Other than as set forth in Section 4.09(i) of the Company Disclosure Schedule, Company and each Company Subsidiary is in material compliance with all Laws governing the employment of labor, including, but not limited to, all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

          (j)    Other than as set forth in Section 4.09(j) of the Company Disclosure Schedule, neither Company nor any of Company Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of Company or any Company Subsidiary; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Company or any of Company Subsidiaries; nor has Company and/or any Company Subsidiary been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and Company and the Company Subsidiaries are in compliance with the terms and provisions of the United States Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder.

          (k)   Other than as set forth in Section 4.09(k) of the Company Disclosure Schedule, since January 1, 2003, no officer of Company has given or received notice to terminate his employment.

          (l)    All salaries and wages and other benefits, bonuses and commissions of all directors, officers or employees of Company and Company Subsidiaries have, to the extent due, been paid or discharged in full.

          (m)  Except as set forth in Section 4.09(m) of the Company Disclosure Schedule, neither Company nor any of the Company Subsidiaries is a party to any oral or written: (i) agreement with any executive officer or employee of Company or any of the Company Subsidiaries (A) the benefits of which are contingent, or the payment or terms of which are accelerated or materially altered, upon the occurrence of a transaction involving Company or any of the Company Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or employee; or (ii) Benefit Plan, the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (such agreements and plans referred to in clause (i) or (ii), collectively, the "Executive Agreements"). True and complete copies of all Executive Agreements have been made available to Parent.

        SECTION 4.10    [Intentionally Omitted]

        SECTION 4.11    [Intentionally Omitted]

        SECTION 4.12    Contracts.

          (a)   A list of all Contracts which are material to Company and the Company Subsidiaries, taken as a whole, to which Company or any Company Subsidiary is a party or by which Company, any Company Subsidiary, or any of their assets is in any way affected or bound, including all amendments and supplements thereto and modifications thereof, is set forth on Section 4.12 of the Company Disclosure Schedule ("Material Contracts"), including without limitation:

              (i)  any Contract (A) involving the obligation of Company to purchase products or services pursuant to which the aggregate of payments to become due from Company is equal to or exceeds $1,000,000 or pursuant to which Company has made, or expects to make, payments during the six months prior to September 30, 2003 that are equal to or exceed $1,000,000, and in either case which is not terminable on 90 days' or less notice, (B) any Contract which involves the obligation for a payment to be made, or expected to be made, to Company in excess of $1,000,000 or pursuant to which payments have been made to Company during the six months prior to September 30, 2003 in excess of $1,000,000, either pursuant to a Contract with a customer of Company or pursuant to any other Contract or (C) to which Company is a party or is otherwise bound and which involves future payments, performance of services or delivery of products to or by Company (for any one or series of related Contracts) of at least $1,000,000;

             (ii)  (A) any sales, advertising, agency, consultant, lobbying, franchise or similar Contract or (B) any other Contract, in each case, requiring the payment of any commissions or other similar payments or commitments by Company in excess of $500,000 per year;

            (iii)  any Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property;

            (iv)  any Contract under which Company has agreed to indemnify any third Person with respect to, or to share, the Tax liability of any third Person other than Contracts with suppliers or customers in the ordinary course in which no payments on account of Tax liabilities have been made or incurred or are reasonably expected to be made or incurred;

             (v)  any commitment of Company to make a capital expenditure or to purchase a capital asset involving at least $1,000,000;

            (vi)  any Contract requiring (x) employees to be located in a particular jurisdiction or (y) minimum number of employees to be employed by Company;

           (vii)  any Contract that contains a covenant not to compete or any other agreement or obligation that materially limits or will materially limit Company, any Company Subsidiary, and following consummation of the Merger Parent or any Parent Subsidiary, from engaging in the business of providing telecommunications and/or information services;

          (viii)  any lease or similar agreement which (i) Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $500,000; (ii) Company is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of $100,000; or (iii) Company is the lessee of, or holds or uses, any real property owned by any third Person for an annual rent in excess of $500,000;

            (ix)  any Contract establishing or relating to a partnership, joint venture, teaming arrangement, exclusivity, consortium or other similar arrangement;

             (x)  any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements and similar Contracts, including any Contracts relating to the sale, lease or disposal of any material properties or assets of Company, for consideration in excess of $1,000,000;

            (xi)  any Contract relating to Indebtedness in excess of $1,000,000;

           (xii)  any Contract under which Company has directly or indirectly guaranteed any liabilities in excess of $1,000,000;

          (xiii)  any outstanding or pending customer bid or proposal or any outstanding customer option relating to any Contract in excess of $1,000,000;

          (xiv)  (A) any Contract (other than any contract with a telecommunications carrier) involving payments by Company in excess of $200,000 per year or payments by Company during the 12 months ended September 30, 2003 in excess of $200,000, or payments to be received by Company in excess of $200,000 per year or payments received by Company during the 12 months ended September 30, 2003 in excess of $200,000, and, in each case, containing any "change in control" provision (or similar provisions); and (B) any Contract with telecommunications carriers involving payments by Company in excess of $1,000,000 per year or payments by Company during the 12 months ended September 30, 2003 in excess of $1,000,000, or payments to be received by Company in excess of $1,000,000 per year or payments received by Company during the 12 months ended September 30, 2003 in excess of

    $1,000,000, and, in each case, containing any "change in control" provision (or similar provisions);

           (xv)  any Contract relating to any Suit or Governmental Order which involves any unpaid liability of Company in excess of $200,000;

          (xvi)  any Contract relating to telecommunications facilities and/or with facilities-based carriers involving $500,000 per year or having a remaining term of greater than one year and, in each case, not terminable by either party thereto upon 90 days notice or less;

         (xvii)  (A) any employment, consulting, severance or golden parachute Contract or (B) any agreement with any executive officer or other key employee of Company, including such Contracts (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company or of the nature of any of the transactions contemplated by this Agreement, (y) providing any compensation guarantee of more than $100,000 per year or (z) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee not comparable to benefits available to employees generally;

        (xviii)  any Contract granting a right to first refusal or first negotiation with respect to the sale of any portion of the equity of Company or of all or any material portion of Company's assets (including, without limitation, the equity interests in any Company Subsidiary); and

          (xix)  all commitments and agreements to enter into any of the foregoing.

  For purposes of this Section 4.12(a), all references to Company shall include any Company Subsidiary unless the context otherwise provides.

          (b)   Other than as set forth in Section 4.12(b) of the Company Disclosure Schedule, all Material Contracts are legally valid and binding obligations of Company or a Company Subsidiary, as the case may be, and to the Knowledge of Company valid and binding obligations of the other respective parties thereto, and in full force and effect and there are no material defaults or breaches by Company or any Company Subsidiary, as the case may be, thereunder, and to the Knowledge of Company there are no material defaults or breaches by other parties thereunder.

        SECTION 4.13    Litigation.    (a) Except as set forth on Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof there is no Suit pending or, to the Knowledge of Company, threatened in writing against Company or any Company Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such) and, to the Knowledge of Company, there are no existing facts or circumstances that could reasonably be expected to result in such a Suit, in either case, other than Suits which have not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is subject to any outstanding Governmental Order which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with Company's ability to consummate the transactions contemplated herein. Section 4.13(a) of the Company Disclosure Schedule sets forth, as of the date hereof all litigation that Company and the Company Subsidiaries have pending against other parties.

        (b)   Except as disclosed in Section 4.13(b) of the Company Disclosure Schedule and except for billing disputes with customers and/or suppliers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there are no Suits or, to the Knowledge of Company, investigations pending or, to the Knowledge of Company threatened, before any Governmental Entity in which any of the following matters are being considered which has had or could reasonably be expected to have a Company Material Adverse Effect, nor has Company or any of the Company Subsidiaries received written notice or inquiry from any such Governmental Entity official, consumer advocacy or similar organization or any private party, indicating that any of such matters should be considered or may become the object of consideration or investigation which has had or could reasonably be expected to have a Company Material Adverse Effect: (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by any Governmental Entity.

        (c)   Except as disclosed in Section 4.13(c) of the Company Disclosure Schedule, neither Company nor any of the Company Subsidiaries has any outstanding commitments (and no such obligations have been imposed upon Company and remain outstanding) regarding (i) reduction of rates charged to customers; or (ii) expenses, infrastructure expenditures, service quality or other regulatory requirements, in each case which has had or would reasonably be expected to have, individually or in aggregate, a Company Material Adverse Effect.

        SECTION 4.14    Environmental Matters.    Except as set forth in Section 4.14 of the Company Disclosure Schedule, Company and the Company Subsidiaries have complied in all material respects with all Federal, state, local or foreign Laws relating to environmental pollution or to environmental regulation or control. Neither Company nor any of the Company Subsidiaries, nor any of their respective officers, employees, representatives or agents, nor, to the Knowledge of Company, any other Person, has utilized, treated, stored, processed, discharged, spilled or otherwise disposed of any substance defined as hazardous or toxic by any applicable Law or any waste or by-product thereof, at any real property or any other facility owned or leased by Company or any of the Company Subsidiaries, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations have had or could reasonably be expected to have a Company Material Adverse Effect.

        SECTION 4.15    Intellectual Property.

        (a)   Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Registered or material Company Owned Intellectual Property other than Trade Secrets (each identified as a Patent, Trademark, Copyright or Other Proprietary Right, as the case may be) and (ii) Company Intellectual Property Contracts (except for agreements concerning or constituting (x) "shrink-wrap" or "click-wrap" computer software or computer software which is not customized and which is generally commercially available and (y) confidentiality agreements).

        (b)   All Registered or material Company Owned Intellectual Property, other than Intellectual Property consisting of Patents (and to the Knowledge of Company, all Company Licensed Intellectual Property) is valid, subsisting and enforceable and, to the Knowledge of Company, all Registered or material Company Owned Intellectual Property consisting of Patents are valid, subsisting and enforceable. No Company Owned Intellectual Property (and to the Knowledge of Company, no Company Licensed Intellectual Property) which is necessary to the business of Company as currently conducted has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting Company's or any Company Subsidiary's rights thereto.

        (c)   Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, no suit, claim, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation, investigation or other proceeding (collectively, "Suit") is pending against Company or any of the Company Subsidiaries concerning any claim or position that Company or any of the Company Subsidiaries have violated any Intellectual Property rights. No claim has been threatened or asserted against Company or any of the Company Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights. To the Knowledge of Company, Company and the Company Subsidiaries are not violating and have not violated any Intellectual Property rights.

        (d)   The manufacture, use, sale, offer for sale or importation of BestValue Routing Technology or any part of the BestValue Routing Technology does not infringe or otherwise violate and has not infringed or otherwise violated any Intellectual Property rights.

        (e)   Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, no Suit is pending concerning any Company Intellectual Property Contract, including any Suit concerning a claim or position that Company or any of the Company Subsidiaries or another Person has breached any Company Intellectual Property Contract or that any Company Intellectual Property Contract is invalid or unenforceable. No such claim has been threatened or asserted. Company and the Company Subsidiaries are in compliance with, and have conducted their business so as to comply with, all material terms of all Company Intellectual Property Contracts. There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by Company or any of the Company Subsidiaries or, to the Knowledge of Company, another Person, under any material Company Intellectual Property Contract. To the Knowledge of Company, each Person who is a party to any Company Intellectual Property Contract had and has all rights, power and authority necessary to enter into, be bound by and fully perform such Company Intellectual Property Contract. No party to any Company Intellectual Property Contract has given Company or any of the Company Subsidiaries written notice of its intention to cancel, terminate or fail to renew any Company Intellectual Property Contract.

        (f)    Except as disclosed in Section 4.15(f) of the Company Disclosure Schedule, no Suit is pending concerning the Company Owned Intellectual Property, including any Suit concerning a claim or position that the Company Owned Intellectual Property has been violated or infringed or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by Company or the Company Subsidiaries. No such claim has been threatened or asserted in writing or, to the Knowledge of Company, orally. To the Knowledge of Company, no valid basis for any such Suits or claims exists.

        (g)   Except as disclosed in Section 4.15(g) of the Company Disclosure Schedule, to the Knowledge of Company, no Suit is pending concerning the Company Licensed Intellectual Property, including any Suit concerning a claim or position that the Company Licensed Intellectual Property has been violated or infringed or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the licensor of such Intellectual Property. No Suit is pending concerning the right of Company or any of the Company Subsidiaries to use the Company Licensed Intellectual Property, including any Suit concerning a claim or position that such right has been violated or is invalid, unenforceable, not owned or not owned exclusively by Company or any of the Company Subsidiaries. To the Knowledge of Company, no such claims have been threatened or asserted and no valid basis for any such Suits or claims exists.

        (h)   Except as disclosed in Section 4.15(h) of the Company Disclosure Schedule, to the Knowledge of Company, no Person is violating or infringing any Company Business Intellectual Property consisting of Trademarks, Copyrights, Trade Secrets or Other Proprietary Rights.

        (i)    Company and the Company Subsidiaries own or otherwise hold valid rights to use all Intellectual Property used or contemplated to be used in the operation of their businesses as currently conducted and as currently contemplated to be conducted. Except as set forth on Section 4.15(i) of the Company Disclosure Schedule, all such rights are free of all Encumbrances. The completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of Company or the Company Subsidiaries to use any of the Company Business Intellectual Property or any component thereof. The Company Business Intellectual Property constitutes all Intellectual Property necessary to operate the businesses of Company and the Company Subsidiaries as currently conducted and as currently contemplated to be conducted.

        (j)    Company and the Company Subsidiaries have timely made all filings and payments with the appropriate United States and non-United States agencies required to maintain in subsistence all Registered Company Owned Intellectual Property. Company and the Company Subsidiaries are in compliance with all applicable rules and regulations of such agencies with respect to Company Owned Intellectual Property. All documentation necessary to confirm and effect Company's and the Company Subsidiaries' ownership of Company Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices.

        (k)   Except as disclosed in Section 4.15(k) of the Company Disclosure Schedule, Company and the Company Subsidiaries have taken commercially reasonable measures consistent with industry practice to protect the secrecy, confidentiality and value of all Trade Secrets used in the businesses of Company and/or the Company Subsidiaries (collectively, "Company Business Trade Secrets") (including without limitation entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons who have been given access to the Company Business Trade Secrets). None of the Company Business Trade Secrets has been authorized to be disclosed to any Person other than to employees or agents of Company or the Company Subsidiaries for use in connection with the businesses of Company and/or the Company Subsidiaries or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interests of Company and the Company Subsidiaries in and to such matters. To the Knowledge of Company, no unauthorized disclosure of any Company Business Trade Secrets has been made.

        (l)    To the Knowledge of Company, no current or former employee of Company or the Company Subsidiaries is or was a party to any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee's employment by Company or the Company Subsidiaries, such employee's performance of Company's or the Company Subsidiaries' business, or any other activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee's employment by Company or a Company Subsidiary.

        (m)  Company and the Company Subsidiaries have a policy of requiring all employees, agents, consultants or contractors who have contributed to or participated in the creation, development, improvement or modification of Intellectual Property for Company or the Company Subsidiaries to assign all of their rights therein to Company or a Company Subsidiary. Company and the Company Subsidiaries comply with such policy. To the Knowledge of Company, no Person (other than Company or a Company Subsidiary) has any reasonable basis for claiming any right, title or interest in and to any such Intellectual Property.

        (n)   Company and the Company Subsidiaries own or otherwise hold valid rights to use, without infringement or other violation of any Person's rights, the IT Systems of Company and the Company Subsidiaries. The IT Systems of Company and the Company Subsidiaries are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated and as are currently contemplated to be operated by Company and the Company Subsidiaries. There has not been any malfunction with respect to any of the IT Systems of Company or the Company Subsidiaries since January 1, 2002 that has not been remedied.

        (o)   Company and the Company Subsidiaries own or otherwise hold valid rights to use, without infringement or other violation of any Person's rights, the Network Operations of Company and the Company Subsidiaries. The Network Operations of Company and the Company Subsidiaries are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated and as are currently contemplated to be operated by Company and the Company Subsidiaries.

        SECTION 4.16    Taxes.    The Tax Returns, reports and other information of Company and each of its Tax Affiliates are accurate and complete in all material respects. Company and each of its Tax Affiliates has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes due in respect of the periods for which returns are due, and has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Except as disclosed in Section 4.16 of the Company Disclosure Schedule, neither Company nor any of its Tax Affiliates has any material liability for Taxes in excess of the amount so paid or accruals or reserves so established. Neither Company nor any of its Tax Affiliates is delinquent in the payment of any Tax in excess of the amount reserved or provided therefor, and, subject to completion of pending or scheduled audits, no deficiencies for any Tax in excess of the amount reserved or provided therefor have, to the Knowledge of Company, been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any Taxes has been given or requested and remains in effect on the date hereof. Neither Company nor any of its Tax Affiliates has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Neither Company nor any of its Tax Affiliates has any material liability for any Taxes of any Person, other than Company and its Tax Affiliates, under Treasury Regulation section 1.1502-6 or any comparable provision of state, local, or foreign law, as a transferee or successor, by contract, or otherwise. For purposes of this Section 4.16, the term "Tax Affiliate" shall include Company, any member of its consolidated, combined, unitary or similar group and any of the Company Subsidiaries.

        SECTION 4.17    Insurance.    Each of Company and the Company Subsidiaries is presently insured, and during each of the past three calendar years (including 2003) has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Set forth on Section 4.17 of the Company Disclosure Schedule is a complete and correct list as of the date hereof of all material insurance policies maintained by Company and the Company Subsidiaries, and Company has provided to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies: (i) are in full force and effect; (ii) are sufficient for compliance by Company and the Company Subsidiaries with all requirements of applicable Law and of all Material Contracts (which require particular levels of insurance coverage) to which Company and the Company Subsidiaries are party; and (iii) are valid and outstanding policies and to the Knowledge of Company enforceable against the insurer. Each of Company and the Company Subsidiaries has complied in all material respects with the terms of such policies.

        SECTION 4.18    Properties.    Except as set forth on Section 4.18 of the Company Disclosure Schedule, Company and the Company Subsidiaries have good title to all real, personal and intangible property reflected in Company's June 30, 2003 consolidated balance sheet included within the Company Reports (except as disposed of since such date in the ordinary course of business), free and clear of all Encumbrances other than Encumbrances which in the aggregate do not and will not materially interfere with the ability of Company and the Company Subsidiaries to conduct their businesses as presently conducted.

        SECTION 4.19    Affiliates.    Section 4.19 of the Company Disclosure Schedule sets forth the names and addresses of each Person who is, in Company's reasonable judgment, an affiliate (as such term is used in Rule 145 under the Securities Act) of Company.

        SECTION 4.20    Opinion of Financial Advisor.    The Board of Directors of Company has received the opinion of Morgan Stanley & Co. Incorporated (the "Company Financial Advisor") to the effect that, as of the date hereof, the Exchange Ratio, from a financial point of view, is fair to the holders of shares of Company Common Stock a copy of which opinion has been made available to Parent.

        SECTION 4.21    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company, other than arrangements with Company Financial Advisor which are listed in Section 4.21 of the Company Disclosure Schedule. A true and complete copy of the engagement letter between Company and Company Financial Advisor has previously been delivered to Parent.

        SECTION 4.22    Certain Business Practices.    To the Knowledge of Company, none of Company, any Company Subsidiary nor any of their respective directors, officers, agents or employees (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment, gift or contribution.

        SECTION 4.23    Information Supplied.    The Proxy Statement mailed by Company to the holders of Company Common Stock after the date hereof and all amendments and supplements thereto will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and will not, at the time of (a) the first mailing thereof or (b) the meeting called pursuant to Section 7.02, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Company with respect to information supplied by Parent or Merger Sub expressly for inclusion in such Proxy Statement.

        SECTION 4.24    Rights Agreement.    The Board of Directors has amended the Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. Company has delivered to Parent a true and correct copy of the Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

        SECTION 4.25    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Each of Parent and Merger Sub hereby represents and warrants to Company, subject to the exceptions specifically disclosed in writing in the Parent Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article V and any other representation or warranty of Parent or Merger Sub to the extent that it is readily apparent from such disclosure that such disclosure is applicable to such other representation or warranty and the applicable cross-reference is contained therein, that:

        SECTION 5.01    Organization and Qualification.

          (a)   Parent is a company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to carry on its business as it is now being conducted. Each of the Parent and Merger Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, or would not be reasonably likely to have, a Parent Material Adverse Effect.

          (b)   Each of Parent's Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power to carry on its business as it is now being conducted. Except as set forth in Section 5.01(b) of the Parent Disclosure Schedule, each such Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, or would not be reasonably likely to have, a Parent Material Adverse Effect. All of the outstanding share capital, shares of capital stock or membership interests of each of Parent's Subsidiaries are validly issued, fully paid and nonassessable and are owned by Parent or by a wholly owned Parent Subsidiary, free and clear of all liens, claims, or encumbrances, and there are no proxies outstanding with respect to such shares or membership interests; provided, however, that immediately prior to the Effective Time, Parent shall not own any outstanding share capital, shares of capital stock or membership interests of any of Parent's Subsidiaries other than New Parent and New Parent shall own, directly or indirectly, all of the share capital, shares of capital stock and membership interests of all of the Parent's Subsidiaries other than New Parent. Section 5.01 of the Parent Disclosure Schedule sets forth a true and complete list of the ownership interests of Parent in its Subsidiaries and in any other corporation, partnership, joint venture or other business association or entity.

        SECTION 5.02    Certificate of Incorporation and Bylaws.    The memorandum of association of Parent (the "Parent Memorandum of Association") and byelaws of Parent (the "Parent Byelaws") as previously presented to Company are Parent's memorandum of association and byelaws as in effect on the date of this Agreement. Neither Parent nor any Parent Subsidiary is in violation of any of the provisions of its respective memorandum of association, byelaws or other organizational documents.

        SECTION 5.03    Capitalization.    As of October 31, 2003, the authorized share capital of Parent consists of 95,000 preferred shares, par value $0.01 per share, and 1,200,000 common shares, par value $0.01 per share. As of October 31, 2003, 1,200,000 shares of Parent Common Stock and 95,000 shares of Parent Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable and no shares were held in the treasury of Parent. Except as set forth above or in Section 5.03 of the Parent Disclosure Schedule, there are not now, and at the Effective Time there will not be, any share capital, shares of capital stock or other equity securities of Parent issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating Parent or any of the Parent Subsidiaries to issue or sell any share capital or shares of capital stock of Parent or of any Parent Subsidiary. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, there are no outstanding contracts of the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Parent or any Parent Subsidiary.

        SECTION 5.04    Authority Relative to This Agreement.    Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub and no other corporate proceedings on the part of each of Parent and Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub. Except as set forth in Section 5.04 of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is subject to or obligated under any provision of (i) its respective memorandum of association or byelaws or other organizational documents, (ii) any Contract (excluding all arrangements which are terminable upon 90 days or less notice without premium or penalty or arrangements involving not more than $100,000 per fiscal year in payments expected to be paid or received by each of Parent or Merger Sub), (iii) any Permit, or (iv) any Law or Governmental Order which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any encumbrance on any of its assets would be created or suffered by each of Parent and Merger Sub's execution or performance of this Agreement or by the execution or performance of the Joinder Agreement by New Parent, except (as to clauses (ii), (iii) or (iv) above) where such breach, violation, right of termination or acceleration, or encumbrance, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Parent Material Adverse Effect. Except as set forth in Section 5.04 of the Parent Disclosure Schedule, the consummation of the Merger by each of Parent, New Parent and Merger Sub will not require the consent or approval of or registration or filing with any Governmental Entity other than (i) applicable requirements, if any, of the Exchange Act, Bermuda Companies Act 1981 and Exchange Control Act 1972, state "blue sky" or takeover laws, and the HSR Act and other similar Laws, (ii) filing and recordation of appropriate merger documents as required by the DGCL, (iii) compliance with any rules, regulations or policies promulgated by any Telecommunications Operating Authority and (iv) where failure to obtain such consents or approvals or to make such registration or filing would not have, or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 5.05    Licenses and Permits; Governmental Notices.

          (a)   Except as disclosed in Section 5.05(a) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have obtained all material Permits granted or issued by any Governmental Entity, including without limitation any Telecommunications Operating Authority, and necessary under applicable Law to conduct their businesses and to own and operate their respective assets and such Permits are valid and in full force and effect. No material defaults or violations exist or have been recorded in respect of any Permit of Parent and the Parent Subsidiaries. No proceeding is pending or, to the Knowledge of Parent, threatened looking toward the revocation, limitation or non-renewal of any such material Permit.

          (b)   Since May 30, 2003, except as set forth in Section 5.05(b) of the Parent Disclosure Schedule, each of Parent and the Parent Subsidiaries has not received any written notice regarding, and has not been made a party to, any proceeding which would have or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect brought by any Governmental Entity alleging that (i) Parent and the Parent Subsidiaries are, or may be in, violation in any material respect, of any Law, or Governmental Order, (ii) Parent and the Parent Subsidiaries must change any of their business practices to remain in compliance with any applicable Law or Governmental Order, (iii) Parent and the Parent Subsidiaries have failed to obtain any material Permit required for the conduct of its business or (iv) the Parent and the Parent Subsidiaries are in material default under or in violation of any Permit.

        SECTION 5.06    Compliance with Laws.    Except as disclosed in Section 5.06 of the Parent Disclosure Schedule, the business of Parent and the Parent Subsidiaries is not currently conducted nor has such business ever been conducted in violation of any Laws, except for possible violations none of which, individually or in the aggregate, have or would be reasonably expected to have a Parent Material Adverse Effect. Except as disclosed in Section 5.06 of the Parent Disclosure Schedule, no investigation, review or proceeding by any Governmental Entity (including, without limitation, any Telecommunications Operating Authority) with respect to Parent or the Parent Subsidiaries in relation to any alleged violation of Law is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity (including, without limitation, any Telecommunications Operating Authority) indicated an intention to conduct the same, except for such investigations which, if the resulted in adverse findings, would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business or which would have or would reasonably be expected to have a Parent Material Adverse Effect, nor has Parent or any of the Parent Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing.

        SECTION 5.07    Financial Statements.

          (a)   Section 5.07(a) of the Parent Disclosure Schedule includes (i) the audited Combined Statements of Assets, Liabilities and Net Assets of the Disposed Businesses as of May 30, 2003 (the "May Balance Sheet") and the related audited Combined Statement of Revenues and Expenses and Combined Statement of Cash Flows of the Disposed Businesses for the 6 month period ended May 30, 2003 (the "May Statement of Operations"), (ii) an audited consolidated opening balance sheet of Parent as of May 31, 2003 and (iii) the unaudited consolidated balance sheet of Parent as of September 30, 2003 (the "Unaudited Balance Sheet") and the unaudited consolidated statements of revenues and expenses and cash flows of Parent for the four month period ended September 30, 2003 (the "September Statement of Operations"). Such financial statements, including in each case the notes and reports thereto shall be hereinafter referred to as the "Parent Financial Statements". Except as set forth in Section 5.07(a) of the Parent Disclosure Schedule, the Parent Financial Statements: (a) are complete and correct in all material respects and have been prepared in accordance with the books and records of Parent and the Parent Subsidiaries; (b) present fairly in all material respects the financial condition of Parent and the Parent Subsidiaries and the results of their operations and their cash flows at the dates and for the respective periods indicated (subject, in the case of unaudited statements, to normal and recurring immaterial year end adjustments or any adjustments for purchase accounting); and (c) have been prepared in accordance with United States GAAP (except that such May Balance Sheet and May Statement of Operations include only certain revenues and expenses and assets and liabilities associated with the businesses of Teleglobe Inc. that were sold to TLGB Acquisition, LLC, as more fully described in Note 2: Basis of Presentation and Significant Accounting Policies (and such Note is incorporated herein in its entirety) and except, in the case of unaudited financial statements, for the absence of footnotes and subject to purchase accounting adjustments and to normal year end adjustments, which normal year-end adjustments are not material), applied on a consistent basis throughout the periods covered by such statements. As of the date hereof, neither Parent nor any Parent Subsidiary is subject to the reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM or any other stock exchange.

          (b)   Except to the extent set forth or reserved against on the May Balance Sheet, including the notes thereto, Parent and the Parent Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since May 30, 2003.

          (c)   Subject to any reserves set forth in Parent's Financial Statements, the accounts receivable shown thereon represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in Parent's Financial Statements was calculated in accordance with United States GAAP.

          (d)   As soon as available after the date of this Agreement, Parent will deliver to Company (i) the audited balance sheet of the voice, data, internet and mobile roaming services businesses of

  Teleglobe, Inc. and its subsidiaries (the "Acquired Businesses") as of December 31, 2002 prepared on a "carve out" basis (the "2002 Statements") and the related audited statements of operations, cash flows and changes in stockholders' equity for the years ended December 31, 2001 and 2002 prepared on a "carve out" basis such and (ii) the audited consolidated balance sheet of Parent and the Parent Subsidiaries as of and for the four months ended September 30, 2003 and the related audited consolidated statements of operations, cash flows and changes in stockholders' equity for such period (the "September 30 Statements"). Such financial statements, including in each case the notes and reports thereto shall be hereinafter referred to as the "Subsequent Parent Financial Statements". The Subsequent Parent Financial Statements, when delivered: (a) will be complete and correct in all material respects and will be prepared in accordance with the books and records of Parent and the Parent Subsidiaries; (b) will present fairly in all material respects the financial condition of Parent and the Parent Subsidiaries and the results of their operations and cash flows at the dates and for the respective periods indicated; and (c) will be prepared in accordance with United States GAAP, applied on a consistent basis throughout the periods covered by such statements, except as set forth in the notes or reports accompanying such financial statements.

        SECTION 5.08    Absence of Certain Changes or Events.    Since May 30, 2003, except as set forth in Section 5.08 of the Parent Disclosure Schedule, each of Parent and the Parent Subsidiaries has conducted its business only in the ordinary course and, since such date, there has not been (i) any event or circumstance that has had or would be reasonably likely to have a Parent Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Parent's obligations pursuant to this Agreement and the consummation of the Merger by Parent or New Parent, (iii) any change by Parent or any Parent Subsidiary in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of New Parent Common Stock or any redemption, purchase or other acquisition of any of New Parent's securities, (v) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, (vi) other than in the ordinary course of business, any (x) purchase, sale, assignment or transfer of any material assets, (y) Encumbrance on any material assets or properties, tangible or intangible, except for liens for Taxes not yet delinquent or (z) waiver of any rights of material value or cancellation of any material debts or claims, (vii) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business, (viii) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Parent or any Parent Subsidiary, (ix) any entering into any transaction of a material nature other than in the ordinary course of business or (x) any negotiation or agreement by Parent or any Parent Subsidiary to do any of the things described in the preceding clauses (i) through (ix).

        SECTION 5.09    Litigation. (a)    Except as set forth on Section 5.09(a) of the Parent Disclosure Schedule, as of the date hereof, there is no Suit pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such) and, to the Knowledge of Parent, there are no existing facts or circumstances that could reasonably be expected to result in such a Suit, in either case, other than Suits which have not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any outstanding Governmental Order which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated herein. Section 5.09(a) of the Parent Disclosure Schedule sets forth, as of the date hereof all litigation that Parent and the Parent Subsidiaries have pending against other parties.

          (b)   Except as disclosed in Section 5.09(b) of the Parent Disclosure Schedule and except for billing disputes with customers and/or suppliers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there are no Suits or, to the Knowledge of Parent, investigations pending or, to the Knowledge of Parent threatened, before any Governmental Entity in which any of the following matters are being considered which has had or could reasonably be expected to have a Parent Material Adverse Effect, nor has Parent or any of the Parent Subsidiaries received written notice or inquiry from any such Governmental Entity official, consumer advocacy or similar organization or any private party, indicating that any of such matters should be considered or may become the object of consideration or investigation which has had or could reasonably be expected to have a Parent Material Adverse Effect: (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by any Governmental Entity.

          (c)   Except as disclosed in Section 5.09(c) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries has any outstanding commitments (and no such obligations have been imposed upon Parent and remain outstanding) regarding (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) expenses, infrastructure expenditures, service quality or other regulatory requirements, in each case which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 5.10    Intellectual Property.

          (a)   Section 5.10(a) of the Parent Disclosure Schedule sets forth a true and complete list of all (i) Registered or material Parent Owned Intellectual Property, other than Trade Secrets, in the Parent Core Countries and to the Knowledge of Parent, in all other countries (each identified as a Patent, Trademark, Copyright, or Other Proprietary Right, as the case may be) and (ii) Parent Intellectual Property Contracts (except for such agreements concerning or constituting (x) "shrink-wrap" or "click-wrap" computer software or computer software which is not customized and which is generally commercially available; and (y) confidentiality agreements).

          (b)   Except as set forth in Section 5.10(a) of the Parent Disclosure Schedule, all Registered or material Parent Owned Intellectual Property in the Parent Core Countries, other than such Intellectual Property consisting of Patents (and to the Knowledge of Parent, all Parent Licensed Intellectual Property) is valid, subsisting and enforceable and, to the Knowledge of the Parent, all Registered or material Parent Owned Intellectual Property consisting of Patents is valid, subsisting and enforceable. Except as set forth in Section 5.10(a) of the Parent Disclosure Schedule, no Parent Owned Intellectual Property in the Parent Core Countries (and to the Knowledge of Parent, no Parent Licensed Intellectual Property) which is necessary to the business of Parent and the Parent Subsidiaries as currently conducted has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting Parent's or any Parent Subsidiaries' rights thereto.

          (c)   Except as set forth on Section 5.10(c) of the Parent Disclosure Schedule, no Suit is pending against Parent or any of the Parent Subsidiaries concerning any claim or position that Parent or any of the Parent Subsidiaries have violated any Intellectual Property rights. No claim has been threatened or asserted against Parent or any of the Parent Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights. To the Knowledge of Parent, Parent and the Parent Subsidiaries are not violating and have not violated any Intellectual Property rights.

          (d)   Except as set forth on Section 5.10(d) of the Parent Disclosure Schedule;

              (i)  No Suit is pending concerning any Parent Intellectual Property Contract, including any Suit concerning a claim or position that Parent or any of the Parent Subsidiaries or another Person has breached any Parent Intellectual Property Contract or that any Parent Intellectual Property Contract is invalid or unenforceable;

             (ii)  No such claim has been threatened or asserted;

            (iii)  Parent and the Parent Subsidiaries are in compliance with, and have conducted their business so as to comply with, all material terms of all Parent Intellectual Property Contracts;

            (iv)  There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by Parent or any of the Parent Subsidiaries or, to the Knowledge of Parent, another Person, under any material Parent Intellectual Property Contract;

             (v)  To the Knowledge of Parent, each Person who is a party to any Parent Intellectual Property Contract had and has all rights, power and authority necessary to enter into, be bound by and fully perform such Parent Intellectual Property Contract; and

            (vi)  No party to any Parent Intellectual Property Contract has given Parent or any of the Parent Subsidiaries written notice of its intention to cancel, terminate or fail to renew any Parent Intellectual Property Contract.

          (e)   Except as set for the Section 5.10(e) of the Parent Disclosure Schedule, no Suit is pending concerning the Parent Owned Intellectual Property, including any Suit concerning a claim or position that the Parent Owned Intellectual Property has been violated or infringed or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by Parent or the Parent Subsidiaries. No such claim has been threatened or asserted in writing or, to the Knowledge of Parent or any of the Parent Subsidiaries. To the Knowledge of Parent, no valid basis for any such Suits or claims exists.

          (f)    Except as set for the Section 5.10(f) of the Parent Disclosure Schedule To the Knowledge of Parent, no Suit is pending concerning the Parent Licensed Intellectual Property, including any Suit concerning a claim or position that the Parent Licensed Intellectual Property has been violated or infringed or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the licensor of such Intellectual Property. No Suit is pending concerning the right of Parent or any of the Parent Subsidiaries to use the Parent Licensed Intellectual Property, including any Suit concerning a claim or position that such right has been violated or is invalid, unenforceable, not owned or not owned exclusively by Parent or any of the Parent Subsidiaries. To the Knowledge of Parent, no such claims have been threatened or asserted and no valid basis for any such Suits or claims exists.

          (g)   To the Knowledge of Parent, no Person is violating or infringing any Parent Business Intellectual Property consisting of Trademarks, Copyrights, Trade Secrets, or Other Proprietary Rights.

          (h)   Parent and the Parent Subsidiaries own or otherwise hold valid rights to use all Intellectual Property used or contemplated to be used in the operation of their businesses as currently conducted and as currently contemplated to be conducted. Except as set forth on Section 5.10(h) of the Parent Disclosure Schedule, all such rights are free of all Encumbrances. The completion of the transactions contemplated by this Agreement will not alter or impair the ownership or right of Parent or the Parent Subsidiaries to use any of the Parent Business Intellectual Property or any component thereof. The Parent Business Intellectual Property constitutes all Intellectual Property necessary to operate the businesses of Parent and the Parent Subsidiaries as currently conducted and as currently contemplated to be conducted.

          (i)    Except as set forth on Section 5.10(i) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have timely made all filings and payments with the appropriate United States and non-United States agencies required to maintain in subsistence all Registered Parent Owned Intellectual Property. Except as set forth on Section 5.10(i) of the Parent Disclosure Schedule, all documentation necessary to confirm and effect Parent's and the Parent Subsidiaries' ownership of Parent Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices.

          (j)    Parent and the Parent Subsidiaries have taken commercially reasonable measures consistent with industry practice to protect the secrecy, confidentiality and value of all Trade Secrets used in the businesses of Parent and/or its Subsidiaries (collectively, "Parent Business Trade Secrets") (including without limitation entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons who have been given access to the Parent Business Trade Secrets). None of the Parent Business Trade Secrets has been authorized to be disclosed to any Person other than to employees or agents of Parent or the Parent Subsidiaries for use in connection with the businesses of Parent and/or the Parent Subsidiaries or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interests of Parent and the Parent Subsidiaries in and to such matters. To the Knowledge of Parent, no unauthorized disclosure of any Parent Business Trade Secrets has been made.

          (k)   Parent and the Parent Subsidiaries have a policy of requiring all employees, agents, consultants or contractors who have contributed to or participated in the creation, development, improvement or modification of Intellectual Property for Parent or the Parent Subsidiaries to assign all of their rights therein to Parent or a Parent Subsidiary. Parent and the Parent Subsidiaries comply with such policy. To the Knowledge of Parent, no Person (other than Parent or a Parent Subsidiary) has any reasonable basis for claiming any right, title or interest in and to any such Intellectual Property.

          (l)    To the Knowledge of Parent, no current or former employee of Parent or the Parent Subsidiaries is or was a party to any confidentiality agreement and/or agreement not to compete that restricts or forbids, or restricted or forbade at any time during such employee's employment by Company or the Company Subsidiaries such employee's performance of Parent's or the Parent Subsidiaries' such employee was hired to perform or otherwise performed on behalf of or in connection with such employee's employment by Parent or the Parent Subsidiaries.

          (m)  Parent or the Parent Subsidiaries own or otherwise hold valid rights to use, without infringement or other violation of any Person's rights, the IT Systems of Parent or the Parent Subsidiaries. The IT Systems are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated and as are currently contemplated to be operated by Parent and the Parent Subsidiaries. There has not been any malfunction with respect to any of the IT Systems of Parent or the Parent Subsidiaries since January 1, 2002 that has not been remedied or replaced.

          (n)   Parent or the Parent Subsidiaries own or otherwise hold valid rights to use, without infringement or other violation of any Person's rights, the Network Operations of Parent or the Parent Subsidiaries. The Network Operations of Parent or the Parent Subsidiaries are adequate in all material respects for their intended use and for the operation of such businesses as are currently operated and as are currently contemplated to be operated by Parent and the Parent Subsidiaries.

        SECTION 5.11    Insurance.    Each of Parent and the Parent Subsidiaries is presently insured, and since May 31, 2003 has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Set forth on Section 5.11 of the Parent Disclosure Schedule is a complete and correct list as of the date hereof of all insurance policies maintained by Parent and the Parent Subsidiaries, and Parent has provided to Company complete and correct copies of all such policies, together with all riders and amendments thereto, or summaries of the material terms thereof. All such policies (i) are in full force and effect; (ii) are sufficient for compliance by Parent and the Parent Subsidiaries with all requirements of applicable Law and of all material agreements to which Parent and the Parent Subsidiaries are party; and (iii) are valid and outstanding policies enforceable against the insurer. Each of Parent and the Parent Subsidiaries has complied in all material respects with the terms of such policies.

        SECTION 5.12    Properties.    Except as set forth on Section 5.12 of the Parent Disclosure Schedule, the Parent and the Parent Subsidiaries have good title to all real, personal and intangible property reflected in the Balance Sheet (except as disposed of since such date in the ordinary course of business), free and clear of all Encumbrances other than Encumbrances which in the aggregate do not and will not materially interfere with the ability of Parent and the Parent Subsidiaries to conduct their businesses as presently conducted.

        SECTION 5.13    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or the Parent Subsidiaries.

        SECTION 5.14    Information Supplied.    None of the information supplied or to be supplied by Parent, New Parent and Merger Sub specifically for inclusion or incorporation by reference in (i) the Registration Statement (as defined below) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. The information provided by Parent, New Parent and Merger Sub specifically for inclusion in the Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by any other party specifically for inclusion or incorporation by reference in the Registration Statement or the Company Proxy Statement.

        SECTION 5.15    Financing Commitment.    Parent has received a commitment from Cerberus Capital Management L.P., an Affiliate of Parent, dated as of the date hereof (the "Commitment Letter") to provide a commitment, subject to the terms and conditions set forth therein, of up to $75 million of debt financing to New Parent a true and complete copy of which has been previously provided to Company.

        SECTION 5.16    Employee Benefits Plans; Labor Matters.

          (a)   For purposes of this Section 5.16 of the Parent Disclosure Schedule, the term "Parent Benefit Plan" consists of any plan, Contract or arrangement (regardless of whether funded or unfunded, or foreign or domestic) which is sponsored by Parent or the Parent Subsidiaries, or to which Parent or the Parent Subsidiaries make contributions or which covers any employee of Parent or the Parent Subsidiaries in his or her capacity as an employee or to which Parent or the Parent Subsidiaries have any obligation with respect to any current or former employee, including, but not limited to, each retirement pension, profit sharing, savings, bonus, stock purchase, stock option, deferred compensation severance, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation or other compensation plan or arrangement.

          (b)   All Parent Benefit Plans are valid and binding and in full force and effect and there are no material defaults thereunder. Each Parent Benefit Plan complies currently, and has complied in the past, in all material respects in form and operation, with all applicable provisions of ERISA, the Code, and other applicable Law, except for failures to comply which would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect. Any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Parent Pension Plan") which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS evidencing such qualification. Except as set forth in Section 5.16(b) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries do not provide any retiree health and life benefits under any Parent Benefit Plan (excluding (i) continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) to the extent not material, any written arrangements for post-termination of employment medical or life coverage between Parent, the Parent Subsidiaries and any individual). There is no pending or, to the Knowledge of Parent, threatened litigation, actions or proceedings, by any Governmental Entity or otherwise relating to the Parent Benefit Plans, except for pending or threatened litigation that would not, or would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have not engaged in, or failed to engage in, a transaction with respect to any Parent Benefit Plan that is reasonably likely to subject Parent and the Parent Subsidiaries to a tax or penalty imposed by either Section 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA in an amount which would have or reasonably be expected to have a Parent Material Adverse Effect.

          (c)   No Parent Benefit Plan subject to Title IV of ERISA (including any "multiemployer plan" as defined in ERISA) has been sponsored or contributed to by Parent or the Parent Subsidiaries, or any ERISA Affiliate during the six year period immediately preceding the date of this Agreement.

          (d)   All contributions required to be made, and claims to be paid, under the terms of any Parent Benefit Plan have been timely made.

          (e)   Except as set forth in Section 5.16(e) of the Parent Disclosure Schedule, neither the Parent, any Parent Subsidiary nor any ERISA Affiliate is required to contribute to any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States primarily for the benefit of employees of Parent or the Parent Subsidiaries residing outside the United States, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code (a "Parent Foreign Pension Plan").

          (f)    Except as set forth in Section 5.16(f) of the Parent Disclosure Schedule, there are no collective bargaining or other labor union agreements to which Parent or any Parent Subsidiary is a party or by which any of them is bound. To the Knowledge of Parent, since January 1, 2003, Parent and the Parent Subsidiaries have not encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          (g)   There are no unfair labor practice charges, grievances (other than grievances received from time to time from unions representing Canadian employees of Parent or the Parent Subsidiaries which are not or are not reasonably likely to have a Parent Material Adverse Effect) or complaints pending or, to the Knowledge of Parent, threatened, by or on behalf of any employee or group of employees of Parent or any Parent Subsidiary.

          (h)   Except as set forth in Section 5.16(h) of the Parent Disclosure Schedule, there are no complaints, charges, or claims against Parent or any Parent Subsidiary pending, or to the Knowledge of Parent, threatened, to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by Parent or any Parent Subsidiary.

          (i)    Parent and the Parent Subsidiaries are in material compliance with all Laws governing the employment of labor, including, but not limited to, all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

        SECTION 5.17    Contracts.    The Bell Canada Agreement is a legal, valid and binding obligation of Parent Subsidiaries, and to the Knowledge of Parent, a valid and binding obligation of the other parties thereto, and is in full force and effect. There are no material defaults or breaches by Parent Subsidiaries under the Bell Canada Agreement, and to the Knowledge of Parent there are no material defaults or breaches by the other parties thereto.

        SECTION 5.18    New Parent

          (a)   New Parent when formed under the laws of Bermuda and as of the Effective Time (i) will be an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and will have the requisite corporate power to carry on its business as such business will be conducted, (ii) will be duly qualified as a foreign corporation to do business, and will be in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect and (iii) all of the outstanding share capital, shares of capital stock or membership interests of New Parent will be validly issued, fully paid and nonassessable and owned by Parent, free and clear of all liens, claims, or encumbrances, and there will be no proxies outstanding with respect to such shares or membership interests.

          (b)   The Memorandum of Association and Byelaws of New Parent will contain substantially similar provisions as those contained in the Parent's Memorandum of Association and form of byelaws attached as Annex C hereto, with such changes or amendments as contemplated or otherwise provided by this Agreement with respect to Parent.

          (c)   As of its date of formation, the authorized share capital of New Parent will consist of 1,000,000 undesignated preferred shares, par value $0.01 per share, and 1,200,000 common shares, par value $0.01 per share ("New Parent Common Stock") and prior to the Effective Time, without giving effect to any subdivision or split of shares of New Parent Common Stock which split shall be required and not deemed to be a breach by Parent, New Parent or Merger Sub under this Agreement in order to effect the intent of the parties hereto, 1,200,000 shares of New Parent Common Stock will be outstanding, all of which will be validly issued, fully paid and nonasseable and will be owned directly by Parent or management of Parent. Other than as set forth in Section 5.18(c) of the Parent Disclosure Schedule and except as set forth above or otherwise contemplated by this Agreement, at the Effective Time there will not be, any share capital, shares of capital stock or other equity securities of New Parent issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating New Parent to issue or sell any share capital or shares of capital stock of New Parent to any Person other than Company's Stockholders or the holders of Company Warrants or Company Stock Options, as the case may be.

          (d)   New Parent will have the requisite corporate power and authority to assume this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The assumption of this Agreement and the consummation by it of the transactions contemplated hereby will be duly authorized by the Board of Directors of New Parent and Parent and no other entity proceedings on the part of each of Parent, New Parent or Merger Sub will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement will be duly assumed by New Parent pursuant to the Joinder Agreement and will constitute a valid and binding obligation of it.

          (e)   Prior to the Effective Time, New Parent shall own directly or indirectly all of the properties, assets and rights of Parent which are necessary to conduct Parent's business as presently being conducted. Prior to execution of the Joinder Agreement or the Contribution, New Parent will not have incurred any material liability (other than any liabilities incurred solely by virtue of becoming a Parent Subsidiary).

ARTICLE VI

COVENANTS

        SECTION 6.01    Conduct of Business of Company Pending the Closing.

          (a)   Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing and except as contemplated or permitted by this Agreement or as set forth in Section 6.01 to the Company Disclosure Schedule, (x) the business of Company and the Company Subsidiaries shall be conducted only in, and Company shall not take any action, or permit any of the Company Subsidiaries to take action, except in the ordinary course of business consistent with past practice and (y) Company shall use reasonable commercial efforts to keep available the services of each of the current officers, significant employees and significant consultants of Company and to preserve the current relationships of Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other Persons with which Company and the Company Subsidiaries have significant business relations in order to preserve substantially intact its business organization and to preserve the goodwill of those having business relationships with it or them.

          (b)   By way of amplification and not limitation, Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do or agree to do, or permit any of the Company Subsidiaries, directly or indirectly, to do or agree to do, any of the following without the prior written consent of Parent:

              (i)  amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

             (ii)  other than as set forth in Section 6.01(b)(ii) of the Company Disclosure Schedule, issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, (A) any shares of capital stock of Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Company or any Company Subsidiary, other than (x) the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options or

    Company Warrants therefor outstanding as of the date of this Agreement, (y) the issuance of up to an aggregate of 82,000 (1) Company Stock Options (including the issuance of shares upon exercise thereof) in accordance with the Company Stock Plan and (2) the issuance of shares of Company Common Stock to participants in the Company Stock Purchase Plan in accordance with its terms and (z) issuance of rights under the Rights Agreement with respect to such issuances set forth in clause (x) and (y) hereof or (B) any material property or assets of Company or any Company Subsidiary except pursuant to contracts existing on the date of this Agreement or in the ordinary course of business consistent with past practice;

            (iii)  (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof; (B) incur or prepay any Indebtedness for borrowed money (other than de minimus amounts) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or make any loans or become liable for (whether directly, contingently or otherwise) or make to any Person, other than to a wholly-owned Company Subsidiary, advances in each case, material to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole in, or in excess of $1,000,000;

            (iv)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than payments or distributions on capital stock owned by Company or any Company Subsidiary;

             (v)  amend the terms of, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or agree to do any of the foregoing;

            (vi)  amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Company Stock Plan or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

           (vii)  other than in the ordinary course of business with respect to employees, officers or consultants who are not executive officers or directors of Company or pursuant to written employment agreements entered into prior to the date hereof that are listed in Section 6.01(b)(vii) of the Company Disclosure Schedule of the Company Disclosure Schedule, increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to retention, severance or termination pay to, or enter into any employment, retention or severance agreement; establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Company or any Company Subsidiary (except as allowed by Section 6.01(b)(ii)), except to the extent required by applicable Law or the terms of a collective bargaining agreement; or enter into or amend any contract, agreement, commitment or arrangement between Company or any Company Subsidiary, on the one hand, and any of Company's or any Company Subsidiary's directors, officers, consultants or employees (except as allowed by Section 6.01(b)(ii)), on the other hand; except to the extent required by applicable law or the terms of a collective bargaining agreement;

          (viii)  except as permitted under Section 6.01(b)(iii), pay, discharge or satisfy any claims, liabilities or obligations in excess of $100,000 in the aggregate (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business and consistent with past practice or (B) to the extent reflected or reserved against on the latest balance sheet included in the Company Reports;

            (ix)  make any change with respect to Company's or any Company Subsidiary's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by a concurrent amendment in United States GAAP;

             (x)  make any Tax election or settle or compromise any Tax liability;

            (xi)  make any loans to employees (other than advances in the ordinary course of business for travel or business expenses in an amount less than $10,000);

           (xii)  fail to maintain adequate insurance consistent with past practices for their businesses and properties;

          (xiii)  license, sell, abandon, fail to pay all necessary fees required to maintain the issued patents and pending applications, otherwise dispose of or modify any rights in connection with, or take any other actions outside the ordinary course of Company's business regarding, Company Patents; or

          (xiv)  authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would (A) make any of the representations or warranties of Company contained in this Agreement and that are qualified as to materiality untrue, incomplete or incorrect, (B) make any of the representations or warranties of Company contained in this Agreement and that are not so qualified to be materially untrue, incomplete or incorrect or (C) prevent or materially impair Company or any Company Subsidiary from performing, or cause Company or any Company Subsidiary not to, perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

          (c)   By way of amplification and not limitation of subsection (a) or (b) hereof, Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do or agree to do, or permit any of the Company Subsidiaries, directly or indirectly, to do or agree to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned: (i) enter into, terminate, cancel or request any material change in, or agree to any material change in, any Material Contract other than in the ordinary course of business consistent with past practice and either (x) involving the obligation of Company to purchase or lease products, services or real property pursuant to which the aggregate of payments to become due, or expected to become due, from Company is equal to or exceeds $500,000 or (y) involving a payment to be made, or expected to be made, to Company in excess of $5,000,000; (ii) make or authorize any capital expenditure in excess of $500,000, other than capital expenditures set forth in Section 6.01(c) of the Company Disclosure Schedule; or (iii) enter into or amend any Contract that, if fully performed, would not be permitted under this Section 6.01(c).

        SECTION 6.02    Conduct of Business of Parent Pending the Closing.    Parent agrees that, between the date of this Agreement and the Effective Time, unless Company shall otherwise consent in writing and except as contemplated or permitted by this Agreement or as set forth in Section 6.02 to the Parent Disclosure Schedule, Parent shall use reasonable commercial efforts to keep available the services of each of the current officers, significant employees and significant consultants of Parent and to preserve the current relationships of Parent and the Parent Subsidiaries with such of the corporate partners, customers, suppliers and other Persons with which Parent and the Parent Subsidiaries have significant business relations in order to preserve substantially intact its business organization and to preserve the goodwill of those having business relationships with it or them. By way of amplification and not limitation, Parent shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do or agree to do, or permit any of the Parent Subsidiaries, directly or indirectly, to do or agree to do, any of the following without the prior written consent of Company:

          (a)   amend or otherwise change its memorandum of association or byelaws or equivalent organizational documents, other than (i) amendments or changes to such organizational documents substantially in the form attached as Annex C hereto, (ii) amendments or changes to such organizational documents in order to fulfill its duties hereunder or pursuant to the transactions contemplated hereby, including without limitation, the creation of or amendments to the New Parent Memorandum of Association and the New Parent Byelaws which increase the amount of and/or reclassify or split the authorized capital stock of Parent, (iii) amendments or changes to such organizational documents in order to effectuate any of the transactions contemplated by Section 2.01 or (iv) or otherwise as set forth in Section 6.02(a) of the Parent Disclosure Schedule;

          (b)   except as set forth in Section 6.02(b) of the Parent Disclosure Schedule and other than in order to effectuate the Contribution described under Section 2.01, issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, (i) any share capital of Parent or any Parent Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such share capital, or any options, warrants or other rights of any kind to acquire any such shares or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary or (ii) any material property or assets of Parent or any Parent Subsidiary except pursuant to existing contracts or in the ordinary course of business;

          (c)   except as contemplated by (x) the repayment of the Intercompany Notes Listed in Section R of the Parent Disclosure Schedule (y) the High Yield Offering or (z) the Commitment Letter (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof which, individually or taken together with any other acquisition(s) which it is required by Regulation S-X under the Exchange Act to aggregate for the purposes of determining whether an acquisition is a significant subsidiary, entity would constitute a "significant subsidiary" of New Parent within the meaning of Regulation S-X under the Exchange Act; or (ii) incur or prepay any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person for borrowed money in excess of $75,000,000 other than for working capital purposes;

          (d)   other than with respect to the Contribution, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital, other than payments or distributions on share capital owned by Parent or any Parent Subsidiary;

          (e)   other than pursuant to Section 6.02(a) above, amend the terms of, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its share capital or agree to do any of the foregoing;

          (f)    except as set forth in Section 6.02(f) of the Parent Disclosure Schedule and other than in the ordinary course of business with respect to employees, officers or consultants who are not executive officers or directors of Parent, any Parent Subsidiary, including New Parent or pursuant to written employment agreements entered into prior to the date hereof, increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to retention, severance or termination pay to, or enter into any employment, retention or severance agreement; establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Parent or any Parent Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement; or enter into or amend any contract, agreement, commitment or arrangement between Parent or any Parent Subsidiary, on the one hand, and any of Parent's or any Parent Subsidiary's directors, officers, consultants or employees on the other hand, except to the extent required by applicable Law or the terms of a collective bargaining agreement, other than in connection with the Contribution;

          (g)   other than as set forth in Section 6.02(g) of the Parent Disclosure Schedule, pay, discharge or satisfy any claims, liabilities or obligations in excess of $1,000,000 in the aggregate (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business, (B) reflected or reserved against on the latest Balance Sheet included in the Parent Financial Statements, (C) in connection with Parent's repurchase of the Parent Preferred Stock or (D) the repayment of the Intercompany Notes;

          (h)   other than as set forth in Section 6.02(h) of the Parent Disclosure Schedule, make any change with respect to Parent's or any Parent Subsidiary's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by United States GAAP;

          (i)    make any tax election or settle or compromise any Tax liability;

          (j)    make any loans to employees and advances in the ordinary course of business for travel or business expenses in an amount less than $10,000;

          (k)   fail to maintain adequate insurance consistent with past practices for their businesses and properties; or

          (l)    authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would (A) make any of the representations or warranties of Parent contained in this Agreement and that are qualified as to materiality untrue, incomplete or incorrect, (B) make any of the representations or warranties of Parent contained in this Agreement and that are not so qualified to be materially untrue, incomplete or incorrect or (C) prevent or materially impair Parent or any Parent Subsidiary from performing, or cause Parent or any Parent Subsidiary not to, perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

        SECTION 6.03    Notices of Certain Events.    Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any Suits commenced or, to the Knowledge of Company or the Knowledge of Parent, as the case may be, threatened in writing against, relating to or involving or otherwise affecting Parent or Company, respectively, or any of their respective Subsidiaries, which, if pending on the date hereof, would have been required to have been disclosed in this Agreement, or that otherwise relate to the consummation of the Merger; (iv) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation that is not so qualified becoming untrue or inaccurate in any material respect; and (v) any event or proposed action that is reasonably likely to cause the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, Company shall give prompt notice to Parent of the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a material default under any Material Contract, and each of Parent and Company shall notify the other of any change that has had or could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to materially delay or impede the ability of Company or Parent, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger. Notwithstanding any provision contained herein to the contrary, Company shall provide Parent notice of the number of Company's employees who have suffered an "employment loss" (as defined in the WARN Act) since ninety days prior to the date coinciding with the Closing.

        SECTION 6.04    Access to Information; Confidentiality.

          (a)   Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or Company or a Company Subsidiary is a party which has been disclosed to Company or Parent or, upon execution of this Agreement, will be disclosed to Company or the Parent, as the case may be, or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, Parent shall and Company shall (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to its and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof (including with respect to any review of the Company Buy/Sell Certificate or Parent Buy/Sell Certificate) and (ii) furnish promptly such information concerning its and its Subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made in this Agreement.

          (b)   The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement.

        SECTION 6.05    No Solicitation of Transactions.

          (a)   Unless and until this Agreement shall have been terminated as provided or permitted herein, Company shall not, directly or indirectly, and shall cause its Representatives (including Representatives of Company Subsidiaries) not to, directly or indirectly, solicit, initiate or encourage (including, without limitation, by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction; enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Competing Transaction; withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, New Parent or Merger Sub, the approval or recommendation by Company's Board of Directors or any such committee of this Agreement or the Merger; approve or recommend, or propose to approve or recommend, any Company Competing Transaction; enter into any agreement with respect to any Company Competing Transaction; or authorize or knowingly permit any of Company's Representatives or any Company Subsidiary, or any Representative of a Company Subsidiary, to take any such action; provided, however, that nothing contained in this Section 6.05 shall prohibit the Board of Directors of Company (i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 6.05 or (ii) prior to the adoption of this Agreement by the stockholders of Company from providing information (subject to a confidentiality agreement at least as restrictive in all material respects, as the Confidentiality Agreement, except that such confidentiality agreement shall permit any disclosure required under this Section 6.05) in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a Company Competing Transaction that (x) Company's Board of Directors shall have concluded in good faith, after consultation with Lowenstein Sandler PC or other independent outside counsel of nationally recognized reputation, that not taking such action is inconsistent with Company's Board of Directors fiduciary duties to Company's stockholders under applicable Law, (y) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's Board of Directors shall have determined in good faith in the proper exercise of its fiduciary duties to Company's stockholders that the acquiring party is capable of consummating such Company Competing Transaction on the terms proposed, and (z) Company's Board of Directors shall have determined in good faith (in consultation with Company's independent financial advisors of nationally recognized reputation, with respect to which standard Parent hereby acknowledges that the Company Financial Advisor shall qualify) in the proper exercise of its fiduciary duties to Company's stockholders that such Company Competing Transaction provides greater value to the stockholders of Company than the Merger (any such Company Competing Transaction fulfilling each of the requirements of this clause (ii) of Section 6.05(a) being referred to herein as a "Company Superior Proposal"). In the event Company receives an unsolicited written proposal regarding a Company Competing Transaction that is not received in violation of this Section 6.05, and Company reasonably believes that such proposal is likely to constitute a Company Superior Proposal, Company may request such information from the offering party that is required (after consultation with Company's independent financial advisors and its independent outside counsel) in order to determine whether or not such proposal constitutes a Company Superior Proposal. Any violation of the restrictions set forth in this Section 6.05 by any Representative of Company (including any Representative of a Company Subsidiary), whether or not such Person is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Section 6.05 by Company. Company shall notify Parent in accordance with the notice provisions of this Agreement in writing and orally within 24 hours after any of Company's Chief Executive Officer, Chief Financial Officer or other senior executive officer of Company receive any proposal or offer, or promptly after any inquiry or contact with any Person with respect thereto, regarding a Company Competing Transaction is made or received, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such Company Competing Transaction, and, by way of amplification and without limitation, Company shall keep Parent apprised (in accordance with the notice provisions of this Agreement) on a prompt basis, of the status of such Company Competing Transaction and of any modifications to the terms thereof. In addition, Company shall notify Parent promptly (and in any event within 24 hours) orally and in writing if at any time Company's Board of Directors determines that it believes any such proposal, offer, inquiry or contact constitutes a Company Superior Proposal. In connection with any such potential Company Competing Transaction, Company shall provide to Parent prompt oral and written notice (and in any event within 24 hours) to the effect that Company is furnishing information to, or entering into discussions or negotiations with, the Person making such proposal, and Company shall keep Parent promptly informed of the status of the terms and conditions of any such discussions or negotiations. Prior to accepting a Company Competing Proposal, Company shall provide Parent with 48 hours' oral and written notice of such intention.

          (b)   Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Competing Transaction. Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

        SECTION 6.06    Tax-Free Transaction.    From and after the date of this Agreement, each party hereto shall use reasonable efforts to cause the Contribution to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Contribution from qualifying, as a transaction governed by Section 351 of the Code. From and after the date of this Agreement, each party hereto shall use reasonable efforts to cause the Merger to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a "reorganization" under Section 368(a) of the Code.

        SECTION 6.07    Control of Operations.    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        SECTION 6.08    Further Action; Consents; Filings.

          (a)   Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, New Parent or Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, including without limitation the consent of BMA to the change in shareholders of New Parent upon the consummation of the Merger, (iii) promptly as practicable make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the NNM or such other U.S. national securities exchange, as the case may be, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act and any related governmental request thereunder, if any, (D) the rules and regulations promulgated by any Telecommunications Operating Authority, and (E) any other applicable Law, (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each party hereto and its Board of Directors shall (1) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require a party hereto to agree to, or proffer to, divest or hold separate any assets or any portion of any business of such entity, any other party hereto, such party or any of their respective Subsidiaries. Without limiting the generality of the foregoing, each party hereto shall give the other party hereto the opportunity to participate in the defense of any litigation against it and/or its directors relating to the transactions contemplated by this Agreement. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including, without limitation, by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. Company and Parent shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned. As promptly as practicable after the date of this Agreement Parent shall form, or cause the formation of New Parent and immediately upon formation, New Parent shall become a party to this Agreement

          (b)   Each of Company and Parent will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as reasonably determined by Parent in good faith with respect to notices or consents to be delivered or obtained by Company) to consummate the transactions contemplated by this Agreement.

        SECTION 6.09    Additional Reports.    Company shall furnish to Parent, and Parent or New Parent shall furnish to Company, if requested, copies of any documents which it files with the SEC on or after the date hereof, and Company and Parent each covenant and warrant that as of the respective dates thereof, such documents will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such documents (including any related notes and schedules) will fairly present, in all material respects, the financial position of the filer and its consolidated subsidiaries, as of the dates thereof and the results of operations or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and United States GAAP (except for the absence of footnotes) consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

        SECTION 6.10    Tax Matters    Company shall provide the following information to Parent not later than 10 Business Days after the date of this Agreement: (i) a complete list of the types of Tax Returns being filed by Company in each taxing jurisdiction, (ii) a list of any deferred intercompany gain with respect to transactions to which Company has been a party and (iii) a depreciation schedule for the most recently filed federal income tax return for Company. Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours from the date hereof through the Effective Time, to all of Company's Tax Returns and other records and workpapers relating to Taxes.

        SECTION 6.11    Employee Benefits.

          (a)   From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between Company or any of the Company Subsidiaries and any current or former executive officer or director of Company or any of the Company Subsidiaries, subject to any modifications thereto agreed to by any such officers or directors with the Surviving Corporation.

          (b)   At the Effective Time or following a transition period during which employees of Company continue to participate in one or more Benefit Plans, New Parent will cause the Surviving Corporation to provide the benefits to employees of Company who are retained by New

  Parent or the Surviving Corporation (including health benefits, severance policies and general employment policies and procedures) which are substantially comparable in the aggregate to benefits that are available, from time to time, to similarly situated employees of New Parent and the New Parent Subsidiaries on terms that are substantially similar to similarly situated employees of New Parent and the New Parent Subsidiaries, provided, however, that insurance carriers, outside providers or the like are able to provide such benefits on terms reasonably acceptable to New Parent, and provided, further, that nothing in this Section 6.11(b) shall prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law, and provided, further, that it shall not result in any duplication of benefits.

          (c)   To the extent permitted under applicable Law, each employee of Company or the Company Subsidiaries shall be given credit for all service with Company or the Company Subsidiaries (or service credited by Company or the Company Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation (other than sabbatical benefits, for which employees of Company or the Company Subsidiaries will not receive any such past service credit) in which they participate or in which they become participants for purposes of eligibility, vesting and the determination of vacation and severance pay and benefits but not for accrual of any pension benefits; provided, however, that insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to New Parent. With respect to any medical or dental benefit plan of New Parent or Parent Subsidiaries or the Surviving Corporation in which employees of the Company or any of the Company Subsidiaries participate after the Effective Time, Parent shall cause New Parent to waive or cause to be waived any waiting periods, pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company or any of the Company Subsidiaries who was, as of the Effective Time, excluded from participation in the Company's medical and/or dental plan by virtue of such pre-existing condition), and to provide that any covered expenses incurred on or before the Effective Time by an employee of the Company or any of the Company Subsidiaries (or by a covered dependent of such an employee) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under any such medical or dental benefit plan after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of New Parent or Parent Subsidiaries. If requested by Parent prior to the Effective Time, Company shall take all actions necessary and appropriate to terminate any Company Benefit Plan as of the last day of the payroll period immediately preceding the Closing Date and no further contributions shall be made to any Company Benefit Plan, and Company shall provide to Parent (i) executed resolutions by the board of directors of Company, as applicable, authorizing such termination and (ii) an executed amendment to each Company Benefit Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of such Company Benefit Plan will be maintained at the time of termination as applicable.

        SECTION 6.12    Other Actions.    Except as required by applicable Law or as expressly permitted by this Agreement, no party to this Agreement shall, nor shall it permit any of its respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VIII not being satisfied.

ARTICLE VII

ADDITIONAL AGREEMENTS

        SECTION 7.01    Registration Statement; Proxy Statement.

          (a)   Parent and Company shall jointly prepare and, after approval (such approval not to be unreasonably withheld, delayed or conditioned) by each such Person, shall use commercially reasonable efforts to cause to be filed with the SEC, as soon as practicable following the date of receipt of the Subsequent Parent Financial Statements, a document or documents that will constitute (i) the registration statement on Form F-4 of New Parent (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of New Parent Common Stock to be issued to Company's stockholders pursuant to the Merger and (ii) the proxy statement with respect to the Merger relating to the Company Stockholders' Meeting (together with any amendments thereto, the "Proxy Statement"). Copies of the Proxy Statement shall be provided to the NNM in accordance with its rules. Each of the parties hereto shall use reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of New Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Each of Parent and Company shall notify the other of the receipt of any comments from the SEC on the Registration Statement and the Proxy Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between New Parent, Company or any of their representatives and advisors and the SEC. As promptly as practicable after the effective date of the Registration Statement, the Proxy Statement shall be mailed to the stockholders of Company. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance, as to matters relating to, and supplied for inclusion therein by, such party, in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act and (iii) the rules and regulations of the NNM or such other U.S. national securities exchange, as the case may be.

          (b)   The Proxy Statement shall include with respect to Company and its stockholders, (i) the recommendation of the board of directors of Company to Company's stockholders that they vote in favor of adoption of this Agreement, and (ii) the opinion of Company Financial Advisor referred to in Section 4.20.

          (c)   No amendment or supplement to the Proxy Statement or the Registration Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld, delayed or conditioned. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of New Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (d)   None of the information supplied by Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Company, at the time of the Company Stockholders' Meeting and at the Effective Time and (B) in the case of the

  Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Company or any Company Subsidiary, or their respective officers or directors, should be discovered by Company that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Company shall promptly inform Parent. All documents that Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

          (e)   None of the information supplied by Parent or New Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Company, at the time of the Company Stockholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent or New Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent or New Parent shall promptly inform Company. All documents that Parent or New Parent are responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

          (f)    Lowenstein Sandler PC will provide an opinion addressed to Company which will be filed as Exhibit 8.1 to the Registration Statement, to the effect that the description in the Registration Statement of the material federal income tax consequences to the Company Stockholders of the Merger is correct in all material respects. Such opinion shall be based on representation letters in form and substance reasonably acceptable to counsel and executed by Company, Parent, New Parent and Merger Sub.

          (g)   Prior to the Closing, Company agrees that it and the Company Subsidiaries will cooperate with Parent, New Parent and their representatives and provide information reasonably required by Parent and their representatives in connection with the offer, sale and placement of, or obtaining commitments for the purchase of, senior notes (the "High Yield Notes") that may take place contemporaneously with the Effective Time. Such cooperation will include, without limitation, (i) the assistance in the preparation of an offering circular or private placement memorandum with respect to any offering of High Yield Notes, (ii) the delivery of such financial and statistical information relating to Company and the Company Subsidiaries as may be reasonably requested and (iii) using commercially reasonable efforts to assist in the marketing and sale of any High Yield Notes, including making appropriate officers of Company and the Company Subsidiaries available for due diligence meetings and for participation in the road show and meetings with prospective purchasers of the High Yield Notes, it being understood that all reasonable out-of-pocket Expenses incurred by Company and the Company Subsidiaries in connection with this provision shall be paid by, or promptly reimbursed to Company, by New Parent.

        SECTION 7.02    Company Stockholders' Meetings.    Company shall call and hold a special meeting of the stockholders of Company (the "Company Stockholders' Meeting"), (subject to applicable Laws), for the purpose of voting upon the adoption of this Agreement pursuant to the Proxy Statement, and

Company shall use all reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Company shall use all reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL, NNM or such other U.S. national securities exchange, as the case may be, requirements to obtain such approval. Each of the parties hereto shall take all other action necessary or, in the reasonable opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and such party's certificate of incorporation and bylaws to effect the Merger. Company shall call and hold the Company Stockholders' Meeting for the purpose of voting upon the adoption of this Agreement whether or not Company's Board of Directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that Company's stockholders reject it.

        SECTION 7.03    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, (i) Parent will, and New Parent will cause the Surviving Corporation to, indemnify and hold harmless, and will provide advancement of expenses to, each person who is or was (or who becomes prior to the Effective Time) a director or officer of Company or any of the Company Subsidiaries at or at any time prior to the Effective Time (an "Indemnified Party"), to the same extent such persons are indemnified or have the right to the advancement of expenses as of the date of this Agreement by Company pursuant to Company's certificate of incorporation and bylaws as in effect on the date of this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined that such Indemnified Party is not entitled to indemnification, and (ii) New Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements (including, without limitation, those set forth in Company's certificate of incorporation and bylaws as in effect on the date of this Agreement) between Company and any of the Indemnified Parties in effect immediately prior to the date of this Agreement.

          (b)   In the event New Parent, Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any Person in a single transaction or a series of transactions, then, and in each such case, New Parent will either guaranty the obligations referred to in this Section 7.03 or will make or cause to be made proper provision so that the successors and assigns of New Parent, Company or the Surviving Corporation, as the case may be, assume the obligations described herein for the benefit of the Indemnified Parties and have at least substantially equal financial ability as New Parent, Company (immediately prior to the Effective Time) or the Surviving Corporation, as the case may be, to satisfy the obligations of the parties pursuant to this Section 7.03 as a condition to such merger, consolidation or transfer becoming effective.

          (c)   The provisions of this Section 7.03 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and his or her heirs, assigns and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

          (d)   For a period of six years after the Effective Time, New Parent shall maintain in effect the directors' and officers' liability insurance policies maintained by Company; provided, however, that in no event shall New Parent be required to expend in any one year in excess of 200% of the annual premium currently paid by Company for such coverage, which annual premium is $826,000;

  and provided further, that if the annual premium for such coverage exceeds such amount, New Parent shall only be obligated to purchase a policy with the greatest coverage available for a cost not to exceed such amount.

          (e)   Company shall use its reasonable best efforts to maintain in effect at all times from the date of this Agreement until the Effective Time, directors' and officers' liability insurance comparable as to amount and other material terms of coverage with such insurance as in effect on the date of this Agreement.

        SECTION 7.04    Public Announcements.    The initial press release concerning the Merger to be released in connection with the execution and delivery of this Agreement shall be a joint press release approved by Parent and Company and, thereafter, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other (which shall not be unreasonably withheld, delayed or conditioned), except to the extent required by applicable Law or the requirements of the rules and regulations of the NNM or such other U.S. national securities exchange, as the case may be, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

        SECTION 7.05    Listing or NNM Quotation.    Parent shall use its reasonable best efforts to cause New Parent Common Stock issuable pursuant to the Merger (or upon the exercise of any Company Stock Options or Company Warrants) to be approved for quotation on the NNM or, in Parent's reasonable discretion after consultation with Company, another U.S. national securities exchange, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Time.

        SECTION 7.06    Company Stock Options/Registration Statements on Form S-8.    Prior to the Effective Time, Company and Parent shall use all commercially reasonable efforts to effect the assumption by New Parent of the Company Stock Options and Company Warrants as contemplated by Section 3.05, including obtaining the consent of affected optionees and warrant holders, if required. New Parent shall reserve for issuance the number of shares of New Parent Common Stock that will be issuable upon exercise of Company Stock Options and Company Warrants assumed pursuant to Section 3.05 hereof. As promptly as reasonably practical after the Effective Time, New Parent shall file with the SEC one or more registration statements on Form S-8 for the shares of New Parent Common Stock issuable with respect to Company Stock Options and will maintain the effectiveness of such registration statements for so long as any of such options or other rights remain outstanding.

        SECTION 7.07    Affiliates.    As soon as practicable after the date hereof, Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Company, "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall use best efforts to cause each such person to deliver to New Parent as of the Closing Date, a written agreement substantially in the form attached as Annex D hereto. New Parent shall be entitled to place legends on the certificates evidencing any of the New Parent Common Stock to be received by (i) any Affiliate of Company or (ii) any Person Parent reasonably identifies (by written notice to Company) as being a Person who may be deemed an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such New Parent Common Stock.

        SECTION 7.08    Letters of Company's Accountants.    If requested, Company shall use reasonable efforts to cause to be delivered to New Parent two letters from Company's independent accountants, one dated a date within two Business Days before the date on which the Registration Statement shall become effective and one dated a date within two Business Days before the Effective Time, each addressed to New Parent, in form and substance reasonably satisfactory to New Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        SECTION 7.09    Letters of Parent's Accountants.    If requested, Parent shall use reasonable efforts to cause to be delivered to Company two letters from Parent's independent accountants, one dated a date within two Business Days before the date on which the Registration Statement shall become effective and one dated a date within two Business Days before the Effective Time, each addressed to Company, in form and substance reasonably satisfactory to Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        SECTION 7.10    Buy/Sell Margin Certificate.

          (a)   On or prior to the 5th Business Day after the end of each of December 31, 2003 and January 31, February 29 and March 31, 2004, Parent shall deliver a certificate to Company, executed by Liam Strong or Richard Willett (or any individual employed in such similar capacity of either), stating the Buy/Sell Margin of Parent for the three month period ended as of December 31, 2003 and January 31, February 29 and March 31, 2004, as the case may be (the "Parent Buy/Sell Certificate").

          (b)   On or prior to the 5th Business Day after the end of each of December 31, 2003 and January 31, February 29 and March 31, 2004, Company shall deliver a certificate to Parent, executed by the Chief Executive Officer or Chief Financial Officer, stating the Buy/Sell Margin of Company for the three month period ended as of December 31, 2003 and January 31, February 29 and March 31, 2004, as the case may be (the "Company Buy/Sell Certificate").

        SECTION 7.11    New Parent Board.    Parent shall appoint or cause to be appointed (i) Tom Evslin and (ii) one other individual designated by Company with the prior written consent of Parent, in each case, to New Parent's Board of Directors effective immediately after the Effective Time.

ARTICLE VIII

CONDITIONS TO THE MERGER

        SECTION 8.01    Conditions to the Obligations of Each Party to Consummate the Merger.    The obligations of the parties hereto to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions by joint action of the parties hereto:

          (a)   the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

          (b)   this Agreement shall have been duly adopted by the requisite vote of stockholders of Company in accordance with the DGCL;

          (c)   no order, statute, rule, regulation, executive order, stay, decree, writ, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. Company and Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time;

          (d)   any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated or any such required approval shall have been received or granted;

          (e)   all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization has not had or could not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect;

          (f)    the shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NNM or, in Parent's reasonable discretion after consultation with Company, another U.S. national securities exchange, subject to official notice of issuance;

          (g)   the BMA shall have consented to the transactions contemplated hereby; and

          (h)   (i) the High Yield Offering shall have been consummated and/or if necessary the loans under the Commitment Letter shall have been made in accordance with the terms of the Commitment Letter, (ii) the Intercompany Notes shall be distributed to the holders of the Parent Preferred Stock in exchange for all of the outstanding shares of the Parent Preferred Stock (plus accrued and unpaid dividends) and (iii) the indebtedness represented by the Intercompany Notes shall have been repaid in full.

        SECTION 8.02    Conditions to the Obligations of Company.    The obligations of Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a)   Each of the representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such time, except to the extent that any representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date, in either case, such that the aggregate effect of any inaccuracies in such representations and warranties do not comprise or would not be reasonably likely to comprise a Parent Material Adverse Effect, in each case without regard (for purposes of this Section 8.02(a)) to any materiality or Parent Material Adverse Effect qualifications contained in such representations and warranties, and Company shall have received certificates of Parent and Merger Sub, executed by the Chief Executive Officer of Parent and the President of Merger Sub, to such effect;

          (b)   Parent, New Parent and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Company shall have received certificates of Parent and Merger Sub, executed by the Chief Executive Officer of Parent and the President of Merger Sub, to such effect;

          (c)   No requirement of Law shall have been issued, enacted, enabled, promulgated or enforced by any Government Entity which would have materially reduced the benefits of the transactions contemplated hereby to Company or its stockholders in a manner that Company, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or requirement been known on the date hereof;

          (d)   There shall have been no event or circumstance which has had or reasonably could be expected to have a Parent Material Adverse Effect since the date hereof; and

          (e)   all Required Governmental Approvals (including any required consents by the FCC to any matters contemplated by the Merger) shall have been obtained pursuant to Final Orders, including without limitation respectively, the transfer, assignments or reauthorization of the licenses or authorizations issued by the Telecommunications Operating Authorities, free of any conditions that would cause a Parent Material Adverse Effect, and all other consents, approvals, authorizations or filings the absence of which could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect if the Closing were to occur shall have been obtained or made. For the purposes of this Agreement, "Final Order" means an action or decision that has been granted by the relevant Governmental Entity as to which (A) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (B) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (C) the relevant Governmental Entity does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (D) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

        SECTION 8.03    Conditions to the Obligations of Parent.    The obligations of Parent and New Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a)   Each of the representations and warranties of Company in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such time, except to the extent that any representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date, in either case, such that the aggregate effect of any inaccuracies in such representations and warranties do not comprise or would not be reasonably likely to comprise a Company Material Adverse Effect, in each case without regard (for purposes of this Section 8.03(a)) to any materiality or Company Material Adverse Effect qualifications contained in such representations and warranties, and New Parent shall have received a certificate of Company, executed by the Chief Executive Officer of Company, to such effect;

          (b)   Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and Parent shall have received a certificate of the Company, executed by the Chief Executive Officer of Company, to that effect;

          (c)   all consents of third parties set forth on Section 8.03(c) of the Company Disclosure Schedule shall have been obtained (excluding any Governmental Entity);

          (d)   all Required Governmental Approvals (including all required consents by the FCC and state public utilities commissions necessary for the issuance and transfer of stock, transfer of control, affiliate transactions and the guaranty of indebtedness related to the Merger and the transactions contemplated in connection therewith) shall have been obtained pursuant to Final Orders, including without limitation respectively, the transfer, assignments or reauthorization of the licenses or authorizations issued by the Telecommunications Operating Authorities, free of any conditions that would cause a Parent Material Adverse Effect, and all other consents, approvals, authorizations or filings of any Governmental Entity the absence of which could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect if the Closing were to occur shall have been obtained or made;

          (e)   No requirement of Law shall have been issued, enacted, enabled, promulgated or enforced by any Government Entity which would have materially reduced the benefits of the transactions contemplated hereby to Parent, New Parent or the Surviving Corporation in a manner that Parent, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or requirement been known on the date hereof; and

          (f)    there shall have been no event or circumstance which has had or reasonably could be expected to have a Company Material Adverse Effect since the date of this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        SECTION 9.01    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of Company, as follows:

          (a)   by mutual written consent duly authorized by the boards of directors of each of Parent and Company;

          (b)   by either Parent or Company, if the Effective Time shall not have occurred on or before May 15, 2004; provided, that such date shall be extended one day for each day after December 31, 2003 that occurs prior to the date of the initial filing of the Preliminary Proxy Statement; provided, however, that in no event shall such date be later than June, 30, 2004 (the "Termination Date"); provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c)   by either Parent or Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become a Final Order;

          (d)   by Parent, if

              (i)  the Board of Directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so;

             (ii)  the Board of Directors of Company shall have recommended to the stockholders of Company a Company Competing Transaction;

            (iii)  Company fails to comply in all material respects with Section 6.05 or Section 7.02;

            (iv)  a Company Competing Transaction shall have been announced or otherwise publicly known and the Board of Directors of Company shall have failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within seven days of the first announcement or other public knowledge of such proposal for a Company Competing Transaction;

             (v)  the Board of Directors of Company shall have determined that a Company Competing Transaction was a Company Superior Proposal and shall not have, prior to Parent's termination of this Agreement pursuant to this Section 9.01(d)(v), (1) reconfirmed its approval and recommendation of this Agreement and (2) recommended against acceptance of such Company Superior Proposal by its stockholders; or

            (vi)  the Board of Directors of Company resolves to take any of the actions described above;

          (e)   by Parent or Company, if this Agreement is brought to a vote and shall fail to receive the requisite votes for adoption at the Company Stockholders' Meeting or any adjournment or postponement thereof;

          (f)    by Parent, 20 days after receipt by Company of a written notice from Parent of a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this

  Agreement, or if any representation or warranty of Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is cured within such 20 day period, Parent may not terminate this Agreement under this Section 9.01(f);

          (g)   by Company, 20 days after receipt by Parent of a written notice from Company of a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is cured within such 20 day period, Company may not terminate this Agreement under this Section 9.01(g);

          (h)   by Company, in order to accept a Company Superior Proposal; provided that Company has given the notice required by the last sentence of Section 6.05(a) and has paid the Company Termination Fee;

          (i)    by Parent, upon the receipt by it of a Company Buy/Sell Certificate that states a Buy/Sell Margin lower than the Company Target Margin or if no Company Buy/Sell Certificate is received within 10 Business Days after the end of any month ended prior to April 1, 2004; or

          (j)    by Company, upon the receipt by it of a Parent Buy/Sell Certificate that states a Buy/Sell Margin lower than the Parent Target Margin or if no Parent Buy/Sell Certificate is received within 10 Business Days after the end of any month ended prior to April 1, 2004.

The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

        SECTION 9.02    Effect of Termination.    Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease (except for the provisions of Section 6.04(b), this Section 9.02, Section 9.05 and Article X, which provisions shall survive such termination); provided, however, that nothing herein shall relieve any party hereto from liability for breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement (unless Parent or New Parent, as the case may be, has received a Company Termination Fee from Company, in which case Company shall have no further liability for breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which shall survive termination of this Agreement and remain in full force and effect in accordance with their terms.

        SECTION 9.03    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of Company, no amendment may be made that by Law requires the further approval of the stockholders of Company without first obtaining that approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 9.04    Waiver.    At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or other act of any other party hereto and (c) subject to applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        SECTION 9.05    Termination Fee; Expenses.

          (a)   Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that New Parent and Company each shall pay one-half of all Expenses incurred solely for printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement (for the avoidance of doubt, not including related attorneys' and accountants' fees and Expenses) and any fees required to be paid under the HSR Act and under any comparable statute applicable under Canadian law.

          (b)   In the event that:

              (i)  Parent shall terminate this Agreement pursuant to Section 9.01(d),

             (ii)  this Agreement is terminated pursuant to Section 9.01(e) or Section 9.01(f) and (A) at or prior to the time of such termination, either a Company Competing Transaction shall have been proposed to Company or a definitive proposal for a Company Competing Transaction is publicly announced or (B) within 12 months after such termination, Company shall enter into a definitive agreement with respect to any Company Competing Transaction or any Company Competing Transaction involving Company shall be consummated,

            (iii)  Company shall terminate this Agreement pursuant to Section 9.01(h), or

            (iv)  this Agreement is terminated pursuant to Section 9.01(b) under circumstances where the failure of the Effective Time to occur on or before the Termination Date was not caused by Parent's failure to fulfill any of its obligations under this Agreement and (A) at or prior to the time of such termination, either a Company Competing Transaction shall have been proposed to Company or a definitive proposal for a Company Competing Transaction is publicly announced or (B) within 12 months after such termination, Company shall enter into a definitive agreement with respect to any Company Competing Transaction or any Company Competing Transaction involving Company shall be consummated; provided; however, that in no event shall Parent be entitled to a Company Termination Fee (as defined below) under this Section 9.05(b)(iv) if the initial filing of the preliminary Proxy Statement occurs after December 15, 2003.

  then Company shall pay to Parent (the "Company Termination Fee") a sum equal to $3,750,000. Any Company Termination Fee shall be paid in same day funds within two Business Days after the date this Agreement is terminated (in a manner set forth in this Section 9.05(b)) or within two Business Days after the Company Termination Fee otherwise becomes due and payable pursuant to this Section 9.05(b).

          (c)   Parent and Company agree that the agreements contained in Section 9.05(b) above are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty and that without these Agreements, Parent would not enter into this Agreement or the Voting Agreements. Accordingly, if Company fails to pay to Parent any amounts due under Section 9.05(b), Company shall pay the fees and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit of other legal action, taken to collect payment, together with interest on such amounts at the prime rate of J.P. Morgan Chase & Co. in effect on the date such payment was required to be made.

ARTICLE X

GENERAL PROVISIONS

        SECTION 10.01    Non-Survival of Representations and Warranties.    The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 10.02    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02); provided that all notices given pursuant to Section 6.05(a) hereof shall be by telecopy or facsimile in addition to and not in lieu of any other manner:

  (a)
  if to Company:

    ITXC Corp.
    750 College Road East
    Princeton, New Jersey 08540
    Attn: Theodore Weitz, Esq
    Facsimile: (609) 750-3458

    with a copy to:

    Lowenstein Sandler PC
    65 Livingston Avenue
    Roseland, New Jersey 07068
    Attn: Peter H. Ehrenberg, Esq.
    Facsimile: 973-597-2351

  (b)
  if to Parent, New Parent or Merger Sub:

    Teleglobe International Holdings Ltd
    P.O. Box HM 1154
    10 Queen Street
    Hamilton HM EX
    Bermuda
    Attn: Chairman
    Facsimile: (441) 292-0829

    with copies to:

    Teleglobe Canada ULC
    1000 Rue de la Gauchetiere West
    Montreal, Quebec, H3B 4X5
    Canada
    Attn: President
    Facsimile: (514) 868-7234

    and

    Schulte Roth & Zabel LLP
    919 Third Avenue
    New York, NY 10022
    Attention: Stuart D. Freedman, Esq.
    Facsimile: (212) 593-5955

        SECTION 10.03    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

        SECTION 10.04    Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.03, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, including upon its execution of the Joinder Agreement New Parent, or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

        SECTION 10.05    Incorporation of Exhibits and Certificates.    The Parent Disclosure Schedule, the Company Disclosure Schedule, all annexes and exhibits attached hereto and referred to herein and any certificate to be delivered pursuant to Section 9.01(i) or (j) hereof, which certificate shall be considered a representation and warranty for purposes of this Agreement are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Parent and Company acknowledge that the Parent Disclosure Schedule and the Company Disclosure Schedule (i) are qualified in their entirety by reference to specific provisions of this Agreement and (ii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Parent or Company, as the case may be, except to the extent required by this Agreement and by applicable Law.

        SECTION 10.06    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles thereof.

        SECTION 10.07    Waiver of Jury Trial.    To the fullest extent permitted by Law, each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

        SECTION 10.08    Headings; Interpretation.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement; (iv) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified; (v) "or" is not exclusive; and (vi) provisions apply to successive events and transactions.

        SECTION 10.09    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 10.10    Entire Agreement.    This Agreement (including the Voting Agreements, the annexes, the exhibits, the certificates, to be delivered pursuant to Section 9.01(i) and (j) hereof, the Parent Disclosure Schedule and the Company Disclosure Schedule), the Confidentiality Agreement and, when executed, the Joinder Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TELEGLOBE INTERNATIONAL HOLDINGS LTD
By:	/s/ LENARD B. TESSLER
Name:
Title:
VEX MERGER SUBSIDIARY CORP.
By:	/s/ RICHARD WILLET
Name:
Title:
ITXC CORP.
By:	/s/ TOM I. EVSLIN
Name:
Title:

Annex A

FORM OF VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of November     , 2003, by and among Teleglobe International Holdings Ltd, a Bermuda company ("Parent"), the Stockholders Listed on Schedule 1 attached hereto (each individually a "Stockholder" and collectively the "Stockholders") and, solely for purposes of Section 7.1(c) of this Agreement, ITXC Corp., a Delaware corporation (the "Company").

WITNESSETH:

        WHEREAS, concurrently with the execution of this Agreement, Parent, VEX Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Sub with and into the Company (the "Merger"); and

        WHEREAS, after execution of the Merger Agreement, Parent will contribute (the "Contribution") all of the outstanding equity of Teleglobe Bermuda Ltd, a Bermuda company, TLGB Luxembourg Sarl, a Luxembourg company, and Sub which entities are, as of the date hereof, direct wholly owned subsidiaries of Parent, to a newly formed Bermuda company ("New Parent"), in exchange for common shares of New Parent;

        WHEREAS, through the Contribution, Parent will substitute New Parent as the direct parent of Sub which immediately thereafter shall execute the Joinder Agreement and thereby become a party to the Merger Agreement;

        WHEREAS, at the Effective Time, each share of Company Common Stock issued and outstanding immediately before the Effective Time (excluding those shares to be canceled in accordance with the terms of the Merger Agreement) and all rights in respect thereof shall forthwith cease to exist and be converted into the right to receive [    •    ] shares (as adjusted by Parent in consultation with Company in accordance with any stock split or combination by New Parent) of New Parent Common Stock;

        WHEREAS, as of the date hereof, each Stockholder is the record and Beneficial Owners (as defined hereinafter) of the number of Existing Shares (as hereinafter defined) of the common stock, $0.001 par value, of Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule 1; and

        WHEREAS, as inducement and a condition to entering into the Merger Agreement, Parent has required the Stockholders to agree, and the Stockholders have agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        Section 1.    Certain Definitions.    In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a

  "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (b)   "Existing Shares" means, with respect to each Stockholder, the number of shares of the Company Common Stock Beneficially Owned by the Stockholder as of the date hereof, as set forth opposite such Stockholder's name on Schedule 1.

          (c)   "Securities" means the Existing Shares together with any shares of the Company Common Stock or other securities of the Company acquired by any Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

        Section 2.    Representations and Warranties of Stockholder.    Each Stockholder represents and warrants severally, but not jointly, to Parent as follows:

          (a)   Ownership of Shares.    Each Stockholder is the sole record and Beneficial Owner of the Existing Shares set forth opposite such Stockholder's name on Schedule 1. On the date hereof, the Existing Shares constitute all of the shares of the Company Common Stock owned of record or Beneficially Owned by such Stockholder. There are no outstanding options or other rights to acquire from any Stockholder or obligations of such Stockholder to sell or to acquire, any shares of the Company Common Stock. With respect to the shares of Company Common Stock held by it, each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 4, 5, 6, and 7 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.

          (b)   Power; Binding Agreement.    Each Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered, and, if such Stockholder is not a natural person, authorized by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)   No Conflicts.    Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i), if a particular Stockholder is not a natural person, conflict with or result in any breach of any organizational documents applicable to such Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets or the Existing Shares may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or the Existing Shares.

          (d)   No Encumbrance.    Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by such Stockholder free and clear of all Encumbrances, except for any such Encumbrances arising hereunder.

          (e)   No Finder's Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (f)    Reliance.    Each Stockholder understands and acknowledges that each of the Company, Parent and Sub is entering into the Merger Agreement and New Parent, upon its formation, shall become a party to the Merger Agreement by virtue of its execution of the Joinder Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

        Section 3.    Disclosure.    Each Stockholder hereby agrees to permit the Company, Parent and New Parent to publish and disclose in the Proxy Statement and/or the Registration Statement, as the case may be, (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which the Company, Parent and New Parent, in their sole discretion, determine to be required by Law or necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder's identity and ownership of the Company Common Stock and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

        Section 4.    Transfer And Other Restrictions.

          (a)   No Solicitation.    Each Stockholder shall, and shall cause its Affiliates and each of its and their respective Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents (collectively, a person's or entity's "Representatives") to, immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Company Competing Transaction. Stockholder shall not take, and shall cause their respective Representatives not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Company Competing Transaction (including by taking any action that would make the Rights Agreement inapplicable to a Company Competing Transaction), (ii) to enter into any agreement, arrangement or understanding with respect to any Company Competing Transaction or to agree to approve or endorse any Company Competing Transaction or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by the Merger Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent, New Parent or Sub) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Company Competing Transaction or (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Company Competing Transaction. Each Stockholder will as promptly as practicable (and in any event within 24 hours) advise Parent and New Parent, if applicable, of any request for information with respect to any Company Competing Transaction or of any Company Competing Transaction, or any inquiry, proposal, discussions or negotiation with respect to any Company Competing Transaction, the material terms and conditions of such request, Company Competing Transaction, inquiry, proposal, discussion or negotiation. For purposes of this Agreement, each of Parent and Sub are not, and New Parent upon its formation shall not be, deemed to be Affiliates of the Stockholders. Without limiting the foregoing, Parent, Sub and the Stockholders agree that any violation of the restrictions set forth in this Section 4 by any Representative of a Stockholder or any of its Affiliates, whether or not such Person is purporting to act on behalf of a Stockholder or any of its Affiliates, shall constitute a breach by such Stockholder of this Section 4.

          (b)   Certain Prohibited Transfers.    Prior to the termination of this Agreement, each Stockholder agrees not to, directly or indirectly:

              (i)  except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the shares of Company Common Stock or any other Securities or any interest therein;

             (ii)  grant any proxy, power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or

            (iii)  take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.

        Section 5.    Voting of the Company Common Stock.    Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time or (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of the Securities:

          (a)   in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof;

          (b)   against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and

          (c)   except as otherwise agreed to in writing in advance by Parent and New Parent in their sole discretion, against the following actions (other than the Merger and the transactions contemplated by this Agreement and the Merger Agreement): (1) any Company Competing Transaction and (2)(a) any change in a majority of the persons who constitute the Board of Directors of the Company; (b) any material change in the present capitalization of the Company, including without limitation any proposal to sell a substantial equity interest in the Company or the Company Subsidiaries; (c) any amendment of the Company Certificate of Incorporation or the Company Bylaws; (d) any material change in the Company's corporate structure or business; or (e) any other action which, in the case of each of the matters referred to in clauses (2)(a), (b), (c) or (d) of this Section 5(c), in Parent's reasonable judgment is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger or the transactions contemplated by this Agreement and the Merger Agreement. No Stockholder may enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 5.

        Section 6.    Irrevocable Proxy.

          (a)   Each Stockholder hereby irrevocably, during the term of this Agreement, grants to, and appoints, Lenard Tessler and Seth Plattus, or any of them in their respective capacities as officers of Parent or as officers of New Parent, as the case may be, and any individual who shall hereafter succeed to any such office of Parent or New Parent and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted the Securities at any meeting of the stockholders of the Company or at any adjournment or postponement thereof (i) in favor of the adoption of the Merger Agreement, the approval of the transactions contemplated by the Merger Agreement, if applicable, and any actions required in furtherance thereof and hereof; (ii) against any other Company Competing Transaction or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) otherwise in accordance and consistent with Section 5 hereof.

          (b)   Each Stockholder represents that any proxies heretofore given in respect of the Existing Shares are not irrevocable, and that such proxies either have been or are hereby revoked.

          (c)   Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except by amendment, modification or termination effected in accordance with Sections 10 or 11(c) hereof, as the case may be. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable during the term of this Agreement in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. The power and authority hereby conferred shall not be terminated by any act of such Stockholder (subject to the terms hereof) or by operation of Law, by the dissolution of such Stockholder (if such Stockholder is other than a natural person), by lack of appropriate power or authority, or by the occurrence of any other event or events (subject to the terms hereof) and shall be binding upon all his representatives, executors, successors and/or assigns. If after the execution of this Agreement a Stockholder shall dissolve (if such Stockholder is other than a natural person), cease to have appropriate power or authority, or if any other such event or events shall occur (subject to the terms hereof), Parent is nevertheless authorized and directed to vote the Securities in accordance with the terms of this Agreement as if such dissolution, if applicable, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

        Section 7.    Stop Transfer; Legend.

          (a)   Each Stockholder agrees with, and covenants to, Parent that such Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

          (b)   In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term "Existing Shares" will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

          (c)   Each Stockholder will promptly after the date hereof surrender to the Company all certificates representing the Securities, and the Company will place the following legend on such certificates in addition to any other legend required thereon:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER RESTRICTIONS PURSUANT TO A VOTING AGREEMENT, DATED AS OF NOVEMBER [    •    ], 2003, BY AND BETWEEN TELEGLOBE INTERNATIONAL HOLDINGS LTD, ITXC CORP. (THE "COMPANY") AND THE STOCKHOLDERS PARTY THERETO. THE COMPANY WILL FURNISH A COPY OF SUCH VOTING AGREEMENT TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

        Section 8.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

        Section 9.    Fiduciary Duties.    Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Securities, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

        Section 10.    Termination.    This Agreement shall terminate on the earliest of (a) termination of the Merger Agreement, (b) the written agreement of the parties hereto to terminate this Agreement, or (c) the Effective Time of the Merger.

        Section 11.    Miscellaneous.

          (a)   Entire Agreement.    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (b)   Successors and Assigns.    This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

          (c)   Amendment and Modification.    This Agreement may not be amended, altered, supplemented or otherwise modified or terminated (other than a termination under Section 10(a) or Section 10(c) of this Agreement) except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d)   Notices.    All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    If to Parent, to:

      Teleglobe International
      Holdings Ltd

      P.O. Box HM 1154
      10 Queen Street
      Hamilton HM EX
      Bermuda
      Tel: (441) 296-4856
      Fax: (441) 292-0829

    with a copy to:

      Schulte Roth & Zabel LLP
      919 Third Avenue
      New York, New York 10022
      Attn: Stuart D. Freedman
      Tel: (212) 756-2407
      Fax: (212) 593-5955

  If to the Company, to:

      ITXC Corp.
      750 College Road East
      Princeton, New Jersey 08540
      Attn: Theodore Weitz
      Tel: (609) 750 3816
      Fax: (609) 750-3458

    with a copy to:

      Lowenstein Sandler PC
      65 Livingston Avenue
      Roseland, New Jersey 07068
      Attn: Peter H. Ehrenberg, Esq.
      Tel: 973-597-2350
      Fax: 973-597-2351

        If to a Stockholder, to the address set forth opposite such Stockholder's name on Schedules 1.

          Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

          (e)   Severability.    Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (f)    Specific Performance.    The Parties acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity shall be entitled to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

          (g)   No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (h)   No Third Party Beneficiaries.    This Agreement is not intended to confer upon any person other than the parties hereto and New Parent, immediately upon its formation, any rights or remedies hereunder.

          (i)    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

          (j)    Descriptive Heading.    The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          (k)   Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (l)    Further Assurances.    From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          (m)  Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          (n)   Submission to Jurisdiction.    Each Party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the State of Delaware or any state court located in Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11(n).

[Remainder of this page intentionally left blank. Signature page follows.]

PAGE 1 OF 4 OF SIGNATURE PAGES
TO THE VOTING AGREEMENT

        IN WITNESS WHEREOF, Parent, Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first written above.

ITXC CORP. solely for purposes of Section 7(c)
By:
Name: Title:
TELEGLOBE INTERNATIONAL HOLDINGS LTD
By:
Name: Title:

PAGE 2 OF 4 OF SIGNATURE PAGES
TO THE VOTING AGREEMENT
STOCKHOLDERS

Tom I. Evslin

Mary Evslin

Edward B. Jordan

Steven J. Ott

Eric G. Weiss

Theodore M. Weitz

Frank Gill

Frederick R. Wilson

F.J. Wilson Partners, L.P.

By:	Frederick Wilson, General Partner

PAGE 3 OF 4 OF SIGNATURE PAGES
TO THE VOTING AGREEMENT
STOCKHOLDERS

John Landau

PAGE 4 OF 4 OF SIGNATURE PAGES
TO THE VOTING AGREEMENT
STOCKHOLDERS

Edward B. Jordan as custodian for his children

Dianne Jordan as custodian for her children

Annex B

FORM OF FOURTH RESTATED CERTIFICATE OF INCORPORATION

OF

ITXC CORP.

        1.     The name of the corporation is ITXC Corp. (the "Corporation").

        2.     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 21, 1997. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 22, 1998. A Second Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 23, 1999. A Third Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 1, 1999.

        3.     This Fourth Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.

        4.     This Fourth Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation.

        5.     The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby, and is hereby restated, to read in its entirety as herein set forth:

FOURTH RESTATED CERTIFICATE OF INCORPORATION

OF

ITXC CORP.

        1. The name of the corporation is ITXC Corp. (the "Corporation").

        2. The address of the Corporation's registered office is located at 9 East Loockerman Street, City of Dover, County of Kent, in the State of Delaware. National Registered Agents, Inc., is the Corporation's registered agent at that address.

        3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

        4. The Corporation shall have authority to issue One Thousand (1000) shares of Common Stock, par value one cent ($0.01) per share.

        5. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time.

        6. The Board of Directors shall have the power to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any By-law.

        7. The Corporation shall, to the fullest extent permitted by the General Corporation Law (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the General Corporation Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

        8. The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.

        9. This Fourth Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware and by the written consent of the sole stockholder of the Corporation as provided in Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by                         , its                         , this              day of                         , 2004.

By:
Name: Title:

Annex B

FORM OF AMENDED AND RESTATED BY-LAWS

OF

ITXC CORP.

(As amended and restated                        , 2004)

* * * * * * * * * *

ARTICLE I

Offices

        The registered office of ITXC Corp. (the "Corporation") shall be in the City of Dover, County of Kent, State of Delaware. The Corporation also may have offices at such other places, within or without the State of Delaware, as the Board determines from time to time or the business of the Corporation requires.

ARTICLE II

Meetings of Stockholders

        Section 1.    Place of Meetings.    Except as otherwise provided in these By-laws, all meetings of the stockholders shall be held on such dates and at such times and places, within or without the State of Delaware, as shall be determined by the Board of Directors or the President and as shall be stated in the notice of the meeting or in waivers of notice thereof. If the place of any meeting is not so fixed, it shall be held at the registered office of the Corporation in the State of Delaware.

        Section 2.    Annual Meeting.    The annual meeting of stockholders for the election of directors and the transaction of such other proper business as may be brought before the meeting shall be held on such date after the close of the Corporation's fiscal year, and at such time, as the Board of Directors may from time to time determine.

        Section 3.    Special Meetings.    Special meetings of the stockholders, for any purpose or purposes, may be called by the Board of Directors or the President and shall be called by the President or the Secretary upon the written request of a majority. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

        Section 4.    Notice of Meetings.    Except as otherwise required or permitted by law, whenever the stockholders are required or permitted to take any action at a meeting, written notice thereof shall be given, stating the place, date and hour of the meeting and, unless it is the annual meeting, by or at whose direction it is being issued. The notice also shall designate the place where the stockholders list is available for examination, unless the list is kept at the place where the meeting is to be held. Notice of a special meeting also shall state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be delivered personally or shall be mailed, not less than 10 and not more than 60 days before the date of the meeting, to each stockholder entitled to vote at the meeting. If mailed, the notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder's address as it appears on the records of the Corporation, unless such stockholder shall have filed with the Secretary of the Corporation a written request that such notices be mailed to some other address, in which case it shall be directed to such other address. Notice of any meeting of stockholders need not be given to any stockholder who shall attend the meeting, other than for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened, or who shall submit, either before or after the time stated therein, a signed waiver of notice. Unless the Board of Directors, after an adjournment is taken, shall fix a new record date for an adjourned meeting or unless the adjournment is for more than 30 days, notice of an adjourned meeting need not be given if the place, date and time to which the meeting shall be adjourned are announced at the meeting at which the adjournment is taken.

        Section 5.    Quorum.    Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, at all meetings of stockholders the holders of a majority of the shares of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

        Section 6.    Voting.    Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, at any meeting of the stockholders every stockholder of record having the right to vote thereat shall be entitled to one vote for every share of stock standing in his name as of the record date and entitling him to so vote. A stockholder may vote in person or by proxy. Except as otherwise provided by law or by the Certificate of Incorporation, any corporate action to be taken by a vote of the stockholders, other than the election of directors, shall be authorized by the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter. Directors shall be elected as provided in Section 2 of Article III of these By-laws. Written ballots shall not be required for voting on any matter unless ordered by the chairman of the meeting, except that, unless otherwise provided in the Certificate of Incorporation of the Corporation, all elections of directors shall be by written ballot.

        Section 7.    Proxies.    Every proxy shall be executed in writing by the stockholder or by his authorized representative, or otherwise as provided in the General Corporation Law of the State of Delaware (the "General Corporation Law").

        Section 8.    List of Stockholders.    At least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing their addresses and the number of shares registered in their names as of the record date shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

        Section 9.    Conduct of Meetings.    At each meeting of the stockholders, the President or, in his absence, any one of the Vice Presidents, in order of their seniority, shall act as chairman of the meeting. The Secretary or, in his absence, any person appointed by the chairman of the meeting shall act as secretary of the meeting and shall keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

        Section 10.    Consent of Stockholders in Lieu of Meeting.    Unless otherwise provided in the Certificate of Incorporation of the Corporation, any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy and shall be delivered to the Corporation as required by law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

Board of Directors

        Section 1.    Number of Directors.    Except as otherwise provided in the Certificate of Incorporation of the Corporation, The Board of Directors shall consist of one (1) or more members. Until such time as the Board of Directors determines otherwise, the number of directors shall be one (1). The number of directors may be reduced or increased from time to time by action of a majority of the whole Board, but no decrease may shorten the term of an incumbent director. When used in these By-laws, the term "whole Board" means the total number of directors which the Corporation would have if there were no vacancies.

        Section 2.    Election and Term.    Except as otherwise provided by law, by the Certificate of Incorporation of the Corporation or by these By-laws, the directors shall be elected at the annual meeting of the stockholders and the persons receiving a plurality of the votes cast shall be so elected. Subject to his earlier death, resignation or removal as provided in Section 3 of this Article III, each director shall hold office until his successor shall have been elected and shall have qualified.

        Section 3.    Removal.    A director may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

        Section 4.    Resignations.    Any director may resign at any time by giving written notice of his resignation to the Corporation. A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

        Section 5.    Vacancies.    Except as otherwise provided in the Certificate of Incorporation of the Corporation, any vacancy in the Board of Directors arising from an increase in the number of directors or otherwise may be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

        Section 6.    Place of Meetings.    Except as otherwise provided in these By-laws, all meetings of the Board of Directors shall be held at such places, within or without the State of Delaware, as the Board determines from time to time.

        Section 7.    Annual Meeting.    The annual meeting of the Board of Directors shall be held either without notice immediately after the annual meeting of stockholders and in the same place, or as soon as practicable after the annual meeting of stockholders on such date and at such time and place as the Board determines from time to time.

        Section 8.    Regular Meetings.    Regular meetings of the Board of Directors shall be held on such dates and at such times and places as the Board determines from time to time. Notice of regular meetings need not be given, except as otherwise required by law.

        Section 9.    Special Meetings.    Special meetings of the Board of Directors, for any purpose or purposes, may be called by the President and shall be called by the President or the Secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

        Section 10.    Notice of Meetings.    Notice of each special meeting of the Board (and of each annual meeting which is not held immediately after, and in the same place as, the annual meeting of stockholders) shall be given, not later than 24 hours before the meeting is scheduled to commence, by the President or the Secretary and shall state the place, date and time of the meeting. Notice of each meeting may be delivered to a director by hand or given to a director orally (either by telephone or in person) or mailed, telegraphed or sent by facsimile transmission to a director at his residence or usual place of business, provided, however, that if notice of less than 72 hours is given it may not be mailed. If mailed, the notice shall be deemed given when deposited in the United States mail, postage prepaid; if telegraphed, the notice shall be deemed given when the contents of the telegram are transmitted to the telegraph service with instructions that the telegram immediately be dispatched; and if sent by facsimile transmission, the notice shall be deemed given when transmitted with transmission confirmed. Notice of any meeting need not be given to any director who shall submit, either before or after the time stated therein, a signed waiver of notice or who shall attend the meeting, other than for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened. Notice of an adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, and also to the other directors unless the place, date and time of the new meeting are announced at the meeting at the time at which the adjournment is taken.

        Section 11.    Quorum.    Except as otherwise provided by law or in these By-laws, at all meetings of the Board of Directors a majority of the whole Board shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another place, date and time.

        Section 12.    Conduct of Meetings.    At each meeting of the Board of Directors, the President or, in his absence, a director chosen by a majority of the directors present shall act as chairman of the meeting. The Secretary or, in his absence, any person appointed by the chairman of the meeting shall act as secretary of the meeting and keep the minutes thereof. The order of business at all meetings of the Board shall be as determined by the chairman of the meeting.

        Section 13.    Committees of the Board.    The Board of Directors, by resolution adopted by a majority of the whole Board, may designate an executive committee and other committees, each consisting of one or more directors. Each committee (including the members thereof) shall serve at the pleasure of the Board of Directors and shall keep minutes of its meetings and report the same to the Board. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member or members at any meeting of the committee. In addition, in the absence or disqualification of a member of a committee, if no alternate member has been designated by the Board of Directors, the member or members present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. Except as limited by law, each committee, to the extent provided in the resolution of the Board of Directors establishing it, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation.

        Section 14.    Operation of Committees.    A majority of all the members of a committee shall constitute a quorum for the transaction of business, and the vote of a majority of all the members of a committee present at a meeting at which a quorum is present shall be the act of the committee. Each committee shall adopt whatever other rules of procedure it determines for the conduct of its activities.

        Section 15.    Consent to Action.    Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

        Section 16.    Attendance Other Than in Person.    Members of the Board of Directors or any committee thereof may participate in a meeting of the Board or committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

ARTICLE IV

Officers

        Section 1.    Executive and Other Officers.    The executive officers of the Corporation shall be a President, a Secretary and a Treasurer. The Board of Directors also may elect or appoint one or more Vice Presidents (any of whom may be designated as Executive Vice Presidents or otherwise), and any other officers it deems necessary or desirable for the conduct of the business of the Corporation, each of whom shall have such powers and duties as the Board determines. Any officer may devote less than all of his working time to his activities as such if the Board so approves.

        Section 2.    Duties. (a) The President.    The President shall be the chief executive officer and chief operating officer of the Corporation, and shall preside at all meetings of the stockholders and of the Board of Directors, and he shall be ex officio a member of all committees established by the Board. The President shall have general management of the business and affairs of the Corporation, subject to the control of the Board of Directors, and he shall have such other powers and duties as the Board assigns to him.

          (b)   The Vice President. The Vice President or, if there shall be more than one, the Vice Presidents, if any, in the order of their seniority or in any other order determined by the Board of Directors, shall perform, in the absence or disability of the President, the duties and exercise the powers of the President, and shall have such other powers and duties as the Board or the President assigns to him or them.

          (c)   The Secretary. Except as otherwise provided in these By-laws or as directed by the Board of Directors, the Secretary shall attend all meetings of the stockholders and the Board; he shall record the minutes of all proceedings in books to be kept for that purpose; he shall give notice of all meetings of the stockholders and special meetings of the Board; and he shall keep in safe custody the seal of the Corporation and, when authorized by the Board, he shall affix the same to any corporate instrument. The Secretary shall have such other powers and duties as the Board or the President assigns to him.

          (d)   The Treasurer. Subject to the control of the Board, the Treasurer shall have the care and custody of the corporate funds and the books relating thereto; and he shall perform all other duties incident to the office of Treasurer. The Treasurer shall have such other powers and duties as the Board or the President assigns to him.

        Section 3.    Term; Removal.    Subject to his earlier death, resignation or removal, each officer shall hold his office until his successor shall have been elected or appointed and shall have qualified. Any officer may be removed at any time, with or without cause, by the Board of Directors.

        Section 4.    Resignations.    Any officer may resign at any time by giving written notice of his resignation to the Corporation. A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

        Section 5.    Vacancies.    If an office becomes vacant for any reason, the Board of Directors or the stockholders may fill the vacancy, and each officer so elected or appointed shall serve for the remainder of his predecessor's term and until his successor shall have been elected or appointed and shall have qualified.

ARTICLE V

Provisions Relating to Stock Certificates and Stockholders

        Section 1.    Certificates.    Certificates for the Corporation's capital stock shall be in such form as required by law and as approved by the Board of Directors. Each certificate shall be signed in the name of the Corporation by the President or any Vice President and by the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer, and shall bear the seal of the Corporation or a facsimile thereof. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been placed on any certificate shall have ceased to be such officer, transfer agent or registrar before the certificate shall be issued, the certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

        Section 2.    Replacement Certificates.    The Corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of the lost, stolen or destroyed certificate, or such person's legal representative, to make an affidavit of that fact and to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of the certificate or the issuance of such new certificate.

        Section 3.    Transfers of Shares.    Transfers of shares shall be registered on the books of the Corporation maintained for that purpose after due presentation of the stock certificates therefore, appropriately endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

        Section 4.    Record Date.    For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 or less than 10 days before the date of any such meeting, shall not be more than 10 days after the date on which the Board fixes a record date for any such consent in writing, and shall not be more than 60 days prior to any other action.

ARTICLE VI

Indemnification

        Section 1.    Indemnification.    Unless otherwise determined by the Board of Directors, the Corporation shall, to the fullest extent permitted by the General Corporation Law (including, without limitation, Section 145 thereof) or other provisions of the laws of Delaware relating to indemnification of directors, officers, employees and agents, as the same may be amended and supplemented from time to time, indemnify any and all such persons whom it shall have power to indemnify under the General Corporation Law or such other provisions of law.

        Section 2.    Statutory Indemnification.    Without limiting the generality of Section 1 of this Article VI, to the fullest extent permitted, and subject to the conditions imposed, by law, and pursuant to Section 145 of the General Corporation Law, unless otherwise determined by the Board of Directors:

            (i)  the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil,

  criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

           (ii)  the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against reasonable expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except as otherwise provided by law.

        Section 3.    Indemnification by Resolution of Stockholders or Directors or Agreement.    To the fullest extent permitted by law, indemnification may be granted, and expenses may be advanced, to the persons described in Section 145 of the General Corporation Law or other provisions of the laws of Delaware relating to indemnification and advancement of expenses, as from time to time may be in effect, by (i) a resolution of stockholders, (ii) a resolution of the Board of Directors, or (iii) an agreement providing for such indemnification and advancement of expenses.

        Section 4.    General.    It is the intent of this Article VI to require the Corporation, unless otherwise determined by the Board of Directors, to indemnify the persons referred to herein for judgments, fines, penalties, amounts paid in settlement and reasonable expenses (including attorneys' fees), and to advance expenses to such persons, in each and every circumstance in which such indemnification and such advancement of expenses could lawfully be permitted by express provision of by-laws, and the indemnification and expense advancement provided by this Article VI shall not be limited by the absence of an express recital of such circumstances. The indemnification and advancement of expenses provided by, or granted pursuant to, these By-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled, whether as a matter of law, under any provision of the Certificate of Incorporation of the Corporation, these By-laws, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        Section 5.    Indemnification Benefits.    Indemnification pursuant to these By-laws shall inure to the benefit of the heirs, executors, administrators and personal representatives of those entitled to indemnification.

ARTICLE VII

General Provisions

        Section 1.    Dividends.    To the extent permitted by law, the Board of Directors shall have full power and discretion, subject to the provisions of the Certificate of Incorporation of the Corporation

and the terms of any other corporate document or instrument binding upon the Corporation, to determine what, if any, dividends or distributions shall be declared and paid or made.

        Section 2.    Seal.    The Corporation's seal shall be in such form as is required by law and as shall be approved by the Board of Directors.

        Section 3.    Fiscal Year.    The fiscal year of the Corporation shall be determined by the Board of Directors.

        Section 4.    Voting Shares in Other Corporations.    Unless otherwise directed by the Board of Directors, shares in other corporations which are held by the Corporation shall be represented and voted only by the President or by a proxy or proxies appointed by him.

ARTICLE VIII

Amendments

        Section 1. By-Laws may be adopted, amended or repealed by the Board of Directors, provided the conferral of such power on the Board shall not divest the stockholders of the power, or limit their power, to adopt, amend or repeal By-laws.

Annex C

FORM OF

AMENDED AND RESTATED

BYE-LAWS

OF

TELEGLOBE INTERNATIONAL HOLDINGS LTD

AMENDED AND RESTATED
BYE-LAWS
OF
TELEGLOBE INTERNATIONAL HOLDINGS LTD

ARTICLE I

Interpretation

        Section 1.01.    Definitions.    In these Bye-Laws, unless the context otherwise requires:

        "Act" means the Companies Act 1981 as amended from time to time.

        "Bermuda" means the Islands of Bermuda.

        "Board" means Directors who number not less than the required quorum acting together as the board of directors of the Company.

        "Bye-Laws" means these bye-laws, as altered from time to time.

        "Class" means a class of Shares having attached to them identical rights, privileges, limitations and conditions.

        "Common Shares" means common shares of par value US$0.01 per share (or such other par value as may result from any reorganization of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these Bye-laws.

        "Company" means Teleglobe International Holdings Ltd. an exempted company registered in Bermuda with registration number EC 33145 (following its incorporation in Bermuda on 31 December 2002).

        "Director" means a person appointed as a director of the Company in accordance with these Bye-laws.

        "Group Company" means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company.

        "Officer" means a Director, Secretary, or other officer of the Company appointed in accordance with these Bye-Laws, but does not include any person holding the office of auditor in relation to the Company.

        "Paid Up" means paid up or credited as paid up.

        "Personal Representative" means:

          (a)   in relation to a deceased individual Shareholder, the executor, administrator or trustee of the estate of that Shareholder; and

          (b)   in relation to a bankrupt individual Shareholder, the assignee in bankruptcy of that Shareholder.

        "Records" means the documents, registers or books required to be kept by the Company pursuant to the Act.

        "Register" means the register of Shareholders of the Company and includes any branch register.

        "Registered Office" means the registered office for the time being of the Company.

        "Representative" means:

          (a)   a person appointed as a proxy in accordance with Section 18.01;

          (b)   a Personal Representative;

          (c)   a representative appointed by a corporation in accordance with Section 18.02.

        "Resident Representative" means the person or, if permitted by the Act, the company appointed to perform the duties of resident representative of the Company as set out in the Act (and includes any assistant or deputy resident representative appointed by the Board).

        "Resolution" means a resolution of the Shareholders or, where required, of a separate class or separate classes of Shareholders, that is approved by a simple majority of votes of those Shareholders entitled to vote and voting on the question, provided that in the case of a equality of votes the resolution shall be deemed to be lost.

        "Seal" means the common seal of the Company and includes any duplicate seal.

        "Secretary" means the secretary of the Company or, if there are joint secretaries, any of the joint secretaries and includes a deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the secretary.

        "Shareholder" means a person whose name is entered in the Register as the holder for the time being of one or more Shares.

        "Share" means a share issued, or to be issued, by the Company as the case may require.

        "Subsidiary" and "holding company" have the same meanings as in section 86 of the Act, except that references in that section to a company shall include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere.

        "Undesignated Shares" means the            shares of par value US$0.01 per share (or such other par value as may result from any reorganization of capital) in the capital of the Company, having such rights and being subject to such limitations as may be attached to them pursuant to Section 2.03.

        "US dollars" or "US$" means United States dollars.

        Section 1.02.    Interpretation.    In these Bye-Laws, unless the context otherwise requires:

          (a)   the table of contents, headings, and descriptions relating to sections of the Act, are inserted for convenience only and shall be ignored in construing these Bye-Laws;

          (b)   the singular includes the plural and vice versa;

          (c)   one gender includes the other genders;

          (d)   references to a company include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;

          (e)   references to a person includes an individual, company, firm, partnership, body corporate, corporation, association, organization, trust, a state or government or any agency thereof, governmental or public authority, and any other entity or organization, whether incorporated or not (in each case whether or not having a separate legal personality) whether of Bermuda or elsewhere;

          (f)    "written" or "in writing" includes any means of representing or reproducing words, figures and symbols in a tangible and visible form;

          (g)   any words or expressions defined or explained in the Act have the same meaning in these Bye-Laws;

          (h)   any reference to any statute or statutory provision (whether of Bermuda or elsewhere) includes a reference to any modification, re-enactment or substitution of it for the time being in force and to every rule, regulation or order made under it (or under any such modification, re-enactment or substitution) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification, replacement or substitution of such rule, regulation or order for the time being in force;

          (i)    references to Articles and Sections (other than sections of the Act) are references to Articles and Sections of these Bye-Laws, unless stated otherwise; and

          (j)    where any word or expression is defined in these Bye-Laws, any other grammatical form of that word or expression has a corresponding meaning.

ARTICLE II

Share Capital

        Section 2.01.    Authorized Capital.    At the time of adoption of these Bye-Laws the authorized share capital of the Company is US$[            ] divided into [            ] Common Shares; and            Undesignated Shares.

        Section 2.02.    Common Shares.    Subject to the rights attaching to, or the terms of issue of, any Class of Shares or the provisions of these Bye-Laws each Common Share entitles the holder thereof to:

          (a)   one vote per Common Share;

          (b)   share equally and ratably in such dividends as the Board may from time to time declare;

          (c)   in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of an amalgamation, a reorganization or otherwise or upon any distribution of capital, share equally and ratably in the surplus assets of the Company, if any, remaining after the liquidation preference of any issued and outstanding Shares ranking ahead of the Common Shares; and

          (d)   generally to enjoy all of the rights attaching to Shares.

        Section 2.03    Undesignated Shares.    Subject to the rights attaching to, or the terms of issue of, any Class of Shares, the Act and the other provisions of these Bye-Laws each Undesignated Share shall have attached to it such preferred, qualified or special rights, privileges and conditions and be subject to such restrictions, as regards to dividends, return of capital, redemption, conversion into Common Shares or voting or otherwise, as the Board may determine on or before its allotment. In respect of any issue of Undesignated Shares the Board:

          (a)   may determine to allot the Undesignated Shares in more than one series, and may determine the designation of each series in such manner as it deems appropriate to reflect the particular rights and restrictions attached to that series, which may differ in all or any respects from any other series of Undesignated Shares;

          (b)   shall record the particular rights and restrictions attached to any Undesignated Share in a resolution of the Board, provided that the Board may at any time before the allotment of any Undesignated Share by further resolution in any way amend such rights and restrictions or vary or revoke its designation;

          (c)   the Board shall not attach to any Undesignated Share any rights or restrictions which would alter or abrogate any of the special rights attached to any other Class or series of Shares for the time being issued without such sanction as is required for any alteration or abrogation of such rights, unless expressly authorized to do so by the rights attaching to or by the terms of issue of such Shares.

        Section 2.04.    Classes of Shares.    Subject to the Act and to the rights conferred on the holders of any other Class of Shares the Company may issue different Classes of Shares. Without limiting the Classes which may be issued (including any Class of Shares issued pursuant to Section 2.03), any Share may be issued upon the basis that it:

          (a)   confers preferential, deferred, qualified or special rights as to dividends or distributions of capital or income;

          (b)   confers special, limited or conditional voting rights;

          (c)   does not confer voting rights; or

          (d)   is liable to be redeemed on the happening of a specified event or events, on a given date or dates, at the option of the Company, at the option of the holder and may provide for the whole or any part of the amount due on redemption to be paid or satisfied otherwise than in cash, to the extent permitted by the Act.

        Section 2.05.    Power of the Board to Issue.    Subject to the other provisions of these Bye-Laws, the Act and to any Resolution of Shareholders to the contrary, the unissued Shares of the Company (whether forming part of the original share capital or any increased capital) shall be at the disposal of the Board, which may by resolution of the Board offer, issue, allot, exchange, grant options, warrants or other rights over or otherwise deal with or dispose of them to such persons, in such number, at such times and for such consideration and generally on such terms and conditions as the Board may from time to time determine. Without limiting the generality of the preceding sentence the Board may issue securities that are convertible into or exchangeable into Shares.

        Section 2.06.    Increase of Share Capital.    The Company may from time to time increase its capital by such sum, to be divided into Shares of such par value, as the Company by Resolution shall determine.

        Section 2.07.    Alteration of Share Capital.    The Company may from time to time by Resolution:

          (a)   divide its shares into several Classes and attach to them respectively any preferential, deferred, qualified or special rights, privileges or conditions;

          (b)   consolidate and divide all its Shares or any Class of Shares into Shares having larger par value;

          (c)   subdivide its Shares or any Class of Shares into Shares having a smaller par value provided, however, that the proportion between the amount paid and the amount, if any, unpaid on each sub-divided Share shall be the same as that of the Share from which the sub-divided Share is derived;

          (d)   make provision for the issue and allotment of Shares which do not carry any voting rights;

          (e)   cancel Shares which, at the date of the passing of the relevant Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled; and

          (f)    change the currency denomination of its share capital.

        Section 2.08.    Reduction of Capital.    Subject to the Act and to any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution reduce in any manner of its issued share capital (but not to a sum less than the minimum share capital prescribed by its memorandum) or any share premium account. In relation to any such reduction, the Company may by Resolution determine the terms upon which the reduction is to be effected, including, in the case of a reduction of part only of a class of shares, those shares to be affected.

        Section 2.09.    Bonus issues.    Subject to these Bye-Laws the Board may resolve to apply any amount which is legally available to be paid as a dividend either:

          (a)   in paying up in full Shares or other securities of the Company to be issued or credited as fully paid to:

            (i)    the Shareholders who would be entitled to that amount if it were distributed by way of dividend, and in the same proportions; and

            (ii)   if applicable, the holders of any other securities of the Company who are entitled by the terms of issue of such securities to participate in bonus issues by the Company, whether at the time the bonus issue is made to the Shareholders, or at some later time, in accordance with their respective entitlements; or

          (b)   in paying up any amount which is unpaid on any Shares held by the Shareholders referred to in Section 2..09(a)(i),

or partly in one way and partly in the other, provided that any amount in a Share premium account may only be applied in paying up in full Shares to be issued as credited as fully paid that are of the same Class as the Class to which the amount in the Share premium account relates.

        Section 2.10.    Shares in lieu of dividends.    Subject to these Bye-Laws the Board may issue Shares to any Shareholders who have agreed to accept the issue of Shares, wholly or partly, in lieu of proposed dividends or proposed future dividends.

        Section 2.11.    Fractional entitlements.    The Board may, in exercising any powers pursuant to this Article, deal with fractional entitlements to Shares or other securities in such manner as the Board considers equitable and in the interests of the Company.

ARTICLE III

Variation of Rights of Shareholders

        Section 3.01.    Procedure in Respect of Shares.    Subject to the Act the rights attached to any Class of Shares may, unless the rights attached to, or the terms of issue of, that Class of Shares expressly provides otherwise, be altered with the unanimous written consent of the holders of the outstanding Shares of that Class or by a Resolution of the holders of Shares of that Class passed at a separate general meeting of Shareholders of that Class.

        Section 3.02.    Issue of Equal or Prior Ranking Shares.    The rights conferred upon the holders of any Shares or Class of Shares shall not, unless the rights attached to, or the terms of issue of, that Class of Shares expressly provides otherwise, be deemed to be altered or otherwise affected by the creation or issue of further Shares which rank pari passu with, or in priority to, any existing Shares, whether as to voting rights, dividends or otherwise.

ARTICLE IV

Acquisition of Shares

        Section 4.01.    Power to Acquire Shares.    Subject to the Act, the Company may purchase or otherwise acquire its own Shares from one or more Shareholders and the Board may (without the sanction of a Resolution) authorize any exercise of the Company's power to purchase its own Shares, whether in the market, by tender or by private agreement, at such prices (whether at par or above or below par) and otherwise on such terms and conditions as the Board may from time to time determine. The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Act.

ARTICLE V

Calls on Shares

        Section 5.01.    Board May Make Calls.    The Board may, from time to time, make such calls as it thinks fit upon Shareholders solely in respect of any amounts unpaid (whether on account of the par value of the Shares or by way of premium) on any Shares held by them which are not made payable at fixed times by the terms of issue of those Shares. A call may be made payable by installments. The Board may revoke or postpone any call.

        Section 5.02.    Time of Call.    A call is deemed to be made at the time when the resolution of the Board making the call is passed.

        Section 5.03.    Fixed Installments Deemed Calls.    An amount which, by the terms of issue of a Share, is payable on allotment or at a fixed date is deemed for the purposes of these Bye-Laws to be a call duly made and payable on the date on which the amount is payable.

        Section 5.04.    Notice of Call.    At least 14 days' notice of any call shall be given to the holder of the Share in respect of which the call is made, specifying the time and place of payment.

        Section 5.05.    Differential Calls.    The Board may, on the issue of any Share, differentiate between Shareholders as to the amount to be paid in respect of Shares and the times of payment of such amounts.

        Section 5.06.    Manner of Payment.    A Shareholder by whom a call is payable shall pay the amount of the call to the Company at the time and place specified by the Board.

        Section 5.07.    Joint Shareholders.    Joint Shareholders are jointly and severally liable to pay all calls in respect of Shares registered in their names.

        Section 5.08.    Default Interest.    If a call in respect of a Share is not paid on or before the due date, the person from whom the call is payable shall pay interest on the call from the due date to the time of actual payment at such rate as the Board may determine, unless the Board waives payment of interest wholly or in part.

        Section 5.09.    Proceedings for Recovery of Calls.    In any proceedings for recovery of a call:

          (a)   it is sufficient to prove that:

              (i)    the name of the relevant Shareholder is entered in the Register as the holder, or one of the holders, of the Shares to which the call relates; and

              (ii)   except in relation to any amount which, by the terms of issue of a Share, is payable on allotment or at a fixed date, the resolution making the call is entered in the Records and notice of the call has been duly given, and proof of the matters mentioned in this Section is conclusive evidence of the debt; and

          (b)   it is not necessary to prove the appointment or qualification of any member of the Board which made the call nor any other matter.

        Section 5.10.    Payment in Advance of Calls.    The Company may receive from any Shareholder in advance any amount uncalled and unpaid upon any Shares held by that Shareholder and may, until the date on which the amount becomes payable pursuant to a call, pay interest on the amount at such rate as the Board and Shareholder may agree in advance.

ARTICLE VI

Forfeiture of Shares

        Section 6.01.    Notice Requiring Payment of Call.    If a Shareholder fails to pay any call or installment of a call on the due date, the Company may thereafter by written notice to that Shareholder require payment of the amount unpaid together with any accrued interest and all expenses incurred by the Company by reason of such non-payment.

        Section 6.02.    Contents of Notice.    The notice shall specify a further date (not earlier than 14 days after the date of service of the notice) on or before which, and the place where, the payment is to be made, and shall state that, if payment is not made by the specified date, and at the place appointed, the Share in respect of which the call is made or installment is due, is liable to be forfeited.

        Section 6.03.    Shareholder may Surrender Shares.    The Board may accept the surrender of any Share liable to be forfeited, and, in any such case, references in these Bye-Laws to forfeiture include surrender.

        Section 6.04.    Forfeiture for Non-Payment.    If the requirements of any notice given under Section 6.02 are not complied with, then any Share in respect of which the notice was given may, at any time thereafter before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. The forfeiture shall include all dividends declared in respect of the forfeited Share and not paid before the forfeiture.

        Section 6.05.    Notice of Forfeiture.    When a Share has been forfeited, the Company shall give notice of the resolution of the Board to the Shareholder in whose name the Share is registered immediately prior to the forfeiture, and shall enter in the Register details of the forfeiture.

        Section 6.06.    Cancellation of Forfeiture.    A forfeiture may be cancelled at any time before the sale of the forfeited Share, on such terms as the Board thinks fit.

        Section 6.07.    Effect of Forfeiture.    A person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but remains liable to the Company for all moneys payable in respect of the forfeited Shares together with interest at such rate as the Board may determine from the date of forfeiture until payment and the Company may enforce payment without being under any obligation to make any allowance for the value of the Shares forfeited.

ARTICLE VII

Lien on Shares

        Section 7.01.    Lien on Shares.    The Company shall have a first and paramount lien on each Share, the proceeds of sale of the Share, and all dividends made in respect of the Share, for:

          (a)   all unpaid calls owing in respect of the Share and interest thereon (if any); and

          (b)   any amount which the Company may be called upon to pay under any law for the time being of any country, state or place in respect of the Share, whether or not the due date for payment thereof has arrived; and

          (c)   all liabilities and obligations of the Shareholder to the Company, whether solely or jointly with any other person, whether incurred or arising before or after notice to the Company of any equitable interest of any person other than the Shareholder, and whether or not the date for payment, fulfillment or discharge thereof has arrived.

        Section 7.02.    Waiver of Lien.    The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Article. Unless otherwise agreed between the Company and the relevant Shareholder, the registration of a transfer of a Share shall operate as a waiver of any lien which the Company may have on that Share, except as provided in Section 12.03.

ARTICLE VIII

Sale of Shares Subject to Forfeiture or Lien

        Section 8.01.    Company may sell Shares.    The Company may sell any forfeited Share, or any Share on which the Company has a lien, in such manner as the Board thinks fit, but the Company shall not sell any Share:

          (a)   unless the amount in respect of which a lien exists is due and payable; and

          (b)   until the expiry of 14 days after written notice demanding payment of the amount presently due and stating the intention to sell in default of such payment, has been given to the person entitled to receive notice of meetings of Shareholders in respect of the Share.

        Section 8.02.    Proceeds of Sale.    The net proceeds (after deduction of any expenses) of the sale by the Company of a forfeited Share or of any Share sold for the purposes of enforcing a lien shall be applied in or towards satisfaction of any unpaid calls, interest or other amount in respect of which any lien exists (as the case may require). The residue, if any, shall be paid to the holder of the Share at the time of its forfeiture or, in the case of a Share sold for the purpose of enforcing a lien, the holder immediately prior to the sale or, if applicable in either case, to the Personal Representative of the holder.

        Section 8.03.    Evidence.    An affidavit to the effect that the deponent is a Director or the Secretary and that any power of sale has arisen and is exercisable by the Company under these Bye-Laws, or that a Share has been forfeited on the date stated in the affidavit shall, be conclusive evidence of those facts stated in it as against all persons claiming to be entitled to the Share.

        Section 8.04.    Sale Procedure.    For giving effect to any sale after forfeiture of any Share or of enforcing a lien over any Share, the Board may authorize any person to transfer the Share to the purchaser. The purchaser shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, and title of the purchaser shall not be affected by any irregularity or invalidity in the proceedings relating to the sale.

ARTICLE IX

Dividends

        Section 9.01.    Power to Authorize.    Subject to the rights attaching to, or the terms of issue of, any Class of Shares, the Act and the other provisions of these Bye-Laws the Board may authorize dividends by the Company at times, and of amounts, and to any Shareholders, as it thinks fit and may do everything which is necessary or expedient to give effect to any such dividend.

        Section 9.02.    Form of Distribution.    Subject to the rights of holders of any Shares in a Class, the Board may make a dividend in such form as it thinks fit, but shall not differentiate between Shareholders as to the form in which a dividend is made without the prior approval of the Shareholders.

        Section 9.03.    Entitlement to Dividends.    Except insofar as the rights attaching to, or the terms of issue of, any Shares otherwise provide the Board shall not authorize a dividend:

          (a)   in respect of some but not all Shares in a Class; or

          (b)   that is of a greater value per Share in respect of some Shares of a Class than it is in respect of other Shares of that Class, unless the amount of the dividend in respect of a Share of that Class is in proportion to the amount paid to the Company in satisfaction of the liability of the Shareholder under these Bye-Laws or under the terms of issue of the Share.

        Section 9.04.    Deduction of amounts due.    The Board may deduct from a dividend payable to a Shareholder (either alone or jointly with another) any amount which is due and payable by the Shareholder to the Company on account of calls or otherwise in relation to any Shares held by that Shareholder.

        Section 9.05.    No Interest on Dividends.    Subject to the rights of holders of any Shares in a Class, the Company is not liable to pay interest in respect of any dividend or distribution.

        Section 9.06.    Method of Payment.    A dividend payable in cash may be paid in such manner as the Board thinks fit to the entitled Shareholders or, in the case of joint Shareholders, to the Shareholder named first in the Register, or to such other person and in such manner as the Shareholder or joint Shareholder may in writing direct. Any one of two or more joint Shareholders may give a receipt for any payment in respect of the Shares held by them as joint Shareholders.

        Section 9.07.    Unclaimed Dividends.    Dividends or other money distributions unclaimed for more than one year after having been authorised, may be used for the benefit of the Company until claimed. All dividends or other monetary distributions unclaimed for more than 6 years after having been authorized may be forefeited by the Board for the benefit of the Company.

ARTICLE X

Share Certificates

        Section 10.1.    Form of Share Certificates.    Share certificates shall be in such form as the Board may from time to time prescribe, subject to the requirements of the Act.

        Section 10.2.    Entitlement to Share Certificates.    Unless otherwise provided by the rights attaching to, or by the terms of issue, of any Class of Shares, each Shareholder shall, upon becoming the holder of any Share, be entitled to a Share certificate for all the Shares of each Class held by that Shareholder (and, on transferring any Shares held by that Shareholder, to a certificate for the balance), but the Board may decide not to issue certificates for any Shares held by, or by the nominee of, any securities exchange or depository or any operator of any clearance or settlement system except at the request of any such person. In the case of a Share held jointly by several persons, delivery of a certificate in their joint names to one of several joint holders shall be sufficient delivery to all.

        Section 10.3.    Replacement Share Certificates.    The Company:

          (a)   may issue a replacement certificate for any Share certificate that is worn out or defaced; or

          (b)   shall issue a replacement Share certificate for one that has been lost or destroyed,

subject to satisfactory proof of the fact, payment of the reasonable expenses of the Company and, if so required by the Board, an appropriate indemnity being given to the Company.

ARTICLE XI

Transfer of Shares

        Section 11.01.    Right to Transfer.    Subject to the Act and to any restrictions contained in these Bye-Laws a Shareholder or Personal Representative may transfer any Share by an instrument of transfer in the usual common form approved by the Company or the agent of the Company who maintains the Register.

        Section 11.02.    Form of Transfer.    The instrument of transfer of a Share shall be signed by or on behalf of the transferor and, if registration as holder of the Share imposes a liability on the transferee, be signed or executed by or on behalf of the transferee.

        Section 11.03.    Delivery to Company.    An instrument transferring Shares must be delivered to the Company or agent of the Company who maintains the Register, together with the Share certificate (if any) relating to the Shares to be transferred, and the transferee shall provide such evidence as the Company or the agent responsible requires to prove the title of the transferor, or the right of the transferor to transfer, the Shares.

        Section 11.04.    Board May Refuse to Register Transfer.    The Board may, in its absolute discretion and without assigning any reason for its decision, refuse to register a transfer of any Share if:

          (a)   the Share is not fully paid up;

          (b)   the Company has a lien on the Share;

          (c)   the instrument of transfer is not duly stamped, if required, and is not accompanied by the relevant Share certificate (if any) and such other evidence as the Board may reasonably require to prove the title of the transferor to, or right of the transferor to transfer, the Share;

          (d)   it is not satisfied that all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

          (e)   the transfer may violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.

        If the Board refuses to register a transfer of any Share it shall, within three months after the date on which the instrument of transfer was lodged with the Company or agent of the Company who maintains the Register, send to the transferor and to the transferee notice of such refusal.

        Section 11.05.    When Transfer Effective.    A transferor of a Share is deemed to remain the holder of the Share until the name of the transferee is entered in the Register in respect of the Share.

ARTICLE XII

Transmission of Shares

        Section 12.01.    Transmission on Death of Shareholder.    If a Shareholder dies, the survivor or survivors, if the deceased was a joint Shareholder, or the Personal Representative, shall be the only person or persons recognized by the Company as having any title to or interest in the Shares of the deceased Shareholder, but nothing in this Section shall release the estate of a deceased joint Shareholder from any liability in respect of any Share or constitute a release of any lien which the Company may have in respect of any Share.

        Section 12.02.    Evidence of Entitlement to Transmission.    In the case of a person becoming entitled to a Share upon the death of a Shareholder or otherwise by operation of applicable law, the Board may require the production to the Company of such evidence of such person's entitlement as is prescribed by the Act or, to the extent, that no such evidence is prescribed, as may from time to time be required by the Board. Upon production of such evidence the name and address of the person so entitled shall be noted in the Register.

        Section 12.03.    Rights of Personal Representatives.    A Personal Representative of a Shareholder:

          (a)   is entitled to exercise all rights (including, without limitation the rights to receive dividends, to attend general meetings of the Company and vote in person or by Representative), and is subject to all limitations, attached to the Shares registered in the name of that Shareholder; and

          (b)   is entitled to be registered as the holder of those Shares or to have some person nominated by the Personal Representative registered as the holder of those Shares, but such registration shall not operate as a release of any rights (including any lien) to which the Company was entitled prior to registration of the Personal Representative or nominee pursuant to this Section.

ARTICLE XIII

Exercise of Powers of Shareholders

        Section 13.01.    Exercise of power by meeting or written resolution.    A power reserved to the Shareholders or any class of Shareholders by the Act or by these Bye-Laws may be exercised either:

          (a)   at a meeting of Shareholders or class of Shareholders, as the case may require; or

          (b)   except in the case of the removal of an auditor or a Director by a resolution in writing signed in accordance with Section 77A of the Act.

        Section 13.02.    Powers Exercisable by Resolution.    Unless otherwise specified in the Act or these Bye-Laws, a power or right of approval reserved to Shareholders may be exercised by a Resolution.

ARTICLE XIV

General Meetings of Shareholders

        Section 14.01.    Annual General Meetings.    The Board shall convene and the Company shall hold annual general meetings in accordance with the requirements of the Act.

        Section 14.02.    Special General Meetings.    The Board may, whenever it thinks fit, and shall, on the requisition in writing of Shareholders made in accordance with the Act and holding such number of Shares as is prescribed by the Act, convene a general meeting in the manner required by the Act. All general meetings other than annual general meetings shall be called special general meetings.

        Section 14.03.    Time and Place of Meetings.    Each general meeting shall be held at such time and place (within or outside of Bermuda) as the Board appoints.

        Section 14.04.    Alternative Forms of Meetings.    A general meeting of Shareholders may be held either:

          (a)   by a number of Shareholders, who constitute a quorum, being assembled together at the place, date and time appointed for the meeting; or

          (b)   if determined by the Board, by means of audio, or audio and visual, communication by which all Shareholders participating and constituting a quorum, can reasonably be expected to be able to hear each other simultaneously throughout the meeting; or

          (c)   if determined by the Board, by a combination of the forms referred to in paragraph (a) and (b) above.

        Section 14.05.    Meetings of Classes of Shareholders.    The provisions of these Bye-Laws relating to general meetings of the Company shall apply mutatis mutandis to any separate general meeting of any class of Shareholders except that:

          (a)   the necessary quorum shall be two or more Shareholders present in person or by Representative together holding or representing a majority of the issued Shares of the relevant class, provided that, if the relevant class of Shareholders has only one Shareholder, one Shareholder present in person or by Representative shall constitute the necessary quorum; and

          (b)   if the Board so elects, one meeting may be held of Shareholders constituting more than one class of Shareholders, so long as voting at the meeting is by way of a poll, and proper arrangements are made to distinguish between the votes of Shareholders in each class.

        Section 14.06.    Meeting called on requisition of Shareholders and other business proposed by Shareholders.

          (a)   Notwithstanding anything in these Bye-Laws, the Board shall, on the requisition of Shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company and the provisions of Section 74 of the Act shall apply.

          (b)   In addition to any rights of Shareholders under the Act, other business (except for nomination of Directors, which must be done in accordance with Section 19.06) may be proposed to be brought before any annual general meeting of the Company, or any special general meeting of the Company by any person who: (i) is a Shareholder and is entitled to attend and vote at such meeting; and (ii) complies with the notice procedures set forth in this Section 14.06.

          (c)   In addition to any other applicable requirements, for other business to be proposed by a Shareholder pursuant to paragraph (b) of this Section, such Shareholder must give timely notice thereof in proper written form to the Secretary.

          (d)   To be timely, a notice given to the Secretary pursuant to paragraph (c) of this Section must be delivered to or mailed and received at the Registered Office: (i) in the case of an annual general meeting, not more than 75 days nor less than 45 days before the first anniversary of the preceding year's annual general meeting. If the date of the annual general meeting of Shareholders (excluding any adjournment of an annual general meeting) is more than 90 days before or more than 120 days after such anniversary date, then in order to be timely notice must be so received not more than 75 days before the annual general meeting nor less than the later of 45 days before the annual general meeting and 10 days after the date that the annual general meeting is publicly announced; and (ii) in the case of a special general meeting, no more than [7] days following the day on which notice of the special general meeting was mailed or the date that the special general meeting is publicly announced, whichever occurs first.

          (e)   To be in proper written form, a notice given to the Secretary pursuant to paragraph (c) of this Section must set forth as to each matter such Shareholder proposes to bring before the general meeting: (i) a brief description of the business desired to be brought before the general meeting and the reasons for conducting such business at the general meeting, (ii) the name and record address of such Shareholder, (iii) the Class or series and number of Shares which are registered in the name of such Shareholder, (iv) a description of all arrangements or understandings between such Shareholder and any other person or persons (including their names) in connection with the proposal of such business by such Shareholder and any material interest of such Shareholder in such business, and (v) a representation that such Shareholder intends to appear in person or by Representative at the general meeting to bring such business before the general meeting.

ARTICLE XV

Notice of General Meetings

        Section 15.01.    Written Notice.    Written notice of the time and place of a general meeting of Shareholders shall be given to every Shareholder entitled to receive notice of the meeting, to every Director and to the Resident Representative:

          (a)   in the case of an annual general meeting of Shareholders, not less than 30 days before the meeting; and

          (b)   in the case of a special general meeting of Shareholders, not less than 10 days before the meeting;

        Section 15.02.    Short Notice.    A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in Section 15.01 be deemed to have been duly called if it is so agreed:

          (a)   in the case of an annual general meeting, by all Shareholders entitled to attend and vote thereat;

          (b)   in the case of any other meeting, by a majority in number of Shareholders having a right to attend and vote at the general meeting, being a majority together holding not less than ninety-five percent in nominal value of the Shares giving a right to attend and vote at the meeting.

        Section 15.03.    Contents of Notice.    A notice of a general meeting of Shareholders shall state the general nature of the business to be transacted at the general meeting.

        Section 15.04.    Accidental Omission of Notice.    The accidental omission to give notice of a meeting or instrument of proxy to, or the non-receipt or late receipt of notice of a meeting or instrument of proxy by, any person entitled to receive such notice or instrument of proxy, shall not invalidate the proceedings at that meeting.

        Section 15.05.    Notice of Adjourned Meeting.    If a meeting of Shareholders or any class of Shareholders is adjourned for less than 30 days it is not necessary to give notice of the time and place of adjourned meeting other than by announcement at the meeting which is adjourned. In any other case, notice of the meeting shall be given in accordance with Section 15.01

ARTICLE XVI

Proceedings at General Meetings

        Section 16.01.    Requirement for a Quorum.    Subject to Section 16.03, no business may be transacted at any general meeting of Shareholders or adjourned meeting if a quorum is not present.

        Section 16.02.    Quorum.    Except as otherwise provided by the Act or these Bye-Laws, a quorum for a meeting of Shareholders is two Shareholders present in person or by Representative and having the right to attend and vote at the meeting and holding Shares representing more than 50% of the votes that may be cast by all Shareholders at the relevant time.

        Section 16.03.    Lack of Quorum.    If a quorum is not present within 30 minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the commencement of a meeting a quorum is not present, the meeting:

          (a)   in the case of a meeting convened on the requisition of Shareholders, the meeting shall be dissolved;

          (b)   in the case of any other meeting, the meeting is adjourned to the same day in the following week at the same time and place, or to such other date, time and place as the Board may appoint and, if at the adjourned meeting a quorum is not present within 30 minutes after the time appointed for the meeting, the Shareholders or Representatives present are a quorum.

        Section 16.04.    Regulation of Procedure.    Subject to the provisions of the Act, and except as otherwise provided in these Bye-Laws, the chairman may regulate the procedure at meetings of Shareholders.

        Section 16.05.    Chairman.    The chairman of the Board or, in his or her absence, the president of the Board shall preside as chairman at every general meeting of the Company or of any class of Shareholders. If there is no such chairman or president, or if at any meeting neither the chairman nor the president is present within 15 minutes after the time appointed for the commencement of the meeting, or if neither of them is willing to act as chairman, the Directors present shall appoint one of those Directors who is willing to act as chairman or, if only one Director is present, he or she shall preside as chairman, if willing to act. If none of the Directors present is willing to act as chairman, the Director or Directors present may appoint any other Officer who is present and willing to act as chairman. In default of any such appointment, the persons present and entitled to vote shall elect any Officer who is present and willing to act as chairman or, if no Officer is present or if none of the Officers present is willing to act as chairman, one of their number to be chairman.

        Section 16.06.    Adjournment of Meeting.    The chairman of the meeting may, with the consent of a meeting at which a quorum is present (and shall, if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business may be transacted at an adjourned meeting other than the business left unfinished at the relevant meeting. In addition to any other power of adjournment conferred by law, the chairman of the meeting may at any time without the consent of the meeting adjourn the meeting (whether or not it has commenced or a quorum is present) to another time and/or place (or sine die) if, in the chairman's opinion, it would facilitate the conduct of the business of the meeting to do so or if the chairman is so directed (prior to or at the meeting) by the Board. When a meeting is adjourned sine die the time and place for the adjourned meeting shall be fixed by the Board.

ARTICLE XVII

Voting

        Section 17.01.    Entitlement to Vote.    A Shareholder may exercise the right to vote either in person or by Representative.

        Section 17.02.    Number of Votes.    Subject to any rights or restrictions for the time being attached to any Share:

          (a)   where voting is by show of hands or by voice every Shareholder present in person or by Representative has one vote;

          (b)   on a poll every Shareholder present in person or by Representative has:

            (i)    in respect of each fully paid Share held by that Shareholder, one vote;

            (ii)   in respect of each Share held by that Shareholder which is not fully paid, a fraction of a vote or votes which would be exercisable if that Share were fully paid equivalent to the proportion which the amount paid (excluding amounts credited as paid) on that Share bears to the total amount paid and payable thereon (excluding amounts credited as paid and amounts paid in advance of calls).

        Section 17.03.    Vote of Protected Persons.    Subject to Section 17.04, a Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any court in Bermuda (or elsewhere having jurisdiction) for the protection or management of the affairs of persons incapable of managing their own affairs may vote, by his or her receiver, committee, curator bonus or other person in the nature of a receiver, committee or curator bonus appointed by such court, and such receiver, committee, curator bonus or other person may vote by proxy and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

        Section 17.04.    Production of Evidence to Represent Protected Persons.    Evidence to the satisfaction of the Board of the authority of any person claiming the right to vote under Section 17.03 shall be produced at the Registered Office (or at such other place as may be specified for the deposit of instruments of proxy) not later than the last time by which an instrument appointing a proxy must be deposited in order to be valid for use at the meeting or adjourned meeting or on the holding of the poll at or on which that person proposes to vote and, in default, the right to vote shall not be exercisable.

        Section 17.05.    Declaration by Chairman.    A declaration by the chairman of a meeting that a resolution is carried by the requisite majority is conclusive evidence of that fact unless a poll is demanded in accordance with Section 17.08.

        Section 17.06.    Chairman's Casting Vote.    The chairman of a meeting of Shareholders or class of Shareholders is not entitled to a casting vote.

        Section 17.07.    Joint Shareholders.    Where two or more persons are registered as joint Shareholders, the vote of the person named first in the Register and voting on the matter must be accepted to the exclusion of the votes of the other joint holders.

        Section 17.08.    Right to Demand a Poll.    At a meeting of Shareholders a poll may be demanded by:

          (a)   the chairman; or

          (b)   not less than three Shareholders having the right to vote at the meeting; or

          (c)   a Shareholder or Shareholders representing not less than 10% of the total rights of all Shareholders having the right to vote at the meeting; or

          (d)   a Shareholder or Shareholders holding Shares that confer a right to vote at the meeting on which the aggregate amount paid up is not less than 10% of the total amount paid up on all Shares that confer that right.

        Section 17.09.    When Poll May be Demand.    A poll may be demanded either before or after the vote is taken on a Resolution. The demand for a poll may be withdrawn.

        Section 17.10.    When Poll Taken.    A poll demanded on the election of a chairman of a meeting or on a question of adjournment shall be taken immediately. A poll demanded on any other question shall be taken at such time as the chairman directs and any business, other than that upon which a poll is demanded, may proceed pending the taking of the poll.

        Section 17.11.    Poll Procedure.    A poll shall be taken in such manner as the chairman directs and the result of the poll is deemed to be a resolution of the meeting at which the poll is demanded.

        Section 17.12.    Votes on a Poll.    On a poll:

          (a)   votes may be given either personally or by Representative;

          (b)   votes shall be counted according to the votes attached to the Shares of each Shareholder present in person or by Representative and voting in respect of those Shares; and

          (c)   a Shareholder need not cast all the votes to which the Shareholder is entitled and need not exercise in the same way all the votes which the Shareholder casts.

ARTICLE XVIII

Proxies and Corporate Representatives

        Section 18.01.    Right to Appoint Proxy.    A Shareholder may appoint one or more persons as his or her proxy, with or without the power of substitution, to vote on behalf of the Shareholder in respect of all or some only of the Shares held by that Shareholder at a general meeting (including an adjourned meeting). A proxy need not be a Shareholder and is entitled to attend and be heard at the meeting, and to demand or join in demanding a poll, as if the proxy were the Shareholder.

        Section 18.02.    Appointment of Representatives.    A corporation which is a Shareholder may appoint any person (or two or more persons in the alternative) as its representative, with or without the power of substitution, to represent it and vote on its behalf in respect of all or some of the only of the Shares held by that Shareholder at any general meeting (including an adjourned meeting) and such a corporate representative may exercise the same powers on behalf of the corporation which such representative represents as that corporation could exercise if it were an individual Shareholder.

        Section 18.03.    Notice of Appointment.    A proxy shall be appointed by an instrument in writing in any common form or in such other form as the Board may approve, such instrument being executed under the hand of the appointor or of the appointer's attorney or duly authorized agent or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorized to sign the same. A proxy may also be appointed in such other manner as the Board may from time to time approve.

        Section 18.04.    Production of Notice.    No appointment of a proxy is effective in relation to a meeting unless a copy of the notice of appointment is received by the Company at its Registered Office, or by the agent that maintaining the Register or such other address as is specified for that purpose in the form of notice of appointment or in the notice convening the meeting, not later than 48 hours before the start of the meeting.

        Section 18.05.    Board May Waive Irregularity.    Subject to the Act, the Board may at its discretion waive any of the provisions of these Bye-Laws relating to the execution and deposit of an instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative or any ancillary matter (including, without limitation, any requirement for the production or delivery of any instrument or other communication to any particular place or by any particular time or in any particular way) and, in any case in which it considers it appropriate, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Shareholder at any general meeting.

        Section 18.06.    Validity of Proxy Vote.    A vote given in accordance with the terms of a notice of appointment of a proxy is valid notwithstanding the previous death or mental disorder of the principal, or revocation of the appointment of the proxy or of the authority under which notice of appointment was executed, or the transfer of the Share in respect of which the proxy is appointed, if no written notification of such death, mental disorder, revocation, or transfer is received by the Company at its Registered Office, or by the agent maintaining the Register, before the commencement of the meeting for which the proxy is appointed.

ARTICLE XIX

Appointment and Removal of Directors

        Section 19.01.    Numbers of Directors.    The number of Directors shall not at any time be more than eleven (11) nor less than two and subject to these limitations the number of Directors to hold office shall be fixed from time to time by the Board.

        Section 19.02.    Classification of Directors.    The Directors shall be classified, with respect to the time for which each Director holds office, into three classes, as nearly equal in number as possible, one class to be originally appointed for a term expiring at the conclusion of the first annual general meeting of Shareholders held after the adoption of these amended and restated Bye-Laws, the second class of Directors to be originally appointed for a term expiring at the conclusion of the second annual general meeting of the Shareholders held after the adoption of these amended and restated Bye-Laws and the third class to be originally appointed for a term expiring at the conclusion of the third annual general meeting of Shareholders held after the adoption of these amended and restated Bye-Laws, with each class to hold office until its successors are duly appointed. At each annual general meeting of Shareholders, Directors appointed to succeed those Directors whose terms then expire shall be appointed for a term of office to expire at the third succeeding annual general meeting of Shareholders after their appointment, with each Director to hold office until such person's successor shall have been duly appointed. A retiring Director is eligible for re-appointment.

        Section 19.03.    Appointment by Shareholders.    Subject to these Bye-Laws, Directors shall be appointed at an annual general meeting of Shareholders by a plurality of votes of those Shareholders entitled to vote and voting on the appointment of Directors.

        Section 19.04.    Appointment by Board.    Subject to these Bye-Laws, the Board may at any time appoint a person be a Director to fill a vacancy created from any increase in the number of Directors or resulting from death, resignation, disqualification, removal or other cause for a term of office equal to the remainder of the full term of the class of Directors in which the vacancy was created from any increase in the number of Directors or to which the Director was appointed, as the case may require.

        Section 19.05.    Re-appointment of retiring Director.    A Director retiring upon the expiring of a term of office at an annual general meeting of Shareholders shall, if standing for re-appointment, be deemed to have been re-appointed unless:

          (a)   some other person is appointed to fill the vacated office;

          (b)   it is resolved not to fill the vacated office; or

          (c)   a resolution for the re-appointment of that Director is put to the meeting and lost.

        Section 19.06.    Nomination of Directors.    No person may be appointed as a Director at a general meeting of Shareholders (other than a Director retiring at an annual general meeting), unless:

          (a)   in the case of an annual or special general meeting, such person is recommended by the Board; or

          (b)   in the case of an annual general meeting, not more than 75 days nor less than 45 days before the first anniversary of the preceding year's annual general meeting, such person has been nominated by a Shareholder entitled to attend and vote at the meeting by written notice to the Secretary delivered or mailed and received at the Registered Office. If the date of the annual general meeting of Shareholders (excluding any adjournment of an annual general meeting) is more than 90 days before or more than 120 days after such anniversary date, then written notice to the Secretary nominating a person to be appointed as a Director must be delivered or received not more than 75 days before the annual general meeting nor less than the later of 45 days before the annual general meeting and 10 days after the date that the annual general meeting is publicly announced. A Shareholder's notice nominating a person to be appointed as a Director shall in relation to each person the Shareholder proposes to nominate for appointment or re-appointment as a Director specify:

          (c)   the name, age, business address and residence address of such person;

          (d)   the principal occupation or employment of such person;

          (e)   the number and Classes of Shares which are beneficially owned by such person;

          (f)    particulars which would, if such person were so appointed, be required to be included in the Company's register of Directors and Officers; and

          (g)   all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934 of the United States of America (as amended), together with notice executed by such person of his or her willingness to serve as a Director if so appointed, provided, however, that no Shareholder shall be entitled to propose any person to be appointed or re-appointed Director at any special general meeting.

        Section 19.07.    Consent to act.    A Director upon being appointed (but not upon being re-appointed), must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within 30 days of their appointment.

        Section 19.08.    Alternate Directors.    Directors are not entitled to appoint alternate directors.

        Section 19.09.    Vacation of Office.    A Director ceases to be a Director if he or she:

          (a)   is removed from office in accordance with Section 19.10;

          (b)   dies;

          (c)   resigns by written notice delivered to the Company at its Registered Office or tendered at a meeting of the Board (such notice to be effective at the time when it is so received unless a later time is specified in the notice);

          (d)   is prohibited by law from being a Director; or

          (e)   ceases to be a Director by virtue of any provision of the Act.

        Section 19.10    Removal of Directors by Shareholders.    The provisions of section 93 of the Act will not apply to the Company. Shareholders may only remove a Director at a special general meeting convened and held in accordance with these By-Laws, by a Resolution, provided that notice of any such meeting convened for the purpose of removing a Director shall contain a statement to that effect and be given to such Director not less than 14 days before the general meeting and at such general meeting such Director shall be entitled to be heard on the motion for such Director's removal.

ARTICLE XX

Directors' Remuneration and Expenses

        Section 20.01.    Power to Authorize Fees.    Each Director (other than a Director who is also an employee of a Group Company) shall be entitled to receive such fees for services as a Director, if any, as the Board may from time to time determine. Directors who are also employees of a Group Company will not be paid any such fees by the Company in addition to their remuneration as an employee.

        Section 20.02.    Payment of Expenses.    Directors are entitled to be paid for traveling, accommodation and other expenses properly incurred by them in attending meetings of the Board, or any committee of the Board, or meetings of Shareholders, or in connection with the business of the Company.

ARTICLE XXI

Exemption and Indemnification of Officers

        Section 21.01.    Liability of Officers Excluded.    Subject always to Section 21.05, no Officer shall be liable to the Company, any of its Shareholders or any other person for any act, receipt, neglect or default of any other Officer nor, so long as such Officer has acted honestly and in good faith with a view to the best interests of the Company, shall such Officer be liable to the Company, any of its Shareholders or any other person in respect of any negligence, default, breach of duty or breach of trust on such Officer's part in relation to the Company or any subsidiary of the Company, or for any loss, misfortune or damage which may happen, in or arising out of the actual or purported execution or discharge of the Officer's duties or the exercise or purported exercise of the Officer's powers or otherwise in relation to or in connection with the Officer's duties, powers or office.

        Section 21.02    Indemnity of Officers.    Subject always to Section 21.05, every Officer shall be indemnified and held harmless by the Company to the fullest extent permitted by the Act against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all legal and other costs and expenses properly payable) arising out of the actual or purported execution or discharge of the Officer's duties or the exercise or purported exercise of the Officer's powers or otherwise in relation to or in connection with the Officer's duties, powers or office (including but not limited to liabilities attaching to such Officer and losses arising by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Officer may be guilty in relation to the Company or any subsidiary of the Company) and this indemnity shall continue in force, despite any subsequent revocation or amendment to this Section, in relation to any matter occurring, or any cause of action, suit or claim that accrues or arises prior to the date of such revocation or amendment.

        Section 21.03    Insurance.    The Board shall have power to purchase and maintain insurances for the benefit of any persons who are or were at any time Officers or employees of the Company, or of any other company which is its holding company or of any other company which is a subsidiary of the Company or such holding company or in which the Company or such holding company has any direct or indirect interest, including (without limitation) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported performance of their duties or powers or offices in relation to the Company or such other company.

        Section 21.04.    Extended Definition of Officer.    In this Article the term "Officer" includes, in addition to the persons specified in the definition of that term in Section 1.01, a former Officer of the Company and an officer or former officer of any other company that is a subsidiary of the Company or other entity in which the Company has a controlling interest, the Resident Representative, a member of a committee constituted under Section 23.03, and any person acting as an Officer or committee member in the reasonable belief that such person has been so appointed or elected, notwithstanding any defect in such appointment or election, and where the context so admits, references to an Officer include the estate and personal representatives of a deceased Officer or any such other person.

        Section 21.05.    Provisions to be given Full Effect.    The provisions for exemption from liability and indemnity contained in this Article shall have effect to the fullest extent permitted by law, but shall not, extend to any matter which would render any of them void pursuant to the Act.

        Section 21.06.    Indemnity only an Obligation to Reimburse.    To the extent that any person is entitled to claim an indemnity pursuant to this Article in respect of an amount paid or discharged by such person, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment (including advance payments of fees or other costs) or effecting such discharge.

        Section 21.07.    Rights Cumulative.    The rights to indemnification and reimbursement of expenses provided by this Article are in addition to any other rights to which a person may be entitled.

ARTICLE XXII

Directors' Interests

        Section 22.01.    Disclosure of Interests.    A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract or arrangement with the Company or any other Group Company shall declare the nature of such interest as required by the Act.

        Section 22.02.    Directory May Hold Other Offices.    A Director may hold any other office or place of profit with the Company (except that of auditor) in addition to the office of Director for such period and upon such terms as the Board may determine and may be paid such extra remuneration for so doing (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, in addition to any remuneration or other amounts payable to a Director pursuant to these Bye-Laws.

        Section 22.03.    Director May Act in Professional Capacity.    A Director may or a Director's firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director's firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided nothing in this Section shall authorize a Director or Director's firm, partner or such company to act as an auditor of the Company.

        Section 22.04.    Personal Involvement of Directors.    Notwithstanding any rule of law or equity to the contrary, but subject to the provisions of the Act, a Director may:

          (a)   contract with the Company in any capacity;

          (b)   be a party to any transaction with the Company;

          (c)   have any direct or indirect personal involvement or interest in any transaction or arrangement to which the Company is a party or in which it is otherwise directly or indirectly interested or involved;

          (d)   become a director or other officer of, or otherwise interested in, any corporation promoted by the Company or in which the Company may be directly or indirectly interested as a shareholder or otherwise; and

          (e)   retain any remuneration, profit or benefits in relation to any of the foregoing,

and no contract or arrangement of any kind referred to in this Section may be avoided by reason of the Director's interest.

        Section 22.05.    Voting by Interested Directors.    Subject to these Bye-Laws a Director who is interested in a transaction entered into, or to be entered into, by the Company may:

          (a)   vote on any matter relating to the transaction;

          (b)   attend a meeting of the Board at which any matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum;

          (c)   sign a document relating to the transaction on behalf of the Company; and

          (d)   do any other thing in his or her capacity as a Director in relation to the transaction, as if the Director were not interested in the transaction.

        Section 22.06.    Voting prohibition by Interested Directors.    A Director shall not vote (or be counted in the quorum at a meeting) in respect of any resolution concerning the Director's appointment (including fixing or varying its terms), or the termination of the Director's appointment, as the holder of any office or place of profit with the Company or any other company in which the Company is interested but, where proposals are under consideration concerning the appointment (including fixing or varying its terms), or the termination of the appointment, of two or more Directors to offices or places of profit with the Company or any other company in which the Company is interested, those proposals may be divided and a separate resolution be put in relation to each Director and in that case each of the Directors concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution unless it concerns the Director's own appointment or the termination of the Director's own appointment.

ARTICLE XXIII

Powers of the Board

        Section 23.01.    Management of Company.    The business and affairs of the Company shall be managed by, or under the direction or supervision of the Board. No alteration of these Bye-Laws shall invalidate any prior act of the Board which would have been valid if that alteration had not been made.

        Section 23.02.    Exercise of Powers of Board.    In addition to the powers and authorities by these Bye-Laws expressly conferred upon them, the Board may exercise all the powers of the Company which are not required, either by the Act or these Bye-Laws, to be exercised by Shareholders.

        Section 23.03.    Delegation of Powers.    The Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any Officer or any committee, consisting of such person or persons (whether Directors or not) as it thinks fit. The Board may make any such delegation on such terms and conditions with such restrictions as it thinks fit and either collaterally with, or to the exclusion of, its own powers and may from time to time revoke or vary such delegation, but no person dealing in good faith and without notice of such revocation or variation shall be affected by any revocation or variation. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board. The power to delegate to a committee extends to all the powers, authorities and discretions of the Board generally and shall not be limited by the fact that in certain provisions of these Bye-Laws, but not in others, express reference is made to a committee or to particular powers, authorities or discretions being exercised by the Board or by a committee of the Board.

        Section 23.04.    Appointment of Attorney.    The Board may from time to time and at any time by power of attorney appoint any person, whether nominated directly or indirectly by the Board, to be the attorney or agent of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit. The Board may revoke or vary any such appointment or delegation, but no person dealing in good faith and without notice of such revocation or variation shall be affected by any such revocation or variation. Any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney or agent as the Board may think fit and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in the attorney.

ARTICLE XXIV

Proceedings of the Board

        Section 24.01.    Procedure.    Except as provided in these Bye-Laws, the Board may regulate its own procedure. Except where a greater majority is required by these Bye-Laws, questions arising at any meeting of the Board shall be determined by a majority of the votes cast. In the case of an equality of votes the motion shall be deemed to be lost and the chairman of the meeting shall not be entitled to a second or casting vote.

        Section 24.02.    Convening a Meeting of the Board.    A Director, or the Secretary at the request of a Director, may convene a meeting of the Board by giving notice in accordance with Section 24.03.

        Section 24.03    Notice of Meeting.    Notice of a meeting of the Board shall be deemed to be duly given to a Director:

          (a)   in the case of oral communication, at the time of notification;

          (b)   in the case of delivery, by handing the notice to the Director or by delivery of the notice to the address of the Director;

          (c)   in the case of posting, three days after it is posted;

          (d)   in the case of facsimile transmission, when the Company receives a transmission report by the sending machine which indicates that the facsimile was sent in its entirety to the facsimile telephone number given by the Director;

          (e)   in the case of electronic means, at the time of transmission.

A Director may waive notice of any meeting either prospectively or retroactively or at the meeting in question.

        Section 24.04.    Waiver of notice irregularity.    An irregularity in the giving of notice of meeting is waived if each of the Directors either attends the meeting without protest as to the irregularity or agrees (whether before, during, or after the meeting) to the waiver.

        Section 24.05.    Quorum.    Subject to Section 24.09, a quorum for a meeting of the Board is a majority of Directors or such greater number as the Board may from time to time determine. No business may be transacted at a meeting of Directors if a quorum is not present.

        Section 24.06.    Insufficient Number of Directors.    So long as at least two Directors remain in office, the continuing Directors may act notwithstanding any vacancy in the Board, but, if less than two Directors remain in office, the sole continuing Director may act only for the purposes of calling a general meeting of Shareholders for such purposes such Director thinks fit and of nominating a person or persons for appointment to the Board.

        Section 24.07.    Chairman.    The chairman of the Board or, in his absence, any Director holding the office of president shall preside as chairman at every meeting of the Board. If there is no such chairman or president, or if at any meeting the chairman or the president is not present within 15 minutes after the time appointed for holding the meeting or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

        Section 24.08.    Voting.    Every Director has one vote. The Chairman does not have a casting vote. A resolution of the Board is passed if a majority of the votes cast on it are in favour of the resolution and in the case of an equality of votes the resolution shall fail.

        Section 24.09.    Written Resolution.    A resolution in writing signed or approved by all the Directors shall be as valid and effectual as a resolution passed at a meeting of the Board duly called and constituted. Such a resolution may be contained in one document or in several documents (including facsimile or other similar means of communication) in like form each signed or approved by one or more of the Directors.

        Section 24.10.    Alternative Forms of Meeting.    A meeting of the Board may be held either:

          (a)   by a number of the Directors who constitute a quorum, being assembled together at the place, date and time appointed for the meeting;

          (b)   by means of audio, or audio and visual, communication by which all Directors participating and constituting a quorum can simultaneously hear each other throughout the meeting; or

          (c)   if determined by the Board, by a combination of the forms referred to in paragraph (a) and (b) above.

        Section 24.11.    Committees.    A committee of the Board shall, in the exercise of the powers delegated to it, comply with any procedural or other requirements imposed on it by the Board. Subject to any such requirements, the provisions of these Bye-Laws relating to proceedings of the Board apply, with appropriate modification, to meetings of a committee of the Board.

        Section 24.12.    Validity of Actions.    All acts done in good faith by the Board or by any committee or by any person acting as a Director or member of a committee or any person authorized by the board or any committee shall notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorized.

ARTICLE XXV

Officers

        Section 25.01.    Company to have a Chairman and President.    The Company shall have either a chairman and a deputy chairman or a president and vice-president, as the Board may from time to time determine, who shall be Directors and shall be elected by the Board. A person appointed to any such office shall vacate that office if that person ceases to be a Director (otherwise than by retirement at a general meeting of the Company at which such person is re-appointed).

        Section 25.02.    Executive Officers.    The Board may from time to time appoint one or more of its body to hold any executive office with the Company for such period and on such terms as the Board may determine and may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between that Director and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration, if any (whether by way of salary, commission, participation in profits or otherwise), as the Board may determine.

        Section 25.03.    Secretary and Resident Representative.    The Secretary and, if required by the Act, the Resident Representative shall be appointed by the Board at such remuneration (if any) and on such terms as the Board may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and those of the Resident Representative shall be those prescribed by the Act, together with such other duties as shall from time to time be determined by the Board.

        Section 25.04.    Other Officers.    The Company may have such other Officers in addition to the Directors and the Secretary, as the Board may from time to time determine. Without limiting the foregoing, such other Officers may include a chairman and deputy chairman (if a president and vice-president are appointed under Section 25.01) or a president or Chief Executive Officer and one or more vice-presidents (if a chairman and deputy chairman are appointed under Section 25.01), to the extent that such Officers are not appointed pursuant to Section 25.01. A person appointed to any such other office need not be a Director and the same person may hold more than one office.

        Section 25.05.    Terms of Appointment.    Any person elected or appointed pursuant to this Article 25 shall hold office for such period and on such terms as the Board may determine and the Board may revoke or vary any such appointment at any time. Any such revocation or variation shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between such Officer and the Company which may be involved in such revocation or variation. If any such office becomes vacant for any reason, the vacancy may be filled by the Board.

        Section 25.06.    Powers and Duties of Officers Determined by Board.    Except as provided in the Act or these Bye-Laws, the powers and duties of any Officer appointed pursuant to this Article 25 shall be such as are determined from time to time by the Board.

        Section 25.07.    Resident Representative entitled to Notice of Board Meetings.    The Resident Representative shall, upon delivering written notice of an address for the purposes of receiving notice to the Registered Office, be entitled to receive notice of and to attend and be heard at, and to receive minutes of all meetings of, the Board.

ARTICLE XXVI

The Seal

        Section 26.01.    Form of Seal.    The Seal shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use outside Bermuda.

        Section 26.02.    Manner in which Seal is to be Affixed.    The Board shall provide for the safe custody of every Seal. A Seal shall only be used by authority of the Board or of a committee of the Board. Subject to the Act, any instrument to which a Seal is affixed shall be signed by an Officer or by any person who has been authorized by the Board either generally or specifically to attest to the use of a Seal.

ARTICLE XXVII

Record Dates

        Section 27.01.    Company or Board May Fix Record Date.    Notwithstanding any other provision of these Bye-Laws, the Company by Resolution or the Board may fix any date as the record date for any dividend or distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of general meetings of the Company or of any class of Shareholders or other documents. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice or other document is dispatched.

        Section 27.02.    Shareholder of Record.    In relation to any general meeting of the Company or of any class of Shareholders or to any adjourned meeting of which notice is given, the Board may specify in the notice of meeting or adjourned meeting or in any document sent to Shareholders by or on behalf of the Board in relation to the meeting a time and date (a "record date") which is not more than 60 days before the date fixed for the meeting (the "meeting date") and, notwithstanding any provisions in these Bye-Laws to the contrary, in any such case:

          (a)   each person entered in the Register at the record date as a Shareholder, or a Shareholder of the relevant class of Shareholders (a "record date holder"), shall be entitled to attend and to vote at the relevant meeting and to exercise all of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in relation to that meeting in respect of the Shares, or Class of Shares, registered in the Shareholder's name at the record date; and

          (b)   accordingly, a holder of the relevant Shares at the meeting date shall not be entitled to attend or to vote at the relevant meeting, or to exercise any of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in respect of the relevant Shares at that meeting.

ARTICLE XXVIII

Records

        Section 28.01.    Accounting Records.    The Board shall cause accounting records of the Company to be kept in accordance with the requirements of the Act.

        Section 28.02.    Place and Inspection of Records of Account.    The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit; provided that, if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as are required by the Act to be so kept. The records of account shall at all times be open to inspection by the Directors and, to the extent prescribed by the Act, by the Resident Representative. No Shareholder (other than an Officer) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorized by the Board or by Resolution.

        Section 28.03.    Financial Statements.    The Board shall procure that financial statements of the Company are prepared and audited in respect of each year or other period from time to time fixed by the Board and that those financial statements are made available to Shareholders and laid before the Company in general meeting in accordance with the requirements of the Act.

        Section 28.04.    Register to be Kept.    The Register shall be kept in the manner prescribed by the Act at the Registered Office or at such other place in Bermuda as the Board may from time to time determine.

        Section 28.05.    Branch Registers.    The Company may also keep one or more branch registers at such place or places outside Bermuda to the extent and in the manner permitted by the Act and the Board may make such regulations as it thinks fit regarding the keeping of any branch register and may revoke or vary any such regulations. The Board may authorize any Share on the Register to be included in a branch register or any Share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Act.

        Section 28.06.    Inspection and Closing of Register.    The Register or any branch register may be closed at such times and for such periods as the Board may from time to time decide, subject to the Act. Except during such time as the Register or any branch register is closed, the Register and each branch register shall be open to inspection in the manner prescribed by the Act between 10:00 a.m. and 12:00 noon (or between such other times as the Board from time to time determines) on every working day.

        Section 28.07.    No Notice of Trusts.    Unless the Board agrees otherwise, no notice of a trust, whether express, implied, or constructive, may be entered on the Register.

        Section 28.08.    No recognition of Equitable Interests.    Except only as otherwise provided in these Bye-Laws, as ordered by a court of competent jurisdiction or as otherwise required by law, the Company shall be entitled to treat the registered holder of any Share as the absolute owner of it and accordingly no person shall be recognized by the Company as holding any Share upon trust, and the Company shall not be bound by, nor be compelled to recognize (even after notice), any equitable, contingent, future or partial interest in any Share, or any interest in any fraction or part of a Share or (except as provided in these Bye-Laws or by law) any other rights in respect of any Share, except an absolute right of the registered holder to the entire Share.

        Section 28.09.    Register of Directors and Officers.    The Secretary shall maintain a register of the Directors and Officers of the Company as required by the Act. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Act between 10:00 a.m. and 12:00 noon (or between such other times as the Board from time to time determines) on every working day.

        Section 28.10.    Minutes to be Made and Kept.    The Board shall cause minutes to be made and books kept for the purpose of recording all the proceedings at meetings of the Board and of any committee of the Board and at general meetings of the Company and of any class of Shareholders of the Company.

        Section 28.11.    Inspection of Minutes.    The minutes of general meetings of the Company and of any class of Shareholders of the Company (but not minutes of meetings of the Board or any committee of it) shall be open to inspection in the manner prescribed by the Act between 10:00 a.m. and 12:00 noon (or between such other times as the Board from time to time determines) on every working day.

ARTICLE XXIX

Auditor

        Section 29.01.    Appointment of Auditor.    Subject to the Act, the Company shall at each annual general meeting appoint an auditor or auditors whose appointment and duties shall be governed by the Act, any other applicable law and such requirements not inconsistent with the Act as the Board may from time to time determine.

ARTICLE XXX

Service of Notices and Other Documents

        Section 30.01.    Manner of Sending Notices.    A notice, statement, report, financial statements or other document to be sent to a Shareholder may be:

          (a)   delivered to that shareholder;

          (b)   posted or couriered to that Shareholder's address in the Register or to such other address given for the purpose; or

          (c)   sent by facsimile machine or other electronic means to that Shareholder to the number or address given by that Shareholder for the transmission of documents by facsimile or other electronic means.

        Section 30.02.    Service and Delivery of Notices.    Any notice or other document which is sent by post (or air mail) shall be deemed to have been served or delivered on the second day after it was put in the post and, in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post. Any notice or other document not sent by post but left at a registered address shall be deemed to have been served or delivered on the day it was so left. Any notice sent by electronic means during normal business hours on any business day shall be deemed to have been served on the day on which it is sent and any notice so sent at any other time shall be deemed to have been served on the next day which is a normal business day (normal business hours and business days being ascertained for this purpose by reference to such hours and days in the place or territory to which the notice is so sent).

        Section 30.03.    Accidental Omissions.    The failure to send an annual report, notice, or other document to a Shareholder in accordance with the Act or these Bye-Laws does not invalidate the proceedings.

        Section 30.04.    Joint Shareholders.    A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register in respect of that Share.

        Section 30.05.    Shareholder Deceased or Bankrupt.    If the holder of a Share dies or is adjudicated bankrupt, notice may be given in any manner in which notice might have been given if the death or bankruptcy had not occurred, or by giving notice in the manner provided in Section 30.01 to the Personal Representative of the holder at the address supplied to the Company for that purpose.

ARTICLE XXXI

Winding Up

        Section 31.01.    Distribution of Assets.    If the Company is wound up, the liquidator may, with the sanction of a Resolution and any other sanction required by the Act:

          (a)   divide among the Shareholders in cash or in kind the whole or any part of the assets of the Company (whether they consist of property of the same kind or not) and may for such purposes fix such value as the liquidator deems fair in respect of any property to be so divided, and determine how such division shall be carried out as between the Shareholders or different Classes; and

          (b)   vest the whole or any part of such assets in trustees upon such trusts for the benefit of the persons so entitled as the liquidator thinks fit, but so that no Shareholder is compelled to accept any shares or other assets upon which there is any liability.

ARTICLE XXXII

Amalgamations, Discontinuance and Sales

        Section 32.01.    Approval required for an amalgamation.    Any amalgamation, merger, consolidation or similar transaction of the Company and another company shall require the approval of:

          (a)   the Board; and

          (b)   the Company by a Resolution of Shareholders.

        Section 32.02.    Approval required to discontinue the Company.    The discontinuance of the Company out of Bermuda in accordance with Section 132G of the Act shall, for the purposes of that section, require the approval of:

          (a)   the Board; and

          (b)   the Company by a Resolution of Shareholders.

        Section 32.03.    Approval required for sale of assets.    Any sale, lease or exchange by the Company of all or substantially all of its property or assets, including its goodwill and its corporate franchises, shall require the approval of:

          (a)   the Board; and

          (b)   the Company by a Resolution of Shareholders.

ARTICLE XXXIII

Alteration of Bye-Laws

        Section 33.01.    Alteration of Bye-Laws by Majority Vote.    These Bye-Laws may be revoked, altered or amended only by the approval of: (a) the Board; and (b) the Company by Resolution, provided that in order for an alteration or amendment of Sections 2.03, 2.04 or 2.05, Section 14.06, Article 19, Article 32 or this Article 33 the revocation, alteration or amendment will not be effective unless approved by the Company by a Resolution of Shareholders.

Annex D

FORM OF AFFILIATE LETTER

                        , 2004

Teleglobe International Holdings Ltd
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda

Attention:    General Counsel Ladies and Gentlemen:

        I have been advised that I may be deemed to be an "affiliate" of ITXC Corp., a Delaware corporation (the "Company"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") I understand that pursuant to the terms of the Agreement and Plan of Merger dated as of November     , 2003 (the "Merger Agreement"), by and among Teleglobe International Holdings Ltd, a Bermuda company ("Parent"), Vex Merger Subsidiary Corp., a Delaware corporation and a subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub plans to merge with and into the Company (the "Merger") with the Company being the surviving corporation. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

        I further understand that, as a result of the Merger, in exchange for shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), I will receive common shares, par value $0.01 per share, of a newly formed Bermuda company established by Parent ("Parent Common Stock").

        I have read this letter and discussed the requirements hereof to the extent I felt necessary with my counsel or counsel for the Company.

        I represent, warrant and covenant with and to Parent that:

        1.     I shall not make any sale, transfer, or other disposition of such Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a "no-action" letter or interpretive letter from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act, or (iii) I have the right to have the legend set forth in Sections 3 and 4 below removed pursuant to Section 4 below.

        2.     I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Securities Act or, other than as set forth below, to take any other action necessary in order to make compliance with an exemption from such registration available.

        3.     I understand that stop transfer instructions will be given to the issuer's transfer agent with respect to the Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance as follows: "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Teleglobe International Holdings Ltd ("Teleglobe"), a copy of which agreement is on file at the principal offices of Teleglobe".

        4.     I understand that, unless the transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates, if any, issued to my transferee:

        "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under, or in accordance with an exemption from the registration requirements of, the Securities Act of 1933."

        It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted (A) if one year (or such other period as may be required by Rule 145(d) (2) or any successor thereto) shall have elapsed from the date I acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d) (2) (or any successor thereto) are then available to me, (B) if two years (or such other period as may be required by Rule 145(d) (3) or any successor thereto) shall have elapsed from the date I acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d) (3) (or any successor thereto) are then available to me or (C) if I shall have delivered to Parent (i) a copy of a "no-action" letter or interpretative letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act or (ii) a written statement from me representing that the Parent Common Stock represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d) or pursuant to an effective registration statement under the Securities Act.

        Execution of this letter should not be considered an admission by me that I am an affiliate of the Company or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,
By:
Name:
Accepted this day of 2004.
Teleglobe International Holdings Ltd
By:
Name: Title:

Annex E

FORM OF JOINDER AGREEMENT

        By execution of this Joinder Agreement (the "Agreement"), the undersigned agrees to become a party to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November     , 2003, by and among Teleglobe International Holdings Ltd, a Bermuda company, ITXC CORP., a Delaware corporation and VEX Merger Subsidiary Corp., a Delaware corporation. The undersigned shall have all the rights, and shall observe all the obligations set forth in the Merger Agreement.

Party: [NEW PARENT]
Address for Notices:	with copies to:

        IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its officer thereunto duly authorized.

[NEW PARENT]
By:
Name:
Title:
Date:

APPENDIX A-1

FORM OF JOINDER AGREEMENT

        By execution of this Joinder Agreement (the "Agreement"), the undersigned agrees to become a party to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of November     , 2003, by and among Teleglobe International Holdings Ltd, a Bermuda company, ITXC CORP., a Delaware corporation and VEX Merger Subsidiary Corp., a Delaware corporation. The undersigned shall have all the rights, and shall observe all the obligations set forth in the Merger Agreement.

Party: [NEW PARENT]
Address for Notices:	with copies to:

        IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its officer thereunto duly authorized.

[NEW PARENT]
By:	Name: Title:
Date:

A-1-1

APPENDIX A-2

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, is entered into as of February 6, 2004 (this "Amendment"), by and among Teleglobe International Holdings Ltd, a Bermuda company ("Parent"), Vex Merger Subsidiary Corp., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent ("Merger Sub"), and ITXC Corp., a Delaware corporation (the "Company"). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given them in the Merger Agreement (defined below).

W I T N E S S E T H:

        WHEREAS, Parent, the Company and Merger Sub have entered into that certain Agreement and Plan of Merger, dated as of November 4, 2003 (the "Merger Agreement"), pursuant to which Merger Sub shall be merged with and into the Company at the Effective Time and, following the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as a wholly owned subsidiary of a newly formed Bermuda company which will be a wholly owned subsidiary of Parent ("New Parent"), shall continue as the surviving corporation.

        WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AMENDMENT

1.1    Amendment and Restatement.

        Section 5.15 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "Financing Commitment.    Parent has received a commitment from Cerberus Capital Management L.P., an Affiliate of Parent, dated as of February 6, 2004 (the "Commitment Letter") to provide a commitment, subject to the terms and conditions set forth therein, of up to $100 million of debt financing to New Parent a true and complete copy of which has been previously provided to Company."

ARTICLE II

GENERAL PROVISIONS

2.1    Ratification; Entire Agreement.

        This Amendment shall not effect any terms or provisions of the Agreement other than those amended hereby and is only intended to amend, alter or modify the Agreement as expressly stated herein. Except as amended hereby, the Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Agreement (including the Schedules and Exhibits), as amended by this Amendment, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of the Merger Agreement and this Amendment.

A-2-1

2.2    Counterparts.

        This Amendment may be executed in two or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

2.3    Governing Law.

        This Amendment shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

2.4    Severability.

        Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or enforceability shall not affect any other provision or any other jurisdiction.

2.5    Successors and Assigns.

        This Amendment is binding upon and shall inure to the benefit of each of the parties and their respective successors and assigns.

2.6    Headings.

        The headings, captions and arrangements used in this Amendment are for convenience only and will not affect the interpretation of this Amendment.

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of date first written above.

TELEGLOBE INTERNATIONAL HOLDINGS LTD
By:
Name: Title:
VEX MERGER SUBSIDIARY CORP.
By:
Name: Title:
ITXC CORP.
By:
Name: Title:

A-2-2

APPENDIX B

[Morgan Stanley Letterhead]

November 3, 2003

Board of Directors
ITXC Corp.
750 College Road East
Princeton, NJ 08540

Members of the Board:

        We understand that ITXC Corp. ("ITXC"), Teleglobe International Holdings Ltd ("Teleglobe") and a wholly-owned subsidiary of Teleglobe ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 2, 2003 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into ITXC. Prior to the Merger, Teleglobe will contribute all of its assets to its newly formed wholly-owned subsidiary ("New Teleglobe"). Pursuant to the Merger, ITXC will become a wholly owned subsidiary of New Teleglobe and each outstanding share of common stock, par value $0.001 per share (the "ITXC Common Stock"), of ITXC, other than shares held in treasury or held by Teleglobe or any affiliate of Teleglobe or ITXC, will be converted into the right to receive 0.0107 shares (the "Exchange Ratio"), as adjusted in accordance with any stock split or combination to comply with any applicable listing requirements, of common stock, par value $0.01 per share (the "New Teleglobe Common Stock"), of New Teleglobe. We note that prior to the effectiveness of the Merger, Teleglobe will repurchase preferred stock of Teleglobe in the face amount of $95.0 million from certain affiliates of Teleglobe in exchange for certain inter-company notes. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of ITXC Common Stock.

        For purposes of the opinion set forth herein, we have:

  i.
  reviewed certain publicly available financial statements and other information of ITXC;

  ii.
  reviewed certain internal financial statements and other financial and operating data of both ITXC and Teleglobe, prepared by the managements of ITXC and Teleglobe, respectively;

  iii.
  reviewed certain financial projections of ITXC and Teleglobe, prepared by the managements of ITXC and Teleglobe, respectively;

  iv.
  discussed the past and current operations and financial condition and the prospects of ITXC and Teleglobe, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of ITXC and Teleglobe, respectively;

  v.
  reviewed the pro forma impact of the Merger on certain operational and financial metrics of the combined company;

  vi.
  reviewed the reported prices and trading activity for ITXC Common Stock;

  vii.
  compared the financial performance of ITXC and the prices and trading activity of ITXC Common Stock with that of certain other comparable publicly-traded companies and their securities;

  viii.
  reviewed and discussed with the senior managements of ITXC and Teleglobe their strategic rationales for the Merger;

  ix.
  reviewed and discussed with the senior management of ITXC certain alternatives to the Merger;

  x.
  participated in discussions and negotiations among representatives of ITXC and Teleglobe and their financial and legal advisors;

  xi.
  reviewed the Merger Agreement and certain related documents; and

  xii.
  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial information and financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the financial performance of ITXC and Teleglobe. We have also relied upon, without independent verification, the assessment by the managements of ITXC and Teleglobe of the strategic rationale for the Merger. In addition, we have assumed that the Merger, and the transactions contemplated prior to the effectiveness of the Merger, will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of ITXC or Teleglobe, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        We have acted as financial advisor to the Board of Directors of ITXC in connection with this transaction and will receive a fee for our services. In the ordinary course of our business we may actively trade the securities of ITXC for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for ITXC, Teleglobe and certain affiliates of Teleglobe and have received fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with ITXC in connection with this transaction, may have consulted, and may consult in the future to invest in private equity funds involved in this transaction.

        It is understood that this letter is for the information of the Board of Directors of ITXC and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing of a proxy or registration statement with the Securities and Exchange Commission made by ITXC in respect of this transaction. Our opinion does not address the relative merit of the Merger as compared to any other alternative transaction available to ITXC, whether or not such transaction could be achieved. In addition, this opinion does not in any manner address the prices at which the ITXC Common Stock or the Teleglobe Common Stock will trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of ITXC should vote at the stockholder's meeting to be held in connection with the Merger.

        Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of ITXC Common Stock.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ ADAM D. SHEPARD Adam D. Shepard Managing Director

APPENDIX C

VOTING AGREEMENT

        VOTING AGREEMENT (this "Agreement"), dated as of November 4, 2003, by and among Teleglobe International Holdings Ltd, a Bermuda company ("Parent"), the Stockholders Listed on Schedule 1 attached hereto (each individually a "Stockholder" and collectively the "Stockholders") and, solely for purposes of Section 7.1(c) of this Agreement, ITXC Corp., a Delaware corporation (the "Company").

WITNESSETH:

        WHEREAS, concurrently with the execution of this Agreement, Parent, VEX Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Sub with and into the Company (the "Merger"); and

        WHEREAS, after execution of the Merger Agreement, Parent will contribute (the "Contribution") all of the outstanding equity of Teleglobe Bermuda Ltd, a Bermuda company, TLGB Luxembourg Sarl, a Luxembourg company, and Sub which entities are, as of the date hereof, direct wholly owned subsidiaries of Parent, to a newly formed Bermuda company ("New Parent"), in exchange for common shares of New Parent;

        WHEREAS, through the Contribution, Parent will substitute New Parent as the direct parent of Sub which immediately thereafter shall execute the Joinder Agreement and thereby become a party to the Merger Agreement;

        WHEREAS, at the Effective Time, each share of Company Common Stock issued and outstanding immediately before the Effective Time (excluding those shares to be canceled in accordance with the terms of the Merger Agreement) and all rights in respect thereof shall forthwith cease to exist and be converted into the right to receive 0.0107 shares (as adjusted by Parent in consultation with Company in accordance with any stock split or combination by New Parent) of New Parent Common Stock;

        WHEREAS, as of the date hereof, each Stockholder is the record and Beneficial Owners (as defined hereinafter) of the number of Existing Shares (as hereinafter defined) of the common stock, $0.001 par value, of Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule 1; and

        WHEREAS, as inducement and a condition to entering into the Merger Agreement, Parent has required the Stockholders to agree, and the Stockholders have agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        Section 1.    Certain Definitions.    In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a

  "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (b)   "Existing Shares" means, with respect to each Stockholder, the number of shares of the Company Common Stock Beneficially Owned by the Stockholder as of the date hereof, as set forth opposite such Stockholder's name on Schedule 1.

          (c)   "Securities" means the Existing Shares together with any shares of the Company Common Stock or other securities of the Company acquired by any Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

        Section 2.    Representations and Warranties of Stockholder.    Each Stockholder represents and warrants severally, but not jointly, to Parent as follows:

          (a)    Ownership of Shares.    Each Stockholder is the sole record and Beneficial Owner of the Existing Shares set forth opposite such Stockholder's name on Schedule 1. On the date hereof, the Existing Shares constitute all of the shares of the Company Common Stock owned of record or Beneficially Owned by such Stockholder. There are no outstanding options or other rights to acquire from any Stockholder or obligations of such Stockholder to sell or to acquire, any shares of the Company Common Stock. With respect to the shares of Company Common Stock held by it, each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 4, 5, 6, and 7 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.

          (b)    Power; Binding Agreement.    Each Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered, and, if such Stockholder is not a natural person, authorized by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c)    No Conflicts.    Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i), if a particular Stockholder is not a natural person, conflict with or result in any breach of any organizational documents applicable to such Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets or the Existing Shares may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or the Existing Shares.

          (d)    No Encumbrance.    Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by such Stockholder free and clear of all Encumbrances, except for any such Encumbrances arising hereunder.

          (e)    No Finder's Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (f)    Reliance.    Each Stockholder understands and acknowledges that each of the Company, Parent and Sub is entering into the Merger Agreement and New Parent, upon its formation, shall become a party to the Merger Agreement by virtue of its execution of the Joinder Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

        Section 3.    Disclosure.    Each Stockholder hereby agrees to permit the Company, Parent and New Parent to publish and disclose in the Proxy Statement and/or the Registration Statement, as the case may be, (including all documents and schedules filed with the Securities and Exchange Commission), and any press release or other disclosure document which the Company, Parent and New Parent, in their sole discretion, determine to be required by Law or necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder's identity and ownership of the Company Common Stock and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

        Section 4.    Transfer And Other Restrictions.

        (a)    No Solicitation.    Each Stockholder shall, and shall cause its Affiliates and each of its and their respective Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents (collectively, a person's or entity's "Representatives") to, immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Company Competing Transaction. Stockholder shall not take, and shall cause their respective Representatives not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Company Competing Transaction (including by taking any action that would make the Rights Agreement inapplicable to a Company Competing Transaction), (ii) to enter into any agreement, arrangement or understanding with respect to any Company Competing Transaction or to agree to approve or endorse any Company Competing Transaction or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by the Merger Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent, New Parent or Sub) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Company Competing Transaction or (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Company Competing Transaction. Each Stockholder will as promptly as practicable (and in any event within 24 hours) advise Parent and New Parent, if applicable, of any request for information with respect to any Company Competing Transaction or of any Company Competing Transaction, or any inquiry, proposal, discussions or negotiation with respect to any Company Competing Transaction, the material terms and conditions of such request, Company Competing Transaction, inquiry, proposal, discussion or negotiation. For purposes of this Agreement, each of Parent and Sub are not, and New Parent upon its formation shall not be, deemed to be Affiliates of the Stockholders. Without limiting the foregoing, Parent, Sub and the Stockholders agree that any violation of the restrictions set forth in this Section 4 by any Representative of a Stockholder or any of its Affiliates, whether or not such

Person is purporting to act on behalf of a Stockholder or any of its Affiliates, shall constitute a breach by such Stockholder of this Section 4.

        (b)    Certain Prohibited Transfers.    Prior to the termination of this Agreement, each Stockholder agrees not to, directly or indirectly:

            (i)  except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the shares of Company Common Stock or any other Securities or any interest therein;

           (ii)  grant any proxy, power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or

          (iii)  take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.

        Section 5.    Voting of the Company Common Stock.    Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time or (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of the Securities:

          (a)   in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof;

          (b)   against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and

          (c)   except as otherwise agreed to in writing in advance by Parent and New Parent in their sole discretion, against the following actions (other than the Merger and the transactions contemplated by this Agreement and the Merger Agreement): (1) any Company Competing Transaction and (2)(a) any change in a majority of the persons who constitute the Board of Directors of the Company; (b) any material change in the present capitalization of the Company, including without limitation any proposal to sell a substantial equity interest in the Company or the Company Subsidiaries; (c) any amendment of the Company Certificate of Incorporation or the Company Bylaws; (d) any material change in the Company's corporate structure or business; or (e) any other action which, in the case of each of the matters referred to in clauses (2)(a), (b), (c) or (d) of this Section 5(c), in Parent's reasonable judgment is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger or the transactions contemplated by this Agreement and the Merger Agreement. No Stockholder may enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 5.

        Section 6.    Irrevocable Proxy.

          (a)   Each Stockholder hereby irrevocably, during the term of this Agreement, grants to, and appoints, Lenard Tessler and Seth Plattus, or any of them in their respective capacities as officers of Parent or as officers of New Parent, as the case may be, and any individual who shall hereafter succeed to any such office of Parent or New Parent and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted the Securities at any meeting of the stockholders of the Company or at any adjournment or postponement thereof (i) in favor of the adoption of the Merger Agreement, the approval of the transactions contemplated by the Merger Agreement, if applicable, and any actions required in furtherance thereof and hereof; (ii) against any other Company Competing Transaction or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) otherwise in accordance and consistent with Section 5 hereof.

          (b)   Each Stockholder represents that any proxies heretofore given in respect of the Existing Shares are not irrevocable, and that such proxies either have been or are hereby revoked.

          (c)   Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except by amendment, modification or termination effected in accordance with Sections 10 or 11(c) hereof, as the case may be. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable during the term of this Agreement in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. The power and authority hereby conferred shall not be terminated by any act of such Stockholder (subject to the terms hereof) or by operation of Law, by the dissolution of such Stockholder (if such Stockholder is other than a natural person), by lack of appropriate power or authority, or by the occurrence of any other event or events (subject to the terms hereof) and shall be binding upon all his representatives, executors, successors and/or assigns. If after the execution of this Agreement a Stockholder shall dissolve (if such Stockholder is other than a natural person), cease to have appropriate power or authority, or if any other such event or events shall occur (subject to the terms hereof), Parent is nevertheless authorized and directed to vote the Securities in accordance with the terms of this Agreement as if such dissolution, if applicable, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

        Section 7.    Stop Transfer; Legend.

          (a)   Each Stockholder agrees with, and covenants to, Parent that such Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

          (b)   In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term "Existing Shares" will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

          (c)   Each Stockholder will promptly after the date hereof surrender to the Company all certificates representing the Securities, and the Company will place the following legend on such certificates in addition to any other legend required thereon:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER RESTRICTIONS PURSUANT TO A VOTING AGREEMENT, DATED AS OF NOVEMBER 4, 2003, BY AND BETWEEN TELEGLOBE INTERNATIONAL HOLDINGS LTD, ITXC CORP. (THE "COMPANY") AND THE STOCKHOLDERS PARTY THERETO. THE COMPANY WILL FURNISH A COPY OF SUCH VOTING AGREEMENT TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

        Section 8.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

        Section 9.    Fiduciary Duties.    Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Securities, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

        Section 10.    Termination.    This Agreement shall terminate on the earliest of (a) termination of the Merger Agreement, (b) the written agreement of the parties hereto to terminate this Agreement, or (c) the Effective Time of the Merger.

        Section 11.    Miscellaneous.

        (a)    Entire Agreement.    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (b)    Successors and Assigns.    This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

        (c)    Amendment and Modification.    This Agreement may not be amended, altered, supplemented or otherwise modified or terminated (other than a termination under Section 10(a) or Section 10(c) of this Agreement) except upon the execution and delivery of a written agreement executed by the parties hereto.

        (d)    Notices.    All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    If to Parent, to:

      Teleglobe International
      Holdings Ltd

      P.O. Box HM 1154
      10 Queen Street
      Hamilton HM EX
      Bermuda
      Tel: (441) 296-4856
      Fax: (441) 292-0829

    with a copy to:

      Schulte Roth & Zabel LLP
      919 Third Avenue
      New York, New York 10022
      Attn: Stuart D. Freedman
      Tel: (212) 756-2407
      Fax: (212) 593-5955

    If to the Company, to:

      ITXC Corp.
      750 College Road East
      Princeton, New Jersey 08540
      Attn: Theodore Weitz
      Tel: (609) 750 3816
      Fax: (609) 750-3458

    with a copy to:

      Lowenstein Sandler PC
      65 Livingston Avenue
      Roseland, New Jersey 07068
      Attn: Peter H. Ehrenberg, Esq.
      Tel: 973-597-2350
      Fax: 973-597-2351

If to a Stockholder, to the address set forth opposite such Stockholder's name on Schedules 1.

        Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

        (e)    Severability.    Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        (f)    Specific Performance.    The Parties acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity shall be entitled to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

        (g)    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (h)    No Third Party Beneficiaries.    This Agreement is not intended to confer upon any person other than the parties hereto and New Parent, immediately upon its formation, any rights or remedies hereunder.

        (i)    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

        (j)    Descriptive Heading.    The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        (k)    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        (l)    Further Assurances.    From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        (m)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        (n)    Submission to Jurisdiction.    Each Party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the State of Delaware or any state court located in Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11(n).

[Remainder of this page intentionally left blank. Signature page follows.]

PAGE 1 OF 4 OF SIGNATURE PAGES
TO THE VOTING AGREEMENT

        IN WITNESS WHEREOF, Parent, Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first written above.

ITXC CORP. solely for purposes of Section 7(c)

By:	/s/ TOM I. EVSLIN Name: Title:

TELEGLOBE INTERNATIONAL HOLDINGS LTD

By:	/s/ LENARD B. TESSLER Name: Title:

PAGE 2 OF 4 OF SIGNATURE PAGES
TO THE VOTING AGREEMENT
STOCKHOLDERS

/s/ TOM I. EVSLIN Tom I. Evslin

/s/ MARY EVSLIN Mary Evslin

/s/ EDWARD B. JORDAN Edward B. Jordan

/s/ STEVEN J. OTT Steven J. Ott

/s/ ERIC G. WEISS Eric G. Weiss

/s/ THEODORE M. WEITZ Theodore M. Weitz

/s/ FRANK GILL Frank Gill

/s/ FREDERICK R. WILSON Frederick R. Wilson

F.J. Wilson Partners, L.P.

By:	/s/ FREDERICK WILSON Frederick Wilson, General Partner

PAGE 3 OF 4 OF SIGNATURE PAGES
TO THE VOTING AGREEMENT
STOCKHOLDERS

/s/ JOHN LANDAU John Landau

PAGE 4 OF 4 OF SIGNATURE PAGES
TO THE VOTING AGREEMENT
STOCKHOLDERS

/s/ EDWARD B. JORDAN Edward B. Jordan as custodian for his children

/s/ DIANNE JORDAN Dianne Jordan as custodian for her children

APPENDIX D

CERBERUS CAPITAL MANAGEMENT, L.P.
299 Park Avenue
New York, New York 10171

February 6, 2004

Teleglobe International Holdings Ltd
P.O. Box HM 1154
10 Queen Street
Hamilton HM EX, Bermuda
Attention: Mr. Liam Strong

    Re:
    Financing Commitment

Dear Liam:

        Teleglobe International Holdings Ltd, a Bermuda company (the "Company"), has advised Cerberus Capital Management, L.P., Delaware limited partnership ("CCM"), that the Company and/or a Bermuda company to be formed after the date hereof that will be a wholly-owned subsidiary of the Company ("New Parent") require financing to fund, together with available cash on hand, the repayment of certain intercompany notes (the "Interco Repayment") that will be exchanged by the Company with CCM for the repurchase (the "Exchange") of all of the Company's outstanding preferred stock (the "Preferred Stock") (including accrued interest and dividends) in connection with the acquisition (the "Merger" and, together with the Interco Repayment and the Exchange, the "Transactions") by New Parent of ITXC Corp., a Delaware corporation ("ITXC") pursuant to that certain agreement and plan of merger, dated as of November 4, 2003 by and among the Company, VEX Merger Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of the Company and ITXC as amended by Amendment No. 1 dated February 6, 2004 (the "Merger Agreement"). The Company has further advised CCM that, in connection with the Transactions, New Parent plans to (i) issue its senior notes (the "Senior Notes") in a Rule 144A transaction or other private placement (the "High Yield Offering") and (ii) to the extent New Parent is unable to issue at least $100 million in aggregate principal amount of Senior Notes on or before the closing date of the Merger at an annual rate of interest of 11% or less, obtain a loan (the "Loan") in an aggregate principal amount equal to any shortfall (the "Shortfall"), but not to exceed $100 million, the proceeds of which, together with any such available cash on hand, will be used to consummate the Interco Repayment. The Company has requested that CCM, on behalf of certain funds and managed accounts to be designated by it (the "Lender"), provide a commitment to provide the Loan to New Parent. The Lender is pleased to advise the Company and New Parent that it is willing to provide the Loan substantially on the terms and conditions set forth in the Outline of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). The Lender's commitment to arrange the Loan is subject in all respects to satisfaction of the terms and conditions contained in this commitment letter and in the Term Sheet.

        The Company acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Loan. The documentation for the Loan will include, in addition to the provisions that are summarized in this commitment letter and the Term Sheet, provisions that, in the opinion of the Lender, are customary or typical for this type of financing transaction and other provisions that the Lender determines to be appropriate in the context of the proposed transaction.

        By its execution hereof and its acceptance of the commitment contained herein, the Company agrees to or to cause New Parent to indemnify and hold harmless the Lender and each of its assignees, its affiliates and its directors, officers, members, employees and agents (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from, this commitment letter, the commitments made herein or the extension of the Loan contemplated by this commitment letter, or in any way arise from any use or intended use of this commitment letter or the proceeds of the Loan contemplated by this commitment letter, and the Company agrees to, or to cause New Parent to, reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Indemnified Party. In the event of any litigation or dispute involving this commitment letter or the Loan, the Lender shall not be responsible or liable to the Company or any other person for any special, indirect, consequential, incidental or punitive damages. In addition, the Company agrees to, or to cause New Parent to, reimburse the Lender on demand for all fees and expenses (the "Expenses") incurred by or on behalf of the Lender in connection with the negotiation, preparation, execution and delivery of this commitment letter, the Term Sheet and any and all definitive documentation relating to the Loan, including, but not limited to, the fees and expenses of counsel to the Lender and the fees and expenses incurred by the Lender in connection with any due diligence, appraisals, collateral reviews and field examinations. The obligations of the Company under this paragraph shall remain effective whether or not definitive documentation is executed and notwithstanding any termination of this commitment letter.

        The Lender's commitment to provide the Loan is subject to (i) the negotiation, execution and delivery of definitive loan documentation in form and substance satisfactory to the Lender, the Company and their respective counsel, (ii) the satisfaction of the Lender that at all times prior to and including the date on which the Transactions close that there has not occurred or reasonably likely to occur or become known to the Lender any Company Material Adverse Effect (as defined in the Merger Agreement) or any Parent Material Adverse Effect (as defined in the Merger Agreement, and together with a Company Material Adverse Effect, a "Material Adverse Change"), (iii) the satisfaction of the Lender that at all times prior to and including the date on which the Transactions close that neither the Company nor ITXC has had a right of termination pursuant to Section 9.01(i) or (j) of the Merger Agreement, and (iv) the other conditions set forth in the Term Sheet. If at any time the Lender shall determine that either (A) the Company will be unable to fulfill any condition set forth in this commitment letter or in the Term Sheet, (B) any Material Adverse Change has occurred or is reasonably likely to occur, or (C) such right of termination described in sub-clause (iii) of this paragraph above shall have arisen, the Lender may terminate its commitment contained in this commitment letter by giving notice thereof to the Company (subject to the obligation of the Company to pay all Expenses and other payment obligations expressly assumed by the Company hereunder, which shall survive the termination of this commitment letter or any commitment contained herein).

        The Company represents and warrants that (i) all written information and other materials concerning the Company and its subsidiaries or ITXC and its subsidiaries (collectively, the "Information") which has been, or is hereafter, made available by, or on behalf of the Company or ITXC is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by the Company to be reasonable and (B) information believed by the Company to have been accurate based upon the information available to the Company at the time such projections were furnished to the Lender.

        This commitment letter is delivered to the Company upon the condition that, prior to its acceptance of this offer, neither the existence of this commitment letter or the Term Sheet, nor any of their contents, shall be disclosed by the Company, except as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law or, on a confidential and "need to know" basis, solely to the directors, officers, employees, advisors and agents of the Company. In addition, the Company agrees that it will (i) consult with the Lender prior to the making of any filing in which reference is made to the Lender or the commitment of the Lender contained herein, and (ii) obtain the prior approval of the Lender before releasing any public announcement in which reference is made to the Lender or to the commitment of the Lender contained herein. The Company acknowledges that the Lender and its affiliates may now or hereafter provide financing or obtain other interests in other companies in respect of which the Company or its affiliates may be business competitors, and that the Lender and its affiliates will have no obligation to provide to the Company or any of its affiliates any confidential information obtained from such other companies.

        The offer made by the Lender in this commitment letter shall expire, unless otherwise agreed by the Lender in writing, at 5:00 p.m. (New York City time) on February 6, 2004, unless prior thereto the Lender has received a copy of this commitment letter, signed by the Company accepting the terms and conditions of this commitment letter and the Term Sheet. The commitment by the Lender to provide the Loan shall expire at 5:00 p.m. (New York City time) on the Termination Date (as defined in Section 9.01(b) of the Merger Agreement), unless prior thereto, definitive loan documentation shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied (it being understood that the Company's obligation to pay or cause to be paid all amounts in respect of indemnification and Expenses shall survive termination of this commitment letter).

        Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter to the Lender. ITXC is deemed to be a third party beneficiary of this commitment letter.

        This commitment letter, including the attached Term Sheet (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, including but not limited to the Commitment Letter, dated November 4, 2003, between the Company and the Lender, which shall be of no further force and effect, (ii) shall be governed by the law of the State of New York, (iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This commitment letter may be amended, modified or waived only in a writing signed by the parties hereto; provided; however that any amendment, modification or waiver to any material term of this commitment letter in a manner adverse to the Company shall require the prior written consent of ITXC (such consent not to be unreasonable withheld, delayed or conditioned).

[Remainder of this page intentionally left blank. Signature page follows.]

Very truly yours,

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/ SETH PLATTUS Name: Title:

Agreed and accepted on this 6th day of February 2004:

TELEGLOBE INTERNATIONAL HOLDINGS LTD

By:	/s/ LENARD TESSLER Name: Title:

Exhibit A

Teleglobe International Holdings Ltd

Outline of Terms and Conditions for Loan

        This Outline of Terms and Conditions is part of the Commitment Letter, dated February 6, 2004 (the "Commitment Letter"), addressed to Teleglobe International Holdings Ltd (the "Parent") by Cerberus Capital Management, L.P. and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

BORROWERS:	New Parent and certain of its subsidiaries, as required by the Lender.
GUARANTORS:
Each present and future subsidiary of New Parent that is not a Borrower, except as otherwise agreed to by the Lender (each a "Guarantor" and collectively, the "Guarantors" and, together with the Borrower, each a "Company" and collectively, the "Companies").
LENDERS:	CCM, on behalf of certain funds and managed accounts to be designated by it and such other lenders as may be designated by CCM.
LOAN:	A senior unsecured term loan in an aggregate principal amount (the "Principal Amount") not to exceed $100 million (the "Loan").
FINAL MATURITY:	The fourth anniversary of the Closing Date (as hereinafter defined).
AMORTIZATION:	None.
MANDATORY PREPAYMENTS:
Mandatory prepayments to be included in the Loan Documents (as hereinafter defined) will be (i) $25 million no later than the second anniversary of the Closing Date, (ii) $25 million no later than the third anniversary of the Closing Date, (iii) 100% of the proceeds (up to the Principal Amount and accrued but unpaid interest and fees) of any issuance after the Closing Date of any High Yield Offering and (iii) other customary prepayments (including, without limitation, upon the issuance of indebtedness or stock, non-ordinary course sales or other dispositions of assets).
OPTIONAL PREPAYMENTS:	The Borrowers may repay the Loan, in whole or in part, in minimum amounts of $5,000,000 and in integral multiples of $5,000,000 in excess thereof at any time without penalty or premium.

CLOSING DATE:
The first date on which all definitive loan documentation satisfactory to the Lender (the "Loan Documents") is executed by the Companies and the Lender and on which all conditions set forth herein shall have been satisfied or waived by the Lender, which date shall not be later than the closing date of the Merger if prior to such date the Company, (i) after the exercise of the Company's best efforts, has not consummated the High Yield Offering in an amount which would be sufficient to fund the Interco Repayment plus accrued dividends or (ii) cannot, based on the written advice of nationally recognized placement agents, consummate such High Yield Offering with an annual interest rate of 11% or less (the "High Yield Condition"), unless otherwise agreed in writing by the Lender and the Parent (the "Closing Date").
INTEREST:	10% per annum, payable quarterly in arrears, calculated on the basis of a 360 day year and actual days elapsed.
FEES:
(a) 1.0% of the aggregate principal of the Loan then outstanding, earned in full, non-refundable and payable on the first anniversary of the Closing Date and (b) 2.0% of the aggregate principal of the Loan then outstanding, earned in full, non-refundable and payable on the second anniversary of the Closing Date.
USE OF PROCEEDS:	The Loan shall be used solely (i) to fund a portion of the Interco Repayment and (ii) to pay fees and expenses related to the financing contemplated by the Commitment Letter and this Term Sheet.
CONDITIONS PRECEDENT:	The obligation of the Lender to make the Loan will be subject to customary conditions precedent including, without limitation, the following special conditions precedent:
(a) Execution and delivery of appropriate legal documentation in form and substance reasonably satisfactory to the Lender and the satisfaction of the conditions precedent contained therein.
(b) No Material Adverse Change shall have occurred or reasonably be expected to occur.
(c) Each of the Companies shall be in good standing in its state of organization and be duly qualified to do business in any other state where such qualification is required.
(d)
All necessary governmental and third party approvals, consents, licenses and permits in connection with the Loan, the Transactions and the operations by the Companies of their businesses shall have been obtained and remain in full force and effect.

(e)
There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality which relates to the Loan or the Merger or which, in the opinion of the Lender, has any reasonable likelihood of having a material adverse effect on (i) the ability of any of the Companies to perform their obligations under the loan documentation or (ii) the ability of the Lender to enforce the Loan Documents.
	(f)	The Company or New Parent shall have consummated the Merger.
	(g)	No default or Event of Default (as hereinafter defined) shall exist under the Loan Documents.
	(h)	The Companies shall have paid to the Lender all Expenses then owing to the Lender.
	(i)	The High Yield Condition shall have occurred and be continuing.
	(j)	No right of termination of either the Company or ITXC under Sections 9.01(i) or (j), of the Merger Agreement, as applicable, shall have arisen.
	(k)	Such other conditions as may be required by the Lender in its reasonable discretion and which are customary in transactions of this nature.
REPRESENTATIONS AND WARRANTIES:	Those customarily found in credit agreements for similar financings and others appropriate in the judgment of the Lender for the transaction contemplated hereby.
COVENANTS:
Those negative and affirmative covenants (not including financial covenants) customarily found in agreements for similar financings and others appropriate in the judgment of the Lender for the transaction contemplated hereby. In addition, New Parent and its subsidiaries shall have an ongoing covenant to refinance the Loan, provided that refinancing is available on financial terms not materially less favorable in the aggregate than the Loan.
EVENTS OF DEFAULT:
Usual events of default, including, but not limited to, payment, cross-default, violation of covenants, breach of representations or warranties, no judgments, bankruptcy or insolvency, judgment and change of control.
GOVERNING LAW:	New York.

ASSIGNMENTS, PARTICIPATIONS:
The Lender may sell or assign to one or more other persons a portion of its loans or commitments under the Loan without the consent of the Borrowers or the Guarantors. The Lender may also sell participations in its loans and commitments under the Loan without the consent of the Borrowers or the Guarantors.
OUT-OF-POCKET EXPENSES:
The Borrowers shall pay all out-of-pocket Expenses incurred by the Lender (including, without limitation, the fees and expenses of counsel, audit fees, search fees, appraisal fees, consultant fees, filing fees, documentation fees and other third party fees) in connection with the execution, delivery, administration and enforcement of the Loan Documents.

APPENDIX E

CONTINGENT WAIVER OF RIGHTS
UNDER THIRD AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

        This Contingent Waiver of Rights under Third Amended and Restated Registration Rights Agreement (this "Waiver") is dated as of November 4, 2003, between each of Tom I. Evslin, Mary Evslin, Edward B. Jordan and F.J. Wilson Partners, L.P. (the "Holders") and ITXC Corp., a Delaware corporation (the "Company");

W I T N E S S E T H

        WHEREAS, the Company and the Holders are parties to the Third Amended Registration Rights Agreement dated as of February 24, 1999 ("Registration Rights Agreement"), by and among the Company, the Holders and the several persons listed as "Purchasers" on the signature pages thereto;

        WHEREAS, concurrently with the execution of this Waiver, Teleglobe International Holdings Ltd ("Parent"), Vex Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Sub with and into the Company (the "Merger"); and

        WHEREAS, after execution of the Merger Agreement, Parent will contribute (the "Contribution") all of the outstanding equity of Teleglobe Bermuda Ltd, a Bermuda company, TLGB Luxembourg Sarl, a Luxembourg company, and Sub which entities are, as of the date hereof, direct wholly owned subsidiaries of Parent, to a newly formed Bermuda company ("New Parent"), in exchange for common shares of New Parent;

        WHEREAS, through the Contribution, Parent will substitute New Parent as the direct parent of Sub which immediately thereafter shall execute a Joinder Agreement and thereby become a party to the Merger Agreement; and

        WHEREAS, as inducement and a condition to entering into the Merger Agreement, Parent has requested that each of the Holders agree, and the Holders have each agreed, to execute this Waiver;

        WHEREAS, Tom Evslin is the holder of warrants to purchase 645,162 shares of Company common stock and Edward B. Jordan is the holder of warrants to purchase 234,604 shares of Company common stock (collectively, the "Warrants" and the shares of Company common stock into which the Warrants may be exercised, the "Warrant Shares");

        NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        Section 1.    Contingent Waiver.

        (a)   Subject to Sections 1(b) and 2 hereof, each Holder irrevocably waives any and all rights that the Holder may have under the Registration Rights Agreement (including, without limitation, the right to cause the Company or any successor thereto to register shares of common stock or any other security beneficially owned by such Holder).

        (b)   Notwithstanding anything herein to the contrary, the waiver set forth in subsection (a) of this Section 1 shall become effective only upon the consummation of the Merger.

        (c)   Neither the existence nor the execution of this Waiver by the Company shall be construed as a representation, warranty, acknowledgement or an admission that the Company, Merger Sub or New Parent owe any obligation to the Holders or to any other person under the Registration Rights Agreement.

        (d)   Frederick R. Wilson and the Company each, severally and not jointly (i) acknowledge that THE FL@TIRON FUND LLC, THE FLATIRON FUND 1998/99, LLC and FLATIRON ASSOCIATES, LLC (collectively, the "Funds"), each of which was a signatory to the Registration Rights Agreement, have distributed all of the shares of Company common stock held by the Funds to their respective partners or members; and (ii) represents and warrants that no person (other than the Holders) who received such distributions of Company common stock is an "affiliate" of the Company as that term is defined in Rule 144(a)(1) promulgated under the Securities Act.

        Section 2.    Termination.    This waiver shall terminate and be of no force or effect immediately upon the earlier of (a) termination of the Merger Agreement or (b) the written agreement of the parties hereto to terminate this Waiver.

        Section 3.    Registration of Warrants and Warrant Shares.    Tom I. Evslin and Edward B. Jordan entered into this Waiver based, in part, on assurances from Parent that New Parent will register the Warrants and the Warrant Shares by including the Warrants and the Warrant Shares in the "Registration Statement" (as defined in the Merger Agreement). Tom I. Evslin's and Edward B. Jordan's waiver contained in subsection (a) of Section 1 hereof is further conditioned upon such registration by New Parent.

        Section 4.    Miscellaneous.

        (a)    Entire Agreement.    This Waiver constitutes the entire agreement and supercedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (b)    Successors and Assigns.    This Waiver shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Waiver shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

        (c)    Amendment and Modification.    This Waiver may not be amended, altered, supplemented or otherwise modified or terminated (other than a termination under Section 2 of this Waiver) except upon the execution and delivery of a written agreement executed by the parties hereto; provided, however, that any amendment, modification or waiver to any material term of this Waiver in a manner adverse to Company shall require the prior written consent of New Parent (such consent not to be unreasonable withheld, delayed or conditioned).

        (d)    Severability.    Any term or provision of this Waiver which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Waiver or affecting the validity or enforceability of any of the terms or provisions of this Waiver in any other jurisdiction. If any provision of this Waiver is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        (e)    No Third Party Beneficiaries.    This Waiver is not intended to confer upon any person other than the parties hereto and New Parent, immediately upon its formation, any rights or remedies hereunder. New Parent is deemed to be a third party beneficiary of this commitment letter.

        (f)    Governing Law.    This Waiver shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of law rules).

        (g)    Counterparts.    This Waiver may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page intentionally left blank. Signature page follows.]

        IN WITNESS WHEREOF, each of the Holders and the Company have caused this Waiver to be duly executed as of the day and year first written above.

HOLDERS:
By:	/s/ TOM I. EVSLIN Name: Tom I. Evslin
By:	/s/ MARY EVSLIN Name: Mary Evslin
By:	/s/ EDWARD JORDAN Name: Edward B. Jordan
F.J. Wilson Partners, L.P.
By:	/s/ FREDERICK WILSON Frederick Wilson, General Partner
Company:
ITXC CORP.
By:	/s/ EDWARD JORDAN Name: Edward B. Jordan Title: CFO, EUP

APPENDIX F

NOTE PURCHASE AGREEMENT

Dated as of [    •    ], 2004

by and among

Teleglobe International Holdings Ltd

as the Company,

the Subsidiary Guarantors herein,

the Purchasers herein

and Madeleine L.L.C.

as Administrative Agent

10% Senior Notes due May 31, 2008

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F-1-2

	5.24.	Sarbanes-Oxley Act of 2002	F-14
	5.25.	Representations and Warranties in Documents; No Default	F-14
6.	REPRESENTATIONS OF THE PURCHASERS		F-14
	6.1.	Purchase for Investment	F-14
	6.2.	Accredited Investor	F-15
7.	PREPAYMENTS AND REPURCHASES OF THE NOTES		F-15
	7.1.	Optional Prepayments of the Notes	F-15
	7.2.	Mandatory Prepayment of the Notes	F-15
	7.3.	Offer to Repurchase Notes upon Issuance of Certain Indebtedness.	F-15
	7.4.	Offer to Repurchase Notes Upon a Change of Control	F-16
	7.5.	Offer to Repurchase Notes in Respect of an Asset Sale	F-17
	7.6.	Allocation of Partial Prepayments	F-18
	7.7.	Maturity; Surrender, Etc	F-19
	7.8.	Purchase of Notes	F-19
8.	COVENANTS OF THE COMPANY		F-19
	8.1.	Affirmative Covenants	F-19
	8.2.	Negative Covenants	F-23
9.	EVENTS OF DEFAULT		F-31
	9.1.	Events of Default	F-31
	9.2.	Acceleration	F-33
	9.3.	Other Remedies	F-34
	9.4.	Rescission	F-34
	9.5.	Restoration of Rights and Remedies	F-34
	9.6.	No Waivers or Election of Remedies, Etc	F-34
10.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		F-34
	10.1.	Registration of Notes	F-34
	10.2.	Transfer and Exchange of Notes	F-34
	10.3.	Replacement of Notes	F-35
11.	PAYMENTS ON NOTES		F-36
	11.1.	Place of Payment	F-36
	11.2.	Home Office Payment	F-36
12.	EXPENSES, INCREASED COSTS AND INDEMNIFICATION, ETC.		F-36
	12.1.	Transaction Expenses	F-36
	12.2.	Indemnity	F-37
	12.3.	Taxes	F-38
	12.4.	Survival	F-39
13.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		F-39
14.	AMENDMENT AND WAIVER		F-39
	14.1.	Requirements	F-39
	14.2.	Solicitation of Holders of Notes	F-40
	14.3.	Binding Effect, Etc	F-40
	14.4.	Notes Held by the Company, Etc	F-40
15.	NOTICES		F-41
16.	REPRODUCTION OF DOCUMENTS		F-41

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17.	CONFIDENTIAL INFORMATION		F-42
18.	SUBSTITUTION OF PURCHASER		F-42
19.	GUARANTY OF SUBSIDIARY GUARANTORS		F-42
	19.1.	Guaranty	F-42
	19.2.	Guaranty Absolute	F-43
	19.3.	Waiver	F-43
	19.4.	Continuing Guaranty; Assignments	F-43
	19.5.	Subrogation	F-44
	19.6.	Limitation on Subsidiary Guarantor Liability	F-44
	19.7.	Execution and Delivery of Guaranty	F-44
	19.8.	Subsidiary Guarantors May Consolidate, etc	F-45
	19.9.	Releases Following Sale of Assets	F-45
20.	THE AGENT		F-46
	20.1.	Authorization and Action	F-46
	20.2.	Agent's Reliance, Etc	F-46
	20.3.	The Agent Individually	F-47
	20.4.	Purchaser Credit Decision	F-47
	20.5.	Indemnification	F-47
	20.6.	Successor Administrative Agent	F-47
21.	MISCELLANEOUS		F-48
	21.1.	Successors and Assigns	F-48
	21.2.	Payments Due on Non-Business Days	F-48
	21.3.	Satisfaction Requirement	F-48
	21.4.	Severability	F-48
	21.5.	Construction; Accounting Terms, Etc.	F-48
	21.6.	Computation of Time Periods	F-48
	21.7.	Execution in Counterparts	F-48
	21.8.	Governing Law; Submission to Jurisdiction, Etc.	F-48
	21.9.	Waiver of Jury Trial	F-49
SCHEDULES AND EXHIBITS
Schedule I	—	Information Relating to the Purchasers
Schedule II	—	Defined Terms
Schedule 4.1(d)	—	Subsidiary Guarantors
Schedule 5.5	—	Capitalization and Subsidiaries
Schedule 5.6	—	Litigation
Schedule 5.7	—	Financial Statements
Schedule 5.19	—	Intellectual Property
Schedule 5.23	—	Employee and Labor Matters
Schedule 8.2(a)(ii)(C)	—	Indebtedness
Schedule A	—	Intercompany Notes
Exhibit A	—	Form of Note
Exhibit B	—	Form of Notice of Sale and Purchase
Exhibit C	—	Form of Subsidiary Guaranty

F-1-4

Teleglobe International Holdings Ltd

10% Senior Notes due May 31, 2008

As of [    •    ], 2004

TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE I ATTACHED HERETO:

Ladies and Gentlemen:

        Teleglobe International Holdings Ltd, a Bermuda company (the "Company"), hereby agrees with the purchasers party hereto (together with their successors and assigns, collectively, the "Purchasers") and Madeleine L.L.C., a New York limited liability company, as administrative agent for the Purchasers (in such capacities, the "Agent") as follows:

1.     AUTHORIZATION OF NOTES

        The Company will authorize the issuance and sale of $100,000,000 aggregate principal amount (the "Principal Amount") of its 10% Senior Notes due May 31, 2008 (the Notes delivered pursuant to Section 2 and any Notes issued in substitution therefor pursuant to Section 10 being, collectively referred to as, the "Notes"). Each of the Notes shall be in substantially the form of Exhibit A hereto, with such amendments, supplements and other modifications thereto, if any, as shall be approved from time to time by the Purchasers and the Company. Capitalized terms used in this Agreement shall have the meanings specified in Schedule II.

2.     SALE AND PURCHASE OF NOTES

        2.1.    Obligation to Purchase. Subject to the terms and conditions of this Note Purchase Agreement (the "Agreement"), the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, on the date that is the Effective Time of the Merger or such other date as is mutually agreed between the parties (the "Purchase Date"), Notes in an aggregate principal amount not to exceed such Purchaser's Commitment at such date. The obligations of the Purchasers hereunder are several and not joint obligations, and no Purchaser shall have any obligation hereunder and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder. The sale and purchase of Notes pursuant to this Section 2.1 shall be in an aggregate principal amount of $100,000,000. Notes purchased and sold under this Section 2.1 and repaid or prepaid may not be repurchased and resold.

        2.2.    Notice of Purchase. The sale and purchase of Notes shall be made upon notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the Purchase Date, by the Company to the Agent. The notice of the proposed sale and purchase of Notes (the "Notice of Sale and Purchase") shall be by telephone, confirmed immediately in writing, or by facsimile, in substantially the form of Exhibit B, specifying therein the requested (a) Purchase Date (which shall be a Business Day), and (b) aggregate principal amount of Notes to be purchased by each Purchaser on the Purchase Date. On the Purchase Date, subject to the fulfillment of the applicable conditions set forth in Section 4, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser on the Purchase Date in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 or integral multiples of $100,000 in excess thereof as such Purchaser may request at least one Business Day prior to the Purchase Date), dated the Purchase Date and registered in the name of such Purchaser (or in the name of such Purchaser's nominee), duly executed by the Company, against delivery by such Purchaser to the Company or their order of same day funds in the amount of the aggregate purchase price therefor by wire transfer to the Company.

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        2.3.    Closing. The sale and purchase of the Notes to be purchased by the Purchaser shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at or before 10:00 A.M. (New York City time), at a closing on the Purchase Date.

        2.4.    Interest.

          (a)    Interest Rate. Except as provided in subsection (b) below, each Note shall bear interest on the principal amount thereof, for each day during which such principal amount is outstanding, at a rate per annum equal to 10%.

          (b)    Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Notes, and all fees, indemnities and other Obligations of the Credit Parties under this Agreement and the other Note Documents, shall bear interest, from the date such Event of Default occurred until such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Default Rate.

          (c)    Interest Payments. Interest payable pursuant to subsection (a) above shall be payable quarterly in arrears, on each March 31, June 30, September 30 and December 31 commencing [    •    ], 2004 and at maturity (whether upon demand, by acceleration or otherwise). Interest payable pursuant to subsection (b) above shall be payable in cash on demand.

          (d)    General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

        2.5.    Fees. The Company shall pay to the Purchasers the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

          (a)    First Anniversary Fee. A fee equal to 1.0% of the then outstanding aggregate principal amount of the Notes (the "First Anniversary Fee") will be earned in full and shall be payable on the first anniversary of the Purchase Date to the Purchasers in proportion to their respective Pro Rata Shares.

          (b)    Second Anniversary Fee. A fee equal to 2.0% of the then outstanding aggregate principal amount of the Notes (the "Second Anniversary Fee") will be earned in full and shall be payable on the second anniversary of the Purchase Date to the Purchasers in proportion to their respective Pro Rata Shares.

3.     PAYMENTS; NATURE OF THE COMPANY'S OBLIGATIONS.

        3.1.    Payments and Computations. The Company will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the U.S. and in immediately available funds, to the Agent's Account. All payments received by the Agent after 1:00 p.m. (New York City time) on any Business Day will be credited on the next succeeding Business Day. All payments shall be made by the Company without set-off, counterclaim, deduction or other defense to the Agent and the Purchasers. After receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Purchasers in accordance with their Pro Rata Shares of the total principal amount of Notes then outstanding and like funds relating to the payment of any other amount payable to any Purchaser to such Purchaser, in each case to be applied in accordance with the terms of this Agreement. Whenever any payment to be made under any such Note Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days, including the first

F-1-6

day but excluding the last day, elapsed. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

        3.2.    Sharing of Payments, Etc. If any Purchaser shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all of the Purchasers, such Purchaser shall forthwith purchase from the other Purchasers such participations in such similar obligations held by them as shall be necessary to cause such purchasing Purchaser to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Purchaser, such purchase from each Purchaser shall be rescinded and such Purchaser shall repay to the purchasing Purchaser the purchase price to the extent of such recovery together with an amount equal to such Purchaser's ratable share (according to the proportion of (i) the amount of such Purchaser's required repayment to (ii) the total amount so recovered from the purchasing Purchaser of any interest or other amount paid by the purchasing Purchaser in respect of the total amount so recovered). The Company agrees that any Purchaser so purchasing a participation from another Purchaser pursuant to this Section 3.2 may, to the fullest extent permitted by law, exercise all of its rights (including such Purchaser's right of set-off) with respect to such participation as fully as if such Purchaser were the direct creditor of the Company in the amount of such participation.

        3.3.    Apportionment of Payments.

          (a)    All payments of principal and interest in respect of outstanding Notes, all payments of fees, and all other payments in respect of any other Obligations shall be allocated by the Agent among such of the Purchasers as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of the Notes, as designated by the Person making payment when the payment is made.

          (b)    After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Holders shall, apply all payments in respect of any Obligations, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Purchasers until paid in full; (iii) third, ratably to pay interest due in respect of the Notes until paid in full; (iv) fourth, ratably to pay principal of the Notes until paid in full; and (v) fifth, to the ratable payment of all other Obligations then due and payable.

4.     CONDITIONS TO THE PURCHASE.

        The obligation of each Purchaser to purchase and pay for the Notes to be sold to such Purchaser on the Purchase Date is subject to the fulfillment, on or prior to the Purchase Date, of the following conditions:

        4.1.    Documents Required. Such Purchaser shall have received the following documents, each dated as of the Purchase Date (except as otherwise specified below) and in the form of the respective Exhibit hereto, if any, or otherwise in form and substance satisfactory to such Purchaser:

          (a)    Note Purchase Agreement. This Agreement and all other Note Documents, other than the Notes, duly executed by the Company and the Subsidiary Guarantors.

          (b)    Notice of Sale and Purchase. The Notice of Sale and Purchase, properly completed and duly executed by the Company.

          (c)    Notes. Notes, each registered in the name of a Purchaser, in such aggregate principal amount as is specified to be purchased by such Purchaser in the Notice of Sale and Purchase and in such number of Notes and in such denominations (of at least $1,000,000 per Note) as are

F-1-7

  specified to the Company by such Purchaser at least one Business Day prior to the Purchase Date (and in the absence of such specification, in a single Note), in each case duly executed by the Company.

          (d)    Corporate Approvals and Other Similar Documentation. Certified copies of the resolutions of the board of directors of each Credit Party approving each of the Note Documents to which it is or is to be a party, the issuance and sale of the Notes or the guarantee thereof, as applicable, and the other transactions contemplated hereby and thereby and all documents evidencing other necessary corporate action with respect to each such Note Document, the issuance and sale of the Notes or the guarantee thereof, as applicable, and the other transactions contemplated hereby and thereby.

          (e)    Organizational Documents. A copy of the certificate of incorporation, or similar organizational document, of each Credit Party and each amendment thereto, certified as of a date reasonably near the Purchase Date by the appropriate official of the jurisdiction of such Person's formation as being a true and complete copy thereof, including any amendments thereto.

          (f)    Good Standing Certificates. A copy of a certificate of the appropriate official of the jurisdiction of organization of each Credit Party, dated reasonably near the Purchase Date, listing the certificate of incorporation, or similar organizational document, of such Person and each amendment thereto on file in the office of such official and certifying that (i) such amendments are the only amendments to such certificate of such Person on file in the office of such official, (ii) such Person has paid all franchise taxes (or the equivalent thereof, if any) to the date of such certificate and (iii) such Person is duly incorporated or formed, as applicable and is qualified to do business in and in good standing under the laws of such jurisdiction.

          (g)    Secretary's Certificate. A certificate of the secretary or an assistant secretary (or a Person performing similar functions) of each Credit Party certifying:

            (i)    the absence of any amendments to the certificate of incorporation, or similar organizational document, of any Credit Party since the date of the certificate, or similar organizational document, referred to in subsection (e) of this Section 4.1;

            (ii)    the completeness and accuracy of the resolutions of the board of directors, or similar organizational document, of each Credit Party and all documents evidencing other necessary corporate action thereof referred to in subsection (d) of this Section 4.1;

            (iii)    the completeness and accuracy of the bye-laws, or similar organizational document, of each Credit Party as in effect on the date the resolutions of the board of directors of such Person referred to in subsection (d) of this Section 4.1 were adopted and on the Purchase Date (a copy of which shall be attached to such certificate); and

            (iv)    the names and true signatures of the officers of each Credit Party authorized to sign each of the Note Documents to which it is or is to be a party and the other agreements, instruments and other documents to be delivered hereunder or thereunder.

          (h)    Officer's Certificate. A certificate of the Chief Financial Officer of the Company, certifying as to:

            (i)    the absence of any proceeding for the dissolution or liquidation of the Company;

            (ii)    the completeness and accuracy in all material respects of all of the representations and warranties made by the Company in this Agreement and the other Note Documents to which it is or is to be a party, before and after giving effect to the issuance and sale of the Notes and to the application of the proceeds thereof as contemplated by Section 5.12, as though made on and as of the Purchase Date;

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            (iii)    the absence of any event occurring and continuing, or resulting from the issuance and sale of the Notes or the consummation of any of the other transactions contemplated hereby, that constitutes a Default or an Event of Default; and

            (iv)    to the best knowledge of such Person, the absence of any existing or threatened event or circumstance applicable to any Credit Party that could reasonably be expected to impair the ability of any Credit Party to consummate the transactions contemplated hereby.

          (i)    Merger Agreement. A copy of each Merger Document, certified by a Responsible Officer as being a true and complete copy.

        4.2.    The Merger.

          (a)    The Merger shall have been consummated in accordance with all applicable laws, and the Merger Agreement (without any material amendment or modification thereto). All conditions precedent to the consummation of the Merger, whether set forth in the Merger Documents or otherwise, shall have been satisfied (or, with the prior written consent of Required Holders, waived).

          (b)    No right of termination of either TBHL or ITXC Corp. under Sections 9.01(i) or (j) of the Merger Agreement, respectively, shall have arisen.

        4.3.    Material Adverse Change. There shall have been no event or circumstance which has had or could reasonably be expected to have either (i) an ITXC Material Adverse Effect (as defined in the Merger Agreement), (ii) a TBHL Material Adverse Effect (as defined in the Merger Agreement) or (iii) a Material Adverse Effect, in the case of sub-clause (i) or (ii) hereto, since the date of the Merger Agreement and, in the case of sub-clause (iii) since the date of this Agreement.

        4.4.    Payment of Accrued Fees and Expenses. Without limiting the provisions of Section 12.1, all of the accrued fees and expenses incurred by the Purchasers in connection with the transactions contemplated by this Agreement and the other Note Documents to be paid by or on behalf of the Company on or prior to the Purchase Date shall have been paid.

        4.5.    Representations and Warranties. The representations and warranties of the Company contained in the Note Documents shall be complete and correct, in all material respects, on the date of the Notice of Sale and Purchase and on the Purchase Date, as if made on and as of such time (except to the extent that any representations and warranties relate to an earlier date in which case such representations and warranties shall be complete and correct as of such earlier date), before and after giving effect to the issue and sale of the Notes and to the application of the proceeds thereof as contemplated by Section 5.12(a).

        4.6.    No Default. After giving effect to the issuance and sale of the Notes and to the application of the proceeds thereof as contemplated by Section 5.12(a), no Default or Event of Default shall have occurred and be continuing.

        4.7.    Purchase Permitted by Applicable Requirements of Law, Etc. The purchase of and any payment for the Notes to be purchased by the Purchasers on the Purchase Date (a) shall not violate any applicable Requirements of Law (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (b) shall not subject any Purchaser to any tax, penalty or other liability under or pursuant to any applicable Requirements of Law, except for any Taxes or Other Taxes for which the Company are obligated to compensate the Purchasers under Section 12.3.

        4.8.    Consents and Approvals. All Governmental Authorizations and all consents, approvals and authorizations of any other Person required to be obtained in connection with the consummation of the transactions contemplated by the Documents (other than the Note Documents), except those consents, approvals and authorizations the failure to obtain could not reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect; and all applicable

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waiting periods shall have expired without any action being taken by any Governmental Authority that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Company, the Merger, the issuance and sale of the Notes, or the consummation of any of the other transactions contemplated by the Documents (other than the Note Documents).

        4.9.    No Litigation or Other Proceedings. There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or Governmental Authority which relates to the Notes or which is reasonably likely to have a material adverse effect on (i) the consummation of the Merger, (ii) the ability of any of the Credit Parties to perform their obligations under the Note Documents or (iii) the ability of the Purchasers to enforce the Note Documents.

5.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Purchasers that:

        5.1.    Organization, Good Standing, Etc. Each Credit Party (a) is an entity duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to conduct its business as now conducted and as presently contemplated (both before and after giving effect to the Merger) and, to execute this Agreement and solely in the case of the Company, the Notes hereunder, and to execute and deliver each Document to which it is a party, and to consummate the transactions contemplated thereby, and (c) before and after giving effect to the Merger, is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary and which, if not obtained, would have a Material Adverse Effect.

        5.2.    Authorization, Etc. The execution, delivery and performance by each Credit Party of each Note Document to which it is or will be a party (a) have been duly authorized by all necessary action, (b) do not and will not contravene its charter or bye-laws, or similar organizational documents, or any applicable Requirement of Law or any contractual restriction binding on or otherwise affecting it or any of its properties, the violation of which would have a Material Adverse Effect or do not and will not impair the validity of the Notes, (c) do not and will not result in or require the creation of any Lien (other than pursuant to any Note Document) upon or with respect to any of its properties, and (d) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

        5.3.    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Credit Party of any Note Document to which it is or will be a party.

        5.4.    Enforceability of Note Documents. This Agreement is, and each other Note Document to which any Credit Party is or will be a party, when delivered, will be, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

        5.5.    Capitalization and Subsidiaries. Schedule 5.5 is a complete and correct description of the name, jurisdiction of organization and ownership of the issued and outstanding Capital Stock of each Credit Party and its Subsidiaries in existence on the date hereof after giving effect to the Merger. After giving effect to the Merger, all of the issued and outstanding shares of such Capital Stock have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule 5.5, all such Capital Stock is owned by the respective equity holders, as shown on such Schedule 5.5, free and clear

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of all Liens. Except as indicated on Schedule 5.5 there are no outstanding debt or equity securities of a Credit Party or any of its Subsidiaries and no outstanding obligations of a Credit Party or any of its Subsidiaries that are convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from such Credit Party or any of its Subsidiaries, or other obligations of a Credit Party or any of its Subsidiaries to issue, directly or indirectly, any shares of Capital Stock of such Credit Party or any of its Subsidiaries.

        5.6.    Litigation. Except as set forth on Schedule 5.6, there is no pending or, to the knowledge of the Company, threatened action, suit or proceeding affecting any Credit Party or any of its Subsidiaries or any of their respective properties before any court or other Governmental Authority or any arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement, the Notes or any other Note Document or any transaction contemplated hereby or thereby.

        5.7.    Financial Condition.

          (a)    Since December 31, 2003, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

          (b)    The Company has heretofore furnished to the Purchasers the unaudited pro forma condensed consolidated financial statements as at December 31, 2003 and for the year ended December 31, 2003, giving effect to the acquisition of the core business of Teleglobe Inc. and certain of its Subsidiaries and the Merger and the other transactions contemplated by the Documents as if each had occurred as of the beginning of such respective periods. Such financial statements have been prepared on a reasonable basis and in good faith by the Company and have been based on preliminary estimates, available information and certain assumptions believed by the Company to be reasonable.

        5.8.    Compliance with Law, Etc. None of the Credit Parties and their Subsidiaries is in violation of its organizational documents, any Requirement of Law applicable to it or any of its property or assets, or any material term of any agreement or instrument binding on or otherwise affecting it or any of its properties or assets, the violation of which could reasonably be expected to have a Material Adverse Effect.

        5.9.    ERISA. (a) each Employee Plan is in substantial compliance with ERISA and the IRC, (b) no Termination Event has occurred or is reasonably expected to occur with respect to any Employee Plan, (c) no Employee Plan had an accumulated or waived funding deficiency or permitted decreases which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, (d) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (e) no Credit Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that the Credit Parties or any of their ERISA Affiliates may in the future incur any such withdrawal liability. No Credit Party or any of its ERISA Affiliates or any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC, (B) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payments of premiums, and there are no premium payments that have become due and that are unpaid. There are no pending or, to the knowledge of the Company, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against any Employee Plan or its assets, any fiduciary with respect to any Employee Plan, or any Credit Party or any of its ERISA Affiliates with respect to any Employee Plan.

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        5.10.    Health Benefits; WARN. Except as required by Section 4980B of the IRC, no Credit Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any of its ERISA Affiliates or coverage after a participant's termination of employment. No Credit Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied.

        5.11.    Taxes, Etc. All Federal, foreign, state and local tax returns and other reports required by applicable law to be filed by any Credit Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Credit Party or any property of any Credit Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

        5.12.    Use of Proceeds; Margin Regulations.

          (a)    The proceeds received from the issuance and sale of the Notes will be used solely (i) to fund the repayment of the Intercompany Notes that, on or prior to the date of this Agreement, were exchanged for all of the outstanding shares of Series A preferred shares of Teleglobe Bermuda Holdings Ltd, the parent company of the Company, pursuant to the Merger Agreement and (ii) to pay fees and expenses related to the issuance of the Notes as contemplated by this Agreement.

          (b)    Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Company or any of its Subsidiaries in a violation of Regulation X of the Board of Governors of the Federal Reserve System (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the Board of Governors of the Federal Reserve System. None of the transactions contemplated by this Agreement and the other Note Documents (including, without limitation, the direct and indirect use of proceeds of the Notes) will violate or result in a violation of the Exchange Act or any of the rules and regulations promulgated thereunder or in such Regulation T, U or X, as applicable, or, assuming the accuracy of the representations and warranties made by the Purchasers in this Agreement the Securities Act or any of the rules and regulations promulgated thereunder.

        5.13.    Nature of Business. After giving effect to the Merger, the Company has not and is not engaged in any business other than a Permitted Business.

        5.14.    Permits, Etc. Before and after giving effect to the Merger, each Credit Party has, and is in material compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Credit Party lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except for those permits, licenses, authorizations, approvals, entitlements and accreditations, the failure to have or to be in compliance with which could reasonably be expected to have a Material Adverse Effect.

        5.15.    Properties. After giving effect to the Merger, each Credit Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its

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business, free and clear of all Liens except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

        5.16.    Full Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Agent or any Purchaser in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided, however, that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

        5.17.    Environmental Matters.

          (a)    The operations of each Credit Party are in compliance in all material respects with Environmental Laws, the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

          (b)    There has been no Release at any of the properties owned or operated by any Credit Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Credit Party or, to the knowledge of the Company, any predecessor in interest which in either case could reasonably be expected to have a Material Adverse Effect.

          (c)    No Environmental Action has been asserted against any Credit Party or any predecessor in interest and the Company has no knowledge or notice of any threatened or pending Environmental Action against any Credit Party or any predecessor in interest which in either case could reasonably be expected to have a Material Adverse Effect.

          (d)    No Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Credit Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect.

        5.18.    Solvency. After giving effect to: (a) the Merger; (b) the other transactions contemplated by the Documents; (c) the Exchange; (d) the Refinancing; and (e) the other transactions contemplated in connection with the consummation of the Merger, the Refinancing and the Exchange, each Credit Party is, and the Company and its Subsidiaries on a consolidated basis are, Solvent.

        5.19.    Intellectual Property. Except as set forth on Schedule 5.19 and after giving effect to the Merger, each Credit Party owns or licenses or otherwise has the right to use all licenses, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, and other intellectual property rights that are material to, and necessary for, the operations of its businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts that could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Credit Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts that could not reasonably be expected to have a Material Adverse Effect.

        5.20.    Material Contracts. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against each Credit Party that is a party thereto and, to the best knowledge of the Company, all other parties thereto in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in default due to the action of any Credit Party or, to the best knowledge of

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the Company, any other party thereto except as to any default that could not reasonably be expected to have a Material Adverse Effect.

        5.21.    Private Placement.

          (a)    No form of general solicitation or general advertising was used by the Company, or, to the best knowledge of the Company, any other Person acting on behalf of it, in respect of this Agreement or the other Note Documents or in connection with the offer and sale of the Notes.

          (b)    Assuming the accuracy of the representations and warranties contained in Section 6, the execution and delivery of this Agreement and the other Note Documents constitute transactions exempt from the registration requirements of the Securities Act.

        5.22.    Investment Company Act. None of the Credit Parties nor any of their Subsidiaries is an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "ICA"). None of the sale and purchase of the Notes, the application of the proceeds therefrom or the repayment of the Notes by the Company and the consummation of the other transactions contemplated by the Note Documents will violate any provision of the ICA or any rule, regulation or order of the SEC thereunder.

        5.23.    Employee and Labor Matters. Except as set forth on Schedule 5.23, there is (a) no unfair labor practice complaint pending or, to the best knowledge of the Company, threatened against any Credit Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Credit Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Credit Party or any of its Subsidiaries or (c) to the best knowledge of the Company, no union representation question existing with respect to the employees of any Credit Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any of them which could be reasonably likely to have a Material Adverse Effect. The hours worked and payments made to employees of any Credit Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. After giving effect to the Merger, all material payments due from any Credit Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Credit Party or such Subsidiary.

        5.24.    Sarbanes-Oxley Act of 2002. The Company and its Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

        5.25.    Representations and Warranties in Documents; No Default. All representations and warranties of the Company, and, to the best knowledge of the Company, the other parties to the Documents (other than the Note Documents) that are set forth in such Documents were true and correct in all material respects at the time as of which such representations were made and will be true and correct in all material respects on the Purchase Date. No condition exists which constitutes a Default or an Event of Default.

6.     REPRESENTATIONS OF THE PURCHASERS.

        6.1.    Purchase for Investment. Each Purchaser represents that it is purchasing the Notes to be purchased by it hereunder for its own account or for one or more separate accounts maintained by such Purchaser and not with a view to the distribution thereof; provided that the disposition of any such Person's property shall at all times be within such Person's control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered

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pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by applicable law.

        6.2.    Accredited Investor. Each Purchaser is an "accredited investor" (as defined in Rule 501 of Regulation D under the Securities Act) and, by reason of its business and financial experience, and the business and financial experience of those Persons retained by it to advise it with respect to its investment in the Notes, such Purchaser, together with such advisors, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment. Such Purchaser is not purchasing the Notes in reliance upon any investigation made by any of the other Purchasers.

7.     PREPAYMENTS AND REPURCHASES OF THE NOTES.

        7.1.    Optional Prepayments of the Notes. The Company may, at its option, upon not less than ten days' prior notice to the Agent and the holders of the Notes, prepay all or any portion of the Notes, in a minimum principal amount of $5,000,000 or integral multiples of $5,000,000 in excess thereof (or, if less, the remaining aggregate principal amount of all Notes outstanding at such time), at a purchase price in cash equal to 100% of the face amount of the Notes so prepaid, plus all accrued and unpaid interest thereon, if any, to the date of such prepayment. Each notice of an optional prepayment of the Notes pursuant to this Section 7.1 shall specify the date fixed for such prepayment, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 7.6) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall state that such prepayment is to be made pursuant to this Section 7.1.

        7.2.    Mandatory Prepayment of the Notes. The Company shall make the following prepayments of the principal amount of the Notes:

          (a)    $25,000,000 no later than the second anniversary of the Purchase Date; and

          (b)    exclusive of the prepayment of Section 7.2(a), $25,000,000 no later than the third anniversary of the Purchase Date.

        No prepayment requirement pursuant to this Section 7.2 shall be reduced as a result of prepayments previously made pursuant to Section 7.1 or otherwise.

        7.3.    Offer to Repurchase Notes upon Issuance of Certain Indebtedness.

          (a)    If any Indebtedness is issued (other than Permitted Indebtedness) or any Capital Stock (other than Capital Stock issued pursuant to management, director or employee compensation plans or purchase plans) is issued by the Company or its Subsidiaries after the Purchase Date (any such offering or issuance an "Issuance"), the Company shall be required to commence an Issuance Offer, and the Company shall make such Issuance Offer in the manner described in subsection (b) of this Section 7.3.

          (b)    Within 10 Business Days following each date on which the Company's obligation to make an Issuance Offer is triggered (the "Issuance Offer Trigger Date"), the Company shall deliver a notice, by facsimile confirmed the same day by overnight courier service, to each holder of the Notes stating:

            (i)    that the Issuance Offer is being made pursuant to Section 7.3 and that the Company will purchase the aggregate principal amount of Notes equaling the Net Available Proceeds of such Issuance (the "Issuance Offer Amount");

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            (ii)    the parties and the events or circumstances giving rise to the Issuance for which such Issuance Offer is being made, in reasonable detail;

            (iii)    the repurchase price for the Note or Notes of such holder and the Issuance Offer Payment Date therefor;

            (iv)    that any Note not tendered for repurchase shall continue to accrue interest in accordance with the terms thereof;

            (v)    that, unless the Company defaults in the payment of the Issuance Offer Amount, all Notes accepted for repurchase pursuant to the Issuance Offer shall cease to accrue interest after the Issuance Offer Payment Date; and

            (vi)    that holders whose Notes are being tendered for repurchase only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

  The Company or such Subsidiary shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Issuance. Any holder of the Notes that elects to have all or a portion of its Notes repurchased as part of the Issuance Offer shall deliver notice to the Company or the appropriate Subsidiary of its election at least five Business Days prior to the scheduled Issuance Offer Payment Date. Any holder of a Note that does not deliver to the Company or such Subsidiary notice accepting the Issuance Offer at least five Business Days prior to the Issuance Offer Payment Date shall be deemed to have rejected such Issuance Sale Offer. Notwithstanding the foregoing provisions of this subsection (b), the failure of the Company or a Subsidiary to deliver the notice referred to in the second sentence of this subsection (b) to any holder of the Notes shall not affect or impair the obligation of the Company or a Subsidiary to purchase any Note from such holder on the applicable Issuance Offer Payment Date.

          (c)    On a date that is no earlier than 30 days nor later than 60 days from the date that the Company or any of its Subsidiaries delivers or causes to be delivered notice of the Issuance Sale Offer Trigger Date to the holders or, if the Company or any of its Subsidiaries fails to deliver such notice or cause such notice to be delivered, on the date that is 30 days after the occurrence of such Issuance Offer Trigger Date (the "Issuance Offer Payment Date"), the Company or any of its Subsidiaries, as applicable (i) shall, to the extent lawful, accept for repurchase all Notes or portions thereof properly tendered in response to the Issuance Offer, (ii) shall pay to each of the holders of the Notes so accepted such holder's pro rata share of the Issuance Offer Amount for its Notes and (iii) shall deliver to each holder of Notes that only tendered a portion of its Notes new Notes equal in aggregate principal amount to the unpurchased portion of the Notes surrendered, if any, by such holder.

        7.4.    Offer to Repurchase Notes Upon a Change of Control.

          (a)    Upon the occurrence of a Change of Control, each holder of the Notes will have the right to require the Company to repurchase all or any portion (equal to $1,000,000 or an integral multiple of $100,000 in excess thereof) of the Notes of such holder pursuant to an offer made in the manner described below (each, a "Change of Control Offer"), at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such repurchase (the "Change of Control Payment"). Within 10 Business Days

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  following any Change of Control, the Company shall deliver a notice, by facsimile confirmed the same day by overnight courier service, to each holder of the Notes stating:

            (i)    that the Change of Control Offer is being made pursuant to this Section 7.4 and that all Notes tendered shall be accepted for repurchase;

            (ii)    the parties and the events or circumstances giving rise to the Change of Control for which such Change of Control Offer is being made, in reasonable detail;

            (iii)    the repurchase price for the Note or Notes of such holder and the Change of Control Repurchase Date therefor;

            (iv)    that any Note not tendered for repurchase shall continue to accrue interest in accordance with the terms thereof;

            (v)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for repurchase pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Repurchase Date; and

            (vi)    that holders whose Notes are being tendered for repurchase only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

  The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. Any holder of the Notes that elects to have all or a portion of its Notes repurchased as part of the Change of Control Offer shall deliver notice to the Company of its election at least five Business Days prior to the scheduled Change of Control Repurchase Date. Any holder of a Note that does not deliver to the Company notice accepting the Change of Control Offer at least five Business Days prior to the Change of Control Repurchase Date shall be deemed to have rejected such Change of Control Offer. Notwithstanding the foregoing provisions of this subsection (a), the failure of the Company to deliver the notice referred to in the second sentence of this subsection (a) to any holder of the Notes shall not affect or impair the obligation of the Company to purchase any Note from such holder on the applicable Change of Control Repurchase Date.

          (b)    On a date that is no earlier than 30 days nor later than 60 days from the date that the Company delivers or causes to be delivered notice of the Change of Control to the holders or, if the Company fail to deliver such notice or cause such notice to be delivered, on the date that is 30 days after the occurrence of such Change of Control (the "Change of Control Repurchase Date"), the Company shall (i) to the extent lawful, accept for repurchase all Notes or portions thereof properly tendered in response to the Change of Control Offer, (ii) pay to each of the holders of the Notes so accepted the Change of Control Payment for its Notes and (iii) deliver to each holder of Notes that only tendered a portion of its Notes new Notes equal in aggregate principal amount to the unpurchased portion of the Notes surrendered, if any, by such holder.

        7.5.    Offer to Repurchase Notes in Respect of an Asset Sale.

          (a)    In the event that, pursuant to Section 8.2(g), the Company shall be required to commence an Asset Sale Offer, the Company shall make such Asset Sale Offer in the manner described in subsection (b) of this Section 7.5.

          (b)    Within 10 Business Days following each date on which the Company's obligation to make an Asset Sale Offer is triggered (the "Asset Sale Offer Trigger Date"), the Company shall deliver a

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  notice, by facsimile confirmed the same day by overnight courier service, to each holder of the Notes stating:

            (i)    that the Asset Sale Offer is being made pursuant to Section 7.5 and Section 8.2(g) and that the Company will purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 8.2(g) (the "Asset Sale Offer Amount");

            (ii)    the parties and the events or circumstances giving rise to the Asset Sale for which such Asset Sale Offer is being made, in reasonable detail;

            (iii)    the repurchase price for the Note or Notes of such holder and the Asset Sale Offer Payment Date therefor;

            (iv)    that any Note not tendered for repurchase shall continue to accrue interest in accordance with the terms thereof;

            (v)    that, unless the Company defaults in the payment of the Asset Sale Offer Amount, all Notes accepted for repurchase pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Payment Date; and

            (vi)    that holders whose Notes are being tendered for repurchase only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

  The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale. Any holder of the Notes that elects to have all or a portion of its Notes repurchased as part of the Asset Sale Offer shall deliver notice to the Company of its election at least five Business Days prior to the scheduled Asset Sale Offer Payment Date. Any holder of a Note that does not deliver to the Company notice accepting the Asset Sale Offer at least five Business Days prior to the Asset Sale Offer Payment Date shall be deemed to have rejected such Asset Sale Offer. Notwithstanding the foregoing provisions of this subsection (b), the failure of the Company to deliver the notice referred to in the second sentence of this subsection (b) to any holder of the Notes shall not affect or impair the obligation of the Company to purchase any Note from such holder on the applicable Asset Sale Offer Payment Date.

          (c)    On a date that is no earlier than 30 days nor later than 60 days from the date that the Company delivers or causes to be delivered notice of the Asset Sale Offer Trigger Date to the holders or, if the Company fails to deliver such notice or cause such notice to be delivered, on the date that is 30 days after the occurrence of such Asset Sale Offer Trigger Date (the "Asset Sale Offer Payment Date"), the Company (i) shall, to the extent lawful, accept for repurchase all Notes or portions thereof properly tendered in response to the Asset Sale Offer, (ii) shall pay to each of the holders of the Notes so accepted such holder's pro rata share of the Asset Sale Offer Amount for its Notes and (iii) shall deliver to each holder of Notes that only tendered a portion of its Notes new Notes equal in aggregate principal amount to the unpurchased portion of the Notes surrendered, if any, by such holder.

        7.6.    Allocation of Partial Prepayments. In the case of each partial prepayment or repurchase of the Notes pursuant to Section 7.1, 7.2, 7.3, 7.4 or 7.5, the principal amount of the Notes to be prepaid, repurchased or redeemed shall be allocated (in integral multiples of $1,000) among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment or repurchase, with adjustments to the extent practicable to compensate for any prior prepayments or repurchases not made exactly in such proportion.

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        7.7.    Maturity; Surrender, Etc. In the case of each prepayment or repurchase of the Notes pursuant to Section 7.1, 7.2, 7.3, 7.4 or 7.5, the principal amount of each Note to be prepaid or repurchased shall mature and become due and payable on the date fixed for such prepayment or repurchase, together with accrued and unpaid interest on such principal amount to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the accrued and unpaid interest thereon as aforesaid, interest on such principal amount shall cease to accrue. Any Note prepaid or repurchased in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid or repurchased principal amount of any Note.

        7.8.    Purchase of Notes. The Company will not, and will cause each of its Subsidiaries not to, purchase or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment, prepayment or repurchase of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by them pursuant to any payment, prepayment or purchase of Notes in accordance with the terms of this Agreement and the Notes, and no Notes may be issued in substitution or exchange for any such Notes.

8.     COVENANTS OF THE COMPANY.

        8.1.    Affirmative Covenants. From the date of this Agreement and thereafter, so long as any amount payable by the Credit Parties under this Agreement, the Notes or any other Note Document shall remain unpaid:

          (a)    Financial Reporting. The Company will furnish to each Purchaser:

            (i)    as soon as available and in any event within 25 days after the end of each fiscal month of the Company, commencing [        ], 2004, consolidated financial statements setting forth all of the information provided to the shareholders of the Company on a monthly basis prior to the date hereof, including, but not limited to, a calculation of EBITDA and sources and uses of cash of the Company and its Subsidiaries as of the end of such fiscal month, all in reasonable detail and certified by a Responsible Officer of the Company;

            (ii)    as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, commencing [        ], 2004, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Company and its Subsidiaries as at the end of such fiscal quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year (if available), all in reasonable detail and certified by a Responsible Officer as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as of the end of such fiscal quarter and the results of operations and cash flows of the Company and its Subsidiaries for such fiscal quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Company and its Subsidiaries furnished to the Purchasers, subject to normal year-end adjustments;

            (iii)    as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Company, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year (if available), all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Company and reasonably

F-1-19

    satisfactory to the Agent (which opinion shall be without (A) a "going concern" or like qualification or exception or (B) any qualification or exception as to the scope of such audit), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

            (iv)    simultaneously with the delivery of the financial statements required by clauses (ii) and (iii) of this Section 8.1(a), a compliance certificate, in form and scope reasonably acceptable to the Agent, signed on behalf of the Company by a Responsible Officer, stating that the Company has caused to be taken a review of the provisions of this Agreement and the other Note Documents and the condition and operations of the Company and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Company and its Subsidiaries were in compliance with all of the provisions of such Note Documents at the times such compliance is required by the Note Documents, and that such review has not disclosed the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action that the Company and its Subsidiaries propose to take or have taken with respect thereto;

            (v)    (A) on or before November 30 of each year, commencing with the year ending December 31, 2005, the annual budget of the Company and its Subsidiaries for the immediately succeeding Fiscal Year of the Company and its Subsidiaries, as presented to and approved by the Board of Directors of the Company and containing financial projections prepared on a fiscal month basis and in reasonable detail, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Company to be reasonable at the time made and from the best information then available to the Company;

            (vi)    promptly after submission to any Government Authority, all documents and information furnished to such Government Authority in connection with any investigation of the Company or any of its Subsidiaries other than routine inquiries by such Governmental Authority, except to the extent the Company is prohibited by law or court order from so doing;

            (vii)    as soon as possible, and in any event within three days, after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of a Responsible Officer setting forth the details of such Event of Default, Default, other event, development or Material Adverse Effect and the action which the Company and its Subsidiaries propose to take with respect thereto;

            (viii)    promptly after the commencement thereof but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Credit Party, notice of each action, suit or proceeding before any court or other Governmental Authority or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

            (ix)    to the extent not otherwise required under any other clause of this Section 8.1(a), promptly after the sending or filing thereof, copies of all material statements, reports and other information the Company or any of its Subsidiaries sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

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            (x)    promptly upon receipt thereof, copies of all financial reports (including management letters), if any, submitted to any Credit Party by its auditors in connection with any annual or interim audit of the books thereof;

            (xi)    as soon as possible, and in any event within five days, after execution, receipt or delivery thereof, copies of any material notices that any Credit Party executes or receives in connection with the sale, transfer or any other disposition of the Capital Stock of, or all or substantially all of the assets of, any Credit Party;

            (xii)    promptly upon delivery or receipt by any Credit Party, copies of all material notices delivered or received by any Credit Party under any Document (other than a Note Document); and

            (xiii)    promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Agent may from time to time may reasonably request.

          (b)    Compliance with Laws, Etc. The Company will comply, and will cause each of its Restricted Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, ERISA, all Environmental Laws and all Communications Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, the noncompliance with which in each such case could reasonably be expected to have a Material Adverse Effect.

          (c)    Preservation of Corporate Existence, Etc.

            (i)    The Company will preserve and keep in full force and effect, and will cause each of its respective Restricted Subsidiaries to preserve and keep in full force and effect, (A) its corporate (or other) existence and good standing in its jurisdiction of organization and (B) all of its permits, licenses, approvals, rights, privileges and franchises; provided, however, that nothing in this Section 8.1(c) shall prevent any of the Company's Restricted Subsidiaries from terminating or failing to preserve and keep in full force and effect any such permit, license, approval, right, privilege or franchise if the Company has determined in their good faith judgment that such termination or failure to preserve could not reasonably be expected to have a Material Adverse Effect.

            (ii)    The Company will, and will cause each of its Restricted Subsidiaries to, duly qualify and remain duly qualified as a foreign corporation or other entity, and be and remain in good standing, in each jurisdiction in which the ownership, lease or operation of its property and assets or the conduct of its businesses requires such qualification, except in any such jurisdiction in which the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

          (d)    Keeping of Records and Books of Account. The Company will keep, and will cause each of its Subsidiaries to keep, proper records and books of account, with complete entries made of all financial transactions in accordance with GAAP and applicable law.

          (e)    Inspection Rights. The Company will permit the Agent or any agents or representatives thereof upon three days prior notice during normal business hours, to examine and make copies of abstracts from the records and books of account of the Credit Parties and its Subsidiaries; provided that no notice by the Agent or any Purchaser shall be required upon the occurrence and during

F-1-21

  the continuance of an Event of Default. The Company agrees to pay the reasonable cost of (i) not more than two such examinations in any consecutive twelve month period so long as no Event of Default shall have occurred and be continuing and (ii) all such examinations if an Event of Default shall have occurred and be continuing.

          (f)    Maintenance of Properties, Etc. The Company will maintain and preserve, and will cause each of its Restricted Subsidiaries to maintain and preserve, all of its material properties that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

          (g)    Maintenance of Insurance. The Company will maintain, and will cause each of its Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, casualty and business interruption insurance) with respect to its properties (including all real properties leased or owned by them) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by Company in similar businesses similarly situated.

          (h)    Obtaining of Permits, Etc. The Company will obtain, maintain and preserve and take all necessary action to timely renew, and will cause each of its Restricted Subsidiaries to obtain, maintain and preserve and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business except to the extent that the failure to obtain, maintain, preserve or renew the same could not reasonably be expected to have a Material Adverse Effect.

          (i)    Environmental Matters. The Company will (i) keep any property either owned or operated by it or any of its Restricted Subsidiaries free of any Environmental Liens; (ii) comply, in all material respects with Environmental Laws; (iii) promptly provide the Agent with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Credit Party or any of its Restricted Securities; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party or any of its Restricted Subsidiaries; and (C) notice of a violation, citation or other administrative order which is reasonably likely to have a Material Adverse Effect; and (iv) defend, indemnify and hold harmless, each of the Agent and the Purchasers and their respective transferees, and the respective employees, agents, officers and directors thereof, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Credit Party or any of its Restricted Subsidiaries (or its respective predecessors in interest or title), (B) any violation of any Environmental Law by such Credit Party or any of its Restricted Subsidiaries and/or (C) any Environmental Actions filed against the Agent, any Purchaser or any transferee threreof or other such indemnified Person.

          (j)    Further Assurances. The Company will take such action and execute, acknowledge and deliver at its sole cost and expense, such agreements, instruments or other documents as the Agent or any Purchaser may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Note Documents, (ii) to establish and maintain the validity and effectiveness of any of the Note Documents, and (iii) to better assure, convey, grant, assign, transfer and confirm unto the rights now or hereafter intended to be granted to the Agent or any Purchaser under this Agreement or any other Note Document.

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          (k)    Fiscal Periods. The Company will cause the Fiscal Years, the fiscal quarters and the fiscal months to remain as currently in effect, unless the Required Holders consent to a change in such Fiscal Year or other fiscal periods.

          (l)    Subsidiary Guaranties. The Company shall, within 10 Business Days after the designation, formation or acquisition of any Restricted Subsidiary, (i) cause such Restricted Subsidiary to execute and deliver to the Agent a Subsidiary Guaranty in substantially the form of Section 19 hereto and (ii) cause to be delivered to the Agent an opinion of counsel, in form and substance reasonably satisfactory to the Agent, that such Subsidiary Guaranty is a valid and legally binding obligation of such Subsidiary Guarantor.

        8.2.    Negative Covenants. From the date of this Agreement and thereafter, so long as any amount payable by the Credit Parties under this Agreement, the Notes or any other Note Document shall remain unpaid:

          (a)    Limitation on Indebtedness.

            (i)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, for the payment of, or otherwise incur, including by way of merger, consolidation or acquisition (collectively, "incur"), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except any of the Credit Parties and the Subsidiary Guarantors may incur Indebtedness (including the issuance of Disqualified Stock) if, at the time of such incurrence, the Consolidated Fixed Charge Coverage Ratio would, after giving effect to such incurrence or issuance and the application of the proceeds thereof, have been at least 2.00 to 1.00.

            (ii)    Notwithstanding the foregoing, the Credit Parties and the Subsidiary Guarantors may incur any of the following Indebtedness ("Permitted Indebtedness"):

              (A)    Indebtedness of the Credit Parties and the Subsidiary Guarantors under the Note Documents;

              (B)    Indebtedness of the Credit Parties and their Restricted Subsidiaries under a senior secured revolving loan in an aggregate principal amount not to exceed $15 million at any one time outstanding;

              (C)    Indebtedness of the Credit Parties and Restricted Subsidiaries outstanding on the Purchase Date and listed on Schedule 8.2(a)(ii)(C);

              (D)    Indebtedness of a Credit Party or a Subsidiary Guarantor to another Credit Party or Subsidiary Guarantor so long as such Indebtedness is held by a Credit Party or a Subsidiary Guarantor or the holder of a Permitted Lien thereon and provided such Indebtedness owing by a Company is subordinated in right of payment to the payment of the Obligations pursuant to a written agreement satisfactory to the Agent;

              (E)    Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price, lease expense, cost of construction, repair or improvement of or addition to property, plant or equipment used in the business of such Credit Party or such Restricted Subsidiary, the Capital Stock of a Restricted Subsidiary that owns such property, plant or equipment, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (E), not to exceed $20,000,000 at any time outstanding;

              (F)    Hedging Obligations that are incurred in the normal course of business for the purpose of fixing or hedging currency, or interest rate risk (including with respect to any

F-1-23

      floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding) and not for speculative purposes;

              (G)    the guarantee by any Credit Party or any Restricted Subsidiary of Indebtedness of any other Credit Party or Restricted Subsidiary that was permitted to be incurred by another provision of this Section 8.2(a) or other obligations (including obligations under the operating leases) permitted to be incurred hereunder of any other Credit Party or Restricted Subsidiary of a Credit Party;

              (H)    Contingent Obligations (including obligations under leases, indemnification and guarantee obligations) in respect of Indebtedness and other obligations of Unrestricted Subsidiaries incurred in the ordinary course of business in connection with the financing of telecommunications equipment or capacity used in Permitted Businesses of such Unrestricted Subsidiaries;

              (I)    Indebtedness to finance the payment of insurance premiums and Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety, insurance and similar bonds and completion guarantees provided by any Credit Party or any Restricted Subsidiary in the ordinary course of business;

              (J)    Indebtedness arising from agreements of any Credit Party or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

              (K)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of incurrence;

              (L)    Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Person was acquired by a Company or a Restricted Subsidiary (other than Indebtedness incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by a Company or a Restricted Subsidiary); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to Section 8.2(a)(i); and

              (M)    additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount for the Company and its Restricted Subsidiaries not to exceed $5,000,000 at any time outstanding; and

              (N)    Permitted Refinancing Indebtedness;

    provided, however, that no Permitted Indebtedness described in clause (L) above and this clause (N) may be incurred if after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof, an Event of Default shall exist.

            (iii)    For purposes of determining compliance with this Section 8.2(a), in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (A) through (N) of this Section 8.2(a) as of the date of incurrence thereof or is entitled to be incurred pursuant to paragraph (i) of this Section 8.2(a) as of the date of incurrence thereof, the Company shall, in its sole discretion, classify (or later reclassify in whole or in part, in their sole discretion) such item of Indebtedness in any manner that complies with this Section 8.2(a). Accrual of interest, accrual

F-1-24

    of dividends, the accretion of accreted value and the payment of interest in the form of additional Indebtedness and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant.

            (iv)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

            (v)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

          (b)    Limitation on Restricted Payments.

            (i)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

              (A)    declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary (including, without limitation, any payment made in connection with any merger, consolidation involving the Company or any of its Restricted Subsidiaries), other than such dividends or distributions that are payable to the Company or any other Restricted Subsidiary or payable in Capital Stock (other than Disqualified Stock) of the Company;

              (B)    purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock (or any options, warrants or other rights to acquire shares of Capital Stock) of the Company;

              (C)    make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Indebtedness that is subordinated in right of payment to the Notes; or

              (D)    make any Investment (other than a Permitted Investment) in any Person;

      (such payments or other actions described in (but not excluded from) clauses (A) through (D) being referred to as "Restricted Payments"); unless:

            (1)    no Default or Event of Default has occurred and is continuing or would otherwise occur as a consequence thereof;

            (2)    the Company could incur at least $1.00 of additional Indebtedness pursuant to subsection (i) of Section 8.2(a); and

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            (3)    the aggregate amount of all Restricted Payments (including such Restricted Payment) declared or made after the Purchase Date does not exceed the sum of (without duplication):

              (w)    50% of Consolidated Adjusted Net Income, determined on a cumulative basis for the applicable Reference Period (or, if such aggregate cumulative Consolidated Adjusted Net Income is a loss, minus 100% of such amount); plus

              (x)    the aggregate Net Available Proceeds received by the Company and its Restricted Subsidiaries after the Purchase Date from the issuance or sale (other than to a Restricted Subsidiary of the Company) of Qualified Equity Interests of the Company, or any other equity contributions received by the Company or any of its Restricted Subsidiaries after the Purchase Date (excluding any such proceeds used to redeem Notes); plus

              (y)    the aggregate Net Available Proceeds received by the Company and its Restricted Subsidiaries after the Purchase Date from the issuance or sale (other than to a Restricted Subsidiary of the Company) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange; plus

              (z)    the sum of (I) without duplication of any amounts included in Consolidated Adjusted Net Income in clause (w) above, the aggregate amount paid in cash or Cash Equivalents to the Company or a Restricted Subsidiary on or with respect to Investments (other than Permitted Investments) made subsequent to the Purchase Date whether through interest payments, principal payments, dividends or other distributions or payments, (II) the net cash proceeds received by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary) and (III) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of such Subsidiary; provided, however, that the sum of clauses (I), (II) and (III) above shall not exceed the aggregate amount of all such Investments made subsequent to the Purchase Date.

            (ii)    Notwithstanding the provisions of Section 8.2(b)(i), any of the Credit Parties and the Restricted Subsidiaries may take any of the following actions:

              (A)    the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provisions;

              (B)    the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the Company) of, Qualified Equity Interests of the Company;

              (C)    the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company;

              (D)    the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance or sale (other than to a Subsidiary of the Company) of, Permitted Refinancing Indebtedness;

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              (E)    the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a "change of control" in accordance with provisions similar to Section 7.4; provided that, prior to such repurchase, the Company has made the Change of Control Offer as provided in such Section with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

              (F)    Restricted Payments for the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock after the Purchase Date does not exceed $500,000 in any Fiscal Year;

              (G)    the payment of any dividend by any of the Company's Restricted Subsidiaries to the holders of its Capital Stock on a pro rata basis; and

      so long as, in the case of any Restricted Payment described in clause (D), no Default or Event of Default shall exist immediately after giving effect to such Restricted Payment.

      The payments described in clauses (B) (as to the proceeds of an issuance and sale of Qualified Equity Interests), (C), (E), (F), and (G) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (3)(z) of Section 8.2 (b)(i) and the payments described in clauses (A), (B) (except as provided above) and (D) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under the clause (3)(z) of Section 8.2(b)(i).

            (iii)    For the purpose of making any calculations under this Agreement (A) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in amount equal to the Fair Market Value of the net assets of such Restricted Subsidiary at the time of such designation, (B) any property transferred to or from an Unrestricted Subsidiary will be valued at Fair Market Value at the time of such transfer, and (C) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors of the Company, whose good faith determination will be conclusive.

          (c)    Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of the Company to (i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (ii) pay any Indebtedness owed to any Credit Party or Restricted Subsidiary, (iii) make loans or advances to any Credit Party or Restricted Subsidiary or (iv) transfer any of its properties or assets to any Credit Party or Restricted Subsidiary except for such encumbrances or restrictions existing under or by reason of any of the following:

            (A)    the Note Documents and any other agreement in effect on the Purchase Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in such agreements as in effect on the Purchase Date;

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            (B)    in the case of clause (c)(iv) above, (1) agreements or instruments that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (2) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Agreement or (C) provisions arising or agreed to in the ordinary course of business not relating to Indebtedness that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries or the ability of the Company or such Restricted Subsidiary, as the case may be, to use such property or assets, in each case in any manner material to the Company or any of its Restricted Subsidiaries;

            (C)    any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

            (D)    provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

            (E)    restrictions on the transfer of assets subject to any Permitted Lien imposed by the holder of such Lien;

            (F)    restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale;

            (G)    provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

            (H)    restrictions contained in the terms of the purchase money Indebtedness or Capitalized Lease Obligations not incurred in violation of this Agreement; provided, that such restrictions relate only to the property financed with such Indebtedness;

            (I)    restrictions contained in the terms of Indebtedness incurred in compliance with Section 8.2(a); provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (A) above;

            (J)    restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

            (K)    an agreement governing Permitted Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (A) or (C) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company or any Restricted Subsidiary in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (A) or (C).

          (d)    Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company will not, directly or indirectly, sell, and will not permit any of its Restricted Subsidiaries to issue or sell, any shares of the Capital Stock of any Restricted Subsidiary (other than director's qualifying shares) or any options, warrants or other rights to purchase shares of such Capital Stock except (i) to the Company or another Restricted Subsidiary, or (ii) if, immediately after giving effect to such issuance or sale, (A) neither the Company nor any of its Restricted Subsidiaries owns any

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  shares of Capital Stock of the Company or Subsidiary or any options, warrants or other rights to purchase shares of such Capital Stock and (B) such issuance or sale is made in compliance with this Agreement.

          (e)    Limitation of Liens. The Company will not create, incur or otherwise permit to exist, and the Company will not permit any of its Restricted Subsidiaries to create, incur or otherwise permit to exist, any Lien of any kind (other than Permitted Liens) upon any property or assets (including any intercompany notes) of such Credit Party or such Restricted Subsidiary, or any income or profits therefrom, unless the Notes or Subsidiary Guaranty, as the case may be, are directly secured equally and ratably with (or prior to in the case of Subordinated Indebtedness) the obligation or liability secured by such Lien.

          (f)    Limitation on Transactions with Affiliates.

            (i)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any contract, agreement, arrangement or transaction with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction") unless (i) the Company's Board of Directors determines that such Affiliate Transaction is on terms that are fair and reasonable to such Credit Party or such Restricted Subsidiary, as the case may be, and are no less favorable to such Credit Party or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with third parties who are not Affiliates, and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5,000,000, the Company delivers an officers' certificate to the Agent certifying that such Affiliate Transaction complies with clause (i) above and has been approved by the Board of Directors of the Company.

            (ii)    The restrictions set forth in Section 8.2(f)(i) shall not apply to:

              (A)    reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries as determined in good faith by the Company's Board of Directors or senior management;

              (B)    transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

              (C)    any agreement as in effect as of the Purchase Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto and any extension of the maturity thereof) and any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the holders of the Notes, in any material respect than the original agreement as in effect on the Purchase Date;

              (D)    Restricted Payments permitted by this Agreement;

              (E)    any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

              (F)    transactions relating to the issuance of Qualified Capital Stock of, or any other equity investment in, any Credit Party, including the granting of registration rights with respect thereto;

              (G)    Permitted Investments; and

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              (H)    any transaction on arm's-length terms with a non-Affiliate that becomes an Affiliate as a result of such transaction and any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the holders of the Notes, in any material respect than the original agreement as in effect on the Purchase Date.

          (g)    Limitation on Certain Asset Sales.

            (i)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale, unless: (A) the consideration received by the applicable Credit Party or Restricted Subsidiary with respect to such Asset Sale is at least equal to the Fair Market Value of the assets or Capital Stock issued or sold or otherwise disposed of; and (B) the consideration received by the applicable Credit Party or Restricted Subsidiary with respect to such Asset Sale consists of at least 75% (1) cash and/or Cash Equivalents or Qualified Consideration received at the time of disposition, (2) any liabilities, other than Subordinated Indebtedness, of the applicable Credit Party or Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to an agreement that immediately releases such Credit Party or Restricted Subsidiary from all liability in respect thereof; or (3) securities, notes or other obligations received by such Credit Party or Restricted Subsidiary from such transferee that are converted by such Credit Party or Restricted Subsidiary into cash and/or Cash Equivalents or Qualified Consideration within 90 days of the date of such Asset Sale (to the extent of the cash and/or Cash Equivalents or Qualified Consideration received).

            (ii)    In the event of any such Asset Sale the Company may, at its option, within 360 days following the receipt of the Net Cash Proceeds from such Asset Sale, invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company as permitted hereunder. The amount of such Net Cash Proceeds not so used as set forth in this subsection (ii) constitutes "Excess Proceeds".

            (iii)    When the aggregate amount of Excess Proceeds equals or exceeds $10 million, the Company, in accordance with Section 7.5, shall make an offer (an "Asset Sale Offer") to all holders of Notes, to purchase, on a pro rata basis, the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon to the date of purchase (subject to the right of holders of Notes as of the relevant record date to receive interest due on the relevant interest payment date). To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the Agent shall select the Notes to be purchased or retired on a pro rata basis in proportion to the respective principal amounts of the Notes. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero for purposes of the first sentence of this subsection.

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          (h)    Limitation on Unrestricted Subsidiaries.

            (i)    The Board of Directors of the Company may designate any of its Subsidiaries (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of Section 8.2(b) and (iv) no Credit Party or Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interests in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

            (ii)    The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (x) such Indebtedness is permitted under Section 8.2(a) and (y) no Default or Event of Default will have occurred and be continuing following such designation.

          (i)    Limitation on Business Activities. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

9.     EVENTS OF DEFAULT.

        9.1.    Events of Default. An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing (each, an "Event of Default"):

          (a)    the Company defaults in the payment of any principal of or premium, if any, on, any Note when the same becomes due and payable, whether by scheduled maturity or at a date fixed for prepayment or repurchase or by declaration, demand or otherwise; or

          (b)    the Company defaults in the payment of any interest on any Note or any other amount (other than principal of or any premium on the Notes) when the same becomes due and payable, and such default continues for a period of at least 10 consecutive days; or

          (c)    any Credit Party defaults in the performance of or compliance with any term, covenant or agreement contained in Section 7.2, 7.3, 7.4, 7.5 or 8.2, or

          (d)    any Credit Party defaults in the performance of or compliance with any term, covenant or agreement contained in Section 8.1(a), 8.1(c), 8.1(e), 8.1(g), 8.1(j) or 8.1(l), and such default shall remain unremedied for at least 10 consecutive days after the earlier of the first date on which (i) a Responsible Officer becomes aware of such default and (ii) the Company receives notice of such default from the holders of at least 25% of the aggregate outstanding principal of the Notes; or

          (e)    any Credit Party defaults in the performance of or compliance with any term, covenant or agreement contained in any Note Document on its part to be performed or complied with that is not referred to in Section 9.1(a), 9.1(b), 9.1(c) or 9.1(d), and such default shall remain unremedied for at least 30 consecutive days after the Company receive notice of such default from the holders of at least 25% of the aggregate outstanding principal of the Notes; or

          (f)    any representation or warranty made or deemed made on the Purchase Date by or on behalf of any Credit Party under or pursuant to the terms of this Agreement or any of the other Note Documents or in any writing furnished to the Agent or any Purchaser pursuant to the terms

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  of this Agreement or any of the other Note Documents proves to have been false or incorrect in any material respect on the date as of which it was made or deemed to have been made; or

          (g)    (i) any Credit Party or any Restricted Subsidiary shall fail to pay (A) any principal of, or premium or interest on, Indebtedness that is outstanding in a principal amount of at least $10,000,000 (but excluding Indebtedness outstanding under the Note Documents), of such Person, when the same becomes due and payable (whether by scheduled maturity, required prepayment, redemption or repurchase, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness, or (B) any other amount of Indebtedness greater than $10,000,000 (but excluding Indebtedness outstanding under the Note Documents), of such Person when the same becomes due and payable (whether by scheduled maturity, required prepayment, redemption or repurchase, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement or instrument, evidencing, securing or otherwise relating to any Indebtedness referred to in clause (i) of this Section 9.1(g) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness or otherwise to cause such Indebtedness to mature; or (iii) any Indebtedness referred to in clause (i) of this Section 9.1(g) shall be declared to be due and payable or required to be prepaid, redeemed or repurchased (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, repurchase, purchase or defease any such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or any date fixed for prepayment, redemption or repurchase thereunder; or

          (h)    the Company or any Restricted Subsidiary that is a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any Restricted Subsidiary that is a Significant Subsidiary, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or the Company or any Restricted Subsidiary that is a Significant Subsidiary, shall take any action to authorize any of the actions set forth above in this subsection (h); or

          (i)    one or more judgments, orders or decrees for the payment of money aggregating $5,000,000 (net of applicable insurance coverage) or more are rendered against one or more of the Credit Parties or any of their respective properties and remain unsatisfied and either (i) such judgment, order or decree has not been discharged or (ii) there shall be a period of at least 60 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (j)    any provision of any of the Note Documents after delivery thereof shall for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Credit Party or Subsidiary Guarantor intended to be a party to it or shall cease to give the Agent or any of the Purchasers any of the rights, powers or privileges purported to be created thereunder, or any Credit Party shall so state in writing; or

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          (k)    any of the Credit Parties consolidates with or merges with or into any other Person or, directly or indirectly, conveys, transfers or leases its properties and assets substantially as an entirety to any Person or Persons (in one transaction or a series of related transactions), unless each of the following conditions is satisfied:

            (i)    either (A) the Credit Party is the surviving corporation or (B) the Person (if other than the Credit Party) formed by such consolidation or into which the Credit Party is merged or the Person that acquires by sale, assignment, transfer, lease or other disposition of the properties and assets of such Credit Party substantially as an entirety (the "Surviving Entity") (1) is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia or Bermuda and (2) expressly assumes by supplemental agreement all of the Credit Party's obligations under this Agreement and the other Note Documents;

            (ii)    immediately after giving effect to such transaction and treating any obligation of the Credit Parties in connection with or as a result of such transaction as having been incurred at the time of such transaction, no Default or Event of Default has occurred and is continuing;

            (iii)    immediately after giving effect to such transaction on a pro forma basis, the Credit Party (or the Surviving Entity if the Credit Party is not a continuing obligor under this Agreement) has a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company, immediately prior to the closing of such transaction;

            (iv)    if any of the property or assets of the Credit Party or such Surviving Entity if the Credit Party is not a continuing obligor under this Agreement would thereupon become subject to any Lien, the provisions of Section 8.2(e) are complied with;

            (v)    such Credit Party delivers, or causes to be delivered, to the Agent, in form and substance reasonably satisfactory to the Agent, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of this Agreement; and

            (vi)    in the event of any transaction described in and complying with the conditions of this Section 9.1(k) in which a Credit Party is not a continuing obligor under this Agreement, the Surviving Entity succeeds to, and is substituted for, and may exercise every right and power of, such Credit Party under this Agreement and the other Note Documents and thereafter such Credit Party is, except in the case of a lease, discharged from all its obligations and covenants under this Agreement and the other Note Documents.

        9.2.    Acceleration.

          (a)    If an Event of Default described in Section 9.1(h) shall occur with respect to any Company, all of the Notes then outstanding shall become automatically and immediately due and payable.

          (b)    If any other Event of Default shall occur and be continuing, the Agent may, with the consent of the Required Holders, and shall, upon the request of the Required Holders, by notice or notices to the Company, declare all of the Notes then outstanding to be immediately due and payable.

          (c)    Upon any Note becoming due and payable under this Section 9.2, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus all accrued and unpaid interest thereon and all other amounts due and payable to the holder thereof under the Note Documents, shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

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        9.3.    Other Remedies. If one or more Events of Default shall occur and be continuing, and irrespective of whether any of the Notes have become or have been declared immediately due and payable under Section 9.2, the Agent and the Required Holders may proceed to protect and enforce any and all of their rights under the Note Documents and may enforce their rights as holders of Notes by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any of the other Note Documents, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by applicable law or otherwise.

        9.4.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 9.2(b) the Required Holders, by notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of, and premium, if any, on the Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the fullest extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Defaults and Events of Default, other than nonpayment of amounts that have become due solely by reason of such declaration, have been remedied or have been waived pursuant to Section 14 and (c) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or any of the other Note Documents. No rescission and annulment under this Section 9.4 will extend to or affect any subsequent Default or Event of Default or impair any right, power or remedy consequent thereon.

        9.5.    Restoration of Rights and Remedies. If any holder of the Notes has instituted any proceeding to enforce any right or remedy under this Agreement or any of the other Note Documents and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such holder, then, and in each such case, the Company and the holders of Notes shall, subject to any determination in such proceeding, be restored severally to their respective former positions hereunder and under the other Note Documents and, thereafter, all rights and remedies of the holders of the Notes shall continue as though no such proceeding had been instituted.

        9.6.    No Waivers or Election of Remedies, Etc. No course of dealing and no delay on the part of any holder of the Notes in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or any of the other Note Documents upon any holder of the Notes shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

10.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

        10.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement and the other Notes Documents, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of the Notes that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

        10.2.    Transfer and Exchange of Notes.

          (a)    Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for

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  notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and, subject to subsection (b) of this Section 10.2, shall be in substantially the form of Exhibit A attached hereto. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000, provided that, if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000.

          (b)    Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed (i) to have made the representations set forth in Sections 6.1 and 6.2 and (ii) to confirm to and agree with the transferor and the other parties hereto as follows:

            (A)    other than as provided in any written instrument of transfer executed by the transferor and such transferee, such transferor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Note Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant hereto or thereto;

            (B)    such transferor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any of their Subsidiaries or the performance or observance by the Company or any of its Subsidiaries of any of its Obligations under this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant thereto;

            (C)    such transferee confirms that it has received a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to purchase the Note or Notes being purchased thereby;

            (D)    such transferee will, independently and without reliance upon the transferor or any other holder of the Notes and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and

            (E)    such transferee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a holder of the Notes.

        10.3.    Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

          (a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; provided that, if the holder of such Note is an original purchaser of any of the Notes or any other Institutional Investor, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory, or

          (b)    in the case of mutilation, upon surrender and cancellation thereof, the Company, at its own expense, shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest

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  from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

11.   PAYMENTS ON NOTES.

        11.1.    Place of Payment. Subject to Section 11.2, payments of principal, premium, if any, and interest becoming due and payable on the Notes shall be made at an office in New York, New York designated by the Company. The Company may, at any time, by notice to each holder of the Notes, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

        11.2.    Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 11.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by the method and at the address specified for such purpose below such Purchaser's name on Schedule I attached hereto, or by such other method or at such other address located in the United States of America as such Purchaser shall have from time to time specified to the Company for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon the request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the Holder of such Note shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 11.1. Prior to any permitted sale, transfer or other disposition of any Note held by any Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 10.2. The Company will afford the benefits of this Section 11.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser have made in this Section 11.2 and in Section 17.

12.   EXPENSES, INCREASED COSTS AND INDEMNIFICATION, ETC.

        12.1.    Transaction Expenses. Whether or not any of the transactions contemplated hereby are consummated, the Company will pay, within 15 days of each demand therefor (such demand to be accompanied by supporting documentation in reasonable detail), (a) all of the costs and expenses incurred by each Purchaser and each other holder of a Note (including, without limitation, reasonable attorneys' fees of a special counsel and, if reasonably required, local or other appropriate counsel for all Purchasers) in connection with the preparation, execution and delivery of this Agreement and the other Note Documents and all amendments, waivers or consents under or in respect of this Agreement or any of the other Note Documents (whether or not such amendment, waiver or consent becomes effective), and (b) all of the costs and expenses incurred by each Purchaser and each other holder of a Note (including, without limitation, reasonable attorneys' fees of a special counsel and if reasonably required, local or other appropriate counsel for such Purchaser) in connection with the administration and enforcement of this Agreement and the other Note Documents, including, without limitation: (i) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or any of the other Note Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any of the other Note Documents, or by reason of being a holder of the Notes, and (ii) the reasonable costs and expenses (including, without limitation, financial advisors' fees) incurred in connection with the insolvency or bankruptcy of any Credit Party or in connection with any work-out, renegotiation or restructuring of any of the transactions contemplated hereby or by

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the other Note Documents. The Company will pay, and will save each Purchaser and each other holder of the Notes harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by any such Purchaser or any such holder).

        12.2.    Indemnity.

          (a)    In addition to the payment of costs and expenses pursuant to Section 12.1, the Company agrees, to indemnify, pay and hold each Purchaser and each Purchaser's Affiliates and such Purchaser and its Affiliates respective officers, directors, employees, attorneys, agents and other advisors (each, an "Indemnified Party"), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims, and all reasonable costs, expenses and disbursements, of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to, or in connection with (i) this Agreement and the other Note Documents or any of the transactions contemplated hereby or thereby, or (ii) any use or intended use of the proceeds of any of the Notes, in each case whether or not such investigation, litigation or proceeding is brought by the Company, any of its Subsidiaries, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not any sale and purchase of the Notes pursuant to this Agreement is effected (collectively, the "Indemnified Liabilities"); provided that the Company shall not have any obligation to any Indemnified Party hereunder with respect to any Indemnified Liabilities arising from the gross negligence willful misconduct or bad faith of such Indemnified Party as determined in a final, nonappealable judgment by a court of competent jurisdiction.

          (b)    The Company will not, without the prior written consent of the applicable Indemnified Party, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification of such Indemnified Party may be sought under subsection (a) of this Section 12.2 (whether or not such Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnified Party from any and all claims against such Indemnified Party and any and all liabilities thereof arising out of or relating to such action, claim, suit or proceeding.

          (c)    The Company also agrees not to assert any claim against any Purchaser or any of such Purchaser's Affiliates, or any of such Purchaser or its Affiliates' officers, directors, employees, attorneys, agents and other advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to (i) this Agreement or any of the other Note Documents, or any of the transactions contemplated hereby or thereby or (ii) any use or intended use of the proceeds of any of the Notes.

          (d)    If and to the extent that the undertaking to indemnify, pay and hold harmless the Indemnified Parties set forth in this Section 12.2 is judicially determined to be unavailable to an Indemnified Party in respect of, or is insufficient with respect to, any liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims (and reasonable costs, expenses and disbursements relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company and its Subsidiaries, on the one hand, and such Indemnified Party, on the other hand, from this Agreement and the sale and purchase of the Notes or (ii) if the allocation provided by clause (i) of this subsection (d) is not available, in such proportion as is appropriate to reflect not

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  only the relative benefits referred to in such clause (i) but also the relative fault of the Company and its Subsidiaries, on the one hand, and such Indemnified Party, on the other hand, in connection with such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims, as well as any other relevant equitable considerations.

        12.3.    Taxes.

          (a)    Any and all payments by or on behalf of the Company hereunder or under the Note Documents shall be made in accordance with the terms hereof and the other applicable Note Documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, withholdings or other governmental charges, and all liabilities with respect thereto, excluding net income taxes and branch profits taxes that are imposed by the United States of America and net income taxes and franchise taxes (whether based on income or capital) that are imposed on such holder of the Notes by the state or foreign jurisdiction under the laws of which such holder of the Notes is organized, engages in a trade or business through an office or other fixed place of business maintained by such holder in such state or foreign jurisdiction, or has its principal office, or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, withholdings, other governmental charges and liabilities in respect of payments hereunder or under the Note Documents being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the Note Documents to any holder of the Notes, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.3) such holder of the Notes receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable law.

          (b)    In addition, the Company shall pay any present or future transfer, stamp, documentary, excise, property or other similar taxes, assessments, charges or levies that arise from any payment made hereunder or under the other Note Documents or from the execution, delivery, filing or registration of, performance under, or otherwise with respect to, this Agreement or any of the other Note Documents (other than any stamp tax or other governmental charge that arises solely from any transfer of Notes in respect of which the Company is entitled to receive payment under Section 10.2) (hereinafter referred to as "Other Taxes").

          (c)    The Company agrees to indemnify, pay and hold each holder of the Notes harmless from and against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 12.3, imposed on or paid by such holder of the Notes as a result of receiving any payment by or on behalf of the Company hereunder or under the other Note Documents and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such holder of the Notes makes written demand therefor accompanied by evidence as is reasonably available to such holder demonstrating that holder is liable for or must otherwise pay such Taxes or Other Taxes.

          (d)    Within 30 days after the date of any payment of Taxes, the Company shall furnish to each holder of the Notes, at its address referred to in Section 15, the original receipt of payment thereof or a certified copy of such receipt.

          (e)    To the extent applicable, each holder of Notes shall deliver to the Agent and the Company, prior to receipt of any payment subject to withholding under the laws of any jurisdiction, any documents reasonably requested by the Company or the Agent in order to establish under applicable laws that such payments are exempt from, or subject to a reduced rate of, such withholding. Thereafter and from time to time, each holder of Notes shall (A) promptly

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  submit to the Agent such additional forms as may then be required under applicable laws to continue to establish an exemption from, or a reduced rate of, withholding, and (B) promptly notify the Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption from, or reduced rate of, withholding.

          (f)    If any holder of the Notes shall have failed to satisfy the foregoing provisions of subsection (e) of this Section 12.3 but was lawfully able to do so, such holder shall not be entitled to additional amounts or indemnification under subsection (a) or (c) of this Section 12.3 to the extent such payments would have been avoided or reduced had such Lender complied with the foregoing provisions of subsection (e) of this Section12.3; provided, however, that should a holder of the Notes become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such holder of the Notes shall reasonably request to assist such holder of the Notes to recover such Taxes.

          (g)    Any holder of the Notes claiming any additional amounts payable pursuant to this Section 12.3 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to file any certificate or document reasonably requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or such change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such holder, be otherwise disadvantageous to such holder.

        12.4.    Survival. The Obligations of the Company under this Section 12 shall survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any of the other Note Documents, and the termination of this Agreement and any commitment to purchase Notes hereunder and, in respect of any Person who was at any time a Purchaser or in whose name or for whose benefit such Person held any Note, the date on which such Person no longer holds, or no longer holds in the name of or for the benefit of any other Person, any Note.

13.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

        All representations and warranties contained herein and in the other Note Documents, and in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any of the other Note Documents, shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Notes or portion thereof or interest therein and the payment of any Notes, and may be relied upon by any subsequent holder of the Notes as of the date made or deemed made, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of the Notes. This Agreement and the other Note Documents embody the entire agreement and understanding between the Purchasers, the Company and its Subsidiaries and supersede all prior agreements and understandings relating to the subject matter hereof.

14.   AMENDMENT AND WAIVER.

        14.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with and only with the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Sections 1, 2, 3, 4, 5, 6 and 18 will be effective as to any Purchaser unless consented to in writing by such Purchaser and (b) no such amendment or waiver shall, without the written consent of the holder of each Note at the time outstanding, do any of the following at any time:

            (i)    subject to the provisions of Section 9 relating to acceleration or rescission, change the amount or the time of any prepayment, repurchase or payment of principal of, or reduce

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    the rate, or change the time fixed for any payment or change the method of computation of interest on, the Notes;

            (ii)    change the percentage of the aggregate principal amount of the Notes the holders of which are required to consent to any such amendment or waiver;

            (iii)    subordinate the Notes (or any of them) to any other obligations of the Company now or hereafter existing other than as provided in this Agreement;

            (iv)    reduce or limit the Company's liability with respect to any Obligations owing to any Purchaser or any other holder of any Note under or in respect of any of the Note Documents; or

            (v)    amend any of Sections 7, 9.2, 14.2 and 17.

        Notwithstanding any of the foregoing provisions of this Section 14.1, none of the defined terms set forth in Schedule II hereto shall be amended, supplemented or otherwise modified in any manner that would change the meaning, purpose or effect of this Section 14.1 or any Section referred to herein unless such amendment or modification is agreed to in writing by the holders of the Notes otherwise required to amend or waive such Section under the terms of this Section 14.1.

        14.2.    Solicitation of Holders of Notes.

          (a)    Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned or otherwise held by it at the time) with sufficient information, reasonably far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of this Agreement or any of the other Note Documents. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 14 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of the Notes.

          (b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Note Documents, unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding that consents to such waiver or amendment.

        14.3.    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 14 applies equally to all holders of Notes and is binding upon them, upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right, power or remedy consequent thereon. No course of dealing nor any delay on the part of any holder of any Note in exercising any right, power or remedy hereunder or under any of the other Note Documents shall operate as a waiver of any right, power or remedy of any holder of such Note; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided under this Agreement and the other Note Documents are cumulative and not exclusive of any rights, powers or remedies provided by applicable law.

        14.4.    Notes Held by the Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any of the other Note Documents, or have directed the taking of any action provided for herein or in any of the other

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Note Documents to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

15.   NOTICES.

          (a)    All notices and other communications provided for hereunder shall be in writing and delivered by telecopier or (if expressly permitted under the applicable provisions hereof) by telephone, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), by registered or certified mail with return receipt requested (postage prepaid) or by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

            (i)    if to any Purchaser or its nominee, to it at the address specified for such communications in Schedule I hereto, or at such other address as such Purchaser shall have specified to the Company in writing;

            (ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing; or

            (iii)    if to the Company or any Subsidiary, to it at P.O. Box 1154, 10 Queen Street, Suite 306, Hamilton HM EX 11 Bermuda, Attention: Chief Executive Officer or at such other address as such Person shall have specified to the holder of each Note in writing.

        All notices and other communications provided for under this Section 15 will be deemed given and effective only when actually received.

          (b)    If any notice required under this Agreement or any of the other Note Documents is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Agent or any Purchaser shall be binding upon the Company notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Agent or any Purchaser, provided that any such action taken or omitted to be taken by the Agent or any Purchaser shall have been in good faith and in accordance with the terms of this Agreement.

16.   REPRODUCTION OF DOCUMENTS.

        This Agreement, each of the other Note Documents and all other agreements, certificates and other documents relating thereto, including, without limitation, (a) amendments, waivers and consents of or to this Agreement or any other Note Document that may hereafter be executed, (b) documents received by the Agent or any Purchaser on the Purchase Date (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to the Agent or any Purchaser, may be reproduced by the Agent or any Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Agent or any Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 16 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

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17.   CONFIDENTIAL INFORMATION.

        Each Purchaser hereby agrees to maintain, and to cause each of the Persons referred to in clause (a) of this Section 17 to which it delivers or discloses Confidential Information to maintain, the confidentiality of all Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to it; provided that such Purchaser may deliver or disclose Confidential Information to (a) its Affiliates and its respective directors, officers, employees, agents, attorneys and other advisors (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser's Notes), (b) such Purchaser's counsel and financial and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 17, (c) any other holder of any Note, (d) any Person to which such Purchaser sells or offers to sell any Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by provisions similar to the provisions of this Section 17), (e) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by provisions similar to the provisions of this Section 17), (f) to the extent required or requested thereby, any Governmental Authority having jurisdiction over such Purchaser, (g) any regulatory examiners or auditors or accountants or any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio or (h) any other Person to which such delivery or disclosure may be necessary (i) in order to effect compliance with any Requirement of Law applicable to such Purchaser, (ii) in response to any subpoena or other legal process or (iii) in connection with any litigation to which such Purchaser or any other holder of any Note is a party. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 17 as though it were a party to this Agreement. Upon the reasonable request of the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 17. Nothing in this Section 17 shall obligate any Purchaser or any other holder of the Notes to return any Confidential Information furnished by or on behalf of the Company or any of its Subsidiaries to the Company or any such Subsidiary.

18.   SUBSTITUTION OF PURCHASER.

        Each Purchaser shall have the right to substitute any Person as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by notice to the Company, which notice shall be signed by both such Purchaser and such Person, shall contain such Person's agreement to be bound by this Agreement and shall contain a confirmation by such Person of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, each reference herein to such Purchaser (other than in this Section 18) shall be deemed to refer to such Person in lieu of such Purchaser. In the event that such Person is so substituted as a purchaser hereunder and such Person thereafter transfers to such Purchaser all of the Notes then held by such Person, upon receipt by the Company of notice of such transfer, each reference herein to such Person (other than in this Section 18) shall no longer be deemed to refer to such Person, but shall refer to such Purchaser, and such Purchaser shall have all of the rights of an original holder of the Notes under this Agreement.

19.   GUARANTY OF SUBSIDIARY GUARANTORS.

        19.1.    Guaranty. Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, on a joint and several basis, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Company now or hereafter existing under any Note Document, whether for principal, interest (including all interest that accrues after the commencement of any case,

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proceeding or other action relating to bankruptcy, insolvency or reorganization of the Company), fees, expenses or otherwise, and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent and the Purchasers in enforcing any rights under the guaranty set forth in this Section 19. Without limiting the generality of the foregoing, each Subsidiary Guarantor's liability shall extend to all amounts that constitute part of the Obligations and would be owed by the Company to the Agent and the Purchasers under any Note Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Company.

        19.2.    Guaranty Absolute. Each Subsidiary Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Note Documents, on a joint and several basis, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Purchaser with respect thereto. The obligations of the Subsidiary Guarantors under this Section 19 are independent of the Obligations, and a separate action or actions may be brought and prosecuted against each Subsidiary to enforce such obligations, irrespective of whether any action is brought against the Company or any other Subsidiary Guarantor or whether the Company is joined in any such action or actions. The liability of the Subsidiary Guarantors under this Section 19 shall be irrevocable, absolute and unconditional irrespective of, and each Subsidiary Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

          (a)    any lack of validity or enforceability of any Note Document or any agreement or instrument relating thereto;

          (b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any Note Document;

          (c)    any taking, release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations;

          (d)    any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Subsidiaries of the Company; or

          (e)    any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Agent or you that might otherwise constitute a defense available to, or a discharge of, the Company, the Company or any other guarantor or surety.

        This Section 19 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by you or any other Person upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

        19.3.    Waiver. Each Subsidiary Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to this Section 19 and any requirement that the Agent exhausts any right or takes any action against the Company or any other Person. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this subsection 19.3 is knowingly made in contemplation of such benefits. Each Subsidiary Guarantor hereby waives any right to revoke this Section, and acknowledges that this Section 19 is continuing in nature and applies to all Obligations, whether existing now or in the future.

        19.4.    Continuing Guaranty; Assignments. This Section 19 is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Section 19 and the Stated Maturity, (b) be binding upon each Subsidiary Guarantor, its

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successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Purchasers and the Agent and the Purchasers' successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), each Purchaser may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of the Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Purchaser herein or otherwise.

        19.5.    Subrogation. No Subsidiary Guarantor will exercise any rights that it may now or hereafter acquire against the Company, or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor's obligations under this Section 19, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent and the Purchasers against the Company, or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Company, or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Section shall have been paid in full in cash. If any amount shall be paid to a Subsidiary Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Obligations and all other amounts payable under this Section, such amount shall be held in trust for the benefit of the Agent and the Purchasers and shall forthwith be paid to the Agent and the Purchasers to be credited and applied to the Obligations and all other amounts payable under this Section 19, whether matured or unmatured, in accordance with the terms of this Agreement, or other amounts payable under this Section 19 thereafter arising. If (i) a Subsidiary Guarantor shall make payment to the Agent and the Purchasers of all or any part of the Obligations, and (ii) all amounts payable under this Section shall be paid in full in cash, the Agent and each Purchaser will, at the Company's request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Obligations resulting from such payment by the Company.

        19.6.    Limitation on Subsidiary Guarantor Liability. Each Subsidiary Guarantor, and by it acceptance of the Notes, each Purchaser, hereby confirms that it is the intention of all such parties that the Guaranty of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, the Agent, the Purchasers and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor under its Guaranty and this Article 19 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor under this Article 19, result in the obligations of such Subsidiary Guarantor under its Guaranty not constituting a fraudulent transfer or conveyance.

        19.7.    Execution and Delivery of Guaranty. To evidence its Guaranty set forth in Section 19.1, each Subsidiary Guarantor hereby agrees that notation of such Subsidiary Guarantor substantially in the form included in Exhibit C shall be endorsed by a Responsible Officer of such Subsidiary Guarantor on each Note authenticated and delivered by the Agent and that this Agreement shall be executed on behalf of such Subsidiary Guarantor by a Responsible Officer thereof.

        Each Subsidiary Guarantor hereby agrees that its Guaranty set forth in Section 19.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guaranty.

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        If a Responsible Officer whose signature is on this Agreement or on the Guaranty no longer holds that office at the time the Agent authenticates the Note on which a Guaranty is endorsed, the Guaranty shall be valid nevertheless.

        The delivery of any Note by the Agent, after the authentication thereof hereunder, shall constitute due delivery of the Guaranty set forth in this Agreement on behalf of the Subsidiary Guarantors.

        In the event the Company creates or acquires any new Restricted Subsidiaries subsequent to the date of this Agreement, if required pursuant to Section 8.1(l) hereof, the Company shall cause such Restricted Subsidiaries to execute a Guaranty in accordance with Section 8.1(l) and this Section 19.

        19.8.    Subsidiary Guarantors May Consolidate, etc. No Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person whether or not affiliated with such Subsidiary Guarantor unless:

          (a)    in compliance with Section 9.1(k) hereof;

          (b)    subject to Section 19.9 hereof, the Person formed by or surviving any such consolidation or merger (if other than a Subsidiary Guarantor or the Company) unconditionally assumes all the obligations of such Subsidiary Guarantor under the Note Documents in an instrument in form and substance satisfactory to the Agent; and

          (c)    immediately after giving effect to such transaction, no Default or Event of Default exists.

        In case of any such consolidation, merger, sale or conveyance and upon the assumption by the surviving Person of the Guaranty endorsed upon the Notes and the due and punctual performance of all the covenants and conditions of this Agreement to be performed by the Subsidiary Guarantor, such surviving Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such surviving Person thereupon may cause to be signed any or all Guaranties to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Agent. All of the Guaranties so issued shall in all respects have the same legal rank and benefit under this Agreement as the Guaranties theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Guaranties had been issued at the date of execution hereof.

        Notwithstanding clauses (a), (b) and (c) above, nothing contained in this Agreement or in any of the Notes shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

        19.9.    Releases Following Sale of Assets. In the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Guaranty; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Agreement. Upon delivery by the Company to the Agent of an Officer's Certificate and an opinion of counsel to the effect that such sale or other disposition was made by the Company in accordance with the applicable provisions of this Agreement, the Agent shall execute any documents reasonably required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Guaranty.

        Any Subsidiary Guarantor not released from its obligations under its Guaranty shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Agreement as provided in this Section 19.

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20.   THE AGENT.

        20.1.    Authorization and Action.

          (a)    Each Purchaser hereby appoints Madeleine L.L.C. as the Agent hereunder and each Purchaser authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Note Documents as are delegated to the Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Purchaser hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Note Documents to which the Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Note Documents.

          (b)    As to any matters not expressly provided for by this Agreement and the other Note Documents (including enforcement or collection) the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Holders, and such instructions shall be binding upon all Purchasers and other holders of the Notes; provided, however, that the Agent shall be required to take any action that (i) the Agent in good faith believes exposes it to personal liability unless the Agent receives an indemnification satisfactory to it from the Purchasers and other holders of the Notes with respect to such action or (ii) is contrary to this Agreement, any Note Document or any applicable requirement of law. The Agent agrees to give to each Purchaser and each other holder of a Note prompt notice of each notice given to it by any Credit Party pursuant to the terms of this Agreement or the other Note Documents.

          (c)    In performing its functions and duties hereunder and under the other Note Documents, the Agent is acting solely on behalf of the Purchasers and other holders of the Notes and its duties are entirely administrative in nature. The Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Note Documents or any other relationship as the agent, fiduciary or trustee of or for any Purchaser and each other holder of a Note. The Agent may perform any of its duties under any Note Document by or through its agents or employees.

        20.2.    Agent's Reliance, Etc. None of the Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Note Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting but subject to the foregoing, the Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.2, (b) may rely on the register to the extent set forth in Section 10.1, (c) may consult with legal counsel (including counsel to any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Purchaser or other holder of a Note and shall not be responsible to any Purchaser or other holder of a Note for any statements, warranties or representations made by or on behalf of the Company or any of its Subsidiaries in or in connection with this Agreement or any other Note Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Note Document, as to the financial condition of any Note Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Purchaser or other holder of a Note for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Note Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Note Document or by acting upon any notice, consent,

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certificate or other instrument or writing (which writing may be a telecopy or, if consented to by the Agent, electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

        20.3.    The Agent Individually. With respect to its ratable portion of the total outstanding principal amount of the Notes, to the extent that the Agent is a Purchaser or holder of a Note it shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Purchaser or other holder of a Note.

        20.4.    Purchaser Credit Decision. Each Purchaser acknowledges that it shall, independently and without reliance upon the Agent conduct its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the purchasing Notes. Each Purchaser also acknowledges that it shall, independently and without reliance upon the Agent or any other Purchaser or other holder or other holder of a Note and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Note Documents.

        20.5.    Indemnification. Each Purchaser and other holder of a Note agrees to indemnify the Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Credit Parties), from and against such Purchaser or holder's aggregate ratable portion of the total outstanding principal amount of the Notes of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Note Documents or any action taken or omitted by the Agent under this Agreement, or the other Note Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or such Affiliate's gross negligence or willful misconduct. Without limiting the foregoing, each Purchaser and holder of a Note agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Note Documents, to the extent that the Agent is not reimbursed for such expenses by any Credit Party.

        20.6.    Successor Administrative Agent. The Agent may resign at any time by giving written notice thereof to the Purchasers and the Credit Parties. Upon any such resignation, the Required Holders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Holders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Purchasers, appoint a successor Agent, selected from among the Purchasers. In either case, such appointment shall be subject to the prior written approval of the Credit Parties (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Note Documents. Prior to any retiring Agent's resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Note Documents. After such resignation, the retiring Agent shall continue to have the benefit of this Section 20 as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Note Documents.

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21.   MISCELLANEOUS.

        21.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement or any of the other Note Documents by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note), whether or not so expressed.

        21.2.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, or premium, if any, or interest on, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of the items payable on such next succeeding Business Day.

        21.3.    Satisfaction Requirement. Except as otherwise provided herein or in any of the other Note Documents, if any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement or any of the other Note Documents required to be satisfactory to the Purchasers or to the Required Holders, the determination of such satisfaction shall be made by you or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised reasonably and in good faith) of the Person or Persons making such determination.

        21.4.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

        21.5.    Construction; Accounting Terms, Etc.

          (a)    Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

          (b)    Except as otherwise expressly provided in this Agreement or any of the other Note Documents, all accounting terms used herein or therein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

        21.6.    Computation of Time Periods. In this Agreement, in the computation of periods of time from a specific date to a later specified date, the word "from" means "from and including", the word "through" means "through and including", and the words "to" and "until" each mean "to but not excluding".

        21.7.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

        21.8.    Governing Law; Submission to Jurisdiction, Etc.

          (a)    This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

          (b)    Each of the Company and the Subsidiary Guarantors hereby irrevocably and unconditionally submits, for itself, its Subsidiaries and its and their property and assets, to the

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  nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Note Documents, or for recognition or enforcement of any judgment in respect thereof, and each of the Company and the Subsidiary Guarantors hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the Company and the Subsidiary Guarantors hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to it, at its address specified in Section 15, or by any other method permitted by law. Each of the Company and the Subsidiary Guarantors hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement shall affect any right that any holder of Notes may otherwise have to bring any action or proceeding relating to this Agreement or the other Note Documents in the courts of any jurisdiction.

          (c)    Each of the Company and the Subsidiary Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the other Note Documents in any New York state or federal court. Each of the Company and the Subsidiary Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        21.9.    Waiver of Jury Trial. THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE HOLDERS OF THE NOTES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER NOTE DOCUMENTS, ANY DOCUMENT DELIVERED UNDER THE NOTE DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF ANY HOLDER OF THE NOTES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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Very truly yours,

TELEGLOBE INTERNATIONAL HOLDINGS LTD

By:	Name: Title:

SUBSIDIARY GUARANTORS:

TELEGLOBE BERMUDA LTD

By:	Name: Title:

TELEGLOBE INTERNATIONAL LUXEMBOURG SARL

By:	Name: Title:

TELEGLOBE INTERNATIONAL LIMITED

By:	Name: Title:

TELEGLOBE INTERNATIONAL HONG KONG LIMITED

By:	Name: Title:

TELEGLOBE INTERNATIONAL AUSTRALIA PTY LIMITED

By:	Name: Title:

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TELEGLOBE GBRM LIMITED

By:	Name: Title:

TLGB PUERTO RICO, INC.

By:	Name: Title:

TELEGLOBE NETHERLANDS B.V.

By:	Name: Title:

TELEGLOBE CANADA ULC

By:	Name: Title:

TELEGLOBE GBRM ULC

By:	Name: Title:

TELEGLOBE SPAIN COMMUNICATIONS SL

By:	Name: Title:

TELEGLOBE NORDICS AS

By:	Name: Title:

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TLGB INTERNATIONAL GERMANY GMBH

By:	Name: Title:

TELEGLOBE FRANCE INTERNATIONAL S.A.S.

By:	Name: Title:

TELEGLOBE ITALY S.R.L.

By:	Name: Title:

TLGB LUXEMBOURG HOLDINGS SARL

By:	Name: Title:

TLGB NETHERLANDS HOLDINGS B.V.

By:	Name: Title:

TELEGLOBE AMERICA INC.

By:	Name: Title:

ITXC CORP.

By:	Name: Title:

ITXC, INC.

By:	Name: Title:

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ITXC DATA TRANSPORT SERVICES, LLC

By:	Name: Title:

ITXC GLOBAL CORP.

By:	Name: Title:

ITXC ASIA PTE. LTD.

By:	Name: Title:

ITXC, LTD.

By:	Name: Title:

ITXC GLOBAL HONG KONG

By:	Name: Title:

ITXC GLOBAL JAPAN

By:	Name: Title:

IBGC BULGARIA EOOD

By:	Name: Title:

ITXC GLOBAL ZAGREB LTD.

By:	Name: Title:

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ITXC GLOBAL DEUTSCHLAND GMBH

By:	Name: Title:

ITXC INTERNATIONAL, LLC

By:	Name: Title:

NT WHOLESALE, LLC

By:	Name: Title:

4892 COMMUNICATIONS, LLC

By:	Name: Title:

ITXC ASIA DATA TRANSPORT PTE. LTD.

By:	Name: Title:

ITXC GLOBAL UK, LTD.

By:	Name: Title:

ITXC IP HOLDINGS SARL

By:	Name: Title:

ITXC BERMUDA LIMITED

By:	Name: Title:

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If you are in agreement with the foregoing, please sign in the appropriate space provided below and return it to the Company, whereupon the foregoing shall become a binding agreement among you and the Company.

Very truly yours,

MADELEINE L.L.C.

By:	Name: Title:

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SCHEDULE I

INFORMATION RELATING TO THE PURCHASERS

Name of Purchaser: Madeleine L.L.C.	Commitment: $100,000,000
Name(s) for Registration of Notes Purchased:
Mailing Address: 299 Park Avenue, Floors 21-23, New York, New York 10171
Telephone No.: 212-891-2121
Telecopier No.: 212-891-1541

Wire Instructions (including ABA No. and Account No.) For Payment of Principal and Interest:
To: Citibank, New York, N.Y.
In favor of: Madeleine L.L.C.
Account No:
Account Name: Cerberus Partners, L.P.
ABA No.:
Attn.: Robert Gadigan
United States Tax Identification No. (if any):
Physical Delivery Instructions:
Madeleine L.L.C. 299 Park Avenue Floors 21-23 New York, New York 10171

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SCHEDULE II

DEFINED TERMS, ETC.

        (a)    Defined Terms. As used in the Note Purchase Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or becomes a Subsidiary of the Company, (b) assumed in connection with the acquisition of assets from such Person or (c) secured by a Lien encumbering assets acquired from such Person.

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided, however, that for purposes hereof, a holder of the Notes or any of its affiliates shall not be deemed to be an Affiliate of the Company, or any of the Company's Subsidiaries.

        "Affiliate Transaction" has the meaning specified in Section 8.2(f).

        "Agent" has the meaning set forth in the preamble hereto.

        "Agreement" has the meaning specified in Section 2.1.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer") by a Credit Party or a Restricted Subsidiary, directly or indirectly, in one or a series of related transactions, to any Person other than a Credit Party of (a) any Capital Stock of the Company or Restricted Subsidiary or (b) any properties or assets of a Credit Party or a Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" does not include (a) a transaction or series of related transactions for which a Credit Party or Restricted Subsidiary receives aggregate consideration of less than $2,500,000; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets (determined on a consolidated basis) of a Credit Party as permitted under Section 8.2(g); (c) any Restricted Payment permitted by Section 8.2(b) or that constitutes a Permitted Investment; (d) sales or other dispositions of inventory, accounts receivable or other current assets in the ordinary course of business; (e) the granting of a Permitted Lien; (f) the sale of Cash Equivalents; (g) the sale, disposal, replacement or abandonment of used, worn out, obsolete or surplus equipment or other property or assets that are no longer used or useful in the business of a Credit Party or Restricted Subsidiary (including, without limitation, the dissolution of any Restricted Subsidiary to the extent permitted pursuant to this Agreement); (h) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (i) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind; (j) the sale or other disposal of property or assets pursuant to the exercise of any remedies pursuant to any security documents relating to any Indebtedness permitted hereunder; (k) the licensing or grant by such Person of rights or interests in intellectual property to the extent that any such license or grant does not prohibit any Credit Party or any Restricted Subsidiary from using such intellectual property or require any Credit Party or any Restricted Subsidiary to pay any fees for any such use; and (l) the sale or other transfer of assets to franchisees in the ordinary course of business.

        "Asset Sale Offer Amount" has the meaning specified in Section 7.5(b)(i).

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        "Asset Sale Offer Payment Date" has the meaning specified in Section 7.5(c).

        "Asset Sale Offer Trigger Date" has the meaning specified in Section 7.5(b).

        "Business Day" means any day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized by law to be closed in New York City or Montreal, Canada.

        "Capital Stock" means (a) with respect to any Person that is a company or a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock or share capital, and (b) with respect to any Person that is not a company or a corporation, any and all partnership, membership or other equity interests of such Person.

        "Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

        "Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        "Cash Equivalents" means any of the following types of Investments, to the extent owned by the Company or any of their Subsidiaries free and clear of all Liens:

          (a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America government is pledged in support thereof;

          (b)    time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

          (c)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Service, Inc. or at least "A-1" (or the then equivalent grade) by Standard & Poor's Ratings Services, in each case with maturities of not more than 270 days from the date of acquisition thereof;

          (d)    Investments, classified in accordance with GAAP as current assets of the Company or any of their Subsidiaries, in money market investment programs registered under the ICA, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Services, and the portfolios of which are limited solely to Investments of the character and quality described in clauses (a), (b) and (c) of this definition; and

          (e)    repurchase agreements entered into by the Company or any such Subsidiary with a bank or trust company or recognized securities dealer having combined capital and surplus of at least $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Company or such Subsidiary shall have a valid and perfected first priority security interest (subject to no other Liens); provided that each such repurchase agreement shall have a

F-1-58

  Fair Market Value of at least 100% of the amount of the repurchase obligations thereunder on the date of purchase thereof.

        "Change of Control" means the occurrence of any of the following events:

          (a)    any "person" or "group" (as such terms are used in Sections 13(d) of the Exchange Act), other than the Permitted Investors, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly, of 30% or more of the voting or economic power represented by all classes of Voting Stock of the Company and Permitted Investors own less than such percentage of the voting or economic power represented by all classes of such Voting Stock;

          (b)    During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the shareholders of the Company, was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) then in office cease for any reason to constitute a majority of the Board of Directors of the Company;

          (c)    The Company consolidates or merges with or into any other Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any other Person, other than a consolidation or merger or disposition of assets (A) pursuant to a transaction in which the Voting Stock of the Company is changed into or exchanged for securities or other property with the effect that the beneficial owners of such Voting Stock immediately prior to such transaction, beneficially own, directly or indirectly, at least a majority of the voting and economic power represented by all of the Voting Stock (treating convertible preferred stock as converted for this purpose) of the surviving corporation or the Person to whom the Company's assets are transferred immediately following such transaction or (B) of or by the Company into, with or to one or more Permitted Investors; and

          (d)    The adoption of a plan relating to the liquidation or dissolution of the Company.

        "Change of Control Offer" has the meaning specified in Section 7.4(a).

        "Change of Control Payment" has the meaning specified in Section 7.4(a).

        "Change of Control Repurchase Date" has the meaning specified in Section 7.4(b).

        "Commitment" means the amount specified on Schedule I hereto for each Purchaser.

        "Communications Law" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority (including but not limited to the Federal Communications Commission), relating in any way to the offering or provision of communications.

        "Company" has the meaning specified in the preamble hereto.

        "ITXC Material Adverse Effect" means any change in or effect on (x) the business of ITXC Corp. or the ITXC Corp. Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is materially adverse to the business, assets (both tangible and intangible), liabilities, financial condition or results of operations of ITXC Corp. and the ITXC Corp. Subsidiaries, taken as a whole or (y) the ability of ITXC Corp. to duly perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby; provided,however, that in no event shall any of the following, in and of themselves, be considered an ITXC Material Adverse Effect: (a) any decrease in the market price or trading volume of ITXC Corp.'s common stock after the date

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hereof (but not any change or effect underlying such decrease to the extent such change or effect may otherwise constitute a ITXC Material Adverse Effect); (b) (1) loss by ITXC Corp. of current customers or any reductions in sales or revenues or (2) loss by ITXC Corp. of current employees, suppliers or distributors due primarily to the transactions contemplated hereby or the public announcement of the Merger Agreement, in each case arising after the date of the Merger Agreement; (c) changes in general economic conditions or changes affecting the industry generally in which ITXC Corp. operates (other than such changes that affect ITXC Corp. in a materially disproportionate manner), (d) acts of terrorism, war or other social or political disruptions; or (e) accounting changes required by changes in United States GAAP or the policies of the Public Company Accounting Oversight Board.

        "Confidential Information" means information delivered to the Agent or any Purchaser by or on behalf of the Credit Parties in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of a Credit Party or a Subsidiary of a Credit Party, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently become publicly known through no act or omission by the Agent or any Purchaser or any Person acting on behalf of the Agent or any Purchaser, (c) otherwise becomes known to the Agent or any Purchaser other than through disclosure by the Credit Parties or (d) constitutes financial statements delivered to the Agent or any Purchaser under Section 8.1(b) that are otherwise publicly available.

        "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis and in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses, (b) any net after-tax gains or losses attributable to Asset Sales, (c) the portion of net income (or loss) of any Person (other than the Company or any of its Restricted Subsidiaries), including Unrestricted Subsidiaries, in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries in cash during such period, (d) the net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, and (e) the net income (but not the net loss) of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income could be paid to the Company or a Restricted Subsidiary thereof; provided, however, that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Adjusted Net Income will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Adjusted Net Income otherwise attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding common stock of such Restricted Subsidiary on the last day of such period.

        "Consolidated Cash Flow" means, for any period, the Consolidated Adjusted Net Income for such period plus:

          (a)    an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Adjusted Net Income); plus

          (b)    provision for taxes based on income or profits the Company and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing Consolidated Adjusted Net Income; plus

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          (c)    consolidated interest expense of the Company and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing Consolidated Adjusted Net Income; plus

          (d)    depreciation and amortization (including amortization of goodwill and other intangibles [and the amount of capacity available for sale (other than backhaul capacity) charged to cost of sales] but excluding amortization of prepaid cash expenses that were paid in a prior period) of the Company and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing Consolidated Adjusted Net Income; plus

          (e)    all one-time fees, costs and expenses (including cash compensation payments) incurred by the Company and its Restricted Subsidiaries in connection with the Merger, plus

          (f)    any non-cash compensation charge arising from the grant or issuance of stock, stock options or other equity based awards; minus

          (g)    non-cash items increasing Consolidated Adjusted Net Income for such period (other than items that were accrued in the ordinary course of business), in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Adjusted Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the net income of such Restricted Subsidiary was included in calculating the Consolidated Adjusted Net Income and only if a corresponding amount would be permitted at the date of determination to be distributed to a Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of the Consolidated Cash Flow for such period to the Consolidated Fixed Charges for such period.

        In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repurchases, repays, defeases or otherwise redeems any Indebtedness (other than revolving credit borrowings under any credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, repayment, defeasance or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds thereof, including to refinance other Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter reference period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based on the average daily balance of such Indebtedness during such period). In addition, for purposes of making the computation referred to above:

          (a)    acquisitions that have been made by the Company or any Restricted Subsidiary, including through mergers or consolidations and including any related financing transactions, during the

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  four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

          (b)    the Consolidated Cash Flow directly attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

          (c)    the Consolidated Fixed Charges directly attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the Company or any Restricted Subsidiary following the Calculation Date.

        For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, (a) acquisitions, Investments and dispositions which have been made by any Person which has become a Restricted Subsidiary or been merged with or into the Company or any Restricted Subsidiary during the reference period, or subsequent to the reference period but prior to the Calculation Date, shall be calculated on a pro forma basis, including all of the calculations referred to above, assuming that such acquisitions and dispositions occurred on the first day of the reference period; and (b) for purposes of determining the pro forma effect of any acquisitions referred to in (i) above, Consolidated Cash Flow may be determined in good faith by a responsible financial or accounting officer of the Company to give effect to the pro forma effect of expense and cost reductions provided that such calculations are done on a basis that is consistent with Regulation S-X under the Securities Act.

        "Consolidated Fixed Charges" means, for any period, Consolidated Interest Expense plus dividends declared and payable on any series of preferred stock or similar security of the Company or any of its Restricted Subsidiaries for such period, whether paid or accrued.

        "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, capitalized interest, amortization of debt issuance and original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Hedging Agreements; and interest on Indebtedness that is guaranteed or secured by a Lien on assets of the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period. The product of (i) all dividend payments, whether or not in cash, on any series of preferred stock of the Company or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Qualified Equity Interests of the Company, multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Consolidated Net Worth" means, at any date, with respect to any Person, the sum of (i) the Capital Stock and additional paid-in-capital of such Person plus (ii) retained earnings (or less accumulated deficits) of such Person, each determined on a consolidated basis and in accordance with GAAP at such date.

        "Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse

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by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

        "Credit Parties" means the Company and each Subsidiary Guarantor.

        "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

        "Default Rate" means 12% per annum.

        "Disqualified Stock" means any class or series of Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, (a) is or upon the happening of an event or passage of time would be, required to be redeemed prior to one year after the final Stated Maturity of the Notes, (b) is redeemable at the option of the holder thereof at any time prior to one year after such final Stated Maturity or (c) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to one year after such final Stated Maturity; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" or "issuance of Capital Stock" or a "debt offering" occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the applicable provisions contained in Section 7.3, 7.4 and 8.2(g) and such Capital Stock specifically provides that the issuer will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to Section 7.3, 7.4 or 7.5 and 8.2(g), as the case may be.

        "Documents" means the Note and the Merger Documents.

        "Effective Time" shall have the meaning specified in the Merger Agreement.

        "Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of any Credit Party or any of its ERISA Affiliates.

        "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses of any Credit Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any

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facilities which received Hazardous Materials generated by any Credit Party or any of its Subsidiaries or any predecessor in interest.

        "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future Federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

        "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party alleging liability or obligation of any Credit Party and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Credit Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Credit Party or any of its Subsidiaries.

        "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

        "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.

        "Event of Default" has the meaning specified in Section 9.1.

        "Excess Proceeds" has the meaning specified in Section 8.2(g)(ii).

        "Exchange" means the repurchase by TBHL from TLGB Acquisition LLC, of all of its Class A preferred shares, par value $0.01 per share, in the amount of $95,000,000 plus accrued and unpaid dividends at an annual rate of 10% by the exchange of TBHL's Class A preferred shares for the Intercompany Notes whose principal amounts, in the aggregate, equal to $95,000,000.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Fair Market Value" means, with respect to any asset or property, the price which would be negotiated in an arm's-length free market transaction, for cash, between an informed willing seller and an informed willing buyer neither of which is under pressure or compulsion to buy.

        "Fiscal Year" means any fiscal year of the Company and its Subsidiaries ending on December 31st in any calendar year.

        "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

        "Governmental Authority" means any nation or government, any Federal, foreign, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department,

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commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Governmental Authorization" means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

        "Guaranty" means each Guaranty of the Subsidiary Guarantors in Section 19.

        "Hazardous Materials" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials or building components, including but not limited to, asbestos-containing materials and manufactured products containing hazardous substances.

        "Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

        "ICA" means the Investment Company Act of 1940, as amended.

        "Indebtedness" means, without duplication, with respect to any Person, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not past due for more than six months); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities of such Person under Hedging Agreements; (h) all Contingent Obligations of such Person; (i) all obligations in respect of all Disqualified Stock of such Person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends; and (j) all obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, the amount of such Indebtedness being deemed to be the lesser of the actual amount of the guarantee or the value of such property or assets subject to such Lien, as the case may be, and the amount of the Indebtedness so guaranteed or secured, as the case may be. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable (to the extent not otherwise included under this definition) and accrued liabilities arising in the ordinary course of business and any liability for Federal, foreign, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition. The amount outstanding at any time of any Indebtedness issued with original issue discount is the aggregate

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principal amount at maturity of such Indebtedness, less the remaining unamortized portion of the original issued discount of such Indebtedness at such time, as determined in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

        "Indemnified Liabilities" has the meaning specified in Section 12.2.

        "Indemnified Party" has the meaning specified in Section 12.2.

        "Institutional Investor" means (a) any Purchaser or (b) an institutional accredited investor referred to in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act.

        "Intercompany Notes" means, the notes issued by certain of the Credit Parties to TBHL and as set forth on Schedule A hereto.

        "Investment" (in any Person) means, (a) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to any Person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such Person or the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such Person or the making of any investment in such Person, (b) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (c) the transfer of any assets or properties from a Credit Party or a Restricted Subsidiary to any Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business. Investments will exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

        "IRC" means the Internal Revenue Code of 1986, as amended.

        "Issuance" has the meaning specified in Section 7.3(a).

        "Issuance Offer Amount" has the meaning specified in Section 7.3(b)(i).

        "Issuance Offer Payment Date" has the meaning specified in Section 7.3 (c).

        "Issuance Offer Trigger Date" has the meaning specified in Section 7.3(b)

        "Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

        "Material Adverse Effect" means a material adverse effect on any of (a) the operations, business, assets, properties or financial condition of the Company, taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement or any other Note Document, (c) the legality, validity or enforceability against any Credit Party of this Agreement or any other Note Document or (d) the rights and remedies of any holder of Notes under this Agreement or any other Note Documents.

        "Material Contract" has the meaning given to such term in the Merger Agreement.

        "Merger" means the merger of VEX Merger Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of the Company, with and into ITXC Corp. pursuant to the Merger Agreement.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of November 14, 2003, among Teleglobe International Holdings Ltd (a/k/a TBHL), VEX Merger Subsidiary Corp. and ITXC together with any and all exhibits, schedules or annexes thereto.

        "Merger Documents" means the Merger Agreement and all other ancillary agreements, instruments and other documents executed and delivered pursuant to the Merger Agreement.

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        "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA for which any Credit Party or any ERISA Affiliate has contributed to, or has been obligated to contribute to, at any time during the preceding six years.

        "Net Available Proceeds" means, with respect to an Issuance, the aggregate amount of all cash received by or on behalf of the Company or its Subsidiaries in respect of such Issuance, net of underwriting commissions, discounts or placement fees and other customary fees and expenses directly incurred in connection therewith.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Credit Party or any Restricted Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Lien permitted hereunder on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Asset Sale (other than the Obligations), (ii) reasonable expenses related thereto reasonably incurred by any such Person in connection therewith, (iii) transfer taxes paid by any such Person in connection therewith, (iv) net income taxes to be paid in connection with such Asset Sale (after taking into account any tax credits or deductions and any tax sharing arrangements) and (v) reasonable cash reserves that are established in good faith by any such Person in connection therewith; provided, that such cash reserves if not applied to the liability or obligation for which such reserve was created within 180 days of such Asset Sale shall be applied to the Obligations to the extent required hereby.

        "Non-U.S. Holder" has the meaning specified in Section 12.3(e).

        "Note" has the meaning specified in Section 1.

        "Note Documents" means, collectively, this Agreement, the Notes, and all other agreements, instruments and other documents executed and or delivered pursuant hereto or thereto.

        "Notice of Sale and Purchase" has the meaning specified in Section 2.2.

        "Obligations" means (a) the obligations of the Company to pay, as and when due and payable (by scheduled maturity, required prepayment, acceleration, demand or otherwise), all amounts from time to time owing by it in respect of the Note Documents, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of the Company), fees, indemnification payments, expense reimbursements or otherwise, and (b) the obligations of the Company and any Subsidiary Guarantor to perform or observe all of their obligations from time to time existing under the Note Documents.

        "Other Taxes" has the meaning specified in Section 12.3(b).

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

        "Permitted Business" means the lines of business conducted by the Credit Parties and its Restricted Subsidiaries on the Purchase Date, after giving effect to the Merger and the consummation of the other transactions contemplated by the Documents and businesses reasonably related, complimentary or ancillary thereto, including reasonably related extensions or expansions thereof.

        "Permitted Indebtedness" has the meaning specified in Section 8.2(a)(ii).

        "Permitted Investments" means

          (a)    Investments in, without duplication, (i) cash and Cash Equivalents, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency or instrumentality thereof and backed by the full faith and credit of United States of

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  America, in each case maturing within six months from the date of acquisition thereof; (iii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (iv) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (v) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iv) above and which are secured by marketable direct obligations of the United States of America or any agency thereof, (vi) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; (vii) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's or (viii) in the case of any of the foregoing, comparable or similar investments that have comparable credit quality and are customary in Canada for comparable transactions;

          (b)    Investments existing on the Purchase Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement, refinancing, in whole or in part, thereof;

          (c)    Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, a the Company or any Restricted Subsidiary;

          (d)    Investments by the Company or any Restricted Subsidiary in any Restricted Subsidiary and Investments by any Restricted Subsidiary in a Credit Party;

          (e)    stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor (including customers and suppliers) or an Investment acquired by the Company or any Restricted Subsidiary as a result of the transfer of title with respect to any secured Investment in default as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to such secured Investment;

          (f)    the endorsement of instruments for collection or deposit in the ordinary course of business;

          (g)    loans and advances to directors, officers and other employees of the Company or any Restricted Subsidiary in the ordinary course of business (including, without limitation, for travel, payroll, entertainment and relocation expenses) in an aggregate amount for all such Persons not to exceed $1,000,000 at any time outstanding;

          (h)    Investments by the Company or a Restricted Subsidiary in any Person having an aggregate Fair Market Value (measured as of the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) that are at that time outstanding, not to exceed $2,000,000;

          (i)    Investments arising in connection with Hedging Agreements to the extent permitted by Section 8.2(a)(ii);

          (j)    receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

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          (l)    Investments in prepaid expenses and lease, utility and worker's compensation, performance and other similar deposits;

          (m)    Investments in assets owned or used in the ordinary course of business;

          (n)    Investments consisting of guarantees or other Contingent Obligations that constitute Permitted Indebtedness or other Indebtedness permitted under Section 8.2(a);

          (o)    Investments in any of the Notes; and

          (p)    Investments for which all or substantially all of the consideration consists of Qualified Capital Stock of the Company.

        "Permitted Investors" means Cerberus Capital Management, L.P. and its Affiliates.

        "Permitted Liens" means the following types of Liens:

          (a)    Liens securing the Obligations;

          (b)    Liens securing Indebtedness under a senior secured revolving loan to the extent such is permitted under Section 8.2(a)(ii)(B);

          (c)    Liens for taxes, assessments or governmental charges or claims which are either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or applicable Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (d)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (e)    Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, appeal bonds, surety, insurance and other similar bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (f)    Liens arising by reason of any judgment, decree or order of any court, but not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (g)    survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (h)    any interest or title of a lessor under any operating lease or any Capitalized Lease Obligation permitted pursuant to Section 8.2(a) or Liens securing any such Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (i)    Liens securing purchase money Indebtedness permitted pursuant to Section 8.2(a); provided, however, that (i) such Indebtedness shall not exceed the cost of the property or assets acquired, together with, in the case where such property or assets include real property or fixtures,

F-1-69

  the cost of the construction or repair thereof and improvements thereto, and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than such property and improvements thereto so acquired or constructed and (ii) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of such Indebtedness, within 180 days of such refinancing;

          (j)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (k)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (l)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and set-off;

          (m)    Liens securing Hedging Obligations permitted hereunder;

          (n)    Liens securing Acquired Indebtedness incurred in accordance with Section 8.2(a); provided that:

            (i)    such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary; and

            (ii)    such Liens do not extend to or cover any property or assets of the Company or a Restricted Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

          (o)    Liens existing as of the Purchase Date and securing Indebtedness permitted to be outstanding under Section 8.2(a)(ii)(B) to the extent and in the manner such Liens are in effect on the Purchase Date;

          (p)    Liens in favor of the Company or a Restricted Subsidiary;

          (q)    leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries;

          (r)    banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business (provided that such bank accounts are not cash collateral accounts);

          (s)    Liens arising from the filing of Uniform Commercial Code financing statements or similar notice documents regarding leases;

          (t)    Liens securing obligations with respect to operating leases and guarantees thereof, provided that such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property subject to such leases, any property or rights (including rights under subleases) relating to such leased property and the equity interests of the lessee in any such lease;

F-1-70

          (u)    deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on rights under insurance policies for the repayment of unearned premiums paid thereunder securing Indebtedness described in Section 8.2(a)(ii)(I);

          (v)    rights of a licensor of intellectual property;

          (w)    Liens arising out of conditional sale, title retention, consignment or similar arrangement for the sale of property or assets entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

          (x)    Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not exceed $5,000,000 at any one time outstanding and that (i) are not incurred in connection with the borrowing of money (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property subject thereto; and

          (y)    Liens securing Permitted Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted hereunder and which has been incurred in accordance with Section 8.2(a); provided, that such Liens: (i) are no less favorable to the holders of the Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any Restricted Subsidiary not securing the Indebtedness so Refinanced.

        "Permitted Liens" shall not include the Company's leasehold interest existing on the Purchase Date in any parcel of real property other than as permitted pursuant to clause (n) above.

        "Permitted Refinancing Indebtedness" means any Refinancing by the Company or any of its Restricted Subsidiaries of Indebtedness incurred in accordance with Section 8.2(a)(i) (other than Permitted Indebtedness) or pursuant to clause (B), (C) and (L) of Section 8.2(a)(ii), in each case that does not:

            (1)    result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus accrued interest on the Indebtedness being Refinanced plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses payable by any of the Company Parties and any of the Restricted Subsidiaries in connection with such Refinancing); or

            (2)    create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

            (3)    result in Refinancing Indebtedness owing by a Person other than the Person obligated on the Indebtedness being Refinanced;

provided, however, if such Indebtedness being Refinanced is subordinate or junior in right of payment to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

        "Principal Amount" has the meaning specified in Section 1.

        "Pro Rata Shares" means, with respect to any Purchaser, such Purchasers pro rata share of the total aggregate principal amount of the Notes then outstanding.

F-1-71

        "Purchase Date" has the meaning specified in Section 2.1.

        "Purchaser" means Madeleine L.L.C. or any Affiliate designated as a Purchaser by it prior to the Purchase Date.

        "Qualified Consideration" means properties or assets (including equity interests of a Person that will become a Restricted Subsidiary as a result of such investment) in which Net Cash Proceeds may be reinvested such that such properties or assets will be used in a Permitted Business.

        "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

        "Qualified Stock" of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.

        "Reference Period" means, as of any date after [    •    ], 2004, the most recent four fiscal quarters for which financial statements of the Company have been delivered or were required to have been delivered to the Agent hereunder; provided, however, that (a) the Reference Period on any day during the period from April 15, 2004 through July 15, 2004 shall be the period from January 1, 2004 through March 31, 2004, (b) the Reference Period on any day during the period from July 15, 2004 through October 15, 2004 shall be the period from January 1, 2004 through June 30, 2004 and (c) the Reference Period on any day during the period from October 15, 2004 through January 15, 2004 shall be the period from January 1, 2004 through September 30, 2004, in each case with all calculations hereunder made with reference to any such Reference Period referred to in this proviso being annualized by multiplying the applicable numbers resulting from such calculations by four, two and 1.33, respectively.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing" means the repayment of certain intercompany notes of TBHL and its Subsidiaries, other than the Intercompany Notes, upon receipt of the proceeds of the issuance of the Notes.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

        "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

        "Reportable Event" means an event described in Section 4043(c) of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC or for which notice is waived under the regulations promulgated under such section).

        "Required Holders" means holders of more than 51% of the aggregate principal amount of outstanding Notes.

        "Requirements of Law" means, with respect to any Person, all laws, statutes, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations or awards of an arbitrator, a court or

F-1-72

any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

        "Responsible Officer" means, as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the senior vice president—finance, the treasurer or the controller of such Person and (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person who has been designated in writing to the Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person.

        "Restricted Payment" has the meaning specified in Section 8.2(b)(ii)(D).

        "Restricted Subsidiary" means (a) with respect to the Company, any Company or any Subsidiary of a Company other than an Unrestricted Subsidiary and (b) with respect to any Company, any Subsidiary of a Company other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 102(w) of Regulation S-X under the Exchange Act.

        "Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that, on such date:

          (a)    the fair value of the property and assets of such Person is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person;

          (b)    the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured;

          (c)    such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business;

          (d)    such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature; and

          (e)    such Person is not engaged in business or in a transaction, and is not about to engage in business or in a transaction, for which such Person's property and assets would constitute an unreasonably small capital.

        The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

        "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

        "Subordinated Indebtedness" means indebtedness of the Company or a Subsidiary Guarantor that has terms, and is subordinated in right of payment to the Notes or the Subsidiary Guaranty of such Subsidiary Guarantor, as the case may be, on terms, satisfactory to the Required Holders.

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        "Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (ii) the interest in the capital or profits of such partnership or limited liability company or (iii) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

        "Subsidiary Guaranty" means the Guaranty made by each Restricted Subsidiary in favor of the Agent and the holders of the Notes pursuant to Section 8.1(l) of this Agreement.

        "Subsidiary Guarantor" means each Restricted Subsidiary listed on Schedule 4.1(d) and any other Restricted Subsidiary that executes the Subsidiary Guaranty pursuant to Section 8.1(l) or otherwise.

        "Surviving Entity" has the meaning specified in Section 9.1(k).

        "Taxes" has the meaning specified in Section 12.3(a).

        "TBHL" means Teleglobe Bermuda Holdings Ltd (f/k/a Teleglobe International Holdings Ltd), the majority shareholder of the Company.

        "TBHL Material Adverse Effect" means any change in or effect on (x) the business of TBHL and the Subsidiaries of TBHL that, individually or in the aggregate (taking into account all other such changes or effects) is materially adverse to the business, assets (both tangible and intangible), liabilities, financial condition or results of operations of TBHL and the Subsidiaries of TBHL, taken as a whole or (y) the ability of TBHL and TIHL to duly perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby; provided, however, that in no event shall any of the following, in and of themselves, be considered a TBHL Material Adverse Effect: (a) changes in general economic conditions or changes affecting the industry generally in which TBHL operates (other than such changes that affect TBHL in a materially disproportionate manner), (b) (1) loss by TBHL of current customers or any reductions in sales or revenues or (2) loss by TBHL of current employees, suppliers or distributors due primarily to the transactions contemplated hereby or the public announcement of the Merger Agreement, in each case arising after the date of the Merger Agreement; (c) acts of terrorism, war or other social or political disruptions; or (d) accounting changes required by changes in the United States GAAP or the policies of the Public Company Accounting Oversight Board.

        "Termination Event" means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes the Company or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

        "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with Section 8.2(h). As of the Purchase Date, none of the Subsidiaries of the Company have been designated Unrestricted Subsidiaries.

        "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of

F-1-74

directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

        "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares or an immaterial number of shares required to be owned by other Persons pursuant to applicable law) of which are owned, directly or indirectly, by the Company.

        "Weighted Average Life to Maturity" means, as of the date of determination with respect to any Indebtedness or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Indebtedness or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

          (b)    Uniform Commercial Code. All terms used in this Agreement that are defined in Article 8 or Article 9 of the Uniform Commercial Code in effect from time to time in the State of New York (the "Uniform Commercial Code") and that are not otherwise defined herein shall have the same meanings herein as set forth therein.

          (c)    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to an instrument, agreement or document shall mean such instrument, agreement or document as amended, supplemented or modified from time to time. References in this Agreement to "determination" by any Purchaser or the Agent include good faith estimates by such Purchaser or the Agent (in the case of quantitative determinations) and good faith beliefs by such Purchaser or the Agent (in the case of qualitative determinations).

          (d)    Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Purchaser, such period shall in any event consist of at least one full day.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        New Teleglobe is a Bermuda company. Section 98 of the Companies Act of Bermuda (the "Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of rule of law or otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

        New Teleglobe's bye-laws provide that the directors and officers (as such terms are defined in the bye-laws) of New Teleglobe shall be indemnified out of the funds of New Teleglobe to the fullest extent permitted by the Act against all liabilities, losses, damages or expenses arising out of the actual or purported execution or discharge of such director or officer's duties or the exercise or purported exercise of the director or officer's powers or otherwise in relation to or in connection with the director or officer's duties, powers or office and this indemnity shall continue in force, despite any subsequent revocation or amendment to the bye-laws, in relation to any matter occurring, or any cause of action, suit or claim that accrues or arises prior to the date of such revocation or amendment. New Teleglobe expects to maintain liability insurance covering its directors and officers and those of their subsidiaries as permitted by its bye-laws.

Item 21.    Exhibits and Financial Statement Schedules.

2.1		Agreement and Plan of Merger, dated as of November 4, 2003, among Teleglobe International Holdings Ltd, VEX Merger Subsidiary Corp. and ITXC Corp. (included as Appendix A to the proxy statement/prospectus which forms a part of this Registration Statement)
2.2		Form of Joinder Agreement (included as Appendix A-1 to the proxy statement/prospectus which forms a part of this Registration Statement)
2.3		Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 6, 2004 among Teleglobe International Holdings Ltd, VEX Merger Subsidiary Corp. and ITXC Corp. (included as Appendix A-2 to the proxy statement/prospectus which forms a part of this Registration Statement)
2.4	*	Subscription Agreement dated as of February 4, 2004, between Teleglobe International Holdings Ltd and Teleglobe Bermuda Holdings Ltd
3.1	*	Memorandum of Association of Teleglobe Bermuda Holdings Ltd
3.2	*	Bye-laws of Teleglobe Bermuda Holdings Ltd
4.1		Contingent Waiver of Rights under the Third Amended and Restated Registration Rights Agreement dated November 4, 2003 between the holders therein and ITXC Corp. (included as Appendix D to the proxy statement/prospectus which forms a part of this Registration Statement)
4.2	*	Teleglobe Shareholders Agreement dated October 1, 2003 among Teleglobe, TLGB and certain directors and officers party thereto, as amended
4.3	*	Amendment No. 1 to Teleglobe's Shareholders Agreement, dated March 26, 2004, among Teleglobe, TLGB and certain directors and officers party thereto, as amended
4.4	*	Repurchase Agreement, dated March 26, 2004, among Teleglobe and certain directors and officers party thereto

4.5		Form of Note Purchase Agreement between Madeleine L.L.C. and Teleglobe Bermuda Holdings Ltd (included as Appendix F-1 to the proxy statement/prospectus which forms a part of this Registration Statement)
4.6	*	Form of Note due May 31, 2008.
4.7	*	Repurchase Agreement dated as of March 26, 2004 among Teleglobe and Gemini Trust.
5.1	**	Opinion of Conyers, Dill & Pearman regarding the legality of the securities being issued
8.1	**	Tax Opinion of Lowenstein Sandler PC
9.1		Voting Agreement dated as of November 4, 2003, by an among Teleglobe International Holdings Ltd, the stockholders listed therein and ITXC Corp (included as Appendix C to the proxy statement/prospectus which forms a part of this Registration Statement)
10.1	†	Master Wholesale Pricing and Services Coordinating Agreement dated as of January 1, 2001 among Bell Canada Enterprises and Teleglobe Inc. together with Amendment No. 1 dated June 12, 2003 and Amendment No. 2 dated January 9, 2004 to the Master Wholesale Pricing and Services Coordinating Agreement among Bell Canada Enterprises and Teleglobe Canada ULC
10.2		Commitment Letter dated February 6, 2004, from Cerberus Capital Management, L.P. as agreed and accepted by Teleglobe International Holdings Ltd (included as Appendix D to the proxy statement/prospectus which forms a part of this Registration Statement)
10.3	*	Form of Teleglobe International Holdings Ltd 2004 Equity Incentive Plan
10.4	*	Central Fiber Optic Network Agreement dated as of January 1, 1998 between Teleglobe Canada ULC and Stentor Resource Centre Inc.
10.5	*	Eastern Ring Fiber Optic Agreement dated as of January 1, 1998 between Teleglobe Canada ULC and Stentor Resource Centre Inc.
10.6	*	Construction and Maintenance Agreement dated as of December 11, 1997 between Teleglobe America Inc. and China-US Cable Network
10.7	*	Construction and Maintenance Agreement dated as of July 31, 1998 between Teleglobe America Inc. and Japan-US Cable Network
10.8	*	CANTAT-3 Submarine Cable System Construction and Maintenance Agreement among the parties listed therein.
10.9	*	Asia Pacific Cable Network 2, Part 1, Construction and Maintenance Agreement dated as of April 19, 2000 among the parties listed therein
10.10	*	Asia Pacific Cable Network 2, Part 2, Construction and Maintenance Agreement dated as of April 19, 2000 among the parties listed therein
10.11	*	Intelsat Novation Agreement dated as of July 18, 2001 among INTELSAT, Intelsat U.K., Ltd. and Teleglobe Inc.
10.12	†	Capacity Purchase Agreement dated as of March 31, 2001 between Williams Communications, Inc. and Teleglobe USA Inc. together with Amendment No.1 dated May 2, 2001 and Amendment No. 2 dated October 25, 2001.
10.13	***	Master Wholesale Agreement, dated as of August 15, 2002 among Teleglobe Inc., Teleglobe USA Inc. and BCE Nexxia Inc.
10.14	***	Order for Capacity Lease Agreement dated as of July 23, 2002 between Teleglobe Inc. and Tyco Global Networks AG together with amendments dated April 4, 2003 and January 1, 2004.
10.15	*	Amended and Restated Employment Agreement, dated as of March 26, 2004 by and between Teleglobe Canada ULC and Gerald Porter Strong
10.16	*	Employment Agreement, dated as of March 26, 2004 by and between Teleglobe Bermuda Holdings Ltd and Gerald Porter Strong
10.17	*	Amended and Restated Employment Agreement, dated as of March 26, 2004 by and between Teleglobe Canada ULC and Richard Willett
10.18	*	Employment Agreement, dated as of March 26, 2004 by and between Teleglobe Bermuda Holdings Ltd and Richard Willett
10.19	**	Letter Agreement, dated November 21, 2003, from Teleglobe to Brian Fitzpatrick, as accepted

21.1	*	Subsidiaries
23.1	**	Consent of PricewaterhouseCoopers LLP
23.2	**	Consent of Ernst & Young LLP
23.3	**	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.4	**	Consent of Lowenstein Sandler PC (included in Exhibit 8.1)
24.1		Power of Attorney (included on the signature page)
99.1	***	Form of Proxy for Holders of ITXC Common Stock
99.2		Opinion of Morgan Stanley & Co. Incorporated (attached as Appendix B to the Proxy Statement/Prospectus included in this registration statement)
99.3	**	Consent of Morgan Stanley & Co. Incorporated

*
Previously filed as an exhibit to Amendment No. 1 to Teleglobe's Registration Statement on Form S-4 (File No. 333-112608) filed March 29, 2004.

**
Filed herewith.

***
Previously filed as an exhibit to Amendment No. 2 to Teleglobe's Registration Statement on Form S-4 (File No. 333-112608) filed April 20, 2004.

†
Previously filed as an exhibit to Amendment No. 4 to Teleglobe's Registration Statement on Form S-4 (File No. 333-112608) filed April 23, 2004. Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, Virginia on the 29th day of April, 2004.

TELEGLOBE INTERNATIONAL HOLDINGS LTD
By:	*
Name: Gerald Porter Strong Title: President, CEO and Director
By:	/s/ MICHAEL WU Michael Wu Attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Lenard Tessler	Director	April 29, 2004
* Seth Plattus	Director	April 29, 2004
* Michael Green	Director	April 29, 2004
* Gerald Porter Strong	President, CEO and Director (principal executive officer)	April 29, 2004
* Richard Willett	Chief Financial Officer and Executive Vice President (principal financial officer and principal accounting officer)	April 29, 2004
/s/ MICHAEL WU Michael Wu	Authorized Representative in the United States	April 29, 2004
* Anthony Cassara	Director	April 29, 2004
By:	/s/ MICHAEL WU Michael Wu Attorney-in-fact

Exhibit Index

2.1		Agreement and Plan of Merger, dated as of November 4, 2003, among Teleglobe International Holdings Ltd, VEX Merger Subsidiary Corp. and ITXC Corp. (included as Appendix A to the proxy statement/prospectus which forms a part of this Registration Statement)
2.2		Form of Joinder Agreement (included as Appendix A-1 to the proxy statement/prospectus which forms a part of this Registration Statement)
2.3		Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 6, 2004 among Teleglobe International Holdings Ltd, VEX Merger Subsidiary Corp. and ITXC Corp. (included as Appendix A-2 to the proxy statement/prospectus which forms a part of this Registration Statement)
2.4	*	Subscription Agreement dated as of February 4, 2004, between Teleglobe International Holdings Ltd and Teleglobe Bermuda Holdings Ltd
3.1	*	Memorandum of Association of Teleglobe Bermuda Holdings Ltd
3.2	*	Bye-laws of Teleglobe Bermuda Holdings Ltd
4.1		Contingent Waiver of Rights under the Third Amended and Restated Registration Rights Agreement dated November 4, 2003 between the holders therein and ITXC Corp. (included as Appendix D to the proxy statement/prospectus which forms a part of this Registration Statement)
4.2	*	Teleglobe Shareholders Agreement dated October 1, 2003 among Teleglobe, TLGB and certain directors and officers party thereto, as amended
4.3	*	Amendment No. 1 to Teleglobe's Shareholders Agreement, dated March 26, 2004, among Teleglobe, TLGB and certain directors and officers party thereto, as amended
4.4	*	Repurchase Agreement, dated March 26, 2004, among Teleglobe and certain directors and officers party thereto
4.5		Form of Note Purchase Agreement between Madeleine L.L.C. and Teleglobe Bermuda Holdings Ltd (included as Appendix F-1 to the proxy statement/prospectus which forms a part of this Registration Statement)
4.6	*	Form of Note due May 31, 2008.
4.7	*	Repurchase Agreement dated as of March 26, 2004 among Teleglobe and Gemini Trust.
5.1	**	Opinion of Conyers, Dill & Pearman regarding the legality of the securities being issued
8.1	**	Tax Opinion of Lowenstein Sandler PC
9.1		Voting Agreement dated as of November 4, 2003, by an among Teleglobe International Holdings Ltd, the stockholders listed therein and ITXC Corp (included as Appendix C to the proxy statement/prospectus which forms a part of this Registration Statement)
10.1	†	Master Wholesale Pricing and Services Coordinating Agreement dated as of January 1, 2001 among Bell Canada Enterprises and Teleglobe Inc. together with Amendment No. 1 dated June 12, 2003 and Amendment No. 2 dated January 9, 2004 to the Master Wholesale Pricing and Services Coordinating Agreement among Bell Canada Enterprises and Teleglobe Canada ULC
10.2		Commitment Letter dated February 6, 2004, from Cerberus Capital Management, L.P. as agreed and accepted by Teleglobe International Holdings Ltd (included as Appendix D to the proxy statement/prospectus which forms a part of this Registration Statement)
10.3	*	Form of Teleglobe International Holdings Ltd 2004 Equity Incentive Plan
10.4	*	Central Fiber Optic Network Agreement dated as of January 1, 1998 between Teleglobe Canada ULC and Stentor Resource Centre Inc.
10.5	*	Eastern Ring Fiber Optic Agreement dated as of January 1, 1998 between Teleglobe Canada ULC and Stentor Resource Centre Inc.
10.6	*	Construction and Maintenance Agreement dated as of December 11, 1997 between Teleglobe America Inc. and China-US Cable Network

10.7	*	Construction and Maintenance Agreement dated as of July 31, 1998 between Teleglobe America Inc. and Japan-US Cable Network
10.8	*	CANTAT-3 Submarine Cable System Construction and Maintenance Agreement among the parties listed therein.
10.9	*	Asia Pacific Cable Network 2, Part 1, Construction and Maintenance Agreement dated as of April 19, 2000 among the parties listed therein
10.10	*	Asia Pacific Cable Network 2, Part 2, Construction and Maintenance Agreement dated as of April 19, 2000 among the parties listed therein
10.11	*	Intelsat Novation Agreement dated as of July 18, 2001 among INTELSAT, Intelsat U.K., Ltd. and Teleglobe Inc.
10.12	†	Capacity Purchase Agreement dated as of March 31, 2001 between Williams Communications, Inc. and Teleglobe USA Inc. together with Amendment No.1 dated May 2, 2001 and Amendment No. 2 dated October 25, 2001.
10.13	***	Master Wholesale Agreement, dated as of August 15, 2002 among Teleglobe Inc., Teleglobe USA Inc. and BCE Nexxia Inc.
10.14	***	Order for Capacity Lease Agreement dated as of July 23, 2002 between Teleglobe Inc. and Tyco Global Networks AG together with amendments dated April 4, 2003 and January 1, 2004.
10.15	*	Amended and Restated Employment Agreement, dated as of March 26, 2004 by and between Teleglobe Canada ULC and Gerald Porter Strong
10.16	*	Employment Agreement, dated as of March 26, 2004 by and between Teleglobe Bermuda Holdings Ltd and Gerald Porter Strong
10.17	*	Amended and Restated Employment Agreement, dated as of March 26, 2004 by and between Teleglobe Canada ULC and Richard Willett
10.18	*	Employment Agreement, dated as of March 26, 2004 by and between Teleglobe Bermuda Holdings Ltd and Richard Willett
10.19	**	Letter Agreement, dated November 21, 2003, from Teleglobe to Brian Fitzpatrick, as accepted
21.1	*	Subsidiaries
23.1	**	Consent of PricewaterhouseCoopers LLP
23.2	**	Consent of Ernst & Young LLP
23.3	**	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.4	**	Consent of Lowenstein Sandler PC (included in Exhibit 8.1)
24.1		Power of Attorney (included on the signature page)
99.1	***	Form of Proxy for Holders of ITXC Common Stock
99.2		Opinion of Morgan Stanley & Co. Incorporated (attached as Appendix B to the Proxy Statement/Prospectus included in this registration statement)
99.3	**	Consent of Morgan Stanley & Co. Incorporated

*
Previously filed as an exhibit to Amendment No. 1 to Teleglobe's Registration Statement on Form S-4 (File No. 333-112608) filed March 29, 2004.

**
Filed herewith.

***
Previously filed as an exhibit to Amendment No. 2 to Teleglobe's Registration Statement on Form S-4 (File No. 333-112608) filed April 20, 2004.

†
Previously filed as an exhibit to Amendment No. 3 to Teleglobe's Registration Statement on Form S-4 (File No. 333-112608) filed April 23, 2004. Portions of this document have been omitted and filed separately with SEC pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.

QuickLinks

TRADEMARKS AND TRADE NAMES
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Summary Unaudited Pro Forma Condensed Consolidated Balance Sheet As of December 31, 2003
Summary Unaudited Pro Forma Condensed Statement of Operations For the Year ended December 31, 2003
SUMMARY FINANCIAL AND OPERATING DATA
Summary Selected Financial Data of Teleglobe
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
COMPARATIVE PER SHARE DATA
ITXC SPECIAL MEETING
THE MERGER
MATERIAL TERMS OF THE MERGER AGREEMENT
OTHER AGREEMENTS
INFORMATION ABOUT THE COMBINED COMPANY
INFORMATION ABOUT TELEGLOBE
GLOBAL TERRESTRIAL AND SUBSEA CABLE, IRU AND FIBER ASSETS
INFORMATION ABOUT ITXC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Unaudited Condensed Consolidated Pro Forma Statement of Operations For the Year Ended December 31, 2003
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of December 31, 2003
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year ended December 31, 2003
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TELEGLOBE
MANAGEMENT OF NEW TELEGLOBE FOLLOWING THE MERGER AND OTHER INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Stock Price
DESCRIPTION OF NEW TELEGLOBE CAPITAL STOCK
COMPARISON OF STOCKHOLDER RIGHTS
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INDEX TO TELEGLOBE FINANCIAL STATEMENTS
TELEGLOBE INTERNATIONAL HOLDINGS LTD. Consolidated Statement of Operations (Successor)/Combined Statements of Operations (Predecessor)
TELEGLOBE INTERNATIONAL HOLDINGS LTD. Consolidated Balance Sheet (Successor)/Combined Balance Sheet (Predecessor)
TELEGLOBE INTERNATIONAL HOLDINGS LTD. Consolidated Balance Sheet (Successor)/ Combined Balance Sheet (Predecessor)
TELEGLOBE INTERNATIONAL HOLDINGS LTD. Consolidated Statement of Stockholders' Equity (Successor)
Combined Statements of Divisional Equity/(Deficit) (Predecessor)
TELEGLOBE INTERNATIONAL HOLDINGS LTD. Consolidated Statement of Cash Flows (Successor)/ Combined Statements of Cash Flows (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Successor) AND COMBINED FINANCIAL STATEMENTS (Predecessor)
AGREEMENT AND PLAN OF MERGER among TELEGLOBE INTERNATIONAL HOLDINGS LTD, VEX MERGER SUBSIDIARY CORP. and ITXC CORP.
Dated as of November 4, 2003

Annexes
AGREEMENT AND PLAN OF MERGER
W I T N E S S E T H
ARTICLE I DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VI COVENANTS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS TO THE MERGER
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER
ARTICLE X GENERAL PROVISIONS
FORM OF VOTING AGREEMENT
PAGE 1 OF 4 OF SIGNATURE PAGES TO THE VOTING AGREEMENT
FORM OF FOURTH RESTATED CERTIFICATE OF INCORPORATION OF ITXC CORP.
FOURTH RESTATED CERTIFICATE OF INCORPORATION OF ITXC CORP.
FORM OF AMENDED AND RESTATED BY-LAWS OF ITXC CORP. (As amended and restated , 2004)
ARTICLE I Offices
ARTICLE II Meetings of Stockholders
ARTICLE III Board of Directors
ARTICLE IV Officers
ARTICLE V Provisions Relating to Stock Certificates and Stockholders
ARTICLE VI Indemnification
ARTICLE VII General Provisions
ARTICLE VIII Amendments
FORM OF AMENDED AND RESTATED BYE-LAWS OF TELEGLOBE INTERNATIONAL HOLDINGS LTD

AMENDED AND RESTATED BYE-LAWS OF TELEGLOBE INTERNATIONAL HOLDINGS LTD
ARTICLE I Interpretation
ARTICLE II Share Capital
ARTICLE III Variation of Rights of Shareholders
ARTICLE IV Acquisition of Shares
ARTICLE V Calls on Shares
ARTICLE VI Forfeiture of Shares
ARTICLE VII Lien on Shares
ARTICLE VIII Sale of Shares Subject to Forfeiture or Lien
ARTICLE IX Dividends
ARTICLE X Share Certificates
ARTICLE XI Transfer of Shares
ARTICLE XII Transmission of Shares
ARTICLE XIII Exercise of Powers of Shareholders
ARTICLE XIV General Meetings of Shareholders
ARTICLE XV Notice of General Meetings
ARTICLE XVI Proceedings at General Meetings
ARTICLE XVII Voting
ARTICLE XVIII Proxies and Corporate Representatives
ARTICLE XIX Appointment and Removal of Directors
ARTICLE XX Directors' Remuneration and Expenses
ARTICLE XXI Exemption and Indemnification of Officers
ARTICLE XXII Directors' Interests
ARTICLE XXIII Powers of the Board
ARTICLE XXIV Proceedings of the Board
ARTICLE XXV Officers
ARTICLE XXVI The Seal
ARTICLE XXVII Record Dates
ARTICLE XXVIII Records
ARTICLE XXIX Auditor
ARTICLE XXX Service of Notices and Other Documents
ARTICLE XXXI Winding Up
ARTICLE XXXII Amalgamations, Discontinuance and Sales
ARTICLE XXXIII Alteration of Bye-Laws
FORM OF AFFILIATE LETTER
FORM OF JOINDER AGREEMENT
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
W I T N E S S E T H
ARTICLE I AMENDMENT
ARTICLE II GENERAL PROVISIONS
VOTING AGREEMENT
PAGE 1 OF 4 OF SIGNATURE PAGES TO THE VOTING AGREEMENT
Exhibit A Teleglobe International Holdings Ltd Outline of Terms and Conditions for Loan
CONTINGENT WAIVER OF RIGHTS UNDER THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
W I T N E S S E T H

SCHEDULE I INFORMATION RELATING TO THE PURCHASERS
SCHEDULE II DEFINED TERMS, ETC.
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index